As filed with the Securities and Exchange Commission on August 27, 2024

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TWIN VEE POWERCATS CO.
(Exact name of registrant as specified in its charter)

Delaware	2834	33-0505269
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3101 S. U.S. Highway 1
Fort Pierce, Florida 34982
(772) 429-2525
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Joseph C. Visconti
Chief Executive Officer
Twin Vee PowerCats Co.
3101 S. U.S. Highway 1
Fort Pierce, Florida 34982
(772) 429-2525
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Leslie Marlow, Esq. Hank Gracin, Esq. Patrick Egan, Esq. Blank Rome LLP 1271 Avenue of the Americas New York, New York 10020 (212) 885-5000	Glenn Sonoda, Esq. General Counsel Forza X1, Inc. 3101 S. U.S. Highway 1 Fort Pierce, Florida 34982 (772) 429-2525

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and the satisfaction or waiver of all other conditions to the closing of the merger of Forza X1, Inc. and the Registrant as described in the Agreement and Plan of Merger dated as of August [●], 2024.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐	Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to us ethe extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7 (a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this Joint Proxy Statement/Prospectus is not complete and may be changed. We may not issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Joint Proxy Statement/Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 27, 2024

JOINT PROXY STATEMENT/PROSPECTUS

YOUR VOTE IS VERY IMPORTANT

To the Stockholders of Twin Vee PowerCats Co. and Forza X1, Inc.:

Twin Vee PowerCats Co., a Delaware corporation (“Twin Vee”), Twin Vee Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Twin Vee (“Merger Sub”), and Forza X1, Inc., a Delaware corporation (“Forza”), have entered into a merger agreement dated August 12, 2024 (the “Merger Agreement”), which transaction is referred to as the “Merger”, pursuant to which Forza will merge with and into Merger Sub and become a wholly owned subsidiary of Twin Vee. Forza is a minority-owned subsidiary of Twin Vee. Twin Vee and Forza believe that the Merger will enhance stockholder value for both Twin Vee and Forza stockholders by (i) providing a method by which the Twin Vee stockholders can more directly share in the growth of Forza and (ii) generating substantial cost savings and bolstering business efficiencies, including elimination of duplicate administrative functions. Before the Merger can be completed, the stockholders of Twin Vee and Forza must provide various approvals. Twin Vee stockholders will vote to, among other things, approve the issuance of shares of its common stock, par value $0.001 per share (the “Twin Vee Common Stock”) to the Forza stockholders as set forth in the Merger Agreement at an annual meeting of Twin Vee stockholders to be held on _____, 2024. Forza stockholders will vote to approve and adopt the Merger Agreement and the other transactions and matters described below at an annual meeting of Forza stockholders to be held on ______, 2024. Twin Vee, in its capacity as a principal stockholder of Forza, has agreed to vote the shares of common stock, par value $0.001 per share, of Forza (the “Forza Common Stock”) held by it for the approval and adoption of the Merger only if a majority of the other stockholders of Forza present in person or by proxy at the Forza Annual Meeting vote to approve and adopt the Merger.

At the closing of the Merger, the holders of Forza Common Stock will receive 0.611666275 shares of Twin Vee Common Stock (the “Exchange Ratio”) in exchange for each share of Forza Common Stock that they own on the effective date of the Merger for a maximum of 5,355,000 shares of Twin Vee Common Stock (no fractional shares of Twin Vee Common Stock will be issued) and the 7,000,000 shares of Forza Common Stock held by Twin Vee will be cancelled. After the Merger, Twin Vee will have 14,875,000 shares of Twin Vee Common Stock outstanding. The Exchange Ratio was negotiated so that the pre-closing stockholders of each of Twin Vee and Forza would beneficially own approximately 64% and 36%, respectively of the outstanding shares of Twin Vee Common Stock following the closing of the Merger and not counting for purposes of the computation any outstanding options to purchase shares of Forza Common Stock or any outstanding warrants to purchase shares of Forza Common Stock. Accordingly, at the closing of the Merger: (i) each outstanding share of Forza Common Stock (other than shares held by Twin Vee) will be converted into 0.611666275 of a share of Twin Vee Common Stock, (ii) each outstanding stock option exercisable for shares of Forza Common Stock that is outstanding at the effective time of the Merger (the “Effective Time”), whether vested or unvested, will be assumed by Twin Vee and converted into a stock option to purchase the number of shares of Twin Vee Common Stock that the holder would have received if such holder had exercised such stock option to purchase shares of Forza Common Stock prior to the Merger and exchanged such shares for shares of Twin Vee Common Stock in accordance with the Exchange Ratio, (iii) each outstanding warrant to purchase shares of Forza Common Stock will be assumed by Twin Vee and converted into a warrant to purchase the number of shares of Twin Vee Common Stock that the holder would have received if such holder had exercised such warrant to purchase shares of Forza Common Stock prior to the Merger and exchanged such shares for shares of Twin Vee Common Stock in accordance with the Exchange Ratio, and (iv) the 7,000,000 shares of Forza Common Stock held by Twin Vee will be cancelled. For a more complete description of the Exchange Ratio, see the section titled “The Merger Agreement—Exchange Ratio” in this Joint Proxy Statement/Prospectus.

Twin Vee Common Stock is currently listed on the Nasdaq Capital Market (the “Nasdaq”), under the symbol “VEEE.” Prior to the closing of the Merger, Twin Vee intends to file with Nasdaq a notification form for the listing of additional shares with respect to the shares of Twin Vee Common Stock to be issued to the Forza stockholders in the Merger so that these shares will be listed on the Nasdaq following the Merger. After the closing of the Merger, the combined company is expected to trade on Nasdaq under the symbol “VEEE”. On August [●], 2024, the most recent practicable trading day prior to the printing of this Joint Proxy Statement/Prospectus, the closing price of Twin Vee Common Stock was $[●] per share. The market price of the Twin Vee Common Stock may fluctuate before the completion of the Merger, therefore, you are urged to obtain current market quotations for Twin Vee Common Stock. Twin Vee expects to issue a maximum of 5,355,000 shares of Twin Vee Common Stock in the Merger upon completion of the Merger. No fractional shares of Twin Vee Common Stock will be issued to any stockholder of Forza upon completion of the Merger. The holder of shares of Forza Common Stock who would otherwise be entitled to a fraction of Twin Vee Common Stock (after aggregating all fractional shares of Twin Vee Common Stock that otherwise would be received by such holder), will, in lieu of such fraction of a share, be rounded down to the nearest whole share. We anticipate that the closing of the Merger will occur not later than three business days following the affirmative vote of Twin Vee stockholders and Forza stockholders.

Forza Common Stock is currently listed on Nasdaq under the symbol “FRZA.” On August [●], 2024, the most recent practicable trading day prior to the printing of this Joint Proxy Statement/Prospectus, the closing price of Forza Common Stock was $[●] per share. The market price of the Forza Common Stock may fluctuate before the completion of the Merger, therefore, you are urged to obtain current market quotations for Forza Common Stock. If the Merger is completed, Forza Common Stock will be delisted from Nasdaq and there will no longer be a trading market for Forza Common Stock as of such date. In addition, promptly following the closing of the Merger, Forza Common Stock will be deregistered under the Exchange Act and Forza will no longer file periodic reports with the Securities and Exchange Commission (the “SEC”).

Twin Vee is asking stockholders of Twin Vee to approve the issuance of the shares of Twin Vee Common Stock to the Forza stockholders as set forth in the Merger Agreement (the “Stock Issuance Proposal”) at the annual meeting of Twin Vee stockholders to take place on_______, 2024 (the “Twin Vee Annual Meeting”), at 10:00 a.m. Eastern Time, at the offices of Twin Vee, 3101 S. U.S. Highway 1, Fort Pierce, Florida. At the Twin Vee Annual Meeting, Twin Vee stockholders will also be asked to vote on the Twin Vee director nominees, to ratify the appointment of Grassi & Co., CPAs, P.C. as Twin Vee’s independent registered public accounting firm for its fiscal year ending on December 31, 2024, to approve an amendment to Twin Vee’s Certificate of Incorporation, at the discretion of the Board of Directors of Twin Vee (the “Twin Vee Board of Directors”), to effect a reverse stock split (the “Twin Vee Reverse Stock Split”) with respect to the issued and outstanding shares of Twin Vee Common Stock (the “Twin Vee Reverse Stock Split Proposal”), to approve an amendment to the Twin Vee PowerCats Co. Amended and Restated 2021 Stock Incentive Plan (the “Twin Vee 2021 Plan”) to increase the number of shares of Twin Vee Common Stock available for issuance under the Twin Vee 2021 Plan by 1,000,000 shares to 3,171,800 shares (the “Plan Increase Proposal”); and approval to adjourn the meeting if necessary to continue to solicit votes in favor of the Stock Issuance Proposal, Plan Increase Proposal and/or the Twin Vee Reverse Stock Split Proposal.

Forza is asking stockholders of Forza to adopt and approve the Merger Agreement and the Merger (the “Merger Proposal”) at an annual meeting of Forza stockholders to take place on _______, 2024 (the “Forza Annual Meeting”), at 10:30 a.m. Eastern Time, at the offices of Forza, 3101 S. U.S. Highway 1, Fort Pierce, Florida 34982. At the Forza Annual Meeting, Forza stockholders will also be asked to vote on the Forza director nominees, to ratify the appointment of Grassi & Co., CPAs, P.C. as Forza’s independent registered public accounting firm for its fiscal year ending on December 31, 2024, to approve an amendment to Forza’s Amended and Restated Certificate of Incorporation, at the discretion of the Board of Directors of Forza (the “Forza Board of Directors”), to effect a reverse stock split (the “Forza Reverse Stock Split”) with respect to the issued and outstanding shares of Forza Common Stock (the “Forza Reverse Stock Split Proposal”), and approval to adjourn the meeting if necessary to continue to solicit votes in favor of the Merger Proposal and/or the Forza Reverse Stock Split Proposal. If the Merger is effected, all of the Forza board members, other than Joseph Visconti, will resign as members of the Forza Board of Directors and the Forza Reverse Stock Split will be abandoned.

After careful consideration, the Twin Vee Board of Directors and Forza Board of Directors have unanimously approved the Merger Agreement and the respective proposals referred to above, and each of the Twin Vee Board of Directors and Forza Boards of Directors has determined that it is advisable to enter into the Merger. The Twin Vee Board of Directors recommends that Twin Vee stockholders vote “FOR” the respective proposals described in the accompanying Joint Proxy Statement/Prospectus. The Merger cannot be completed unless Twin Vee stockholders approve the issuance of the shares of Twin Vee Common Stock to the Forza stockholders as set forth in the Merger Agreement (the “Stock Issuance Proposal”) and Forza stockholders adopt and approve the Merger and the Merger Agreement (the “Merger Proposal”).

PLEASE GIVE ALL OF THE DETAILED INFORMATION ON TWIN VEE, FORZA AND THE MERGER CONTAINED IN THE JOINT PROXY STATEMENT/PROSPECTUS YOUR CAREFUL ATTENTION, ESPECIALLY THE DISCUSSION IN THE SECTION ENTITLED “RISK FACTORS” IN THIS JOINT PROXY STATEMENT/PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities regulators has approved or disapproved the Twin Vee Common Stock to be issued under this Joint Proxy Statement/Prospectus or passed upon the adequacy or accuracy of this Joint Proxy Statement/Prospectus. Any representation to the contrary is a criminal offense.

This Joint Proxy Statement/Prospectus is not an offer to sell Twin Vee Common Stock and Twin Vee is not soliciting an offer to buy Forza Common Stock in any state where the offer or sale is not permitted.

On behalf of the Twin Vee Board of Directors and the Forza Board of Directors, we thank you for your support.

Joseph C. Visconti	Daniel Norton
Chief Executive Officer	President
Twin Vee PowerCats Co.	Forza X1, Inc.

Joint Proxy Statement/Prospectus dated August [●], 2024 and to be mailed on or around August [●], 2024.

Please also see “Where You Can Find More Information”.

ADDITIONAL INFORMATION

Stockholders may also consult Twin Vee’s or Forza’s websites for more information concerning the Merger described in this Joint Proxy Statement/Prospectus and each of the parties thereto. Twin Vee’s website is www.twinvee.com and Forza’s website is www.forzax1.com. Information included on these websites is not incorporated by reference into this Joint Proxy Statement/Prospectus.

This Joint Proxy Statement/Prospectus is dated August [●], 2024 and is first being mailed to the stockholders of Forza and the stockholders of Twin Vee on or about August [●], 2024.

Twin Vee PowerCats Co.
3101 S. U.S. Highway 1
Fort Pierce, Florida 34982
(772) 429-2525

Forza X1, Inc..
3101 S. U.S. Highway 1
Fort Pierce, Florida 34982
(772) 429-2525

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF
TWIN VEE POWERCATS CO.

TO BE HELD ON _________, 2024

To the Stockholders of Twin Vee PowerCats Co. (“Twin Vee”):

The annual meeting of stockholders of Twin Vee (the “Twin Vee Annual Meeting”), a Delaware corporation, will be held on _________, 2024, at 10:00 a.m., Eastern Time, at the offices Twin Vee, 3101 S. U.S. Highway 1, Fort Pierce, Florida 34982, for the following purposes:

1.       To consider and vote upon a proposal to approve the issuance of shares of Twin Vee Common Stock pursuant to the Agreement and Plan of Merger, dated as of August 12, 2024, by and between Twin Vee, Twin Vee Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Twin Vee, and Forza X1, Inc. (the “Merger Agreement”), which transaction is referred to as the “Merger,” as described in the attached Joint Proxy Statement/Prospectus, a copy of which is attached as Annex A to the Joint Proxy Statement/Prospectus (the “Stock Issuance Proposal”);

2. To elect the two (2) nominees for Class III director named in the accompanying Joint Proxy Statement/Prospectus to the Board of Directors of Twin Vee (the “Twin Vee Board of Directors”), each to serve a three-year term expiring at the 2027 Annual Meeting of Stockholders and until such director’s successor is duly elected and qualified (provided, however, that if the Merger is completed, the Twin Vee Board of Directors will be reconstituted as provided in the Merger Agreement);

3. To ratify the appointment of Grassi & Co., CPAs, P.C. as Twin Vee’s independent registered public accounting firm for its fiscal year ending on December 31, 2024;

4. To consider and vote upon a proposal to approve an amendment to Twin Vee’s Certificate of Incorporation, in substantially the form attached to the accompanying Joint Proxy Statement/Prospectus as Annex B, at the discretion of the Twin Vee Board of Directors of to effect a reverse stock split with respect to the issued and outstanding shares of Twin Vee Common Stock, at a ratio of 1-for-2 to 1-for-20, with the ratio within such range to be determined at the discretion of the Twin Vee Board of Directors and included in a public announcement, subject to the authority of the Twin Vee Board of Directors to abandon such amendment (the “Twin Vee Reverse Stock Split Proposal”);

5. To consider and vote upon a proposal to approve an amendment to the Twin Vee PowerCats Co. Amended and Restated 2021 Stock Incentive Plan (the “Twin Vee 2021 Plan”), in substantially the form attached to the accompanying Joint Proxy Statement/Prospectus as Annex D, to increase the number of shares of Twin Vee Common Stock available for issuance under the Twin Vee 2021 Plan by 1,000,000 shares to 3,171,800 shares (the “Plan Increase Proposal”);

6. To consider and vote upon a proposal to adjourn the Twin Vee Annual Meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of the Stock Issuance Proposal, the Twin Vee Reverse Stock Split Proposal and/or the Plan Increase Proposal; and

7. To transact such other business as may properly come before the Twin Vee Annual Meeting or any adjournment or postponement thereof.

The Twin Vee Board of Directors has fixed August [●], 2024 as the record date (the “Twin Vee Record Date”) for the determination of stockholders entitled to notice of, and to vote at, the Twin Vee Annual Meeting and any adjournment or postponement thereof. Only stockholders of record at the close of business on the Twin Vee Record Date are entitled to notice of, and to vote at, the Twin Vee Annual Meeting. Only stockholders or their proxy holders and Twin Vee guests may attend the meeting. A list of stockholders entitled to vote will be made available at the Twin Vee Annual Meeting and will be available at the offices of Twin Vee, 3101 S. U.S. Highway 1, Fort Pierce, Florida 34982 for ten days before the meeting. At the close of business on the Twin Vee Record Date, there were 9,520,000 shares of Twin Vee Common Stock outstanding and entitled to vote.

August [●], 2024	Joseph C. Visconti, Chief Executive Officer

Your vote is important.

You are urged to attend the Twin Vee Annual Meeting in person, but if you are unable to do so, the Twin Vee Board of Directors would appreciate you submitting a proxy to have your shares votes as promptly as possible by using the internet or by returning by mail the enclosed proxy card, dated and signed.

Twin Vee PowerCats Co.
3101 S. U.S. Highway 1
Fort Pierce, Florida 34982
(772) 429-2525

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF
FORZA X1, INC.

TO BE HELD ON _________, 2024

To the Stockholders of Forza X1, Inc. (“Forza”):

The annual meeting of stockholders of Forza (the “Forza Annual Meeting”), a Delaware corporation, will be held on _________, 2024, at 10:30 a.m., Eastern Time, at the offices of Forza, 3101 S. U.S. Highway 1, Fort Pierce, Florida 34982, for the following purposes:

1. To consider and vote upon a proposal to adopt and approve the Agreement and Plan of Merger, dated as of August 12, 2024, by and between Twin Vee PowerCats Co., Twin Vee Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Twin Vee, and Forza (the “Merger Agreement”), which transaction is referred to as the “Merger,” as described in the attached Joint Proxy Statement/Prospectus, a copy of which is attached as Annex A to the Joint Proxy Statement/Prospectus (the “Merger Proposal”)

2. To elect the one (1) nominee for Class II director named in the accompanying Joint Proxy Statement/Prospectus to the Board of Directors of Forza (the “Forza Board of Directors”), to serve a three-year term expiring at the 2027 Annual Meeting of Stockholders and until such director’s successor is duly elected and qualified (provided, however, if the Merger is effected, all of the Forza board members, other than Joseph Visconti, will resign as members of the Forza Board of Directors);

3. To ratify the appointment of Grassi & Co., CPAs, P.C. as Forza’s independent registered public accounting firm for its fiscal year ending on December 31, 2024;

4. To consider and vote upon a proposal to approve an amendment to Forza’s Amended and Restated Certificate of Incorporation, in substantially the form attached to the accompanying proxy statement as Annex B-1, at the discretion of the Forza Board of Directors, to effect a reverse stock split (the “Forza Reverse Stock Split”) with respect to the issued and outstanding shares of Forza Common Stock, including stock held by Forza as treasury shares, at a ratio of 1-for-2 to 1-for-20, with the ratio within such range to be determined at the discretion of the Forza Board of Directors and included in a public announcement, subject to the authority of the Forza Board of Directors to abandon such amendment (the “Forza Reverse Stock Split Proposal”) (If the Merger is effected, the Forza Reverse Stock Split will be abandoned);

5. To consider and vote upon an adjournment of the meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of the Merger Proposal and/or the Forza Reverse Stock Split Proposal; and

6. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Forza Board of Directors has fixed August [●], 2024 as the record date (the “Forza Record Date”) for the determination of stockholders entitled to notice of, and to vote at, the Forza Annual Meeting and any adjournment or postponement thereof. Only stockholders of record at the close of business on the Forza Record Date are entitled to notice of, and to vote at, the Forza Annual Meeting. Only stockholders or their proxy holders and Forza guests may attend the meeting. A list of stockholders entitled to vote will be made available at the Forza Annual Meeting and will be available at the offices of Forza, 3101 S. U.S. Highway 1, Fort Pierce, Florida 34982, for ten days before the meeting. At the close of business on the Forza Record Date, there were 15,754,774 shares of Forza Common Stock outstanding and entitled to vote.

Joseph Visconti, Interim Chief Executive Officer
August [●], 2024

Your vote is important.

You are urged to attend the Forza Annual Meeting in person, but if you are unable to do so, the Forza Board of Directors would appreciate you submitting a proxy to have your shares votes as promptly as possible by using the internet or the designated toll-free telephone number or by returning by mail the enclosed proxy card, dated and signed.

Forza X1, Inc.
3101 S. U.S. Highway 1
Fort Pierce, Florida 34982
(772) 429-2525

ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

This Joint Proxy Statement/Prospectus, which forms part of a registration statement on Form S-4 filed with the SEC by Twin Vee (File No. 333-[●]), constitutes a prospectus of Twin Vee under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of Twin Vee Common Stock to be issued pursuant to the Merger Agreement, as described in this Joint Proxy Statement/Prospectus. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to the Twin Vee Annual Meeting, at which Twin Vee stockholders will be asked to consider and vote on, among other matters, a proposal to approve the issuance of shares of Twin Vee Common Stock pursuant to the Merger Agreement. This document also serves as a notice of meeting and a proxy statement with respect to the Forza Annual Meeting, at which Forza stockholders will be asked to consider and vote on, among other matters, a proposal to adopt the Merger and Merger Agreement.

No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this Joint Proxy Statement/Prospectus. This Joint Proxy Statement/Prospectus is dated August [●], 2024. The information contained in this Joint Proxy Statement/Prospectus is accurate only as of that date or, in the case of information in a document incorporated by reference, as of the date of such document, unless the information specifically indicates that another date applies.

This Joint Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

The information concerning Twin Vee contained in this Joint Proxy Statement/Prospectus has been provided by Twin Vee, and the information concerning Forza contained in this Joint Proxy Statement/Prospectus has been provided by Forza.

Forum Selection	143
Anti-Takeover Provisions	144
Limitations on Liability and Indemnification of Twin Vee’s Officers and Directors	145
Dissenters’ Rights of Appraisal and Payment	145
Stockholders’ Derivative Actions	146
Transfer Agent and Registrar	146
Trading Symbol and Market	146
DESCRIPTION OF FORZA CAPITAL STOCK	147
DESCRIPTION OF SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED	147
General	147
Common Stock	147
Forum Selection	147
Anti-Takeover Provisions	148
Limitations on Liability and Indemnification of Forza’s Officers and Directors	149
Dissenters’ Rights of Appraisal and Payment	149
Stockholders’ Derivative Actions	149
Transfer Agent and Registrar	150
Trading Symbol and Market	150
COMPARISON OF RIGHTS OF HOLDERS OF TWIN VEE COMMON STOCK AND FORZA X1, INC. COMMON STOCK	150
TWIN VEE ANNUAL MEETING PROPOSALS	161
TWIN VEE PROPOSAL NO. 1 - APPROVAL OF THE ISSUANCE OF SHARES OF TWIN VEE COMMON STOCK PURSUANT TO THE TERMS OF THE MERGER AGREEMENT	161
TWIN VEE PROPOSAL NO. 2 - TWIN VEE ELECTION OF DIRECTORS PROPOSAL	162
TWIN VEE PROPOSAL NO. 3 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	163
TWIN VEE PROPOSAL NO. 4 - ADOPTION AND APPROVAL OF THE TWIN VEE REVERSE STOCK SPLIT PROPOSAL	166
TWIN VEE PROPOSAL NO. 5 - AMENDMENT TO THE TWIN VEE POWERCATS CO. 2021 STOCK INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE THEREUNDER BY 1,000,000 SHARES TO 3,171,800 SHARES	177
TWIN VEE PROPOSAL NO. 6 - ADJOURNMENT OF THE TWIN VEE ANNUAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE INSUFFICIENT VOTES IN FAVOR OF TWIN VEE PROPOSAL NO. 3, TWIN VEE PROPOSAL NO. 4 AND/OR TWIN VEE PROPOSAL NO. 5	187
FORZA ANNUAL MEETING PROPOSALS	188
FORZA PROPOSAL NO. 1 - APPROVAL OF THE MERGER AND THE MERGER AGREEMENT	188
FORZA PROPOSAL NO. 2 - ELECTION OF DIRECTORS	189
FORZA PROPOSAL NO. 3 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	190
FORZA PROPOSAL NO. 4 - ADOPTION AND APPROVAL OF THE FORZA REVERSE STOCK SPLIT PROPOSAL	193
FORZA PROPOSAL NO. 5 - ADJOURNMENT OF THE FORZA ANNUAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE INSUFFICIENT VOTES IN FAVOR OF PROPOSAL NO. 3 AND/OR PROPOSAL NO. 4	204
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	205
Twin Vee	205
Indemnification	206
Twin Vee’s Policy Regarding Related Party Transactions	207
Director Independence	207
Forza	207
Indemnification	208
Assignment of Assets Agreement; Assignment of Intellectual Property	208
Assignment of Land Contract	209
Transition Services Agreement	209
Forza’s Policy Regarding Related Party Transactions	209
Director Independence	210
CONFLICTS OF INTEREST	210
HOUSEHOLDING OF PROXY MATERIALS	210
OTHER MATTERS	210
APPRAISAL RIGHTS	210
FUTURE TWIN VEE STOCKHOLDER PROPOSALS	211
FUTURE FORZA STOCKHOLDER PROPOSALS	211
LEGAL MATTERS	212
EXPERTS	212
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	212

PROSPECTUS SUMMARY

This summary highlights selected information from this Joint Proxy Statement/Prospectus and may not contain all of the information that is important to you. To better understand the Merger, the proposals being considered at the Twin Vee Annual Meeting and the Forza Annual Meeting, you should read this entire Joint Proxy Statement/Prospectus carefully, including the Merger Agreement and the other annexes to which you are referred to herein. For more information, please see the section titled “Where You Can Find More Information.”

The Parties

Twin Vee PowerCats Co.

3101 S. US-1

Ft. Pierce, Florida 34982

Twin Vee is a designer, manufacturer and marketer of recreational and commercial power boats. Twin Vee believes it has been an innovator in the recreational and commercial power catamaran industry. Twin Vee currently has 13 gas-powered models in production ranging in size from its 20-foot mono hull, single engine, center console to its newly designed 40-foot offshore 400 GFX catamaran, quad engines. While Twin Vee’s twin-hull catamaran running surface, known as a symmetrical catamaran hull design, adds to the Twin Vee ride quality by reducing drag, increasing fuel efficiency, and offering users a stable riding boat, its new mono hull line addresses the largest portion of the overall market.

Twin Vee has organized its business into three operating segments: (i) its gas-powered boat segment which manufactures and distributes gas-powered boats under the Twin Vee and AquaSport names; (ii) its electric-powered boat segment which is developing fully electric boats, through its publicly minority owned subsidiary, Forza; and (iii) its franchise segment which is developing a franchise business model.

Twin Vee’s gas-powered boats allow consumers to use them for a wide range of recreational activities including fishing, diving and water skiing and commercial activities including transportation, eco tours, fishing and diving expeditions. Twin Vee believes that the performance, quality and value of its boats positions it to achieve its goal of increasing Twin Vee’s market share and expanding the power catamaran boating market. Twin Vee currently primarily sells its boats through a current network of 23 independent boat dealers in 37 locations across North America and the Caribbean who resell Twin Vee’s boats to the end user Twin Vee and AquaSport customers. Twin Vee continues recruiting efforts for high quality boat dealers and seek to establish new dealers and distributors domestically and internationally to distribute its boats as it grows its production and introduce new models. Twin Vee’s gas-powered boats are currently outfitted with gas-powered outboard combustion engines.

During the first half of 2024, Twin Vee experienced a significant reduction in demand for its products, as has been experienced throughout the boating industry. Total units sold in the quarter were 32 compared to 54 in the first quarter of 2023, a 41% reduction, in line with the 41% reduction in revenue over the same period. Twin Vee’s objectives have been to add new, larger boat models including a new line of GFX2 models, expand its dealers and distribution network, and increase unit production to fulfill its customer and dealer orders. Twin Vee has also added its monohull line, shipping its first model of the monohull, the 22-foot, in February of 2023. The combination of fewer but larger Twin Vee units combined with the new monohull models resulted in a flat average selling price in the first quarter of 2024 compared to the prior year quarter.

Due to the growing demand for sustainable, environmentally friendly electric and alternative fuel commercial and recreational vehicles, Forza, is designing and developing a line of electric-powered boats. Forza’s electric boats are being designed as fully integrated electric boats including the hull, outboard motor and control system. To date, Forza has built-out and tested multiple Forza company units, including: three offshore-style catamarans, two bay boat-style catamarans, one deck boat and three 22-foot center console (F22) monohulls.

Twin Vee is a Delaware corporation headquartered in Fort Pierce, Florida. Twin Vee Common Stock is traded on the Nasdaq Capital Market under the symbol “VEEE.”

For additional information regarding Twin Vee, please refer to its Annual Report on Form 10-K for the year ended December 31, 2023 (the “Twin Vee 2023 Annual Report”), as filed with the SEC and incorporated by reference into this Joint Proxy Statement/Prospectus, as well as Twin Vee’s other filings with the SEC. For more information, please see the section titled “Where You Can Find More Information.”

Forza X1, Inc.

3101 S. US-1

Ft. Pierce, Florida 34982

Forza was founded with a mission to inspire the adoption of sustainable recreational boating by producing stylish electric sport boats designed to offer a cleaner, quieter, and more efficient alternative to traditional gasoline-powered boats. Forza has been focused on the creation, implementation and sale of electric boats utilizing its electric vehicle (“EV”) technology to control and power its boats and proprietary outboard electric motor.

Forza has not completed the development of its electric boats or electric outboard motor. Three different protypes of the electric boat have been built. Forza has completed the design phase of its outboard motor and it is now in the prototype phase.

Approximately 44.4% of the outstanding Forza Common Stock is owned by Twin Vee.

Industry Trends

The past year has seen a marked deceleration in the global demand for recreational marine vehicles, influenced heavily by economic uncertainties and shifting consumer priorities. This slowdown reflects broader trends affecting the recreational vehicle industries at large, including electric vehicles (EVs). Notably, the global shift towards EV adoption has been much slower than initially anticipated. Several leading automotive manufacturers have adjusted their strategies, accordingly, including halting the construction of dedicated EV factories.

The slower-than-expected adoption rates have led to cautious consumer spending and investment in EV technology, directly impacting the electric boat market. Specifically, the electric boat segment has experienced even more sluggish growth than the automotive sector. In addition, while Forza’s electric boats are still in the development stage, many of the larger players in the boat industry, such as Mercury Marine, have completed their development efforts and have brought their electric outboard motors to market.

Despite these challenges, Twin Vee and Forza have managed to sustain operations through strategic adjustments, including cost management and a focus on strategic partnerships. Twin Vee and Forza have each implemented measures that have reduced cash burn and conserved cash reserves while seeking to leverage its technological advancements through strategic collaborations and partnerships to enhance shareholder value. Twin Vee and Forza have responded to the industry challenges by tightening its financial reins to mitigate the impacts of reduced demand with a view toward long-term sustainability.

Forza is enacting the following key measures:

1.	Capital Expenditure Reduction: With the exception of Forza’s new facility, capital expenditures have been significantly curtailed, focusing only on essential maintenance and strategically critical projects. Non-essential development has been postponed or re-evaluated based on stringent ROI analyses.

2.	Workforce Optimization: Although a difficult decision, Forza has optimized Forza’s workforce to align with current production needs and financial realities. This includes a temporary freeze on hiring and, regrettably, reductions in areas where the workload has decreased. These measures are designed to preserve as many jobs as possible while maintaining financial viability.

3.	Expense Management: Forza is scrutinizing all expenses, from administrative to marketing, ensuring that only those that are essential and offer clear value are maintained or increased. This has also involved renegotiating contracts and seeking better terms from suppliers to reduce costs without compromising quality.

Twin Vee Merger Sub, Inc.

3101 S. US-1

Ft. Pierce, Florida 34982

Twin Vee Merger Sub, Inc., a Delaware corporation (“Merger Sub”), is a wholly owned subsidiary of Twin Vee and was formed on August 12, 2024 solely for the purposes of carrying out the Merger.

Overview of the Merger Agreement and Agreements Related to the Merger Agreement

The Merger Agreement

If the Merger is consummated, Merger Sub will merge with and into Forza with Forza surviving the Merger as a wholly owned subsidiary of the combined company. A copy of the Merger Agreement is attached as Annex A to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. Twin Vee and Forza encourage you to read the entire merger agreement carefully because it is the principal document governing the merger. We currently expect that the Merger will be completed during the fourth quarter of 2024. However, we cannot predict the actual timing of the completion of the Merger.

Merger Consideration

Subject to the terms and conditions of the Merger Agreement, if the Merger is completed, at the Effective Time (i) each outstanding share of Forza Common Stock (other than shares held by Twin Vee) will be converted into the right to receive 0.611666275 shares of Twin Vee Common Stock (the “Exchange Ratio”), (ii) each outstanding stock option exercisable for shares of Forza Common Stock that is outstanding at the Effective Time, whether vested or unvested, will be assumed by Twin Vee and converted into a stock option to purchase the number of shares of Twin Vee Common Stock that the holder would have received if such holder had exercised such stock option for shares of Forza Common Stock prior to the Merger and exchanged such shares for Twin Vee Common Stock in accordance with the Exchange Ratio, (iii) each outstanding warrant to purchase shares of Forza Common Stock will be assumed by Twin Vee and converted into a warrant to purchase the number of shares of Twin Vee Common Stock that the holder would have received if such holder had exercised such warrant for shares of Forza Common Stock prior to the Merger and exchanged such shares for Twin Vee Common Stock in accordance with the Exchange Ratio, subject to adjustment for any reverse stock split, and (iv) the 7,000,000 shares of Forza Common Stock held by Twin Vee will be cancelled.

Under the Exchange Ratio formula in the Merger Agreement, as of immediately after the Merger as provided for in the Merger Agreement, the pre-closing Forza stockholders (other than Twin Vee) are expected to own approximately 36% of the Post-Closing Shares, and the stockholders of Twin Vee as of immediately prior to the Merger are expected to own approximately 64% of the aggregate number of Post-Closing Shares, as defined below. The 7,000,000 shares of Forza Common Stock held by Twin Vee will be cancelled. The Exchange Ratio formula in the Merger Agreement was negotiated so that the pre-closing stockholders of each of Twin Vee and Forza (excluding Twin Vee as a Forza stockholder) would beneficially own approximately 64% and 36% of the aggregate number of shares of common stock of the combined company outstanding immediately following the Effective Time (the “Post-Closing Shares”), subject to (i) not counting for purposes of the computation any outstanding options to purchase shares of Twin Vee Common Stock or any outstanding options to purchase shares of Forza Common Stock or (ii) any warrants to purchase Twin Vee Common Stock or any warrants to purchase Forza Common Stock. Accordingly, any outstanding options or warrants to purchase shares of Twin Vee Common Stock and Forza Common Stock were not reflected in the computation of the Exchange Ratio. On a fully diluted basis, taking into all outstanding warrants and options the pre-closing Forza stockholders are expected to own approximately 34.3% of the outstanding securities of Twin Vee after the Merger, and the stockholders of Twin Vee are expected to own approximately 65.3% of the aggregate number of the outstanding securities of Twin Vee after the Merger. The Exchange Ratio has been fixed. For a more complete description of the Exchange Ratio, see the section titled “The Merger Agreement—Exchange Ratio” in this Joint Proxy Statement/Prospectus.

The Merger Agreement does not include a price-based termination right, and there will be no adjustment to the total number of shares of Twin Vee Common Stock that Forza securityholders will be entitled to receive for changes in the market price of Twin Vee Common Stock or Forza Common Stock. Accordingly, the market value of the shares of Twin Vee Common Stock issued pursuant to the Merger Agreement will depend on the market value of the shares of Twin Vee Common Stock at the time the Merger closes and could vary significantly from the market value on the date of this Joint Proxy Statement/Prospectus. On [●], 2024, the last trading day before the date of this Joint Proxy Statement/Prospectus, the closing sale price of Twin Vee Common Stock was $[●] per share and the closing price of Forza Common Stock was $[●] per share.

Treatment of Twin Vee Stock Options

All options to purchase shares of Twin Vee Common Stock will remain outstanding immediately after the Effective Time in accordance with their terms. The number of shares of Twin Vee Common Stock underlying such options and the exercise prices for such options will be appropriately adjusted to reflect the Twin Vee Reverse Stock Split, assuming the approval of the Twin Vee Reverse Stock Split Proposal by Twin Vee’s stockholders at the Twin Vee Annual Meeting and if thereafter consummated at the discretion of Twin Vee Board of Directors. The terms governing options to purchase shares of Twin Vee Common Stock will remain in full force and effect following the closing of the Merger.

Treatment of Forza Stock Options

At the Effective Time, each option to purchase shares of Forza Common Stock that are outstanding and unexercised immediately prior to the Effective Time, whether or not vested, issued under the Forza 2022 Plan shall be assumed by Twin Vee and converted into an option to purchase shares of Twin Vee Common Stock. Twin Vee will assume the Forza 2022 Plan and each such option in accordance with the terms of the Forza 2022 Plan and the terms of the stock option agreement by which such option is evidenced. From and after the Effective Time, each option to purchase shares of Forza Common Stock assumed by Twin Vee may be exercised for such number of shares of Twin Vee Common Stock as is determined by multiplying the number of shares of Forza Common Stock that were subject to such option by the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Twin Vee Common Stock. The per share exercise price of the converted option to purchase shares of Twin Vee Common Stock will be determined by dividing the existing per share exercise price of the option to purchase shares of Forza Common Stock by the Exchange Ratio, and rounding to the resulting exercise price up to the nearest whole cent. Any restrictions on the exercise of any option to purchase shares of Forza Common Stock assumed by Twin Vee will continue following the conversion, and the term, exercisability, vesting schedule and other provisions of such option will generally remain unchanged; provided, that any options to purchase shares of Forza Common Stock assumed by Twin Vee may be subject to adjustment to reflect changes in Twin Vee’s capitalization after the Effective Time and that the Twin Vee Board of Directors or a committee thereof will succeed to the authority and responsibility of the Forza Board of Directors or a committee thereof with respect to each assumed option to purchase shares of Forza Common Stock.

Treatment of Twin Vee Warrants

All warrants to purchase shares of Twin Vee Common Swill remain outstanding and unexercised immediately after the Effective Time in accordance with their terms. The number of shares of Twin Vee Common Stock underlying such warrants and the exercise prices for such warrants will be appropriately adjusted to reflect the Twin Vee Reverse Stock Split, assuming the approval of the Twin Vee Reverse Stock Split Proposal by Twin Vee’s stockholders at the Twin Vee Annual Meeting and if thereafter consummated at the discretion of Twin Vee Board of Directors. The terms governing warrants to purchase shares of Twin Vee Common Stock will remain in full force and effect following the closing of the Merger.

Treatment of Forza Warrants

At the Effective Time, each warrant to purchase shares of Forza Common Stock that is outstanding and unexercised immediately prior to the Effective Time, shall be assumed by Twin Vee and converted into a warrant to purchase shares of Twin Vee Common Stock. Twin Vee will assume the warrants in accordance with the terms of the warrant agreement by which such warrant is evidenced. From and after the Effective Time, each warrant to purchase shares of Forza Common Stock assumed by Twin Vee may be exercised for such number of shares of Twin Vee Common Stock as is determined by multiplying the number of shares of Forza Common Stock that were subject to such warrant by the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Twin Vee Common Stock. The per share exercise price of the converted warrant will be determined by dividing the existing per share exercise price of the warrant to purchase shares of Forza Common Stock by the Exchange Ratio, and rounding to the resulting exercise price up to the nearest whole cent. Any restrictions on the exercise of any warrant to purchase shares of Forza Common stock assumed by Twin Vee will continue following the conversion, and the term, exercisability, and other provisions of such warrant will generally remain unchanged.

The closing of the Merger will occur no later than the second business day after the last of the conditions to the Merger has been satisfied or waived, or at another time as Twin Vee and Forza agree. Twin Vee and Forza anticipate that the closing of the Merger will occur promptly after the Twin Vee Annual Meeting and Forza Annual Meeting. However, because the Merger is subject to a number of conditions, neither Twin Vee nor Forza can predict exactly when the closing will occur or if it will occur at all.

Risks Relating to the Merger

In evaluating the adoption of the Merger Agreement or the issuance of shares of Twin Vee Common Stock in the Merger, you should carefully read this Joint Proxy Statement/Prospectus and especially consider the factors discussed in the section titled “Risk Factors,” for a description of risks relating to the Merger, the combined company’s businesses, and Twin Vee Common Stock.

Both Twin Vee and Forza are subject to various risks associated with their businesses and their industries. In addition, the Merger, including the possibility that the Merger may not be completed, poses a number of risks to each company and its respective stockholders, including the following risks:

●	All of Forza’s executive officers and all but one of its directors serve on both the Twin Vee Board of Directors and Forza Board of Directors and therefore have conflicts of interest that may influence them to support or approve the Merger without regard to your interests. In addition, the one director who does not sit on both the Twin Vee Board of Directors and Forza Board of Directors is expected to serve as a director of the combined company and therefore may also have a conflict of interest.
●	The Exchange Ratio is not adjustable based on the market price of Twin Vee Common Stock or the Forza Common Stock so the Merger consideration at the closing may have a greater or lesser value than it had at the time the Merger Agreement was signed.
●	The combined company’s stock price is expected to be volatile, and the market price of its common stock may drop following the Merger.
●	The market price of the combined company’s common stock may decline as a result of the Merger.
●	The combined company may not experience the anticipated strategic benefits of the Merger.
●	If the conditions to the Merger are not met, the Merger will not occur.
●	Twin Vee and Forza will incur substantial expenses related to this transaction whether or not the Merger is completed.
●	Twin Vee will assume all of Forza’s outstanding liabilities if the Merger is completed.
●	The pro forma financial statements are presented for illustrative purposes only and may not be an indication of the combined company’s financial condition or results of operations following the Merger.
●	Although Houlihan’s opinion was given to Twin Vee’s Board of Directors on August 6, 2024, it does not reflect any changes in market and economic circumstances after August 6, 2024.
●	Although InteleK’s opinion was given to Forza’s Board of Directors on August 9, 2024, it does not reflect any changes in market and economic circumstances after August 9, 2024.
●	The issuance of the Merger consideration is subject to approval by the stockholders of Twin Vee and the Merger and Merger Agreement are subject to approval by the Forza stockholders, including a majority of the stockholders excluding Twin Vee.
●	Twin Vee’s business and stock price may be adversely affected if the acquisition of Forza is not completed.

These risks and other risks are discussed in greater detail under the section titled “Risk Factors” and in the documents incorporated by reference in this Joint Proxy Statement/Prospectus. Twin Vee and Forza both encourage you to read and consider all of these risks carefully.

Reasons for the Merger

Twin Vee and Forza are proposing the Merger because, among other things, it is believed that the Merger will enhance stockholder value for both Twin Vee and Forza stockholders (i) by providing a method by which the Twin Vee stockholders can more directly share in the growth of Forza and (ii) due to the cost savings expected to be realized. For a discussion of Twin Vee’s reasons for the Merger, please see the sections entitled “The Merger Transaction—Recommendation of the Twin Vee Board of Directors and its Reasons for the Merger” and “The Merger Transaction—Recommendation of the Forza Board of Directors and its Reasons for the Merger”.

Twin Vee Reasons for the Merger

In reaching its unanimous decision to approve the Merger Agreement and the transactions contemplated thereby, the Twin Vee Board of Directors considered a number of factors, including, among others, the following:

●	the belief that the combination of the businesses of Twin Vee and Forza would create more value for Twin Vee stockholders in the long term due to cost reductions of a combined company than as separate companies

●	the potential cost savings synergies derived from the Merger, including the reduced fees resulting from Forza no longer being a stand-alone public company which reduction is estimated to be approximately $700,000 and includes reduced legal and accounting fees and proxy solicitation fees as well as the reduced Nasdaq listing fees;

●

the historical and current information concerning Twin Vee’s and Forza’s business, financial performance, financial condition, including Twin Vee’s and Forza’s cash position, operations, management and competitive position, the prospects of Twin Vee and Forza separately and combined, and the nature of the boating industry generally, including financial projections of Twin Vee and Forza under various scenarios and their short-and long-term strategic objectives;

●

the opinion of Twin Vee’s financial advisor, dated August 6, 2024, to the special committee of the Twin Vee Board of Directors (the “Twin Vee Special Committee”) that, as of such date and based on and subject to the assumptions, limitations, qualifications and other matters set forth in the opinion, the exchange ratio of 0.611666275 shares of Twin Vee Common Stock to be issued in exchange for each share of Forza Common Stock pursuant to the Merger Agreement was fair to Twin Vee stockholders from a financial point of view;

●	current financial market conditions and historical market prices, volatility and trading information with respect to Forza Common Stock and Twin Vee Common Stock;

●	that the Merger would provide existing Twin Vee stockholders a significant opportunity to directly participate in the potential growth of the combined company following the Merger;

●	the terms and conditions of the Merger Agreement and associated transactions, including the relative percentage ownership of Twin Vee securityholders and Forza securityholders immediately following the closing of the Merger, the reasonableness of the fees and expenses related to the Merger and the likelihood that the Merger will be completed;

●	the fact that the Exchange Ratio, as defined in the Merger Agreement, is fixed and will not fluctuate based upon changes in the stock prices of Twin Vee or Forza prior to the completion of the Merger; and

●	the belief that the terms and conditions of the Merger Agreement, including the parties’ mutual representations and warranties, covenants, deal protection provisions and closing conditions, are reasonable for a transaction of this nature.

The Twin Vee Board of Directors considered the potential risks of the Merger, including, but not limited to, the following:

●	the risks, challenges and costs inherent in combining the two companies and the expenses to be incurred in connection with the Merger, including the possibility that delays or difficulties in completing the integration could adversely affect the combined company’s operating results and preclude the achievement of some benefits anticipated from the Merger;

●	the possible volatility, at least in the short term, of the trading price of Twin Vee Common Stock resulting from the Merger announcement;

●	the risk of diverting management’s attention from other strategic priorities to implement Merger integration efforts;

●	the risk that the Merger might not be consummated in a timely manner, or that the Merger might not be consummated at all;

●	the fact that certain of the directors and executive officers of Twin Vee may have conflicts of interest in connection with the Merger, as they may receive certain benefits that are different from, and in addition to, those of the other stockholders of Twin Vee;

●

that, while the Merger is expected to be completed, there can be no assurance that all conditions to the parties’ obligations to complete the Merger will be satisfied, and as a result, it is possible that the Merger may not be completed, even if the issuance of the Merger consideration is approved by the stockholders of Twin Vee;

●	the risk to Twin Vee’s business, operations and financial results in the event that the Merger is not consummated; and

●	various other applicable risks associated with the combined company and the Merger, including those described in the section of this Joint Proxy Statement/Prospectus entitled “Risk Factors”.

Forza Reasons for the Merger

In reaching its unanimous decision to approve the Merger Agreement and the transactions contemplated thereby, the Forza Board of Directors considered a number of factors, including, among others, the following:

●	the strategic rationale for the Merger and the potential benefits of the contemplated transaction;

●	that the Merger was superior to the strategic alternatives available to Forza, including continuing as a stand-alone company or attempting to sell Forza to a third-party acquirer, or liquidating, each of which the Forza Board of Directors viewed as less favorable to Forza stockholders than the Merger;

●	the potential business, operational and financial synergies that may be realized over time by the combined company following the Merger;

●	the lack of a viable market for Forza’s designed product for the foreseeable future;

●	the opinion of Forza’s financial advisor, dated August 7, 2024, to the special committee of the Forza Board of Directors (the “Forza Special Committee”) that, as of such date and based on and subject to the assumptions, limitations, qualifications and other matters set forth in the opinion, the exchange ratio of 0.611666275 shares of Twin Vee Common Stock to be issued in exchange for each share of Forza Common Stock pursuant to the Merger Agreement was fair to Forza stockholders from a financial point of view;

●	current and historical information concerning Forza’s and Twin Vee’s respective businesses, business plans, operations, management, financial performance and conditions, technology, operations, prospects and competitive position, before and after giving effect to the merger and the merger’s potential effect on stockholder value;

●	its knowledge of the business, operations, financial condition and earnings of Twin Vee;

●	the ability to be a stockholder of a company generating revenue, given that Forza, to date, has not yet generated revenue from the sale of its boats;

●	the likelihood that the Merger will be completed;

●	current financial market conditions and historical market prices, volatility and trading information with respect to Forza Common Stock and Twin Vee Common Stock;

●	the terms of the Merger Agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations;

●	the consideration to be received by Forza stockholders in the Merger, including the form of such consideration, which enables Forza’s stockholders to continue to have a substantial equity interest in the combined company following the Merger, as well as the fact that the shares of Twin Vee Common Stock to be received by Forza’s stockholders are intended to be received in a tax-free exchange; and

●	that the Merger should qualify as a reorganization within the meaning of Section 368(a) of the Code and that Forza’s stockholders generally should not recognize gain or loss for U.S. federal income tax purposes upon the exchange of their shares of Forza Common Stock for shares of Twin Vee Common Stock in connection with the Merger.

The Forza Board of Directors considered the potential risks of the Merger, including, but not limited to, the following:

●	the possibility that the Merger might not be completed whether as a result of the failure to satisfy conditions to the closing of the Merger, including the failure to secure the required approvals from Forza and Twin Vee stockholders, or as a result of the termination of the merger agreement by Forza or Twin Vee in certain specified circumstances and the potential effects of the public announcement and pendency of the Merger on management attention;

●	the effect of a public announcement of the transactions on Forza’s operations, stock price and employees, the potential disruption to Forza and Twin Vee and their businesses as a result of the announcement and pendency of the Merger and the potential adverse effects on the financial results of Forza and Twin Vee as a result of that disruption and the continued operations of the core business of Forza and Twin Vee during the period between the signing of the Merger Agreement and the completion of the Merger;

●	the fact that the executive officers and all but one of Forza’s directors may have interests in the Merger that are different from, or in addition to, those of Forza’s other stockholders, including the matters described under the section entitled “Chapter One—The Merger—The Merger Transaction—Interests of Forza Directors and Executive Officers in the Merger”, and the risk that these different interests might influence their decisions with respect to the Merger;

●	that, while the Merger is expected to be completed, there can be no assurance that all conditions to the parties’ obligations to complete the Merger will be satisfied, and as a result, it is possible that the Merger may not be completed, even if the issuance of the shares of Twin Vee Common Stock to Forza stockholders pursuant to the Merger Agreement is approved by the stockholders of Twin Vee;

●	the risk of not realizing all of the anticipated strategic benefits between Forza and Twin Vee and the risk that other anticipated benefits might not be realized;

●	the risk that the Merger may not be consummated in a timely manner or that the Merger may not be consummated at all, including the impact on Forza’s ability to effect the Forza Reverse Stock split if necessary in time to maintain compliance with the Nasdaq continued listing requirements;

●	Forza’s inability to solicit competing acquisition proposals;

●	the substantial costs to be incurred in connection with the Merger, including the costs of integrating the operations of Forza and Twin Vee and the transaction expenses arising from the Merger; and various other applicable risks associated with the combined company and the Merger, including the risks described in the section titled “Risk Factors;” and

●	the other risks of the type and nature described under “Risk Factors” of this Joint Proxy Statement/Prospectus

For more information on the Twin Vee Board of Directors’ reasons for the transaction, see the section titled “The Merger Transaction— Recommendation of the Twin Vee Board of Directors and its Reasons for the Merger.”

For more information on the Forza Board of Directors’ reasons for the transaction, see the section titled “The Merger Transaction—Recommendation of the Forza Board of Directors and its Reasons for the Merger.”

Opinion of the Financial Advisor to the Twin Vee Board of Directors

The Twin Vee Board of Directors engaged Houlihan Capital, LLC (“Houlihan”) to provide financial advisory and investment banking services in connection with the Twin Vee Board of Directors’ consideration and evaluation of certain potential strategic alternatives. On August 6, 2024, Houlihan delivered its oral opinion to the Twin Vee Board of Directors, which opinion was confirmed in writing on the same date, that, as of the date of such opinion, and based upon and subject to the assumptions made, procedures followed, matters considered, limitations of the review undertaken, qualifications contained and other matters set forth in its written opinion, as of July 31, 2024, the Exchange Ratio to be paid by Twin Vee in the Merger pursuant to the Merger Agreement was fair, from a financial point of view, to Twin Vee’s stockholders.

The full text of Houlihan’s written opinion, which sets forth the assumptions made, procedures followed, matters considered, limitations of the review undertaken, qualifications contained and other matters set forth therein, is attached as Annex C-1 to this joint proxy statement/prospectus and is incorporated herein by reference. Twin Vee urges you to carefully read the Houlihan opinion, together with the description of such opinion included elsewhere in this Joint Proxy Statement/Prospectus, in its entirety, under the heading ”The Merger Transaction—Opinion of the Financial Advisor to the Twin Vee Board of Directors” starting on page 47] of this Joint Proxy Statement/Prospectus. Houlihan provided its opinion to the Twin Vee Board of Directors (in their capacity as such) for its information and assistance in connection with its consideration of the financial terms of the Merger and it may not be used for any other purpose. Houlihan’s opinion addressed solely the fairness, from a financial point of view, of the Exchange Ratio to be paid by Twin Vee in the Merger pursuant to the Merger Agreement, to Forza’s stockholders. Houlihan’s opinion does not compare the relative merits of the Merger with any other alternative transactions or business strategies which may have been available to Twin Vee and does not address the underlying business decision of the Twin Vee Board of Directors or Twin Vee to proceed with or effect the Merger. Houlihan’s opinion does not constitute a recommendation to the Twin Vee Board of Directors as to how the Twin Vee Board of Directors should vote on the issuance of the Twin Vee Common Stock to Forza stockholders pursuant to the Merger Agreement or to any stockholder of Twin Vee or Forza as to how any such stockholder should vote at any stockholders’ meeting at which the any of the transactions contemplated by the Merger Agreement, or the Merger Agreement itself, is considered, or whether or not any stockholder of Twin Vee or Forza should enter into a voting, shareholders’, or affiliates’ agreement with respect to the Merger, or take any other actions in connection with the Merger or otherwise. For a more complete discussion of Houlihan’s opinion, see the section titled “The Merger Transaction—Opinion of the Financial Advisor to the Twin Vee Board of Directors.”

Opinion of the Financial Advisor to the Forza Board of Directors

Forza engaged InteleK Business Valuations & Advisory (“InteleK”), to provide financial advisory and investment banking services in connection with the Forza Special Committee’s and Forza Board of Directors’ consideration and evaluation of certain potential strategic alternatives. On August 9, 2024, InteleK delivered its oral opinion to the Forza Board of Directors, which opinion was confirmed in writing on the same date, that, as of the date of such opinion, and based upon and subject to the assumptions made, procedures followed, matters considered, limitations of the review undertaken, qualifications contained and other matters set forth in its written opinion, as of August 7, 2024, the Exchange Ratio to be paid by Twin Vee in the Merger pursuant to the Merger Agreement was fair, from a financial point of view, to Forza’s stockholders.

The full text of InteleK’s written opinion, which sets forth the assumptions made, procedures followed, matters considered, limitations of the review undertaken, qualifications contained and other matters set forth therein, is attached as Annex C-2 to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. Forza urges you to carefully read the InteleK opinion, together with the description of such opinion included elsewhere in this joint proxy statement/prospectus, in its entirety, under the heading ”The Merger Transaction—Opinion of the Financial Advisor to the Forza Board of Directors” starting on page 52 of this Joint Proxy Statement/Prospectus. InteleK provided its opinion to the Forza Board of Directors (in their capacity as such) for its information and assistance in connection with its consideration of the financial terms of the Merger and it may not be used for any other purpose. InteleK’s opinion addressed solely the fairness, from a financial point of view, of the Exchange Ratio to be paid by Twin Vee in the Merger pursuant to the Merger Agreement, to Forza. InteleK’s opinion does not compare the relative merits of the Merger with any other alternative transactions or business strategies which may have been available to Forza and does not address the underlying business decision of the Forza Special Committee, the Forza Board of Directors or Forza to proceed with or effect the Merger. InteleK’s opinion does not constitute a recommendation to the Forza Board of Directors as to how the Forza Board of Directors should vote on the Merger or to any stockholder of Twin Vee or Forza as to how any such stockholder should vote at any stockholders’ meeting at which the Merger is considered. For a more complete discussion of InteleK’s opinion, see the section titled “The Merger Transaction—Opinion of the Financial Advisor to the Forza Board of Directors.”

Conditions to the Closing of the Merger

Twin Vee and Forza are required to complete the Merger only if certain customary conditions are satisfied or waived, including, but not limited to:

●	approval of the Merger and the Merger Agreement by stockholders holding a majority of the outstanding shares of Forza Common Stock at the Forza Annual Meeting (which approval shall include a majority of the shares present in person or by proxy at the Forza Annual Meeting excluding shares held by Twin Vee);

●	approval of the issuance by Twin Vee of the shares of common stock pursuant to the Merger Agreement to the Forza stockholders by stockholders holding a majority of the shares present in person or by proxy at the Twin Vee Annual Meeting;

●

no court, administrative agency, commission, governmental or regulatory authority, has enacted, enforced or entered any statute, rule, regulation, or other order which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting the consummation of the Merger;

●	the registration statement on Form S-4, of which this Joint Proxy Statement/Prospectus is a part, must have been declared effective by the SEC in accordance with the Securities Act and must not be subject to any stop order suspending the effectiveness of the registration statement on Form S-4 and no similar proceeding in respect to the Joint Proxy Statement/Prospectus will have been initiated or threatened in writing by the SEC. All other filings will have been approved or declared effective and no stop order will have been issued and no proceeding will have been initiated to revoke any such approval or effectiveness;

●	the respective representations and warranties of Twin Vee and Forza, shall be true and correct in all material respects as of the date of the Merger Agreement and the closing;

●	the shares of Twin Vee Common Stock to be issued pursuant to the Merger Agreement shall have been approved for listing on Nasdaq;

●	no material adverse effect with respect to Twin Vee or Forza or their respective subsidiaries shall have occurred since the date of the Merger Agreement and the closing of the Merger;

●	performance or compliance in all material respects by Twin Vee and Forza with their respective covenants and obligations in the Merger Agreement; and

●	Forza shall have obtained any consents or waivers of approvals required in connection with the Merger.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time before the completion of the Merger, whether before or after the required stockholder approval to complete the Merger has been obtained, as set forth below:

●	by mutual written consent of Twin Vee and Forza, duly authorized by their respective boards of directors;

●

by either Twin Vee or Forza if the Merger is not consummated by December 1, 2024 (the “End Date”); provided, however, that this right to terminate is not available to any party whose action or failure to act has been a principal cause of the failure of the merger to occur on or before such date and such action or failure is a breach of the Merger Agreement; provided, further, that, in the event that the SEC has not declared effective under the Securities Act this Joint Proxy Statement/Prospectus by the date which is sixty days prior to the End Date, then Twin Vee shall be entitled to extend the End Date for an additional thirty days;

●	by either Twin Vee or the Forza if a court, administrative agency, commission, governmental or regulatory authority issues a final and non-appealable order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

●	by Twin Vee if the requisite approval of the stockholders of Forza is not obtained by reason of the failure to obtain the requisite vote at a meeting of the stockholders of Forza, duly convened therefor or at any adjournment or postponement thereof;

●	by either Forza or Twin Vee if the requisite approval of the stockholders of Twin Vee is not obtained by reason of the failure to obtain the requisite vote at a meeting of the stockholders of Twin Vee, duly convened therefor or at any adjournment or postponement thereof; provided, however, that this right to terminate is available to Twin Vee if the failure to obtain the requisite vote shall have been caused by Twin Vee’s action or failure to act and such action or failure to act constitutes a material breach by Twin Vee of the Merger Agreement;

●	by Twin Vee if a “Forza triggering event” has occurred, which is defined as an event where (i) the Forza Board of Directors shall have failed to recommend that Forza’s stockholders vote to approve the Merger Agreement and Merger (the “Forza Board Recommendation”) or shall for any reason have withdrawn or modified in a manner adverse to Twin Vee the Forza Board Recommendation; (ii) Forza shall have failed to include in this Joint Proxy Statement/Prospectus the Forza Board Recommendation; (iii) Forza shall have failed to hold the its stockholders’ meeting within sixty (60) days after the Form S-4 Registration Statement relating to this Joint Proxy Statement/Prospectus is declared effective under the Securities Act (other than to the extent that the Form S-4 Registration Statement is subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Form S-4 Registration Statement, in which case such sixty (60) day period shall be tolled for so long as such stop order remains in effect or proceeding or threatened proceeding remains pending); provided that Forza may adjourn the meeting in order to obtain a quorum of its stockholders or as reasonably determined by it to comply with applicable law; (iv) the Forza Board of Directors shall have publicly approved, endorsed or recommended any other acquisition proposal; (v) the Forza Board of Directors shall have failed to publicly reaffirm the Forza Board Recommendation within ten (10) days after Twin Vee so requests in writing; (vi) Forza or its representatives shall have breached the non-solicitation provisions of the Merger Agreement;

●

by Forza if a “Company triggering event” has occurred, which is defined as an event where (i) the Twin Vee Board of Directors shall have failed to recommend that Twin Vee’s stockholders vote to approve the issuance of Twin Vee common stock in the Merger (the “Twin Vee Board Recommendation”) or shall for any reason have withdrawn or modified in a manner adverse to Forza the Twin Vee Board Recommendation; (ii) Twin Vee shall have failed to include in this Joint Proxy Statement/Prospectus the Twin Vee Board Recommendation; (iii) Twin Vee shall have failed to hold the its stockholders’ meeting within sixty (60) days after the Form S-4 Registration Statement relating to this Joint Proxy Statement/Prospectus is declared effective under the Securities Act (other than to the extent that the Form S-4 Registration Statement is subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Form S-4 Registration Statement, in which case such sixty (60) day period shall be tolled for so long as such stop order remains in effect or proceeding or threatened proceeding remains pending); provided that Twin Vee may adjourn the meeting in order to obtain a quorum of its stockholders or as reasonably determined by it to comply with applicable law; (iv) the Twin Vee Board of Directors shall have publicly approved, endorsed or recommended any other acquisition proposal; (v) the Twin Vee Board of Directors shall have failed to publicly reaffirm the Twin Vee Board Recommendation within ten (10) days after Forza so requests in writing; (vi) Twin Vee or its representatives shall have breached the non-solicitation provisions of the Merger Agreement;

●	by Forza, upon a breach of any representation, warranty, covenant or agreement on the part of Twin Vee or Merger Sub set forth in the Merger Agreement, or if any representation or warranty of Twin Vee becomes untrue, such that the conditions to the Merger would not be satisfied as of the time of such breach or as of the time such representation or warranty becomes untrue; provided that Forza is not in material breach of any representation, warranty, covenant or agreement so as to cause conditions in the Merger Agreement not to be satisfied; provided, however, that if such inaccuracy in Twin Vee’s representations and warranties or breach by Twin Vee is curable by Twin Vee through the exercise of its commercially reasonable efforts, then Forza may not terminate the merger agreement for thirty (30) calendar days following the delivery of written notice from Forza to Twin Vee of such breach, provided Twin Vee continues to exercise commercially reasonable efforts to cure such breach (it being understood that Forza may not terminate the Merger Agreement if such breach by Twin Vee is cured during such thirty (30) calendar day period); or

●	by Twin Vee, upon a breach of any representation, warranty, covenant or agreement on the part of Forza set forth in the Merger agreement, or if any representation or warranty of Forza becomes untrue, such that the conditions to the Merger would not be satisfied as of the time of such breach or as of the time such representation or warranty becomes untrue; provided that Twin Vee is not in material breach of any representation, warranty, covenant or agreement so as to cause conditions in the Merger Agreement not to be satisfied; provided, however, that if such inaccuracy in Forza’s representations and warranties or breach by Forza is curable by Forza through the exercise of its commercially reasonable efforts, then Twin Vee may not terminate the merger agreement for thirty (30) calendar days following the delivery of written notice from Twin Vee to Forza of such breach, provided Forza continues to exercise commercially reasonable efforts to cure such breach (it being understood that Twin Vee may not terminate the Merger Agreement if such breach by Forza is cured during such thirty (30) calendar day period).

●	by Twin Vee, if any time prior to the requisite approval of the stockholders of Twin Vee being obtained Twin Vee has received an acquisition proposal that the Twin Vee Board of Directors deems is a Superior Offer (as defined in the Merger Agreement), Twin Vee has complied with its obligations under the Merger Agreement in order to accept such Superior Offer, Twin Vee both concurrently terminates the Merger and enters into a definitive agreement that provides for the consummation of such Superior Offer; or

●	by Forza if any time prior to the requisite approval of the stockholders of Forza being obtained Forza has received an acquisition proposal that the Forza Board of Directors deems is a Superior Offer (as defined in the Merger Agreement), Forza has complied with its obligations under the Merger Agreement in order to accept such Superior Offer, Forza both concurrently terminates the Merger and enters into a definitive agreement that provides for the consummation of such Superior Offer.

Non-Solicitation

Each of Twin Vee and Forza have agreed that, subject to certain exceptions, until the earlier to occur of the termination of the Merger Agreement and the Effective Time, neither they nor any of their respective subsidiaries will authorize or permit any of their or their subsidiaries’ directors, officers, employees, agents, attorneys, accountants, investment bankers, advisors and representatives to, directly or indirectly:

●	solicit, initiate, knowingly encourage, induce or knowingly facilitate the communication, the making, submission or announcement of any acquisition transaction (as defined below);

●	furnish any nonpublic information regarding such party to any person in connection with or in response to an acquisition proposal or inquiry;

●	engage in discussions or negotiations with any person with respect to any acquisition transaction, except as to the existence of the non-solicitation provisions in the Merger Agreement;

●	approve, endorse or recommend any acquisition transaction, except as permitted by the Merger Agreement in respect of a bona fide acquisition proposal (which acquisition proposal did not arise out of a material breach of the non-solicitation provisions of the Merger Agreement) that is determined, in good faith to be a superior offer (as defined in the Merger Agreement); or

●	execute or enter into any letter of intent or any contract agreement contemplating or relating to an acquisition transaction (other than a confidentiality agreement as permitted).

However, before obtaining the Twin Vee stockholder approval or Forza stockholder approval, respectively, required to consummate the Merger, each of Forza and Twin Vee may furnish nonpublic information regarding such party to, and may enter into discussions or negotiations with, any person in response to a bona fide written acquisition proposal, which the Twin Vee Board of Directors or the Forza Board of Directors, respectively, determines in good faith, after consultation with their respective financial advisors and outside legal counsel, constitutes or is reasonably likely to result in a “superior offer,” as defined in the Merger Agreement and as defined in the section titled “The Merger Agreement—Non-Solicitation” below, and is not withdrawn, if:

●	neither party nor any of its directors, officers, employees, agents, attorneys, accountants, investment bankers, advisors and representatives has breached the non-solicitation provisions of the Merger Agreement described above;

●	the Twin Vee Board of Directors or Forza Board of Directors, respectively, concludes in good faith based on the advice of outside legal counsel, that the failure to take such action is reasonably likely to be inconsistent with the fiduciary duties of the Twin Vee or Forza board of directors, respectively, under applicable law;

●	Twin Vee or Forza, respectively receives from the third-party an executed confidentiality agreement containing provisions (including nondisclosure provisions, use restrictions, non-solicitation provisions and no hire provisions) at least as favorable to such party as those contained in the confidentiality agreement between Twin Vee and Forza; and

●	at least two business days prior to furnishing such nonpublic information to a third-party, Twin Vee or Forza furnishes the same information to the other party to the extent not previously furnished.

If either Twin Vee or Forza receives an acquisition proposal or acquisition inquiry at any time during the period between the date of the Merger Agreement, August 12, 2024, and the earlier to occur of (a) the Effective Time and (b) termination of the Merger Agreement, then such party must promptly, and in no event later than one business day after becoming aware of such acquisition proposal or acquisition inquiry, advise the other party orally and in writing of such acquisition proposal or acquisition inquiry, including the identity of the person making or submitting the acquisition proposal or acquisition inquiry and the material terms thereof. Each of Twin Vee and Forza must keep the other reasonably informed with respect to the status and material terms of any such acquisition proposal or acquisition inquiry and any material modification or proposed material modification thereto.

Management Following the Merger

Effective as of the closing of the Merger, the combined company will have a five member Board of Directors, consisting of Joseph Visconti (a current board member of both Twin Vee and Forza), Preston Yarborough (a current board member of Twin Vee), Marcia Kull (a current board member of Forza), Neil Ross (a current board member of both Twin Vee and Forza) and Kevin Schuyler (a current board member of both Twin Vee and Forza). In addition, effective as of the closing of the Merger, the combined company’s executive officers will consist of Twin Vee’s current executive officers, Joseph Visconti, Preston Yarborough, Karl Zimmer and Michael Dickerson, and Joseph Visconti will be appointed as the Chief Executive Officer and President of Forza, which will be a wholly owned subsidiary of Twin Vee after the Merger.

Effective as of the closing of the Merger, the combined company’s executive officers are expected to be composed of the following members of the current Forza and Twin Vee management teams:

Name	Combined Company Position(s)	Current Position(s)
Joseph Visconti	Chief Executive Officer	Chief Executive Officer of Twin Vee

Karl Zimmer	President	President of Twin Vee

Michael Dickerson	Chief Financial & Administrative Officer	Chief Financial & Administrative Officer of Twin Vee and Interim Chief Financial & Administrative Officer of Forza
Preston Yarborough	Vice President	Vice President

Interests of Certain Persons in the Merger

In considering the recommendation of the Forza Board of Directors with respect to approving the Merger, Forza stockholders should be aware that certain members of the Forza Board of Directors and executive officers of Forza have interests in the Merger that may be different from, or in addition to, interests they have as Forza stockholders. For example, following the consummation of the Merger, certain directors and executive officers of Forza will continue to serve on the Board of Directors and management, respectively, of the combined company. In considering the recommendation of the Twin Vee Board of Directors with respect to approving the issuance of the shares of Twin Vee Common Stock to Forza stockholders pursuant to the Merger Agreement, Twin Vee stockholders should be aware that certain members of the Twin Vee Board of Directors and executive officers of Twin Vee have interests in the Merger that may be different from, or in addition to, interests they have as Twin Vee stockholders. For example, following the consummation of the Merger, certain directors and executive officers of Twin Vee will continue to serve on the Twin Vee Board of Directors and as management, respectively, of the combined company and will receive direct ownership of shares of Twin Vee Common Stock issued in the Merger.

The following table sets forth the beneficial ownership interest of the principal stockholders in Forza, Twin Vee and the combined company:

	Twin Vee Prior to Merger		Forza Prior to Merger		Combined Company After Merger
	Number of	Percentage	Number of	Percentage	Number of	Percentage
Name	shares	**	shares	***	shares	****
Joseph Visconti (1)	2,797,366	29.38%	2,179,850	13.80%	3,083,626	20.73%
Karl Zimmer (2)	0	—	—	—	—	—
Preston Yarborough (3)	195,180	2.05%	38,889	0.25	218,967	1.47%
Michael Dickerson (4)	25,000	0.26	—	—	25,000	0.17%
James Melvin (5)	16,500	0.17	—	—	16,500	0.11%
Bard Rockenbach (6)	15,583	0.16	—	—	15,583	0.10%
Neil Ross (7)	16,500	0.17	5,500	0.03	19,864	0.13%
Kevin Schuyler (8)	12,363	0.13	14,832	0.09	21,435	0.14%
Marcia Kull (9)	—	—	10,105	0.06	6,181	0.04%
5% Stockholders
Marathon Micro Fund, L.P. (10)	950,000	9.98%	—	—	950,000	6.39%
AWM Investment Company, Inc. and Affiliates (11)	939,176	9.98%	—	—	939,176	6.31%
Twin Vee PowerCats Co.(1)			7,000,000	44.43%

* Less than one percent (1%)

** Percentage of Twin Vee is based upon 9,520,000 shares of Twin Vee Common Stock outstanding as of August [●], 2024.

***Percentage of Forza is based upon 15,754,774 shares of Forza Common Stock outstanding as of August [●], 2024.

****Percentage of common stock of the combined company is based on 14,875,000 shares of common stock of the combined company outstanding upon the consummation of the Merger and assumes that the 5,355,000 shares of Twin Vee Common Stock are issued upon consummation of the Merger to the stockholders of Forza and that the 7,000,000 shares of Forza Common Stock held by Twin Vee are cancelled.

(1)

Joseph Visconti is the Chairman of the Board and Chief Executive Officer of Twin Vee and owns 24.455% of the outstanding stock of Twin Vee. Prior to the consummation of the Merger Twin Vee is the owner of 7,000,000 shares of Forza Common Stock. As a controlling shareholder of Twin Vee, Mr. Visconti is deemed to have control over the shares of Forza Common Stock owned by Twin Vee. Mr. Visconti owns 70,000 shares of Forza Common Stock and was granted an option to purchase 644,000 shares of Forza Common Stock, of which 398,000 shares of Forza Common Stock will vest and be exercisable within 60 days of August [●], 2024, and are included in and are included in the number of shares of Forza Common Stock beneficially owned by Mr. Visconti. Mr. Visconti currently disclaims beneficial ownership of these securities. Mr. Visconti was issued 2,328,144 shares of our common stock upon the consummation of the Merger between Twin Vee and Twin Vee Powercats, Inc. in 2022. Mr. Visconti was granted an option to purchase 822,000 shares of Twin Vee Common Stock, of which 469,222 shares of Twin Vee Common Stock will vest and be exercisable within 60 days of August [●], 2024, and are included in the number of shares of Twin Vee Common Stock beneficially owned by Mr. Visconti.

(2)	Mr. Zimmer was granted an option to purchase 500,000 shares of Twin Vee Common Stock, of which 0 shares of Twin Vee Common Stock will vest and be exercisable within 60 days of August [●], 2024 and are included in the number of shares of Twin Vee Common Stock beneficially owned by Mr. Zimmer.

(3)	Mr. Yarborough was issued 38,357 shares of our common stock upon the consummation of the Merger between Twin Vee and Twin Vee Powercats, Inc. in 2022. Mr. Yarborough was granted an option to purchase 261,000 shares of Twin Vee Common Stock, of which 156,823 shares of Twin Vee Common Stock will vest and be exercisable within 60 days of August [●], 2024 and are included in the number of shares of Twin Vee Common Stock beneficially owned by Mr. Yarborough. Mr. Yarborough was granted an option to purchase 75,000 shares of Forza Common Stock, of which 38,889 shares of Forza Common Stock will vest and be exercisable within 60 days of August [●], 2024 and are included in the number of shares of Forza Common Stock beneficially owned by Mr. Yarborough.

(4)	Mr. Dickerson was granted an option to purchase 300,000 shares of Twin Vee Common Stock, of which 25,000 shares of Twin Vee Common Stock will vest and be exercisable within 60 days of August [●], 2024 and are included in the number of shares of Twin Vee Common Stock beneficially owned by Mr. Dickerson.

(5)	Mr. Melvin was granted an option to purchase 5,500 shares of Twin Vee Common Stock upon the consummation of the Twin Vee initial public offering, of which 5,500 shares of Twin Vee Common Stock. Additionally, Mr. Melvin was granted an option to purchase an additional 5,500 shares of Twin Vee Common stock in 2022 and another 5,500 shares of Twin Vee Common stock in 2024. The options to purchase a total of 16,500 shares of Twin Vee Common Stock have vested, are exercisable within 60 days of August [●], 2024, and are included in the number of shares of Twin Vee Common Stock beneficially owned by Mr. Melvin.

(6)	In connection with his appointment, effective November 7, 2021, Mr. Rockenbach was awarded an option to purchase 5,500 shares of Twin Vee Common Stock at an exercise price of $3.87 per share, vesting pro rata on a monthly basis over a twelve-month period and exercisable for a period of ten years from the date of grant. Additionally, Mr. Rockenbach was granted an option to purchase an additional 4,583 shares of Twin Vee Common stock in 2022 and another 5,500 shares of Twin Vee Common stock in 2024. All 15,583 shares of Twin Vee Common Stock have vested and be exercisable within 60 days of August [●], 2024, and are included in the number of shares of Twin Vee Common Stock beneficially owned by Mr. Rockenbach.

(7)	Neil Ross was granted an option to purchase 5,500 shares of Twin Vee Common Stock upon the consummation of the Twin Vee initial public offering, of which 5,500 shares of Twin Vee Common Stock. Additionally, Mr. Ross was granted an option to purchase an additional 5,500 shares of Twin Vee Common stock in 2022 and another 5,500 shares of Twin Vee Common stock in 2024. The options to purchase a total of 16,500 shares of Twin Vee Common Stock have vested, are exercisable within 60 days of August [●], 2024, and are included in the number of shares of Twin Vee Common Stock beneficially owned by each of Mr. Ross. In connection with his appointment on the Forza Board of Directors, effective August 11, 2022, Mr. Ross was awarded an option to purchase 5,500 shares of the Forza Common Stock at an exercise price of $5 per share, vesting pro rata on a monthly basis over a twelve-month period and exercisable for a period of ten years from the date of grant. All 5,500 shares of Forza Common Stock have vested, are exercisable within 60 days of August [●], 2024, and are included in the number of shares of Forza Common Stock beneficially owned by Mr. Ross.

(8)	In connection with his appointment, effective July 6, 2022, Mr. Schuyler was awarded an option to purchase 5,500 shares of the Twin Vee Common Stock at an exercise price of $2.62 per share, vesting pro rata on a monthly basis over a twelve-month period and exercisable for a period of ten years from the date of grant. Additionally, Mr. Schuyler was granted an option to purchase 5,500 shares of Twin Vee Common stock in 2024. All 11,000 shares of Twin Vee Common Stock have vested, are exercisable within 60 days of August [●], 2024, and are included in the number of shares of Twin Vee Common Stock beneficially owned by Mr. Schuyler. He also owns 1,363 shares of Twin Vee Common Stock. In connection with his appointment, effective August 11, 2022, Mr. Schuyler was awarded an option to purchase 5,500 shares of the Forza Common Stock at an exercise price of $5 per share, vesting pro rata on a monthly basis over a twelve-month period and exercisable for a period of ten years from the date of grant. All 5,500 shares of Forza Common Stock have vested, are exercisable within 60 days of August [●], 2024, and are included in the number of shares of Forza Common Stock beneficially owned by Mr. Schuyler.

(10)	Information is based upon a Schedule 13G/A filed with the SEC on January 30, 2023 by James G. Kennedy, the partner of Marathon Micro Fund, L.P. The address of Marathon Micro Fund, L.P. is 4 North Park Drive, Suite 106, Hunt Valley, Maryland 4982.

(11)	Information is based upon a Schedule 13G/A filed with the SEC on February 14, 2024 by Adam Stettner, Executive Vice President of AWM Investment Company, Inc. The address of AWM Investment Company, Inc. is c/o Special Situations Funds, 527 Madison Avenue, Suite 2600, New York, NY 10022.

Considerations with Respect to U.S. Federal Income Tax Consequences of the Merger

Each of Twin Vee and Forza intends that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). In general, and subject to the qualifications and limitations set forth in the section titled “The Merger Transaction—Certain Material U.S. Federal Income Tax Consequences of the Merger,” the material tax consequences to U.S. Holders (as defined herein) of Forza Common Stock are expected to be as follows:

●	A Forza stockholder should not recognize gain or loss upon the exchange of Forza Common Stock for Twin Vee Common Stock pursuant to the Merger, except to the extent of cash received in lieu of a fractional share of Twin Vee Common Stock as described below;

●	A Forza stockholder’s aggregate tax basis for the shares of Twin Vee Common Stock actually received in the Merger should equal the stockholder’s aggregate tax basis in the shares of Forza Common Stock surrendered upon the closing of the Merger, decreased by the amount of any tax basis allocable to a fractional share for which cash is received; and

●	the holding period of the shares of Twin Vee Common Stock received by a Forza stockholder in the Merger should include the holding period of the shares of Forza Common Stock surrendered in exchange therefor provided the surrendered Forza Common Stock is held as a capital asset (generally, property held for investment) at the time of the Merger.

Tax matters are very complicated, and the tax consequences of the Merger to a particular Forza stockholder will depend on such stockholder’s circumstances. Accordingly, you should consult your tax advisor for a full understanding of the tax consequences of the merger to you, including the applicability and effect of federal, state, local and foreign income and other tax laws. For more information, please see the section titled “The Merger—Certain Material U.S. Federal Income Tax Consequences of the Merger.”

Regulatory Approvals

In the United States, Twin Vee must comply with applicable federal and state securities laws and the rules and regulations of Nasdaq, in connection with the issuance of shares of Twin Vee Common Stock pursuant to the Merger Agreement and the filing of this Joint Proxy Statement/Prospectus with the SEC.

Nasdaq Stock Market Listing

Twin Vee has agreed to use commercially reasonable efforts to (a) prepare and submit to the Nasdaq (or such other Nasdaq market on which the shares of Twin Vee Common Stock may then be listed) a notification form for the listing of additional shares with respect to the shares of Twin Vee Common Stock to be issued in connection with the Merger and to cause such shares to be approved for listing or (b) to the extent required by Nasdaq pursuant to its “reverse merger” rules, file an initial listing application for the Twin Vee Common Stock on Nasdaq and to cause such application to be conditionally approved prior to the Effective Time of the Merger. Forza has agreed to cooperate with Twin Vee as reasonably requested by Twin Vee with respect to such application and to promptly furnish to Twin Vee all information concerning Forza and its stockholders that may be required or reasonably requested in connection with the application.

In addition, each of Twin Vee’s and Forza’s obligation to complete the Merger is subject to the condition that the shares of Twin Vee Common Stock to be issued in the Merger be approved for listing (subject to official notice of issuance) on Nasdaq as of the closing of the Merger.

Anticipated Accounting Treatment

The Merger is expected to be treated as an asset acquisition by Twin Vee. To determine the accounting for this transaction under U.S. GAAP, a company must assess whether an integrated set of assets and activities should be accounted for as an acquisition of a business or an asset acquisition. The guidance requires an initial screen test to determine if substantially all of the fair value of the gross assets acquired is concentrated in a single asset or group of similar assets. If that screen is met, the set is not a business. In connection with the acquisition of Forza, substantially all the fair value is included in cash and cash equivalents and , as such, the acquisition is expected to be treated as an asset acquisition.

Appraisal Rights and Dissenters’ Rights

No appraisal rights are available to holders of Twin Vee Common Stock or Forza Common Stock in connection with the Merger in accordance with Section 262 of the Delaware General Corporation Law (the “DGCL”).

Comparison of Stockholder Rights

Both Twin Vee and Forza are incorporated under the laws of the State of Delaware and, accordingly, the rights of the stockholders of each are currently, and will continue to be, governed by the DGCL. If the Merger is completed, Forza stockholders will become stockholders of Twin Vee, and their rights will be governed by the DGCL, the Bylaws of Twin Vee and, the Certificate of Incorporation of Twin Vee. The rights of Twin Vee stockholders contained in the Certificate of Incorporation and Bylaws of Twin Vee differ from the rights of Forza stockholders under the Amended and Restated Certificate of Incorporation and Bylaws of Forza, as more fully described under the section titled “Comparison of Rights of Holders of Twin Vee Common Stock and Forza X1, Inc. Common Stock.”

The Twin Vee Annual Meeting

The Twin Vee Annual Meeting will be held on [●] at 10:00 a.m. local time, at the [●], for the following purposes:

●	to consider and vote upon a proposal to approve the issuance of shares of Twin Vee Common Stock in connection with Merger, pursuant to the Merger Agreement (the “Stock Issuance Proposal”);

●	to consider and vote upon the election of the two nominees for Class III directors named in this joint proxy statement/prospectus to the Twin Vee Board of Directors for a term of three years (provided, however, that if the Merger is completed, the Twin Vee Board of Directors will be reconstituted as provided in the Merger Agreement) (the “Twin Vee Election of Directors Proposal”);

●	to consider and vote upon the ratification of the appointment of Grassi & Co., CPAs, P.C. as Twin Vee’s independent registered public accounting firm for its fiscal year ending on December 31, 2024 (the “Twin Vee Auditor Proposal”)

●

to consider and approve an amendment to Twin Vee’s Certificate of Incorporation, in substantially the form attached to the accompanying proxy statement as Annex B, at the discretion of the Twin Vee Board of Directors, to effect a reverse stock split with respect to the issued and outstanding shares of Twin Vee Common Stock, at a ratio of 1-for-2 to 1-for-20 (the “Twin Vee Reverse Stock Split Ratio Range”), with the ratio within such range to be determined at the discretion of the Twin Vee Board of Directors and included in a public announcement, subject to the authority of the Twin Vee Board of Directors to abandon such amendment (the “Twin Vee Reverse Stock Split Proposal”);

●

to consider and approve an amendment to the Twin Vee PowerCats Co. Amended and Restated 2021 Stock Incentive Plan (the “Twin Vee 2021 Plan”) to increase the number of shares of Twin Vee Common Stock available for issuance under the Twin Vee 2021 Plan by 1,000,000 shares to 3,171,800 shares (the “Plan Increase Proposal”);

●	to consider and vote upon an adjournment of the Twin Vee Annual Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the Stock Issuance Proposal, the Twin Vee Reverse Stock Split Proposal and/or the Plan Increase Proposal (the “Twin Vee Adjournment Proposal”); and

●	to transact such other business as may properly come before the Twin Vee Annual Meeting or any adjournment or postponement thereof.

Collectively the proposals above are referred to as the “Twin Vee Proposals”. On each matter to be voted upon, Twin Vee stockholders have one vote for each share of Twin Vee Common Stock owned as of the Twin Vee Record Date. Votes will be counted by the inspector of election. The following table summarizes vote requirements and the effect of abstentions and broker non-votes.

Proposal Number	Proposal Description	Vote Required for Approval	Abstentions	Effect of Broker Non-Votes
1	Stock Issuance Proposal	FOR votes from the holders of a majority of voting power of shares of Twin Vee Common Stock present in person or represented by proxy shares	Counts as a vote “AGAINST” this proposal.	None

2	Twin Vee Election of Directors Proposal	The nominee receiving the most FOR votes from the holders of Forza Common Stock present and entitled to vote	Withheld votes will have no effect	None

3	Twin Vee Auditor Proposal	FOR votes from the holders of a majority of voting power of shares of Twin Vee Common Stock present in person or represented by proxy shares	Counts as a vote “AGAINST” this proposal.	Not applicable

4	Twin Vee Reverse Stock Split Proposal	FOR votes cast must exceed votes cast against the Twin Vee Reverse Stock Split	Counts as a vote “AGAINST” this proposal.	Not applicable

5	Plan Increase Proposal	FOR votes from the holders of a majority of the voting power of shares of Twin Vee Common Stock present in person or represented by proxy shares	Counts as a vote “AGAINST” this proposal.	Not applicable

6	Twin Vee Adjournment Proposal	FOR votes from the holders of a majority of the voting power of shares of Twin Vee Common Stock present in person or represented by proxy shares	Counts as a vote “AGAINST” this proposal.	Not applicable

The information in the preceding table with respect to the effect of broker non-votes may be incorrect or change before the Twin Vee Annual Meeting. Therefore, if you are a beneficial owner and want to ensure that shares you beneficially own are voted in favor or against any or all of the Twin Vee Proposals, the only way you can do so is to give your broker or nominee specific instructions as to how the shares are to be voted.

No Twin Vee Proposal is contingent upon any other Twin Vee Proposal. Therefore, assuming all other closing conditions have been either satisfied or waived, the Merger will be consummated even if the Twin Vee Reverse Stock Split Proposal is not approved by Twin Vee’s stockholders.

The Forza Annual Meeting

The Forza Annual Meeting will be held on [●] at 10:30 a.m. local time, at the [●], for the following purposes:

●	to consider and vote upon a proposal to approve the Merger, the Merger Agreement and related transactions (the “Merger Proposal”);

●	to consider and vote upon the election of the one nominee for Class II directors named in this Joint Proxy Statement/Prospectus to the Forza Board of Directors for a term of three years (provided, however, that if the Merger is completed, all of the Forza board members, other than Joseph Visconti, will resign as members of the Forza Board of Directors (the “Forza Election of Director Proposal”);

●	to consider and vote upon the ratification of the appointment of Grassi & Co., CPAs, P.C. as our independent registered public accounting firm for our fiscal year ending on December 31, 2024 (the “Forza Auditor Proposal”)

●	to consider and approve an amendment to the Forza Amended and Restated Certificate of Incorporation, in substantially the form attached to the accompanying proxy statement as Annex B-1, at the discretion of the Forza Board of Directors, to effect a reverse stock split with respect to the issued and outstanding shares of Forza Common Stock, including stock held by the Forza as treasury shares, at a ratio of 1-for-2 to 1-for-20 (the “Forza Reverse Stock Split Ratio Range”), with the ratio within such range to be determined at the discretion of the Forza Board of Directors and included in a public announcement, subject to the authority of the Forza Board of Directors to abandon such amendment (the Forza Reverse Stock Split Proposal) (provided, however, if the Merger is effected, the Forza Reverse Stock Split will be abandoned);

●	to consider and vote upon an adjournment of the Forza Annual Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the Merger Proposal and/or the Forza Reverse Stock Split Proposal (the “Forza Adjournment Proposal”); and

●	to transact such other business as may properly come before the Forza Annual Meeting or any adjournment or postponement thereof.

Collectively the proposals above are referred to as the “Forza Proposals.” On each matter to be voted upon, stockholders have one vote for each share of Forza Common Stock owned as of the Forza Record Date. Votes will be counted by the inspector of election. The following table summarizes vote requirements and the effect of abstentions and broker non-votes.

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes
1	Merger Proposal	FOR votes from the holders of a majority of outstanding voting power of Forza Common Stock, which vote shall include FOR votes from the holders of a majority of shares present in person or represented by proxy shares excluding shares held by Twin Vee	Counts as a vote “AGAINST” this proposal.	Counts as a vote “AGAINST” this proposal.

2	Forza Election of Director Proposal	The nominee receiving the most FOR votes from the holders of Forza Common Stock present and entitled to vote	Withheld votes will have no effect	None

3	Forza Auditor Proposal	FOR votes from the holders of a majority of voting power of Forza Common Stock present in person or represented by proxy shares	None	Not applicable

4	Forza Reverse Stock Split Proposal	FOR votes cast on the Forza Reverse Stock Split must exceed votes cast against the Forza Reverse Stock Split	Counts as a vote “AGAINST” this proposal.	Not applicable

5	Forza Adjournment Proposal	FOR votes from the holders of a majority of the voting power of Forza Common Stock present in person or represented by proxy shares	Counts as a vote “AGAINST” this proposal.	Not applicable

The information in the preceding table with respect to the effect of broker non-votes may be incorrect or change before the

Forza Annual Meeting. Therefore, if you are a beneficial owner and want to ensure that shares you beneficially own are voted in favor or against any or all of the Forza Proposals, the only way you can do so is to give your broker or nominee specific instructions as to how the shares are to be voted.

No Forza Proposal is contingent upon any other Forza Proposal except that if the Merger is effected, Forza will not implement the Forza Reverse Stock Split and all of the Forza directors, other than Joseph Visconti, will resign as directors of Forza however, certain Forza directors will serve as directors of the combined company. Therefore, assuming all other closing conditions have been either satisfied or waived, the Merger will be consummated even if the other Forza Proposals are not approved by Forza’s stockholders.

In addition to the requirement of obtaining such stockholder approval and appropriate regulatory approvals, each of the other closing conditions set forth in the Merger Agreement must be satisfied or waived.

THE MERGER

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: What is the Merger?

A: Twin Vee, Merger Sub and Forza have entered into the Merger Agreement. The Merger Agreement contains the terms and conditions of the proposed business combination of Twin Vee and Forza. Pursuant to the terms of the Merger Agreement, Forza will merge with a wholly owned subsidiary of Twin Vee (the Merger). At the Effective Time of the Merger, the holders of Forza Common Stock will receive in the Merger 0.611666275 shares of Twin Vee Common Stock in exchange for each share of Forza Common Stock they own, which is referred to as the Exchange Ratio, for a maximum of 5,355,000 shares of Twin Vee Common Stock (no fractional shares of Twin Vee Common Stock will be issued) and the 7,000,000 shares of Forza Common Stock held by Twin Vee pre-Merger will be cancelled. In addition, at the Effective Time of the Merger, (i) each outstanding stock option exercisable for shares of Forza Common Stock that is outstanding at the Effective Time of the Merger, whether vested or unvested, will be assumed by Twin Vee and converted into a stock option to purchase the number of shares of Twin Vee Common Stock that the holder would have received if such holder had exercised such stock option for shares of Forza Common Stock prior to the Merger and exchanged such shares for Twin Vee Common Stock in accordance with the Exchange Ratio and (ii) each outstanding warrant to purchase shares of Forza Common Stock will be assumed by Twin Vee and converted into a warrant to purchase the number of shares of Twin Vee Common Stock that the holder would have received if such holder had exercised such warrant for shares of Forza Common Stock prior to the Merger and exchanged such shares for Twin Vee Common Stock in accordance with the Exchange Ratio. For a more complete description of the Exchange Ratio, see the section titled “The Merger Agreement—Exchange Ratio” in this Joint Proxy Statement/Prospectus.

Q: Why are the two companies proposing to merge?

A: Twin Vee and Forza are proposing the Merger because, among other things, it is believed that the Merger will enhance stockholders value for both Twin Vee and Forza stockholders (i) by providing a method by which the Twin Vee stockholders can more directly share in the growth of Forza and (ii) due to the cost savings expected to be realized. For a discussion of Twin Vee’s reasons for the Merger, please see the sections entitled “The Merger Transaction—Recommendation of the Twin Vee Board of Directors and its Reasons for the Merger” and “The Merger Transaction—Recommendation of the Forza Board of Directors and its Reasons for the Merger”.

Q: What will happen in the Merger?

A: In the Merger, Forza will be merged into Twin Vee and will cease to exist. Immediately after the Merger the outstanding number of shares of Twin Vee Common Stock will increase by 5,355,000 which is the number of shares of Twin Vee Common Stock issued in the Merger. Based solely upon the outstanding shares of Twin Vee Common Stock on August 12, 2024, and the outstanding shares of Forza Common Stock on August 12, 2024, immediately following the completion of the Merger, Forza stockholders, excluding Twin Vee, will own approximately 36% of the combined company’s outstanding common stock.

Q: Why am I receiving this Joint Proxy Statement/Prospectus?

A: You are receiving this Joint Proxy Statement/Prospectus because you have been identified as a stockholder of Twin Vee or Forza as of August [●], 2024, as the applicable record date for the determination of stockholders entitled to notice of, and to vote at, the Twin Vee Annual Meeting, or the Forza Annual Meeting. This document serves as a proxy statement of Twin Vee used to solicit proxies for the Twin Vee Annual Meeting, as a prospectus of Twin Vee used to offer shares of Twin Vee Common Stock in exchange for shares of Forza Common Stock in the Merger and as proxy statement of Forza used to solicit proxies for the Forza Annual Meeting. This Joint Proxy Statement/Prospectus contains important information about the Merger and the stockholder meetings of Twin Vee and Forza and you should read it carefully.

Q: What is required to consummate the Merger?

A: The companies have agreed to combine the two companies upon the terms and conditions of the Merger Agreement that is described in this Joint Proxy Statement/Prospectus. If you are a Twin Vee stockholder or a Forza stockholder you are receiving these proxy materials to help you decide, among other matters, how to vote your shares with respect to the proposed Merger.

The Merger cannot be completed unless, among other things, the stockholders of Twin Vee approve the issuance of the Twin Vee Common Stock to the Forza stockholders pursuant to the terms of the Merger Agreement, and the Forza stockholders, including a majority of the stockholders other than Twin Vee present and entitled to vote at the Forza Annual Meeting, approve the Merger Agreement and the Merger and the transactions contemplated thereby. Your vote is important. Twin Vee and Forza encourage Twin Vee stockholders and Forza stockholders to vote as soon as possible.

Q: On what matters are Twin Vee stockholders being asked to vote?

A: Twin Vee stockholders are asked to vote on the following Twin Vee Proposals:

●	The approval of the issuance of shares of Twin Vee Common Stock in connection with Merger, pursuant to the Merger Agreement (the “Stock Issuance Proposal”);

●	The election of two Class III nominees named herein to the Twin Vee Board of Directors (the “Twin Vee Election of Directors Proposal”);

●	The ratification of the appointment of Grassi & Co., CPAs, P.C. as Twin Vee’s independent registered public accounting firm for its fiscal year ending on December 31, 2024 (the “Twin Vee Auditor Proposal”);

●

The approval of an amendment to Twin Vee’s Certificate of Incorporation, in substantially the form attached to this Joint Proxy Statement/Prospectus as Annex B, at the discretion of the Board of Directors of Twin Vee, to effect the Twin Vee Reverse Stock Split within the Twin Vee Reverse Stock Split Ratio Range (the “Twin Vee Reverse Stock Split Proposal”);

●	The approval of an amendment to the Twin Vee PowerCats Co. Amended and Restated 2021 Stock Incentive Plan (the “Twin Vee 2021 Plan”) to increase the number of shares of Twin Vee Common Stock available for issuance under the Twin Vee 2021 Plan by 1,000,000 shares to 3,171,800 shares (the “Plan Increase Proposal”);

●	The approval of an adjournment of the Twin Vee Annual Meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of the Stock Issuance Proposal and/or the Twin Vee Reverse Stock Split Proposal (the “Twin Vee Adjournment Proposal”);

●	To transact such other business as may properly come before the Twin Vee Annual Meeting or any adjournment or postponement thereof.

Q: What vote of Twin Vee stockholders is required to approve the Twin Vee Proposals?

A: The vote required of Twin Vee stockholders is set forth below.

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes
1	Stock Issuance Proposal	FOR votes from the holders of a majority of voting power of shares of Twin Vee Common Stock present in person or represented by proxy shares	None	Broker Non-Votes will have the effect of a vote Against

2	Twin Vee Election of Directors Proposal	Two nominees receiving the most FOR votes from the holders of shares of Twin Vee Common Stock present and entitled to vote	Withheld votes will have no effect	None

3	Twin Vee Auditor Proposal	FOR votes from the holders of a majority of voting power of shares of Twin Vee Common Stock present in person or represented by proxy shares	None	None

4	Twin Vee Reverse Stock Split Proposal	FOR votes from the holders of a majority of the voting power of shares of Twin Vee Common Stock present in person or represented by proxy shares	None	None

5	Plan Increase Proposal	FOR votes from the holders of a majority of the voting power of shares of Twin Vee Common Stock present in person or represented by proxy shares	None	Broker Non-Votes will have the effect of a vote Against

6	Twin Vee Adjournment Proposal	FOR votes from the holders of a majority of the voting power of shares of Twin Vee Common Stock present in person or represented by proxy shares	None	None

Q: What constitutes a quorum for the Twin Vee Annual Meeting?

A: A majority of the issued and outstanding shares of Twin Vee Common Stock entitled to vote being present in person or represented by proxy constitutes a quorum for the Twin Vee Annual Meeting. If a quorum is not present, the chairperson of the meeting or stockholders entitled to vote at the Twin Vee Annual Meeting present, in person or by proxy, may adjourn the meeting, without notice other than announced at the meeting, to another place, if any, date or time.

Q: On what matters are Forza stockholders being asked to vote?

A: Forza stockholders are asked to vote on the following Forza Proposals:

●	to consider and vote upon a proposal to approve the Merger, the Merger Agreement and related transactions (the Merger Proposal);

●	the election of the one nominee for Class II directors named in this Joint Proxy Statement/Prospectus to the Forza Board of Directors for a term of three years (provided, however, that if the Merger is completed, all of the Forza board members, other than Joseph Visconti, will resign as members of the Forza Board of Directors) (the “Forza Election of Directors Proposal”);

●	the ratification of the appointment of Grassi & Co., CPAs, P.C. as Forza’s independent registered public accounting firm for its fiscal year ending on December 31, 2024 (the “Forza Auditor Proposal”)

●	The approval of an amendment to the Forza Amended and Restated Certificate of Incorporation, in substantially the form attached to this Joint Proxy Statement as Annex B-1, at the discretion of the Board of Directors of Forza, to effect the Forza Reverse Stock Split within the Forza Reverse Stock Split Ratio Range (the “Forza Reverse Stock Split Proposal”);

●	The approval of an adjournment of the Forza Annual Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the Merger Proposal and/or the Forza Reverse Stock Split Proposal (the “Forza Adjournment Proposal”); and

Q: What vote of Forza stockholders is required to approve the Forza Proposals?

A: The vote required of Forza stockholders is set forth below

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes
1	Merger Proposal	FOR votes from the holders of a majority of outstanding voting power of shares of Forza Common Stock, which vote shall include FOR votes from the holders of a majority of shares of Forza Common Stock present in person or represented by proxy shares excluding shares held by Twin Vee	Withheld votes will have the effect of vote Against	Broker Non-Votes will have the effect of a vote Against
2	Forza Election of Director Proposal	The nominee receiving the most FOR votes from the holders of shares of Forza Common Stock present and entitled to vote	Withheld votes will have no effect	None

3	Forza Auditor Proposal	FOR votes from the holders of a majority of voting power of shares of Forza Common Stock present in person or represented by proxy shares	None	None

4	Forza Reverse Stock Split Proposal	FOR votes from the holders of a majority of the voting power of shares of Forza Common Stock present in person or represented by proxy shares	None	None

5	Forza Adjournment Proposal	FOR votes from the holders of a majority of the voting power of shares of Forza Common Stock present in person or represented by proxy shares	None	None

Q: What constitutes a quorum for the Forza Annual Meeting?

A: A majority of the issued and outstanding shares of Forza Common Stock entitled to vote being present in person or represented by proxy constitutes a quorum for the Forza Annual Meeting. If a quorum is not present, the chairperson of the meeting or stockholders entitled to vote at the meeting present, in person or by proxy, may adjourn the meeting, without notice other than announced at the meeting, to another place, if any, date or time.

Q: When and where are the stockholder meetings?

A: The Twin Vee Annual Meeting will take place on _________, 2024 at 10:00 a.m., Eastern Time, at the offices of Twin Vee, 3101 S. U.S. Highway 1, Florida 34982. The Forza Annual Meeting will take place on _________, 2024 at 11:00 a.m., Eastern Time, at the offices of Forza, 3101 S. U.S. Highway 1, Fort Pierce, Florida 34982.

Q: Who is entitled to vote at the Twin Vee Annual Meeting?

A: Each outstanding share of Twin Vee Common Stock entitles its holder to cast one vote on each matter to be voted upon at the annual meeting. Only stockholders of record at the close of business on the Twin Vee Record Date, [●], 2024, are entitled to receive notice of the Twin Vee Annual Meeting and to vote the shares of Twin Vee Common Stock that they held on that date at the meeting, or any adjournment or postponement of the meeting. If your shares are held for you as a beneficial holder in “street name,” please refer to the information forwarded to you by your bank, broker or other holder of record to see what you must do to vote your shares.

A complete list of stockholders entitled to vote at the Twin Vee Annual Meeting will be available for examination by any stockholder at Twin Vee’s corporate headquarters, 3101 S. U.S. Highway 1, Fort Pierce, Florida 34982, during normal business hours for a period of ten days before the Twin Vee Annual Meeting and at the time and place of the meeting.

Q: Who is entitled to vote at the Forza Annual Meeting?

A: Each outstanding share of Forza Common Stock entitles its holder to cast one vote on each matter to be voted upon at the annual meeting. Only stockholders of record at the close of business on the Forza Record Date, [●], 2024, are entitled to receive notice of the Forza Annual Meeting and to vote the shares of Forza Common Stock that they held on that date at the meeting, or any adjournment or postponement of the meeting. If your shares are held for you as a beneficial holder in “street name,” please refer to the information forwarded to you by your bank, broker or other holder of record to see what you must do to vote your shares.

A complete list of stockholders entitled to vote at the Forza Annual Meeting will be available for examination by any stockholder at Forza’s corporate headquarters, 3101 S. U.S. Highway 1, Fort Pierce, Florida 34982, during normal business hours for a period of ten days before the Forza Annual Meeting and at the time and place of the meeting.

Q: How do the Board of Directors of Twin Vee and Forza recommend I vote?

A: The Twin Vee Board of Directors and the Forza Board of Directors have recommended that stockholders vote “FOR” each proposal.

After careful consideration, the Twin Vee Board of Directors has determined by unanimous vote the Merger to be fair to Twin Vee stockholders and in their best interests, and declared the Merger advisable. The Twin Vee Board of Directors approved the Merger Agreement and recommends that Twin Vee stockholders adopt and approve the issuance of the Twin Vee Common Stock to the Forza stockholders pursuant to the terms of the Merger Agreement.

After careful consideration, the Forza Board of Directors has determined by unanimous vote the Merger to be fair to Forza stockholders and in their best interests, and declared the Merger advisable. The Forza Board of Directors approved the Merger and the Merger Agreement and recommends that Forza stockholders adopt and approve the Merger and the Merger Agreement and related transactions.

In considering the recommendation of the Twin Vee Board of Directors and the Forza Board of Directors with respect to the proposals, Forza and Twin Vee stockholders should be aware that certain directors and officers of Twin Vee and Forza have certain interests in the merger that are different from, or are in addition to, the interests of stockholders generally. We encourage you to read the sections titled “Interests of Twin Vee Directors and Executive Officers in the Merger” and “Interests of Forza Directors and Executive Officers in the Merger” for a discussion of these interests.

Q: How do I vote?

A: You may vote by mail by completing, signing and dating your proxy card and returning it in the enclosed, postage-paid and addressed envelope. If you mark your voting instructions on the proxy card, your shares will be voted:

●	as you instruct

If you return a signed card, but do not provide voting instructions, your shares will be voted:

●	if you are a Twin Vee stockholder, FOR approval of the issuance of shares of Twin Vee Common Stock pursuant to the Merger Agreement and the Merger; FOR the election of the two Class III nominees; FOR the ratification of the appointment of Grassi & Co., CPAs, P.C. as Twin Vee’s independent registered public accounting firm for its fiscal year ending on December 31, 2024; FOR the Twin Vee Reverse Stock Split Proposal; FOR the Plan Increase Proposal, FOR the Twin Vee Adjournment Proposal;

●	if you are a Forza stockholder, FOR approval of the Merger and the Merger Agreement, FOR the election of the one Class II nominee; FOR the ratification of the appointment of Grassi & Co., CPAs, P.C. as Forza’s independent registered public accounting firm for its fiscal year ending on December 31, 2024; FOR the Forza Reverse Stock Split Proposal; FOR the Forza Adjournment Proposal;

●	if you are a stockholder of record of Twin Vee, you may also vote on the Internet at _______________;

●	if you are a stockholder of record of Forza, you may also vote on the Internet at _______________.

●	if your shares of Twin Vee Common Stock or Forza Common Stock are registered directly in your name with the transfer agent, you are considered to be the stockholder of record with respect to those shares, and the proxy materials and proxy card are being sent directly to you by either Twin Vee or Forza. If you are a Twin Vee stockholder of record, you may attend the Twin Vee Annual Meeting and vote your shares in person. Even if you plan to attend the Twin Vee Annual Meeting in person, Twin Vee requests that you sign and return the enclosed proxy to ensure that your shares will be represented at the Twin Vee Annual Meeting if you are unable to attend. If you are a Forza stockholder of record, you may attend the Forza Annual Meeting and vote your shares in person. Even if you plan to attend the Forza Annual Meeting in person, Forza requests that you sign and return the enclosed proxy to ensure that your shares will be represented at the Forza Annual Meeting if you are unable to attend. If your shares of Twin Vee Common Stock or Forza Common Stock are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in “street name,” and the proxy materials are being forwarded to you by your broker or other nominee together with a voting instruction card. As the beneficial owner, you are also invited to attend the applicable meeting. Because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the applicable annual meeting unless you obtain a proxy from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting.

Q: What do I do if I want to change my vote?

A: You may send in a later-dated, signed proxy or proxy card to your company’s Secretary before your meeting or you can attend your meeting in person and vote. You may also revoke your proxy by sending a notice of revocation to your company’s Secretary at 3101 S. U.S. Highway 1, Fort Pierce, Florida 34982. If you voted by the Internet, you can submit a later vote using such method.

Q: If my shares are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

A: If you do not provide your broker, bank or nominee with instructions on how to vote your “street name” shares, your broker, bank or nominee will not be permitted to vote them on the “non-routine” matters that are to be considered by the Twin Vee stockholders relating to the issuance of Twin Vee Common Stock pursuant to the Merger Agreement and by the Forza stockholders relating to the approval of the Merger, Merger Agreement and related transactions. You should therefore be sure to provide your broker with instructions on how to vote your shares.

If you wish to vote your shares in person, you must bring to the meeting a letter from the broker, bank or nominee confirming your beneficial ownership in the shares to be voted.

Q: What is the effect of abstentions and broker non-votes?

A: Abstentions with respect to Twin Vee Proposal No. 1, 3, 4 and 5, will have the same effect as an AGAINST vote. Abstentions with respect to all other proposals will have no effect on the outcome of the vote. Abstentions will be counted for the purpose of determining a quorum at the stockholder meetings.

Matters subject to stockholder vote are classified as “routine” or “non-routine.” In the case of non-routine matters, brokers may not vote shares held in “street name” for which they have not received voting instructions from the beneficial owner (“Broker Non-Votes”), whereas they may vote those shares in their discretion in the case of any routine matter. Broker Non-Votes will be counted for purposes of calculating whether a quorum is present at the stockholder meetings, but will not be counted for purposes of determining the numbers of votes present in person or represented by proxy and entitled to vote with respect to a particular proposal. Broker Non-Votes for Twin Vee Proposal No. 1, Twin Vee Proposal No. 5, Forza Proposal No. 1, will have the same effect as an AGAINST vote. Twin Vee Proposals No. 1, 2 and 5 and Forza Proposals No. 1 and No. 2 are non-routine matters and Twin Vee Proposals No. 3, 4 and 6 and Forza Proposals No. 3, 4 and 5 are routine matters. Broker non-votes for these other routine matters are not expected to exist in connection with such proposals since they are routine matters for which brokers that vote at the annual meeting may vote in their discretion if beneficial owners do not provide voting instructions to the brokers) will have no effect on the proposals. Therefore, it is important that you complete and return your proxy early so that your vote may be recorded.

Votes cast by proxy or in person at the stockholder meetings will be tabulated by the inspectors of election appointed for the stockholder meetings, who also will determine whether a quorum is present.

Q: What appraisal rights do stockholders have in connection with the Merger?

A: No appraisal rights are available to holders of Twin Vee Common Stock or Forza Common Stock in connection with the Merger in accordance with Section 262 of the DGCL.

Q: What happens if I do not return a proxy card or otherwise provide proxy instructions?

A: If you are a Twin Vee stockholder, the failure to return your proxy card or otherwise provide proxy instructions could be a factor in establishing a quorum for the annual meeting of Twin Vee stockholders for purposes of approving the issuance of shares pursuant to the merger agreement or other actions sought to be taken, which is required to transact business at the meeting. If you are a Forza stockholder, the failure to return your proxy card or otherwise provide proxy instructions could be a factor in establishing a quorum for the annual meeting of Forza stockholders for purposes of approving the Merger Agreement or other actions sought to be taken, which is required to transact business at the meeting.

Q: Should I send in my stock certificates now?

A: No. If the Merger is completed, Twin Vee will send Forza stockholders written instructions for exchanging their stock certificates. Twin Vee stockholders will keep their existing certificates.

Q: When do you expect the Merger to be completed?

A: Both Twin Vee and Forza are working towards completing the Merger as quickly as possible. We hope to complete the Merger by the end of the fourth quarter of 2024. However, the exact timing of completion of the Merger cannot be determined yet because completion of the Merger is subject to a number of conditions.

Q: How many outstanding shares of Twin Vee Common Stock will exist immediately after the closing of the Merger?

A: Immediately Following the closing of the Merger, we anticipate that there will be approximately 14,875,000 shares of authorized but unissued Twin Vee Common Stock. In addition to the number of issued and outstanding shares of Twin Vee Common Stock after the closing of the Merger, Twin Vee has reserved approximately 2,170,000 shares   for future issuance as a result of outstanding stock options and warrants of Twin Vee and 868,000 shares for future issuance as a result of outstanding stock options and warrants of Forza, which upon the closing of the Merger will be exercisable for shares of Twin Vee Common Stock.

Q: What are the federal income tax consequences of the Merger?

A: Neither Twin Vee nor Forza has requested or received a ruling from the Internal Revenue Service that the Merger should qualify as a reorganization. The Merger should qualify as a reorganization pursuant to Section 368(a) of the Code. Assuming that the Merger qualifies as a reorganization, Forza stockholders should not recognize any gain or loss for U.S. federal income tax purposes if they exchange their shares of Forza Common Stock solely for shares of Twin Vee Common Stock.

Tax matters are very complicated, and the tax consequences of the Merger to each Forza stockholder will depend on the facts of that stockholder’s particular situation. You are urged to consult your own tax advisors regarding the specific tax consequences of the Merger, including tax return reporting requirements, the applicability of federal, state, local and foreign tax laws and the effect of any proposed changes in the tax laws. See “The Merger Transaction—Certain U.S. Federal Income Tax Consequences of the Merger”.

Q: Whom do I call if I have questions about the meetings or the Merger?

A: Twin Vee stockholders may call Twin Vee Investor Relations at (561) 283-4412. Forza stockholders may call Forza Investor Relations at (561) 283-4412.

Summary Risk Factors

The following is a summary of the key risks relating to the merger and each company. A more detailed description of each of the risks can be found under the section “Risk Factors.”

RISKS RELATED TO THE MERGER

●	All of Forza’s executive officers and all but one of its directors serve on both the Twin Vee and Forza Board of Directors and therefore have conflicts of interest that may influence them to support or approve the merger without regard to your interests. In addition, the one director that does not sit on both the Twin Vee and Forza Board of Directors is expected to serve as a director of the combined company and therefore may also have a conflict of interest.
●	The exchange ratio is not adjustable based on the market price of Twin Vee Common Stock so the Merger consideration at the closing may have a greater or lesser value than it had at the time the Merger Agreement was signed.
●	The combined company’s stock price is expected to be volatile, and the market price of its common stock may drop following the Merger.
●	The market price of the combined company’s common stock may decline as a result of the Merger.
●	The combined company may not experience the anticipated strategic benefits of the Merger.
●	If the conditions to the Merger are not met, the Merger will not occur.
●	Twin Vee and Forza will incur substantial expenses related to this transaction whether or not the Merger is completed.
●	Twin Vee will assume all of Forza’s outstanding liabilities if the Merger is completed.
●	The pro forma financial statements are presented for illustrative purposes only and may not be an indication of the combined company’s financial condition or results of operations following the Merger.
●	Although Houlihan’s opinion was given to the Twin Vee Board of Directors on August 6, 2024, it does not reflect any changes in market and economic circumstances after August 6, 2024.
●	Although InteleK’s opinion was given to Forza’s Board of Directors on August 9, 2024, it does not reflect any changes in market and economic circumstances after August 9, 2024.
●	The issuance of the Merger consideration is subject to approval by the stockholders of Twin Vee and the Merger and Merger Agreement are subject to approval by the Forza stockholders, including a majority of the stockholders excluding Twin Vee..
●	Twin Vee’s business and stock price may be adversely affected if the acquisition of Forza is not completed.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Joint Proxy Statement/Prospectus contains “forward-looking statements.” Twin Vee and Forza use words such as “could,” “may,” “might,” “will,” “expect,” “likely,” “believe,” “continue,” “anticipate,” “estimate,” “intend,” “plan,” “project,” and other similar expressions to identify some forward-looking statements, but not all forward-looking statements include these words. All of their forward-looking statements involve estimates and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Accordingly, any such statements are qualified in their entirety by reference to the information described under the caption “Risk Factors” and elsewhere in this Joint Proxy Statement/Prospectus.

The forward-looking statements contained in this Joint Proxy Statement/Prospectus are based on assumptions that Twin Vee and/or Forza have made in light of their industry experience and their perceptions of historical trends, current conditions, expected future developments, and other factors they believe are appropriate under the circumstances. As you read and consider this Joint Proxy Statement/Prospectus, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (many of which are beyond Twin Vee and Forza’s control), and assumptions. Although Twin Vee and Forza believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect their actual operating and financial performance and cause their performance to differ materially from the performance anticipated in the forward-looking statements. Twin Vee and Forza believe these factors include, but are not limited to, those described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Should one or more of these risks or uncertainties materialize, or should any of these assumptions prove incorrect, their actual operating and financial performance may vary in material respects from the performance projected in these forward-looking statements.

Further, any forward-looking statement speaks only as of the date on which it is made, and except as required by law, Twin Vee and Forza undertake no obligation to update any forward-looking statement contained in this Joint Proxy Statement/Prospectus to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors that could cause Twin Vee’s and/or Forza’s business not to develop as they expect emerge from time to time, and it is not possible for them to predict all of them. Further, they cannot assess the impact of each currently known or new factor on their results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

SELECTED HISTORICAL FINANCIAL DATA

The following tables present summary historical data for Twin Vee and Forza, summary unaudited pro forma condensed combined financial data for Twin Vee and Forza and comparative historical and unaudited pro forma per share data for Twin Vee and Forza.

SELECTED HISTORICAL FINANCIAL DATA OF TWIN VEE

The following table sets forth the selected consolidated financial data of Twin Vee. The selected consolidated statements of operations and consolidated balance sheets as of and for the year ended December 31, 2023 and 2022 are derived from Twin Vee 2023 Annual Report, which is incorporated by reference into this Joint Proxy Statement/Prospectus. The selected consolidated statements of operations and consolidated balance sheets as of June 30, 2024 and the six months ended June 30, 2024 and 2023 are derived from Twin Vee’s unaudited consolidated financial statements contained in Twin Vee’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2024, which is incorporated by reference into this Joint Proxy Statement/Prospectus. You should read this information in conjunction with Twin Vee’s consolidated financial statements and related notes included in Twin Vee Annual Report and Twin Vee’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2024. Historical results are not necessarily indicative of the results to be expected in the future.

	Six Months Ended June 30,		Years Ended December 31,
	2024	2023	2023	2022
Selected Consolidated Statements of Operations Data:
Net Sales	$9,603,164	$17,001,847	$33,425,912	$31,987,724
Total operating expenses	$7,681,934	$7,959,023	$21,710,326	$21,330,918
Net loss	$(6,854,390)	$(3,732,208)	$(9,782,196)	$(5,793,414)
Net loss per share-basic and diluted	$(0.49)	$(0.26)	$(0.76)	$(0.67)
Weighted-average common shares used to compute basic and diluted net loss per share	9,520,000	9,520,000	9,520,000	7,624,938

	As of June 30,	As of December 31,
	2024	2023	2022
Selected Consolidated Balance Sheet Data:
Cash and cash equivalents	$13,927,460	$16,497,703	$23,501,007
Total assets	$33,753,304	$39,846,713	$38,231,480
Total liabilities	$7,814,052	$7,797,098	$5,210,591
Total stockholders’ equity	$25,929,252	$32,049,615	$33,020,889

SELECTED HISTORICAL FINANCIAL DATA OF FORZA

The following table sets forth the selected consolidated financial data of Forza. The selected consolidated statements of operations and consolidated balance sheets as of and for the year ended December 31, 2023 and 2022 are derived from Forza’s Annual Report on Form 10-K as of and for the year ended December 31, 2023 (the “Forza 2023 Annual Report”), which is incorporated by reference into this Joint Proxy Statement/Prospectus. The selected consolidated statements of operations and consolidated balance sheets as of June 30, 2024 and the six months ended June 30, 2024 and 2023 are derived from Forza’s unaudited consolidated financial statements contained in Forza’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2024, which is incorporated by reference into this Joint Proxy Statement/Prospectus. You should read this information in conjunction with Forza’s consolidated financial statements and related notes included in the Forza 2023 Annual Report and Forza’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2024. Historical results are not necessarily indicative of the results to be expected in the future.

	Six Months Ended June 30,		Years Ended December 31,
	2024	2023	2023	2022
Selected Consolidated Statements of Operations Data:
Net Sales, related party	$—	$—	$37,118	$—
Total Operating Expenses	$4,202,330	$3,658,533	$6,472,914	$3,420,515
Net loss	$(3,999,391)	$(3,488,786)	$(5,933,113)	$(3,630,081)
Net loss per share-basic and diluted	$(0.25)	$(0.32)	$(0.44)	$(0.44)
Weighted-average common shares used to compute basic and diluted net loss per share	15,754,774	10,950,000	13,365,613	8,332,735

	As of June 30,	As of December 31,
	2024	2023	2022
Selected Consolidated Balance Sheet Data:
Cash and cash equivalents	$8,188,879	$9,821,531	$12,767,199
Total assets	$13,156,741	$16,921,844	$14,221,926
Total liabilities	$658,643	$901,311	$521,723
Total stockholders’ equity	$12,498,098	$16,020,533	$13,700,203

UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION OF TWIN VEE AND FORZA

The following information does not give effect to the proposed Twin Vee Reverse Stock Split or the Forza Reverse Stock Split described in the Twin Vee Reverse Stock Split Proposal and the Forza Reverse Stock Split Proposal.

The following unaudited pro forma combined consolidated financial information assumes that each share of Forza Common Stock will be exchanged for 0.611666275 shares of Twin Vee Common Stock. Utilizing the Exchange Ratio of 64/36, it is anticipated that Forza Common Stockholders will own approximately 36% of the voting stock of the combined company after the Merger.

The unaudited pro forma combined consolidated financial information is based upon the assumption that the total number of shares of Forza Common Stock outstanding immediately prior to the completion of the Merger will be 15,754,774 and utilizes the Exchange Ratio of 64/36, which will result in 5,355,000 shares of Twin Vee Common Stock being issued in the transaction.

The unaudited pro forma condensed combined balance sheet as of June 30, 2024 assumes that the transaction took place at the beginning of the year and combines the historical balance sheets of Twin Vee and Forza as of such date. The unaudited pro forma condensed combined statements of operations for the three months ended June 30, 2024 and the year ended December 31, 2023 assume that the transaction took place as of January 1, 2023, and combine the historical results of Twin Vee and Forza for each period. The historical financial statements of Twin Vee and Forza have been adjusted to give pro forma effect to events that are (i) directly attributable to the transaction, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the combined results.

The notes to the unaudited pro forma combined consolidated financial statements describe the pro forma amounts and adjustments presented below. This pro forma data is not necessarily indicative of the operating results that Twin Vee would have achieved had it completed the merger as of the beginning of the period presented and should not be considered as representative of future operations.

The unaudited pro forma combined consolidated financial information presented below is based on, and should be read together with, the historical financial information and their respective management’s discussion and analysis of financial condition and results of operations. Twin Vee’s historical audited consolidated financial statements for the years ended December 31, 2023 and 2022 and unaudited consolidated financial statements for the six months ended June 30, 2024 and 2023 have been derived from the Twin Vee 2023 Annual Report and Twin Vee’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2024, which are incorporated by reference into this Joint Proxy Statement/Prospectus. Forza’s historical audited consolidated financial statements for the years ended December 31, 2023 and 2022 and unaudited consolidated financial statements for the six months ended June 30, 2024 and 2023 have been derived from the Forza’s 2023 Annual Report and Forza’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2024, which are incorporated by reference into this Joint Proxy Statement/Prospectus.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS

	Twin Vee Powercats Co. Inc.	Forza X1, Inc.	Eliminations & Merger		Powercats Co. Inc. Pro Forma
	June 30, 2024	June 30, 2024	Adjustments		June 30, 2024
Assets
Current Assets
Cash and cash equivalents	$13,927,460	$8,188,879	(8,188,879)	A	$13,927,460
Restricted cash	210,876	—	—		210,876
Accounts receivable	115,793	—	—		115,793
Marketable securities	995,208	—	—		995,208
Inventories, net	4,147,507	273,076	(273,076)	A	4,147,507
Due from affiliates, net	—	18,384	(18,384)		—
Prepaid expenses and other current assets	185,263	73,513	(73,513)	A	185,263
Total current assets	19,582,107	8,553,852	(8,553,852)		19,582,107

Property and equipment, net	13,506,672	4,565,008	(4,565,008)	A	13,506,672

Operating lease right of use asset	615,815	30,364	(30,364)	A	615,815
Security deposit	48,709	7,517	(7,517)	A	48,710
Total Assets	$33,753,304	$13,156,741	$(13,156,741)		$33,753,304

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$2,779,814	$503,646	(503,646)	A	$2,779,814
Accrued liabilities	1,107,611	27,814	(27,814)	A	1,107,611
Due to affiliated companies	—	—	—		—
Contract liabilities	6,175	6,175	(6,175)	A	6,175
Finance lease liability	218,348	24,535	(24,535)	A	218,348
Operating lease right of use liability	448,611	23,073	(23,073)	A	448,611
Total current liabilities	4,560,559	585,243	(585,243)		4,560,559

Economic Injury Disaster Loan	499,900	—	—		499,900
Finance lease liability - noncurrent	2,535,033	73,400	(73,400)	A	2,535,033
Operating lease liability - noncurrent	218,560	—	—		218,560
Total Liabilities	7,814,052	658,643	(658,643)		7,814,052

Stockholders' equity:
Preferred stock: 10,000,000 authorized; $0.001 par value; no shares	—	—	—		—
issued and outstanding
Common stock: 50,000,000 authorized; $0.001 par value	9,520	15,784	(10,429)	B/C	14,875
Treasury Stock	—	(21,379)	21,379	B	—
Additional paid-in capital	38,592,684	26,523,829	(20,213,224)	B/C	44,903,289
Accumulated deficit	(18,978,912)	(14,020,136)	14,020,136	B	(18,978,912)
Equity attributed to stockholders of Twin Vee PowerCats Co, Inc.	19,623,292	12,498,098	(6,182,138)		25,939,252
Equity attributable to noncontrolling interests	6,315,960	—	(6,315,960)		—
Total stockholders’ equity	25,939,252	12,498,098	(12,498,098)		25,939,252

Total Liabilities and Stockholders' Equity	$33,753,304	$13,156,741	$(13,156,741)		$33,753,304

A - Represents elimination of Forza balances included in Twin Vee consolidated balance sheet
B - Represents elimination of Forza equity and accumulated deficit and non-controlling interest no longer eliminated post-merger
C - Represents issuance of Twin Vee common stock to non-Twin Vee shareholders of Forza stock and the offset to the elimination of the Forza non-controlling interest previously eliminated from the Twin Vee balance sheet.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Twin Vee Powercats Co.	Forza X1, Inc. Six Months Ended	Eliminations and		Twin Vee Powercats Co. Inc. Six Months Ended June
	Inc. Six June 30, 2024	June 30, 2024	Merger Adjustments		30, 2024 Pro Forma
Net sales	$9,603,164	$—	—		$9,603,164
Cost of products sold	9,123,511	56,413	(56,413)	A	9,123,511
Gross profit (loss)	479,653	(56,413)	56,413		479,653

Operating expenses:
Selling, general and administrative	1,449,912	524,516	(920,143)	A/B	1,054,285
Salaries and wages	2,495,616	1,122,851	(1,122,851)	A	2,495,616
Professional fees	707,692	251,106	(387,739)	A/B	571,059
Impairment of property & equipment	1,674,000	1,674,000	(1,674,000)	A	1,674,000
Depreciation and amortization	860,239	119,752	(119,752)	A	860,239
Research and development	494,475	510,105	(510,105)	A	494,475
Total operating expenses	7,681,934	4,202,330	(4,734,590)		7,149,674

Loss from operations	(7,202,281)	(4,258,743)	4,791,003		(6,670,021)

Other income (expense):
Dividend income	396,671	245,010	(245,010)	A	396,671
Other income	32,962	—	—		32,962
Interest expense	(121,887)	(3,938)	3,938	A	(121,887)
Interest income	7,879	—	—		7,879
Unrealized gain on marketable securities	32,266	18,280	(18,280)	A	32,266
Total other income	347,891	259,352	(259,352)		347,891

Income before income tax	(6,854,390)	(3,999,391)	4,531,651		(6,322,130)
Income taxes provision	—	—	—		—
Net loss	(6,854,390)	(3,999,391)	4,531,651		(6,322,130)
Less: Net loss attributable to noncontrolling interests	(2,222,462)		2,222,462	A	—
Net loss attributed to stockholders of Twin Vee PowerCats Co, Inc	(4,631,928)	(3,999,391)	2,309,189		(6,322,130)

A - Represents elimination of intercompany revenues and cost of sales, and non-controlling interests, and Forza amounts included in Twin Vee consolidated results

B - Represents adjustment for public company costs no longer borne by Forza related to the merger

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Twin Vee Powercats Co. Inc. Year Ended December 31, 2023	Forza X1, Inc. Year Ended December 31, 2023	Eliminations and Merger Adjustments		Twin Vee Powercats Co. Inc. Year Ended December 31, 2023 Pro Forma
Net sales	$33,425,912	$37,118	(37,118)	A	$33,425,912
Cost of products sold	23,702,885	157,637	(157,637)	A	23,702,885
Gross profit	9,723,027	(120,519)	120,519		9,723,027

Operating expenses:
Selling, general and administrative	3,734,406	1,112,920	(1,614,657)	A/B	3,232,669
Salaries and wages	13,929,580	3,279,195	(3,279,195)	A	13,929,580
Professional fees	1,249,388	353,996	(634,905)	A/B	968,479
Depreciation and amortization	1,353,383	185,900	(185,900)	A	1,353,383
Research and development	1,443,569	1,540,903	(1,540,903)	A	1,443,569
Total operating expenses	21,710,326	6,472,914	(7,255,560)		20,927,680

Loss from operations	(11,987,299)	(6,593,433)	7,376,079		(11,204,653)

Other income (expense):
Dividend income	909,215	507,794	(507,794)	A	909,215
Other income	9,898	—	—		9,898
Interest expense	(221,157)	(3,694)	3,694	A	(221,157)
Interest income	48,370	1,401	(1,401)	A	48,370
Loss on disposal of assets	—	—	—		—
Unrealized gain on marketable securities	87,781	50,878	(50,878)	A	87,781
Realized gain on marketable securities	103,941	103,941	(103,941)	A	103,941
Employee Retention Credit income	1,267,055	—	—		1,267,055
Total other income	2,205,103	660,320	(660,320)		2,205,103

Income before income tax	(9,782,196)	(5,933,113)	6,715,759		(8,999,550)
Income taxes provision	—	—			—
Net loss	(9,782,196)	(5,933,113)	6,715,759		(8,999,550)
Less: Net loss attributable to noncontrolling interests	(2,590,020)	—	2,590,020	A	—
Net loss attributed to stockholders of Twin Vee
PowerCats Co, Inc.	(7,192,176)	(5,933,113)	4,125,739		(8,999,550)

A - Represents elimination of intercompany revenues and cost of sales, non-controlling interests and Forza amounts included in Twin Vee consolidated results

B - Represents adjustment for public company costs no longer borne by Forza related to the merger

Comparative Historical and Unaudited Pro Forma Per Share Data

The information below reflects the historical net loss and book value per share of Twin Vee Common Stock and the historical net loss and book value per share of Forza Common Stock in comparison with the unaudited pro forma net loss and book value per share after giving effect to the proposed Merger of Twin Vee with Forza on a pro forma basis. The unaudited pro forma net loss and book value per share does not give effect to the proposed reverse stock split of Twin Vee Common Stock described in the Twin Vee Reverse Stock Split Proposal.

You should read the tables below in conjunction with the audited consolidated financial statements of Twin Vee for the years ended December 31, 2023 and 2022 and unaudited consolidated financial statements of Twin Vee for the six months ended June 30, 2024 and 2023, which are incorporated by reference in this Joint Proxy Statement/Prospectus; the audited financial statements of Forza for the years ended December 31, 2023 and 2022 and unaudited condensed financial statements of Forza for the six months ended June 30, 2024 and 2023, which are included elsewhere in this Joint Proxy Statement/Prospectus; and the unaudited pro forma condensed combined financial information and notes related to such financial information which are included elsewhere in this Joint Proxy Statement/Prospectus.

	Twin Vee Historical	Forza Historical	Twin Vee Unaudited Pro Forma Combined Data	Forza Pro Forma Equivalent Data (i)

Net Loss per share:
For the year ended December 31, 2023
Basic and diluted	$(0.76)	$(0.44)	$(0.61)	$(0.22)
For the six months ended June 30, 2024
Basic and diluted	$(0.49)	$(0.18)	$(0.43)	$(0.15)
Book value per share
As of December 31, 2023	$3.37	$1.13	$2.15	$0.78
As of June 30, 2024	$2.72	$0.79	$1.74	$0.63

(i) The Forza unaudited pro forma equivalent data was calculated by multiplying the pro forma condensed combined results by the estimated Exchange Ratio of 64/36

MARKET PRICE AND DIVIDEND INFORMATION

Twin Vee Common Stock is traded on the Nasdaq Capital Market under the symbol “VEEE”. As of August [●], 2024, Twin Vee had approximately [●] holders of record of Twin Vee Common Stock.

Forza Common Stock is traded on the Nasdaq Capital Market under the symbol “FRZA”. As of August [●], 2024, Forza had approximately [●] holders of record of Forza Common Stock.

Market Value of Securities

On August [●], 2024, the last trading day before the public announcement of the signing of the Merger Agreement, the last sale prices per share of Twin Vee Common Stock on Nasdaq and Forza Common Stock on Nasdaq were $[●] and $[●], respectively. On August [●], 2024, the latest practicable date before the date of this Joint Proxy Statement/Prospectus, the closing prices per share of Twin Vee Common Stock on Nasdaq and Forza Common Stock on Nasdaq were $[●] and $[●], respectively. Forza and Twin Vee stockholders are encouraged to obtain current market quotations for Twin Vee Common Stock and Forza Common Stock and to review carefully the other information contained, or incorporated by reference, in this Joint Proxy Statement/Prospectus. See “Additional Information for Stockholders—Where You Can Find More Information,” of this Joint Proxy Statement/Prospectus. Following the Merger, Twin Vee Common Stock will continue to be listed on Nasdaq, and there will be no further market for Forza Common Stock.

Dividend Policy

Twin Vee has never declared or paid any cash dividends on Twin Vee Common Stock. Twin Vee currently intends to retain future earnings, if any, to finance the expansion of its business. As a result, Twin Vee does not anticipate paying any cash dividends in the foreseeable future.

 Forza has never declared or paid any cash dividends on Forza Common Stock.

RISK FACTORS

In addition to the other information included in and incorporated by reference into this Joint Proxy Statement/Prospectus including as discussed under the section entitled “Risk Factors” contained in Twin Vee’s most recent Annual Report on Form 10-K, as may be updated by subsequent annual, quarterly and other reports that are incorporated by reference into this Joint Proxy Statement/Prospectus , Forza’s stockholders should consider carefully the matters described below in determining whether to approve the Merger, and the transactions contemplated thereby, and Twin Vee’s stockholders should consider carefully the matters described below in determining whether to approve the issuance of Twin Vee Common Stock to Forza stockholders pursuant to the Merger Agreement.

RISKS RELATED TO THE MERGER

All of Forza’s executive officers and most of its directors have conflicts of interest that may influence them to support or approve the merger without regard to your interests.

All of the Twin Vee and Forza officers will be employed by the combined company and several of each of their directors will continue to serve on the Board of Directors of the combined company following the consummation of the Merger. In addition, all of the Twin Vee and Forza officers and most of their directors have a direct or indirect financial interest in both Forza and Twin Vee. These interests, among others, may influence such executive officers and directors of Twin Vee and Forza to support or approve the Merger. For a more information concerning the interests of Forza’s executive officers and directors, see the sections entitled “The Merger—Interests of Forza’s Directors and Executive Officers in the Merger” in this Joint Proxy Statement/Prospectus.

The Exchange Ratio is not adjustable based on the market price of Twin Vee Common Stock so the Merger consideration at the closing may have a greater or lesser value than it had at the time the Merger Agreement was signed.

The parties to the Merger Agreement have set the Exchange Ratio for the Forza Common Stock and the Exchange Ratio is not adjustable. Any changes in the market price of Twin Vee Common Stock or Forza Common Stock will not affect the number of shares holders of Forza Common Stock will be entitled to receive upon consummation of the Merger. Therefore, if the market price of Twin Vee Common Stock declines from the market price on the date of the Merger Agreement prior to the consummation of the Merger, Forza stockholders could receive Merger consideration with considerably less value. Similarly, if the market price of Twin Vee Common Stock increases from the market price on the date of the Merger Agreement prior to the consummation of the Merger, Forza stockholders could receive Merger consideration with considerably more value than their shares of Forza Common Stock and the Twin Vee stockholders immediately prior to the Merger will not be compensated for the increased market value of the Twin Vee Common Stock. If the market price of Forza Common Stock declines from the market price on the date of the Merger Agreement prior to the consummation of the Merger, Forza stockholders could receive Merger consideration with considerably more value. Similarly, if the market price of Forza Common Stock increases from the market price on the date of the Merger Agreement prior to the consummation of the Merger, Forza stockholders could receive Merger consideration with considerably less value than their shares of Forza Common Stock and the Forza stockholders immediately prior to the Merger will not be compensated for the increased market value of the Forza Common Stock. The Merger Agreement does not include a price-based termination right. Because the Exchange Ratio does not adjust as a result of changes in the value of Twin Vee Common Stock.

The Merger may be completed even though material adverse changes may result from the announcement of the Merger, industry-wide changes and other causes.

In general, either Twin Vee or Forza can refuse to complete the Merger if there is a material adverse change affecting the other party between August 12, 2024, the date of the Merger Agreement, and the closing. However, certain types of changes do not permit either party to refuse to complete the Merger, even if such change could be said to have a material adverse effect on Twin Vee or Forza, including:

●	general business or economic conditions affecting the industries in which Twin Vee or Forza operate;

●	acts of war, armed hostilities or terrorism;

●	changes in financial, banking or securities markets;

●	the taking of any action required to be taken by the Merger Agreement;

●	with respect either party, the announcement or pendency of the Merger Agreement or any related transactions; or

●	with respect to either party, any change in their or the other party’s stock price or trading volume stock.

If adverse changes occur and Twin Vee and Forza still complete the Merger, the combined company stock price may suffer. This in turn may reduce the value of the Merger to the stockholders of Twin Vee and Forza.

The combined company’s stock price is expected to be volatile, and the market price of its common stock may drop following the Merger.

The market price of the combined company’s common stock could be subject to significant fluctuations following the Merger especially when the shareholder base is increased. Moreover, the stock markets in general have experienced substantial volatility that has often been unrelated to the operating performance of individual companies. These broad market fluctuations may also adversely affect the trading price of the combined company’s common stock.

In the past, following periods of volatility in the market price of a company’s securities, stockholders have often instituted class action securities litigation against those companies. Such litigation, if instituted, could result in substantial costs and diversion of management attention and resources, which could significantly harm the combined company’s profitability and reputation.

The market price of the combined company’s common stock may decline as a result of the Merger.

The market price of the combined company’s common stock may decline as a result of the Merger if the combined company does not achieve the perceived benefits of the Merger as rapidly or to the extent anticipated by Twin Vee or Forza or investors, financial or industry analysts.

The combined company may not experience the anticipated strategic benefits of the Merger.

The respective managements of Twin Vee and Forza believe that the Merger would provide certain strategic benefits that may not be realized by each of the companies operating as standalones. Specifically, Twin Vee believes the Merger would enable the combined companies to take advantage of approximately $700,000 in annual cost savings  . There can be no assurance that these anticipated benefits of the Merger will materialize or that if they materialize will result in increased stockholder value or revenue stream to the combined company.

 Twin Vee and Forza stockholders may not realize a benefit from the Merger commensurate with the ownership dilution they will experience in connection with the Merger.

If the combined company is unable to realize the full strategic and financial benefits currently anticipated from the Merger, Twin Vee and Forza securityholders will have experienced substantial dilution of their ownership interests in their respective companies without receiving any commensurate benefit, or only receiving part of the commensurate benefit to the extent the combined company is able to realize only part of the strategic and financial benefits currently anticipated from the Merger.

If the conditions to the Merger are not met, the Merger will not occur.

Even if the Merger is approved by the stockholders of Twin Vee and Forza, specified conditions must be satisfied or waived in order to complete the Merger, including, among others:

●	the filing and effectiveness of a registration statement under the Securities Act in connection with the issuance of Twin Vee Common Stock in the Merger;

●	the respective representations and warranties of Twin Vee and Forza, shall be true and correct in all material respects as of the date of the Merger Agreement and the closing;

●	no material adverse effect with respect to Twin Vee or Forza or its subsidiaries shall have occurred since the date of the Merger Agreement and the closing of the Merger;

●	performance or compliance in all material respects by Twin Vee and Forza with their respective covenants and obligations in the Merger Agreement;

●	Forza and Twin Vee shall have obtained any consents and waivers of approvals required in connection with the Merger, including for Twin Vee approval of its stockholders of the issuance of the Twin Vee Common Stock pursuant to the terms of the Merger Agreement and for Forza approval of its stockholders of the Merger and the Merger Agreement; and

●	no material adverse effect with respect to Twin Vee or Forza or its subsidiaries shall have occurred since the date of the Merger Agreement.

These and other conditions are described in detail in the Merger Agreement, a copy of which is attached as Annex A to this Joint Proxy Statement/Prospectus. Twin Vee and Forza cannot assure you that all of the conditions to the Merger will be satisfied. If the conditions to the Merger are not satisfied or waived, the Merger will not occur or will be delayed, and Twin Vee and Forza each may lose some or all of the intended benefits of the Merger.

Twin Vee and Forza will incur substantial expenses whether or not the Merger is completed.

Twin Vee and Forza will incur substantial expenses related to the Merger whether or not the Merger is completed. Twin Vee currently expects to incur approximately $400,000 in transactional expenses and Forza currently expects to incur approximately $100,000 in transactional expenses. See the section entitled “The Merger—The Merger Agreement—Termination”.

Twin Vee will assume all of Forza’s outstanding liabilities if the Merger is completed.

By operation of law, Twin Vee will assume all of Forza’s outstanding liabilities if the Merger is completed. As of June 30, 2024, Forza had $658,643 of total liabilities, of which $585,243 were total current liabilities.

During the pendency of the Merger, Twin Vee and Forza may not be able to enter into a business combination with another party at a favorable price because of restrictions in the Merger Agreement, which could adversely affect their respective businesses.

Covenants in the Merger Agreement impede the ability of Twin Vee and Forza to make acquisitions, subject to certain exceptions relating to fiduciary duties, or complete other transactions that are not in the ordinary course of business pending the closing of the merger. As a result, if the Merger is not completed, the parties may be at a disadvantage to their competitors during that period. In addition, while the Merger Agreement is in effect, each party is generally prohibited from soliciting, initiating, encouraging or entering into certain extraordinary transactions, such as a merger, sale of assets or other business combination outside the ordinary course of business, with any third-party, subject to certain exceptions. Any such transactions could be favorable to such party’s stockholders.

Certain provisions of the Merger Agreement may discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Merger Agreement.

The terms of the Merger Agreement prohibit each of Twin Vee and Forza from soliciting alternative takeover proposals or cooperating with persons making unsolicited takeover proposals, except in certain circumstances where the Twin Vee Board of Directors or Forza Board of Directors, as applicable, determines in good faith, after consultation with its financial advisor and outside legal counsel, that an unsolicited alternative takeover proposal constitutes or is reasonably likely to result in a superior takeover proposal and that failure to take such action would be reasonably likely to result in a breach of the fiduciary duties of the Forza Board of Directors.

The pro forma financial statements are presented for illustrative purposes only and may not be an indication of the combined company’s financial condition or results of operations following the Merger.

The pro forma financial statements contained in this Joint Proxy Statement/Prospectus are presented for illustrative purposes only and may not be an indication of the combined company’s financial condition or results of operations following the Merger for several reasons. For example, the pro forma financial statements have been derived from the historical financial statements of Twin Vee and Forza and certain adjustments and assumptions have been made regarding the combined company after giving effect to the Merger. The information upon which these adjustments and assumptions have been made is preliminary, and such adjustments and assumptions are difficult to make with complete accuracy. Moreover, the pro forma financial statements do not reflect all costs that are expected to be incurred by the combined company in connection with the Merger. For example, the impact of any incremental costs incurred in integrating the two companies is not reflected in the pro forma financial statements. As a result, the actual financial condition and results of operations of the combined company following the Merger may not be consistent with, or evident from, these pro forma financial statements.

In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect the combined company’s financial condition or results of operations following the Merger. Any potential decline in the combined company’s financial condition or results of operations may cause significant variations in the stock price of the combined company. See the section entitled “The Merger—Selected Historical Financial Data—Unaudited Pro Forma Condensed Combined Consolidated Financial Information”.

Although InteleK’s opinion was given to the Forza Board of Directors on August 9, it does not reflect any changes in market and economic circumstances after August 9, 2024.

To the extent there may have been any changes in the operations and prospects of Twin Vee or Forza and/or changes in general market and economic conditions subsequent to August 9, 2024, which could make Twin Vee or Forza’s value now greater or less than its value as of August 9, 2024 (the date of the analysis conducted by InteleK), any such developments will have no effect whatsoever on InteleK’s opinion or the Exchange Ratio, which was been fixed under the Merger Agreement. InteleK’s opinion was based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to them on August 9, 2024. While neither the Forza Board of Directors nor Twin Vee Board of Directors is aware of any changes in the operations and prospects of Twin Vee or Forza and/or changes in general market and economic conditions subsequent to August 9, 2024, which could make Twin Vee or Forza’s value greater or less than its value as of August 9, 2024 (the date of the Merger Agreement and the analysis conducted by InteleK), or lead to the conclusion that the consideration to be received in the Merger by Forza’s shareholders is not fair to Forza or Twin Vee, there can be no assurance given that changes in the operations and prospects of Twin Vee or Forza and/or changes in general market and economic conditions subsequent to August 9, 2024, could make Twin Vee or Forza’s value, on the effective date of the Merger greater or less than its value as of August 9, 2024. InteleK has undertaken no obligation to update its opinion delivered to Forza for changes subsequent to August 9, 2024. For a description of the opinion that the Forza Board of Directors received from InteleK and a summary of the material financial analyses it provided to the Forza Board of Directors in connection with rendering such opinion, please refer to the section entitled “The Merger Transaction—Opinion of the Financial Advisor to the Forza Board of Directors”.

 Although Houlihan’s opinion was given to the Twin Vee Board of Directors on August 6, 2024, it does not reflect any changes in market and economic circumstances after August 6, 2024.

To the extent there may have been any changes in the operations and prospects of Twin Vee or Forza and/or changes in general market and economic conditions subsequent to August 6, 2024, which could make Twin Vee or Forza’s value now greater or less than its value as of August 6, 2024 (the date of the Merger Agreement and of the analysis conducted by Houlihan), any such developments will have no effect whatsoever on Houlihan’s opinion or the Exchange Ratio, which was been fixed under the Merger Agreement Houlihan’s opinion was based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to them on August 6, 2024. While neither the Forza Board of Directors nor Twin Vee Board of Directors is aware of any changes in the operations and prospects of Twin Vee or Forza and/or changes in general market and economic conditions subsequent to August 6, 2024, which could make Twin Vee or Forza’s value greater or less than its value as of August 6, 2024 (the date of the analysis conducted by Houlihan), or lead to the conclusion that the consideration to be received in the Merger by Forza’s shareholders is not fair to Forza or Twin Vee, there can be no assurance given that changes in the operations and prospects of Twin Vee or Forza and/or changes in general market and economic conditions subsequent to August 6, 2024, could make Twin Vee or Forza’s value, on the effective date of the Merger greater or less than its value as of August 6, 2024. Houlihan has undertaken no obligation to update its opinion delivered to Twin Vee for changes subsequent to August 6, 2024. For a description of the opinion that the Twin Vee Board of Directors received from Houlihan and a summary of the material financial analyses it provided to the Twin Vee Board of Directors in connection with rendering such opinion, please refer to the section entitled “The Merger Transaction— Opinion of the Financial Advisor to the Twin Vee Board of Directors”.

The Merger and related transactions are subject to approval by the stockholders of both Twin Vee and Forza.

In order for the Merger to be completed, under applicable Nasdaq rules Twin Vee’s stockholders must approve the issuance of the shares of Twin Vee Common Stock pursuant to the terms of the Merger Agreement, which requires the affirmative vote of the holders of at least a majority of the Twin Vee Common Stock present in person or by proxy at the Twin Vee Annual Meeting and entitled to vote. Forza’s stockholders must also approve the Merger and the Merger Agreement, which requires the affirmative vote of the holders of at least a majority of the outstanding shares of Forza Common Stock entitled to vote and a majority of the Forza Common Stock present in person or by proxy at the Forza Annual Meeting excluding Twin Vee.

Twin Vee’s business and stock price may be adversely affected if the acquisition of Forza is not completed.

Twin Vee’s acquisition of Forza is subject to several customary conditions, including the effectiveness of this Joint Proxy Statement/Prospectus and the approvals of the transaction by the stockholders of Forza and Twin Vee.

If Twin Vee’s acquisition of Forza is not completed, Twin Vee could be subject to a number of risks that may adversely affect Twin Vee’s business and stock price, including:

●	the current market price of shares of Twin Vee Common Stock reflects a market assumption that the acquisition will be completed;

●	Twin Vee must pay costs related to the Merger; and

●	Twin Vee would not realize the benefits it expects from acquiring Forza.

If Twin Vee’s acquisition of Forza is not completed, Forza could be subject to a number of risks that may adversely affect Twin Vee’s business and stock price, including:

●	the current market price of shares of Forza Common Stock reflects a market assumption that the acquisition will be completed;

●	Forza must pay costs related to the Merger;

●	Forza may not be able to timely effect any stock split required in order for it to maintain its Nasdaq stock listing; and

●	Forza would not realize the benefits it expects from being acquired by Twin Vee.

Should the Merger not qualify as a tax-free reorganization, Forza stockholders may recognize capital gain or loss with respect to the shares of Twin vee common stock received in the Merger.

The Merger is expected to be treated as a reorganization within the meaning of Section 368 of the Code, however, neither Twin Vee nor Forza has received an Internal Revenue Services ruling to that effect. The failure of the Merger to qualify as a reorganization within the meaning of Section 368 of the Code would result in a Forza stockholder recognizing capital gain or loss with respect to the shares of Forza Common Stock surrendered for Twin Vee Common Stock received in the Merger.

THE MERGER TRANSACTION

This section and the section entitled “The Merger Agreement” in this Joint Proxy Statement/Prospectus describe the material aspects of the Merger, including the Merger Agreement. While Twin Vee and Forza believe that this description covers the material terms of the Merger and the Merger Agreement, it may not contain all of the information that is important to you. You should read carefully this entire Joint Proxy Statement/Prospectus for a more complete understanding of the Merger and the Merger Agreement, attached as Annex A to this Joint Proxy Statement/Prospectus, which is herein incorporated by reference.

General

At the Effective Time, Forza will merge with and into a wholly owned subsidiary of Twin Vee, with Forza as surviving entity. Each holder of a share of Forza Common Stock will receive 0.611666275 of a share of Twin Vee Common Stock. See “The Merger Agreement—Merger Consideration.” Based solely upon the outstanding shares of Twin Vee Common Stock on August 12, 2024 and the outstanding shares of Forza Common Stock on August 12, 2024, immediately following the completion of the Merger, Forza stockholders will own approximately 36% of the combined company’s outstanding common stock.

Background of the Merger

On November 15, 2023, Mr. Visconti, Mr. Leffew (Forza’s former Chief Executive Officer), Ms. Gunnerson (Twin Vee’s Chief Financial Officer and Forza’s interim Chief Financial Officer ) and Mr. Schuyler engaged in a telephonic meeting with members of ThinkEquity and Blank Rome LLP to discuss a potential acquisition or Merger of Forza by or with Twin Vee.

On November 30, 2023, management of Twin Vee provided to each of the Twin Vee Board of Directors members and the Forza Board of Directors members a memorandum about a potential Merger of Twin Vee and Forza which included the annual estimated cost savings of $700,000 expected to result from a Merger of Twin Vee and Forza, and the operational efficiencies, which included the elimination of one set of SEC reports each quarter, one annual meeting, etc. and the elimination of the need to retain a Chief Financial Officer for Forza which has been challenging to date.

On December 19, 2023, management of Twin Vee provided to each of the Twin Vee Board of Directors and the Forza Board of Directors a merger proposal that included a discussion of the rationale for the Merger and Merger objectives, legal considerations and proposed management team, an estimate of the costs anticipated to be associated with the Merger and proposed management of the combined company and members of the combined company’s Board of Directors post-merger.

On January 17, 2024, the Forza Board of Directors established a Special Committee in connection with discussing terms of a merger agreement with Twin Vee, Marcia Kull, the only Forza director that does not also serve on the Twin Vee Board of Directors was appointed by Forza’s Board of Directors as the sole member of the Forza Special Committee.

On January 17, 2024, the Twin Vee Board of Directors established a Special Committee in connection with discussing terms of a merger agreement with Twin Vee, Bard Rockenbach and Pete Melvin, the only Twin Vee directors who do not also serve on the Forza Board of Directors were appointed by Twin Vee’s Board of Directors as the members of the Twin Vee Special Committee.

On April 29, 2024, the Forza Special Committee held a meeting to discuss strategic alternatives, including moving forward with a proposed merger with Twin Vee or a reverse merger.

During the months of April, May, and June 2024, the Forza and Twin Vee management teams and Twin Vee Board of Directors and Forza Board of Directors engaged in conversations with a third party engaged in the life science industry regarding a reverse merger with such third party and Forza with Twin Vee acquiring the assets of Forza. After careful review of the added expenses of the reverse merger, discussions with the third party that a divestiture of Forza assets would be required, the belief that a divestiture of Forza assets to Twin Vee and the issuance of stock of Twin Vee to Forza stockholders in consideration for the assets would result in a taxable event for the Forza stockholders without the receipt of cash to pay taxes, the Forza Board of Directors and Twin Vee Board of Directors determined to abandon the reverse merger.

On June 10, 2024, the Forza Board of Directors held a meeting to reaffirm the Forza Special Committee that was appointed on January 17, 2024.

On June 12, 2024 InteleK was retained by Forza as a financial advisor solely in connection with delivery of a fairness opinion with respect to a possible merger with Twin Vee.

On June 19, 2024, the Forza Board of Directors held a meeting to discuss the potential terms of a merger with Twin Vee.

Later on June 19, 2024, the Twin Vee Board of Directors held a meeting to discuss the potential terms of a merger with Forza.

On June 21, 2024, Houlihan was retained by Twin Vee as a financial advisor solely in connection with delivery of a fairness opinion with respect to a possible merger with Forza.

On June 25, 2024, the Twin Vee Special Committee held a meeting to discuss moving forward with a proposed merger with Forza and terms to be proposed to Forza.

On July 2, 2024, the Forza Special Committee provided the Twin Vee Special Committee with a proposed term sheet for a merger of the two companies.

On July 3, 2024, the Forza Special Committee held a meeting to discuss the proposed term sheet for a merger that the Twin Vee Special Committee provided.

On July 11, 2024, the Board of Directors of Forza determined to discontinue and wind down its business related to the development and sale of electric boats utilizing its proprietary outboard electric motor. Forza announced its intent to explore strategic alternatives, including a potential merger with Twin Vee.

On July 16, 2024, the Forza Special Committee held a meeting to discuss proposing a contingent counteroffer to the Twin Vee offer made on July 2, 2024. After the meeting concluded, the Forza Special Committee presented the contingent counteroffer to the Twin Vee Special Committee.

On July 17, 2024, the Twin Vee Special Committee provided the Forza Special committee with the book value of Twin Vee and Forza and proposed a 36%/64% split.

On July 18, 2024, the Forza Special Committee held a meeting to discuss the proposed 36%/64% split. The Forza Special Committee requested additional information regarding the effect of the recently received property appraisal on Forza’s valuation as well as updated financials. The Forza Special Committee met again to review the revised valuation. After the meeting concluded, the Forza Special Committee accepted the Twin Vee Special Committee offer.

On July 22, 2024, attorneys from Blank Rome LLP provided the Twin Vee Board of Directors with a draft merger agreement between Twin Vee and Forza.

Later, on July 22, 2024, attorneys from Blank Rome LLP provided counsel to Forza with a draft merger agreement between Twin Vee and Forza. Subsequently, counsel to Forza provided the Forza Board of Directors with the draft merger agreement.

On July 31, 2024, Houlihan provided the Twin Vee Special Committee and Twin Vee Board of Directors with an initial draft of the Twin Vee Fairness Opinion.

On August 6, 2024, Houlihan issued the Twin Vee Fairness Opinion and met with the Twin Vee Special Committee and Twin Vee Board of Directors to provide an oral presentation of the Twin Vee Fairness Opinion.

On August 6, 2024, following the presentation of Houlihan to the Twin Vee Special Committee and Twin Vee Board of Directors, the Twin Vee Special Committee and Twin Vee Board of Directors discussed the transaction at length and ultimately accepted the Twin Vee Fairness Opinion, and approved the Merger and the proposed Merger Agreement, including the issuance of the Twin Vee Common Stock to the Forza stockholders pursuant to the terms of the Merger Agreement.

On August 9, 2024, InteleK provided the Forza Special Committee and Forza Board of Directors with an initial draft of the Forza Fairness Opinion.

On August 9, 2024, InteleK issued the Forza Fairness Opinion and met with the Forza Special Committee and Forza Board of Directors to provide an oral presentation of the Forza Fairness Opinion.

On August 9, 2024, following the presentation of InteleK to the Forza Special Committee and Forza Board of Directors, the Forza Special Committee and Forza Board of Directors discussed the transaction at length and ultimately accepted the Forza Fairness Opinion, and approved the Merger and the proposed Merger Agreement.

Following the meetings of the Twin Vee Board of Directors and Forza Board of Directors on August 12, 2024, Forza and Twin Vee exchanged execution copies of the Merger Agreement and delivered the definitive Merger Agreement as of August 12, 2024.

Recommendation of the Twin Vee Board of Directors and its Reasons for the Merger

The Twin Vee Board of Directors has (i) determined that the Merger with Forza is advisable and fair to, and in the best interest of, Twin Vee and its stockholders, (ii) has approved the Merger and the Merger Agreement, including the issuance of the Twin Vee Common Stock to the Forza stockholders pursuant to the terms of the Merger Agreement, and (iii) recommends that Twin Vee stockholders vote “FOR” the approval of the issuance of shares of Twin Vee Common Stock pursuant to the terms of the Merger Agreement. In considering the recommendation of the Twin Vee Board of Directors with respect to the Merger Agreement, Twin Vee stockholders should be aware that certain directors and officers of Twin Vee have certain interests in the Merger that are in addition to the interests of Twin Vee stockholders generally. The Twin Vee Board of Directors consulted with and received information from Twin Vee management and Twin Vee’s legal and financial advisors in evaluating the Merger, and considered a number of factors in reaching its decision to take the foregoing actions, including, but not limited to the following:

●	the belief that the combination of the businesses of Twin Vee and Forza would create more value for Twin Vee stockholders in the long term due to cost reductions than as separate companies;

●	the potential cost savings synergies derived from the Merger of Twin Vee and Forza, including the reduced fees resulting from Forza no longer being a stand-alone public company which reduction is estimated to be approximately $700,000 per year and includes reduced legal and accounting fees, proxy solicitation, investor relations as well as the reduced Nasdaq listing fees. The accumulated losses of Forza may be able to be utilized in the future to offset taxable gains of the consolidated entity, however as a result of Twin Vee’s own ongoing operating losses, the likelihood of utilization of these tax losses is remote. ;

●	the results of the due diligence review of Forza’s operations by Twin Vee’s management, legal advisors and financial advisors;

●	the terms and conditions of the Merger Agreement including the relative percentage ownership of Twin Vee securityholders and Forza securityholders immediately following the closing of the Merger, the reasonableness of the fees and expenses related to the Merger and the likelihood that the Merger will be completed;

●	the likelihood that the Merger will be consummated on a timely basis;

●	the fact that the Exchange Ratio, as defined in the Merger Agreement, is fixed and will not fluctuate based upon changes in the stock prices of Twin Vee or Forza prior to the completion of the Merger;

●	the opinion of Twin Vee’s financial advisor, dated August 6, 2024, to the Twin Vee Special Committee that, as of such date and based on and subject to the assumptions, limitations, qualifications and other matters set forth in the opinion, the exchange ratio of 0.611666275 shares of Twin Vee Common Stock to be issued in exchange for each share of Forza Common Stock pursuant to the merger agreement was fair to Twin Vee’s stockholders from a financial point of view. (See section entitled “The Merger Transaction—Opinion of the Financial Advisor to the Twin Vee Board of Directors”);

●	current financial market conditions and historical market prices, volatility and trading information with respect to Forza Common Stock and Twin Vee Common Stock

●	the use of Twin Vee Common Stock as the sole consideration in the Merger, which will allow Twin Vee to proceed with the Merger without having to deplete its existing cash resources;

●	that the Merger would provide existing Twin Vee stockholders a significant opportunity to directly participate in the potential growth of the combined company following the Merger; and

●	the belief that the terms and conditions of the Merger Agreement, including the parties’ mutual representations and warranties, covenants, deal protection provisions and closing conditions, are reasonable for a transaction of this nature.

The Twin Vee Board of Directors also identified and considered a variety of risks and other countervailing factors in its deliberations concerning whether to approve the Merger and enter into the Merger Agreement, including, but not limited to, the following:

●	the risks described under the section entitled “Risk Factors”;

●	the risks, challenges and costs inherent in combining the two companies and the substantial expenses to be incurred in connection with the Merger, including the possibility that delays or difficulties in completing the integration could adversely affect the combined company’s operating results and preclude the achievement of some benefits anticipated from the Merger;

●	the possible volatility, at least in the short term, of the trading price of Twin Vee Common Stock resulting from the Merger announcement;

●	the risk of diverting management’s attention from other strategic priorities to implement merger integration efforts;

●	the risk that the Merger might not be consummated in a timely manner, or that the Merger might not be consummated at all;

●	the fact that certain of the directors and executive officers of Twin Vee may have conflicts of interest in connection with the Merger, as they may receive certain benefits that are different from, and in addition to, those of the other stockholders of Twin Vee;

●	that, while the Merger is expected to be completed, there can be no assurance that all conditions to the parties’ obligations to complete the Merger will be satisfied, and as a result, it is possible that the Merger may not be completed, even if the issuance of the Merger consideration is approved by the stockholders of Twin Vee;

●	the risk to Twin Vee’s business, operations and financial results in the event that the Merger is not consummated; and

●	the risk that the anticipated cost savings will not be realized and operational and financial benefits anticipated in connection with the Merger might not be realized by the combined company.

In view of the wide variety of factors considered in connection with its evaluation of the Merger and the complexity of these matters, the Twin Vee Board of Directors did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the Merger and the Merger Agreement and to recommend that Twin Vee stockholders vote in favor of the issuance of shares of Twin Vee Common Stock in the merger. In addition, individual members of the Twin Vee Board may have given differing weights to different factors. The Twin Vee Board of Directors conducted an overall analysis of the factors described above.

Opinion of the Financial Advisor to the Twin Vee Board of Directors

Introduction

Twin Vee retained Houlihan Capital to act as its financial advisor in connection with the Merger. Twin Vee selected Houlihan Capital to act as its financial advisor based on Houlihan Capital’s qualifications, expertise and reputation, its knowledge of, and involvement in, recent transactions in the industry in which Twin Vee operates and its knowledge of Twin Vee’s business and affairs. On August 6, 2024, Houlihan Capital rendered its opinion to the Twin Vee Board that, which opinion was subsequently confirmed by delivery of a written opinion dated July 31, 2024 (the “Opinion”), subject to the qualifications, assumptions, and limitations set forth in the Opinion, as of such date, the Consideration Shares to be issued or paid in the Merger to Forza shareholders is fair from a financial point of view to Twin Vee and its shareholders.

The full text of the Opinion delivered to the Twin Vee Board on August 6, 2024, dated July 31, 2024, which sets forth the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Houlihan Capital in rendering the Opinion, is attached to this proxy statement/prospectus as Annex C-1 and incorporated by reference into this proxy statement/prospectus. The summary of the Opinion set forth in this proxy solicitation/prospectus statement is qualified in its entirety by reference to the full text of the Opinion. All Twin Vee shareholders are urged to, and should, read the Opinion carefully and in its entirety. The Opinion was directed to the Twin Vee Board and addressed only the fairness from a financial point of view to its shareholders, as of the date of the Opinion, of the Consideration Shares to be issued by Twin Vee pursuant to the Merger Agreement. The Opinion did not address any other aspect or implications of the Merger and does not constitute an opinion, advice or recommendation as to how any Twin Vee shareholder should vote at the [Extraordinary General Meeting]. In addition, the Opinion did not in any manner address the prices Twin Vee Shares would trade following the Merger or at any time. The Opinion was reviewed and unanimously approved by Houlihan Capital’s Opinion committee.

In completing its analyses and for purposes of the Opinion set forth herein, Houlihan Capital has, among other things:

●

Held discussions with certain members of Twin Vee’s management (“Twin Vee Management”) and Forza’s management (“Forza Management”) regarding the Merger, the historical performance and financial projections of Forza and the future outlook for Forza;

●	Reviewed information provided by Twin Vee and Forza including, but not limited to:

o	Twin Vee’s and Forza’s latest reports on Form 10-Q and 10-K and other relevant public documents as filed with the Securities and Exchange Commission;

o	Forza’s unaudited 2Q 2024 10-Q;

o	the draft of the Agreement and Plan of Merger by and among Forza X1, Inc., Twin Vee PowerCats Co., and Twin Vee Merger Sub, Inc. dated July 22, 2024;

o	Forza’s audited financial statements for the period October 15, 2021, through December 31, 2021, and the years ended December 31, 2022, and December 31, 2023;

o	the unaudited last twelve months period ended June 30, 2024;

o	various Investor Presentations outlining the Target’s business;

o	Forza’s intellectual property tracking list;

o	the appraisal of the College Dr, Marion, Forza property conducted by Hawkins Appraisal dated June 25, 2024;

●	Reviewed the industry in which Forza operates, which included a review of (i) certain industry research, (ii) certain comparable publicly traded companies and (iii) certain mergers and acquisitions of comparable businesses;

●	Developed indications of value for Forza using generally accepted valuation methodologies; and

●	Reviewed certain other relevant, publicly available information, including economic, industry, and Forza specific information.

In addition, Houlihan Capital had discussions with Twin Vee Management and Forza Management and their respective advisors concerning the material terms of the Merger and Forza’s business and operations, assets, present condition and future prospects, and undertook such other studies, analyses and investigations as Houlihan Capital deemed relevant, necessary or appropriate.

In preparing the Opinion, Houlihan Capital relied upon and assumed, without independent verification, the accuracy, completeness and reasonableness of the financial, legal, tax, and other information discussed with or reviewed by Houlihan Capital and assumed such accuracy and completeness for purposes of rendering an opinion. In addition, Houlihan Capital has not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Twin Vee or Forza, nor, except as stated herein, has Houlihan Capital been furnished with any such evaluation or appraisal. Houlihan Capital has further relied upon the assurances and representations from Twin Vee Management that they are unaware of any facts that would make the information provided to Houlihan Capital to be incomplete or misleading in any material respect for the purposes of the Opinion. Houlihan Capital has not assumed responsibility for any independent verification of this information, nor has it assumed any obligation to verify this information. Nothing came to Houlihan Capital’s attention in the course of this engagement which would lead it to believe that (i) any information provided to Houlihan Capital or assumptions made by Houlihan Capital are insufficient or inaccurate in any material respect or (ii) it is unreasonable for Houlihan Capital to use and rely upon such information or make such assumptions.

The following is a summary of the material financial and comparative analyses that Houlihan Capital deemed to be appropriate for the Merger that were reviewed with the Twin Vee Board at its meeting held on August 6, 2024 in connection with Houlihan Capital’s delivery of its Opinion. Some of the summaries of financial analyses below include information presented in tabular format. In order to fully understand Houlihan Capital’s analyses, the tables must be read together with the text of each summary. The summary of Houlihan Capital’s financial and comparative analyses described below is not a complete description of the analyses underlying the Opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description.

Summary of Financial Analyses

In assessing whether the consideration to be issued or paid in the Merger to Forza shareholders is fair from a financial point of view to Twin Vee and its shareholders, Houlihan Capital compared the 0.611666275 exchange ratio per the Merger Agreement, against an implied exchange ratio range that would be received by the shareholders calculated by Houlihan Capital. After considering the primary approaches that are traditionally used to appraise a business, as well as commonly used techniques and methods available under each approach, Houlihan Capital decided, based on an assessment of company-specific factors and available market data, to rely solely upon the market approach, which involves determining Forza’s 30-Day Volume Weighted Average Price (“VWAP”) as well as its traded price as of the date of the opinion, in estimating the exchange ratio range. Houlihan Capital noted the determined exchange ratio per the Merger Agreement was within the estimated range.

Market Approach

In determining the value of Forza, the following approaches were employed:

●	Market Approach applying the traded price and the 30-day VWAP

Spot Price

Forza’s price at close as of July 31, 2024, is $0.3102 per share. Multiplying the traded price by the number of common stock outstanding of 15,754,774 yields an indicated equity value of approximately $4.9 million.

Volume-Weighted Average Price

Houlihan utilized a 30-Day VWAP as an indication of Forza’s equity value. The VWAP was calculated using Forza’s volume weighted average price of 30 trading day’s open, high, low, and close prices. Multiplying the VWAP by the number of common stock outstanding of 15,754,774 yields an indicated equity value of approximately $6.0 million.

Based on the analyses described above, Houlihan Capital calculated an indicated equity value range for Forza between $4.9 million and $6.0 million.

Houlihan Capital does believe that this valuation methodology produced a range of indicated values for the equity of Forza that supports its overall conclusion within the broader context of its entire analysis and should be considered in conjunction with the results of the other valuation methodologies that Houlihan Capital applied. Houlihan Capital calculated a range of indicated fair market values for Forza. A summary of the results of Houlihan Capital’s analysis is as follows:

Indicated Fair Market Value of Equity Range (millions)
Low	High
$4.9	$6.0

To determine the exchange ratios for the Merger, Houlihan Capital started with the indicated equity value of Forza, subtracted the indicated value of Twin Vee’s forfeited shares, divided by Twin Vee’s closing price as of July 31, 2024, to determine the number of shares to be issued to purchase the remainder of Forza shares outstanding following the forfeiture of Forza shares held by Twin Vee. We then divided the shares to be issued by Forza’s share outstanding less the forfeited shares to determine the exchange ratios.

Based on the foregoing, Houlihan Capital calculated an exchange ratio range for the Merger between approximately 0.5492 and 0.6705. Because the agreed upon exchange ratio per the Merger Agreement falls within the range, Houlihan Capital concluded that the Merger is fair from a financial point of view to Twin Vee and its shareholders.

Indicated Exchange Ratio
Low	High
0.5492	0.6705

Valuation of the Warrants and Options

Houlihan Capital utilized the Black-Scholes model to estimate the fair market values of Forza’s warrants and options as of the Date of Value. The options and warrants carry little value. According to the terms of the Merger, the convertible securities will convert to Twin Vee options and warrants at the Exchange Ratio. Given (1) the negligible value of the convertible securities determined in our analysis and (2) how far the current stock prices are from the respective strike prices of the instruments, the determination of the fairness of the Transaction was not materially impacted by the presence of these instruments.

Fairness Opinion Conclusion

Houlihan Capital concluded that, as of the date of the Opinion and based upon and subject to the assumptions, conditions and limitations set forth in the written Opinion, that (i) the shares of Twin Vee Common Stock to be issued to Forza shareholders in the Merger is fair from a financial point of view to Twin Vee and its shareholders.

Houlihan Capital Conflict Disclosure and Fees

Houlihan Capital, a FINRA member, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, private placements, bankruptcy, capital restructuring, solvency analyses, stock buybacks, and valuations for corporate and other purposes. In compliance with Item 1015 of Regulation M-A, Houlihan Capital confirmed that, within the past two years, neither Houlihan Capital nor any of its representatives have had any material relationships or engagements with Twin Vee or Forza of any of their affiliates. This includes, but is not limited to, any financial or advisory services, lending relationships, or any other material financial transactions or engagements, including any agreements with any party to the Merger Agreement or any of their affiliates providing for the provision of future services by Houlihan Capital nor any of its representatives. The purpose of this disclosure is to ensure transparency and to highlight Houlihan Capital’s commitment to deliver an unbiased and independent Opinion. Houlihan Capital has conducted a thorough internal review to verify the absence of any such relationships and remain committed to the principles of integrity and objectivity in its professional practice. Houlihan Capital was engaged on a fixed fee basis, and their compensation is not contingent upon the completion of the Business Combination. Houlihan Capital’s fees to Twin Vee for services in connection with issuing the Opinion were $75,000.

Recommendation of the Forza Board of Directors and its Reasons for the Merger

The Forza Board of Directors (i) has determined that the Merger Agreement and the Merger are advisable and fair to, and in the best interests of, Forza and its stockholders, (ii) has approved the Merger Agreement, and (iii) recommended that the Forza stockholders vote “FOR” the Merger and Merger Agreement. In reaching its decision to approve the Merger Agreement, the Forza Board of Directors consulted with senior members of Forza’s management, members of the Forza Board of Directors and with Forza’s legal, financial advisors, consulting and accounting advisors regarding the strategic and operational aspects of combining Forza and Twin Vee and reviewed the results of the due diligence efforts undertaken by Forza management and Forza’s legal, consulting and accounting advisors.

The principal factors supporting the Forza Board of Director’s decision to approve the Merger and the Merger Agreement and recommend that Forza stockholders vote to adopt the Merger and the Merger Agreement included the following:

●	that the Merger was superior to the strategic alternatives available to Forza, including continuing as a stand-alone company or attempting to sell Forza to a third-party acquirer, or liquidating, each of which the Forza Board of Directors viewed as less favorable to Forza stockholders than the Merger;

●	current and historical information concerning Forza’s and Twin Vee’s respective businesses, business plans, operations, management, financial performance and conditions, technology, operations, prospects and competitive position, before and after giving effect to the Merger and the Merger’s potential effect on stockholder value;

●	the potential business, operational and financial synergies that may be realized over time by the combined company following the Merger;

●	the opinion of Forza’s financial advisor, dated August 7, 2024, to the special committee of the Forza Board of Directors that, as of such date and based on and subject to the assumptions, limitations, qualifications and other matters set forth in the opinion, the exchange ratio of 0.611666275 shares of Twin Vee Common Stock to be issued in exchange for each share of Forza Common Stock pursuant to the Merger Agreement was fair to Forza stockholders from a financial point of view;

●	its knowledge of the business, operations, financial condition and earnings of Twin Vee;

●	the likelihood that the Merger will be completed;

●	current financial market conditions and historical market prices, volatility and trading information with respect to Forza’s and Twin Vee Common Stock;

●	the terms of the Merger Agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations;

●	the consideration to be received by Forza stockholders in the Merger, including the form of such consideration, which enables Forza’s stockholders to continue to have a substantial equity interest in the combined company following the Merger, as well as the fact that the shares of Twin Vee Common Stock to be received by Forza’s stockholders will be received in a tax-free exchange;

●	that the Merger should qualify as a reorganization within the meaning of Section 368(a) of the Code and that Forza’s stockholders generally should not recognize gain or loss for U.S. federal income tax purposes upon the exchange of their shares of Forza Common Stock for shares of Twin Vee Common Stock in connection with the Merger, except with respect to cash received in lieu of fractional shares of Twin Vee Common Stock.

The Forza Board of Directors also considered a number of potentially negative factors in its deliberations concerning the Merger Agreement, including:

●	the possibility that the Merger might not be completed whether as a result of the failure to satisfy conditions to the closing of the Merger, including the failure to secure the required approvals from Forza and Twin Vee stockholders, or as a result of the termination of the merger agreement by Forza or Twin Vee in certain specified circumstances and the potential effects of the public announcement and pendency of the Merger on management’s attention;

●	the effect of a public announcement of the transactions on Forza’s operations, stock price and employees, the potential disruption to Forza and Twin Vee and their businesses as a result of the announcement and pendency of the Merger and the potential adverse effects on the financial results of Forza and Twin Vee as a result of that disruption and the continued operations of the core business of Forza and Twin Vee during the period between the signing of the Merger Agreement and the completion of the Merger;

●	Forza’s inability to solicit competing acquisition proposals;

●

the risk that the Merger may not be consummated in a timely manner or that the Merger may not be consummated at all, including the impact on Forza’s ability to effect a reverse stock split if necessary in time to maintain compliance with the Nasdaq continued listing requirements;

●	the risk of not realizing all of the anticipated strategic benefits between Forza and Twin Vee and the risk that other anticipated benefits might not be realized;

●	the substantial costs to be incurred in connection with the Merger, including the costs of integrating the operations of Forza and Twin Vee and the transaction expenses arising from the Merger; and various other applicable risks associated with the combined company and the Merger, including the risks described in the section titled “Risk Factors”

●	the fact that the executive officers and all but one of Forza’s directors may have interests in the Merger that are different from, or in addition to, those of Forza’s other stockholders, including the matters described under the section entitled “Chapter One—The Merger—The Merger Transaction—Interests of Forza Directors and Executive Officers in the Merger”, and the risk that these different interests might influence their decisions with respect to the Merger; and

●	the other risks of the type and nature described under “Risk Factors” of this Joint Proxy Statement/Prospectus.

The foregoing discussion of the information and factors considered by the Forza Board of Directors is not exhaustive, but Forza believes it includes all the material factors considered by the Forza Board of Directors in connection with its approval and recommendation of the Merger and the other related transactions described in this Joint Proxy Statement/Prospectus. In view of the wide variety of factors considered by the Forza Board of Directors in connection with its evaluation of the Merger and the complexity of these matters, the Forza Board of Directors did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. Rather, the Forza Board of Directors made its decision based on the totality of information presented to, and the investigation conducted by, it, including discussions with the senior management of Forza and Forza’s legal and financial advisors, and determined that the Merger was advisable and fair to, and in the best interests of, Forza and its stockholders. In considering the factors discussed above, individual directors may have given different weights to different factors.

Opinion of the Financial Advisor to the Forza Board of Directors

Forza retained InteleK, to act as its financial advisor in connection with a potential transaction such as the Merger and to evaluate whether the Merger consideration to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the Forza stockholders (other than Twin Vee) was fair, from a financial point of view, to such holders. Forza selected InteleK to act as its financial advisor based on InteleK’s qualifications, expertise, reputation and knowledge of the business and affairs of Forza and the industry in which it operates. InteleK has provided its written consent to the reproduction of its opinion in this proxy statement. At the meeting of the Board of Directors on August 9, 2024, InteleK rendered to the Board of Directors its oral opinion, subsequently confirmed in writing, to the effect that, as of the date thereof and based upon and subject to the various assumptions, qualifications, limitations, and other matters set forth therein, the consideration to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the Forza stockholders (other than Twin Vee) was fair, from a financial point of view, to such holders. InteleK delivered its written opinion, dated August 7, 2024, to the Board of Directors following the meeting of the Board of Directors.

The full text of InteleK’s written opinion, dated August 7, 2024, is attached hereto as Annex C-2 and is incorporated by reference herein. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered, and limitations and qualifications of the review undertaken by InteleK in rendering its opinion. Forza stockholders should read the opinion carefully in its entirety. InteleK’s opinion was provided to the Board of Directors and addresses only, as of the date of the opinion, the fairness, from a financial point of view, of the Merger consideration to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the Forza stockholders (other than Twin Vee), to such holders, and it does not address any other aspect of the Merger. It does not constitute a recommendation as to how any holder of shares of Forza Common Stock should vote with respect to the Merger or any other matter and does not in any manner address the price at which Forza Common Stock will trade or otherwise be transferable at any time. The summary of InteleK’s opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached to this proxy statement as Annex C-2.

In arriving at its opinion, InteleK reviewed a draft of the Merger Agreement dated July 22, 2024, certain related documents and certain publicly available financial statements, and other business and financial information of Forza. InteleK also reviewed certain forward-looking information relating to Forza prepared by the management of Forza, including a business valuation questionnaire addressing Forza´s business and prospects, proforma financial statements with estimations as of June 2024 and August 2024, a list of outstanding stock options and warrants as of the Valuation Date, and details on inventories and fixed assets (which we refer to, together, as the “Management Projections”). Additionally, InteleK discussed the past and current operations and financial condition and the prospects of Forza with senior management of Forza. InteleK also reviewed the historical market prices and trading activity for Forza Common Stock and for Twin Vee common stock. In addition, InteleK reviewed the financial terms of the Merger, and performed such other analyses, reviewed such other information and considered such other factors as InteleK deemed appropriate.

In arriving at its opinion, InteleK assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to, or discussed with, InteleK by Forza. With respect to the Management Projections, InteleK was advised by the management Forza, and InteleK assumed based on discussions with the management of Forza and the Board of Directors, that the Management Projections had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Forza of the future financial performance of Forza and other matters covered thereby. InteleK expressed no view as to the Management Projections or the assumptions on which they were based. InteleK assumed that the terms of the draft Merger Agreement reviewed by InteleK would not differ materially from the final executed Merger Agreement, and that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, without any modification, waiver or delay of any terms or conditions. In addition, InteleK assumed that in connection with the receipt of all the necessary approvals of the Merger, no delays, limitations, conditions or restrictions will be imposed that could have an adverse effect on Forza or the contemplated benefits expected to be derived in the Merger. InteleK has relied upon, without independent verification, the assessment of Forza and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. InteleK did not make any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Forza or its affiliates, however, InteleK was furnished with an independent property appraisal developed by Hawkins Appraisal with respect to Forza´s real estate assets. In addition, InteleK relied, without independent verification, upon the assessment of the management of Forza as to the existing and future technology and products of Forza and the risks associated with such technology and products. In arriving at InteleK’s opinion, InteleK was not authorized to solicit, and did not solicit, interest from any party with respect to an acquisition, business combination or other extraordinary transaction involving Forza. InteleK’s opinion has been approved by its opinion committee in accordance with its customary practice.

InteleK’s opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion. Events occurring after the date of the opinion may affect InteleK’s opinion and the assumptions used in preparing it, and InteleK has not assumed any obligation to update, revise or reaffirm its opinion. InteleK’s opinion does not address the underlying business decision of Forza to engage in the Merger, or the relative merits of the Merger as compared to any strategic alternatives that may be available to Forza. InteleK’s opinion is limited to the fairness, from a financial point of view, of the Per Share Merger Consideration to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the Forza Stockholders (other than Parent or any affiliate of Parent), and InteleK expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of the officers, directors or employees of Forza or any of its affiliates, or any class of such persons, relative to such consideration.

The following is a brief summary of the material analyses performed by InteleK in connection with its opinion dated August 7, 2024. The analyses and factors described below must be considered as a whole; considering any portion of such analyses or factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying InteleK’s opinion. For purposes of its analyses, InteleK utilized, among other things, the Management Projections and third-party research and analyses regarding the macroeconomic and industry factors affecting Forza. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by InteleK, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of InteleK’s financial analyses.

Historical Exchange Ratio Analysis. InteleK reviewed the historical trading prices for Twin Vee common stock and Forza common stock for the 1-month and 3-month periods prior to August 7, 2024. InteleK calculated historical average exchange ratios over the 1-month and 3-month periods by first dividing the closing price per share of Forza common stock on each trading day during the period by the closing price per share of Twin Vee common stock on the same trading day, and subsequently analyzing the descriptive statistics of these daily historical exchange ratios over such periods. The following section presents the results of this analysis:

Source: Prepared by InteleK using data from Yahoo Finance.

Source: InteleK analysis.

Price Evolution Twin Vee
0.95
0.85
0.75
0.65
0.55
0.45
0.35
0.25
5/13/2024
5/20/2024
5/27/2024
6/3/2024
6/10/2024
6/17/2024
6/24/2024
7/1/2024
7/8/2024
7/15/2024
7/22/2024
7/29/2024
8/5/2024
Close

Source: Prepared by InteleK using data from Yahoo Finance.

Source: InteleK analysis.

Source: InteleK analysis and Yahoo Finance.

The evolution of the historical exchange ratios and relevant statistics are presented below:

Source: InteleK analysis.

Source: InteleK analysis.

This analysis indicated that the implied price per share to be paid to Forza stockholders based on the exchange ratio of 0.611666275 shares of Twin Vee for one share of Forza pursuant to the Merger Agreement is fair from a financial point of view. The proposed exchange ratio accurately approximates the average observed exchange ratios over the multiple, relevant periods of analysis.

In accordance with the Business Valuation Standards of the American Society of Appraisers (“ASA”), “fair market value,” as used herein, represents the price at which the property would change hands between a hypothetical willing and able buyer and a hypothetical willing and able seller, acting at arm’s length in an open and unrestricted market, when neither is under compulsion to buy or sell and when both have reasonable knowledge of the relevant facts.

Relatedly and as discussed in the Statement of Financial Accounting Standard No. 820 Fair Value Measurement (“FASB 820”), a fair value hierarchy exists to evaluate and rank the reliability of inputs that reflect assumptions used as a basis for determining fair value. FASB 820 emphasizes that valuation approaches (income, market, and cost) used to measure the fair value of an asset or liability should maximize the use of observable inputs, that is, inputs that reflect the assumptions market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the reporting entity. The FASB 820 also requires companies to use actual market data, when available, or models, when unavailable. For example, Section 820-10-35-6 states that “if there is a principal market for the asset or liability, the fair value shall represent the price in that market, even if the price in a different market is potentially more advantageous at the measurement date.”

Based on InteleK’s analysis of Forza’s financial performance and position, there is no basis to deviate from the fair value hierarchy when determining the fair value/fair market value of Forza’s common stock. As a result, a quoted price in an active market provides the most reliable evidence of fair value and should be used to measure fair value/fair market value, as evidenced below.

Income Approach Analysis. Forza is in a pre-revenue stage of development and has exhibited operating losses in recent years. The high level of uncertainty surrounding Forza’s expected financial performance makes it impossible to estimate its level of sustainable economic income with reasonable confidence. As a result, any estimation of fair market value under the income approach is less reliable than the use of quoted prices in active markets.

Market Approach Analysis. Forza is in a pre-revenue stage of development and has exhibited operating losses in recent years. The market approach requires the existence of a positive base on which to apply observed market multiples. In the absence of such a positive base, either sales or profits, and in the absence of truly comparable companies or transactions in the public or private markets, any estimation of fair market value under the market approach is less reliable than the use of quoted prices in active markets.

Asset Approach Analysis. The asset approach provides an indication of value by developing an “economic balance sheet”. All the assets of the business are identified and listed on the balance sheet and all the business’s liabilities are brought to their current value as of the relevant date of analysis. The difference between the economic values of the assets and the economic values of the liabilities is an indication of the equity value under this valuation approach. Forza’s economic value is mainly comprised of cash and real estate. InteleK relied upon a property appraisal developed by an independent party who concluded that the fair market value of Forza’s real estate was approximately $4.80 million. This method was deemed less reliable than the use of quoted prices in active markets given the material amount of operating losses over multiple periods and the illiquid nature of Forza’s property which implies an extended timeframe for liquidation and higher costs that cannot be easily calculated beforehand.

Since the end of 2023 to August 7, 2024, 16.80 million shares of Forza have been traded; this is more than double the shares owned by Forza´s controlling shareholder. The trading volume for shares not yet owned by Twin Vee is considered significant to incorporate relevant information, as demonstrated by the stock price behavior.

In addition to the above, Forza’s shareholders should note that the outright sell of a large block of common stock may carry a significant market impact. The Average Daily Volume (“ADV”) of Forza shares was 59,745 in the 1-month period and 217,428 in the 3-month period. While there is liquidity in the stock, it is variable and volatile. Therefore, such a type of liquidity of Forza’s stock implies that any shareholders trying to sell a significant stake could experience material price discounts (liquidity risk) and given the extended time necessary for the market to absorb a large block of common stock they may be subject to heightened volatility and changes in market conditions (market risk).

Miscellaneous

In connection with the review of the Merger by the Board of Directors, InteleK performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily amenable to a partial analysis or summary description. In arriving at its opinion, InteleK considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. InteleK believes that selecting any portion of its analyses, without considering all analyses as a whole, could create a misleading or incomplete view of the process underlying its analyses and opinion. In addition, InteleK may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be InteleK’s view of the actual value of Forza. In performing its analyses, InteleK made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Forza. Any estimates contained in InteleK’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

InteleK conducted the analyses described above solely as part of its analysis of the fairness, from a financial point of view, of the per share merger consideration (the “Per Share Merger Consideration”) to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the Forza Stockholders (other than Parent or any affiliate of Parent), to such holders. These analyses do not purport to be appraisals or to reflect the price at which Forza common stock might actually trade or otherwise be transferable at any time.

InteleK’s opinion and its presentation to the Board of Directors was one of many factors considered by the Board of Directors in deciding to approve the Merger Agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Board of Directors with respect to the Per Share Merger Consideration to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the Forza Stockholders (other than Parent or any affiliate of Parent) or of whether the Board of Directors would have been willing to agree to different consideration. The Per Share Merger Consideration payable in the Merger was determined through arm’s-length negotiations between Forza and Parent and was approved by the Board of Directors. InteleK provided advice to Forza during these negotiations. InteleK did not, however, recommend any specific consideration to Forza or that any specific consideration constituted the only appropriate consideration for the Merger.

InteleK provides business valuations and fairness opinions to business owners, government agencies, boards of directors, and other entities and individuals in connection with strategic planning, mergers, taxation, litigation and other material items. During the two-year period prior to the date of InteleK’s opinion, no material relationship existed between InteleK or any of its affiliates and Forza or Parent pursuant to which compensation was received by InteleK or its affiliates.

Under the terms of its engagement letter, InteleK provided Forza with financial advisory services in connection with the Merger for which it will be paid an amount currently estimated at $70,000of which 50% was payable upon the execution of the engagement letter and 50% due and payable before the delivery call and issuance of the final report (thus, independent of the conclusion reached in the opinion). Forza has also agreed to indemnify InteleK and its affiliates, their respective members, directors, officers, partners, agents and employees and any person controlling InteleK or any of its affiliates against certain liabilities, including liabilities under the federal securities laws, and certain expenses related to or arising out of InteleK’s engagement.

Form of the Merger

The Merger Agreement provides that at the Effective Time, Merger Sub will be merged with and into Forza and the separate corporate existence of Merger Sub will cease with Forza continuing as the surviving corporation and as a wholly owned subsidiary of Twin Vee, the combined company.

Twin Vee anticipates that the combined company’s common stock will be listed on Nasdaq under its current trading symbol “VEEE” following the closing of the Merger.

Merger Consideration

At the closing of the Merger:

●	each outstanding share of Forza Common Stock will be converted into the right to receive 0.61166627 shares of Twin Vee Common Stock, subject to adjustment for any reverse stock split;

●	each outstanding Forza stock option, whether vested or unvested, that has not been exercised prior to the Effective Time will be assumed by Twin Vee and converted into a stock option to purchase 0.61166627 shares of Twin Vee Common Stock for each share of Forza Common Stock covered by such option; and

●	each outstanding Forza warrant that has not been exercised prior to the Effective Time will be assumed by Twin Vee and converted into a warrant to purchase 0.61166627 shares of Twin Vee Common Stock for each share of Forza Common Stock covered by such warrant.

The Exchange Ratio was negotiated so that the pre-closing Forza stockholders (other than Twin Vee) are expected to own approximately 36% of the Post-Closing Shares, and the stockholders of Twin Vee as of immediately prior to the Merger are expected to own approximately 64% of the aggregate number of Post-Closing Shares, as defined below. The 7,000,000 shares of Forza Common Stock held by Twin Vee will be cancelled. The Exchange Ratio formula in the Merger Agreement was negotiated so that the pre-closing stockholders of each of Twin Vee and Forza (excluding Twin Vee as a Forza stockholder) would beneficially own approximately 64% and 36% of the aggregate number of equity securities of the combined company outstanding immediately following the Effective Time (the “Post-Closing Shares”), subject to (i) not counting for purposes of the computation any outstanding options to purchase shares of Twin Vee Common Stock or any outstanding options to purchase shares of Forza Common Stock or (ii) any warrants to purchase Twin Vee Common Stock or any warrants to purchase Forza Common Stock. Accordingly, any outstanding options or warrants to purchase shares of Twin Vee Common Stock and Forza Common Stock were not reflected in the computation of the Exchange Ratio. On a fully diluted basis, taking into all outstanding warrants and options the pre-closing Forza stockholders are expected to own approximately 34.3% of the outstanding securities of Twin Vee after the Merger, and the stockholders of Twin Vee are expected to own approximately 65.3% of the aggregate number of the outstanding securities of Twin Vee after the Merger The Exchange Ratio has been fixed. For a more complete description of the Exchange Ratio, see the section titled “The Merger Agreement—Exchange Ratio” in this Joint Proxy Statement/Prospectus.

Subject to the terms and conditions of the Merger Agreement, if the Merger is completed, at the Effective Time, (i) each outstanding share of Forza Common Stock (other than shares held by Twin Vee) will be converted into the right to receive approximately .611666275 shares of Twin Vee Common Stock (the “Exchange Ratio”), (ii) each outstanding stock option exercisable for shares of Forza Common Stock that is outstanding at the Effective Time, whether vested or unvested, will be assumed by Twin Vee and converted into a stock option to purchase the number of shares of Twin Vee Common Stock that the holder would have received if such holder had exercised such stock option for shares of Forza Common Stock prior to the Merger and exchanged such shares for Twin Vee Common Stock in accordance with the Exchange Ratio, (iii) each outstanding warrant to purchase shares of Forza Common Stock will be assumed by Twin Vee and converted into a warrant to purchase the number of shares of Twin Vee Common Stock that the holder would have received if such holder had exercised such warrant for shares of Forza Common Stock prior to the Merger and exchanged such shares for Twin Vee Common Stock in accordance with the Exchange Ratio, subject to adjustment for ant reverse stock split, and (iv) the 7,000,000 shares of Forza Common Stock held by Twin Vee will be cancelled.

The Merger Agreement does not include a price-based termination right and there will be no adjustment to the total number of shares of Twin Vee Common Stock that Forza stockholders will be entitled to receive for changes in the market price of Twin Vee Common Stock. Accordingly, the market value of the shares of Twin Vee Common Stock issued pursuant to the Merger will depend on the market value of the shares of Twin Vee Common Stock at the time the Merger closes, and could vary significantly from the market value on the date of this Joint Proxy Statement/Prospectus. On [●], 2024, the last trading day before the date of this Joint Proxy Statement/Prospectus, the closing sale price of Twin Vee Common Stock was $[●] per share and the closing price of Forza Common Stock was $[●] per share.

No fractional shares of Twin Vee Common Stock will be issuable pursuant to the Merger. Instead, each Forza stockholder who would otherwise be entitled to receive a fraction of a share of Twin Vee Common Stock, after aggregating all fractional shares of Twin Vee Common Stock issuable to such stockholder, will be rounded down to the lower whole share.

The Merger Agreement provides that, at the Effective Time, Twin Vee will deposit with an exchange agent acceptable to Twin Vee and Forza, book-entry shares representing the shares of Twin Vee Common Stock issuable to Forza stockholders and a sufficient amount of cash to make payments in lieu of fractional shares.

The Merger Agreement provides that, promptly after the Effective Time, the exchange agent will mail to each record holder of Forza capital stock immediately prior to the Effective Time a letter of transmittal and instructions for surrendering and exchanging the record holder’s Forza shares of Forza Common Stock for shares of Twin Vee Common Stock. Upon surrender of a duly executed letter of transmittal and such other documents as the exchange agent or Twin Vee may reasonably require, the Forza stock certificate surrendered will be cancelled and the holder of the Forza stock certificate will be entitled to receive book-entry shares representing the number of whole shares of Twin Vee Common Stock that such holder has the right to receive pursuant to the provisions of the Merger Agreement At the Effective Time of the Merger, all holders of Forza capital stock that were outstanding immediately prior to the Effective Time of the Merger will cease to have any rights as stockholders of Forza. In addition, no transfer of Forza capital stock after the Effective Time of the Merger will be registered on the stock transfer books of Forza.

If any Forza stock certificate has been lost, stolen or destroyed, Twin Vee may, in its discretion, and as a condition precedent to the delivery of any shares of Twin Vee Common Stock, require the owner of such lost, stolen or destroyed certificate to deliver an affidavit claiming such certificate has been lost, stolen or destroyed and post a bond indemnifying Twin Vee against any claim suffered by Twin Vee related to the lost, stolen or destroyed certificate or any Twin Vee Common Stock issued in exchange for such certificate as Twin Vee may reasonably request.

From and after the Effective Time, until it is surrendered, each certificate that previously evidenced Forza capital stock will be deemed to represent only the right to receive shares of Twin Vee Common Stock. Twin Vee will not pay dividends or other distributions on any shares of Twin Vee Common Stock to be issued in exchange for any unsurrendered Forza stock until the Forza stock is surrendered as provided in the Merger Agreement.

Treatment of Twin Vee Stock Options

All options to purchase shares of Twin Vee Common Stock will remain outstanding immediately after the Effective Time in accordance with their terms. The number of shares of Twin Vee Common Stock underlying such options and the exercise prices for such options will be appropriately adjusted to reflect the Twin Vee Reverse Stock Split, assuming the approval of the Twin Vee Reverse Stock Split Proposal by Twin Vee’s stockholders at the Twin Vee Annual Meeting and if thereafter consummated at the discretion of Twin Vee Board of Directors. The terms governing options to purchase shares of Twin Vee Common Stock will remain in full force and effect following the closing of the Merger.

Treatment of Forza Stock Options

At the Effective Time, each option to purchase shares of Forza Common Stock that are outstanding and unexercised immediately prior to the Effective Time, whether or not vested, issued under the Forza 2022 Plan shall be assumed by Twin Vee and converted into an option to purchase shares of Twin Vee Common Stock. Twin Vee will assume the Forza 2022 Plan and each such option in accordance with the terms of the Forza 2022 Plan and the terms of the stock option agreement by which such option is evidenced. From and after the Effective Time, each option to purchase shares of Forza Common Stock assumed by Twin Vee may be exercised for such number of shares of Twin Vee Common Stock as is determined by multiplying the number of shares of Forza Common Stock that were subject to such option by the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Twin Vee Common Stock. The per share exercise price of the converted option to purchase shares of Twin Vee Common Stock will be determined by dividing the existing per share exercise price of the option to purchase shares of Forza Common Stock by the Exchange Ratio, and rounding to the resulting exercise price up to the nearest whole cent. Any restrictions on the exercise of any option to purchase shares of Forza Common Stock assumed by Twin Vee will continue following the conversion, and the term, exercisability, vesting schedule and other provisions of such option will generally remain unchanged; provided, that any options to purchase shares of Forza Common Stock assumed by Twin Vee may be subject to adjustment to reflect changes in Twin Vee’s capitalization after the Effective Time and that the Twin Vee Board of Directors or a committee thereof will succeed to the authority and responsibility of the Forza Board of Directors or a committee thereof with respect to each assumed option to purchase shares of Forza Common Stock.

Treatment of Twin Vee Warrants

All warrants to purchase shares of Twin Vee Common Swill remain outstanding and unexercised immediately after the Effective Time in accordance with their terms. The number of shares of Twin Vee Common Stock underlying such warrants and the exercise prices for such warrants will be appropriately adjusted to reflect the Twin Vee Reverse Stock Split, assuming the approval of the Twin Vee Reverse Stock Split Proposal by Twin Vee’s stockholders at the Twin Vee Annual Meeting and if thereafter consummated at the discretion of Twin Vee Board of Directors. The terms governing warrants to purchase shares of Twin Vee Common Stock will remain in full force and effect following the closing of the Merger.

Treatment of Forza Warrants

At the Effective Time, each warrant to purchase shares of Forza Common Stock that is outstanding and unexercised immediately prior to the Effective Time, shall be assumed by Twin Vee and converted into a warrant to purchase shares of Twin Vee Common Stock. Twin Vee will assume the warrants in accordance with the terms of the warrant agreement by which such warrant is evidenced. From and after the Effective Time, each warrant to purchase shares of Forza Common Stock assumed by Twin Vee may be exercised for such number of shares of Twin Vee Common Stock as is determined by multiplying the number of shares of Forza Common Stock that were subject to such warrant by the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Twin Vee Common Stock. The per share exercise price of the converted warrant will be determined by dividing the existing per share exercise price of the warrant to purchase shares of Forza Common Stock by the Exchange Ratio, and rounding to the resulting exercise price up to the nearest whole cent. Any restrictions on the exercise of any warrant to purchase shares of Forza Common stock assumed by Twin Vee will continue following the conversion, and the term, exercisability, and other provisions of such warrant will generally remain unchanged.

The closing of the Merger will occur no later than the second business day after the last of the conditions to the Merger has been satisfied or waived, or at another time as Twin Vee and Forza agree. Twin Vee and Forza anticipate that the closing of the Merger will occur promptly after the Twin Vee Annual Meeting and Forza Annual Meeting. However, because the Merger is subject to a number of conditions, neither Twin Vee nor Forza can predict exactly when the closing will occur or if it will occur at all.

Effective Time of the Merger

The Merger Agreement requires the parties to consummate the Merger as promptly as practicable (and in any event within two business days) after all of the conditions to the closing of the Merger contained in the Merger Agreement are satisfied or waived, including the adoption of the Merger Agreement by Forza stockholders and the approval by Twin Vee stockholders of the issuance of shares of Twin Vee Common Stock. The Merger will become effective upon the filing of a certificate of Merger with the Secretary of State of the State of Delaware or at such later time as is agreed by Twin Vee and Forza and specified in the certificate of merger. Neither Twin Vee nor Forza can predict the exact timing of the closing of the Merger.

Regulatory Approvals

In the United States, Twin Vee must comply with applicable federal and state securities laws and the rules and regulations of Nasdaq in connection with the issuance of shares of Twin Vee Common Stock and the filing of this Joint Proxy Statement/Prospectus with the SEC.

Nasdaq Stock Market Listing

Twin Vee has agreed to use commercially reasonable efforts to (a) prepare and submit to the Nasdaq (or such other Nasdaq market on which the shares of Twin Vee Common Stock may then be listed) a notification form for the listing of additional shares with respect to the shares of Twin Vee Common Stock to be issued in connection with the Merger and to cause such shares to be approved for listing or (b) to the extent required by Nasdaq pursuant to its “reverse merger” rules, file an initial listing application for the Twin Vee Common Stock on Nasdaq and to cause such application to be conditionally approved prior to the Effective Time of the Merger. Forza has agreed to cooperate with Twin Vee as reasonably requested by Twin Vee with respect to such application and to promptly furnish to Twin Vee all information concerning Forza and its stockholders that may be required or reasonably requested in connection with the application.

In addition, each of Twin Vee’s and Forza’s obligation to complete the Merger is subject to the condition that the shares of Twin Vee Common Stock to be issued in the Merger be approved for listing (subject to official notice of issuance) on Nasdaq as of the closing of the Merger. If Twin Vee’s notification form or initial listing application, as applicable, is accepted and such approval is obtained, Twin Vee anticipates that the combined company’s Common Stock will be listed on Nasdaq under Twin Vee’s current trading symbol “VEEE” following the closing of the Merger.

Anticipated Accounting Treatment

The Merger is expected to be treated as an asset acquisition by Twin Vee. To determine the accounting for this transaction under U.S. GAAP, a company must assess whether an integrated set of assets and activities should be accounted for as an acquisition of a business or an asset acquisition. The guidance requires an initial screen test to determine if substantially all of the fair value of the gross assets acquired is concentrated in a single asset or group of similar assets. If that screen is met, the set is not a business. In connection with the acquisition of Forza, substantially all the fair value is included in cash and cash equivalents and , as such, the acquisition is expected to be treated as an asset acquisition.

Certain U.S. Federal Income Tax Consequences of the Merger

General

The following general discussion summarizes the material United States federal income tax consequences of the Merger to Twin Vee, Forza and holders of Forza capital stock who are “U.S. Holders” (as defined below) and who hold their Forza capital stock as a capital asset within the meaning of Section 1221 of the Code. Except as explicitly provided herein, this discussion does not discuss the United States federal income tax consequences to “Non-U.S. Holders.” The term “Non-U.S. Holder” means a beneficial owner of Forza capital stock that is not a U.S. Holder or an entity classified as a partnership for U.S. federal income tax purposes. If a partnership or other flow-through entity is a beneficial owner of Forza capital stock, the tax treatment of a partner in the partnership or an owner of the entity will depend upon the status of the partner or other owner and the activities of the partnership or other entity. A partner in a partnership holding Forza capital stock should consult its tax advisor as to the particular tax consequences of the Merger to such holder.

For purposes of this discussion, a U.S. Holder means:

●	a citizen or resident of the United States;

●	a corporation or other entity taxable as a corporation created or organized under the laws of the United States or any of its political subdivisions;

●	a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust; or

●	an estate that is subject to U.S. federal income tax on its income regardless if its source.

This section does not discuss all of the United States federal income tax consequences that may be relevant to a particular stockholder in light of his or her individual circumstances or to stockholders subject to special treatment under the federal income tax laws, including, without limitation:

●	brokers or dealers in securities or foreign currencies;

●	stockholders who are subject to the alternative minimum tax provisions of the Code;

●	tax-exempt organizations;

●	stockholders who are “Non-U.S. Holders” (except as explicitly provided herein);

●	expatriates;

●	stockholders that have a functional currency other than the United States dollar;

●	banks, financial institutions or insurance companies;

●	stockholders who acquired Forza stock in connection with stock option or stock purchase plans or in other compensatory transactions;

●	stockholders who hold Forza stock as part of an integrated investment, including a straddle, hedge, or other risk reduction strategy, or as part of a conversion transaction or constructive sale; or

●	persons under the jurisdiction of a court in a Title 11 or similar case.

No ruling has been or will be sought from the Internal Revenue Service (“IRS”) as to the United States federal income tax consequences of the Merger, and the following summary is not binding on the IRS or the court nor will it preclude the IRS from adopting a position contrary to those expressed in this section. This discussion is based upon the Code, laws, regulations, rulings and decisions in effect as of the date of this Joint Proxy Statement/Prospectus, all of which are subject to change, possibly with retroactive effect. This summary does not address the tax consequences of the Merger under state, local and foreign laws or under United States federal tax law other than income tax law. There can be no assurance that the IRS will not challenge one or more of the tax consequences described herein.

Twin Vee’s and Forza’s stockholders are urged to consult their own tax advisors as to the specific tax consequences to them of the merger, including any applicable federal, state, local and foreign tax consequences.

Subject to the qualifications, assumptions and limitations set forth herein and the U.S. federal income tax opinion filed as Exhibit 8.1 herewith, the following discussion represents the opinion of Blank Rome LLP, counsel to Twin Vee, with respect to the material U.S. federal income tax consequences of the Merger to Twin Vee, Forza, and holders of Forza capital stock.

The Merger should constitute a “reorganization” within the meaning of Section 368(a) of the Code.

Forza stockholders should not recognize any gain or loss upon the receipt of Twin Vee Common Stock in exchange for Forza stock in connection with the merger (except to the extent of cash received by a U.S. Holder in lieu of a fractional share of Twin Vee Common Stock, as discussed below).

The aggregate tax basis of the Twin Vee Common Stock received by a Forza stockholder in connection with the merger should be the same as the aggregate tax basis of the Forza stock surrendered in exchange for Twin Vee Common Stock (except for any portion of the basis of Forza stock that is allocated to any fractional share interest for which cash is received).

The holding period of the Twin Vee Common Stock received by a Forza stockholder in connection with the Merger should include the holding period of the Forza stock surrendered in connection with the Merger.

Twin Vee and Forza should not recognize gain or loss solely as a result of the Merger; except for the possible recognition of gain by Forza as result of the payment by Twin Vee of Forza’s reorganization expenses, and other intercompany transactions.

Tax Return Reporting Requirements

If you receive Twin Vee Common Stock as a result of the Merger, you will be required to retain records pertaining to the Merger, and you will be required to file with your United States federal income tax return for the year in which the merger takes place, a statement setting forth certain facts relating to the merger as provided in Treasury Regulations Section 1.368-3(b). The facts to be disclosed by a U.S. Holder include the U.S. Holder’s basis in the Forza or Twin Vee stock, as the case may be which are transferred and the number of shares of Twin Vee shares received in the transaction.

Taxable Acquisition – U.S. Holders

The failure of the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code would result in a Forza U.S. Holder recognizing capital gain or loss with respect to the shares of Forza stock surrendered by such U.S. Holder equal to the difference between the stockholder’s basis in the shares and the fair market value, as of the Effective Time of the Merger, of the Twin Vee stock received in exchange for the Forza stock (and the cash received in lieu of a fractional share of Forza stock). In such event, a U.S. Holder’s aggregate basis in the Twin Vee Common Stock so received would equal its fair market value and such U.S. Holder’s holding period would begin the day after the merger. A dissenting U.S. Holder who receives cash will be required to recognize gain or loss in the same manner as described above (see discussion of dissenters in a reorganization above).

The foregoing discussion is not intended to be a complete analysis or description of all potential United States federal income tax consequences of the Merger. In addition, the discussion does not address tax consequences which may vary with, or are contingent on, your individual circumstances. Moreover, the discussion does not address any non-income tax or any foreign, state or local tax consequences of the Merger. Accordingly, you are urged to consult with your own tax advisor to determine the particular United States federal, state, local or foreign income or other tax consequences to you of the Merger. Neither Twin Vee nor Forza has been asked to address, nor have they addressed, any other consequences of the Merger, including for example any issues related to intercompany transactions, changes in accounting methods resulting from the Merger, the conversion of options, or the status of the tax attributes of each party to the Merger after the transaction is consummated.

Appraisal Rights and Dissenters’ Rights

No appraisal rights are available to holders of Twin Vee Common Stock or Forza Common Stock in connection with the Merger in accordance with Section 262 of the DGCL.

Effective Time of the Merger

The Merger Agreement requires the parties to consummate the Merger after all of the conditions to the consummation of the Merger contained in the Merger Agreement are satisfied or waived, including the adoption of the Merger Agreement by the stockholders of Forza. The Merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such later time as is agreed by Twin Vee and Forza and specified in the certificate of merger. Neither Twin Vee nor Forza can predict the exact timing of the consummation of the Merger.

Regulatory Approvals

Twin Vee and Forza must comply with applicable federal and state securities laws in connection with the issuance of shares of Twin Vee Common Stock and the filing of this Joint Proxy Statement/Prospectus with the SEC. In addition, Twin Vee must comply with the rules and regulations of Nasdaq.

Board of Directors and Executive Officers of Twin Vee After the Completion of the Merger

Board of Directors

Upon completion of the Merger, the combined company’s Board of Directors will consist of five (5) members, in three staggered classes, consisting of four of the current members of the Twin Vee Board of Directors, Joseph Visconti, Preston Yarborough, Kevin Schuyler, and Neil Ross, and the four current members of the Forza Board of Directors (three of which are also currently members of the Twin Vee Board of Directors), Joseph Visconti, Marcia Kull, Neil Ross and Kevin Schuyler. The Class I directors will be Neil Ross and Marcia Kull, whose terms will expire at the annual meeting of stockholders to be held in 2025. The Class II director will be Preston Yarborough, whose term will expire at the annual meeting of stockholders to be held in 2026. The Class III directors will be Kevin Schuyler and Joseph Visconti, whose terms will expire at the annual meeting of stockholders to be held in 2027.

Of the five directors of Twin Vee Board of Directors who will serve on the combined company’s Board of Directors following the completion of the Merger, all of such persons, other than Joseph Visconti and Preston Yarborough meet the independence standards of the SEC and Nasdaq.

Below is information regarding certain characteristics of the combined company’s Board of Directors, utilizing the template included in the related Nasdaq Stock Market (“Nasdaq”) rules.

Board Diversity Matrix (upon completion of the Merger)

Total Number of Directors	5
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	1	4	0	0
Part II: Demographic Background
African American or Black
Alaskan Native or Native American
Asian
Hispanic or Latinx
Native Hawaiian or Pacific Islander
White	1	4
Two or More Races or Ethnicities
LGBTQ+	--
Did Not Disclose Demographic Background	--

Executive Officers

Effective as of the closing of the Merger, the combined company’s executive officers, will consist of Twin Vee’s current executive officers, Joseph Visconti, Preston Yarborough, Karl Zimmer and Mike Dickerson. Joseph Visconti will serve as the President and Chief Executive Officer of the subsidiary Forza.

Interests of Twin Vee Directors and Executive Officers in the Merger

In considering the recommendation of the Twin Vee Board of Directors to vote “FOR” the issuance of the Twin Vee Common Stock to the Forza stockholders pursuant to the terms of the Merger Agreement, Twin Vee stockholders should be aware that certain members of the Twin Vee Board of Directors and its executive officers of Twin Vee have interests in the Merger that may be in addition to, or different from, their interests as Twin Vee stockholders. These interests may create the appearance of a conflict of interest. The Twin Vee Board of Directors was aware of these potential conflicts of interest during its deliberations on the merits of the Merger and in making its decisions in approving the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. The Twin Vee Board of Directors formed the Twin Vee Special Committee consisting of two Twin Vee directors who did not have a conflict of interest.

Joseph Visconti, Preston Yarborough, Kevin Schuyler, and Neil Ross are currently directors of Twin Vee and are expected to continue as directors of the combined company following the completion of the Merger, and to hold office from and after the completion of the Merger until his successor is duly elected and qualified or until his death, resignation or removal. Joseph Visconti, the Chief Executive Officer of Twin Vee, also serves as the Interim Chief Executive Officer and Chief Product Officer of Forza and Michael Dickerson, the Chief Financial Officer of Twin Vee, currently serves as the Interim Chief Financial Officer of Forza.

Joseph Visconti beneficially owns 70,000 shares of Forza Common Stock and options to purchase 644,000 shares of Forza Common Stock and will receive 42,816 shares of Twin Vee Common Stock upon consummation of the Merger and options to purchase 3,364 shares of Twin Vee Common Stock.

Michael Dickerson beneficially owns 0 shares of Forza Common Stock and will receive 0 shares of Twin Vee Common Stock upon consummation of the Merger.

Kevin Schuyler beneficially owns 9,332 shares of Forza Common Stock and options to purchase 5,500 shares of Forza Common Stock and will receive 5,708 shares of Twin Vee Common Stock upon consummation of the Merger and options to purchase 3,364 shares of Twin Vee Common Stock.

Neil Ross beneficially owns options to purchase 5,500 shares of Forza Common Stock and will receive 3,364 shares of Twin Vee Common Stock upon consummation of the Merger.

Marcia Kull beneficially owns 4,605 shares of Forza Common Stock and options to purchase 5,500 shares of Forza Common Stock and will receive 2,816 shares of Twin Vee Common Stock upon consummation of the Merger and options to purchase 3,364 shares of Twin Vee Common Stock.

Preston Yarborough beneficially owns options to purchase 75,000 shares of Forza Common Stock and will receive options to purchase 45,875 shares of Twin Vee Common Stock upon consummation of the Merger.

Interests of Forza Directors and Executive Officers in the Merger

In considering the recommendation of the Forza Board of Directors to vote “FOR” the adoption and the approval of the Merger and the Merger Agreement, Forza stockholders should be aware that certain members of the Forza Board of Directors and all of the executive officers of Forza have interests in the Merger that may be in addition to, or different from, their interests as Forza stockholders. These interests may create the appearance of a conflict of interest. The Forza Board of Directors was aware of these potential conflicts of interest during its deliberations on the merits of the Merger and in making its decisions in approving the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. Marcia Kull is expected to serve as a director of the combined company following the completion of the Merger, and to hold office from and after the completion of the Merger until her successor is duly elected and qualified or until her death, resignation or removal and Mr. Visconti will continue to serve as the Interim Chief Executive Officer of Forza after the Merger. Joseph Visconti, Marcia Kull, Kevin Schuyler, and Neil Ross are all directors of Forza and are expected to serve as directors of the combined company after the Merger. Joseph Visconti currently serves and executive chairman of the Forza Board of Directors and Michael Dickerson, the Chief Financial Officer of Twin Vee, currently serves as the Interim Chief Financial Officer of Forza.

Restrictions on Sales of Shares of Twin Vee Common Stock Received in the Merger

All shares of Twin Vee Common Stock received by Forza stockholders in connection with the Merger will be freely tradable.

Nasdaq Listing of Twin Vee Common Stock; Delisting and Deregistration of Forza Common Stock

Application will be made to Nasdaq to have the shares of Twin Vee Common Stock issued in connection with the Merger approved for listing on Nasdaq, where Twin Vee Common Stock currently is traded under the symbol “VEEE.” If the Merger is completed, Forza Common Stock will be delisted from Nasdaq and there will no longer be a trading market for such stock. In addition, promptly following the closing of the Merger, Forza Common Stock will be deregistered under the Exchange Act and Forza will no longer file reports with SEC.

THE MERGER AGREEMENT

The following is a summary of selected provisions of the Merger Agreement. While Twin Vee and Forza believe that this description covers the material terms of the Merger Agreement, it may not contain all of the information that is important to you. The Merger Agreement has been attached as Annex A to this Joint Proxy Statement/Prospectus to provide you with information regarding its terms. It is not intended to provide any other factual information about Twin Vee and Forza. The following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement. You should refer to the full text of the Merger Agreement for details of the Merger and the terms and conditions of the Merger Agreement. The Merger Agreement is incorporated by reference into this Joint Proxy Statement/Prospectus.

The Merger Agreement contains representations and warranties that Twin Vee on the one hand, and Forza, on the other hand, have made to one another as of specific dates. These representations and warranties have been made for the benefit of the other parties to the Merger Agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. In addition, the assertions embodied in the representations and warranties are qualified by information in confidential disclosure schedules exchanged by the parties in connection with signing the Merger Agreement. While Twin Vee does not believe that these disclosure schedules contain information required to be publicly disclosed under the applicable securities laws, other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached Merger Agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about Twin Vee, or Forza because they were made as of specific dates, may be intended merely as a risk allocation mechanism between Twin Vee and Forza and are modified by the disclosure schedules.

General

Under the Merger Agreement, Forza will merge with and into a wholly owned subsidiary of Twin Vee, with Forza continuing as the surviving company.

Closing and Effective Time of the Merger

The closing of the Merger will occur no later than the second (2nd) business day after the satisfaction or waiver of the conditions provided in the Merger Agreement, or on such other date as Twin Vee and Forza may agree in writing. However, because the Merger is subject to a number of conditions, neither Twin Vee nor Forza can predict exactly when the closing will occur or if it will occur at all. Please see the section entitled “The Merger Agreement—Conditions to Completion of the Merger” in this Joint Proxy Statement/Prospectus.

The Effective Time of the Merger will be the time and date when the Merger becomes effective, which shall be the date and time of acceptance for record of the certificate of Merger that will be filed with the Delaware Secretary of State, or such other time specified in the certificate of merger.

Merger Consideration

Conversion of Forza Common Stock

At the Effective Time of the Merger, each share of Forza Common Stock issued and outstanding immediately prior to the Effective Time will be cancelled and extinguished and automatically converted into and become exchangeable for Twin Vee Common Stock as described below (other than the 7,000,000 shares of Forza Common Stock held by Twin Vee which shall be cancelled). No fractional shares of Twin Vee Common Stock will be issued. Please see the section entitled “The Merger Agreement—Fractional Shares of Twin Vee Common Stock” in this Joint Proxy Statement/Prospectus.

Exchange Ratio

The Merger Agreement provides that stockholders of Forza will receive 0.611666275 shares of Twin Vee Common Stock for each share of Forza Common Stock in the Merger. The Exchange Ratio is fixed and not subject to adjustment.

Forza Common Stock Held by Twin Vee

At the Effective Time of the Merger, the 7,000,000 shares of Forza Common Stock held by Twin Vee will be cancelled. All outstanding shares of Twin Vee Common Stock will remain as outstanding shares of Twin Vee Common Stock and will not be converted or otherwise affected by the Merger. For more information regarding the Twin Vee Common Stock, please see the section entitled “Certain Additional Information—Description of Twin Vee Capital Stock” in this Joint Proxy Statement/Prospectus.

Fractional Shares of Twin Vee Common Stock

No fractional shares of Twin Vee Common Stock will be issued to any stockholder of Forza upon completion of the Merger. The holder of shares of Forza Common Stock who would otherwise be entitled to a fraction of Twin Vee Common Stock (after aggregating all fractional shares of Twin Vee Common Stock that otherwise would be received by such holder), will, in lieu of such fraction of a share, be rounded to the nearest whole share.

Share Issuance Process

Promptly following the Effective Time, Twin Vee will make available for delivery the shares of Twin Vee Common Stock issuable under the Merger Agreement. These shares will be issuable in accordance with the stock register of Forza as of the Effective Time, to each holder of record of Forza as of such time. Physical stock certificates of Forza Common Stock will not be required to be exchanged for Twin Vee Common Stock certificates and will be automatically issuable in exchange for outstanding shares of Forza Common Stock. All shares of Forza Common Stock will be deemed to no longer be issued and outstanding as of the Effective Time, subject to rights of dissenting shares as set forth in the Merger Agreement.

All shares of Twin Vee Common Stock received by Forza stockholders in connection with the Merger will be freely tradable.

Conversion of Forza Options and Warrants

Each stock option exercisable for shares of Forza Common Stock that is outstanding at the Effective Time of the Merger will be assumed by Twin Vee and converted into a stock option to purchase, on the same terms and conditions, a number of shares of Twin Vee Common Stock equal to the product of (a) the number of shares of Forza Common Stock subject to such options and (b) the Exchange Ratio, rounding the number down to the nearest whole number of shares of Twin Vee Common Stock. In addition, each warrant exercisable for shares of Forza Common Stock that is outstanding at the Effective Time of the Merger will be assumed by Twin Vee and converted into a warrant to purchase, on the same terms and conditions, a number of shares of Twin Vee Common Stock equal to the product of (a) the number of shares of Forza Common Stock subject to such options and (b) the Exchange Ratio, rounding the number down to the nearest whole number of shares of Twin Vee Common Stock.

Directors and Officers of Twin Vee Following the Merger

Directors and Officers

Effective as of the closing of the Merger, Joseph Visconti, Preston Yarborough, Marcia Kull, Kevin Schuyler, and Neil Ross will be the directors of the combined company and the officers of the combined company will be the current officers of Twin Vee, until their respective successors are duly appointed.

Effective as of the closing of the Merger, Kevin Schuyler will be appointed by Twin Vee as lead independent director and the compensation payable to the Twin Vee’s directors will be adjusted as follows: (i) Kevin Schuyler, lead independent director: $100,000 per year; (ii) Neil Ross – independent director: $45,000 per year; and (iii) Marcia Kull – independent director: $45,000 per year.

In addition, effective as of the closing of the Merger, the members of the Twin Vee Special Committee will be entitled to receive the following compensation: (i) Bard Rockenbach: $10,000 and (ii) James Melvin: $5,000.

Certificate of Incorporation

At the Effective Time, Twin Vee will continue as the combined corporation. Twin Vee will continue to be governed by its Certificate of Incorporation, as it existed prior to the Merger.

Conditions to Completion of the Merger

Each party’s obligation to complete the Merger is subject to the satisfaction or waiver by each of the parties, at or prior to the Merger, of various conditions, which include the following:

●	stockholders of Forza must have approved and adopted the Merger Agreement, and approved the Merger, by the requisite vote under Delaware Law and the Twin Vee stockholders must have approved the issuance of the shares of Twin Vee Common Stock pursuant to the terms of the Merger Agreement in accordance with the Nasdaq rules. Twin Vee, in its capacity as a principal stockholder of Forza, has agreed to vote the shares of Forza Common Stock held by it for the approval and adoption of the Merger only if a majority of the other stockholders of Forza that are present in person or by proxy at the Forza Annual Meeting vote to approve and adopt the Merger.

●	the registration statement on Form S-4, of which this Joint Proxy Statement/Prospectus is a part, must have been declared effective by the SEC in accordance with the Securities Act and must not be subject to any stop order suspending the effectiveness of the registration statement on Form S-4 and no similar proceeding in respect to the Joint Proxy Statement/Prospectus will have been initiated or threatened in writing by the SEC. All other filings will have been approved or declared effective and no stop order will have been issued and no proceeding will have been initiated to revoke any such approval or effectiveness;

●	a listing application for the issuance of the shares of Twin Vee Common Stock in the Merger and such other shares of Twin Vee Common Stock to be reserved for issuance in connection with the Merger shall have been filed with Nasdaq and Nasdaq shall not have disapproved of the listing of such shares;

●	no court, administrative agency, commission, governmental or regulatory authority, has enacted, enforced or entered any statute, rule, regulation, or other order which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting the consummation of the Merger;

●	all representations and warranties of each party in the Merger Agreement subject to exceptions in certain schedules and exhibits to the Merger Agreement must be true and correct in all material respects on the date of the Merger Agreement and on the closing date of the Merger with the same force and effect as if made on the date on which the Merger is to be completed or, if such representations and warranties address matters as of a particular date, then as of that particular date. Each party shall have delivered to the other party a certificate with respect to the foregoing executed on behalf of the other party by a duly authorized officer of such party;

●	each party to the Merger Agreement must have performed or complied with in all material respects all covenants and agreements required to be performed or complied with by it on or before the closing of the Merger, and the parties must have received a certificate to such effect signed on behalf of the other party by a duly authorized officer of such party;

●	no material adverse effect with respect to the other party will have occurred since the date of the Merger Agreement;

●	all proceedings in connection with the Merger and the other transactions contemplated by the Merger Agreement and all certificates and documents delivered by the other party as required under the Merger Agreement or otherwise reasonably requested by the requesting party will be executed and delivered by the other party and will be reasonably satisfactory to the requesting party.

In addition, the obligation of Twin Vee to complete the Merger is further subject to the satisfaction or waiver of the following conditions:

●	Forza must have obtained the consents, waivers and approvals required to be obtained in connection with the consummation of the transactions contemplated by the Merger Agreement.

No Solicitation

During the period commencing from the date of the Merger Agreement until the earlier to occur of the termination of the Merger Agreement and the Effective Time, neither Forza nor Twin Vee will, nor will they authorize or permit any of their respective representatives, to directly or indirectly:

●	solicit, initiate, knowingly encourage, induce or knowingly facilitate the communication, the making, submission or announcement of any acquisition transaction (as defined below);

●	furnish any nonpublic information regarding such party to any person in connection with or in response to an acquisition proposal or inquiry;

●	engage in discussions or negotiations with any person with respect to any acquisition transaction, except as to the existence of the non-solicitation provisions in the Merger Agreement;

●	approve, endorse or recommend any acquisition transaction, except as permitted by the Merger Agreement in respect of a bona fide acquisition proposal (which acquisition proposal did not arise out of a material breach of the non-solicitation provisions of the Merger Agreement) that is determined, in good faith to be a Superior Offer (as defined in the Merger Agreement); or

●

enter into any letter of intent or any contract agreement contemplating or relating to an acquisition transaction (other than a confidentiality agreement as permitted); provided that prior to the vote of its stockholders, the parties to the Merger Agreement may furnish nonpublic information, and enter into discussions or negotiations with, any person in response to a bona fide written inquiry or proposal, which such party’s Board of Directors determines in good faith, after consultation with its independent financial advisor, if any, and its outside legal counsel, constitutes, or would reasonably be expected to result in, a Superior Offer (as defined in the Merger Agreement) and is not withdrawn) if: (A) neither such party nor any representative of such party shall have materially breached the non-solicitation provisions of the Merger Agreement with respect to such acquisition inquiry or acquisition proposal, (B) the Board of Directors of such party concludes in good faith, after consulting with outside legal counsel, that the failure to take such action would reasonably be expected to be result in a breach of the fiduciary duties of the Board of Directors of such party under applicable law; (C) prior to furnishing any such nonpublic information to, or entering into discussions with, such person, such party gives the other party written notice of the identity of such person, copies of any written correspondence from such person relating to such acquisition inquiry or acquisition proposal, and of such party’s intention to furnish nonpublic information to, or enter into discussions with, such person; (D) such party receives from such person an executed confidentiality agreement; and (E) at least two (2) business days prior to furnishing any such nonpublic information to such person, such party furnishes such nonpublic information to the other party (to the extent such nonpublic information has not been previously furnished by such party to the other party).

However, before obtaining the Twin Vee stockholder approval or Forza stockholder approval, respectively, required to consummate the Merger, each of Forza and Twin Vee may furnish nonpublic information regarding such party to, and may enter into discussions or negotiations with, any person in response to a bona fide written acquisition proposal, which the Twin Vee Board of Directors or the Forza Board of Directors, respectively, determines in good faith, after consultation with their respective financial advisors and outside legal counsel, constitutes or is reasonably likely to result in a “superior offer,” as defined in the Merger Agreement and as defined in the section titled “The Merger Agreement—Non-Solicitation” below, and is not withdrawn, if:

●	neither party nor any of its directors, officers, employees, agents, attorneys, accountants, investment bankers, advisors and representatives has breached the non-solicitation provisions of the Merger Agreement described above;

●	the Twin Vee Board of Directors or Forza Board of Directors, respectively, concludes in good faith based on the advice of outside legal counsel, that the failure to take such action is reasonably likely to be inconsistent with the fiduciary duties of the Twin Vee or Forza board of directors, respectively, under applicable law;

●	Twin Vee or Forza, respectively receives from the third-party an executed confidentiality agreement containing provisions (including nondisclosure provisions, use restrictions, non-solicitation provisions and no hire provisions) at least as favorable to such party as those contained in the confidentiality agreement between Twin Vee and Forza; and

●	at least two business days prior to furnishing such nonpublic information to a third-party, Twin Vee or Forza furnishes the same information to the other party to the extent not previously furnished.

If either Twin Vee or Forza receives an acquisition proposal or acquisition inquiry at any time during the period between August 12, 2024 and the earlier to occur of (a) the Effective Time and (b) termination of the Merger Agreement, then such party must promptly, and in no event later than one business day after becoming aware of such acquisition proposal or acquisition inquiry, advise the other party orally and in writing of such acquisition proposal or acquisition inquiry, including the identity of the person making or submitting the acquisition proposal or acquisition inquiry and the material terms thereof. Each of Twin Vee and Forza must keep the other reasonably informed with respect to the status and material terms of any such acquisition proposal or acquisition inquiry and any material modification or proposed material modification thereto.

An “acquisition transaction” means any transaction or series of transactions involving: any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which a party or any of its subsidiaries is a constituent corporation; (ii) in which a person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of a party or any of its subsidiaries; or (iii) in which a party or any of its subsidiaries issues securities representing more than 20% of the outstanding securities of any class of voting securities of such party or any of its subsidiaries; or any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the fair market value of the consolidated assets of a party and its subsidiaries, taken as a whole.

A “superior offer” means an unsolicited bona fide acquisition proposal (with all references to “more than twenty percent (20%)” or “twenty percent (20%) or more” in the definition of acquisition transaction being treated as references to “fifty percent (50%)” for these purposes), that was not obtained or made as a direct or indirect result of a breach of (or in violation of) the Merger Agreement, made by a third party that the Board of Directors of Twin Vee or Forza, as applicable, determines in good faith, after consultation with its outside legal counsel and financial advisor(s), and after taking into account all financial, legal, regulatory, and other aspects of such acquisition proposal (including the financing terms, the ability of such third party to finance such Acquisition Proposal and the likelihood of consummation thereof), (1) is more favorable from a financial point of view to the Twin Vee or Forza stockholders, as applicable, than as provided hereunder (including any changes to the terms of the Merger Agreement proposed by either party in response to such superior offer pursuant to and in accordance with the provisions of the Mergers Agreement), (2) is reasonably capable of being completed on the terms proposed without unreasonable delay and (3) includes termination rights exercisable by the party on terms that are not materially less favorable to such party than the terms set forth in the Merger Agreement, all from a third party capable of performing such terms.

Any violation of the non-solicitation provisions in the Merger Agreement will be deemed to be a material breach.

Approval of Stockholders

Forza Annual Meeting

Forza is obligated under the Merger Agreement to call, give notice of, convene and hold a meeting of its stockholders for purposes of considering the Merger and the Merger Agreement.

Twin Vee Annual Meeting

Twin Vee is obligated under the Merger Agreement to call, give notice of, convene and hold a meeting of its stockholders for purposes of approving the issuance of the shares of Twin Vee Common Stock to Forza stockholders pursuant to the terms of the Merger Agreement.

Conduct of Business Pending the Merger

During the period commencing from the date of the Merger Agreement and continuing until the earlier to occur of the termination of the Merger Agreement or the Effective Time, Forza, except to the extent that Twin Vee consents in writing, is not permitted to:

●	declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock;

●	amend its charter documents or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except as contemplated by the Merger Agreement;

●	lend money to any person; incur or guarantee any indebtedness for borrowed money; issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities; guarantee any debt securities of others; or make any capital expenditure or commitment;

●	make, rescind, change or revoke any material tax election;

●	enter into any material transaction outside the ordinary course of business;

●	enter into, amend or terminate any material contract other than in the ordinary course of business;

●	other than as required by law or generally accepted accounting principles, take any action to change its accounting policies or procedures;

●	terminate or modify in any material respect any material insurance policy;

●	issue any shares of common stock or other securities; or

●	agree, resolve or commit to do any of the foregoing actions.

During the period commencing from the date of the Merger Agreement and continuing until the earlier to occur of the termination of the Merger Agreement or the Effective Time, Twin Vee, except to the extent that Forza consents in writing, is not permitted to:

●	declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock;

●	amend its charter documents or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except as contemplated by the Merger Agreement;

●	lend money to any person; incur or guarantee any indebtedness for borrowed money; issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities; guarantee any debt securities of others; or make any capital expenditure or commitment;

●	make, rescind, change or revoke any material tax election;

●	enter into any material transaction outside the ordinary course of business;

●	terminate or modify in any material respect any material insurance policy;

●	enter into, amend or terminate any material contract other than in the ordinary course of business;

●	other than as required by law or generally accepted accounting principles, take any action to change its accounting policies or procedures; or

●	agree, resolve or commit to do any of the foregoing actions.

Other Agreements

Each of Twin Vee and Forza has agreed to use its commercially reasonable efforts to:

●	coordinate with the other in preparing and exchanging information for purposes of (i) compliance with state and federal securities laws, and (ii) filing with the SEC this Joint Proxy Statement/Prospectus;

●	consult and agree with each other about any public disclosure either will make concerning the Merger, subject to certain exceptions;

●	obtain all consents, waivers and approvals, for the consummation of the transactions contemplated by the Merger Agreement; and

●	provide the other party and its representatives’ reasonable access to information concerning the business of the other party as such other party may reasonably request.

Forza has further agreed to promptly take all steps necessary in accordance with Delaware Law, its Amended and Restated Certificate of Incorporation and its Amended and Restated Bylaws, to convene a meeting of the stockholders of Forza, to be held as promptly as practicable, for the purpose of voting upon the Merger Agreement and the Merger

Twin Vee has further agreed to promptly take all steps necessary in accordance with Delaware Law, Twin Vee’s Certificate of Incorporation and Twin Vee’s Bylaws, to convene a meeting of the stockholders of Twin Vee, to be held as promptly as practicable, for the purpose of voting upon the issuance of the shares of Twin Vee Common Stock pursuant to the terms of Merger Agreement.

Any party may waive compliance with any of the agreements or conditions contained in the Merger Agreement which waiver shall be written and signed on behalf of such party. There are no other requirements with respect to obtaining a waiver other than the requirement that it is in writing and signed on behalf of such party.

Termination

The Merger Agreement may be terminated at any time before the completion of the Merger, whether before or after the required stockholder approvals to complete the Merger have been obtained, as set forth below:

●	by mutual written consent of Twin Vee and Forza, duly authorized by their respective boards of directors;

●

by either Twin Vee or Forza if the Merger is not consummated by December 1, 2024 (the “End Date”); provided, however, that this right to terminate is not available to any party whose action or failure to act has been a principal cause of the failure of the merger to occur on or before such date and such action or failure is a breach of the Merger Agreement; provided, further, that, in the event that the SEC has not declared effective under the Securities Act this Joint Proxy Statement/Prospectus by the date which is sixty days prior to the End Date, then Twin Vee shall be entitled to extend the End Date for an additional thirty days;

●	by either Twin Vee or the Forza if a court, administrative agency, commission, governmental or regulatory authority issues a final and non-appealable order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

●	by Twin Vee if the requisite approval of the stockholders of Forza is not obtained by reason of the failure to obtain the requisite vote at a meeting of the stockholders of Forza, duly convened therefor or at any adjournment or postponement thereof;

●	by either Forza or Twin Vee if the requisite approval of the stockholders of Twin Vee is not obtained by reason of the failure to obtain the requisite vote at a meeting of the stockholders of Twin Vee, duly convened therefor or at any adjournment or postponement thereof; provided, however, that this right to terminate is available to Twin Vee if the failure to obtain the requisite vote shall have been caused by Twin Vee’s action or failure to act and such action or failure to act constitutes a material breach by Twin Vee of the Merger Agreement;

●

by Twin Vee if a “Forza triggering event” has occurred, which is defined as an event where (i) the Forza Board of Directors shall have failed to recommend that Forza’s stockholders vote to approve the Merger Agreement and Merger (the “Forza Board Recommendation”) or shall for any reason have withdrawn or modified in a manner adverse to Twin Vee the Forza Board Recommendation; (ii) Forza shall have failed to include in this Joint Proxy Statement/Prospectus the Forza Board Recommendation; (iii) Forza shall have failed to hold the its stockholders’ meeting within sixty (60) days after the Form S-4 Registration Statement relating to this Joint Proxy Statement/Prospectus is declared effective under the Securities Act (other than to the extent that the Form S-4 Registration Statement is subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Form S-4 Registration Statement, in which case such sixty (60) day period shall be tolled for so long as such stop order remains in effect or proceeding or threatened proceeding remains pending); provided that Forza may adjourn the meeting in order to obtain a quorum of its stockholders or as reasonably determined by it to comply with applicable law; (iv) the Forza Board of Directors shall have publicly approved, endorsed or recommended any other acquisition proposal; (v) the Forza Board of Directors shall have failed to publicly reaffirm the Forza Board Recommendation within ten (10) days after Twin Vee so requests in writing; (vi) Forza or its representatives shall have breached the non-solicitation provisions of the Merger Agreement;

●

by Forza if a “Company triggering event” has occurred, which is defined as an event where (i) the Twin Vee Board of Directors shall have failed to recommend that Twin Vee’s stockholders vote to approve the issuance of Twin Vee common stock in the Merger (the “Twin Vee Board Recommendation”) or shall for any reason have withdrawn or modified in a manner adverse to Forza the Twin Vee Board Recommendation; (ii) Twin Vee shall have failed to include in this Joint Proxy Statement/Prospectus the Twin Vee Board Recommendation; (iii) Twin Vee shall have failed to hold the its stockholders’ meeting within sixty (60) days after the Form S-4 Registration Statement relating to this Joint Proxy Statement/Prospectus is declared effective under the Securities Act (other than to the extent that the Form S-4 Registration Statement is subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Form S-4 Registration Statement, in which case such sixty (60) day period shall be tolled for so long as such stop order remains in effect or proceeding or threatened proceeding remains pending); provided that Twin Vee may adjourn the meeting in order to obtain a quorum of its stockholders or as reasonably determined by it to comply with applicable law; the Forza Board of Directors shall have failed to publicly reaffirm the Forza Board Recommendation within ten (10) days after Twin Vee so requests in writing; (iv) the Twin Vee Board of Directors shall have publicly approved, endorsed or recommended any other acquisition proposal; (v) the Twin Vee Board of Directors shall have failed to publicly reaffirm the Twin Vee Board Recommendation within ten (10) days after Forza so requests in writing; (vi) Twin Vee or its representatives shall have breached the non-solicitation provisions of the Merger Agreement;

●	by Forza, upon a breach of any representation, warranty, covenant or agreement on the part of Twin Vee set forth in the Merger Agreement, or if any representation or warranty of Twin Vee becomes untrue, such that the conditions to the Merger would not be satisfied as of the time of such breach or as of the time such representation or warranty becomes untrue; provided, however, that if such inaccuracy in Twin Vee’s representations and warranties or breach by Twin Vee is curable by Twin Vee through the exercise of its commercially reasonable efforts, then Forza may not terminate the Merger Agreement for thirty (30) calendar days following the delivery of written notice from Forza to Twin Vee of such breach, provided Twin Vee continues to exercise commercially reasonable efforts to cure such breach;

●

by Twin Vee, upon a breach of any representation, warranty, covenant or agreement on the part of Forza set forth in the Merger Agreement, or if any representation or warranty of Forza becomes untrue, such that the conditions to the merger would not be satisfied as of the time of such breach or as of the time such representation  or warranty becomes untrue; provided, however, that if such inaccuracy in Forza’s representations and warranties or breach by Forza is curable by Forza through the exercise of its commercially reasonable efforts, then Twin Vee may not terminate the merger agreement for thirty (30) calendar days following the delivery of written notice from Twin Vee to Forza of such breach, provided Forza continues to exercise commercially reasonable efforts to cure such breach;

●

by Twin Vee, if any time prior to the requisite approval of the stockholders of Twin Vee being obtained Twin Vee has received another acquisition proposal that the Twin Vee Board of Directors deems is a Superior Offer (as defined in the Merger Agreement), Twin Vee has complied with its obligations under the Merger Agreement in order to accept such Superior Offer, Twin Vee both concurrently terminates the Merger and enters into a definitive agreement that provides for the consummation of such Superior Offer; or

●	by Forza if any time prior to the requisite approval of the stockholders of Forza being obtained Forza has received another acquisition proposal that the Forza Board of Directors deems is a Superior Offer (as defined in the Merger Agreement), Forza has complied with its obligations under the Merger Agreement in order to accept such Superior Offer, Forza both concurrently terminates the Merger and enters into a definitive agreement that provides for the consummation of such Superior Offer.

Expenses

Each party to the Merger Agreement will be responsible for the payment of all fees and expenses incurred by such party in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement.

Representations and Warranties

The Merger Agreement contains substantially similar representations and warranties of Twin Vee and Forza as to, among other things:

●	corporate organization and existence;

●	corporate power and authority;

●	certificates of incorporation and bylaws;

●	authority relative to the merger agreement;

●	no conflict, required filings and consents;

●	absence of certain changes or events;

●	litigation matters;

●	the registration statement, and Proxy statement/prospectus;

●	agreements, contracts and commitments;

●	no undisclosed liabilities;

●	compliance;

●	employee benefit plans;

●	environmental matters;

●	financial advisors;

●	taxes;

●	SEC filings;

●	financial statements;

●	restrictions on business activities;

●	title to property;

●	intellectual property;

●	insurance;

●	board approval; and

●	vote required to adopt the merger agreement and approve the merger.

The representations and warranties are, in many respects, qualified by materiality and knowledge, and will not survive the Merger, but their accuracy forms the basis of one of the conditions to the obligations of Twin Vee and Forza to complete the Merger.

The Merger Agreement may be amended in writing by the parties at any time.

Management OF TWIN VEE and TWIN VEE Board of Directors

Executive Officers and Directors of Twin Vee

Twin Vee’s business and affairs are organized under the direction of the Twin Vee Board of Directors, which currently consists of six members. The following table sets forth the names, ages and positions of Twin Vee’s executive officers and directors as of of August 20, 2024:

Name	Age	Position
Executive Officers:
Joseph C. Visconti	59	Chief Executive Officer and Director
Preston Yarborough	44	Vice President and Director
Karl Zimmer	47	President
Michael Dickerson	57	Chief Financial & Administrative Officer

Non-Employee Directors:
Bard Rockenbach (1)(2)(3)	62	Director
James Melvin (1)(2)(3)	62	Director
Neil Ross (1)(2)(3)(6)	62	Director
Kevin Schuyler (1)(2)(3)(4)(5)	55	Director

(1) Member of the audit committee

(2) Member of the compensation committee

(3) Member of the nominating and corporate governance committee

(4) Chair of audit committee

(5) Chair of compensation committee

(6) Chair of nominating and corporate governance

Executive Officers

Joseph Visconti has been Twin Vee’s Chief Executive Officer and Chair of the Board since 2015. He also served as President of Twin Vee from 2015 until July 2024. Mr. Visconti also serves as the Chair of the Board and Chief of Product Development of Forza and its interim Chief Executive Officer. With over 25 years of executive level operational and financial experience, Mr. Visconti was the founder, CEO and President of two previous companies, the first company was a regional Investment Bank that he built to over 400 employees and sold in 2000. The second company was ValueRich, a financial media company that was taken public on the American Stock Exchange in 2007. ValueRich transitioned from media related business to Twin Vee PowerCats, Inc. in 2015. Mr. Visconti has experience building teams of professionals with a focus on product development and bringing those products to market. Mr. Visconti received his Associate’s degree from Lynn University in 1984. Twin Vee believe that Mr. Visconti’s experience leading Twin Vee and his operational and financial experience makes him well qualified to be a director of Twin Vee.

Preston Yarborough has been Twin Vee’s Vice President since Twin Vee’s inception, Twin Vee’s Director since August 2010 and since August 2010 had acted as the Director of Product Development of Twin Vee Powercats, Inc., which company was merged into Twin Vee in 2022. Twin Vee believe Mr. Yarborough’s history and experience developing products and managing the development of new products with us and Twin Vee Powercats, Inc. make him a valuable member of Twin Vee’s board and management.

Karl. Zimmer has been Twin Vee’s President since July 2024. Mr. Zimmer has approximately 30 years of corporate experience in senior and executive level operational roles. From August 2023 to March 2024, he served as the President of Florida Beef, Inc., a beef harvesting processing company, From July 2015 to August 2023, he was the President and CEO of Premium Peanut, LLC, a peanut shelling and oil production company. Mr. Zimmer holds a Bachelor of Science in Industrial Engineering from the University of Cincinnati.

Michael Dickerson has been Twin Vee’s Chief Financial & Administrative Officer since April 4, 2024. Mr. Dickerson has 35 years of corporate experience in senior and executive level finance and operational roles, including finance & accounting, treasury, investor relations & corporate communications, risk management and other related roles. In February 2024, he served in a consulting capacity at Savannah River Logistics as their Executive Vice President, Chief Financial & Administrative Officer, and Treasurer. From August 2022 until November 2023, he served as Vice President, Investor Relations & Risk Management, at Dorman Products, Inc. From August 2018 to March 2022, he served as Vice President, Corporate Communications & Investor Relations, at Aaron’s Inc. Mr. Dickerson holds a Bachelor of Science in Business Administration in Accounting from the University of Dayton in Dayton, Ohio. Additionally, he is a member of the American Institute of Certified Public Accounts (AICPA), a member of the Ohio Society of Certified Public Accountants (OSCPA), and a Senior Roundtable Member of the National Investor Relations Institute (NIRI).

Independent Directors

Bard Rockenbach has been a member of Twin Vee’s Board of Directors since November 7, 2021. Mr. Rockenbach has been a practicing attorney for 33 years. Since January 2005, he has been the managing partner of Burlington & Rockenbach, P.A., a trial and appellate litigation law firm in West Palm Beach, Florida. Before forming Burlington & Rockenbach, P.A., Rockenbach was a solo practitioner and also worked for insurance defense law firms throughout Florida. Mr. Rockenbach is board certified by the Florida Bar Association in appellate practice and has over 250 published decisions. In addition to his legal experience, Mr. Rockenbach has served on the Board of Directors of the Appellate Practice Section of the Florida Justice Association as both a chairman and a director. He was also the chairman of the Palm Beach County Bar Association Technology Committee. Mr. Rockenbach has a Bachelor of Science in Accounting from the University of Florida and a Juris Doctor from the Stetson University College of Law.

Twin Vee believes Mr. Rockenbach’s broad understanding of business and legal matters, as well as his passion for boats and sailing, make him an invaluable member of the Twin Vee Board of Directors and well qualified to be a director of Twin Vee.

James Melvin has been a member of the Twin Vee Board of Directors since April 8, 2021. Mr. Melvin, a multiple class world and national sailboat champion, is an innovative designer of yachts and aircrafts. He founded Morrelli & Melvin in 1992, a design and engineering company specializing in sailboats and yachts and has served as its Chief Executive Officer since its inception. Since October 2019, he has served as the President of Pro Coach Boats LLC, a company he founded that manufacturer and sells boats, and since May 2019, he has served as the Chief Technology Officer of Argo Rocket Marine LLC, a provider of space industry marine services and products. Mr. Melvin received his degree in Aerospace Engineering from Boston University.

Twin Vee believes that Mr. Melvin’s expertise in designing boats and aircraft and managing all aspects of a boat company, as well as his passion for boats and sailing make him an invaluable member of the Twin Vee Board of Directors and well qualified to be a director of Twin Vee.

Neil Ross has been a member of the Twin Vee Board of Directors since April 8, 2021. Mr. Ross also serves as a member of the Board of Directors of Forza. He has over 30 years of experience in launching products and companies and promoting and growing brands. He has served as the Chief Executive Officer of James Ross Advertising since founding it in February 2003. Most notably, Neil has extensive marine experience partnering with brands like Galati Yachts Sales, Jefferson Beach Yacht Sales, Allied Marine, Bertram Yachts, Twin Vee, Jupiter Marine and Sealine to name a few. Mr. Ross received his Bachelor’s degree from Florida State University.

Twin Vee believes Mr. Ross’ experience in the yacht and boating industry as well as his expertise in brand awareness and growth makes him well qualified to be a director of Twin Vee.

Kevin Schuyler, CFA has been a member of Twin Vee’s Board of Directors since July 2022. Mr. Schuyler also serves as a member of the Board of Directors of Forza. Mr. Schuyler is the Vice Chairman of the board of directors and Lead Independent Director of Adial Pharmaceuticals, Inc. where he has served as a director since April 2016. He currently also serves as a senior managing director at CornerStone Partners, a full-service institutional CIO and investment office located in Charlottesville, VA, with approximately $10 billion under management. Prior to joining CornerStone Partners in 2006, he held various positions with McKinsey & Company, Louis Dreyfus Corporation and The Nature Conservancy. Mr. Schuyler serves on various boards and committees of Sentara Martha Jefferson Hospital, the US Endowment for Forestry and Communities, and Stone Barns Center. He is a member of the investment committee of the Margaret A. Cargill Philanthropies. Mr. Schuyler graduated with honors from Harvard College and received his MBA from The Darden Graduate School of Business at the University of Virginia. He is a member of the Chartered Financial Analyst Society of Washington, DC. Twin Vee selected Mr. Schuyler to serve on the Twin Vee Board of Directors because he brings extensive knowledge of the financial markets.

Twin Vee believes Mr. Schuyler’s business background provides him with a broad understanding of the financial markets and the financing opportunities available to Twin Vee.

Family Relationships

No family relationships exist between any director, executive officer or person nominated or chosen to be a director or officer.

INFORMATION REGARDING THE TWIN VEE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Below is information regarding certain characteristics of the Twin Vee Board of Directors, utilizing the template included in the related Nasdaq Stock Market (“Nasdaq”) rules.

Board Diversity Matrix (as of July 1, 2024)

Total Number of Directors	6
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	0	6	0	0
Part II: Demographic Background
African American or Black
Alaskan Native or Native American
Asian
Hispanic or Latinx
Native Hawaiian or Pacific Islander
White	0	6
Two or More Races or Ethnicities
LGBTQ+	--
Did Not Disclose Demographic Background	--

Twin Vee Board of Directors Composition

The Twin Vee Board of Directors currently consists of six members; however, after the Merger the Board of Directors of the combined company will consist of five (5) members. The number of directors will be fixed by Twin Vee’s Board of Directors, subject to the terms of Twin Vee’s Certificate of Incorporation and Bylaws. Four of Twin Vee’s current directors will continue to serve as a director of Twin Vee until the election and qualification of his or her successor, or until his or her earlier death, resignation or removal and one of Forza’s current directors will serve as a director of Twin Vee until the election and qualification of his or her successor, or until his or her earlier death, resignation or removal.

Twin Vee’s Certificate of Incorporation provides that the Twin Vee’s Board of Directors is divided into three (3) classes with staggered three-year terms. Only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective three-year terms. Twin Vee’s current directors are divided among the three (3) classes as follows:

●	the Class I directors are Neil Ross and Bard Rockenbach, and their terms will expire at the annual meeting of stockholders to be held in 2025;

●	the Class II directors are James Melvin and Preston Yarborough, and their terms will expire at the annual meeting of stockholders to be held in 2026; and

●	the Class III directors are Kevin Schuyler and Joseph Visconti, and their terms will expire at the annual meeting of stockholders to be held in 2027, assuming they are re-elected at the Twin Vee Annual Meeting.

At each annual meeting of stockholders, upon the expiration of the term of a class of directors, the successor to each such director in the class will be elected to serve from the time of election and qualification until the third annual meeting following his or her election and until his or her successor is duly elected and qualified, in accordance with Twin Vee’s Certificate of Incorporation. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of Twin Vee’s directors.

This classification of the Twin Vee Board of Directors may have the effect of delaying or preventing changes in control of Twin Vee’s company.

In addition, under the terms of Twin Vee’s Certificate of Incorporation and Twin Vee’s Bylaws, members of the Twin Vee Board of Directors may only be removed for cause. This may also have the effect of delaying or preventing changes in control of Twin Vee’s company.

 After the Merger it is anticipated that Twin Vee directors will be divided among the three (3) classes as follows:

●	the Class I directors are Neil Ross and Marcia Kull, and their terms will expire at the annual meeting of stockholders to be held in 2025;

●	the Class II directors are Preston Yarborough, and their terms will expire at the annual meeting of stockholders to be held in 2026; and

●	the Class III directors are Kevin Schuyler and Joseph Visconti, and their terms will expire at the annual meeting of stockholders to be held in 2024.

Director Independence

Twin Vee Common Stock has traded The Nasdaq Capital Market, or Nasdaq, under the symbol “VEEE” since July 21, 2021. Under the rules of Nasdaq, independent directors must comprise a majority of a listed company’s board of directors within one year of the completion of its initial public offering. In addition, the rules of Nasdaq require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Audit committee members and compensation committee members must also satisfy the independence criteria set forth in Rule 10A-3 and Rule 10C-1, respectively, under the Exchange Act. Under the rules of Nasdaq, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

To be considered to be independent for purposes of Rule 10A-3 and under the rules of Nasdaq, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board of directors committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

To be considered independent for purposes of Rule 10C-1 and under the rules of Nasdaq, the Twin Vee Board of Directors must affirmatively determine that each member of the compensation committee is independent, including a consideration of all factors specifically relevant to determining whether the director has a relationship to the company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: (i) the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by the company to such director; and (ii) whether such director is affiliated with the company, a subsidiary of the company or an affiliate of a subsidiary of the company.

Twin Vee’s Board of Directors undertook a review of its composition, the composition of its committees and the independence of Twin Vee’s directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each non-employee director concerning his or her background, employment and affiliations, including family relationships, Twin Vee’s Board of Directors has determined that none of Messrs. Rockenbach, Ross, Melvin, and Schuyler have relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the rules of Nasdaq and Rule 10A-3 and Rule 10C-1 under the Exchange Act. Twin Vee’s Board of Directors has also determined that Marcia Kull is independent.

In making these determinations, Twin Vee’s Board of Directors considered the current and prior relationships that each non-employee director has with Twin Vee’s company and all other facts and circumstances Twin Vee’s Board of Directors deemed relevant in determining their independence, including the beneficial ownership of Twin Vee’s capital stock by each non-employee director, and the transactions involving them described in “Certain Relationships and Related Transactions.”

Board of Directors Leadership Structure

To assure effective independent oversight, the Twin Vee Board of Directors has adopted a number of governance practices, including:

●	executive sessions of the independent directors after certain board meetings, as required by Nasdaq; and

●	annual performance evaluations of the Chief Executive Officer by the independent directors, led by the Compensation

Committee.

The Twin Vee Board of Directors does not have a policy that requires the separation of the roles of Chief Executive Officer and Chairman of the Board. The Twin Vee Board of Directors annually reviews its leadership structure to assess what best serves the interests of Twin Vee and its shareholders at a given time. Currently, the positions of Chief Executive Officer and Executive Chairman are held by the same person. The Twin Vee Board of Directors does not have a lead independent director. The Twin Vee Board of Directors has determined its leadership structure is appropriate and effective given its stage of development; however after the Merger, Twin Vee intends to appoint Kevin Schuyler as its lead independent director,. In that role, he will presides over the Board’s executive sessions, during which our independent directors meet without management, and he serves as the principal liaison between management and the independent directors of the Board. The Lead Director also:

●	confers with the Chairman of the Board regarding Board meeting agenda;
●	chairs meetings of the independent directors including, where appropriate, setting the agenda and briefing the Chairman of the Board on issues discussed during the meeting;
●	oversees the annual performance evaluation of the CEO;
●	consults with the Nominating and Governance Committee and the Chairman of the Board regarding assignment of Board members to various committees; and
●	performs such other functions as the Board may require.

We believe the combination of Mr. Visconti as our Chairman of the Board and an independent director as our Lead Director is an effective structure for our company. The division of duties and the additional avenues of communication between the Board and our management associated with this structure provide the basis for the proper functioning of our Board and its oversight of management.

INFORMATION REGARDING COMMITTEES OF THE TWIN VEE BOARD OF DIRECTORS

Board of Directors Committees

Twin Vee currently has an audit committee, a compensation committee and a nominating and corporate governance committee, each of which have the composition and the responsibilities described below. The following table shows the directors who are currently members or Chairman of each of these committees.

Board Members	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Bard Rockenbach	Member	Member	Member
James Melvin	Member	Member	Member
Neil Ross	Member	Member	Chairman
Kevin Schuyler	Chairman	Chairman	Member

 Audit Committee

The members of Twin Vee’s audit committee consist of Bard Rockenbach, James Melvin, Neil Ross and Kevin Schuyler. Mr. Schuyler serves as the chair of Twin Vee’s audit committee. All of the members of the audit committee are independent, as that term is defined under the rules of Nasdaq. The primary purpose of the audit committee is to oversee the quality and integrity of Twin Vee’s accounting and financial reporting processes and the audit of Twin Vee’s financial statements. Specifically, the audit committee will:

●	select and hire the independent registered public accounting firm to audit Twin Vee’s financial statements;

●	help to ensure the independence and performance of the independent registered public accounting firm;

●	approve audit and non-audit services and fees;

●	review financial statements and discuss with management and the independent registered public accounting firm Twin Vee’s annual audited and quarterly financial statements, the results of the independent audit and the quarterly reviews and the reports and certifications regarding internal controls over financial reporting and disclosure controls;

●	prepare the audit committee report that the SEC requires to be included in Twin Vee’s annual proxy statement;

●	review reports and communications from the independent registered public accounting firm;

●	review the adequacy and effectiveness of Twin Vee’s internal controls and disclosure controls and procedure;

●	review Twin Vee’s policies on risk assessment and risk management;

●	review related party transactions;

●	establish and oversee procedures for the receipt, retention and treatment of accounting related complaints and the confidential submission by Twin Vee’s employees of concerns regarding questionable accounting or auditing matters; and

●	review and discuss Twin Vee’s policies regarding information technology security and protection from cyber risks.

Twin Vee’s audit committee operates under a written charter that satisfies the applicable rules of the SEC and the listing standards of Nasdaq, a copy of which is available on Twin Vee’s website at www.twinvee.com. The Board has determined that Mr. Schuyler is an audit committee financial expert, as such term is used in Section 407 of Regulation S-K.

Compensation Committee

Twin Vee’s compensation committee consists of Bard Rockenbach, James Melvin, Neil Ross and Kevin Schuyler. Mr. Schuyler serves as the chair of Twin Vee’s compensation committee. All of the members of Twin Vee’s compensation committee are independent, as that term is defined under the rules of Nasdaq. Twin Vee’s compensation committee oversees Twin Vee’s compensation policies, plans and benefits programs. The compensation committee also:

●	oversees Twin Vee’s overall compensation philosophy and compensation policies, plans and benefit programs;

●	reviews and recommends to Twin Vee’s board of directors for approval compensation for Twin Vee’s executive officers and directors;

●	prepares the compensation committee report that the SEC would require to be included in Twin Vee’s annual proxy statement if Twin Vee were no longer deemed to be an emerging growth company or a smaller reporting company; and

●	administers Twin Vee’s equity compensation plans.

Twin Vee’s compensation committee operates under a written charter that satisfies the applicable rules of the SEC and the listing standards of Nasdaq, a copy of which is available on Twin Vee’s website at www.twinvee.com.

Nominating and Corporate Governance Committee

The members of Twin Vee’s nominating and corporate governance committee consist of Bard Rockenbach, James Melvin, Neil Ross and Kevin Schuyler. Neil Ross serves as the chair of Twin Vee’s nominating and corporate governance committee. Each is independent, as that term is defined under the rules of Nasdaq. Twin Vee’s nominating and corporate governance committee oversees and assists Twin Vee’s board of directors in reviewing and recommending nominees for election as directors. Specifically, the nominating and corporate governance committee:

●	identifies, evaluates and makes recommendations to Twin Vee’s board of directors regarding nominees for election to Twin Vee’s board of directors and its committees;

●	considers and make recommendations to Twin Vee’s board of directors regarding the composition of Twin Vee’s board of directors and its committees;

●	reviews developments in corporate governance practices;

●	evaluates the adequacy of Twin Vee’s corporate governance practices and reporting; and

●	evaluates the performance of Twin Vee’s board of directors and of individual directors.

Candidates for director should have certain minimum qualifications, including the ability to understand basic financial statements, being over 21 years of age, having relevant business experience (taking into account the business experience of the other directors), and having high moral character. The nominating and corporate governance committee retains the right to modify these minimum qualifications from time to time.

In evaluating an incumbent director whose term of office is set to expire, the nominating and corporate governance committee reviews such director’s overall service to Twin Vee during such director’s term, including the number of meetings attended, level of participation, quality of performance, and any transactions with Twin Vee engaged in by such director during his term.

When selecting a new director nominee, the nominating and corporate governance committee first determines whether the nominee must be independent for Nasdaq purposes or whether the candidate must qualify as an “audit committee financial expert.” The nominating and corporate governance committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm to assist in the identification of qualified director candidates. The nominating and corporate governance committee also will consider nominees recommended by our stockholders.

The nominating and corporate governance committee does not distinguish between nominees recommended by our stockholders and those recommended by other parties. In considering any person recommended by one of our stockholders, the nominating and corporate governance committee will look for the same qualifications that it looks for in any other person that it is considering for a position on the Board of Directors. The nominating and corporate governance committee evaluates the suitability of potential nominees, taking into account the current board composition, including expertise, diversity and the balance of inside and independent directors. The nominating and corporate governance committee does not have a set policy or process for considering diversity in identifying nominees, but endeavors to establish a diversity of background and experience in a number of areas of core competency, including business judgment, management, accounting, finance, knowledge of our industry, strategic vision, research and development and other areas relevant to our business.

Twin Vee’s nominating and corporate governance committee operates under a written charter that satisfies the applicable rules of the SEC and the listing standards of Nasdaq, a copy of which is available on Twin Vee’s website at www.twinvee.com.

Risk Oversight

In its governance role, and particularly in exercising its duty of care and diligence, the board of directors is responsible for ensuring that appropriate risk management policies and procedures are in place to protect the company’s assets and business. The Twin Vee Board of Directors has broad and ultimate oversight responsibility for Twin Vee’s risk management processes and programs and executive management is responsible for the day-to-day evaluation and management of risks to Twin Vee.

Code of Conduct and Ethics

Twin Vee has adopted a written code of conduct and ethics that applies to Twin Vee’s directors, officers and employees, including Twin Vee’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The code of business conduct and ethics is available on Twin Vee’s website at www.twinvee.com. Twin Vee intends to disclose future amendments to such code, or any waivers of its requirements, applicable to any principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions or Twin Vee’s directors on Twin Vee’s website identified above. The inclusion of Twin Vee’s website address in this Joint Proxy Statement/Prospectus does not include or incorporate by reference the information on Twin Vee’s website herein. Twin Vee will provide any person, without charge, upon request, a copy of Twin Vee’s code of conduct and ethics. Such requests should be made in writing to the attention of Glenn Sonoda, Secretary, Twin Vee PowerCats Co., 3101 US-1 Fort Pierce, Florida 34982.

Limitation of Liability and Indemnification

Twin Vee’s Certificate of Incorporation and Bylaws provide that Twin Vee will indemnify Twin Vee’s directors and officers, and may indemnify Twin Vee’s employees and other agents, to the fullest extent permitted by Delaware law. Delaware law prohibits Twin Vee’s Certificate of Incorporation from limiting the liability of Twin Vee’s directors for the following:

●	any breach of the director’s duty of loyalty to us or to Twin Vee’s stockholders;

●	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

●	unlawful payment of dividends or unlawful stock repurchases or redemptions; and

●	any transaction from which the director derived an improper personal benefit.

If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of Twin Vee’s directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. Twin Vee’s Certificate of Incorporation does not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, remain available under Delaware law. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Under Twin Vee’s bylaws, Twin Vee will also be empowered to purchase insurance on behalf of any person whom Twin Vee is required or permitted to indemnify.

In the case of an action or proceeding by or in the right of Twin Vee’s or any of Twin Vee’s subsidiaries, no indemnification will be provided for any claim where a court determines that the indemnified party is prohibited from receiving indemnification. Twin Vee believes that these charter and bylaw provisions are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability and indemnification provisions in Twin Vee’s Certificate of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and Twin Vee’s stockholders. Moreover, a stockholder’s investment may be harmed to the extent Twin Vee pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Twin Vee’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, Twin Vee have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. There is no pending litigation or proceeding naming any of Twin Vee’s directors or officers as to which indemnification is being sought, nor are Twin Vee aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

In addition to the indemnification that will be provided for in Twin Vee’s Certificate of Incorporation and Bylaws, the employment agreements with certain of Twin Vee’s executive officers include indemnification provisions providing for rights of indemnification as set forth in Twin Vee’s Certificate of Incorporation and Bylaws.

Board and Committee Meetings and Attendance

The Twin Vee Board of Directors and its committees meet regularly throughout the year, and also hold annual meetings and act by written consent from time to time. During 2023, the Twin Vee Board of Directors met two (2) times; the Audit Committee met six (6) times, the Compensation Committee met two (2) times, and the Nominating and Corporate Governance Committee met one (1) time. During 2023, each current member of the Twin Vee Board of Directors attended at least 75% of the aggregate of all meetings of the Twin Vee Board of Directors and of all meetings of committees of the Twin Vee Board of Directors on which such member served that were held during the period in which such director served.

Board Attendance at Annual Stockholders’ Meeting

Twin Vee’s policy is to invite and encourage each member of the Twin Vee Board of Directors to attend Twin Vee’s annual meetings of stockholders. At the 2023 Annual Meeting of Twin Vee Stockholders one director appeared in person.

Review and Approval of Transactions with Related Persons

The Twin Vee Board of Directors has adopted policies and procedures for review, approval and monitoring of transactions involving Forza and “related persons” (directors and executive officers or their immediate family members, or stockholders owning 5% or greater of Twin Vee’s outstanding stock). The policy covers any related person transaction that meets the minimum threshold for disclosure in the Proxy Statement under the relevant rules of the Securities and Exchange Commission (the “SEC”). Pursuant to Twin Vee’s charter, Twin Vee’s Audit Committee reviews on an on-going basis for potential conflicts of interest, and approve if appropriate, all Twin Vee’s “Related Party Transactions.” For purposes of the Audit Committee Charter, “Related Party Transactions” means those transactions required to be disclosed pursuant to Item 404 of SEC Regulation S-K.

A discussion of Twin Vee’s current related person transactions appears in this Joint Proxy Statement/Prospectus under “Transactions with Related Persons, Promoters and Certain Control Persons.”

Communication with Directors

Historically, Twin Vee has not provided a formal process related to stockholder communications with the Twin Vee Board of Directors. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Twin Vee Board of Directors or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner.

Stockholders and interested parties who wish to communicate with the Twin Vee Board of Directors, non-management members of the Twin Vee Board of Directors as a group, a committee of the Twin Vee Board of Directors or a specific member of the Twin Vee Board of Directors may do so by letters addressed to the attention of Twin Vee’s Corporate Secretary, who will relay the communications to the Twin Vee Board of Directors and/or its members, as appropriate.

The address for these communications is: Twin Vee PowerCats Co., c/o Corporate Secretary, 3101 S US Hwy 1, Fort Pierce, Florida 34982.

Anti-Hedging/Anti-Pledging Policy

Twin Vee has adopted an insider trading policy (the “Trading Policy”) with respect to the policies and procedures covering trades of Twin Vee’s securities and the handling of Twin Vee’s confidential information. The Trading Policy, which applies to all officers, employees, directors, consultants and independent contractors (each a “Covered Person”), prohibits the trading of Twin Vee’s securities by a Covered Person or a member of their household who is in possession of material non-public information. The Trading Policy also prohibits, among other things, hedging and pledging. Consequently, no employee, executive officer or director may enter into a hedge or pledge of Twin Vee’s Common Stock, including short sales, derivatives, put options, swaps and collars.

Equity Compensation Policy

While Twin Vee does not have a formal written policy in place with regard to the timing of awards of options in relation to the disclosure of material nonpublic information, the Twin Vee Compensation Committee does not seek to time equity grants to take advantage of information, either positive or negative, about Twin Vee’s company that has not been publicly disclosed. Upon consummation of Twin Vee’s initial public offering, all of Twin Vee’s officers and directors were awarded equity grants. Twin Vee intends to make annual equity grants to officers and directors coincident with each annual meeting of stockholders. Option grants are effective on the date the award determination is made by the Twin Vee Compensation Committee, and the exercise price of options is the closing market price of Twin Vee Common Stock on the business day of the grant or, if the grant is made on a weekend or holiday, on the prior business day.

TWIN VEE DIRECTOR COMPENSATION

2023 Director Compensation

Cash Compensation

Twin Vee’s directors cash compensation for the year ended December 31, 2023 remained the same as the prior year. All non-employee directors are entitled to receive the following cash compensation for their services:

●	$5,000 per year for service as a board member;

●	$12,000 per year additionally for service as chair of the audit committee;

●	$5,000 per year additionally for service as member of the audit committee (excluding committee chair);

●	$10,000 per year additionally for service as chair of the compensation committee;

●	$4,000 per year additionally for service as member of the compensation committee (excluding committee chair);

●	$5,000 per year additionally for service as chair of the nominating and corporate governance committee;

●	$3,000 per year additionally for service as member of the nominating and corporate governance committee (excluding committee chair);

All cash payments to non-employee directors who served in the relevant capacity at any point during the immediately preceding prior fiscal quarter will be paid quarterly in arrears. A non-employee director who served in the relevant capacity during only a portion of the prior fiscal quarter will receive a pro-rated payment of the quarterly payment of the applicable cash retainer.

Effective as of the closing of the Merger, Kevin Schuyler will be appointed by Twin Vee as lead independent director and the compensation payable to the Twin Vee’s directors will be adjusted as follows: (i) Kevin Schuyler, lead independent director: $100,000 per year; (ii) Neil Ross – independent director: $45,000 per year; and (iii) Marcia Kull – independent director: $45,000 per year.

In addition, effective as of the closing of the Merger, the members of the Twin Vee Special Committee will be entitled to receive the following compensation: (i) Bard Rockenbach: $10,000 and (ii) James Melvin: $5,000.

Equity Compensation

Each non-employee director who served as a director during 2021 received an initial grant of non-qualified stock options under the Twin Vee PowerCats Co. Amended and Restated 2021 Stock Incentive Plan (the “Twin Vee 2021 Plan”) to purchase 5,500 shares of Twin Vee Common Stock, which options vest pro rata on a monthly basis over a period of twelve months from the grant date, subject to the grantee’s continued service through that date. Each non-employee director who served as a director during 2022 received a grant of non-qualified stock options under Twin Vee’s 2021 Plan to purchase 5,500 shares of Twin Vee Common Stock, which options vest pro rata on a monthly basis over a period of twelve months from the grant date, subject to the grantee’s continued service through that date.

Director Compensation Table

The following table sets forth information regarding the compensation earned for service on the Twin Vee Board of Directors by Twin Vee’s non-employee directors during the year ended December 31, 2023. The compensation for each of Messrs. Visconti and Yarborough as an executive officer is set forth above under “—Summary Compensation Table.” Messrs. Visconti and Yarborough receive no compensation for service as a director.

(a) Name	(b) Fees Earned or Paid in Cash ($)	I Stock Awards ($)	(d) Option Awards(1) ($)	(e) Non-Equity Incentive Plan Compensation ($)	(f) Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	(g) All Other Compensation ($)	(h) Total ($)
Bard Rockenbach	17,000	—	—	—	—	—	17,000
James Melvin	17,000	—	—	—	—	—	17,000
Neil Ross	19,000	—	—	—	—	—	19,000
Kevin Schuyler	30,000	—	—	—	—	—	16,732

(1)	During the year ended December 31, 2023, no equity compensation was awarded to any directors.

(2)	As of December 31, 2023, the following are the outstanding aggregate number of option awards held by each of Twin Vee’s directors who were not also Named Executive Officers:

Name	Option Awards (#)
Bard Rockenbach	10,083
James Melvin	11,000
Neil Ross	11,000
Kevin Schuyler	5,500

During 2023, each non-employee member of the Twin Vee Board of Directors received an annual cash fee of $5,000, all non-employee directors received an annual cash fee of $5,000, $4,000 and $3,000 for service on the Audit, Compensation and Nominating and Corporate Governance Committee, respectively, and the Chairman of the Audit, Compensation and Nominating and Corporate Governance Committee received a cash fee of $12,000, $10,000 and $5,000, respectively. In addition, in 2021 and 2022 each non-employee member of the Twin Vee Board of Directors has been issued an annual option grant exercisable for 5,500 shares of Twin Vee Common Stock, for a term of one year, vesting monthly over one year of the date of grant. During the year ended December 31, 2023, no equity compensation was awarded to any directors.

TWIN VEE EXECUTIVE COMPENSATION

Twin Vee’s named executive officers for the year ended December 31, 2023, which consisted of Twin Vee’s principal executive officer and the next most highly compensated executive officers, were:

●	Joseph C. Visconti, Twin Vee’s Chief Executive Officer and Former President

●	Preston Yarborough, Twin Vee’s Vice President

●	Carrie Gunnerson, Twin Vee’s Former Chief Financial Officer

Summary Compensation Table

The following table sets forth information regarding the compensation that was paid to Twin Vee’s named executive officers during the years ended December 31, 2023 and December 31, 2022.

				Option	All Other
Name and Principal Position	Year	Salary ($)	Bonus ($)	Awards ($)(1)	Compensation ($)		Total ($)

Joseph C. Visconti	2023	250,000	300,000	80,016	49,758	(2)	679,774
Chief Executive Officer and Former President	2022	250,000	300,000	1,990,196	44,356	(2)	2,584,552

Preston Yarborough	2023	185,841	61,208	27,212	23,036	(3)	297,297
Vice President	2022	160,000	42,167	—	21,030	(3)	223,197

Carrie Gunnerson	2023	211,000	63,300	27,212	18,461	(4)	319,973
Former Chief Financial Officer	2022	187,462	73,300	107,516	12,080	(4)	380,358

(1)	Options issued pursuant to the Twin Vee 2021 Stock Incentive Plan and the Forza 2022 Stock Incentive Plan. The amounts in the “Option Awards” column reflect the dollar amounts of the grant date fair value for the financial statement reporting purposes for stock options for the fiscal year ended December 31, 2023 in accordance with ASC 718. The fair value of the options was determined using the Black-Scholes model. For a discussion of the assumptions used in computing this valuation, see Note 14 of the Notes to Consolidated Financial Statements in the Twin Vee 2023 Annual Report.

(2)	Consists of $30,000 of car expense paid, $18,461 of health insurance expense, and $1,297 of life insurance paid in 2023 and $30,000 of car expenses and $14,356 of health insurance expenses paid in 2022.

(3)	Consists of $12,000 of car expenses paid and $11,036 of health insurance expense paid in 2023 and $12,000 of car expenses and $9,030 of health insurance paid in 2022.

(4)	Consists of $18,461 of health insurance expense paid in 2023 and $12,080 of health insurance paid in 2022.

(5)	Mrs. Gunnerson provided notice of her resignation to be effective May 31, 2024.

Outstanding Equity Awards at Fiscal Year-End (December 31, 2023)

The following table provides information about the number of outstanding equity awards held by each of Twin Vee’s named executive officers as of December 31, 2023:

Option Awards
Name	Number of Securities Underlying Unexercised Options (Exercisable)	Number of Securities Underlying Unexercised Options (Unexercisable)		Option Exercise Price	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested

Joseph C. Visconti	219,111	52,889	(1)	5.80	6/8/2031	—	—
Chief Executive Officer and Former President	188,889	2,111,111	(2)	5.00	8/10/2032	—	—
	97,222	152,778	(3)	2.01	10/19/2032	—	—
	33,333	66,667	(4)	1.33	12/14/2032	—	—
	6,453	137,547	(6)	0.70	10/4/2033	—	—

Preston Yarborough	109,555	26,445	(1)	5.80	6/8/2031	—	—
Vice President	1,389	23,611	(6)	0.70	10/3/2033	—	—
	1,388	23,612	(7)	1.35	10/4/2033	—	—

Carrie Gunnerson	58,933	77,067	(5)	3.87	9/30/2031	—	—
Former Chief Financial Officer	33,333	66,667	(4)	1.33	12/14/2032	—	—
	1,389	23,611	(6)	0.70	10/4/2033	—	—
	1,388	23,612	(7)	1.35	10/4/2033	—	—

(1)	On July 23, 2021, options were granted, under the Twin Vee 2021 Stock Incentive Plan, vesting monthly over 3 years.

(2)	On August 11, 2022, options were granted, under the Forza 2022 Stock Incentive Plan, vesting monthly over 3 years.

(3)	On October 20, 2022, options were granted, under the Twin Vee 2021 Stock Incentive Plan, vesting monthly over 3 years.

(4)	On December 15, 2022, options were granted, under the Forza 2022 Stock Incentive Plan, vesting monthly over 3 years.

(5)	On October 1, 2021, options were granted, under the Twin Vee 2021 Stock Incentive Plan, vesting monthly over 5 years.

(6)	On October 4, 2023, options were granted, under the Forza 2022 Stock Incentive Plan, vesting monthly over 3 years.

(7)	On October 4, 2023, options were granted, under the Twin Vee 2021 Stock Incentive Plan, vesting monthly over 3 years.

Employment Arrangements with Twin Vee’s Named Executive Officers

Joseph Visconti, Chief Executive Officer

Twin Vee entered into a five-year employment agreement with Mr. Visconti (the “Visconti Employment Agreement”) effective upon the closing of the Twin Vee initial public offering in July 2021. Under the Visconti Employment Agreement, Mr. Visconti serves as Twin Vee’s Chief Executive Officer. He receives an annual base salary of $250,000 and is eligible to receive an annual performance cash bonus with a target amount equal to 125% of his annual base salary, based upon achievement of performance goals established by the compensation committee of the Twin Vee Board of Directors. Upon the completion of Twin Vee’s initial public offering in July 2021, Mr. Visconti received a stock option to purchase 272,000 shares of Twin Vee Common Stock under the Twin Vee 2021 Plan, vesting pro rata on a monthly basis over a three-year period subject to continued employment through each vesting date. On October 20, 2022, Mr. Visconti received a stock option to purchase 250,000 shares of Twin Vee Common Stock under the Twin Vee 2021 Plan, vesting pro rata on a monthly basis over a three-year period subject to continued employment through each vesting date.

The Visconti Employment Agreement provides that Mr. Visconti will be eligible to participate in all benefit and fringe benefit plans generally made available to Twin Vee’s other executive officers. In addition, he is entitled to (i) four weeks of paid vacation per year, (ii) a $2,500 a month car allowance and (iii) the cost of medical insurance for coverage for Mr. Visconti and his family.

The Visconti Employment Agreement provides that it shall continue until terminated: (i) by mutual agreement; (ii) due to death or disability of Mr. Visconti; (iii) by Mr. Visconti without good reason upon 90 days written notice to us; (iv) by us for cause (as defined in the Visconti Employment Agreement); (v) by Twin Vee without cause; or (vi) by Mr. Visconti for good reason (as defined in the Visconti Employment Agreement).

Pursuant to the Visconti Employment Agreement, Mr. Visconti is subject to a one-year post-termination non-compete and non-solicit of employees and clients. He is also bound by confidentiality provisions.

In the event of a termination by Twin Vee without cause or a termination by Mr. Visconti for good reason other than in connection with a change in control, Mr. Visconti will receive: an aggregate of twelve months of salary continuation at his then-current base annual salary, paid out in equal installments over a 6 month period; payment of any amount of annual bonus accrued for the year prior to the date of termination; payment of the bonus Mr. Visconti would have received based on the attainment of performance goals had he remained employed through the end of the year of termination, pro-rated based on the number of days in the termination year that Mr. Visconti was employed by Twin Vee (paid when its other senior executives receive payment of their annual bonuses); reimbursement of COBRA premiums for up to twelve months; and full vesting for any outstanding, unvested equity awards granted under the Twin Vee 2021 Plan. Mr. Visconti’s outstanding vested stock options in Twin Vee will generally remain exercisable no longer than six months following such a termination.

In the event of a termination by Twin Vee without cause or a resignation by Mr. Visconti for good reason within twelve months following a change in control, Mr. Visconti will receive an aggregate of 18 months of salary continuation at his then-current base annual salary, paid out in equal installments over a twelve month period; payment of any amount of annual bonus accrued for the year prior to the year of termination; payment of a pro-rated target annual bonus for the year of termination based on the number of days in the termination year that Mr. Visconti was employed by Twin Vee; payment of one time his then-current target annual bonus; reimbursement of COBRA premiums for up to 18 months; and full vesting for any outstanding, unvested equity awards granted under the Twin Vee 2021 Plan. Mr. Visconti’s outstanding vested stock options will generally remain exercisable no longer than six months following such a termination.

The receipt of any termination benefits described above is subject to Mr. Visconti’s execution of a release of claims in favor of Twin Vee, a form of which is attached as an exhibit to the Visconti Employment Agreement.

In the event of Mr. Visconti’s termination due to death or disability, Mr. Visconti will receive full vesting for any outstanding, unvested equity awards granted under the Twin Vee 2021 Plan. Mr. Visconti’s outstanding vested stock options will generally remain exercisable no longer than six months following such a termination.

Preston Yarborough, Vice President and Director of Product Development

Twin Vee entered into a five-year employment agreement with Mr. Yarborough (the “Yarborough Employment Agreement”) effective upon the closing of Twin Vee’s initial public offering in July 2021. Under the Yarborough Employment Agreement, Mr. Yarborough serves as Twin Vee’s Vice President and Director of Product Development. He receives an annual base salary of $160,000 and is eligible to receive an annual performance cash bonus with a target amount equal to 50% of his annual base salary, based upon achievement of performance goals established by the compensation committee of the Twin Vee Board of Directors. Upon the completion of Twin Vee’s initial public offering in July 2021, Mr. Yarborough received a stock option to purchase 136,000 shares of Twin Vee Common Stock under the Twin Vee 2021 Plan, vesting monthly over a three-year period subject to continued employment through each vesting date.

The Yarborough Employment Agreement provides that Mr. Yarborough would be eligible to participate in all benefit and fringe benefit plans generally made available to Twin Vee’s other executive officers. In addition, he is entitled to (i) four weeks of paid vacation per year, (ii) a $1,000 a month car allowance and (iii) the cost of medical insurance for coverage for Mr. Yarborough and his family.

The Yarborough Employment Agreement provides that it shall continue until terminated (i) by mutual agreement; (ii) due to death or disability of Mr. Yarborough; (iii) by Mr. Yarborough without good reason upon 90 days written notice to Twin Vee; (iv) by Twin Vee for cause (as defined in the Yarborough Employment Agreement); (v) by Twin Vee without cause; or (vi) by Mr. Yarborough for good reason (as defined in the Yarborough Employment Agreement).

Pursuant to the Yarborough Employment Agreement, Mr. Yarborough is subject to a one-year post-termination non-compete and non-solicit of employees and clients. He is also bound by confidentiality provisions.

In the event of a termination by Twin Vee without cause or a termination by Mr. Yarborough for good reason other than in connection with a change in control, Mr. Yarborough will receive: an aggregate of nine months of salary continuation at his then-current base annual salary, paid out in equal installments over a six month period; payment of any amount of annual bonus accrued for the year prior to the date of termination; payment of the bonus Mr. Yarborough would have received based on the attainment of performance goals had he remained employed through the end of the year of termination, pro-rated based on the number of days in the termination year that Mr. Yarborough was employed by Twin Vee (paid when Twin Vee’s other senior executives receive payment of their annual bonuses); reimbursement of COBRA premiums for up to nine months; and full vesting for any outstanding, unvested equity awards granted under the Twin Vee 2021 Plan. Mr. Yarborough’s outstanding vested stock options will generally remain exercisable no longer than six months following such a termination.

In the event of a termination by Twin Vee without cause or a resignation by Mr. Yarborough for good reason within twelve months following a change in control, Mr. Yarborough will receive an aggregate of twelve months of salary continuation at his then-current base annual salary, paid out in equal installments over a twelve month period; payment of any amount of annual bonus accrued for the year prior to the year of termination; payment of a pro-rated target annual bonus for the year of termination based on the number of days in the termination year that Mr. Yarborough was employed by Twin Vee; payment of one time his then-current target annual bonus; reimbursement of COBRA premiums for up to twelve months; and full vesting for any outstanding, unvested equity awards granted under the Twin Vee 2021 Plan. Mr. Yarborough’s outstanding vested stock options will generally remain exercisable no longer than six months following such a termination.

The receipt of any termination benefits described above is subject to Mr. Yarborough’s execution of a release of claims in favor of Twin Vee, a form of which is attached as an exhibit to the Yarborough Employment Agreement.

In the event of Mr. Yarborough’s termination due to death or disability, Mr. Yarborough will receive full vesting for any outstanding, unvested equity awards granted under the Twin Vee 2021 Plan. Mr. Yarborough’s outstanding vested stock options will generally remain exercisable no longer than six months following such a termination.

On October 4, 2023, the Board of Directors approved the temporary payment of $7,000 a month in additional compensation to Preston Yarborough for services to be rendered by him as Interim Plant Manager of the AquaSport manufacturing plant in White Bluff Tennessee, for so long as he continues to act in that capacity.

Employment Arrangements with Current Executive Officers That Are Not Named Executive Officers

Karl Zimmer, President

In connection with his appointment, effective July 12, 2024 (the “Effective Date”), Twin Vee entered into a three-year employment agreement (the “Employment Agreement”) with Mr. Zimmer to employ Mr. Zimmer as Twin Vee’s President at an annual base salary of $200,000, which further provides that he is eligible to receive an annual performance cash bonus with a target amount equal to 50% of his annual base salary, based upon achievement of performance goals established by the compensation committee of Twin Vee’s Board of Directors, provided that if Twin Vee achieves EBITDA profitability, inclusive of public company fees, Mr. Zimmer shall be eligible to receive a target annual performance cash bonus of 100% of his annual base salary. Pursuant to the Employment Agreement, on July 12, 2024, Mr. Zimmer received a stock option (the “Initial Stock Option”) to purchase 500,000 shares of Twin Vee Common Stock under the Twin Vee2021 Amended Stock Incentive Plan (“2021 Plan”), vesting pro rata on an annual basis over five (5) years commencing on the one-year anniversary of the grant date, subject to continued employment through each vesting date. In addition, the Employment Agreement provides that subject to approval of the Compensation Committee of Twin Vee’s Board of Directors and its Board of Directors, Mr. Zimmer will be granted an additional stock option to purchase 500,000 shares of Twin Vee Common Stock (the “Additional Stock Option”) promptly upon the requisite stockholder approval of an increase in the number of shares available for issuance of awards under the 2021 Plan. The specific vesting terms and exercise price of the additional stock options will be determined by the Compensation Committee and the Board of Directors.

The Employment Agreement provides that Mr. Zimmer is eligible to participate in all benefit and fringe benefit plans generally made available to Twin Vee’s other executive officers, such as a 401(k) plan with up to 4% Twin Vee matching if Mr. Zimmer contributes 5% of his base salary. In addition, he is entitled to: (i) four weeks of paid vacation per year; (ii) up to $1,000 per month toward the cost of medical insurance coverage for Mr. Zimmer and his family; and (iii) $50,000 for relocation expenses and temporary lodging while relocating to Fort Pierce, Florida.

The Employment Agreement provides that it shall continue until terminated: (i) by mutual agreement; (ii) due to death or disability of Mr. Zimmer; (iii) by Mr. Zimmer voluntarily upon 90 days written notice to Twin Vee; (iv) by Mr. Zimmer with good reason (as defined in the Employment Agreement) upon 60 days written notice to Twin Vee; (v) by Twin Vee for cause (as defined in the Employment Agreement); or (vi) by Twin Vee without cause.

Pursuant to the Employment Agreement, Mr. Zimmer is subject to a one-year post-termination non-compete and non-solicit of employees and clients. He is also bound by confidentiality provisions.

In the event of a termination by Twin Vee without cause or if Mr. Zimmer resigns for good reason after the first three months as a result of a material diminution in his base salary for longer than 12 months, and such termination is not in connection with a change of control (as defined in the Employment Agreement), Mr. Zimmer will receive: (i) an aggregate of six months of salary continuation at his then-current base annual salary, paid out in equal installments over a six month period; (ii) vesting with respect to 50% of his then outstanding, unvested shares of Common Stock issuable upon exercise of the Initial Stock Options if such termination occurs after the one year anniversary of the Effective Date and prior to the two year anniversary of the Effective Date and full vesting of the shares of Common Stock issuable upon exercise of the Initial Stock Options if such termination occurs after the two year anniversary of the Effective Date; (iii) extension of the exercise period for all of his then outstanding vested stock options to the first to occur of the 6 month anniversary of the date of termination or the expiration date of the stock options.

In the event of a termination by Twin Vee without cause or if Mr. Zimmer resigns for good reason and such termination is in connection with a change of control, Mr. Zimmer will receive: (i) an aggregate of six months of salary continuation at his then-current base annual salary, paid out in equal installments over a six month period; (ii) full vesting with respect to all of his then outstanding, unvested shares of Common Stock issuable upon exercise of the Initial Stock Options; (iii) vesting with respect to 50% of his then outstanding, unvested shares of Common Stock issuable upon exercise of the Additional Stock Options if such termination occurs after the one year anniversary of the Effective Date and prior to the two year anniversary of the Effective Date and full vesting of the shares issuable upon exercise of the Additional Stock Options if such termination occurs after the two year anniversary of the Effective Date; and (iv) extension of the exercise period for all of his then outstanding vested stock options to the first to occur of the 6 month anniversary of the date of termination, the expiration date of the stock options, or such earlier time as provided under the applicable plan or grant agreement with respect to a change of control.

In the event of a termination by Twin Vee with cause or a voluntary termination by Mr. Zimmer without good reason, all further vesting of his outstanding equity awards will terminate immediately and all payments of compensation by Twin Vee to him will terminate immediately. The receipt of any termination benefits described above is subject to Mr. Zimmer’s execution of a release of claims in favor of Twin Vee, a form of which is attached as an exhibit to the Employment Agreement.

In the event of Mr. Zimmer’s termination due to death or disability, Mr. Zimmer will receive full vesting for any outstanding, unvested equity awards granted under the Twin Vee 2021 Plan. Mr. Zimmer’s outstanding vested stock options will generally remain exercisable no longer than six months following such a termination.

Michael Dickerson, Chief Financial & Administrative Officer

In connection with his appointment, Twin Vee entered into a five-year employment agreement (the “Dickerson Employment Agreement”) with Mr. Dickerson to employ Mr. Dickerson as Twin Vee’s Chief Financial & Administrative Officer at an annual base salary of $200,000 and is eligible to receive an annual performance cash bonus with a target amount equal to 50% of his annual base salary, based upon achievement of performance goals established by the compensation committee of the Twin Vee Board of Directors. Pursuant to the Dickerson Employment Agreement, on April 4, 2024, Mr. Dickerson received a stock option to purchase 150,000 shares of Twin Vee Common Stock under the Twin Vee 2021 Plan, vesting one-sixth on the date which is six months after issuance and subsequently in thirty equal monthly installments commencing on the first day of the month thereafter, subject to continued employment through each vesting date.

The Dickerson Employment Agreement provides that Mr. Dickerson is eligible to participate in all benefit and fringe benefit plans generally made available to Twin Vee’s other executive officers. In addition, he is entitled to: (i) four weeks of paid vacation per year and (ii) up to $2,000 per month toward the cost of medical insurance coverage for Mr. Dickerson and his family. Further, when Twin Vee earns $8,000,000 in top line revenue for any rolling three-month period, the Dickerson Employment Agreement provides that Mr. Dickerson will receive: (i) a $1,000 a month car allowance and (iii) reimbursement of the full cost of medical insurance for coverage for Mr. Dickerson and his family.

The Dickerson Employment Agreement provides that it shall continue until terminated (i) by mutual agreement; (ii) due to death or disability of Mr. Dickerson; (iii) by Mr. Dickerson upon 90 days written notice to us; (iv) by Twin Vee for cause (as defined in the Dickerson Employment Agreement); or (v) by Twin Vee without cause.

Pursuant to the Dickerson Employment Agreement, Mr. Dickerson is subject to a one-year post-termination non-compete and non-solicit of employees and clients. He is also bound by confidentiality provisions.

In the event of a termination by Twin Vee without cause after the first three months, Mr. Dickerson will receive: an aggregate of six months of salary continuation at his then-current base annual salary, paid out in equal installments over a 6 month period. In the event of a termination by Twin Vee without cause or a termination by Mr. Dickerson, all further vesting of his outstanding equity awards will terminate immediately and all payments of compensation by Twin Vee to him will terminate immediately. The receipt of any termination benefits described above is subject to Mr. Dickerson’s execution of a release of claims in favor of Twin Vee.

In the event of Mr. Dickerson’s termination due to death or disability, Mr. Dickerson will receive full vesting for any outstanding, unvested equity awards granted under the Twin Vee 2021 Plan. Mr. Dickerson’s outstanding vested stock options will generally remain exercisable no longer than six months following such a termination.

Carrie Gunnerson, Former Chief Financial Officer

Twin Vee had entered into a five-year employment agreement with Ms. Gunnerson (the “Gunnerson Employment Agreement”) effective in October 2021. Under the Gunnerson Employment Agreement, Ms. Gunnerson served as Twin Vee’s Chief Financial Officer and received an annual base salary of $211,000 and was eligible to receive an annual performance cash bonus with a target amount equal to 30% of her annual base salary, based upon achievement of performance goals established by the compensation committee of Twin Vee’s board of directors. Ms. Gunnerson also received a stock option to purchase 136,000 shares of Twin Vee Common Stock under the Twin Vee 2021 Plan, vesting monthly over a five-year period subject to continued employment through each vesting date.

The Gunnerson Employment Agreement provided that Ms. Gunnerson was eligible to participate in all benefit and fringe benefit plans generally made available to Twin Vee’s other executive officers. In addition, she was entitled to four weeks of paid vacation per year.

The Gunnerson Employment Agreement provided that it shall continue until terminated (i) by mutual agreement; (ii) due to death or disability of Ms. Gunnerson; (iii) by Ms. Gunnerson without good reason upon 90 days written notice to Twin Vee; (iv) by Twin Vee for cause (as defined in the Gunnerson Employment Agreement); (v) by Twin Vee without cause; or (vi) by Ms. Gunnerson for good reason (as defined in the Gunnerson Employment Agreement). The Gunnerson Employment Agreement terminated on May 31, 2024, the effective date of Ms. Gunnerson’s resignation as Twin Vee’s Chief Financial Officer.

Pursuant to the Gunnerson Employment Agreement, Ms. Gunnerson is subject to a one-year post-termination non-compete and non-solicit of employees and clients. She is also bound by confidentiality provisions.

Employee Benefit and Stock Plans

Simple IRA Plan

Twin Vee maintains a Simple IRA retirement savings plan for the benefit of Twin Vee’s employees, including Twin Vee’s named executive officers, who satisfy certain eligibility requirements. Under the Simple IRA, eligible employees may elect to defer a portion of their compensation, within the limits prescribed by the Code, on a pre-tax basis through contributions to the Simple IRA plan. The Simple IRA plan authorizes employer safe harbor matching contributions equal to 3% of covered compensation for eligible employees. The Simple IRA plan is intended to qualify under Sections 401(a) and 501(a) of the Code. As a tax-qualified retirement program, contributions to the Simple IRA plan and earnings on those contributions are not taxable to the employees until distributed from the Simple IRA plan.

Twin Vee 2021 Stock Incentive Plan

On April 8, 2021, the Twin Vee Board of Directors and Twin Vee’s stockholders approved the Twin Vee PowerCats Co. 2021 Stock Incentive Plan, which plan was amended and restated as the Twin Vee PowerCats Co. Amended and Restated 2021 Stock Incentive Plan on June 1, 2021 (the “Twin Vee 2021 Plan”). The Twin Vee 2021 Plan became effective immediately prior to the closing of Twin Vee’s initial public offering in July 2021. The principal provisions of the Twin Vee 2021 Plan are summarized in Twin Vee Proposal No. 5 under the heading “Summary of the Twin Vee 2021 Plan” which is hereby incorporated by reference.

INFORMATION ABOUT THE ANNUAL MEETINGS AND VOTING

The Twin Vee Board of Directors is using this Joint Proxy Statement/Prospectus to solicit proxies from the holders of Twin Vee Common Stock for use at the Twin Vee Annual Meeting. This Joint Proxy Statement/Prospectus and accompanying form of Twin Vee proxy is being first mailed to Twin Vee stockholders on or about [●], 2024.

The Forza Board of Directors is using this Joint Proxy Statement/Prospectus to solicit proxies from the holders of Forza Common Stock for use at the Forza Annual Meeting. This Joint Proxy Statement/Prospectus and accompanying form of Forza proxy is being first mailed to Forza stockholders on or about [●], 2024.

MATTERS RELATED TO THE ANNUAL MEETINGS

Voting

Twin Vee

Twin Vee stockholders may vote their shares in person at your meeting or by proxy. Twin Vee recommends that stockholders vote by proxy even if they plan to attend the Twin Vee Annual Meeting. Stockholders can always change their vote at the annual meetings.

Voting instructions are included on the proxy or proxy card. If a Twin Vee stockholder properly gives its proxy and submits it in time to vote by mailing it in the enclosed envelope, electronically via the Internet) or telephone, one of the individuals named as the proxy will vote the shares as the stockholder has directed. Twin Vee stockholders may vote for or against the proposals or abstain from voting. Abstentions will be counted for purposes of determining a quorum at the meeting. With respect to Twin Vee Proposals No. 1, if a stockholder marks his, her or its proxy “abstain” with respect to such proposal, he, she or it will be in effect voting against such proposal. If shares are held in “street name” by a broker, bank or other nominee, the broker cannot vote the shares on Twin Vee Proposals No. 1, No. 2 or No. 5 without stockholder’s instructions. This is a “broker non-vote.” Twin Vee Proposals No. 3, No. 4 and No. 6 are believed to be routine matters for which brokers that vote at the Twin Vee Annual Meeting may vote in their discretion if beneficial owners do not provide voting instructions to the brokers. If a stockholder marks his, her or its proxy “abstain” with respect to such proposal, he, she or it will be in effect voting against such proposal. If shares are held in “street name” by a broker, bank or other nominee, the broker cannot vote the shares on Twin Vee Proposals No. 1, No. 2 or No. 5 without stockholder’s instructions. Broker non-votes are not expected with respect to Twin Vee Proposals No. 3, No. 4 or No. 6 as they are routine matters for which brokers that vote at the Twin Vee Annual Meeting may vote in their discretion if beneficial owners do not provide voting instructions to the brokers.

If you are a Twin Vee stockholder and you submit your proxy but do not make specific choices, your proxy will follow the Twin Vee Board of Directors’ recommendations and vote your shares:

●	“FOR” the approval of the issuance of the shares of Twin Vee Common Stock pursuant to the terms of Merger Agreement (the “Stock Issuance Proposal”);

●	“FOR” the election of the two (2) nominees for Class III director named in this Joint Proxy Statement/Prospectus to the Twin Vee Board of Directors, each to serve a three-year term expiring at the 2027 Annual Meeting of Twin Vee Stockholders and until such director’s successor is duly elected and qualified;

●	“FOR” the ratification of the appointment of Grassi & Co., CPAs, P.C. as Twin Vee’s independent registered public accounting firm for its fiscal year ending on December 31, 2024;

●

“FOR” the approval of an amendment to Twin Vee’s Certificate of Incorporation, in substantially the form attached to this Joint Proxy Statement/Prospectus as Annex B-1, at the discretion of the Twin Vee Board of Directors, to effect a reverse stock split with respect to the issued and outstanding shares of Twin Vee Common Stock, at a ratio of 1-for-2 to 1-for-20 (the “Range”), with the ratio within such Range to be determined at the discretion of the Twin Vee Board of Directors and included in a public announcement, subject to the authority of the Twin Vee Board of Directors to abandon such amendment (the “Twin Vee Reverse Stock Split Proposal”); and

●	To consider and vote upon an adjournment of the Twin Vee Annual Meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Stock Issuance Proposal and/or the Twin Vee Reverse Stock Split Proposal.

Voting

Forza

Forza stockholders may vote their shares in person at your meeting or by proxy. Forza recommends that stockholders vote by proxy even if they plan to attend the Forza Annual Meeting. Stockholders can always change their vote at the annual meetings.

Voting instructions are included on the proxy or proxy card. If a Forza stockholder properly gives its proxy and submits it in time to vote by mailing it in the enclosed envelope, electronically via the Internet) or telephone, one of the individuals named as the proxy will vote the shares as the stockholder has directed. Forza stockholders may vote for or against the proposals or abstain from voting. Abstentions will be counted for purposes of determining a quorum at the meeting. With respect to Forza Proposal No. 1, if a stockholder marks his, her or its proxy “abstain” with respect to such proposal, he, she or it will be in effect voting against such proposal. If shares are held in “street name” by a broker, bank or other nominee, the broker cannot vote the shares on Forza Proposals No. 1 or No. 2 without stockholder’s instructions. This is a “broker non-vote.” Broker non-votes are not expected with respect to Forza Proposals No. 3, No. 4 or No. 5 since these are routine matters for which brokers that vote at the Forza Annual Meeting may vote in their discretion if beneficial owners do not provide voting instructions to the brokers. If shares are held in “street name” by a broker, bank or other nominee, the broker cannot vote the shares on Proposals No. 1 or No. 2 without stockholder’s instructions.

If you are a Forza stockholder and you submit your proxy but do not make specific choices, your proxy will follow the Forza Board of Directors’ recommendations and vote your shares:

●	“FOR” the adoption and approval of the Merger and the Merger Agreement, as described in the attached Joint Proxy Statement/Prospectus (the “Merger Proposal”); and

●	“FOR” the election of the one (1) nominee for Class II director named in the accompanying Joint Proxy Statement/Prospectus to the Forza Board of Directors, to serve a three-year term expiring at the 2027 Annual Meeting of Forza Stockholders and until such director’s successor is duly elected and qualified;

●	“FOR” the ratification of the appointment of Grassi & Co., CPAs, P.C. as Forza’s independent registered public accounting firm for its fiscal year ending on December 31, 2024;

●

“FOR” the approval of an amendment to Forza’s Amended and Restated Certificate of Incorporation in substantially the form attached to the accompanying Joint Proxy Statement/Prospectus as Annex B-2, at the discretion of the Forza Board of Directors to effect a reverse stock split (the “Forza Reverse Stock Split Proposal”);

●	To consider and vote upon an adjournment of the Forza Annual Meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of the Merger Proposal and/or the Forza Reverse Stock Split Proposal;

Revoking Your Proxy. You may revoke your proxy before it is voted by:

●	submitting a new proxy with a later date,

●	submitting a vote electronically via the Internet with a later date, if that was how the original vote was submitted,

●	notifying your company’s Secretary in writing before the meeting that you have revoked your proxy, or

●	voting in person at the meeting.

Voting in person. If you plan to attend a meeting and wish to vote in person, you will be given a ballot at the meeting. However, if your shares are held in the name of your broker, bank or other nominee, and you are a Twin Vee or Forza stockholder, you must bring an account statement or letter from the nominee indicating that you are the beneficial owner of the shares on August [●], 2024, the Record Date for shares entitled to vote at the Twin Vee Annual Meeting and the Forza Annual Meeting.

Proxy solicitation. Twin Vee and Forza will each pay its own costs, if any, of soliciting proxies.

In addition to this mailing, Twin Vee and Forza officers may solicit proxies personally and electronically via the Internet.

The extent to which these proxy soliciting efforts will be necessary depends entirely upon how promptly proxies are submitted. You should send in your proxy without delay. Twin Vee and Forza also reimburse brokers and other nominees for their expenses in sending these materials to you and getting your voting instructions.

Do not send in any stock certificates with your proxy. Twin Vee will provide instructions for the surrender of stock certificates for Forza stockholders.

Other Business; Adjournments

Neither Twin Vee nor Forza is currently aware of any other business to be acted upon at either meeting.

Adjournments may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of shares representing a majority of the votes present in person or by proxy at the meeting, whether or not a quorum exists, without further notice other than by an announcement made at the meeting. Neither Twin Vee nor Forza currently intends to seek an adjournment of its meeting.

Appraisal Rights

Holders of Twin Vee Common Stock are not entitled to appraisal rights under Delaware law in connection with any matters to be voted on at the Twin Vee Annual Meeting. In addition, holders of Forza Common Stock are not entitled to appraisal rights under Delaware law in connection with the Merger to be voted on at the Forza Annual Meeting.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF TWIN VEE

The following discussion, which focuses on Twin Vee’s results of operations, contains forward-looking information and statements. Actual events or results may differ materially from those indicated or anticipated, as discussed in the section entitled “Forward Looking Statements.” The following discussion of Twin Vee’s financial condition and results of operations should also be read in conjunction with Twin Vee’s financial statements and notes to financial statements contained elsewhere in this Joint Proxy Statement/Prospectus.

Overview

Twin Vee is a designer, manufacturer and marketer of recreational and commercial power boats. Twin Vee believes it has been an innovator in the recreational and commercial power catamaran industry. Twin Vee currently has 13 gas-powered models in production ranging in size from its 20-foot mono hull, single engine, center console to its newly designed 40-foot offshore 400 GFX catamaran, quad engines. While Twin Vee’s twin-hull catamaran running surface, known as a symmetrical catamaran hull design, adds to the Twin Vee ride quality by reducing drag, increasing fuel efficiency, and offering users a stable riding boat, our new mono hull line addresses the largest portion of the overall market.

Twin Vee has organized its business into three operating segments: (i) its gas-powered boat segment which manufactures and distributes gas-powered boats under the Twin Vee and AquaSport names; (ii) its electric-powered boat segment which is developing fully electric boats, through Forza and (iii) its franchise segment which is developing a franchise business model.

Twin Vee’s gas-powered boats allow consumers to use them for a wide range of recreational activities including fishing, diving and water skiing and commercial activities including transportation, eco tours, fishing and diving expeditions. Twin Vee believes that the performance, quality and value of its boats positions it to achieve its goal of increasing Twin Vee’s market share and expanding the power catamaran boating market. Twin Vee currently primarily sells its boats through a current network of 23 independent boat dealers in 37 locations across North America and the Caribbean who resell Twin Vee’s boats to the end user Twin Vee and AquaSport customers. Twin Vee continues recruiting efforts for high quality boat dealers and seek to establish new dealers and distributors domestically and internationally to distribute its boats as it grows its production and introduce new models. Twin Vee’s gas-powered boats are currently outfitted with gas-powered outboard combustion engines.

During the first quarter of 2024, Twin Vee experienced a significant reduction in demand for its products, as has been experienced throughout the boating industry. Total units sold in the quarter were 32 compared to 54 in the first quarter of 2023, a 41% reduction, in line with the 41% reduction in revenue over the same period. Twin Vee’s objectives have been to add new, larger boat models including a new line of GFX2 models, expand its dealers and distribution network, and increase unit production to fulfill its customer and dealer orders. Twin Vee has also added its monohull line, shipping its first model of the monohull, the 22-foot, in February of 2023. The combination of fewer but larger Twin Vee units combined with the new monohull models resulted in a flat average selling price in the first quarter of 2024 compared to the prior year quarter.

Due to the growing demand for sustainable, environmentally friendly electric and alternative fuel commercial and recreational vehicles, Forza, is designing and developing a line of electric-powered boats. Forza’s electric boats are being designed as fully integrated electric boats including the hull, outboard motor and control system. To date, Forza X1 has built-out and tested multiple Forza company units, including: three offshore-style catamarans, two bay boat-style catamarans, one deck boat and three 22-foot center console (F22) monohulls. The past year has seen a marked deceleration in the global demand for recreational marine vehicles, influenced heavily by economic uncertainties and shifting consumer priorities. This slowdown reflects broader trends affecting the recreational vehicle industries at large, including electric vehicles (EVs). Notably, the global shift towards EV adoption has been much slower than initially anticipated. Several leading automotive manufacturers have adjusted their strategies, accordingly, including halting the construction of dedicated EV factories.

The slower-than-expected adoption rates have led to cautious consumer spending and investment in EV technology, directly impacting Twin Vee’s market. Specifically, the electric boat segment has experienced even more sluggish growth than the automotive sector. In addition, while Forza’s electric boats are still in the development stage, many of the larger players in the boat industry, such as Mercury Marine, have completed their development efforts and have brought their electric outboard motors to market. Despite these challenges, we have managed to sustain operations through strategic adjustments, including cost management and a focus on strategic partnerships. Twin Vee has implemented measures that have reduced cash burn and conserved cash reserves while seeking to leverage its technological advancements through strategic collaborations and partnerships to enhance shareholder value. Twin Vee has responded to the industry challenges by tightening its financial reins to mitigate the impacts of reduced demand with a view toward long-term sustainability.

Results of Operations

Comparison of the Three Months Ended June 30, 2024 and 2023

The following table provides certain selected financial information for the periods presented:

	Three Months Ended June 30,
	2024	2023	$ Change	% Change
Net sales	$4,326,821	$8,124,632	$(3,797,881)	(47%)
Cost of products sold	$4,124,481	$7,188,917	$(3,064,439)	(43%)
Gross profit	$202,340	$935,715	$(733,375)	(78%)
Operating expenses	$4,861,416	$3,979,942	$881,474	22%
Loss from operations	$(4,659,076)	$(3,044,227)	$(1.614,849)	53%
Other income	$139,880	$1,140,484	$(1,000,604)	(88%)
Net loss	$(4,519,196)	$(1,903,743)	$(2,615,453)	(137%)
Basic and dilutive income per share of Common Stock	$(0.31)	$(0.14)	$(0.17)	(121%)
Weighted average number of shares of
Common Stock outstanding	9,520,000	9,520,000

Net Sales and Cost of Sales

Twin Vee’s net sales decreased by $3,797,811, or 47% to $4,326,821 for the three months ended June 30, 2024 from $8,124,632 for the three months ended June 30, 2023. This decrease was due to a decrease in the number of boats sold during the three months ended June 30, 2024 and the mix of boats sold, including the addition of a monohull line of boats, which have a much lower average price than our dual-hull boats. The number of boats sold during the three months ended June 30, 2024 decreased 68% compared to the three months ended June 30, 2023.

Gross Profit

Gross profits decreased by $733,375 or 78% to $202,340 for the three months ended June 30, 2024 from $935,715 for the three months ended June 30, 2023. Gross profit as a percentage of sales, for the three months ended June 30, 2024 and 2023, was 5% and 12% respectively. On a sequential basis, gross profit as a percentage of revenues was down slightly at 4.7% in the second quarter of 2024 compared to 5.3% in the first quarter of 2024 despite a reduction in revenues of $949,522 between the same periods. Through continuous efficiency improvements, we were able to effectively offset most of the impact of fixed cost deleveraging in the production facility. Twin Vee continues to right size the workforce and drive efficiency in all parts of our cost structure.

Total Operating Expenses

During the three months ended June 30, 2024, operating expenses were $4,861,416 and included an impairment charge of $1,674,000 related to the Forza impairment of property & equipment. Before this charge operating expenses for the three months ended June 30, 2024 and 2023 were $3,187,416 and $3,979,942 respectively. Operating expenses as a percentage of sales excluding the impairment charge were 73.7% compared to 49.0% in the prior year. Twin Vee’s total operating expenses, for our gas-powered boat segment, for the three months ended June 30, 2024 and 2023 were $1,943,927 and $2,400,942 respectively. As a percentage of net sales, for the three months ended June 30, 2024 and 2023, operating expenses for our gas-powered segment were 44.9% and 29.6%, respectively. Twin Vee’s total operating expenses for Forza, its electric powered boat and development segment, for the three months ended June 30, 2024 and 2023 were $2,916,563 and $1,578,722, respectively.

Selling, general, and administrative expenses decreased by approximately 17%, or $158,471 to $755,959 for the three months ended June 30, 2024, compared to $914,430 for the three months ended June 30, 2023. The largest drivers of the decrease were reductions in sales and marketing expenses, hiring costs and office supplies. Sales and marketing expenses decreased by $114,122, from $127,580 for the three months ended June 30, 2023, to $241,702 for the three months ended June 30, 2024. Hiring expenses declined $11,910 for the three months ended June 30, 2024 to $7,066 compared to $18,976 in the second quarter of 2023. Office supplies expenses declined $24,022 in the second quarter of 2024 to $11,766 compared to $35,788 in the second quarter of 2023.

Salaries and wage related expenses decreased 43%, or $902,824 to $1,199,348 for the three months ended June 30, 2024, compared to $2,102,172 for the three months ended June 30, 2023. The majority of the decrease is due to reductions in staffing levels at Forza, as well as the staffing of Aquasport. Included in salaries and wage related expenses for the three months ended June 30, 2024 was stock-based compensation expense of $317,743, Forza’s portion of that expense being $183,815. In total, stock-based compensation expense decreased by $171,617 or 35.1% as compared to the prior year period.

Research and development expenses increased by $83,811, or 56%, to $344,784 for the three months ended June 30, 2024, from $261,473 for the three months ended June 30, 2023. This increase was due primarily to the charges for an inventory allowance related to R&D Cascadia electric motors at Forza, partially offset by lower
R&D activity.

Professional fees increased by 8% or $35,062 to $452,367 for the three months ended June 30, 2024, compared to $417,305 for the three months ended June 30, 2023. This increase was due primarily to higher legal and consulting expenses in the current year related to exploration of strategic options at Forza.

Depreciation and amortization expense increased by 53%, or $150,396 to $434,958 for the three months ended June 30, 2024, as compared to $284,563 for the three months ended June 30, 2023. This increase is due to the addition of fixed assets, primarily molds, to increase our production levels and throughput.

Other income decreased by $1,000,604 to $139,880 for the three months ended June 30, 2024, as compared to $1,140,484 for the three months ended June 30, 2023. This decrease was due to the second quarter 2023 recognition of income from the Employee Retention Credit of $937,482.

Net Loss

Net loss for the three months ended June 30, 2024 was $4,519,194, as compared to $1,903,743 for the three months ended June 30, 2023, an increase in loss of $2,615,451. Twin Vee’s electric segment, which does not generate any revenue at this time, incurred a loss of $2,831,554 for the three months ended June 30, 2024, related mostly to staffing costs and research and development. Twin Vee’s gas-powered segment incurred a loss of $1,681,418 for the three months ended June 30, 2024, due largely to the rapid decline in orders for new boats during the first half of 2024. Basic and dilutive loss per share of common stock for the three months ended June 30, 2024 was ($0.31), as compared to ($0.14) for the three months ended June 30, 2023.

Comparison of the Six Months Ended June 30, 2024 and 2023

The following table provides certain selected financial information for the periods presented:

	Six Months Ended June 30,
	2024	2023	$ Change	% Change
Net sales	$9,603,164	$17,001,847	$(7,398,683)	(44%)
Cost of products sold	$9,123,511	$14,456,574	$(5,333,063)	(37%)
Gross profit	$479,653	$2,545,273	$(2,065,620)	(81%)
Operating expenses	$7,681,934	$7,959,023	$(277,089)	(3%)
Loss from operations	$(7,202,281)	$(5,413,750)	$(1,788,531)	33%
Other income	$347,891	$1,681,542	$(1,333,651)	(79%)
Net loss	$(6,854,390)	$(3,732,208)	$(3,122,182)	84%
Basic and dilutive income per share of common stock	$(0.49)	$(0.26)	$(0.23)	(47%)
Weighted average number of shares of common stock outstanding	9,520,000	9,520,000

Net Sales and Cost of Sales

Twin Vee’s net sales decreased by $7,398,683, or 44% to $9,603,164 for the six months ended June 30, 2024 from $17,001,847 for the six months ended June 30, 2023. This decrease was due to a decrease in the number of boats sold during the first half of 2024 and the mix of boats sold, including the addition of a monohull line of boats, which have a much lower average price than Twin Vee’s dual-hull boats. The number of boats sold during the six months ended June 30, 2024 decreased 57% compared to the six months ended June 30, 2023.

Gross Profit

Gross profits decreased by $2,065,620 or 81% to $479,653 for the six months ended June 30, 2024 from $2,545,273 for the six months ended June 30, 2023. Gross profit as a percentage of sales, for the six months ended June 30, 2024 and 2023, was 5% and 15% respectively. Through continuous efficiency improvements, the company was partially able to offset the impact of fixed cost deleveraging in the production facility as revenues declined 44% over the same period last year. We continue to right size the workforce and drive efficiency in all parts of Twin Vee’s cost structure.

Total Operating Expenses

During the six months ended June 30, 2024, operating expenses were $7,681,934 and included an impairment charge of $1,674,000 related to the Forza impairment of property & equipment. Before the impact of this charge, operating expenses for the six months ended June 30, 2024 and 2023 were $6,007,934 and $7,959,023 respectively. Operating expenses as a percentage of sales were 62.6% compared to 46.8% in the prior year. Twin Vee’s total operating expenses, for Twin Vee’s gas-powered boat segment, for the six months ended June 30, 2024 and 2023 were $3,478,677 and $4,299,093 respectively. Before the impact of the impairment charge, as a percentage of net sales, for the six months ended June 30, 2024 and 2023, operating expenses for Twin Vee’s gas-powered segment were 36.2% and 42.6%, respectively. Twin Vee’s total operating expenses for Forza, Twin Vee’s electric powered boat and development segment, for the six months ended June 30, 2024 and 2023 were $4,202,330 and $3,658,531, respectively.

Selling, general, and administrative expenses decreased by approximately 25%, or $487,208 to $1,452,687 for the six months ended June 30, 2024, compared to $1,937,120 for the six months ended June 30, 2023. The largest drivers of the decrease were reductions in sales and marketing expenses, D&O insurance, hiring costs and office supplies, primarily resulting from the decline in R&D activity at Forza between periods.

Salaries and wage related expenses decreased 35%, or $1,344,306 to $2,495,616 for the six months ended June 30, 2024, compared to $3,839,922 for the six months ended June 30, 2023. The majority of the decrease is due to reductions in staffing levels at Forza, as well as the staffing of Aquasport. Included in salaries and wage related expenses for the six months ended June 30, 2024 was stock-based compensation expense of $744,026, Forza’s portion of that expense being $476,956. In total, stock-based compensation expense decreased by $228,299 or 23.5% as compared to the prior year period.

Research and development expenses decreased by $469,646, or 49%, to $494,475 for the six months ended June 30, 2024, from $964,121 for the six months ended June 30, 2023. This decrease was due primarily to the charges for an inventory allowance related to R&D Cascadia electric motors at Forza, more than offset by lower
R&D activity in the Forza electric motor segment.

Professional fees decreased by 1% or $7,330 to $707,692 for the six months ended June 30, 2024, compared to $715,022 for the six months ended June 30, 2023.

Depreciation and amortization expense increased by 71%, or $357,401 to $860,239 for the six months ended June 30, 2024, as compared to $502,838 for the six months ended June 30, 2023. This increase is due to the addition of fixed assets, primarily molds, to increase Twin Vee’s production levels and throughput.

Other income decreased by $1,333,652 to $347,890 for the six months ended June 30, 2024, as compared to $1,681,542 for the six months ended June 30, 2023. This decrease was due to the first half of 2023 recognition of income from the Employee Retention Credit of $1,267,055.

Net Loss

Net loss for the six months ended June 30, 2024 was $6,854,390, as compared to $3,732,208 for the six months ended June 30, 2023, an increase of $3,122,182. Twin Vee’s electric segment, which does not generate any revenue at this time, incurred a loss of $3,999,391 for the six months ended June 30, 2024, related mostly to staffing costs and research and development. Twin Vee’s gas-powered segment incurred a loss of $2,848,776 for the six months ended June 30, 2024, due largely to the rapid decline in orders for new boats during the first half of 2024. Basic and dilutive loss per share of common stock for the six months ended June 30, 2024 was ($0.49), as compared to ($0.26) for the six months ended June 30, 2023.

Comparison of the Years Ended December 31, 2023 and 2022

The following table provides certain selected financial information for the years presented:

	Years Ended
	December 31,
	2023	2022	$ Change	% Change
Net sales	$33,425,912	$31,987,724	$1,438,188	4%
Cost of products sold	$23,702,885	$21,330,918	$2,371,967	11%
Gross profit	$9,723,027	$10,656,806	$(933,779)	(9%)
Operating expenses	$21,710,326	$16,678,514	$5,031,812	30%
Loss from operations	$(11,987,299)	$(6,021,708)	$(5,965,591)	99%
Other income	$(2,205,103)	$(228,294)	$(1,976,809)	866%
Net loss	$(9,782,196)	$(5,793,414)	$(3,988,782)	69%
Basic and dilutive income per share of
Common Stock	$(0.76)	$(0.67)	$(0.10)	15%
Weighted average number of shares of
Common Stock outstanding	9,520,000	7,624,938

Net Sales and Cost Sales

Twin Vee’s net sales increased $1,438,187, or 4% to $33,425,911 for the year ended December 31, 2023 from $31,987,724 for the year ended December 31, 2022. The number of boats sold during fiscal year ended December 31, 2023 increased 21% over the number of Twin Vee’s boats sold during the fiscal year ended December 31, 2022. However, Twin Vee’s average cost per unit decreased approximately $26,000. In 2023, Twin Vee introduced Twin Vee’s monohull line of boats. These are low-cost entry-level boats, in a very competitive sector. Twin Vee believe that adding a full line up of monohull boats will allow us to continue to increase Twin Vee’s net sales year over year. In 2023, 40% of Twin Vee’s sales or approximately $6,000,000, were attributed to Twin Vee’s 220 monohull,

Gross Profit

Gross profits decreased by $933,779, or 9% to $9,723,027 for the year ended December 31, 2023 from $10,656,806 for the year ended December 31, 2022. Gross profit as a percentage of sales, for the year ended December 31, 2023 and 2022 was 29% and 33% respectively. Twin Vee attributes the 4% decline in gross profit percentage to decreased demand in the marine sector.

Total Operating Expenses

Twin Vee’s total operating expenses for the year ended December 31, 2023 and 2022 were $21,710,326 and $16,678,514 respectively. Operating expenses as a percentage of sales were 65% compared to 52% in the prior year.

Selling, general and administrative expenses increased by approximately 35%, or $974,781 to $3,734,406 for the year ended December 31, 2023, compared to $2,759,625 for the year ended December 31, 2022. Twin Vee’s advertising and marketing expenses increased 296%, from $112,319 for the year ended December 31, 2022, to $331,911 for the year ended December 31, 2023. This is due to increased expenses associated with Twin Vee’s new AquaSport line and the Forza Electrification event. Twin Vee’s rent expense increased 31%, or $134,456 to $567,602 for the year ended December 31, 2023. The increase was due to Forza Tech Center being rent for a full year compared to only 3 months in 2022, resulting in an increase of $118,900; along with a 5% increase for Twin Vee’s rent in Fort Pierce. Hiring expense increased $77,889, due to Forza utilizing Recruiting firs to hire two Engineers. Filing fee and investor relations fees increased $85,286, due to Forza being public for an entire year in 2023, compared to only a partial year in 2022. Dues and subscriptions increased $163,812 for the year ended December 31, 2023, this is due to subscriptions related to Twin Vee’s new ERP system, training and safety, marketing related subscriptions, option tracking and engineering related subscriptions. Expenses related to travel increased by $202,619, for the year ended December 31, 2023, this was due to required travel for staff to go to Twin Vee’s three different facilities as well as international travel related to Forza. Twin Vee also saw an increase of $60,341 for the year ended December 31, 2023, for Twin Vee’s workers compensation expense due to Twin Vee’s increased employment levels. Numerous other items make up the remaining increase approximately $24,000 of increased selling, general and administrative expense increase.

Salaries and wage related expenses increased by approximately 22%, or $2,472,011 to $13,929,580 for the year ended December 31, 2023, compared to $11,457,569 for the year ended December 31, 2022. The increase in salaries and wages of $1,458,260 was the result of aggressively ramping up of production, which required increasing Twin Vee’s production and adding mid-level staff. Included in salaries and wages for the year ended December 31, 2023 was a non-cash stock-based compensation expense of $1,902,749, which was an increase of $453,997 from the prior year, due to the issuance of options to employees. Twin Vee has also incurred production and executive bonus expense increase of $42,300 for the year ended December 31, 2023. Twin Vee’s cost of benefits, primarily health insurance, holiday pay and 401K, increased by approximately $178,996, due to Twin Vee’s increase in headcount. Expenses for board fees increased by $60,375 in 2023, during the year ended December 31, 2022 Twin Vee only incurred board fees for a portion of the year for Forza. During the years ended December 31, 2023 and 2022, respectively, Twin Vee incurred $123,048 and $0 in commission expense. The remaining increase of salaries and wages during the year ended December 31, 2021 was associated with payroll taxes and benefits.

Professional fees increased by 29%, or $283,351 to $1,249,388 for the year ended December 31, 2023, compared to $966,037 for the year ended 2022. Professional fees related to Forza increased $194,692 for the year ended December 31, 2023, as Twin Vee carried the costs of audit and legal fees of a public organization for an entire year compared to only a partial year in 2022. The remaining increase was due to consulting services to install and manage Twin Vee’s new ERP system.

Depreciation expense for the year ended December 31, 2023 increased by 144%, or $799,633 to $1,353,383 for the year ended December 31, 2023 compared to $553,750 in December 31, 2022. Since Twin Vee’s IPO in 2021 Twin Vee have made significant investments in equipment, leasehold improvements and boat molds that resulted in an increased Twin Vee’s depreciation expense.

Research and design expenses for the year ended December 31, 2023, was $1,443,569 compared to $941,533, for the year ended December 31, 2022. These expenses are associated with Twin Vee’s development of Twin Vee’s electric propulsion system for Forza.

Other income increased by 866%, or $1,976,809 to $2,205,103 for the year ended December 31, 2023, compared to $228,294 for the year ended, 2022. The increase in other income is primarily the result of $1,267,055 in Employee Retention Credit income. Twin Vee incurred an increase in net gain in fair value of Twin Vee’s marketable securities of $191,722, compared to a net loss in fair value of Twin Vee’s marketable securities of $133,988 in 2022, due to improved financial market. Additionally, Twin Vee recorded $909,215 in dividend income during 2023, compared to $0, in 2022. For the year ended December 31, 2023 Twin Vee did see an increase in interest expense of $57,002.

Net Loss

Net loss for the year ended December 31, 2023, was $9,479,511, compared to $5,793,414 for the year ended December 31, 2022. Twin Vee has spent much of the last two year assembling the tools and people necessary to increase production levels. While Twin Vee’s revenue levels increased, Twin Vee’s expenses also increased. Toward the end of 2023, market condition worsened, forcing us to close the Tennessee facility and consolidate operation in Fort Pierce. That coupled with the additional expenses associated with being a public company and Twin Vee’s research and development efforts for Twin Vee’s electric boat division, resulted in a net loss for 2023. With these investments, Twin Vee is building the foundation for Twin Vee’s future, not only for Twin Vee’s gas-powered boats, but also for Twin Vee’s electric boat division. Twin Vee has decreased Twin Vee’s head count significantly and work to right size the business for the current state of the economy, while keep Twin Vee’s core strengths intact. Basic and dilutive loss per share of Twin Vee Common Stock increased for the year ended December 31, 2023 to ($0.76) compared to ($0.67) for the year ended December 31, 2022.

Liquidity and Capital Resources

A primary source of funds for the year ended December 31, 2023 and through June 30, 2024 was net cash received from Twin Vee’s secondary offering, as well as Forza’s initial public and secondary offering and revenue generated from operations. Twin Vee’s primary use of cash was related to funding the expansion of Twin Vee’s operations through capital improvements, as well as molds for the expansion of Aquasport and Twin Vee models. With reduced demand offsetting uncertainty on certain component availability, prolonged lead time and rising prices, Twin Vee had been selectively reducing inventory levels. Twin Vee’s priority over the next several months is to expand the Twin Vee GFX 2 lineup which will require additional investment in molds and machinery.

The following table provides selected financial data about us as of June 30, 2024 and December 31, 2023.

	June 30,	December 31,
	2024	2023	Change	% Change
Cash, cash equivalents and restricted cash	$14,138,336	$16,755,233	$(2,616,897	(18.5%)
Marketable securities	$995,208	$4,462,942	$(3,467,734)	(77.7%)
Current assets	$19,582,107	$26,646,318	$(7,064,211)	(26.5%)
Current liabilities	$4,560,5601	$4,216,345	$344,215	8.2%
Working capital	$15,021,548	$22,429,972	$(7,408,425)	(33.0%)

	June 30,	December 31,
	2024	2023	Change	% Change
Cash, cash equivalents and restricted cash	$14,138,337	$16,497,703	$(2,359,366)	(14.3)
Marketable securities	$995,208	$4,462,942	$(3,467,734)	(77.7)
Current assets	$19,582,107	$26,646,318	$(7,064,211)	(26.5)
Current liabilities	$4,560,5601	$4,216,345	$344,215	8.2
Working capital	$15,021,548	$22,429,972	$(7,408,425)	(33.0)

The following table provide selected financial data about us as of December 31, 2023 and December 31, 2022.

	December 31,	December 31,
	2023	2022

Cash, cash equivalents and restricted cash	$16,755,233	$23,501,007
Marketable securities	$4,462,942	$2,927,518
Current assets	$26,646,318	$29,887,529
Current liabilities	$4,216,345	$3,791,063
Working capital	$22,429,972	$26,096,466

As of June 30, 2024, Twin Vee had $14,138,336 of cash, cash equivalents, and restricted cash, $995,208 of marketable securities, total current assets of $19,582,107 and total assets of $35,427,305. Twin Vee’s total liabilities were $7,814,052. Twin Vee’s total liabilities were comprised of current liabilities of $4,560,560 which included accounts payable and accrued liabilities of $3,887,425, leases liability of $666,959, contract liability of $6,175 and long-term liabilities of $3,253,493. As of December 31, 2023, we had $16,755,233 of cash, cash equivalents, and restricted cash, $4,462,942 of marketable securities, total current assets of $26,646,318 and total assets of $39,846,713. Twin Vee’s total current liabilities were $4,216,345 and total liabilities of $7,797,098 which included long-term finance and operating leases liabilities of $3,080,853.

The accumulated deficit was $18,978,912 as of June 30, 2024 compared to accumulated deficit of $14,346,984 as of December 31, 2023.

Twin Vee believes that its cash, cash equivalents, and marketable securities will provide sufficient resources to finance operations for the next 24 months from the date of the filing of the Quarterly Report on Form 10-Q for the quarter ended June 30,2024. In addition to cash, cash equivalents, and marketable securities, Twin Vee anticipates that ite will be able to rely, in part, on cash flows from operations in order to meet its liquidity and capital expenditure needs in the next year. Twin Vee expects Forza’s expenses to decrease ss it curtails its operation and the construction of its planned manufacturing facility in McDowell, North Carolina, the cost of which we expect will be paid for through the proceeds of Forza’s public offerings, provided the conditions to receipt of the grant funding are met, of which there can be no assurance.

Cash Flow

	Six Months Ended June 30,
	2024	2023	Change	% Change
Cash used in operating activities	$(2,232,013)	$(3,430,097)	$1,198,084	35%
Cash (used in) provided by investing activities	$(247,855)	$(655,669)	$(407,814)	62%
Cash (used in) provided by financing activities	$(137,029)	$6,921,886	$(7,058,915)	(102%)
Net Change in cash, cash equivalents and restricted cash	$(2,616,897)	$2,836,120	$(5,453,0167)	(192%)

 Cash Flow

	Years Ended December 31,
	2023	2022	Change	% Change
Cash used in operating activities	$(6,934,773)	$(4,146,031)	(2,788,742)	(67%)
Cash used in investing activities	$(6,629,021)	$(195,605)	6,433,416	3,289%
Cash provided by financing activities	$6,818,020	$20,867,340	(14,049,320)	(67%)
Cash, cash equivalents and restricted cash at end of year	$16,755,233	$23,501,007	(6,745,774)	(29%)

Cash Flow from Operating Activities

For the six months ended June 30, 2024, net cash flows used in operating activities was $2,232,013 compared to $3,430,097 during the six months ended June 30, 2023. This use of cash was due primarily to a $6,854,390 net loss partially offset by a $448,182 reduction in net inventory levels and depreciation and amortization of $860,239, stock-based compensation of $744,026, and an impairment of property & equipment of $1,674,000 since December 31, 2023.

For the year ended December 31, 2023, net cash flows used in operating activities was $6,934,773 compared to $4,146,031 during the year ended December 31, 2022. Twin Vee has increased inventory levels by $1,296,045, due to having three different manufactures for engines and to bringing inventory in for the Tennessee facility, and due to Twin Vee’s increased product offerings. Twin Vee’s net loss was $9,782,196, was decreased by non-cash expenses of approximately $4,062,597 primarily due to stock-based compensation of $1,902,749, depreciation of $1,353,383, change of right-of-use asset and lease liabilities of $474,630, change in inventory reserve of $419,616 and net change in fair value of marketable securities of $87,781. For the year ended December 31, 2023, Twin Vee’s accounts payable increased $333,346, due to Twin Vee’s increase in inventory, prepaid expenses and other current assets decreases by $419,195, due to not being required to prepay for incoming engines, as Twin Vee were in 2022. For the year ended December 31, 2023, Twin Vee’s operating lease liabilities decreased $479,315 and Twin Vee’s accrued liabilities decreased by $165,257. Contract liabilities increased by $38,895. Accounts receivable increased by $65,993.

Cash Flow from Investing Activities

During the six months ended June 30, 2024, cash used in investing activities was $247,855, due primarily to net sales of marketable securities partially offset by investments in property, plant and equipment. This compares to a use of cash in investing activities of $655,669 in the six months ended June 30, 2023.

During the year ended December 31, 2023, Twin Vee used $6,629,021 for investment activities, compared to $195,605 used during the year ended December 31, 2022. Twin Vee increased Twin Vee’s property and equipment by $5,162,478, Twin Vee invested in marketable securities of $1,343,702 and Twin Vee realized a gain on the sale of marketable securities, available for sale of $103,941. The majority of the property and equipment purchased were molds for Twin Vee’s boat production, for AquaSport and Twin Vee, investing and additional $3,593,709. Twin Vee further spent $1,119,758 on the land in Tennessee and in North Carolina. Twin Vee also spent approximately $714,991 on machinery and equipment.

Cash Flows from Financing Activities

For the six months ended June 30, 2024, net cash used in financing activities was approximately $137,029 compared to net cash provided by financing activities of $6,921,886 in the six months ended June 30, 2023. primarily from the issuance of Forza common stock.

For the year ended December 31, 2023, net cash provided by financing activities was approximately $6,818,020 compared to net cash provided by financing activities of $20,867,340 for the year ended December 31, 2022. The cash flow from financing activities for the year ended December 31, 2023 included proceeds of $6,996,015 and deferred offering cost of $66,463 from a follow on underwritten public offering for Forza in June 2023. Additional cash used for financing activities of $90,153 was related to equipment financing, and $21,379 was used for a Forza buy back of stock. The cash provided by financing activities for the year ended December 31,2022, included $20,867,3340 in net proceeds from the Forza offering.

CRITICAL ACCOUNTING ESTIMATES

Twin Vee believes that several accounting policies are important to understanding Twin Vee’s historical and future performance. Twin Vee refers to these policies as “critical” because these specific areas generally require us to make judgments and estimates about matters that are uncertain at the time Twin Vee makes the estimate, and different estimates—which also would have been reasonable—could have been used, which would have resulted in different financial results.

Twin Vee’s management’s discussion and analysis of financial condition and results of operations is based on Twin Vee’s condensed consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of Twin Vee’s condensed consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses and related disclosure of contingent assets and liabilities. On an ongoing basis, Twin Vee evaluate Twin Vee’s estimates based on historical experience and make various assumptions, which management believes to be reasonable under the circumstances, which form the basis for judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

The notes to Twin Vee’s condensed consolidated financial statements contained herein contain a summary of Twin Vee’s significant accounting policies. Twin Vee consider the following accounting policies critical to the understanding of the results of Twin Vee’s operations:

Revenue Recognition

Twin Vee revenue is derived primarily from the sale of boats, motors and trailers to its independent dealers. Twin Vee recognizes revenue when obligations under the terms of a contract are satisfied and control over promised goods is transferred to the dealer. For the majority of sales, this occurs when the product is released to the carrier responsible for transporting it to a dealer. Twin Vee typically receives payment within five business days of shipment. Revenue is measured as the amount of consideration it expects to receive in exchange for a product. Twin Vee offers dealer incentives that include wholesale rebates, retail rebates and promotions, floor plan reimbursement or cash discounts, and other allowances that are recorded as reductions of revenues in net sales in the statements of operations. The consideration recognized represents the amount specified in a contract with a customer, net of estimated incentives Twin Vee reasonably expects to pay. The estimated liability and reduction in revenue for dealer incentives is recorded at the time of sale. Subsequent adjustments to incentive estimates are possible because actual results may differ from these estimates if conditions dictate the need to enhance or reduce sales promotion and incentive programs or if dealer achievement or other items vary from historical trends. Accrued dealer incentives are included in accrued liabilities in the accompanying consolidated balance sheets.

Payment received for the future sale of a boat to a customer is recognized as a customer deposit. Customer deposits are recognized as revenue when control over promised goods is transferred to the customer.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States “U.S. GAAP” requires management to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results could differ from those estimates. Included in those estimates are assumptions about allowances for inventory obsolescence, useful life of fixed assets, warranty reserves and bad-debt reserves.

Inventories

Inventories are stated at the lower of cost or net realizable value using the first-in, first-out (FIFO) method. Net realizable value is defined as sales price less cost of completion, disposable and transportation and a normal profit margin. Production costs, consisting of labor and overhead, are applied to ending finished goods inventories at a rate based on estimated production capacity. Excess production costs are charged to cost of products sold. Provisions are made when necessary to reduce excess or obsolete inventories to their net realizable value.

 Impairment of Long-Lived Assets

Management assesses the recoverability of its long-lived assets when indicators of impairment are present. If such indicators are present, recoverability of these assets is determined by comparing the undiscounted net cash flows estimated to result from those assets over the remaining life to the assets’ net carrying amounts. If the estimated undiscounted net cash flows are less than the net carrying amount, the assets would be adjusted to their fair value, based on appraisal or the present value of the undiscounted net cash flows.

Product Warranty Costs

As required by FASB ASC Topic 460, Guarantees, Twin Vee is including the following disclosure applicable to Twin Vee’s product warranties.

Twin Vee accrues for warranty costs based on the expected material and labor costs to provide warranty replacement products. The methodology used in determining the liability for warranty cost is based upon historical information and experience. Twin Vee’s warranty reserve is calculated as the gross sales multiplied by the historical warranty expense return rate.

Leases

Twin Vee adopted FASB Accounting Standards Update (“ASU”) No. 2016-02, Leases (“Topic 842”), using the modified retrospective adoption method with an effective date of January 1, 2019. This standard requires all lessees to recognize a right-of-use asset and a lease liability, initially measured at the present value of the lease payments.

Under Topic 842, Twin Vee applied a dual approach to all leases whereby Twin Vee is a lessee and classify leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by us. Lease classification is evaluated at the inception of the lease agreement.

Deferred Income Taxes and Valuation Allowance

Twin Vee account for income taxes under ASC 740 “Income Taxes.” Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that Twin Vee will not realize tax assets through future operations.

OFF-BALANCE SHEET ARRANGEMENTS

Twin Vee did not have during the periods presented, and Twin Vee does not currently have, any off-balance sheet arrangements, as defined under SEC rules.

INFORMATION REGARDING FORZA

Information About Forza’s Executive Officers and Directors

Forza’s business and affairs are organized under the direction of the Forza Board of Directors, which currently consists of four members. The following table sets forth the names, ages and positions of Forza’s executive officers and directors as of the date of August [●], 2024:

Name	Age	Position
Executive Officers:
Joseph C. Visconti	59	Executive Chairman of the Board, Interim Chief Executive Officer and Chief of Product Development
Michael Dickerson	57	Interim Chief Financial Officer

Non-Employee Directors:
Marcia Kull (1)(2)(3)	66	Director
Neil Ross (1)(2)(3)(6)	62	Director
Kevin Schuyler (1)(2)(3)(4)(5)	55	Director

(1) Member of the audit committee

(2) Member of the compensation committee

(3) Member of the nominating and corporate governance and nominating committee

(4) Chair of audit committee

(5) Chair of compensation committee

(6) Chair of nominating and corporate governance and nominating committee

Executive Officers

Joseph Visconti, Executive Chairman of the Board, Interim Chief Executive Officer and Chief of Product Development

Mr. Visconti has been Forza’s Executive Chairman of the Board and Chief of Product Development since July 22, 2022. Mr. Visconti was appointed Interim Chief Executive Officer, on March 12, 2024. From Forza’s inception (October 15, 2021) until July 22, 2022, Mr. Visconti served as Forza’s Chairman of the Board and the Chief Executive Officer. He also serves as the Chief Executive Officert and Director of Twin Vee PowerCats Co., Forza’s conmajmtrolling owner, since 2015, which is listed on the Nasdaq Capital Market. He is also the Chairman of the Board and Chief Executive Officer of, Twin Vee PowerCats, Inc., the parent company of Twin Vee PowerCats Co. With over 25 years of executive level operational and financial experience, Mr. Visconti was the founder, CEO and President of two previous companies, the first company was a regional Investment Bank that he built to over 400 employees and sold in 2000. The second company was ValueRich, a financial media company that was taken public on the American Stock Exchange in 2007. ValueRich transitioned from media related business to Twin Vee PowerCats, Inc. in 2015. Mr. Visconti has experience building teams of professionals with a focus on product development and bringing those products to market. Mr. Visconti received his Associate’s degree from Lynn University in 1984. Forza believes that Mr. Visconti’s operational and financial experience makes him well qualified to serve on Forza’s board of directors as Forza’s Executive Chairman of the Board.

Mr. Visconti currently devotes approximately 20% of his working time to Forza’s affairs.

Michael Dickerson, Interim Chief Financial & Administrative Officer

Mr. Dickerson has been Forza’s Chief Financial & Administrative Officer since April 9, 2024. Mr. Dickerson has 35 years of corporate experience in senior and executive level finance and operational roles, including finance & accounting, treasury, investor relations & corporate communications, risk management and other related roles. In February 2024, he served in a consulting capacity at Savannah River Logistics as their Executive Vice President, Chief Financial & Administrative Officer, and Treasurer. From August 2022 until November 2023, he served as Vice President, Investor Relations & Risk Management, at Dorman Products, Inc. (Nasdaq: DORM). From August 2018 to March 2022, he served as Vice President, Corporate Communications & Investor Relations, at Aaron’s Inc. (NYSE: AAN). Mr. Dickerson holds a Bachelor of Science in Business Administration in Accounting from the University of Dayton in Dayton, Ohio. Additionally, he is a member of the American Institute of Certified Public Accounts (AICPA), a member of the Ohio Society of Certified Public Accountants (OSCPA), and a Senior Roundtable Member of the National Investor Relations Institute (NIRI).

Daniel Norton, President

Mr. Norton was appointed President on March 12, 2024, upon the resignation of James Leffew, Chief Executive Officer and President. Mr. Norton has spent over 22 years working in the technical design engineering arena for companies including Caterpillar Inc., Gerber Technology, and ATI Industrial Automation, in various project management and engineering development positions. He currently holds over 20 patents related to innovative electromechanical solutions to automation, boat docking, and work piece clamping. He is also the inventor of the NLS (Nautical Landing System) technology and has been developing the Smartlander positive restraint system for use in heavy duty marine applications. Mr. Norton received his Bachelor of Science degree in Mechanical Engineering in 1998, from Northeastern University. and is a member of the American Society of Mechanical Engineers. He received his Certified Scrum Product Owner certification in 2019.

Independent Directors

Kevin Schuyler, CFA, Director

Kevin Schuyler has been a member of Forza’s Board of Directors since December 2021 and a member of the Board of Directors of Twin Vee PowerCats Co., Forza’s controlling shareholder, since July 2022. Mr. Schuyler is the Vice Chairman of the board of directors and Lead Independent Director of Adial Pharmaceuticals, Inc. where he has served as a director since April 2016. He currently also serves as a senior managing director at CornerStone Partners, a full-service institutional CIO and investment office located in Charlottesville, VA, with approximately $12 billion under management. Prior to joining CornerStone Partners in 2006, he held various positions with McKinsey & Company, Louis Dreyfus Corporation and The Nature Conservancy. Mr. Schuyler serves on various boards and committees of Sentara Martha Jefferson Hospital. He is a member of the investment committee of the Margaret A. Cargill Philanthropies. Mr. Schuyler graduated with honors from Harvard College and received his MBA from The Darden Graduate School of Business at the University of Virginia. He is a member of the Chartered Financial Analyst Society of Washington, DC. Forza selected Mr. Schuyler to serve on Forza’s board of directors because he brings extensive knowledge of the financial markets. Mr. Schuyler’s business background provides him with a broad understanding of the financial markets and the financing opportunities available to Forza.

Neil Ross, Director

Mr. Ross has been a member of Forza’s Board of Directors since December 2021 and a member of the Board of Directors of Twin Vee PowerCats Co., Forza’s controlling shareholder, since April 2021. He has over 30 years of experience in launching products and companies and promoting and growing brands. He has served as the Chief Executive Officer of James Ross Advertising since founding it in February 2003. Most notably, Neil has extensive marine experience partnering with brands like Galati Yachts Sales, Jefferson Beach Yacht Sales, Allied Marine, Bertram Yachts, Twin Vee, Jupiter Marine and Sealine to name a few. Mr. Ross received his Bachelor’s degree from Florida State University. Forza believes Mr. Ross’ experience in the yacht and boating industry as well as his expertise in brand awareness and growth makes him well qualified to be a director of Forza.

Marcia Kull, Director

Ms. Kull has been a member of Forza’s Board of Directors since July 2022. Since November 2017, Ms. Kull has served as President of SheGoes, Inc., where she provides consulting services that guide manufacturers’ strategic efforts to prepare regulators and distribution chains to accept and advocate for new technologies. From April 2017 through October 2017, she served as President of Torqeedo, Inc., a pioneer in the field of water-based electromobility, where she guided the global sales team to exceed revenue target, resulting in a successful acquisition. From April 2005 through March 2017, Ms. Kull worked at Volvo Penta where she served as Vice President-Marine Sales (from November 2011 through March 2017) where she led a diverse sales team offering products in both leisure (gasoline stern drive, diesel inboard, stern drive, jet and Volvo Penta IPS) and commercial marine segments throughout the United States, Canada,

Mexico, the Caribbean and Central America. Ms. Kull also practiced as a trial attorney for over 11 years where she specialized in defending manufacturers in complex products liability, warranty and other business litigation. Ms. Kull received her Bachelor’s degree from the University of Iowa and her JD from the University of Iowa College of Law. Forza believe Ms. Kull’s business experience, particularly in the boating industry as well as her legal expertise makes her well qualified to be a director of Forza.

Family Relationships

No family relationships exist between any director, executive officer or person nominated or chosen to be a director or officer.

INFORMATION REGARDING THE FORZA BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Below is information regarding certain characteristics of the Forza Board of Directors, utilizing the template included in the related Nasdaq rules.

Board Diversity Matrix (as of July 1, 2024)

Total Number of Directors	4
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	1	3	0	0
Part II: Demographic Background
African American or Black
Alaskan Native or Native American
Asian
Hispanic or Latinx
Native Hawaiian or Pacific Islander
White	1	3
Two or More Races or Ethnicities
LGBTQ+	--
Did Not Disclose Demographic Background	--

Forza Board of Directors Composition

The Forza Board of Directors currently consists of four members. Each of Forza’s current directors will continue to serve as a director until the election and qualification of his or her successor, or until his or her earlier death, resignation or removal.

Forza’s Amended and Restated Certificate of Incorporation provides that Forza’s board of directors is divided into three classes with staggered three-year terms. Only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective three-year terms. Forza’s current directors are divided among the three classes as follows:

●	the Class I director is Kevin Schuyler, and his terms will expire at the annual meeting of stockholders to be held in 2026;

●	the Class II director is Marcia Kull, and her term will expire at the annual meeting of stockholders to be held in 2027, assuming she is re-elected at the Forza Annual Meeting; and

●	the Class III directors are Neil Ross and Joseph Visconti, and their terms will expire at the annual meeting of stockholders to be held in 2025.

At each annual meeting of stockholders, upon the expiration of the term of a class of directors, the successor to each such director in the class will be elected to serve from the time of election and qualification until the third annual meeting following his or her election and until his or her successor is duly elected and qualified, in accordance with Forza’s Amended and Restated Certificate of Incorporation. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of Forza’s directors.

This classification of the Forza Board of Directors may have the effect of delaying or preventing changes in control of Forza’s company.

In addition, under the terms of Forza’s Amended and Restated Certificate of Incorporation and Forza’s Amended and Restated Bylaws, members of the Forza Board of Directors may only be removed for cause. This may also have the effect of delaying or preventing changes in control of Forza’s company.

If the Merger is effected, the directors of Forza will each resign as directors.

Director Independence

Forza Common Stock has traded The Nasdaq Capital Market, or Nasdaq, under the symbol “FRZA” since August 12, 2022. Under the rules of Nasdaq, independent directors must comprise a majority of a listed company’s board of directors within one year of the completion of its initial public offering. In addition, the rules of Nasdaq require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Audit committee members and compensation committee members must also satisfy the independence criteria set forth in Rule 10A-3 and Rule 10C-1, respectively, under the Exchange Act. Under the rules of Nasdaq, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

To be considered to be independent for purposes of Rule 10A-3 and under the rules of Nasdaq, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board of directors committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

To be considered independent for purposes of Rule 10C-1 and under the rules of Nasdaq, the board of directors must affirmatively determine that each member of the compensation committee is independent, including a consideration of all factors specifically relevant to determining whether the director has a relationship to the company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: (i) the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by the company to such director; and (ii) whether such director is affiliated with the company, a subsidiary of the company or an affiliate of a subsidiary of the company.

Forza’s Board of Directors undertook a review of its composition, the composition of its committees and the independence of Forza’s directors and considered whether any director has a material relationship with Forza that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each non-employee director concerning his or her background, employment and affiliations, including family relationships, Forza’s board of directors has determined that none of Messrs. Ross and Schuyler and Ms. Kull have relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the rules of Nasdaq and Rule 10A-3 and Rule 10C-1under the Exchange Act.

In making these determinations, Forza’s board of directors considered the current and prior relationships that each non-employee director has with Forza’s company and all other facts and circumstances Forza’s Board of Directors deemed relevant in determining their independence, including the beneficial ownership of Forza’s capital stock by each non-employee director, and the transactions involving them described in the section titled “Certain Relationships and Related Transactions.”

Forza Board of Directors Leadership Structure

To assure effective independent oversight, the Forza Board of Directors has adopted a number of governance practices, including:

●       executive sessions of the independent directors after certain board meetings, as required by Nasdaq; and

●       annual performance evaluations of the Chief Executive Officer by the independent directors, led by the Compensation Committee.

The Forza Board of Directors does not have a policy that requires the separation of the roles of Chief Executive Officer and Chairman of the Board. The Forza Board of Directors annually reviews its leadership structure to assess what best serves the interests of Forza and its shareholders at a given time. Joseph Visconti currently serves as Forza’s Executive Chairman and as Forza’s Interim Chief Executive Officer, with Daniel Norton serving as its President. Previously, the positions of Chief Executive Officer and Executive Chairman were held by different persons, with Jim Leffew holding the position of Chief Executive Officer until his resignation on March 6, 2024. The Forza Board of Directors does not have a lead independent director. The Forza Board of Directors determined that the creation of a separate Executive Chairman role, distinct from the role of President, enables Mr. Visconti to continue to work with Forza’s President, Mr. Norton, and Forza’s senior management, to help shape and execute Forza’s strategy and direction, as well as other key business initiatives, subject in all cases to the direction of the Forza Board of Directors. The Forza Board of Directors has determined its leadership structure is appropriate and effective given its stage of development.

INFORMATION REGARDING COMMITTEES OF THE FORZA BOARD OF DIRECTORS

The Forza Board of Directors has the authority to appoint committees to perform certain management and administration functions. As disclosed above, the Forza Board of Directors has established an Audit Committee (the “Forza Audit Committee”), a Compensation Committee (the “Forza Compensation Committee”) and Nominating and Corporate Governance Committee (the “Forza Nominating and Corporate Governance Committee”), each of which have the composition and the responsibilities described below. In addition, on January 17, 2024, the Forza Board of Directors established a Special Committee in connection with discussing terms of a merger agreement with Twin Vee, Marcia Kull, the only Forza director that does not also serve on the Twin Vee Board of Directors was appointed by Forza’s Board of Directors as the sole member of the Forza Special Committee. The Forza Board of Directors may establish other committees to facilitate the management of Forza’s business. The composition and functions of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by the Forza Board of Directors.

All of the committees comply with all applicable requirements of the Sarbanes-Oxley Act of 2002, Nasdaq, and SEC, rules and regulations as further described below. The charters for each of these committees are available on Forza’s website at www.forzax1.com. Information contained on or accessible through Forza’s website is not a part of this Joint Proxy Statement/Prospectus and the inclusion of such website address herein is an inactive textual reference only.

The following table shows the directors who are currently members or Chairman of each of the Forza Audit Committee, Forza Compensation Committee and Forza Nominating and Corporate Governance Committee.

Board Members	Forza Audit Committee	Forza Compensation Committee	Forza Nominating and Corporate Governance Committee
Marcia Kull	Member	Member	Member
Neil Ross	Member	Member	Chairman
Kevin Schuyler	Chairman	Chairman	Member

 Forza Audit Committee

The members of the Forza Audit Committee consist of Marcia Kull, Neil Ross and Kevin Schuyler. Mr. Schuyler serves as the chair of the Forza Audit Committee. All of the members of the Forza Audit Committee are independent, as that term is defined under the rules of Nasdaq. The primary purpose of the Forza Audit Committee is to oversee the quality and integrity of Forza’s accounting and financial reporting processes and the audit of Forza’s financial statements. Specifically, the Forza Audit Committee will:

●	select and hire the independent registered public accounting firm to audit Forza’s financial statements;

●	help to ensure the independence and performance of the independent registered public accounting firm;

●	approve audit and non-audit services and fees;

●	review financial statements and discuss with management and the independent registered public accounting firm Forza’s annual audited and quarterly financial statements, the results of the independent audit and the quarterly reviews and the reports and certifications regarding internal controls over financial reporting and disclosure controls;

●	prepare the audit committee report that the SEC requires to be included in Forza’s annual proxy statement;

●	review reports and communications from the independent registered public accounting firm;

●	review the adequacy and effectiveness of Forza’s internal controls and disclosure controls and procedure;

●	review Forza’s policies on risk assessment and risk management;

●	review related party transactions; and

●	establish and oversee procedures for the receipt, retention and treatment of accounting related complaints and the confidential submission by Forza’s employees of concerns regarding questionable accounting or auditing matters.

The Forza Audit Committee operates under a written charter that satisfies the applicable rules of the SEC and the listing standards of Nasdaq, a copy of which is available on Forza’s website at www.forzax1.com. The Forza Board of Directors has determined that Mr. Schuyler is an audit committee financial expert, as such term is used in Section 407 of Regulation S-K.

Compensation Committee

The Forza Compensation Committee consists of Kevin Schuyler, Neil Ross and Marcia Kull. Mr. Schuyler serves as the chair of the Forza Compensation Committee. All of the members of the Forza Compensation Committee are independent, as that term is defined under the rules of Nasdaq. The Forza Compensation Committee oversees Forza’s compensation policies, plans and benefits programs. The Forza Compensation Committee also:

●	oversees Forza’s overall compensation philosophy and compensation policies, plans and benefit programs;

●	reviews and recommends to the Forza Board of Directors for approval compensation for Forza’s executive officers and directors;

●	prepares the compensation committee report that the SEC would require to be included in Forza’s annual proxy statement if Forza were no longer deemed to be an emerging growth company or a smaller reporting company; and

●	administers Forza’s equity compensation plans.

The Forza Compensation Committee operates under a written charter that satisfies the applicable rules of the SEC and the listing standards of Nasdaq, a copy of which is available on Forza’s website at www.forzax1.com.

Forza Nominating and Corporate Governance Committee

The members of the Forza Nominating and Corporate Governance Committee consist of Neil Ross, Marcia Kull and Kevin Schuyler. Neil Ross serves as the chair of the Forza Nominating and Corporate Governance Committee. Each is independent, as that term is defined under the rules of Nasdaq. The Forza Nominating and Corporate Governance Committee oversees and assists the Forza Board of Directors in reviewing and recommending nominees for election as directors. Specifically, the Forza Nominating and Corporate Governance Committee:

●	identifies, evaluates and makes recommendations to the Forza Board of Directors regarding nominees for election to the Forza Board of Directors;

●	considers and make recommendations to the Forza Board of Directors regarding the composition of the Forza Board of Directors and its committees;

●	reviews developments in Forza’s corporate governance practices;

●	evaluates the adequacy of Forza’s corporate governance practices and reporting; and

●	evaluates the performance of the Forza Board of Directors and of individual directors.

Candidates for director to the Forza Board of Directors should have certain minimum qualifications, including the ability to understand basic financial statements, being over 21 years of age, having relevant business experience (taking into account the business experience of the other directors), and having high moral character. The Forza Nominating and Corporate Governance Committee retains the right to modify these minimum qualifications from time to time.

In evaluating an incumbent director whose term of office is set to expire, the Forza Nominating and Corporate Governance Committee reviews such director’s overall service to Forza during such director’s term, including the number of meetings attended, level of participation, quality of performance, and any transactions with Forza engaged in by such director during his or her term.

When selecting a new director nominee, the Forza Nominating and Corporate Governance Committee first determines whether the nominee must be independent for Nasdaq purposes or whether the candidate must qualify as an “audit committee financial expert.” The Forza Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm to assist in the identification of qualified director candidates. The Forza Nominating and Corporate Governance Committee also will consider nominees recommended by Forza’s stockholders.

The Forza Nominating and Corporate Governance Committee does not distinguish between nominees recommended by Forza’s stockholders and those recommended by other parties. In considering any person recommended by one of Forza’s stockholders, the Forza Nominating and Corporate Governance Committee will look for the same qualifications that it looks for in any other person that it is considering for a position on the Forza Board of Directors. The Forza Nominating and Corporate Governance Committee evaluates the suitability of potential nominees, taking into account the current board composition, including expertise, diversity and the balance of inside and independent directors. The Forza Nominating and Corporate Governance Committee does not have a set policy or process for considering diversity in identifying nominees, but endeavors to establish a diversity of background and experience in a number of areas of core competency, including business judgment, management, accounting, finance, knowledge of Forza’s industry, strategic vision, research and development and other areas relevant to its business.

The Forza Nominating and Corporate Governance Committee operates under a written charter that satisfies the applicable rules of the SEC and the listing standards of Nasdaq, a copy of which is available on Forza’s website at www.forzax1.com.

Risk Oversight

In its governance role, and particularly in exercising its duty of care and diligence, the Forza Board of Directors is responsible for ensuring that appropriate risk management policies and procedures are in place to protect Forza’s assets and business. The Forza Board of Directors has broad and ultimate oversight responsibility for Forza’s risk management processes and programs and executive management is responsible for the day-to-day evaluation and management of risks to Forza.

Forza Code of Conduct and Ethics

Forza has adopted a written code of conduct and ethics (the “Forza Code of Conduct”) that applies to Forza’s directors, officers and employees, including Forza’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The Forza Code of Conduct is available on Forza’s website at www.forzax1.com. Forza intends to disclose future amendments to such code, or any waivers of its requirements, applicable to any principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions or Forza’s directors on Forza’s website identified above. The inclusion of Forza’s website address in this Joint Proxy Statement/Prospectus does not include or incorporate by reference the information on Forza’s website herein. Forza will provide any person, without charge, upon request, a copy of the Forza Code of Conduct. Such requests should be made in writing to the attention of Glenn Sonoda, Secretary, Forza X1, Inc., 3101 US-1 Fort Pierce, Florida 34982.

Limitation of Liability and Indemnification

Forza’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that Forza will indemnify Forza’s directors and officers, and may indemnify Forza’s employees and other agents, to the fullest extent permitted by Delaware law. Delaware law prohibits Forza’s Amended and Restated Certificate of Incorporation from limiting the liability of Forza’s directors for the following:

●	any breach of the director’s duty of loyalty to Forza or to Forza’s stockholders;

●	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

●	unlawful payment of dividends or unlawful stock repurchases or redemptions; and

●	any transaction from which the director derived an improper personal benefit.

If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of Forza’s directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. Forza’s Amended and Restated Certificate of Incorporation does not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, remain available under Delaware law. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Under Forza’s Amended and Restated Bylaws, Forza is also empowered to purchase insurance on behalf of any person whom Forza is required or permitted to indemnify.

In the case of an action or proceeding by or in the right of Forza’s company or any of Forza’s subsidiaries, no indemnification will be provided for any claim where a court determines that the indemnified party is prohibited from receiving indemnification. Forza believes that these charter and bylaw provisions are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability and indemnification provisions in Forza’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit Forza and Forza’s stockholders. Moreover, a stockholder’s investment may be harmed to the extent Forza pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Forza’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, Forza has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. There is no pending litigation or proceeding naming any of Forza’s directors or officers as to which indemnification is being sought, nor is Forza aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

In addition to the indemnification that will be provided for in Forza’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, the employment agreements with certain of Forza’s executive officers include indemnification provisions providing for rights of indemnification.

FORZA EXECUTIVE COMPENSATION

Forza’s named executive officers for the year ended December 31, 2023, which consisted of Forza’s principal executive officer and the next most highly compensated executive officers, were:

●	Joseph C. Visconti, Interim Chief Executive Officer, Executive Chairman and Chief of Product Development

●	Jim Leffew, Former President and Former Chief Executive Officer

●	Carrie Gunnerson, Former Interim Chief Financial Officer

Forza Summary Compensation Table

The following table sets forth information regarding the compensation that was paid to Forza’s named executive officers during the years ended December 31, 2023 and December 31, 2022.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards (1)	All Other Compensation ($)	Total ($)
Joseph C. Visconti (2)	2023	75,000	—	80,016	—	155,016
Interim Chief Executive Officer, Executive Chairman and Chief of Product Development	2022	27,115	—	1,742,757	—	1,769,872

Jim Leffew (3) (4)	2023	250,000	—	80,016	13,065	343,081
Former President and Former Chief Executive Officer	2022	225,961	10,000	1,742,757	9,354	1,988,072

Carrie Gunnerson (5)	2023	—	—	13,892	—	13,892
Former Interim Chief Financial Officer	2022	—	—	107,516	—	107,516

(1)	The amounts in the “Option Awards” column reflect the dollar amounts of the grant date fair value for the financial statement reporting purposes for stock options for the fiscal year ended December 31, 2023 in accordance with ASC 718. The fair value of the options was determined using the Black-Scholes model. For a discussion of the assumptions used in computing this valuation, see Note 12 of the Notes to Financial Statements in the Forza 2023 Annual Report.

(2)	Mr. Visconti was appointed Forza’s Executive Chairman and Chief of Product Development in July 2022. In March 2024, Mr. Visconti was appointed as Forza’s Interim Chief Executive Officer upon the resignation of Mr. Leffew.

(3)	Mr. Leffew was appointed Forza’s Chief Executive Officer in July 2022. On March 6, 2024, Mr. Leffew notified Forza of his decision to resign from his position as Chief Executive Officer.

(4)	Consists of $13,065 and $9,354 of health insurance expenses paid in 2023 and 2022.

(5)	During the year ended December 31, 2023 and 2022, Forza did not pay any cash compensation for services rendered by Mrs. Gunnerson, however Mrs. Gunnerson did receive compensation from Twin Vee for services performed for Forza and for Twin Vee and an option grant. Mrs. Gunnerson served as Forza’s Chief Financial Officer until the appointment of Ms. Camacho in August 2022 and was appointed as Forza’s Interim Chief Financial Officer on February 6, 2023, upon the resignation of Ms. Camacho. On March 4, 2024, Mrs. Gunnerson notified Forza of her decision to resign, effective May 31, 2024, from her position as Interim Chief Financial Officer of Forza.

Forza Outstanding Equity Awards at Fiscal Year-End (December 31, 2023)

The following table provides information about the number of outstanding equity awards held by each of Forza’s named executive officers as of December 31, 2023:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (Exercisable)	Number of Securities Underlying Unexercised Options (Unexercisable)		Option Exercise Price	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested

Joseph C. Visconti	6,453	137,547	(4)	0.70	10/03/2033	—	—
Interim Chief Executive Officer, Executive Chairman and Chief of Product Development	188,889	211,111	(2)	5.00	8/10/2032	—	—
	33,333	66,667	(3)	1.33	12/14/2032

Jim Leffew	6,453	137,547	(4)	0.70	10/03/2033	—	—
Former President and Former Chief Executive Officer	188,889	211,111	(2)	5.00	8/10/2032
	33,333	66,667	(3)	1.33	12/14/2032

Carrie Gunnerson	1,389	23,611	(4)	0.70	10/03/2033	—	—
Former Interim Chief Financial Officer	33,333	66,667	(3)	1.33	12/14/2032

(1)	Mrs. Gunnerson served as Forza’s Chief Financial Officer until the appointment of Ms. Camacho in August 2022 and was appointed as Forza’s Interim Chief Financial Officer on February 6, 2023 upon the resignation of Ms. Camacho.

(2)	On August 11, 2022, options were granted, under the Forza 2022 Plan, vesting monthly over 3 years. Mr. Leffew resigned as Chief Executive Officer on March 6, 2024.

(3)	On December 15, 2022, options were granted, under the Forza 2022 Plan, vesting monthly over 3 years.

(4)	On October 4, 2023, options were granted, under the Forza 2022 Plan, vesting monthly over 3 years.

(5)	On March 4, 2024, Mrs. Gunnerson provided notice of her resignation as Interim Chief Financial Officer, effective May 31, 2024.

Employment Arrangements with Forza’s Named Executive Officers

Joseph Visconti

Upon the completion of the Forza IPO, Forza entered into a five-year employment agreement with Mr. Visconti (the “Visconti Forza Employment Agreement”). Under the Visconti Forza Employment Agreement, Mr. Visconti serves as Forza’s Executive Chairman and Chief of Product Development. In March 2024, Mr. Visconti began serving as the Interim Chief Executive Officer of Forza. He receives an annual base salary of $75,000 and is eligible to receive an annual performance cash bonus with a target amount equal to 100% of his annual base salary, based upon achievement of performance goals established by the compensation committee of the Forza Board of Directors. In addition, Mr. Visconti was granted a stock option to purchase 400,000 shares of Forza Common Stock under the Forza 2022 Plan, which will vest monthly over a three-year period subject to continued employment through each vesting date.

The Visconti Forza Employment Agreement provides that Mr. Visconti is eligible to participate in all benefit and fringe benefit plans generally made available to Forza’s other executive officers.

The Visconti Forza Employment Agreement provides that it shall continue until terminated (i) by mutual agreement; (ii) due to death or disability of Mr. Visconti; (iii) by Mr. Visconti without good reason upon 90 days written notice to Forza; (iv) by Forza for cause (as defined in the Visconti Forza Employment Agreement); (v) by Forza without cause; or (vi) by Mr. Visconti for good reason (as defined in the Visconti Forza Employment Agreement).

Pursuant to the Visconti Forza Employment Agreement, Mr. Visconti is subject to a one-year post-termination non-compete and non-solicit of employees and clients. He is also bound by confidentiality provisions.

In the event of a termination by Forza without cause or a termination by Mr. Visconti for good reason other than in connection with a change in control, Mr. Visconti will receive: an aggregate of twelve months of salary continuation at his then-current base annual salary, paid out in equal installments over a 6 month period; payment of any amount of annual bonus accrued for the year prior to the date of termination; payment of the bonus Mr. Visconti would have received based on the attainment of performance goals had he remained employed through the end of the year of termination, pro-rated based on the number of days in the termination year that Mr. Visconti was employed by Forza (paid when Forza’s other senior executives receive payment of their annual bonuses); reimbursement of COBRA premiums for up to twelve months; and full vesting for any outstanding, unvested equity awards granted under the Forza 2022 Plan. Mr. Visconti’s outstanding vested stock options in Forza will generally remain exercisable no longer than six months following such a termination.

In the event of a termination by Forza without cause or a resignation by Mr. Visconti for good reason within twelve months following a change in control, Mr. Visconti will receive an aggregate of 18 months of salary continuation at his then-current base annual salary, paid out in equal installments over a twelve month period; payment of any amount of annual bonus accrued for the year prior to the year of termination; payment of a pro-rated target annual bonus for the year of termination based on the number of days in the termination year that Mr. Visconti was employed by Forza; payment of one time his then-current target annual bonus; reimbursement of COBRA premiums for up to 18 months; and full vesting for any outstanding, unvested equity awards granted under the Forza 2022 Plan. Mr. Visconti’s outstanding vested stock options will generally remain exercisable no longer than six months following such a termination.

The receipt of any termination benefits described above is subject to Mr. Visconti’s execution of a release of claims in favor of Forza, a form of which is attached as an exhibit to the Visconti Forza Employment Agreement.

In the event of Mr. Visconti’s termination due to death or disability, Mr. Visconti will receive full vesting for any outstanding, unvested equity awards granted under the Forza 2022 Plan. Mr. Visconti’s outstanding vested stock options will generally remain exercisable no longer than six months following such a termination.

Jim Leffew

Employment Agreement with Former Chief Executive Officer

Forza had entered into a three-year employment agreement with Mr. Leffew (the “Leffew Employment Agreement”) effective as of December 15, 2021 (the “Effective Date”) as amended on July 22, 2022. Under the Leffew Employment Agreement, as amended Mr. Leffew serves as Forza’s President and Chief Executive Officer. He receives an annual base salary of $125,000 and is eligible to receive an annual performance cash bonus with a target amount equal to 100% of his annual base salary, based upon achievement of performance goals established by the compensation committee of the board of directors. In addition, upon the completion of the IPO, Mr. Leffew’s annual base salary was increased to $250,000 and he will be granted a stock option to purchase 400,000 shares of Forza Common Stock under Forza’s proposed 2022 Stock Option Plan, which will vest pro rata on a monthly basis over a three-year period subject to continued employment through each vesting date.

The Leffew Employment Agreement provides that Mr. Leffew will be eligible to participate in all benefit and fringe benefit plans generally made available to Forza’s other executive officers. In addition, he is entitled to four weeks of paid vacation per year.

The Leffew Employment Agreement provides that it shall continue until terminated (i) by mutual agreement; (ii) due to death or disability of Mr. Leffew; (iii) by Mr. Leffew without good reason upon 90 days written notice to Forza; (iv) by Forza for cause (as defined in the Leffew Employment Agreement); (v) by Forza without cause; or (vi) by Mr. Leffew for good reason (as defined in the Leffew Employment Agreement).

Pursuant to the Leffew Employment Agreement, Mr. Leffew is subject to a one-year post-termination non-compete and non-solicit of employees and clients. He is also bound by confidentiality provisions.

In the event of a termination by Forza without cause or a termination by Mr. Leffew for good reason during the first six months following the Effective Date, he will receive a severance payment equal to his monthly base salary as is in effect on the termination date multiplied by three (less applicable tax withholdings), such amounts to be paid out monthly in substantially equal installments over the three month period following such termination in accordance with Forza’s normal payroll policies. If Mr. Leffew’s employment is terminated by Forza without cause or if he resigns for Good Reason after the first six months following the Effective Date, he will receive a severance payment equal to his monthly base salary as is in effect on the termination date multiplied by six (less applicable tax withholdings), such amounts to be paid out monthly in substantially equal installments over the six month period following such termination in accordance with Forza’s normal payroll policies.

The receipt of any termination benefits described above is subject to Mr. Leffew’s execution of a release of claims in favor of Forza, a form of which is attached as an exhibit to the Leffew Employment Agreement.

In the event of Mr. Leffew’s termination due to death or disability, Mr. Leffew will receive full vesting for any outstanding, unvested equity awards granted under the Forza 2022 Plan. Mr. Leffew’s outstanding vested stock options will generally remain exercisable no longer than six months following such a termination.

Mr. Leffew resigned as Forza’s Chief Executive Officer in March 2024.

Carrie Gunnerson

Employment Agreement with Twin Vee

Twin Vee entered into a five-year employment agreement with Ms. Gunnerson (the “Gunnerson Employment Agreement”) effective in October 2021. Under the Gunnerson Employment Agreement, Ms. Gunnerson serves as Twin Vee’s Chief Financial Officer. She receives an annual base salary of $175,000 and is eligible to receive an annual performance cash bonus with a target amount equal to 30% of her annual base salary, based upon achievement of performance goals established by the compensation committee of Twin Vee’s board of directors. Ms. Gunnerson also received a stock option to purchase 136,000 shares of Twin Vee Common Stock under the Twin Vee 2021 Plan, vesting monthly over a five-year period subject to continued employment through each vesting date. Ms. Gunnerson also received a stock option to purchase 100,000 shares of Forza Common Stock for her provision of consulting services to Forza.

The Gunnerson Employment Agreement provides that Ms. Gunnerson would be eligible to participate in all benefit and fringe benefit plans generally made available to Twin Vee’s other executive officers. In addition, she is entitled to four weeks of paid vacation per year.

The Gunnerson Employment Agreement provides that it shall continue until terminated (i) by mutual agreement; (ii) due to death or disability of Ms. Gunnerson; (iii) by Ms. Gunnerson without good reason upon 90 days written notice to Twin Vee; (iv) by Twin Vee for cause (as defined in the Gunnerson Employment Agreement); (v) by Twin Vee without cause; or (vi) by Ms. Gunnerson for good reason (as defined in the Gunnerson Employment Agreement).

Pursuant to the Gunnerson Employment Agreement, Ms. Gunnerson is subject to a one-year post-termination non-compete and non-solicit of employees and clients. She is also bound by confidentiality provisions.

In the event of a termination by Twin Vee without cause or a termination by Ms. Gunnerson for good reason during the first six (6) months following the effective date of the Gunnerson Employment Agreement, Ms. Gunnerson will receive an aggregate of three months of salary continuation at her then-current base annual salary, paid out in equal installments over a three-month period. In the event of a termination by Twin Vee without cause or a termination by Ms. Gunnerson for good reason after the first six (6) months following the effective date of the Gunnerson Employment Agreement, Ms. Gunnerson will receive an aggregate of six months of salary continuation at her then-current base annual salary, paid out in equal installments over a six-month period. Ms. Gunnerson’s outstanding vested stock options will generally remain exercisable no longer than six months following such a termination.

The receipt of any termination benefits described above is subject to Ms. Gunnerson’s execution of a release of claims in favor of Forza, a form of which is attached as an exhibit to the Gunnerson Employment Agreement.

In the event of Ms. Gunnerson’s termination due to death or disability, Ms. Gunnerson will receive full vesting or any outstanding, unvested equity awards granted under the Twin Vee 2021 Plan. Ms. Gunnerson’s outstanding vested stock options will generally remain exercisable no longer than six months following such a termination.

Employment Agreements with Forza’s Current Executive Officers

Michael Dickerson, Interim Chief Financial Officer

Mr. Dickerson has been Forza’s Chief Financial & Administrative Officer since April 4, 2024.

Mr. Dickerson does not have an employment agreement with Forza. See “Twin Vee Executive Compensation-Employment Agreements” for a description of Mr. Dickerson’s employment agreement with Twin Vee.

Employee Benefit and Stock Plans

Simple IRA Plan

Forza maintains a Simple IRA retirement savings plan for the benefit of Forza’s employees, including Forza’s named executive officers, who satisfy certain eligibility requirements. Under the Simple IRA, eligible employees may elect to defer a portion of their compensation, within the limits prescribed by the Code, on a pre-tax basis through contributions to the Simple IRA plan. The Simple IRA plan authorizes employer safe harbor matching contributions equal to 3% of covered compensation for eligible employees. The Simple IRA plan is intended to qualify under Sections 401(a) and 501(a) of the Code. As a tax-qualified retirement program, contributions to the Simple IRA plan and earnings on those contributions are not taxable to the employees until distributed from the Simple IRA plan.

2022 Stock Incentive Plan

Forza adopted the Forza X1 2022 Stock Incentive Plan, or the Forza 2022 Plan. The principal provisions of the Forza 2022 Plan are summarized below.

Administration

The Forza 2022 Plan vests broad powers in a committee to administer and interpret the Forza 2022 Plan. The Forza Board of Directors has initially designated the compensation committee to administer the Forza 2022 Plan. Except when limited by the terms of the Forza 2022 Plan, the compensation committee has the authority to, among other things: select the persons to be granted awards; determine the type, size and term of awards; establish performance objectives and conditions for earning awards; determine whether such performance objectives and conditions have been met; and accelerate the vesting or exercisability of an award. In its discretion, the compensation committee may delegate all or part of its authority and duties with respect to granting awards to one or more of Forza’s officers, subject to certain limitations and provided applicable law so permits.

The Forza Board of Directors may amend, alter or discontinue the Forza 2022 Plan and the compensation committee may amend any outstanding award at any time; provided, however, that no such amendment or termination may adversely affect awards then outstanding without the holder’s permission. In addition, any amendments seeking to increase the total number of shares reserved for issuance under the Forza 2022 Plan or modifying the classes of participants eligible to receive awards under the Forza 2022 Plan will require ratification by Forza’s stockholders in accordance with applicable law. Additionally, as described more fully below, neither the compensation committee nor the board of directors is permitted to reprice outstanding options or stock appreciation rights without shareholder consent.

Eligibility

Any of Forza’s employees, directors, consultants, and other service providers, or those of Forza’s affiliates, are eligible to participate in the Forza 2022 Plan and may be selected by the compensation committee to receive an award.

Vesting

The compensation committee determines the vesting conditions for awards. These conditions may include the continued employment or service of the participant, the attainment of specific individual or corporate performance goals, or other factors as determined in the compensation committee’s discretion (collectively, “Vesting Conditions”).

Shares of Stock Available for Issuance

Subject to certain adjustments, the maximum number of shares of Common Stock that may be issued under the Forza 2022 Plan in connection with awards is 1,970,250 shares, which takes into account awards made available on January 1, 2024 due to the evergreen provision in the Forza 2022 Plan. In addition, the maximum number of shares of Common Stock that may be issued under the Forza 2022 Plan will automatically increase on January 1 of each calendar year for a period of ten years commencing on January 1, 2024 and ending on (and including) January 1, 2033, in a number of shares of Common Stock equal to 4.5% of the total number of shares of Common Stock outstanding on December 31 of the preceding calendar year; provided, however that the board of directors may act prior to January 1 of a given calendar year to provide that the increase for such year will be a lesser number of shares of Common Stock. Forza has issued options to purchase an aggregate of 1,441,500 shares of Forza Common Stock. All available shares may be utilized toward the grant of any type of award under the Forza 2022 Plan. The Forza 2022 Plan imposes a $250,000 limitation on the total grant date fair value of awards granted to any non-employee director in his or her capacity as a non-employee director in any single calendar year.

DIRECTOR COMPENSATION

2023 Director Compensation

Prior to the closing of Forza’s IPO in August 2022, Forza’s directors did not receive any compensation for their service as directors. After the closing of Forza’s IPO, directors who are not employees received compensation for their service as directors, including service as members of each committee on which they serve.

Cash Compensation

All non-employee directors are entitled to receive the following cash compensation for their services:

●	$10,000 per year for service as a board member;

●	$20,000 per year additionally for service as chair of the audit committee;

●	$7,500 per year additionally for service as member of the audit committee (excluding committee chair);

●	$15,000 per year additionally for service as chair of the compensation committee;

●	$5,000 per year additionally for service as member of the compensation committee (excluding committee chair);

●	$7,500 per year additionally for service as chair of the nominating and corporate governance committee;

●	$3,000 per year additionally for service as member of the nominating and corporate governance committee (excluding committee chair);

All cash payments to non-employee directors who served in the relevant capacity at any point during the immediately preceding prior fiscal quarter will be paid quarterly in arrears. A non-employee director who served in the relevant capacity during only a portion of the prior fiscal quarter will receive a pro-rated payment of the quarterly payment of the applicable cash retainer.

Equity Compensation

Effective upon the closing of Forza’s IPO, each non-employee director received an initial grant of non-qualified stock options under the Forza 2022 Plan to purchase 5,500 shares of Forza Common Stock, which options vest pro rata on a monthly basis over a period of twelve months from the grant date, subject to the grantee’s continued service through that date.

Director Compensation Table

The following table sets forth information regarding the compensation earned for service on the Forza Board of Directors by Forza’s non-employee directors during the year ended December 31, 2023. The compensation for each of Messrs. Visconti and Leffew as an executive officer is set forth above under “—Summary Compensation Table.” Messrs. Visconti and Leffew receive no compensation for service as a director.

(a) Name	(b) Fees Earned or Paid in Cash ($)	(c) Stock Awards ($)	(d) Option Awards(1) ($)	(e) Non-Equity Incentive Plan Compensation ($)	(f) Nonqualified Deferred Compensation Earnings ($)	(g) All Other Compensation ($)	(h) Total ($)
Marcia Kull	25,500	—	—	—	—	—	25,500
Neil Ross	30,000	—	—	—	—	—	30,000
Kevin Schuyler	48,000	—	—	—	—	—	48,000

(1)	The amounts in the “Option Awards” column reflect the dollar amounts of the grant date fair value for the financial statement reporting purposes for stock options for the fiscal year ended December 31, 2023 in accordance with ASC 718. The fair value of the options was determined using the Black-Scholes model. For a discussion of the assumptions used in computing this valuation, see Note 12 of the Notes to Financial Statements in the Forza 2023 Annual Report.

(2)	As of December 31, 2023, the following are the outstanding aggregate number of option awards held by each of Forza’s directors who were not also Named Executive Officers:

Name	Option Awards (#)
Marcia Kull	5,500
Neil Ross	5,500
Kevin Schuyler	5,500

During 2023, each non-employee member of the Board of Directors receives an annual cash fee of $5,000, all non-employee directors receive an annual cash fee of $5,000, $4,000 and $3,000 for service on the Audit, Compensation and Nominating and Corporate Governance Committee, respectively, and the Chairman of the Audit, Compensation and Nominating and Corporate Governance Committee receives a cash fee of $12,000, $10,000 and $5,000, respectively.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF FORZA

Results of Operations

Comparison of the Three Months Ended June 30, 2024 and 2023

The following table provides certain selected financial information for the periods presented:

	June 30,
	2024	2023	Change	% Change
Cost of sales	$26,841	$40,796	$(13,955)	(34%)
Gross loss	$(26,841)	$(40,796)	$13,955)	(34%)
Operating expenses	$2,916,563	$1,578,723	$1,337,840	85%
Loss from operations	$(2,943,404)	$(1,619,519)	$(1,323,885)	82%
Other income	$111,850	$135,865	$(24,015)	(18%)
Net loss	$(2,831,554)	$(1,483,654)	$(1,347,900)	91%
Net loss per common share: Basic and Diluted	$(0.18)	$(0.13)	$(0.05)	42%
Weighted average number of shares of Common Stock outstanding	15,754,774	11,446,391	4,308,383

Operating Expenses

Operating expenses for the three months ended June 30, 2024 increased by $1,337,840 due primarily to an asset impairment charge of $1,674,000. Before the impact of this charge, operating expenses decreased by $336,160 to $1,242,563 as compared to $1,578,723 for the three months ended June 30, 2023. Operating expenses include salaries, selling, general, and administrative, research and development, professional fees, and depreciation. Research and development costs for the three months ended June 30, 2024 were $340,907, as compared to $261,473 for the three months ended June 30, 2023. Forza’s research and development expenses in the second quarter of 2024 included a valuation charge to reserve for the value of R&D electric motors of $175,820. Excluding the impact of this charge, research & development charges declined $96,386 for the quarter, due to large expenditures in the second quarter of 2023 when we were in the early stages of development of Forza’s prototype electric motors and control systems. Salaries and wages for the three months ended June 30, 2024 were $432,308, as compared to $864,838 for the three months ended June 30, 2023, and were primarily related to reductions in staffing in engineering and design. For the three months ended June 30, 2024, salaries and wages included $183,815 of stock option expense, as compared to $341,817 for the three months ended June 30, 2023. Forza’s expenses for selling, general, and administrative for the three months ended June 30, 2024, were $247,464, as compared to $334,315 for the three months ended June 30, 2023. Professional fees for the three months ended June 30, 2024 were $158,077, as compared to $69,867 for the three months ended June 30, 2023. Depreciation and amortization for the three months ended June 30, 2024 was $63,807, as compared to $48,230 for the three months ended June 30, 2023, the increase being attributable to the addition of equipment and tooling.

Other expense and income

Interest expense was $813 and $1,493, respectively for the three months ended June 30, 2024 and 2023.

Because the proceeds from our IPO and secondary offering have been partly invested in money market vehicles, those monies earned dividend income. Dividend income was $112,663 and $137,358, respectively, for the three months ended June 30, 2024 and 2023.

Comparison of the Six Months Ended June 30, 2024 and 2023

The following table provides certain selected financial information for the periods presented:

	Six Months Ended June 30,
	2024	2023	$	% Change
Cost of sales	$56,413	$90,737	$(34,324)	(38%)
Gross loss	$(56,413)	$(90,737)	$34,324	(38%)
Operating expenses	$4,202,330	$3,658,533	$543,797	15%
Loss from operations	$(4,258,743)	$(3,749,270)	$(509,473)	14%
Other income	$259,352	$260,484	$(1,132)	(0%)
Net loss	$(3,999,391)	$(3,488,786)	$(510,605)	15%
Net loss per common share: Basic and Diluted	$(0.25)	$(0.32)	$0.06	(20%)
Weighted average number of shares of common stock outstanding	15,754,774	10,950,863	4,803,911

Operating Expenses

Operating expenses for the six months ended June 30, 2024 increased by $543,797 due primarily to an asset impairment charge during the second quarter of $1,674,000. Excluding the impact of this charge, operating expenses decreased by $1,130,203 to $2,528,330 as compared to $3,658,533 for the six months ended June 30, 2023. Operating expenses include salaries, selling, general, and administrative, research and development, professional fees, and depreciation. Research and development costs for the six months ended June 30, 2024 were $510,105, as compared to $964,121 for the six months ended June 30, 2023. Forza’s research and development expenses declined for the quarter, due to large expenditures in the first half of 2023 when we were in the early stages of development of Forza’s prototype electric motors and control systems, partially offset by an inventory valuation charge during the first six months of 2024 of $289,072. Salaries and wages for the six months ended June 30, 2024 were $1,122,851, as compared to $1,727,602 for the six months ended June 30, 2023, and were primarily related to reductions in staffing in engineering and design. For the six months ended June 30, 2024 salaries and wages included $476,956 of stock option expense, as compared to $682,980 for the six months ended June 30, 2023. Forza’s expenses for selling, general, and administrative for the six months ended June 30, 2024, were $524,516, as compared to $688,977 for the six months ended June 30, 2023. Professional fees for the six months ended June 30, 2024 were $251,106, as compared to $193,907 for the six months ended June 30, 2023. Depreciation and amortization for the six months ended June 30, 2024 was $119,752, as compared to $83,926 for the six months ended June 30, 2023, the increase being attributable to the addition of equipment and tooling.

Other expense and income

Interest expense was $3,938 and $1,784, respectively for the six months ended June 30, 2024 and 2023.

Because the proceeds from Forza’ IPO and secondary offering are partly invested in money market vehicles, those monies earn dividend income, interest income, and capital gains. Dividend and interest income was $245,010 and $262,268, respectively, for the six months ended June 30, 2024 and 2023. Net realized gains were $18,280 and zero, respectively, for the three months ended June 30, 2024 and 2023.

Comparison of the Years Ended December 31, 2023 and 2022

The following table provides certain selected financial information for the periods presented:

	Years Ended December 31,
	2023	2022	Change	% Change
Net sales - related party	$37,118	$—	37,118	—
Cost of sales - related party	$33,744	$—	33,744	—
Cost of sales	$123,893	$232,744	(108,851)	(47%)
Gross loss	$(120,519)	$(232,744)	112,225	(48%)
Operating expenses	$6,472,914	$3,420,515	3,052,399	89%
Loss from operations	$(6,593,433)	$(3,653,259)	(2,940,174)	80%
Other income	$660,320	$23,178	637,142	2,749%
Net loss	$(5,933,113)	$(3,630,081)	(2,303,032)	63%
Net loss per common share: Basic and Diluted	$(0.44)	$(0.44)	(0.01)	2%

Net Sales and Cost Sales

Forza’s net sales for the year ended December 31, 2023 and 2022, respectively were $37,118 and $0. Forza’s net sales were due to intercompany sales to Twin Vee, Forza’s controlling shareholder. There were no sales to third parties during the years ended December 31, 2023 and 2022.

Gross Profit

Gross loss for the year ended December 31, 2023 and 2022, respectively was $120,519 and $232,744. The gross profit related to the intercompany sales was $3,374.

Operating Expenses

Operating expenses for the year ended December 31, 2023 increased by $3,052,399 to $6,593,433, compared to $3,420,515, for the year ended December 31, 2022. Operating expenses include salaries, selling and general and administrative, research and development, professional fees and depreciation. All of Forza’s operating expenses increased significantly over the prior period, as Forza increase Forza’s engineering staff, and moved into building and testing complete motors and boats. Research and development fees for the year ended December 31, 2023 were $1,540,903 compared to $957,220, for the year ended December 31, 2022. Salaries and wages for the year ended December 31, 2023 were $3,279,195 compared to $1,770,126, for the year ended December 31, and most of which was paid to the designers of Forza’s fully electric motor, control system and boat. For the year ended December 31, 2023 salaries and wages included $1,345,270 of stock option expense, compared to $458,346, for the year ended December 31, 2022. Forza’s expenses for selling, general and administrative for the year ended December 31, 2023, were $1,112,920 compared to $473,900. Professional fees for the year ended December 31, 2023 were $353,996 compared to $159,304, as Forza carried the costs of audit and legal fees of a public organization for an entire year compared to only a partial year in 2022. Depreciation for the year ended December 31, 2023 was $185,900 compared to $59,965, for year ended December 31, 2022, this is due to the addition of assets throughout 2023, Forza would anticipate continued increases as Forza purchases equipment, and molds. Forza have incurred and expect to continue to incur significant costs in pursuit of Forza’s financing and construction of Forza’s new manufacturing facility.

Other expense and income

Interest expense for the years ended December 31, 2023 and 2022, respectively were $3,694 and $3,286.

Interest income for the years ended December 31, 2023 and 2022, respectively were $1,401 compared to $14,752.

Dividend income for the years ended December 31, 2023 and 2022, respectively were $507,794 and $43,294. Unrealized gain on marketable securities for the years ended December 31, 2023 and 2022, respectively were $103,941, and $0. The realized gain on marketable securities for the years ended December 31, 2023 and 2022, respectively were $50,878, and $0. These increases are due to increased interest rate and account balance throughout 2023.

For the year ended December 31, 2022, Forza recorded a loss on the sales of assets of $31,582, this was the result of expense paid to secure land in Fort Pierce, Florida to build a new manufacturing facility. It was determined that the costs associated with building on that lot were prohibitive, Forza cancelled the contract resulting in the loss of $31,582.

Results of Operations and Known Trends or Future Events

To date much of Forza’s operational activity has been related to the design and build of prototype and testing, as such Forza does not have any sales or cost of goods sold. The design of Forza’s new electric boat shell has been completed and Forza is now preparing to begin Forza’s production process utilizing monohulls. The design of the motors and the motor control system is largely complete; however, the testing and iteration phase may result in significant changes, improvements, and upgrades. To date Forza has not generated any revenues. Forza will not generate any operating revenues until Forza completes the design, build and testing of Forza’s EV boats and commercialize them. As stated above, however, Forza have engaged with several high-profile marine manufacturers and are offering Forza’s electrification expertise as a service. Forza will generate non-operating income in the form of interest income on cash, and cash equivalents. Forza is uncertain on when Forza will generate revenues from the sale of these fully integrated electric boat. Forza X1 continues to build and test prototype engines and boats.

Liquidity and Capital Resources

The following table provide selected financial data as of June 30, 2024 and December 31, 2023:

	June 30,	December 31,
	2024	2023	Change	% Change
Cash and cash equivalents	$8,188,879	$9,821,531	$(1,632,652)	(16.6%)
Current assets	$8,553,852	$13,370,219	$(4,816,367)	(36.0%)
Current liabilities	$585,243	$842,594	$(257,351)	(30.5%)
Working capital	$7,968,609	$12,527,625	$(4,559,016)	(36.4%)

As of June 30, 2024, we had cash and cash equivalents, and working capital of $8,188,879 and $7,968,609, respectively, compared to $9,821,531 and $12,527,625, respectively, on December 31, 2023. We have incurred significant costs in pursuit of our construction of our new manufacturing facility which we have been financing. Our management planned to use the proceeds from the IPO and the secondary offering to finance the expenses related to the construction of the facility, which we are no longer pursuing. We believe that our current capital resources will be sufficient to fund our operations while we pursue strategic alternatives for our business and believe that our current capital resources will be sufficient for another 15 months following the date of this Quarterly Report on Form 10-Q. Forza expects to continue to incur net losses, and to have cash outflows for at least the next 12 months.

As of December 31, 2023, Forza had cash and cash equivalents, and working capital of $9,821,531 and $12,813,609, respectively, compared to $12,767,199 and $12,833,743, respectively, on December 31, 2022. In August of 2022 Forza completed its IPO, which increased Forza’s cash by approximately $15,231,000, and in June of 2023 Forza completed a secondary offering, which increased Forza’s cash by approximately $6,930,000.

	Six Months
	June 30,
	2024	2023	Change	% Change
Cash used in operating activities	$(1,526,246)	$(2,882,869)	$1,356,623	(47%)
Cash provided by (used in) investing activities	$123,493	$(224,088)	$347,581	(155%)
Cash (used in) provided by financing activities	$(229,899)	$6,856,078	$7,085,977	(103%)

	Years Ended
	December 31,
	2023	2022	Change	% Change
Cash used in operating activities	$(4,150,280)	$(3,377,621)	(772,659)	23%
Cash used in investing activities	$(5,727,892)	$(606,726)	(5,121,166)	844%
Cash provided by financing activities	$6,932,504	$14,948,261	(8,015,757)	-54%

Cash Flow from Operating Activities

During the six months ending June 30, 2024 and 2023, we generated negative cash flows from operating activities of $1,526,246 and $2,882,869, respectively. During the six months ending June 30, 2024, our cash used in operating activities was primarily a result of operating losses incurred and a reduction in accrued liabilities since December 31, 2023.

During the years ended December 31, 2023 and 2022, Forza generated negative cash flows from operating activities of $4,150,280 and $3,337,621, respectively. During the years ending December 31, 2023 and 2022, Forza had a net loss of $5,933,113 and $3,630,081, respectively. During the year ended December 31, 2023 Forza’s cash used in operating activities was impacted by an increase of inventory of $844,618, accounts payable of $12,208 and operating lease liabilities of $94,954. The increase in inventory relates to a minimum purchase requirement of motors from Cascadia. During the year ended December 31, 2023, Forza’s cash used in operating activities was impacted by an increase of prepaid expenses of $446,227, accrued liabilities of $369,641, and by non-cash expenses of $1,918,372 due to depreciation, change in fair value of marketable securities, change in inventory reserve, realized gain on sale of marketable securities, stock option expense and change of right-of-use.

Cash Flows from Investing Activities

For the six months ended June 30, 2024 net cash provided by investing activities was $123,493 resulting from redemptions of marketable securities more than offsetting the purchase of property and equipment and building compared to a use of cash for the six months ended June 30, 2023 of $224,088 for the purchase of property and equipment.

For the years ended December 31, 2023 and 2022, Forza used $5,727,892 and $606,726, respectively, in investing activities, $2,826,901 for the purchase of marketable securities, and $2,797,050, for the purchase of property and equipment, primarily expenses associated with construction of Forza’s new manufacturing facility in North Carolina.

Cash Flows from Financing Activities

During the six months ended June 30, 2024, net cash used in financing activities was $229,899. During the six months ended June 30, 2023, net cash provided by financing activities was $6,856,078 resulting primarily from the issuance of common stock.

During the year ended December 31, 2023, net cash provided by financing activities was $6,932,504. The cash flow from financing activities for the year ended December 31, 2023 included net proceeds of $6,929,552 from a follow on underwritten public offering in June 2023. During the year ended December 31,2022, net cash provided by financing activities was $14,948,261, driven primarily by the net proceeds from Forza’s initial public offering.

Critical Accounting Estimates

This discussion and analysis of Forza’s financial condition and results of operations is based on four financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States, or GAAP. The preparation of these financial statements requires Forza to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported expenses incurred during the reporting periods. Forza’s estimates are based on Forza’s historical experience and on various other factors that Forza believes are reasonable under the circumstances, that results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimated under different assumptions or conditions. While Forza’s significant accounting policies are described in more detail in the notes to Forza’s financial statements included elsewhere in the Quarterly Report on Form 10-Q, Forza believe that the following accounting policies are critical to understanding Forza’s historical and future performance, as these policies relate to the more significant areas involving managements judgements and estimates.

Controls and Procedures

Forza is now currently required to maintain an effective system of internal controls as defined by Section 404 of the Sarbanes-Oxley Act. Forza is only required to comply with the internal control over financial reporting requirements of the Sarbanes-Oxley Act for the twelve-month period ending December 31, 2023. Only in the event that Forza is deemed to be a large accelerated filer or an accelerated filer, and no longer qualify as an emerging growth company, would Forza be required to comply with the independent registered public accounting firm attestation requirement. Further, for as long as Forza remains an emerging growth company as defined in the JOBS Act, Forza intends to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirement.

Revenue Recognition

Forza recognizes revenue when obligations under the terms of a contract are satisfied and control over promised goods is transferred to the dealer. Revenue is measured as the amount of consideration it expects to receive in exchange for a product.

Payment received for the future sale of a boat to a customer is recognized as a customer deposit. Customer deposits are recognized as revenue when control over promised goods is transferred to the customer. At June 30, 2024 and December 31, 2023, Forza had customer deposits of $6,175 and $5,700, respectively, which is recorded as contract liabilities on the Condensed Balance Sheet. These deposits are not expected to be recognized as revenue within a one-year period.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”) required management to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results could differ from those estimates. Included in those estimates are assumptions about useful life of fixed assets.

Cash and Cash Equivalents

Cash and cash equivalents include all highly liquid investments with original maturities of three months or less at the time of purchase. On June 30, 2024, Forza had cash and cash equivalents of $8,188,879, and on December 31, 2023, Forza had cash and cash equivalents of $9,821,531.

Property and Equipment

Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the related assets. The estimated useful lives of property and equipment range from three to seven years. Upon sale or retirement, the cost and related accumulated depreciation and amortization are eliminated from their respective accounts, and the resulting gain or loss is included in the results of operations. Repairs and maintenance expenses, which do not increase the useful lives of the assets, are charged to operations as incurred.

Impairment of Long-lived Assets

Management assesses the recoverability of its long-lived assets when indicators of impairment are present. If such indicators are present, recoverability of these assets is determined by comparing the undiscounted net cash flows estimated to result from those assets over the remaining life to the assets’ net carrying amounts. If the estimated undiscounted net cash flows are less than the net carrying amount, the assets would be adjusted to their fair value, based on appraisal or the present value of the undiscounted net cash flows.

Research and Development

Research and development costs are expensed as incurred. For the three months ended June 30, 2024 and 2023, research and development costs were $340,907 and 261,473, respectively. Such costs for the six months ended June 30, 2024 were $510,105, as compared to $964,121 for the six months ended June 30, 2023.

Advertising Costs

Advertising and marketing costs are expensed as incurred. Such costs for the six months ended June 30, 2024 were $5,254, as compared to $62,896 for the six months ended June 30, 2023. Such costs for the three months ended June 30, 2024 were $3,742, as compared to $50,340 for the three months ended June 30, 2023. Advertising and marketing costs are included in selling, general, and administrative expenses in the accompanying statements of operations

Leases

Forza determines if an arrangement is a lease at inception. Operating lease right-of-use (“ROU”) assets and lease liabilities are recognized at the commencement date based on the present value of lease payments over the lease term. As Forza’s leases do not provide an implicit rate, it uses its incremental borrowing rate based on the information available at the commencement date in determining the present value of lease payments. Forza calculates the associated lease liability and corresponding ROU asset upon lease commencement using a discount rate based on a credit-adjusted secured borrowing rate commensurate with the term of the lease. The operating lease ROU asset also includes any lease payments made and is reduced by lease incentives. Forza’s lease terms may include options to extend or terminate the lease when it is reasonably certain that Forza will exercise that option. Lease expenses for lease payments is recognized on a straight-line basis over the lease term.

Income Taxes

Forza is a C Corporation under the Internal Revenue Code and a similar section of the state code.

All income tax amounts reflect the use of the liability method under accounting for income taxes. Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes arising primarily from differences between financial and tax reporting purposes.

Deferred income taxes, net of appropriate valuation allowances, are determined using the tax rates expected to be in effect when the taxes are actually paid. Valuation allowances are recorded against deferred tax assets when it is more likely than not that such assets will not be realized. When an uncertain tax position meets the more likely than not recognition threshold, the position is measured to determine the amount of benefit or expense to recognize in the financial statements.

In accordance with U.S GAAP, Forza follows the guidance in FASB ASC Topic 740, Accounting for Uncertainty in Income Taxes. At June 30, 2024, Forza does not believe it has any uncertain tax positions that would require either recognition or disclosure in the accompanying financial statements.

Forza’s income tax returns are subject to review and examination by federal, state and local governmental authorities.

Recent Accounting Pronouncements

All newly issued accounting pronouncements not yet effective have been deemed either immaterial or not applicable.

OFF-BALANCE SHEET ARRANGEMENTS

Forza did not have during the periods presented, and Forza does not currently have, any off-balance sheet arrangements, as defined under Securities and Exchange Commission rules.

CERTAIN ADDITIONAL INFORMATION

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF
TWIN VEE, FORZA AND THE COMBINED COMPANY

Ownership of Twin Vee Common Stock Prior to the Merger

The following table sets forth the beneficial ownership of Twin Vee Common Stock as of August [●], 2024 (the Twin Vee Record Date), by:

●	each person, or group of affiliated persons, who is known by Twin Vee to beneficially own more than 5% of Twin Vee Common Stock;

●	each of the named executive officers listed in the Twin Vee Summary Compensation Table;

●	each of Twin Vee’s directors; and

●	all of Twin Vee’s current executive officers and directors as a group.

As of August [●], 2024, Twin Vee had 9,520,000 shares of Twin Vee Common Stock outstanding.

Twin Vee has determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of Twin Vee Common Stock issuable pursuant to the exercise of profits interest units, options, warrants or other rights that are either immediately exercisable or exercisable on or before [●], 2024, which is approximately 60 days after the Twin Vee Record Date. These shares are deemed to be outstanding and beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Twin Vee PowerCats Co., 3101 S. US-1 Ft. Pierce, Florida 34982.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Named Executive Officers and Directors
Joseph Visconti (1)	2,797,366	29.38%
Preston Yarborough(2)	195,180	2.00%
James Melvin(3)	11,000	*
Kevin Schuyler(4)	6,863	*
Bard Rockenbach(5)	10,083	*
Neil Ross(3)	11,000	*
Carrie Gunnerson(6)	75,127	*
All current executive officers and directors as a group (6 persons)	3,031,492	31.84%
5% Stockholders

Marathon Micro Fund, L.P.(6)	950,000	9.98%
AWM Investment Company, Inc. and affiliates (7)	939,176	9.98%

* Represents beneficial ownership of less than one percent .

(1)	Joseph Visconti was issued 2,321,152 shares of Twin Vee Common Stock upon the consummation of the Merger between Twin Vee and Twin Vee Powercats, Inc. Mr. Visconti was granted an option to purchase 272,000 shares of Twin Vee Common Stock upon the consummation of the Twin Vee initial public offering, and was granted an additional option to purchase 250,000 shares of Twin Vee Common Stock on October 20, 2022. There are 388,832 shares of Twin Vee Common Stock that will vest and be exercisable within 60 days of the Twin Vee Record Date and are included in the number of shares of Twin Vee Common Stock beneficially owned by Mr. Visconti.

(2)	Mr. Yarborough was issued 38,357 shares of Twin Vee Common Stock upon the consummation of the Merger between Twin Vee and Twin Vee Powercats, Inc. Twin Vee granted an option to purchase 136,000 shares of Twin Vee Common Stock upon the consummation of the Twin Vee initial public offering and 25,000 shares of Twin Vee Common Stock on October 4, 2023, of which 133,305 shares of Twin Vee Common Stock will vest and be exercisable within 60 days of the Twin Vee Record Date and are included in the number of shares of Twin Vee Common Stock beneficially owned by Mr. Yarborough.

(3)	Messrs. Melvin and Ross were each granted an option to purchase 5,500 shares of Twin Ve Common Stock upon the consummation of the Twin Vee initial public offering, and were granted another 5,500 shares on October 20, 2022; of which 11,000 shares of Twin Vee Common Stock will vest and be exercisable within 60 days of the Twin Vee Record Date, and are included in the number of shares of Twin Vee Common Stock beneficially owned by each of Messrs. Melvin and Ross.

(4)	In connection with his appointment, effective July 6, 2022, Mr. Schuyler was awarded an option to purchase 5,500 shares of Twin Vee Common Stock at an exercise price of $2.62 per share, vesting pro rata on a monthly basis over a twelve-month period and exercisable for a period of ten years from the date of grant, all of which are currently exercisable and are included in the number of shares of Twin Vee Common Stock beneficially owned by Schuyler. Also includes 1,363 shares of Twin Vee Common Stock owned by Mr. Schuyler.

(5)	In connection with his appointment, effective November 7, 2021, Mr. Rockenbach was awarded an option to purchase 5,500 shares of Twin Vee Common Stock at an exercise price of $3.87 per share, vesting pro rata on a monthly basis over a twelve-month period and exercisable for a period of ten years from the date of grant. Mr. Rockenbach was awarded another 4,583 shares on November 4, 2022, with the same vesting schedule. There will be 10,083 shares of Twin Vee Common Stock vested and be exercisable within 60 days of the Twin Vee Record Date, and are included in the number of shares of Twin Vee Common Stock beneficially owned by Rockenbach.

(6)	Ms. Gunnerson was granted an option to purchase 136,000 shares of Twin Vee Common Stock upon in connection with joining Twin Vee as Chief Financial Officer, and an additional 25,000 share on October 4, 2023, of which 75,127 shares of Twin Vee Common Stock will vest and be exercisable within 60 days of the Twin Vee Record Date, and are included in the number of shares of Twin Vee Common Stock beneficially owned by Ms. Gunnerson .

(7)	Information is based upon a Schedule 13G/A filed with the SEC on February 3, 2022 by James G. Kennedy, the partner of Marathon Micro Fund, L.P. The address of Marathon Micro Fund, L.P. is 4 North Park Drive, Suite 106, Hunt Valley, Maryland 34982.

(8)	Information is based upon a Schedule 13G filed with the SEC on February 14, 2024. AWM Investment Company, Inc., a Delaware corporation (“AWM”) is the investment adviser to Special Situations Cayman Fund, L.P., a Cayman Islands Limited Partnership (CAYMAN) and Special Situations Fund III QP, L.P., a Delaware limited partnership (SSFQP). (CAYMAN and SSFQP, will hereafter be referred to as the Funds). The principal business of each Fund is to invest in equity and equity-related securities and other securities of any kind or nature. David M. Greenhouse (Greenhouse) and Adam C. Stettner (Stettner) are members of: SSCayman, L.L.C., a Delaware limited liability company (SSCAY), the general partner of CAYMAN and MGP Advisers Limited Partnership, a Delaware limited partnership (MGP), the general partner of SSFQP. Greenhouse and Stettner are also controlling principals of AWM. As the investment adviser to the Funds, AWM holds sole voting and investment power over 218,284 shares of Twin Vee Common Stock held by CAYMAN and 730,778 Shares held by SSFQP. The address of AWM is c/o Special Situations Funds, 527 Madison Avenue, Suite 2600, New York, NY 10022.

Ownership of Forza Common Stock Prior to the Merger

The following table sets forth the beneficial ownership of Forza Common Stock as of August [●], 2024 (the Forza Record Date), by:

●	each person, or group of affiliated persons, who is known by Forza to beneficially own more than 5% of Forza Common Stock;

●	each of the named executive officers listed in the Forza Summary Compensation Table;

●	each of Forza’s directors; and

●	all of Forza’s current executive officers and directors as a group.

As of August [●], 2024, Forza had [●] shares of Forza Common Stock outstanding.

Forza has determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of Forza Common Stock issuable pursuant to the exercise of profits interest units, options, warrants or other rights that are either immediately exercisable or exercisable on or before [●], 2024, which is approximately 60 days after the Forza Record Date. These shares are deemed to be outstanding and beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Forza X1, Inc. 3101 S. US-1 Ft. Pierce, Florida 34982.

	Shares Beneficially Owned
Name of Beneficial Owner	Shares	Percentage
Named Executive Officers and Directors
Joseph Visconti (1)(2)(4)(5)	2,179,850	13.80%
Carrie Gunnerson(4)(6)	74,283	—
Jim Leffew(2)(4)(5)(7)	322,866	2.01%
Neil Ross(3)	5,500	—
Marcia Kull(3)	10,105	—
Kevin Schuyler(3)	14,832	—
All current executive officers and directors as a group (4 persons)	2,210,287	23.22%
5% Stockholders
Twin Vee PowerCats Co. and Twin Vee PowerCats, Inc.(1)	7,000,000	44.43%

*	Represents beneficial ownership of less than one percent.

(1)	Joseph Visconti is Forza’s Interim Chief Executive Officer, Executive Chairman and Chief of Product Development. He is also the Chairman of the Twin Vee Board of Directors and Twin Vee’s Chief Executive Officer. These shares are owned directly by Twin Vee. Mr. Visconti owns 24.455% of the outstanding Twin Vee Common Stock. Twin Vee is the owner of 7,000,000 shares of Forza Common Stock. Mr. Visconti is deemed to have control over the shares of Forza Common Stock owned by Twin Vee. Mr. Visconti disclaims beneficial ownership of these securities. Also includes 70,000 shares of Forza Common Stock owned directly by Mr. Visconti.

(2)	Both of Mr. Visconti and Mr. Leffew were issued an option to purchase 400,000 shares of Forza Common Stock immediately after the Forza IPO of which 244,444 will vest and be exercisable within 60 days of the Forza Record Date.

(3)	Forza’s non-employee directors, Messrs. Ross and Schuyler and Ms. Kull were issued an option to purchase 5,500 shares of Forza Common Stock immediately after the Forza IPO of which 5,500 will vest and be exercisable within 60 days of the Forza Record Date.

(4)

Mr. Visconti, Mr. Leffew and Mrs. Gunnerson were issued options to purchase 100,000 shares of Forza Common Stock on December 15, 2022, of which 47,222 will vest and be exercisable within 60 days of the Forza Record Date.

(5)

Mr. Visconti and Mr. Leffew were issued options to purchase 144,000 shares of Forza Common Stock on October 4, 2023, of which 28,000 will vest and be exercisable within 60 days of the Forza Record Date.

(6)	Mrs. Gunnerson was issued options to purchase 25,000 shares of Forza Common Stock on October 4, 2023, of which 4,861 will vest and be exercisable within 60 days of the Forza Record Date. Ms. Gunnerson resigned as Forza’s Interim Chief Financial Officer effective May 31, 2024.

(7)	Mr. Leffew resigned as Forza’s Chief Executive Officer and a director effective as of March 6, 2024.

DESCRIPTION OF TWIN VEE CAPITAL STOCK

DESCRIPTION OF SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

Twin Vee has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which is its common stock, par value $0.001 per share (the “Twin Vee Common Stock”).

General

The following is a description of the material terms of Twin Vee Common Stock. This is a summary only and does not purport to be complete. It is subject to and qualified in its entirety by reference to Twin Vee’s Certificate of Incorporation, and Twin Vee’s Bylaws, each of which are incorporated by reference as an exhibit to this Joint Proxy Statement/Prospectus. Twin Vee encourages you to read its Certificate of Incorporation, Bylaws and the applicable provisions of the Delaware General Corporation Law (“DGCL”), for additional information.

Common Stock

Holders of shares of Twin Vee Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Except as otherwise provided in Twin Vee’s Certificate of Incorporation or as required by law, all matters to be voted on by Twin Vee’s stockholders other than matters relating to the election and removal of directors must be approved by a majority of the shares present in person or by proxy at the meeting and entitled to vote on the subject matter or by a written resolution of the stockholders representing the number of affirmative votes required for such matter at a meeting. The holders of Twin Vee Common Stock do not have cumulative voting rights in the election of directors.

Holders of shares of Twin Vee Common Stock are entitled to receive dividends when and if declared by the Twin Vee Board of Directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

Upon Twin Vee’s dissolution or liquidation or the sale of all or substantially all of Twin Vee’s assets, after payment in full of all amounts required to be paid to creditors and subject to any rights of preferred stockholders, the holders of shares of Twin Vee Common Stock will be entitled to receive pro rata Twin Vee’s remaining assets available for distribution.

Holders of shares of Twin Vee Common Stock do not have preemptive, subscription, redemption, or conversion rights. There will be no redemption or sinking fund provisions applicable to the Common Stock.

Forum Selection

Twin Vee’s Certificate of Incorporation provides that unless Twin Vee consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on Twin Vee’s behalf; (ii) any action asserting a claim of breach of a fiduciary duty owed by any of Twin Vee’s directors, officers or other employees to us or Twin Vee’s stockholders; (iii) any action asserting a claim against us, any director or Twin Vee’s officers or employees arising pursuant to any provision of the DGCL, Twin Vee’s Certificate of Incorporation or Twin Vee’s Bylaws; or (iv) any action asserting a claim against Twin Vee, any director or Twin Vee’s officers or employees that is governed by the internal affairs doctrine, except, as to each of clauses (i) through (iv) above, for any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten (10) days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. Twin Vee’s Certificate of Incorporation further provides that the choice of the Court of Chancery as the sole and exclusive forum for any derivative action or proceeding brought on behalf of the Corporation does not apply to suits to enforce a duty or liability created by the Securities Act of 1933, as amended, or the Exchange Act.

Anti-Takeover Provisions

Twin Vee’s Certificate of Incorporation and Twin Vee’s Bylaws contain provisions that may delay, defer, or discourage another party from acquiring control of it. Twin Vee expects that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of Twin Vee to first negotiate with Twin Vee’s Board of Directors, which Twin Vee believes may result in an improvement of the terms of any such acquisition in favor of Twin Vee’s stockholders. However, they also give Twin Vee’s board of directors the power to discourage acquisitions that some stockholders may favor.

Section 203 of the Delaware General Corporation Law. Twin Vee is subject to Section 203 of the DGCL. Subject to certain exceptions, Section 203 prevents a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of the Twin Vee Board of Directors or unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger or consolidation involving us and the “interested stockholder” and the sale of more than 10% of our assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of Twin Vee’s outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

Classified Board of Directors. Twin Vee’s Certificate of Incorporation divides its board of directors into staggered three-year terms. In addition, Twin Vee’s Certificate of Incorporation provides that directors may be removed, with or without cause, by the affirmative vote of the holders of at least 60% of the voting power of all the then-outstanding shares of capital stock of Twin Vee, entitled to vote at an election of directors. Under Twin Vee’s Certificate of Incorporation and Twin Vee’s Bylaws, any vacancy on the Twin Vee Board of Directors, including a vacancy resulting from an enlargement of the Twin Vee Board of Directors, may be filled only by the affirmative vote of a majority of Twin Vee’s directors then in office, even though less than a quorum of the Twin Vee Board of Directors. The classification of the Twin Vee Board of Directors and the limitations on the ability of Twin Vee’s stockholders to remove directors and fill vacancies could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of Twin Vee.

Authorized but Unissued Shares. The authorized but unissued shares of Twin Vee Common Stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the Nasdaq Stock Market. These additional shares may be used for a variety of corporate finance transactions, acquisitions, and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock could make it more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger, or otherwise.

Stockholder Action by Written Consent. Twin Vee’s Certificate of Incorporation and Twin Vee’s Bylaws provide that any action required or permitted to be taken by Twin Vee’s stockholders at an annual meeting or annual meeting of stockholders may only be taken if it is properly brought before such meeting and may be taken by written consent in lieu of a meeting only if the action to be effected by such written consent and the taking of such action by such written consent have been previously approved by the board of directors.

Annual Meetings of Stockholders. Twin Vee’s Bylaws also provide that, except as otherwise required by law, annual meetings of the stockholders may only be called by the Twin Vee Board of Directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations. In addition, Twin Vee’s Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to the Twin Vee Board of Directors. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice and duration of ownership requirements and provide Twin Vee with certain information. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Twin Vee Board of Directors or by a qualified stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to Twin Vee secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying stockholder actions that are favored by the holders of a majority of Twin Vee’s outstanding voting securities until the next stockholder meeting.

Amendment of Certificate of Incorporation or Bylaws. The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Twin Vee’s Bylaws may be amended or repealed by a majority vote of the Twin Vee Board of Directors or by the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of Twin Vee’s capital stock entitled to vote in an election of directors, voting together as a single class.

Limitations on Liability and Indemnification of Twin Vee’s Officers and Directors

Twin Vee’s Certificate of Incorporation and Twin Vee’s Bylaws provide indemnification for Twin Vee’s directors and officers to the fullest extent permitted by the DGCL. In addition, as permitted by Delaware law, Twin Vee’s Certificate of Incorporation includes provisions that eliminate the personal liability of Twin Vee’s directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of these provisions is to restrict Twin Vee’s rights and the rights of Twin Vee’s stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director, except that a director will be personally liable for:

●	any breach of his duty of loyalty to Twin Vee or its stockholders;

●	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

●	any transaction from which the director derived an improper personal benefit; or

●	improper distributions to stockholders.

These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL a stockholder who does not vote in favor of certain mergers or consolidations and who is entitled to demand and has properly demanded appraisal of his or her shares in accordance with, and who complies in all respects with the requirements of Section 262 of the DGCL will be entitled to an appraisal by the Court of Chancery of the State of Delaware of the fair value of his or her shares. However, stockholders do not have appraisal rights if the shares of stock they hold, at the record date for determination of stockholders entitled to receive notice of the meeting of stockholders to act upon the merger or consolidation, are either (1) listed on a national securities exchange or (2) held of record by more than 2,000 holders. Further, no appraisal rights are available to stockholders of the surviving corporation if the merger did not require the vote of the stockholders of the surviving corporation. Notwithstanding the foregoing, appraisal rights are available if stockholders are required by the terms of the merger agreement to accept for their shares anything other than (a) shares of stock of the surviving corporation, (b) shares of stock of another corporation that will either be listed on a national securities exchange or held of record by more than 2,000 holders, (c) cash instead of fractional shares or (d) any combination of clauses (a)–(c). Appraisal rights are also available under the DGCL in certain other circumstances, including in certain parent-subsidiary corporation mergers and in certain circumstances where the certificate of incorporation so provides.

Under the DGCL Twin Vee’s stockholders will not have appraisal rights in connection with the Merger. Twin Vee’s Certificate of Incorporation does not provide appraisal rights in any additional circumstance. As a result, no appraisal rights are available to holders of Twin Vee’s Common Stock in connection with the Merger and the issuance of shares of Twin Vee Common Stock in the Merger.

Stockholders’ Derivative Actions

Under the DGCL, any of Twin Vee’s stockholders may bring an action in Twin Vee’s name to procure a judgment in its favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of Twin Vee Common Stock at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Transfer Agent and Registrar

The transfer agent and registrar for Twin Vee Common Stock is Interwest Transfer Company, Inc. (also known as Direct Transfer LLC).

Trading Symbol and Market

Twin Vee Common Stock trades on The Nasdaq Capital Market under the symbol “VEEE.”

DESCRIPTION OF FORZA CAPITAL STOCK

DESCRIPTION OF SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

Forza has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which is its common stock, par value $0.001 per share (the “Forza Common Stock”).

General

The following is a description of the material terms of the Forza Common Stock. This is a summary only and does not purport to be complete. It is subject to and qualified in its entirety by reference to Forza’s Amended and Restated Certificate of Incorporation and Forza’s Amended and Restated Bylaws, each of which are incorporated by reference as an exhibit to this Joint Proxy Statement/ Prospectus. Forza encourages you to read its Amended and Restated Certificate of Incorporation, Forza’s Amended and Restated Bylaws and the applicable provisions of the Delaware General Corporation Law, for additional information.

Common Stock

Forza has 100,000,000 shares of Forza Common Stock authorized.

Holders of shares of Forza Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Except as otherwise provided in Forza’s Amended and Restated Certificate of Incorporation or as required by law, all matters to be voted on by Forza’s stockholders other than matters relating to the election and removal of directors must be approved by a majority of the shares present in person or by proxy at the meeting and entitled to vote on the subject matter or by a written resolution of the stockholders representing the number of affirmative votes required for such matter at a meeting. The holders of Forza Common Stock do not have cumulative voting rights in the election of directors.

Holders of shares of Forza Common Stock are entitled to receive dividends when and if declared by the Forza Board of Directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

Upon Forza’s dissolution or liquidation or the sale of all or substantially all of Forza’s assets, after payment in full of all amounts required to be paid to creditors and subject to any rights of preferred stockholders, the holders of shares of Forza Common Stock will be entitled to receive pro rata Forza’s remaining assets available for distribution.

Holders of shares of Forza Common Stock do not have preemptive, subscription, redemption, or conversion rights. There will be no redemption or sinking fund provisions applicable to the Forza Common Stock.

Forum Selection

Forza’s Amended and Restated Certificate of Incorporation provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on Forza’s behalf; (ii) any action asserting a claim of breach of a fiduciary duty owed by any of Forza’s directors, officers or other employees to Forza or its stockholders; (iii) any action asserting a claim against Forza, any director or its officers or employees arising pursuant to any provision of the Delaware General Corporation Law (“DGCL”), Forza’s Amended and Restated Certificate of Incorporation or Forza’s Amended and Restated Bylaws; or (iv) any action asserting a claim against Forza, any director or Forza’s officers or employees that is governed by the internal affairs doctrine, except, as to each of clauses (i) through (iv) above, for any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten (10) days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. Forza’s Amended and Restated Certificate of Incorporation further provides that the choice of the Court of Chancery as the sole and exclusive forum for any derivative action or proceeding brought on behalf of the Corporation does not apply to suits to enforce a duty or liability created by the Securities Act of 1933, as amended, or the Exchange Act.

Anti-Takeover Provisions

Forza’s Amended and Restated Certificate of Incorporation and Forza’s Amended and Restated Bylaws contain provisions that may delay, defer, or discourage another party from acquiring control of Forza. Forza expects that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with the Forza Board of Directors, which Forza believe may result in an improvement of the terms of any such acquisition in favor of Forza stockholders. However, they also give the Forza Board of Directors the power to discourage acquisitions that some stockholders may favor.

Section 203 of the Delaware General Corporation Law. Forza is subject to Section 203 of the DGCL. Subject to certain exceptions, Section 203 prevents a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of the Forza Board of Directors or unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger or consolidation involving Forza and the “interested stockholder” and the sale of more than 10% of Forza’s assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of Forza’s outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

Classified Board of Directors. Forza’s Amended and Restated Certificate of Incorporation divides the Forza Board of Directors into staggered three-year terms. In addition, Forza’s Amended and Restated Certificate of Incorporation provides that directors may be removed, with or without cause, by the affirmative vote of the holders of at least 60% of the voting power of all the then-outstanding shares of capital stock of Forza, entitled to vote at an election of directors. Under Forza’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, any vacancy on the Forza Board of Directors, including a vacancy resulting from an enlargement of the Forza Board of Directors, may be filled only by the affirmative vote of a majority of Forza’s directors then in office, even though less than a quorum of the Forza Board of Directors. The classification of the Forza Board of Directors and the limitations on the ability of Forza’s stockholders to remove directors and fill vacancies could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of Forza.

Authorized but Unissued Shares. The authorized but unissued shares of Forza Common Stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the Nasdaq Stock Market. These additional shares may be used for a variety of corporate finance transactions, acquisitions, and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock could make it more difficult or discourage an attempt to obtain control of Forza by means of a proxy contest, tender offer, merger, or otherwise.

Stockholder Action by Written Consent. Forza’s Amended and Restated Certificate of Incorporation and Forza’s Amended and Restated Bylaws provide that any action required or permitted to be taken by Forza’s stockholders at an annual meeting or annual meeting of stockholders may only be taken if it is properly brought before such meeting and may be taken by written consent in lieu of a meeting only if the action to be effected by such written consent and the taking of such action by such written consent have been previously approved by the board of directors.

Annual Meetings of Stockholders. Forza’s Bylaws also provide that, except as otherwise required by law, annual meetings of the stockholders may only be called by the Forza Board of Directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations. In addition, Forza’s Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to the Forza Board of Directors. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice and duration of ownership requirements and provide Forza with certain information. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of Forza’s board of directors or by a qualified stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to Forza’s secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying stockholder actions that are favored by the holders of a majority of Forza’s outstanding voting securities until the next stockholder meeting.

Amendment of Certificate of Incorporation or Bylaws. The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Forza’s Bylaws may be amended or repealed by a majority vote of the Forza Board of Directors or by the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of capital stock of Forza entitled to vote in an election of directors, voting together as a single class.

Limitations on Liability and Indemnification of Forza’s Officers and Directors

Forza’s Amended and Restated Certificate of Incorporation and Forza’s Amended and Restated Bylaws provide indemnification for its directors and officers to the fullest extent permitted by the DGCL. In addition, as permitted by Delaware law, Forza’s Amended and Restated Certificate of Incorporation includes provisions that eliminate the personal liability of Forza’s directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of these provisions is to restrict Forza’s rights and the rights of its stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director, except that a director will be personally liable for:

●	any breach of his duty of loyalty to Forza or its stockholders;

●	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

●	any transaction from which the director derived an improper personal benefit; or

●	improper distributions to stockholders.

These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, a stockholder who does not vote in favor of certain mergers or consolidations and who is entitled to demand and has properly demanded appraisal of his or her shares in accordance with, and who complies in all respects with the requirements of Section 262 of the DGCL will be entitled to an appraisal by the Court of Chancery of the State of Delaware of the fair value of his or her shares. However, stockholders do not have appraisal rights if the shares of stock they hold, at the record date for determination of stockholders entitled to receive notice of the meeting of stockholders to act upon the merger or consolidation, are either (1) listed on a national securities exchange or (2) held of record by more than 2,000 holders. Further, no appraisal rights are available to stockholders of the surviving corporation if the merger did not require the vote of the stockholders of the surviving corporation. Notwithstanding the foregoing, appraisal rights are available if stockholders are required by the terms of the merger agreement to accept for their shares anything other than (a) shares of stock of the surviving corporation, (b) shares of stock of another corporation that will either be listed on a national securities exchange or held of record by more than 2,000 holders, (c) cash instead of fractional shares or (d) any combination of clauses (a)–(c). Appraisal rights are also available under the DGCL in certain other circumstances, including in certain parent-subsidiary corporation mergers and in certain circumstances where the certificate of incorporation so provides.

Under the DGCL, Forza’s stockholders are not entitled to appraisal rights in connection with the Merger. Forza’s Amended and Restated Certificate of Incorporation does not provide appraisal rights in any additional circumstance. As a result, no appraisal rights are available to holders of Forza Common Stock in connection with the Merger.

Stockholders’ Derivative Actions

Under the DGCL, any of Forza’s stockholders may bring an action in its name to procure a judgment in Forza’s favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of Forza Common Stock at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Transfer Agent and Registrar

The transfer agent and registrar for Forza Common Stock is Interwest Transfer Company, Inc. (also known as Direct Transfer LLC).

Trading Symbol and Market

Forza Common Stock trades on The Nasdaq Capital Market under the symbol “FRZA.”

COMPARISON OF RIGHTS OF HOLDERS OF TWIN VEE COMMON STOCK AND FORZA X1, INC. COMMON STOCK

Twin Vee is incorporated under the laws of the State of Delaware and, accordingly, the rights of its stockholders are governed by the DGCL. Forza is also incorporated under the laws of the State of Delaware and, accordingly, the rights of its stockholders are governed by the DGCL. If the Merger is completed, Forza stockholders will be entitled to become stockholders of Twin Vee, and their rights will be governed by the DGCL, the Certificate of Incorporation of Twin Vee and the Bylaws of Twin Vee.

The following is a summary of the material differences between the rights of Twin Vee stockholders and the rights of Forza stockholders under each company’s respective corporate law, charter documents and bylaws. While Twin Vee and Forza believe that this summary covers the material differences between the two, this summary may not contain all of the information that is important to you. This summary is not intended to be a complete discussion of the respective rights of Twin Vee and Forza stockholders and is qualified in its entirety by reference to the DGCL and the various documents of Twin Vee and Forza that are referred to in this summary. You should carefully read this entire Joint Proxy Statement/Prospectus and the other documents referred to in this Joint Proxy Statement/Prospectus for a more complete understanding of the differences between being a stockholder of Twin Vee and being a stockholder of Forza. Twin Vee has filed copies of its Certificate of Incorporation and Bylaws with the SEC, which are exhibits to the registration statement of which this Joint Proxy Statement/Prospectus is a part, and will send copies of these documents to you upon your request. Forza will also send copies of its documents referred to herein to you upon your request. See the section entitled “Where You Can Find More Information” in this Joint Proxy Statement/Prospectus.

Authorized Capital

The authorized capital stock of Twin Vee consists of 50,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. The Twin Vee Board of Directors has the authority to provide for the issuance of preferred stock, in one or more series, and to fix the number of shares and to designate the voting rights, preferences, special rights, limitations or restrictions of the shares of preferred stock without further stockholder approval. The number of authorized shares of preferred stock may be increased or decreased by the affirmative vote of a majority of shareholders, without a separate vote of the holders of preferred stock.

As of the date of this Joint Proxy Statement/Prospectus, 9,520,000 shares of Twin Vee Common Stock were issued and outstanding.

The authorized capital stock of Forza consists of 100,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. The Forza Board of Directors has the authority to provide for the issuance of preferred stock, in one or more series, and to fix the number of shares and to designate the voting rights, preferences, special rights, limitations or restrictions of the shares of preferred stock without further stockholder approval. The number of authorized shares of preferred stock may be increased or decreased by the affirmative vote of a majority of shareholders, without a separate vote of the holders of preferred stock.

As of the date of this Joint Proxy Statement/Prospectus, 15,784,000 shares of Forza Common Stock were issued and outstanding.

Amendment of Governing Documents

The DGCL provides that the certificate of incorporation of a Delaware corporation may be amended upon adoption by the board of directors of a resolution setting forth the proposed amendment and declaring its advisability, followed by the affirmative vote of a majority of the outstanding shares entitled to vote. It also provides that a certificate of incorporation may provide for a greater vote than would otherwise be required by the DGCL.

Twin Vee’s Certificate of Incorporation does not require a greater vote that would otherwise be required by the DGCL to amend the certificate of incorporation. Twin Vee’s Certificate of Incorporation provides that the bylaws of the corporation may be adopted, amended or repealed by: 1) the approval of a majority of the authorized number of directors; or 2) the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the outstanding stock generally entitled to vote in the election of directors.

The DGCL provides that the certificate of incorporation of a Delaware corporation may be amended upon adoption by the board of directors of a resolution setting forth the proposed amendment and declaring its advisability, followed by the affirmative vote of a majority of the outstanding shares entitled to vote. It also provides that a certificate of incorporation may provide for a greater vote than would otherwise be required by the DGCL.

Forza’s Amended and Restated Certificate of Incorporation does not require a greater vote that would otherwise be required by the DGCL to amend the certificate of incorporation. Forza’s Amended and Restated Certificate of Incorporation provides that the bylaws of the corporation may be adopted, amended or repealed by: 1) the approval of a majority of the authorized number of directors; or 2) the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the outstanding stock generally entitled to vote in the election of directors.

Dividends

Under Delaware law, a corporation may, subject to any restrictions contained in its certificate of incorporation, pay dividends out of surplus and, if there is not surplus, out of net profits for the current and/or the preceding fiscal year, unless the net assets of the corporation are less than the capital represented by issued and outstanding stock having preferences on asset distributions. Surplus is defined under Delaware law as the excess of the net assets (essentially, the amount by which total assets exceed total liabilities) over capital (essentially, the aggregate par value of the shares of the corporation having a par value that have been issued plus consideration paid for shares without par value that have been issued), as such capital may be adjusted by the board of directors.

Twin Vee has never paid a dividend on its Common Stock.

Under Delaware law, a corporation may, subject to any restrictions contained in its certificate of incorporation, pay dividends out of surplus and, if there is not surplus, out of net profits for the current and/or the preceding fiscal year, unless the net assets of the corporation are less than the capital represented by issued and outstanding stock having preferences on asset distributions. Surplus is defined under Delaware law as the excess of the net assets (essentially, the amount by which total assets exceed total liabilities) over capital (essentially, the aggregate par value of the shares of the corporation having a par value that have been issued plus consideration paid for shares without par value that have been issued), as such capital may be adjusted by the board of directors.

Forza has never paid a dividend on its Common Stock.

Cumulative Voting

Under Delaware law, stockholders of a Delaware corporation do not have the right to cumulate their votes in the election of directors, unless such right is granted in the certificate of incorporation of the corporation.

Twin Vee’s Certificate of Incorporation does not provide for cumulative voting by its stockholders.

Under Delaware law, stockholders of a Delaware corporation do not have the right to cumulate their votes in the election of directors, unless such right is granted in the certificate of incorporation of the corporation.

Forza’s Amended and Restated Certificate of Incorporation does not provide for cumulative voting by its stockholders.

Number of Directors

Delaware law provides that the number of directors shall be fixed by, or in the manner provided in, the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors shall be made only by amendment of the certificate.

Twin Vee’s Certificate of Incorporation provides that the number of directors shall be fixed exclusively by resolutions adopted by a majority of the authorized number of directors constituting the board of directors. The Twin Vee Board of Directors currently consists of six (6) directors.

Delaware law provides that the number of directors shall be fixed by, or in the manner provided in, the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors shall be made only by amendment of the certificate.

Forza’s Amended and Restated Certificate of Incorporation provides that the number of directors shall be fixed exclusively by resolutions adopted by a majority of the authorized number of directors constituting the board of directors. The Forza Board of Directors currently consists of four (4) directors.

Classified Board of Directors

Delaware law permits, but does not require, a Delaware corporation to provide in its certificate of incorporation for a classified board of directors, dividing the board into up to three classes of directors with staggered terms of office, with only one class of directors to be elected each year for a maximum term of three years.

Twin Vee’s Certificate of Incorporation provides that the Twin Vee Board of Directors shall be divided into three classes and that each director shall serve a term ending on the date of the third annual meeting of stockholders following the annual meeting of stockholders at which such director was elected.

Delaware law permits, but does not require, a Delaware corporation to provide in its certificate of incorporation for a classified board of directors, dividing the board into up to three classes of directors with staggered terms of office, with only one class of directors to be elected each year for a maximum term of three years.

Forza’s Amended and Restated Certificate of Incorporation provides that the Forza Board of Directors shall be divided into three classes and that each director shall serve a term ending on the date of the third annual meeting of stockholders following the annual meeting of stockholders at which such director was elected.

Limitation of Liability/ Exculpation of Directors

A Delaware corporation is permitted to adopt provisions in its certificate of incorporation limiting or eliminating the liability of a director to a company and its shareholders for monetary damages for breach of fiduciary duty as a director, provided that such liability does not arise from certain proscribed conduct, including breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or liability to the corporation based on unlawful dividends or distributions or improper personal benefit.

Twin Vee’s Certificate of Incorporation limits the liability of the Twin Vee Board of Directors for monetary damages to the fullest extent permitted by Delaware law.

A Delaware corporation is permitted to adopt provisions in its certificate of incorporation limiting or eliminating the liability of a director to a company and its shareholders for monetary damages for breach of fiduciary duty as a director, provided that such liability does not arise from certain proscribed conduct, including breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or liability to the corporation based on unlawful dividends or distributions or improper personal benefit.

Forza’s Amended and Restated Certificate of Incorporation limits the liability of the Forza Board of Directors for monetary damages to the fullest extent permitted by Delaware law.

Indemnification of Directors and Officers

Under the DGCL, the indemnification of directors and officers is authorized to cover judgments, amounts paid in settlement and expenses arising out of non-derivative actions where the director or officer acted in good faith and in, or not opposed to, the best interests of the corporation, and, in criminal cases, where the director or officer had no reasonable cause to believe that his or her conduct was unlawful. Unless limited or denied by the corporation’s certificate of incorporation, indemnification is required to the extent of a director’s or officer’s successful defense; such indemnification will not be limited or denied in the Delaware Certificate. Additionally, under the DGCL, a corporation may reimburse directors and officers for expenses incurred in a derivative action.

Twin Vee’s Certificate of Incorporation and Twin Vee’s Bylaws provide for indemnification of the Twin Vee Board of Directors and Twin Vee’s officers to the fullest extent permitted by Delaware law.

Under the DGCL, the indemnification of directors and officers is authorized to cover judgments, amounts paid in settlement and expenses arising out of non-derivative actions where the director or officer acted in good faith and in, or not opposed to, the best interests of the corporation, and, in criminal cases, where the director or officer had no reasonable cause to believe that his or her conduct was unlawful. Unless limited or denied by the corporation’s certificate of incorporation, indemnification is required to the extent of a director’s or officer’s successful defense; such indemnification will not be limited or denied in the Delaware Certificate. Additionally, under the DGCL, a corporation may reimburse directors and officers for expenses incurred in a derivative action.

Forza’s Amended and Restated Certificate of Incorporation and Forza’s Amended and Restated Bylaws provide for indemnification of the Forza Board of Directors and Forza’s officers to the fullest extent permitted by Delaware law.

Consideration of Other Constituencies	The DGCL provides that, in the performance of their duties to the corporation, directors are protected in relying in good faith upon the records of the corporation and information, opinions, reports, or statements presented to the corporation by any of the corporation’s officers or employees, or committees of the board of directors, or by any other person as to matters the director reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the corporation.	The DGCL provides that, in the performance of their duties to the corporation, directors are protected in relying in good faith upon the records of the corporation and information, opinions, reports, or statements presented to the corporation by any of the corporation’s officers or employees, or committees of the board of directors, or by any other person as to matters the director reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the corporation.
Removal of Directors

Under Delaware law, a majority of stockholders may remove a director with or without cause except: (i) if the board of directors of a Delaware corporation is classified (i.e., elected for staggered terms), in which case a director may only be removed for cause, unless the corporation’s certificate of incorporation provides otherwise; and (ii) in the case of a corporation which possesses cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire board of directors, or, if there be classes of directors, at an election of the class of directors of which he is a part.

Twin Vee’s Certificate of Incorporation provides that a director may be removed from office at any time, with or without cause, by the affirmative vote of at least sixty percent (60%) of the holders of the outstanding voting capital stock.

Under Delaware law, a majority of stockholders may remove a director with or without cause except: (i) if the board of directors of a Delaware corporation is classified (i.e., elected for staggered terms), in which case a director may only be removed for cause, unless the corporation’s certificate of incorporation provides otherwise; and (ii) in the case of a corporation which possesses cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire board of directors, or, if there be classes of directors, at an election of the class of directors of which he is a part.

Forza’s Amended and Restated Certificate of Incorporation provides that a director may be removed from office at any time, with or without cause, by the affirmative vote of at least sixty percent (60%) of the holders of the outstanding voting capital stock.

Vacancies

Under Delaware law, unless the certificate of incorporation or bylaws provide otherwise, vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

Under the Certificate of Incorporation of Twin Vee, vacancies on the Twin Vee Board of Directors or newly created directorships shall be filled by the affirmative vote of a majority of the directors then in office, although less than a quorum, unless the Twin Vee Board of Directors determines by resolution that any such vacancy or newly created directorship shall be filled by the stockholders.

Under Delaware law, unless the certificate of incorporation or bylaws provide otherwise, vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

Under the Amended and Restated Certificate of Incorporation of Forza, vacancies on the Forza Board of Directors or newly created directorships shall be filled by the affirmative vote of a majority of the directors then in office, although less than a quorum, unless the Forza Board of Directors determines by resolution that any such vacancy or newly created directorship shall be filled by the stockholders.

Board Quorum and Vote Requirements	Twin Vee’s Bylaws provide that at meetings of the Twin Vee Board of Directors, a majority of the total authorized number of directors shall constitute a quorum for the transaction of business and that a vote of the majority of the directors present at a meeting at which a quorum is present shall be the act of the board.	Forza’s Amended and Restated Bylaws provide that at meetings of the Forza Board of Directors, a majority of the total authorized number of directors shall constitute a quorum for the transaction of business and that a vote of the majority of the directors present at a meeting at which a quorum is present shall be the act of the board.
Annual and Special Meetings of Stockholders

Delaware law permits annual meetings of stockholders to be called by the board of directors and any other persons specified by the certificate of incorporation or bylaws. Delaware law permits but does not require that stockholders be given the right to call annual meetings.

Twin Vee’s Bylaws provide that annual meetings of stockholders shall be held on such date, at such time, and at such place (if any) within or without the State of Delaware as shall be designated from time to time by the Twin Vee Board of Directors and stated in the notice of the meeting and that special meetings of stockholders may be called at any time by: (1) the direction of a majority of the board of directors, (2) the chairperson or the board of directors; (3) the chief executive officer; or (4) the president (in the absence of a chief executive officer).

Delaware law permits annual meetings of stockholders to be called by the board of directors and any other persons specified by the certificate of incorporation or bylaws. Delaware law permits but does not require that stockholders be given the right to call annual meetings.

Forza’s Amended and Restated Bylaws provide that annual meetings of stockholders shall be held on such date, at such time, and at such place (if any) within or without the State of Delaware as shall be designated from time to time by the Forza Board of Directors and stated in the notice of the meeting and that special meetings of stockholders may be called at any time by: (1) the direction of a majority of the board of directors, (2) the chairperson or the board of directors; (3) the chief executive officer; or (4) the president (in the absence of a chief executive officer).

Quorum for Stockholder Meetings

Except as otherwise expressly provided by law or by Twin Vee’s Certificate of Incorporation or Twin Vee’s Bylaws, at all meetings of the stockholders, no meeting of the stockholders shall be competent to transact business unless the majority of the outstanding voting capital stock shall be represented at such meeting.

Except as otherwise expressly provided by law or by Forza’s Amended and Restated Certificate of Incorporation or Forza’s Amended and Restated Bylaws, at all meetings of the stockholders, no meeting of the stockholders shall be competent to transact business unless the majority of the outstanding voting capital stock shall be represented at such meeting.
Notice of Stockholder Meeting

Twin Vee’s Bylaws provide that notice of each meeting of stockholders, whether annual or special, shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting. Every notice of a meeting of stockholders shall be in writing and shall state the place (or the means of remote communications), date and hour of the meeting, the record date and in the case of a special meeting, the purpose(s) for which the meeting is called.

Forza’s Amended and Restated Bylaws provide that notice of each meeting of stockholders, whether annual or special, shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting. Every notice of a meeting of stockholders shall be in writing and shall state the place (or the means of remote communications), date and hour of the meeting, record date and in the case of a special meeting, the purpose(s) for which the meeting is called.

Action by Stockholders Without a Meeting

Under Delaware law, unless a corporation’s certificate of incorporation provides otherwise, any action which may be taken at a meeting of the stockholders of a corporation may be taken without a meeting and without prior notice, by signed written consent of stockholders having the minimum number of votes that would be necessary to take such action at a meeting.

Twin Vee’s Bylaws provide that any action required or permitted to be taken at any meeting of the stockholders must be effectuated at a duly called annual or special meeting of stockholders and not by written consent.

Under Delaware law, unless a corporation’s certificate of incorporation provides otherwise, any action which may be taken at a meeting of the stockholders of a corporation may be taken without a meeting and without prior notice, by signed written consent of stockholders having the minimum number of votes that would be necessary to take such action at a meeting.

Forza’s Amended and Restated Bylaws provide that any action required or permitted to be taken at any meeting of the stockholders must be effectuated at a duly called annual or special meeting of stockholders and not by written consent.

Corporate Opportunity

Delaware law provides that contracts or transactions between a corporation and one or more of its officers or directors or an entity in which they have an interest is not void or voidable solely because of such interest or the participation of the director or officer in a meeting of the board or a committee which authorizes the contract or transaction if: (i) the material facts as to the relationship or interest and as to the contract or transaction are disclosed or are known to the board or the committee, and the board or the committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of disinterested directors; (ii) the material facts as to the relationship or interest and as to the contract or transaction are disclosed or are known to the shareholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by a vote of the shareholders; or (iii) the contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified by the board of directors, a committee thereof or the shareholders.

Delaware law provides that contracts or transactions between a corporation and one or more of its officers or directors or an entity in which they have an interest is not void or voidable solely because of such interest or the participation of the director or officer in a meeting of the board or a committee which authorizes the contract or transaction if: (i) the material facts as to the relationship or interest and as to the contract or transaction are disclosed or are known to the board or the committee, and the board or the committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of disinterested directors; (ii) the material facts as to the relationship or interest and as to the contract or transaction are disclosed or are known to the shareholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by a vote of the shareholders; or (iii) the contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified by the board of directors, a committee thereof or the shareholders.

Interested Shareholder Combinations

Delaware has a business combination statute, set forth in Section 203 of the DGCL, which provides that any person who acquires 15% or more of a corporation’s voting stock (thereby becoming an “interested shareholder”) may not engage in certain “business combinations” with the target corporation for a period of three years following the time the person became an interested shareholder, unless (i) the board of directors of the corporation has approved, prior to the interested shareholder’s acquisition of stock, either the business combination or the transaction that resulted in the person becoming an interested shareholder, (ii) upon consummation of the transaction that resulted in the person becoming an interested shareholder, that person owns at least 85% of the corporation’s voting stock outstanding at the time the transaction is commenced (excluding shares owned by persons who are both directors and officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer), or (iii) the business combination is approved by the board of directors and authorized by the affirmative vote (at an Special or annual meeting and not by written consent) of at least two-thirds of the outstanding voting stock not owned by the interested shareholder.

For purposes of determining whether a person is the “owner” of 15% or more of a corporation’s voting stock for purposes of Section 203 of the DGCL, ownership is defined broadly to include the right, directly or indirectly, to acquire the stock or to control the voting or disposition of the stock. A business combination is also defined broadly to include (i) mergers and sales or other dispositions of 10% or more of the assets of a corporation with or to an interested shareholder, (ii) certain transactions resulting in the issuance or transfer to the interested shareholder of any stock of the corporation or its subsidiaries, (iii) certain transactions which would result in increasing the proportionate share of the stock of a corporation or its subsidiaries owned by the interested shareholder, and (iv) receipt by the interested shareholder of the benefit (except proportionately as a shareholder) of any loans, advances, guarantees, pledges or other financial benefits.

These restrictions placed on interested shareholders by Section 203 of the DGCL do not apply under certain circumstances, including, but not limited to, the following: (i) if the corporation’s original certificate of incorporation contains a provision expressly electing not to be governed by Section 203; or (ii) if the corporation, by action of its shareholders, adopts an amendment to its bylaws or certificate of incorporation expressly electing not to be governed by Section 203, provided that such an amendment is approved by the affirmative vote of not less than a majority of the outstanding shares entitled to vote and that such an amendment will not be effective until 12 months after its adoption (except for limited circumstances where effectiveness will occur immediately) and will not apply to any business combination with a person who became an interested shareholder at or prior to such adoption.

Twin Vee’s Certificate of Incorporation does not contain a provision expressly electing not to be governed by Section 203 of the DGCL.

Delaware has a business combination statute, set forth in Section 203 of the DGCL, which provides that any person who acquires 15% or more of a corporation’s voting stock (thereby becoming an “interested shareholder”) may not engage in certain “business combinations” with the target corporation for a period of three years following the time the person became an interested shareholder, unless (i) the board of directors of the corporation has approved, prior to the interested shareholder’s acquisition of stock, either the business combination or the transaction that resulted in the person becoming an interested shareholder, (ii) upon consummation of the transaction that resulted in the person becoming an interested shareholder, that person owns at least 85% of the corporation’s voting stock outstanding at the time the transaction is commenced (excluding shares owned by persons who are both directors and officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer), or (iii) the business combination is approved by the board of directors and authorized by the affirmative vote (at an Special or annual meeting and not by written consent) of at least two-thirds of the outstanding voting stock not owned by the interested shareholder.

For purposes of determining whether a person is the “owner” of 15% or more of a corporation’s voting stock for purposes of Section 203 of the DGCL, ownership is defined broadly to include the right, directly or indirectly, to acquire the stock or to control the voting or disposition of the stock. A business combination is also defined broadly to include (i) mergers and sales or other dispositions of 10% or more of the assets of a corporation with or to an interested shareholder, (ii) certain transactions resulting in the issuance or transfer to the interested shareholder of any stock of the corporation or its subsidiaries, (iii) certain transactions which would result in increasing the proportionate share of the stock of a corporation or its subsidiaries owned by the interested shareholder, and (iv) receipt by the interested shareholder of the benefit (except proportionately as a shareholder) of any loans, advances, guarantees, pledges or other financial benefits.

These restrictions placed on interested shareholders by Section 203 of the DGCL do not apply under certain circumstances, including, but not limited to, the following: (i) if the corporation’s original certificate of incorporation contains a provision expressly electing not to be governed by Section 203; or (ii) if the corporation, by action of its shareholders, adopts an amendment to its bylaws or certificate of incorporation expressly electing not to be governed by Section 203, provided that such an amendment is approved by the affirmative vote of not less than a majority of the outstanding shares entitled to vote and that such an amendment will not be effective until 12 months after its adoption (except for limited circumstances where effectiveness will occur immediately) and will not apply to any business combination with a person who became an interested shareholder at or prior to such adoption.

Forza’s Amended and Restated Certificate of Incorporation does not contain a provision expressly electing not to be governed by Section 203 of the DGCL.

Merger of Parent Corporation and Subsidiary Corporation	Under the DGCL, unless the certificate of incorporation provides otherwise, stockholders of the surviving corporation in a merger have no right to vote, except under limited circumstances. Specifically with regard to the merger of a parent and its subsidiary, when: (1) at least 90% of the outstanding shares of each class of the stock of a corporation or corporations of which class there are outstanding shares that, absent this subsection, would be entitled to vote on such merger, is owned by a Delaware corporation or a foreign corporation, and (2) 1 or more of such corporations is a Delaware corporation, unless the laws of the jurisdiction or jurisdictions under which the foreign corporation or corporations are organized prohibit such merger, the parent corporation may either merge the subsidiary corporation or corporations into itself and assume all of its or their obligations, or merge itself, or itself and 1 or more of such other subsidiary corporations, into 1 of the subsidiary corporations by executing, acknowledging and filing a certificate of such ownership and merger setting forth a copy of the resolution of its board of directors to so merge and the date of the adoption. However, if the parent corporation shall not own all the outstanding stock of all the subsidiary corporations, parties to a merger as aforesaid, the resolution of the board of directors of the parent corporation shall state the terms and conditions of the merger, including the securities, cash, property, or rights to be issued, paid, delivered or granted by the surviving corporation upon surrender of each share of the subsidiary corporation or corporations not owned by the parent corporation, or the cancellation of some or all of such shares. Any of the terms of the resolution of the board of directors to so merge may be made dependent upon facts ascertainable outside of such resolution, provided that the manner in which such facts shall operate upon the terms of the resolution is clearly and expressly set forth in the resolution. If the parent corporation be not the surviving corporation, the resolution shall include provision for the pro rata issuance of stock of the surviving corporation to the holders of the stock of the parent corporation on surrender of any certificates therefor, and the certificate of ownership and merger shall state that the proposed merger has been approved by a majority of the outstanding stock of the parent corporation entitled to vote thereon at a meeting duly called and held after 20 days’ notice of the purpose of the meeting given to each such stockholder at the stockholder’s address as it appears on the records of the corporation if the parent corporation is a Delaware corporation or state that the proposed merger has been adopted, approved, certified, executed and acknowledged by the parent corporation in accordance with the laws under which it is organized if the parent corporation is a foreign corporation.	Under the DGCL, unless the certificate of incorporation provides otherwise, stockholders of the surviving corporation in a merger have no right to vote, except under limited circumstances. Specifically with regard to the merger of a parent and its subsidiary, when: (1) at least 90% of the outstanding shares of each class of the stock of a corporation or corporations of which class there are outstanding shares that, absent this subsection, would be entitled to vote on such merger, is owned by a Delaware corporation or a foreign corporation, and (2) 1 or more of such corporations is a Delaware corporation, unless the laws of the jurisdiction or jurisdictions under which the foreign corporation or corporations are organized prohibit such merger, the parent corporation may either merge the subsidiary corporation or corporations into itself and assume all of its or their obligations, or merge itself, or itself and 1 or more of such other subsidiary corporations, into 1 of the subsidiary corporations by executing, acknowledging and filing a certificate of such ownership and merger setting forth a copy of the resolution of its board of directors to so merge and the date of the adoption. However, if the parent corporation shall not own all the outstanding stock of all the subsidiary corporations, parties to a merger as aforesaid, the resolution of the board of directors of the parent corporation shall state the terms and conditions of the merger, including the securities, cash, property, or rights to be issued, paid, delivered or granted by the surviving corporation upon surrender of each share of the subsidiary corporation or corporations not owned by the parent corporation, or the cancellation of some or all of such shares. Any of the terms of the resolution of the board of directors to so merge may be made dependent upon facts ascertainable outside of such resolution, provided that the manner in which such facts shall operate upon the terms of the resolution is clearly and expressly set forth in the resolution. If the parent corporation be not the surviving corporation, the resolution shall include provision for the pro rata issuance of stock of the surviving corporation to the holders of the stock of the parent corporation on surrender of any certificates therefor, and the certificate of ownership and merger shall state that the proposed merger has been approved by a majority of the outstanding stock of the parent corporation entitled to vote thereon at a meeting duly called and held after 20 days’ notice of the purpose of the meeting given to each such stockholder at the stockholder’s address as it appears on the records of the corporation if the parent corporation is a Delaware corporation or state that the proposed merger has been adopted, approved, certified, executed and acknowledged by the parent corporation in accordance with the laws under which it is organized if the parent corporation is a foreign corporation.

Appraisal Rights

Generally, pursuant to the DGCL, stockholders of a Delaware corporation have appraisal rights in consolidations and mergers. The DGCL further provides that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation. Even if appraisal rights would not otherwise be available under Delaware law in the cases described in the preceding sentence, stockholders would have appraisal rights if they are required by the terms of the agreement of merger or consolidation to accept for their stock anything other than: a) shares of stock of the surviving corporation; b) shares of any other corporation which shares will be either listed on a national securities exchange or held of record by more than 2,000 stockholders; cash in lieu of fractional shares; or d) a combination of such shares and cash.

Under Delaware law, any corporation may provide in its certificate of incorporation that appraisal rights will also be available as a result of an amendment to its certificate of incorporation or the sale of all or substantially all of the assets of the corporation.

However, pursuant to DGCL 262(b)(1), stockholders have no appraisal rights in the event of a merger or consolidation of the corporation if the stock of the Delaware corporation is listed on a national securities exchange, or if such stock is held of record by more than 2,000 stockholders.

Since Twin Vee shareholders are not entitled to appraisal rights with regard to the issuance of Twin Vee Common Stock in the Merger.

Generally, pursuant to the DGCL, stockholders of a Delaware corporation have appraisal rights in consolidations and mergers. The DGCL further provides that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation. Even if appraisal rights would not otherwise be available under Delaware law in the cases described in the preceding sentence, stockholders would have appraisal rights if they are required by the terms of the agreement of merger or consolidation to accept for their stock anything other than: a) shares of stock of the surviving corporation; b) shares of any other corporation which shares will be either listed on a national securities exchange or held of record by more than 2,000 stockholders; cash in lieu of fractional shares; or d) a combination of such shares and cash.

Under Delaware law, any corporation may provide in its certificate of incorporation that appraisal rights will also be available as a result of an amendment to its certificate of incorporation or the sale of all or substantially all of the assets of the corporation.

Pursuant to DGCL 262(b)(1), stockholders have no appraisal rights in the event of a merger or consolidation of the corporation if the stock of the Delaware corporation is listed on a national securities exchange, or if such stock is held of record by more than 2,000 stockholders. However, pursuant to DGCL 262(b)(3), in the event all of the stock of a subsidiary Delaware corporation party to a merger effected under DGCL 253 or 267 is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

Since Twin Vee is listed on Nasdaq, Forza shareholders are not entitled to appraisal rights with regard to the Merger .

Corporate Taxes and Fees	Delaware imposes annual franchise tax fees on all corporations incorporated in Delaware. The annual fee ranges from a minimum tax of $175.00 to a maximum of $250,000, which is calculated using an equation based on the number of shares authorized, the number of shares issued, and the gross assets of the corporation.	Delaware imposes annual franchise tax fees on all corporations incorporated in Delaware. The annual fee ranges from a minimum tax of $175.00 to a maximum of $250,000, which is calculated using an equation based on the number of shares authorized, the number of shares issued, and the gross assets of the corporation.

TWIN VEE ANNUAL MEETING PROPOSALS

TWIN VEE PROPOSAL NO. 1—APPROVAL OF THE ISSUANCE OF SHARES OF TWIN VEE COMMON STOCK PURSUANT TO THE TERMS OF THE MERGER AGREEMENT

At the Twin Vee Annual Meeting, Twin Vee stockholders will be asked to approve the issuance of shares of Twin Vee Common Stock pursuant to the Merger Agreement. Immediately following the Merger, it is expected that the stockholders of Twin Vee and Forza would own approximately 64% and 36% , respectively of the Twin Vee Common Stock then outstanding. The terms of, reasons for and other aspects of the Merger Agreement, the issuance of the Twin Vee Common Stock pursuant to the Merger Agreement and additional information are described elsewhere in this Joint Proxy Statement/Prospectus.

Vote Required

The affirmative vote of the holders of a majority of the shares of Twin Vee Common Stock present in person or represented by proxy at the Twin Vee Annual Meeting and entitled to vote on the subject matter is required for the approval of the issuance of shares of Twin Vee Common Stock pursuant to the terms of the Merger Agreement.

Twin Vee Board of Directors Recommendation

THE TWIN VEE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE ISSUANCE OF SHARES OF TWIN VEE COMMON STOCK PURSUANT TO THE TERMS OF THE MERGER AGREEMENT.

TWIN VEE PROPOSAL NO. 2—TWIN VEE ELECTION OF DIRECTORS PROPOSAL

At the Twin Vee Annual Meeting, Twin Vee stockholders will vote on the election of two Class III directors to serve for a three-year term. The Twin Vee Board of Directors has unanimously nominated Joseph Visconti and Kevin Schuyler, whose terms of office expire in 2024, upon the recommendation of Twin Vee’s nominating and corporate governance committee for re-election to the Twin Vee Board of Directors as Class III directors. If elected at the Twin Vee Annual Meeting, each nominee would serve until the 2027 annual meeting of Twin Vee stockholders and until his successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. The nominees have indicated that they are willing and able to continue to serve as directors. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for the nominee will instead be voted for the election of a substitute nominee proposed by Twin Vee. It is Twin Vee’s policy to encourage directors and nominees for director to attend the Twin Vee Annual Meeting.

Twin Vee stockholders should understand, however, that if the Merger with Forza is completed, the election of Joseph Visconti and Kevin Schuyler will not be impacted despite the fact that the Twin Vee Board of Directors will be reconstituted upon completion of the Merger, in accordance with the Merger Agreement because Twin Vee expects that Joseph Visconti and Kevin Schuyler will serve on the board of directors of the combined company, together with the remaining members of the Forza Board of Directors (Joseph Visconti, Marcia Kull, Kevin Schuyler, and Neil Ross).

Vote Required

The Class III directors will be elected by a plurality of the affirmative votes cast in person or by proxy and entitled to vote on the election of directors at the Twin Vee Annual Meeting. Accordingly, the two nominees receiving the highest number of affirmative votes will be elected. Stockholders do not have cumulative voting rights in the election of directors. If you “WITHHOLD” authority to vote with respect to one or both of the director nominees, your vote will have no effect on the election of such nominees. Broker non-votes will have no effect on the election of nominees.

THE TWIN VEE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF JOSEPH VISCONTI AND KEVIN SCHUYLER AS CLASS III DIRECTORS PURSUANT TO THIS TWIN VEE ELECTION OF DIRECTORS PROPOSAL.

Unless otherwise instructed, it is the intention of the persons named in the accompanying Twin Vee proxy card to vote shares represented by properly executed proxy cards “FOR” the election of each of Joseph Visconti and Kevin Schuyler.

TWIN VEE PROPOSAL NO. 3—RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Twin Vee’s independent registered public accounting firm for the fiscal year ended December 31, 2023 was the firm of Grassi & Co., CPAs, P.C. The Twin Vee Audit Committee has selected Grassi & Co., CPAs, P.C. as Twin Vee’s independent registered public accounting firm for fiscal 2024.

A representative of Grassi & Co., CPAs, P.C. is expected to be present either in person or via teleconference at the Twin Vee Annual Meeting and be available to respond to appropriate questions, and will have the opportunity to make a statement if he or she desires to do so.

Vote Required

The affirmative vote of the holders of a majority of the voting power of the Twin Vee Common Stock present in person or represented by proxy at the Twin Vee Annual Meeting and entitled to vote on this matter will be required to approve the ratification of the appointment of Twin Vee’s independent registered public accounting firm. Abstentions will be counted and will have the same effect as a vote against the proposal. Because this proposal is a routine matter for which brokers have discretion, broker non-votes are not expected for this matter. Ratification of the appointment of Grassi & Co., CPAs, P.C. by Twin Vee’s stockholders is not required by law, Twin Vee’s bylaws or other governing documents. As a matter of policy, however, the appointment is being submitted to Twin Vee’s stockholders for ratification at the Twin Vee Annual Meeting. If Twin Vee’s stockholders fail to ratify the appointment, the Twin Vee Audit Committee will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Twin Vee Audit Committee, in its discretion, may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in Twin Vee’s best interest and the best interests of its stockholders.

THE TWIN VEE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE SELECTION OF GRASSI & CO., CPAS, P.C. AS ITS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR ITS FISCAL YEAR ENDING ON DECEMBER 31, 2024.

TWIN VEE AUDIT COMMITTEE REPORT1

The Twin Vee Audit Committee has reviewed and discussed Twin Vee’s audited consolidated financial statements as of and for the year ended December 31, 2023 with the management of Twin Vee and Grassi & Co., CPAs, P.C., Twin Vee’s independent registered public accounting firm. Further, the Twin Vee Audit Committee has discussed with Grassi & Co., CPAs, P.C. the matters required by applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC, and other applicable regulations, relating to the firm’s judgment about the quality, not just the acceptability, of Twin Vee’s accounting principles, the reasonableness of significant judgments and estimates, and the clarity of disclosures in the consolidated financial statements.

The Twin Vee Audit Committee also has received the written disclosures and the letter from Grassi & Co., CPAs, P.C. required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, which relate to Grassi & Co., CPAs, P.C.’s independence from Twin Vee, and has discussed with Grassi & Co., CPAs, P.C. its independence from Twin Vee. The Twin Vee Audit Committee has also considered whether the independent registered public accounting firm’s provision of non-audit services to Twin Vee is compatible with maintaining the firm’s independence. The Twin Vee Audit Committee has concluded that the independent registered public accounting firm is independent from Twin Vee and its management. The Twin Vee Audit Committee also considered whether, and determined that, the independent registered public accounting firm’s provision of other non-audit services to Twin Vee was compatible with maintaining Grassi & Co., CPAs, P.C.’s independence. The Twin Vee Audit Committee also reviewed management’s report on its assessment of the effectiveness of Twin Vee’s internal control over financial reporting. In addition, the Twin Vee Audit Committee reviewed key initiatives and programs aimed at strengthening the effectiveness of Twin Vee’s internal and disclosure control structure. The members of the Twin Vee Audit Committee are not Twin Vee employees and are not performing the functions of auditors or accountants. Accordingly, it is not the duty or responsibility of the Twin Vee Audit Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures or to set auditor independence standards. Members of the Twin Vee Audit Committee necessarily rely on the information provided to them by management and the independent auditors. Accordingly, the Twin Vee Audit Committee’s considerations and discussions referred to above do not constitute assurance that the audit of Twin Vee’s consolidated financial statements has been carried out in accordance with the standards of the PCAOB or that Twin Vee’s auditors are in fact independent.

Based on the reviews, reports and discussions referred to above, the Twin Vee Audit Committee recommended to the Twin Vee Board of Directors, and the Twin Vee Board of Directors approved, that Twin Vee’s audited consolidated financial statements for the year ended December 31, 2023 and management’s assessment of the effectiveness of Twin Vee’s internal control over financial reporting be included in Twin Vee’s Annual Report on Form 10-K for the year ended December 31, 2023, for filing with the SEC. The Twin Vee Audit Committee has recommended, and the Twin Vee Board of Directors has approved, subject to stockholder ratification, the selection of Grassi & Co., CPAs, P.C. as Twin Vee’s independent registered public accounting firm for the year ending December 31, 2024.

Submitted by the Twin Vee Audit Committee. Kevin Schuyler Bard Rockenbach James Melvin Neil Ross

Members of the Twin Vee Audit Committee

1 The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not incorporated by reference in any filing of Twin Vee under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Fees Paid to the Twin Vee Independent Registered Public Accounting Firm

The following table sets forth the aggregate fees including expenses billed to Twin Vee for the years ended December 31, 2023 and 2022 by Twin Vee’s auditors:

	Year ended	Year ended
	December 31,	December 31,
	2023	2022

Audit Fees	$138,712	$125,000
Audit-Related Fees	4,110	7,600
Tax Fees	—	—
All Other Fees	—	61,400
	$142,822	194,000

The Twin Vee Audit Committee has adopted procedures for pre-approving all audit and non-audit services provided by the independent registered public accounting firm, including the fees and terms of such services. These procedures include reviewing detailed back-up documentation for audit and permitted non-audit services. The documentation includes a description of, and a budgeted amount for, particular categories of non-audit services that are recurring in nature and therefore anticipated at the time that the budget is submitted. Twin Vee Audit Committee approval is required to exceed the pre-approved amount for a particular category of non-audit services and to engage the independent registered public accounting firm for any non-audit services not included in those pre-approved amounts. For both types of pre-approval, the Twin Vee Audit Committee considers whether such services are consistent with the rules on auditor independence promulgated by the SEC and the PCAOB. The Twin Vee Audit Committee also considers whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service, based on such reasons as the auditor’s familiarity with Twin Vee’s business, people, culture, accounting systems, risk profile, and whether the services enhance its ability to manage or control risks, and improve audit quality. The Twin Vee Audit Committee may form and delegate pre-approval authority to subcommittees consisting of one or more members of the Twin Vee Audit Committee, and such subcommittees must report any pre-approval decisions to the Twin Vee Audit Committee at its next scheduled meeting. All of the services provided by the independent registered public accounting firm in 2022 and 2023 were pre-approved by the Twin Vee Audit Committee.

TWIN VEE PROPOSAL NO. 4—ADOPTION AND APPROVAL OF THE TWIN VEE REVERSE STOCK SPLIT PROPOSAL

The Twin Vee Board of Directors has adopted a resolution setting forth a proposed amendment to Twin Vee’s Certificate of Incorporation to effect a reverse stock split of the issued and outstanding shares of Twin Vee Common Stock, a copy of which is set forth in the certificate of amendment annexed to this Joint Proxy Statement/Prospectus as Annex B-1 (the “Twin Vee Reverse Stock Split Amendment”), declared such amendment advisable, and is recommending that its stockholders approve, such proposed amendment. Such amendment will be effected after stockholder approval thereof only in the event the Twin Vee Board of Directors still deems it advisable. Holders of Twin Vee Common Stock are being asked to approve the proposal that Article IV of its Certificate of Incorporation be amended to effect a reverse stock split of the Twin Vee Common Stock at a ratio in the range of one (1) share of Twin Vee Common Stock for every two (2) shares of Twin Vee Common Stock to one (1) share of Common Stock for every twenty (20) shares of Twin Vee Common Stock. If the Twin Vee Reverse Stock Split is approved by its stockholders and if the Twin Vee Reverse Stock Split Amendment is filed with the Secretary of State of the State of Delaware, the Twin Vee Certificate of Incorporation will be amended to effect the Twin Vee Reverse Stock Split by reducing the outstanding number of shares of Twin Vee Common Stock. If the Twin Vee Board of Directors does not implement an approved Twin Vee Reverse Stock Split prior to the one-year anniversary of the Twin Vee Annual Meeting, this vote will be of no further force and effect and the Twin Vee Board of Directors will again seek stockholder approval before implementing any reverse stock split after that time. The Twin Vee Board of Directors may abandon the proposed amendment to effect the Twin Vee Reverse Stock Split at any time prior to its effectiveness, whether before or after stockholder approval thereof.

As of the Twin Vee Record Date, Twin Vee had [●] shares of Twin Vee Common Stock outstanding. For purposes of illustration, if the Twin Vee Reverse Stock Split is effected at a ratio of 1-for-10, the number of issued and outstanding shares of Twin Vee Common Stock after the Twin Vee Reverse Stock Split would be approximately [●] shares. The Twin Vee Board of Directors’ decision as to whether and when to effect the Twin Vee Reverse Stock Split will be based on a number of factors, including market conditions, existing and expected trading prices for the Twin Vee Common Stock, and the continued listing requirements of the Nasdaq Capital Market. See below for a discussion of the factors that the Twin Vee Board of Directors considered in determining the Twin Vee Reverse Stock Split Ratio range, some of which included, but was not limited to, the following: the historical trading price and trading volume of the Twin Vee Common Stock; the expected impact of the Twin Vee Reverse Stock Split on the trading market for the Twin Vee Common Stock in the short-term and long-term, and general market, economic conditions, and other related conditions prevailing in Twin Vee’s industry.

The Twin Vee Reverse Stock Split, if effected, will not change the number of authorized shares of Twin Vee Common Stock or Preferred Stock, or the par value of Twin Vee Common Stock or Preferred Stock; however, effecting the Twin Vee Reverse Stock Split will provide for additional shares of authorized but unissued shares of Twin Vee Common Stock. As of the date of this Joint Proxy Statement/Prospectus, Twin Vee’s current authorized number of shares of Twin Vee Common Stock is sufficient to satisfy all of its share issuance obligations and current share plans and Twin Vee does not have any current plans, arrangements or understandings relating to the issuance of the additional shares of authorized Twin Vee Common Stock that will become available for issuance following the Twin Vee Reverse Stock Split.

Purpose and Background of the Twin Vee Reverse Stock Split

The Twin Vee Board of Directors’ primary objective in asking for authority to effect a reverse split is to increase the per-share trading price of Twin Vee Common Stock. If the Twin Vee Board of Directors does not implement the Twin Vee Reverse Stock Split prior to the one-year anniversary of the date on which the Twin Vee Reverse Stock Split is approved by its stockholders at the Twin Vee Annual Meeting, the authority granted in this proposal to implement the Twin Vee Reverse Stock Split will terminate and the Twin Vee Reverse Stock Split will be abandoned.

As background, Twin Vee received notice on May 10, 2024 from the Nasdaq Listing Qualifications Department (the “Staff”) of Nasdaq notifying it that for the preceding 30 consecutive business days (March 28, 2024 through May 9, 2024), its Common Stock did not maintain a minimum closing bid price of $1.00 (“Minimum Bid Price Requirement”) per share as required by Nasdaq Listing Rule 5550(a)(2). The notice had no immediate effect on the listing or trading of Twin Vee Common Stock and the Twin Vee Common Stock continues to trade on The Nasdaq Capital Market under the symbol “VEEE.”

Twin Vee was given 180 days, or until November 6, 2024, to regain compliance with the Minimum Bid Price Requirement; provided that Nasdaq retains discretion to grant an additional 180-calendar day grace period to determine that it has demonstrated an ability to maintain long-term compliance so long as Twin Vee (i) meets the continued listing requirement for the market value of its publicly held shares and all other initial listing standards for Nasdaq, with the exception of the Minimum Bid Price Requirement, and (ii) provides a written notice to the Staff of its intention to cure the deficiency during the second grace period by effecting a reverse stock split. In the event that Twin Vee is unable to cure the deficiency, and ultimately receive notice that Twin Vee Common Stock is being delisted, Nasdaq listing rules permit Twin Vee to appeal the delisting determination by the Staff to a Nasdaq hearings panel. Accordingly, Twin Vee is hereby asking its stockholders to approve a reverse stock split to, among other things, give Twin Vee the option to seek to regain compliance with the Minimum Bid Price Requirement.

The Twin Vee Board of Directors believes that the failure of stockholders to approve the Twin Vee Reverse Stock Split Proposal could prevent it from maintaining compliance with the Minimum Bid Price Requirement and could inhibit its ability to conduct capital raising activities, among other things. If Nasdaq delists the Twin Vee Common Stock, then the Twin Vee Common Stock would likely become traded on an over-the-counter market such as those maintained by OTC Markets Group Inc., which do not have the substantial corporate governance or quantitative listing requirements for continued trading that Nasdaq has. In that event, interest in Twin Vee Common Stock may decline and certain institutions may not have the ability to trade in the Twin Vee Common Stock, all of which could have a material adverse effect on the liquidity or trading volume of the Twin Vee Common Stock. If the Twin Vee Common Stock becomes significantly less liquid due to delisting from Nasdaq, Twin Vee stockholders may not have the ability to liquidate their investments in Twin Vee Common Stock as and when desired and Twin Vee believes its ability to maintain analyst coverage, attractive investor interest, and have access to capital may become significantly diminished as a result.

If the stockholders approve the Twin Vee Reverse Stock Split Proposal and the Twin Vee Board of Directors determines to implement the Twin Vee Reverse Stock Split, Twin Vee will file the Twin Vee Reverse Stock Split Amendment to amend the existing provision of its Certificate of Incorporation to effect the Twin Vee Reverse Stock Split. The text of the form of proposed amendment is set forth in the Twin Vee Reverse Stock Split Amendment, which is annexed to this Joint Proxy Statement/Prospectus as Annex B-1.

The Twin Vee Reverse Stock Split will be effected simultaneously for all issued and outstanding shares of Twin Vee Common Stock and the Twin Vee Reverse Stock Split Ratio will be the same for all issued and outstanding shares of Twin Vee Common Stock. The Twin Vee Reverse Stock Split will affect all of its stockholders uniformly and will not affect any stockholder’s percentage ownership interests in Twin Vee, except those stockholders who would have otherwise received fractional shares will receive cash in lieu of such fractional shares determined in the manner set forth below under the heading “Fractional Shares.” After the Twin Vee Reverse Stock Split, each share of the Twin Vee Common Stock will have the same voting rights and rights to dividends and distributions and will be identical in all other respects to the Twin Vee Common Stock now authorized. The Twin Vee Reverse Stock Split will not affect Twin Vee continuing to be subject to the periodic reporting requirements of the Exchange Act. The Twin Vee Reverse Stock Split is not intended to be, and will not have the effect of, a “going private transaction” covered by Rule 13e-3 under the Exchange Act.

The Twin Vee Reverse Stock Split may result in some stockholders owning “odd-lots” of less than 100 shares of the Twin Vee Common Stock. Brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions in “round-lots” of even multiples of 100 shares. In addition, we will not issue fractional shares in connection with the Twin Vee Reverse Stock Split, and stockholders who would have otherwise been entitled to receive such fractional shares will receive an amount in cash determined in the manner set forth below under the heading “Fractional Shares.”

Following the effectiveness of the Twin Vee Reverse Stock Split, if approved by the stockholders and implemented by Twin Vee, current stockholders will hold fewer shares of Twin Vee Common Stock.

If the Twin Vee Board of Directors decides to implement the Twin Vee Reverse Stock Split, Twin Vee would communicate to the public, prior to the Effective Time of the Twin Vee Reverse Stock Split, additional details regarding the Twin Vee Reverse Stock Split (including the final Twin Vee Reverse Stock Split Ratio, as determined by the Twin Vee Board of Directors). By voting in favor of the Twin Vee Reverse Stock Split, you are also expressly authorizing the Twin Vee Board of Directors to determine not to proceed with, and to defer or to abandon, the Twin Vee Reverse Stock Split, in the Twin Vee Board of Directors’ sole discretion. In determining whether to implement the Twin Vee Reverse Stock Split following receipt of stockholder approval of the Twin Vee Reverse Stock Split, and which Twin Vee Reverse Stock Split Ratio to implement, if any, the Twin Vee Board of Directors may consider, among other things, various factors, such as:

● Twin Vee’s ability to maintain its listing on the Nasdaq Capital Market;

● the historical trading price and trading volume of the Twin Vee Common Stock;

● the then-prevailing trading price and trading volume of the Twin Vee Common Stock and the expected impact of the Twin Vee Reverse Stock Split on the trading market for the Twin Vee Common Stock in the short and long term;

● which Twin Vee Reverse Stock Split Ratio would result in the greatest overall reduction in Twin Vee’s administrative costs; and

● prevailing general market and economic conditions.

Reasons for the Twin Vee Reverse Stock Split

To increase the per share price of Twin Vee Common Stock. As discussed above, the primary objective for effecting the Twin Vee Reverse Stock Split, should the Twin Vee Board of Directors choose to effect one, would be to increase the per share price of the Twin Vee Common Stock and regain compliance with the Nasdaq Minimum Bid Price Requirement. The Twin Vee Board of Directors believes that, should the appropriate circumstances arise, effecting the Twin Vee Reverse Stock Split, could, among other things, help it to appeal to a broader range of investors, generate greater investor interest in Twin Vee, and improve the perception of Twin Vee Common Stock as an investment security. Twin Vee Common Stock is listed on the Nasdaq Capital Market and the failure to comply with the $1.00 minimum bid price requirement may be cured by effecting the Twin Vee Reverse Stock Split.

To potentially improve the liquidity of the Twin Vee Common Stock. The Twin Vee Reverse Stock Split could allow a broader range of institutions to invest in the Twin Vee Common Stock (namely, funds that are prohibited from buying stocks whose price is below certain thresholds), potentially increasing trading volume and liquidity of the Twin Vee Common Stock and potentially decreasing the volatility of the Twin Vee Common Stock if institutions become long-term holders of the Twin Vee Common Stock. The Twin Vee Reverse Stock Split could help increase analyst and broker interest in the Twin Vee Common Stock as their policies can discourage them from following or recommending companies with low stock prices. Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may make the processing of trades in low-priced stocks economically unattractive to brokers. Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, a low average price per share of Twin Vee Common Stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were higher. Some investors, however, may view the Twin Vee Reverse Stock Split negatively since it reduces the number of shares of Twin Vee Common Stock available in the public market. If the Twin Vee Reverse Stock Split Proposal is approved and the Twin Vee Board of Directors believes that effecting the Twin Vee Reverse Stock Split is in Twin Vee’s best interest and the best interest of its stockholders, the Twin Vee Board of Directors may effect the Twin Vee Reverse Stock Split, regardless of whether its stock is at risk of delisting from Nasdaq Capital Market, for purposes of enhancing the liquidity of the Twin Vee Common Stock and to facilitate capital raising.

To increase the number of additional shares issuable under Twin Vee’s charter. A Twin Vee Reverse Stock Split will reduce the nominal number of shares of Twin Vee Common Stock outstanding and the number of shares of Twin Vee Common Stock issuable on exercise or conversion, as applicable, of outstanding warrants or convertible debentures, while leaving the number of shares issuable under its charter unchanged. A Twin Vee Reverse Stock Split will therefor effectively increase the number of shares of the Twin Vee Common Stock that Twin Vee is able to issue. This effective increase will facilitate future capital fundraising on its part. Some investors may find the Twin Vee Common Stock more attractive if the Twin Vee Reverse Stock Split is effected with additional assurance that Twin Vee is unlikely to be limited in its ability to access needed capital by the number of shares of Twin Vee Common Stock authorized for issuance. However, other investors may find the Twin Vee Common Stock a less attractive investment with the knowledge that additional dilution of the Twin Vee Common Stock is possible.

Certain Risks Associated with a Twin Vee Reverse Stock Split

Reducing the number of outstanding shares of the Twin Vee Common Stock through the Twin Vee Reverse Stock Split Proposal is intended, absent other factors, to increase the per share market price of the Twin Vee Common Stock. Other factors, however, such as Twin Vee’s financial results, market conditions, the market perception of Twin Vee’s business and other risks, including those set forth below and in Twin Vee’s SEC filings and reports, may adversely affect the market price of the Twin Vee Common Stock. As a result, there can be no assurance that the Twin Vee Reverse Stock Split, if completed, will result in the intended benefits described above, that the market price of the Twin Vee Common Stock will increase following the Twin Vee Reverse Stock Split or that the market price of the Twin Vee Common Stock will not decrease in the future.

The Twin Vee Reverse Stock Split May Not Result in a Sustained Increase in the Price of the Twin Vee Common Stock. As noted above, the principal purpose of the Twin Vee Reverse Stock Split Proposal is to maintain a higher average per share market closing price of the Twin Vee Common Stock of at least $1.00 per share in order to regain compliance with Nasdaq’s Minimum Bid Price Requirement. However, the effect of the Twin Vee Reverse Stock Split upon the market price of the Twin Vee Common Stock cannot be predicted with any certainty and Twin Vee cannot assure you that the Twin Vee Reverse Stock Split will accomplish this objective for any meaningful period of time, or at all.

The Twin Vee Reverse Stock Split May Decrease the Liquidity of the Twin Vee Common Stock. The Twin Vee Board of Directors believes that the Twin Vee Reverse Stock Split may result in an increase in the market price of the Twin Vee Common Stock, which could lead to increased interest in the Twin Vee Common Stock and possibly promote greater liquidity for its stockholders. However, the Twin Vee Reverse Stock Split will also reduce the total number of outstanding shares of Twin Vee Common Stock, which may lead to reduced trading and a smaller number of market makers for the Twin Vee Common Stock.

The Twin Vee Reverse Stock Split May Result in Some Stockholders Owning “Odd Lots” That May Be More Difficult to Sell or Require Greater Transaction Costs per Share to Sell. If the Twin Vee Reverse Stock Split is implemented, it will increase the number of stockholders who own “odd lots” of less than 100 shares of Twin Vee Common Stock. A purchase or sale of less than 100 shares of Twin Vee Common Stock (an “odd lot” transaction) may result in incrementally higher trading costs through certain brokers, particularly “full service” brokers. Therefore, those stockholders who own less than 100 shares of Twin Vee Common Stock following the Twin Vee Reverse Stock Split may be required to pay higher transaction costs if they sell their Twin Vee Common Stock.

The Twin Vee Reverse Stock Split May Lead to a Decrease in the Overall Market Capitalization of Twin Vee. The Twin Vee Reverse Stock Split may be viewed negatively by the market and, consequently, could lead to a decrease in Twin Vee’s overall market capitalization. If the per share market price of the Twin Vee Common Stock does not increase in proportion to the Twin Vee Reverse Stock Split Ratio, then Twin Vee’s value, as measured by its market capitalization, will be reduced.

The Twin Vee Reverse Stock Split May Lead to Further Dilution of the Twin Vee Common Stock. Since the Twin Vee Reverse Stock Split would reduce the number of shares of Twin Vee Common Stock outstanding and the number of shares of Twin Vee Common Stock issuable on exercise or conversion, as applicable, of outstanding warrants or options, while leaving the number of shares authorized and issuable under Twin Vee’s Certificate of Incorporation unchanged, the Twin Vee Reverse Stock Split would effectively increase the number of shares of the Twin Vee Common Stock that Twin Vee would be able to issue and could lead to dilution of the Twin Vee Common Stock in future financings.

Potential Anti-takeover Effects of the Twin Vee Reverse Stock Split

Release No. 34-15230 of the staff of the SEC requires disclosure and discussion of the effects of any action, including the proposals discussed herein, that may be used as an anti-takeover mechanism. The relative increase in the number of shares of Twin Vee Common Stock available for issuance vis-à-vis the outstanding shares of Twin Vee Common Stock, could, under certain circumstances, have an anti-takeover effect, although this is not the purpose or intent of the Twin Vee Board of Directors. It could potentially deter takeovers, including takeovers that the Twin Vee Board of Directors has determined are not in the best interest of Twin Vee’s stockholders, in that additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover more difficult. For example, Twin Vee could issue additional shares so as to dilute the stock ownership or voting rights of persons seeking to obtain control without its agreement. Similarly, the issuance of additional shares to certain persons allied with Twin Vee’s management could have the effect of making it more difficult to remove its current management by diluting the stock ownership or voting rights of persons seeking to cause such removal. The increase in the number of shares of authorized and unissued shares of Twin Vee Common Stock therefore may have the effect of discouraging unsolicited takeover attempts. By potentially discouraging initiation of any such unsolicited takeover attempts, the Twin Vee Reverse Stock Split may limit the opportunity for Twin Vee’s stockholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal.

Impact of a Twin Vee Reverse Stock Split If Implemented

A Twin Vee Reverse Stock Split would affect all holders of Twin Vee Common Stock uniformly and would not affect any stockholder’s percentage ownership interests or proportionate voting power. The other principal effects of the Twin Vee Reverse Stock Split will be that:

●the number of issued and outstanding shares of Twin Vee Common Stock (and treasury shares), if any, will be reduced proportionately based on the final Twin Vee Reverse Stock Split Ratio, as determined by the Twin Vee Board of Directors;

●based on the final Twin Vee Reverse Stock Split Ratio, the per share exercise price or conversion price, as applicable, of all outstanding warrants will be increased proportionately and the number of shares of Twin Vee Common Stock issuable upon the exercise or conversion, as applicable, of all outstanding warrants and convertible debentures will be reduced proportionately; and

●the number of shares reserved for issuance pursuant to any outstanding equity awards and any maximum number of shares with respect to which equity awards may be granted will be reduced proportionately based on the final Twin Vee Reverse Stock Split Ratio.

The following table sets forth the approximate number of shares of the Twin Vee Common Stock that would be outstanding immediately after the Twin Vee Reverse Stock Split based on the current authorized number of shares of Twin Vee Common Stock at various exchange ratios, based on [●] shares of Twin Vee Common Stock actually issued and outstanding as of August [●], 2024. The table does not account for fractional shares that will be paid in cash.

	Estimated Number of Shares of Twin Vee Common Stock Before Twin Vee Reverse Stock Split	Estimated Number of Shares of Twin Vee Common Stock After Twin Vee Reverse Stock Split on a 1-for-10 basis	Estimated Number of Shares of Twin Vee Common Stock After Twin Vee Reverse Stock Split on a 1-for-20 basis
Authorized Twin Vee Common Stock	50,000,000	50,000,000	50,000,000
Shares of Twin Vee Common Stock issued and outstanding
Shares of Twin Vee Common Stock issuable under outstanding options, RSUs, warrants, or reserved for issuance under existing plans
Shares of Twin Vee Common Stock authorized but unissued (Authorized Twin Vee Common Stock minus issued and outstanding shares, shares issuable upon outstanding options, RSUs, warrants, and shares reserved for issuance under existing incentive plans)

Twin Vee is currently authorized to issue a maximum of 50,000,000 shares of Twin Vee Common Stock. As of the Twin Vee Record Date, there were [●] shares of Twin Vee Common Stock issued and outstanding. Although the number of authorized shares of Twin Vee Common Stock will not change as a result of the Twin Vee Reverse Stock Split, the number of shares of Twin Vee Common Stock issued and outstanding will be reduced in proportion to the Twin Vee Reverse Stock Split ratio selected by the Twin Vee Board of Directors. Thus, the Twin Vee Reverse Stock Split will effectively increase the number of authorized and unissued shares of Twin Vee Common Stock available for future issuance by the amount of the reduction effected by the Twin Vee Reverse Stock Split.

Following the Twin Vee Reverse Stock Split, the Twin Vee Board of Directors will have the authority, subject to applicable securities laws, to issue all authorized and unissued shares without further stockholder approval, upon such terms and conditions as the Twin Vee Board of Directors deems appropriate. Although Twin Vee considers financing opportunities from time to time, it does not currently have any plans, proposals or understandings to issue the additional shares that would be available if the Twin Vee Reverse Stock Split is approved and effected, but some of the additional shares underlie warrants and convertible debentures, which could be exercised or converted after the Twin Vee Reverse Stock Split is effected.

Effects of the Twin Vee Reverse Stock Split

Management does not anticipate that Twin Vee’s financial condition, the percentage ownership of Twin Vee Common Stock by management, the number of Twin Vee’s stockholders or any aspect of its business will materially change as a result of the Twin Vee Reverse Stock Split. Because the Twin Vee Reverse Stock Split will apply to all issued and outstanding shares of Twin Vee Common Stock and outstanding rights to purchase Twin Vee Common Stock or to convert other securities into Twin Vee Common Stock, the proposed Twin Vee Reverse Stock Split will not alter the relative rights and preferences of existing stockholders, except to the extent the Twin Vee Reverse Stock Split will result in fractional shares, as discussed in more detail below.

The Twin Vee Common Stock is currently registered under Section 12(b) of the Exchange Act, and Twin Vee is subject to the periodic reporting and other requirements of the Exchange Act. The Twin Vee Reverse Stock Split will not affect the registration of the Twin Vee Common Stock under the Exchange Act or the listing of the Twin Vee Common Stock on Nasdaq Capital Market (other than to the extent it facilitates compliance with Nasdaq Capital Market continued listing standards). Following the Twin Vee Reverse Stock Split, the Twin Vee Common Stock will continue to be listed on the Nasdaq Capital Market, although it will be considered a new listing with a new Committee on Uniform Securities Identification Procedures, or CUSIP number.

The rights of the holders of the Twin Vee Common Stock will not be affected by the Twin Vee Reverse Stock Split, other than as a result of the treatment of fractional shares as described below. For example, a holder of 2% of the voting power of the outstanding shares of the Twin Vee Common Stock immediately prior to the effectiveness of the Twin Vee Reverse Stock Split will generally continue to hold 2% of the voting power of the outstanding shares of the Twin Vee Common Stock immediately after effecting the Twin Vee Reverse Stock Split. The number of stockholders of record will not be affected by the Twin Vee Reverse Stock Split (except to the extent any are cashed out as a result of holding fractional shares). If approved and implemented, the Twin Vee Reverse Stock Split may result in some stockholders owning “odd lots” of less than 100 shares of the Twin Vee Common Stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally higher than the costs of transactions in “round lots” of even multiples of 100 shares. The Twin Vee Board of Directors believes, however, that these potential effects are outweighed by the benefits of the Twin Vee Reverse Stock Split.

Effectiveness of the Twin Vee Reverse Stock Split. The Twin Vee Reverse Stock Split, if approved by Twin Vee’s stockholders, would become effective upon the filing and effectiveness of an amendment to its Certificate of Incorporation with the Secretary of State of the State of Delaware, which would take place at the Twin Vee Board of Directors’ discretion. The exact timing of the filing of the Twin Vee Reverse Stock Split Amendment, if filed, would be determined by the Twin Vee Board of Directors based on its evaluation as to when such action would be the most advantageous to Twin Vee and its stockholders. In addition, the Twin Vee Board of Directors reserves the right, notwithstanding stockholder approval and without further action by the stockholders, to elect not to proceed with the Twin Vee Reverse Stock Split at any time prior to filing the Twin Vee Reverse Stock Split Amendment with the Secretary of State of the State of Delaware, if the Twin Vee Board of Directors, in its sole discretion, determines that it is no longer in Twin Vee’s best interests or the best interests of its stockholders to proceed with the Twin Vee Reverse Stock Split. If the Twin Vee Board of Directors does not implement the Twin Vee Reverse Stock Split prior to the one-year anniversary of the date on which the Twin Vee Reverse Stock Split is approved by Twin Vee stockholders at the Twin Vee Annual Meeting, the authority granted in this proposal to implement the Twin Vee Reverse Stock Split will terminate and the Twin Vee Reverse Stock Split will be abandoned.

Effect on Par Value; Reduction in Stated Capital. The proposed Twin Vee Reverse Stock Split will not affect the par value of Twin Vee’s stock, which will remain at $0.001 per share of Twin Vee Common Stock and $0.001 per share of Twin Vee Preferred Stock. As a result, the stated capital on Twin Vee’s balance sheet attributable to Twin Vee Common Stock, which consists of the par value per share of Twin Vee Common Stock multiplied by the aggregate number of shares of Twin Vee Common Stock issued and outstanding, will be reduced in proportion to the Twin Vee Reverse Stock Split Ratio selected by the Twin Vee Board of Directors. Correspondingly, Twin Vee’s additional paid-in capital account, which consists of the difference between Twin Vee’s stated capital and the aggregate amount paid to Twin Vee upon issuance of all currently outstanding shares of the Twin Vee Common Stock, will be increased by the amount by which the stated capital is reduced. Twin Vee’s stockholders’ equity, in the aggregate, will remain unchanged.

Book-Entry Shares. If the Twin Vee Reverse Stock Split is effected, stockholders, either as direct or beneficial owners, will have their holdings electronically adjusted by Twin Vee’s transfer agent (and, for beneficial owners, by their brokers or banks that hold in “street name” for their benefit, as the case may be) to give effect to the Twin Vee Reverse Stock Split. Banks, brokers, custodians or other nominees will be instructed to effect the Twin Vee Reverse Stock Split for their beneficial holders holding Twin Vee Common Stock in street name. However, these banks, brokers, custodians or other nominees may have different procedures than registered stockholders for processing the Twin Vee Reverse Stock Split and making payment for fractional shares. If a stockholder holds shares of Twin Vee Common Stock with a bank, broker, custodian or other nominee and has any questions in this regard, stockholders are encouraged to contact their bank, broker, custodian or other nominee. Twin Vee does not issue physical certificates to stockholders.

No Appraisal Rights. Under the Delaware General Corporation Law, Twin Vee stockholders are not entitled to dissenters’ rights or appraisal rights with respect to the Twin Vee Reverse Stock Split described in the Twin Vee Reverse Stock Split Proposal, and Twin Vee will not independently provide Twin Vee stockholders with any such rights.

Fractional Shares. Twin Vee does not intend to issue fractional shares in connection with the Twin Vee Reverse Stock Split. And, in lieu thereof, any person who would otherwise be entitled to a fractional share of Twin Vee Common Stock as a result of the reclassification and combination following the effective time of the Twin Vee Reverse Stock Split (after taking into account all fractional shares of Twin Vee Common Stock otherwise issuable to such holder) shall be entitled to receive a cash payment equal to the number of shares of the Twin Vee Common Stock held by such stockholder before the Twin Vee Reverse Stock Split that would otherwise have been exchanged for such fractional share interest multiplied by the average closing sales price of the Twin Vee Common Stock as reported on the Nasdaq Capital Market for the ten days preceding the effective time of the Twin Vee Reverse Stock Split. After the Twin Vee Reverse Stock Split is effected, a stockholder will have no further interest in Twin Vee with respect to its fractional share interest and persons otherwise entitled to a fractional share will not have any voting, dividend or other rights with respect thereto, except to receive the above-described cash payment. Stockholders should be aware that under the escheat laws of various jurisdictions, sums due for fractional interests that are not timely claimed after the effective time of the Twin Vee Reverse Stock Split may be required to be paid to the designated agent for each such jurisdiction. Stockholders otherwise entitled to receive such funds, who have not received them, will have to seek to obtain such funds directly from the jurisdiction to which they were paid.

Material U.S. Federal Income Tax Considerations Related to the Twin Vee Reverse Stock Split

The following is a general summary of the material U.S. federal income tax considerations to U.S. holders (as defined below) of the Twin Vee Reverse Stock Split. This discussion is based upon current provisions of the Code, existing and proposed Treasury regulations promulgated under the Code (the “Treasury Regulations”) and judicial authority and administrative interpretations, all as of the date of this document, and all of which are subject to change, possibly with retroactive effect, and are subject to differing interpretations. Changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Twin Vee has not sought and will not seek an opinion of counsel or any rulings from the IRS with respect to any of the tax considerations discussed below. As a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below.

This discussion is limited to U.S. holders (except to the extent such discussion explicitly addresses non-U.S. holders) that hold Twin Vee Common Stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address any tax consequences arising under the tax on net investment income or the alternative minimum tax, nor does it address any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction, U.S. federal estate or gift tax laws, or any tax treaties. Furthermore, this discussion does not address all aspects of U.S. federal income taxation that may be applicable to U.S. holders in light of their particular circumstances or to U.S. holders that may be subject to special rules under U.S. federal income tax laws, including, without limitation:

●a bank, insurance company or other financial institution;

●a tax-exempt or a governmental organization;

●a real estate investment trust;

●an S corporation or other pass-through entity (or an investor in an S corporation or other pass-through entity);

●a regulated investment company or a mutual fund;

●a dealer or broker in stocks and securities, or currencies;

●a trader in securities that elects mark-to-market treatment;

●a holder of Twin Vee Common Stock that received such stock through the exercise of an employee option, pursuant to a retirement plan or otherwise as compensation;

●a person who holds Twin Vee Common Stock as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction;

●a corporation that accumulates earnings to avoid U.S. federal income tax;

●a person whose functional currency is not the U.S. dollar;

●a U.S. holder who holds Twin Vee Common Stock through non-U.S. brokers or other non-U.S. intermediaries;

●a U.S. holder owning or treated as owning 5% or more of Twin Vee Common Stock;

●a person subject to Section 451(b) of the Code; or

●a former citizen or long-term resident of the United States subject to Section 877 or 877A of the Code.

If a partnership, or any entity (or arrangement) treated as a partnership for U.S. federal income tax purposes, holds Twin Vee Common Stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership and upon certain determinations made at the partner level. Partnerships holding Twin Vee Common Stock and partners in such partnerships should consult their own tax advisors about the U.S. federal income tax consequences of the Twin Vee Reverse Stock Split.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of shares of Twin Vee Common Stock that is for U.S. federal income tax purposes:

●an individual citizen or resident of the United States;

●a corporation (or any other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

●an estate, whose income is subject to U.S. federal income tax regardless of its source; or

●a trust (i) the administration of which is subject to the primary supervision of a U.S. court and that has one or more United States persons that have the authority to control all substantial decisions of the trust or (ii) that has made a valid election under applicable Treasury Regulations to be treated as a domestic trust.

A “non-U.S. holder” is, for U.S. federal income tax purposes, a beneficial owner of shares of Twin Vee Common Stock that is a not a U.S. holder or a partnership for U.S. federal income tax purposes.

Tax Consequences of the Twin Vee Reverse Stock Split Generally

The Twin Vee Reverse Stock Split should constitute a “recapitalization” for U.S. federal income tax purposes. As a result, a U.S. holder of Twin Vee Common Stock generally should not recognize gain or loss upon the Twin Vee Reverse Stock Split, except with respect to cash received in lieu of a fractional share of Twin Vee Common Stock, as discussed below. A U.S. holder’s aggregate tax basis in the shares of Twin Vee Common Stock received pursuant to the Twin Vee Reverse Stock Split should equal the aggregate tax basis of the shares of Twin Vee Common Stock surrendered (excluding any portion of such basis that is allocated to any fractional share of Common Stock), and such U.S. holder’s holding period in the shares of Twin Vee Common Stock received should include the holding period in the shares of Twin Vee Common Stock surrendered. Treasury Regulations provide detailed rules for allocating the tax basis and holding period of the shares of Twin Vee Common Stock surrendered to the shares of Twin Vee Common Stock received in a recapitalization pursuant to the Twin Vee Reverse Stock Split. U.S. holders of shares of Twin Vee Common Stock acquired on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares.

Cash in Lieu of Fractional Shares

A U.S. holder of Twin Vee Common Stock that receives cash in lieu of a fractional share of Twin Vee Common Stock pursuant to the Twin Vee Reverse Stock Split and whose proportionate interest in us is reduced (after taking into account certain constructive ownership rules) should generally recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the U.S. holder’s tax basis in the shares of Twin Vee Common Stock surrendered that is allocated to such fractional share of Twin Vee Common Stock. Such capital gain or loss should be long-term capital gain or loss if the U.S. holder’s holding period for Common Stock surrendered exceeds one year at the effective time of the Twin Vee Reverse Stock Split. The deductibility of capital losses is subject to limitations. A U.S. holder that receives cash in lieu of a fractional share of Twin Vee Common Stock pursuant to the Twin Vee Reverse Stock Split and whose proportionate interest in us is not reduced (after taking into account certain constructive ownership rules) should generally be treated as having received a distribution that will be treated first as dividend income to the extent paid out of Twin Vee’s current or accumulated earnings and profits, and then as a tax-free return of capital to the extent of the U.S. holder’s tax basis in its Twin Vee Common Stock, with any remaining amount being treated as capital gain. U.S. holders should consult their tax advisors regarding the tax effects to them of receiving cash in lieu of fractional shares based on their particular circumstances.

Non-U.S. Holders

Generally, non-U.S. holders will not recognize any gain or loss as a result of the Twin Vee Reverse Stock Split. In particular, gain or loss will not be recognized with respect to a non-U.S. holder that receives cash in lieu of a fractional share of Twin Vee Common Stock and whose proportionate interest in us is reduced (after taking into account certain constructive ownership rules) provided that (a) such gain or loss is not effectively connected with the conduct of a trade or business by such non-U.S. holder in the United States (or, if certain income tax treaties apply, is not attributable to a non-U.S. holder’s permanent establishment in the United States), (b) with respect to a non-U.S. holder who is an individual, such non-U.S. holder is present in the United States for less than 183 days in the taxable year of the Twin Vee Reverse Stock Split and other conditions are met, and (c) such non-U.S. holder complies with certain certification requirements. If such gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the U.S., and if an applicable income tax treaty so provides, the gain is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States, the non-U.S. holder will be taxed on a net income basis at the regular tax rates and in the manner applicable to U.S. holders, and if the non-U.S. holder is a corporation, an additional branch profits tax at a rate of 30%, or a lower rate as may be specified by an applicable income tax treaty, may also apply. If the non-U.S. holder is an individual present in the United States for 183 days or more in the taxable year of the Twin Vee Reverse Stock Split and certain other requirements are met, the non-U.S. holder will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence) on the net gain from the exchange of the shares of Twin Vee Common Stock, which may be offset by certain U.S.-source capital losses of the non-U.S. holder, if any.

Notwithstanding the foregoing, with respect to a non-U.S. holder that receives cash in lieu of a fractional share of Twin Vee Common Stock pursuant to the Twin Vee Reverse Stock Split and whose proportionate interest in us is not reduced (after taking into account certain constructive ownership rules), the gain will be treated as a dividend rather than capital gain to the extent of the non-U.S. holder’s ratable share of Twin Vee’s current or accumulated earnings and profits as calculated for U.S. federal income tax purposes, then as a tax-free return of capital to the extent of (and in reduction of) the non-U.S. holder’s aggregate adjusted tax basis in the shares, and any remaining amount will be treated as capital gain.

Twin Vee will withhold U.S. federal income taxes equal to 30% of any cash payments made to a non-U.S. holder as a result of the Reverse Stock Split that may be treated as a dividend, unless such holder properly demonstrates that a reduced rate of U.S. federal income tax withholding or an exemption from such withholding is applicable. For example, an applicable income tax treaty may reduce or eliminate U.S. federal income tax withholding, in which case a non-U.S. holder claiming a reduction in (or exemption from) such tax must provide us with a properly completed IRS Form W-8BEN (or other appropriate IRS Form W-8) claiming the applicable treaty benefit. Alternatively, an exemption generally should apply if the non-U.S. holder’s gain is effectively connected with a U.S. trade or business of such holder, and such holder provides us with an appropriate statement to that effect on a properly completed IRS Form W-8ECI.

Non-U.S. holders should consult their own tax advisors regarding possible dividend treatment and should consult their own tax advisor regarding the U.S. federal, state, local, and foreign income and other tax consequences of the Twin Vee Reverse Stock Split.

Information Reporting and Backup Withholding

Cash payments received by a U.S. holder of Twin Vee Common Stock pursuant to the Twin Vee Reverse Stock Split may be subject to information reporting and may be subject to U.S. backup withholding (currently at 24%) unless such holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with the applicable requirements of the backup withholding rules. In general, backup withholding and information reporting will not apply to payment of cash in lieu of a fractional share of Twin Vee Common Stock to a non-U.S. holder pursuant to the Twin Vee Reverse Stock Split if the non-U.S. holder certifies under penalties of perjury that it is a non-U.S. holder, and the applicable withholding agent does not have actual knowledge to the contrary. In certain circumstances the amount of cash paid to a non-U.S. holder in lieu of a fractional share of Twin Vee Common Stock, the name and address of the beneficial owner and the amount, if any, of tax withheld may be reported to the IRS. Any amount withheld under the U.S. backup withholding rules is not an additional tax and will generally be allowed as a refund or credit against the holder’s U.S. federal income tax liability provided that the required information is timely furnished to the IRS.

FATCA

Under the Foreign Account Tax Compliance Act (“FATCA”), withholding taxes may apply to certain types of payments made to ‘‘foreign financial institutions’’ (as specially defined in the Code) and certain other non-United States entities. Specifically, a 30% withholding tax may be imposed on dividends on stock paid to a foreign financial institution or to a non-financial foreign entity, unless (1) the foreign financial institution undertakes certain diligence and reporting, (2) the non-financial foreign entity either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (1) above, then, pursuant to an agreement between it and the U.S. Treasury or an intergovernmental agreement between, generally, the jurisdiction in which it is resident and the U.S. Treasury, it must, among other things, identify accounts held by certain United States persons or United States-owned foreign entities, annually report certain information about such accounts and withhold 30% on payments to non-compliant foreign financial institutions and certain other account holders.

Any cash paid to a non-U.S. holder as a result of the Twin Vee Reverse Stock Split that is treated as dividend may be subject to withholding under FATCA unless the requirements set forth above are satisfied (if applicable) and appropriate certifications are made. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of Twin Vee Common Stock on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

Interests of Directors and Executive Officers

Twin Vee directors and executive officers have no substantial interests, directly or indirectly, in the matters set forth in this proposal except to the extent of their ownership of shares of Twin Vee Common Stock.

Vote Required

The affirmative vote of a majority of the votes cast by the holders of all shares of Twin Vee Common Stock present or represented and voting on the Twin Vee Reverse Stock Split Proposal at the Twin Vee Annual Meeting is required to approve the Twin Vee Reverse Stock Split Proposal. Since abstentions are not considered votes cast, they will have no effect on this proposal. Broker non-votes are not expected for this proposal because Twin Vee believes this matter is a routine matter.

THE TWIN VEE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF
THE TWIN VEE REVERSE STOCK SPLIT PROPOSAL.

TWIN VEE PROPOSAL NO. 5—AMENDMENT TO THE TWIN VEE POWERCATS CO. 2021 STOCK INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE THEREUNDER BY 1,000,000 SHARES TO 3,171,800 SHARES

The Twin Vee 2021 Plan, as adopted, initially reserved an aggregate of 2,000,000 shares of Twin Vee Common Stock for issuance under the Twin Vee 2021 Plan. The shares available for issuance under the Twin Vee 2021 Plan increased by 171,800 shares pursuant to its evergreen provision since the date the Twin Vee 2021 Plan was approved. The Twin Vee Board of Directors has approved, subject to stockholder approval, an amendment to the Twin Vee 2021 Plan to increase the number of shares authorized for issuance thereunder by 1,000,000 shares of Twin Vee Common Stock to 3,171,800 shares. The proposed Amendment No. 1 to the Twin Vee 2021 Plan (the “Twin Vee 2021 Plan Amendment”), is attached hereto as Annex D.

A summary of the Twin Vee 2021 Plan, as proposed to be amended, is set forth below. This summary is qualified in its entirety by the full text of the Twin Vee 2021 Plan and the proposed Twin Vee 2021 Plan Amendment.

Reasons for the Proposed Amendment

The Twin Vee Board of Directors recommends that stockholders vote “FOR” the adoption of the Twin Vee 2021 Plan Amendment to increase the number of authorized shares. In making such recommendation, the Twin Vee Board of Directors considered a number of factors, including the following:

●        Equity-based compensation awards are a critical element of Twin Vee’s overall compensation program. Twin Vee believes that its long-term incentive compensation program aligns the interests of management, employees and the stockholders to create long-term stockholder value. The Twin Vee 2021 Plan Amendment will allow Twin Vee to continue to attract, motivate and retain its officers, key employees, non-employee directors and consultants.

●        Twin Vee believes the current amount of shares remaining available for grant under the Twin Vee 2021 Plan are not sufficient in light of its compensation structure and strategy, and that the additional shares being sought, plus future increases pursuant to the evergreen provision, will help Twin Vee ensure that it continues to have a sufficient number of shares authorized and available for future awards issued under the Twin Vee 2021 Plan Amendment.

Stockholders are asked to approve the Twin Vee 2021 Plan Amendment to satisfy Nasdaq requirements relating to stockholder approval of equity compensation and to qualify certain stock options authorized under the Twin Vee 2021 Plan for treatment as incentive stock options under Section 422 of the Internal Revenue Code.

Share Usage and Key Data

Twin Vee manages its long-term stockholder dilution by limiting the number of equity incentive awards granted annually. The Twin Vee Compensation Committee monitors Twin Vee’s annual stock award Burn Rate and Overhang (each as defined below), among other factors, in its efforts to maximize stockholders’ value by granting what, in the Committee’s judgment, are the appropriate number of equity incentive awards necessary to attract, reward, and retain employees, non-employee directors and consultants. The table below illustrates Twin Vee’s Burn Rate and Overhang under the Twin Vee 2021 Plan for the past three fiscal years with details of each calculation noted below the table.

	2023	2022	2021
Burn Rate(1)	1.75%	6.12%	10.29%
Overhang(2)	4.42%	5.88%	12.5%

(1)      Burn Rate is (number of shares subject to equity awards granted during a fiscal year)/(total common shares outstanding for that fiscal year).

(2)      Overhang is (number of shares subject to outstanding awards at the end of a fiscal year + number of shares available for new awards under incentive plan)/(number of shares subject to outstanding awards at the end of the fiscal year + number of shares available for new awards under incentive plan + total common shares outstanding for that fiscal year).

As of the Twin Vee Record Date, Twin Vee’s capital structure consisted of [●] shares of Twin Vee Common Stock outstanding and no shares of preferred stock. The table below shows Twin Vee’s potential dilution (referred to as “overhang”) levels based on its most recent Twin Vee Common Stock outstanding, equity awards outstanding and Twin Vee’s request for 1,000,000 additional shares to be available pursuant to the Twin Vee 2021 Plan. The 1,000,000 additional shares represent [●]% of Twin Vee’s outstanding shares as of the Twin Vee Record Date. The Twin Vee Board of Directors believes that the additional shares requested represents a reasonable amount of potential equity dilution, which will allow Twin Vee to continue awarding equity awards, an important component of its compensation program.

	# Shares Outstanding as of [●]/2024	% of Common Shares Outstanding as of [●]/2024
New Share Reserve Proposal	1,000,000	%
Stock Options Outstanding under the Twin Vee 2021 Plan		%
Shares Currently Remaining Available for Issuance under the Twin Vee 2021 Plan		%
Total Awards Outstanding + Shares Currently Available for Issuance + New Share Reserve		%
Common Shares Outstanding (together with Common Shares issuable upon exercise of outstanding warrants) as of 7/[●]/2024(1)

(1)     Consisting of: (i) [●] shares of Twin Vee Common Stock outstanding; and (ii) [●] shares of Twin Vee Common Stock issuable upon exercise of outstanding warrants.

Text of the Amendment

The proposed Twin Vee 2021 Plan Amendment is attached hereto as Annex D. The proposed Twin Vee 2021 Plan Amendment increases the shares reserved for issuance of awards under the Twin Vee 2021 Plan by 1,000,000 shares to [●] shares.

As of August [●], 2024, Twin Vee has [●] shares of Twin Vee Common Stock available for future issuance under the Twin Vee 2021 Plan (not including future increases under the Twin Vee 2021 Plan’s current evergreen provision). Twin Vee does not believe that the number of awards remaining available for grant under the Twin Vee 2021 Plan is sufficient to enable Twin Vee to retain and recruit employees, officers, non-employee directors and other individual service providers, and aligning and increasing their interests in Twin Vee’s success. Twin Vee estimates that with the Twin Vee 2021 Plan Amendment, together with the evergreen provision providing for an annual increase each year, it will have a sufficient number of shares of Twin Vee Common Stock to cover issuances under the Twin Vee 2021 Plan for [two] years.

In the event that Twin Vee’s stockholders do not approve this proposal, the Twin Vee 2021 Plan Amendment will not become effective and awards will continue to be made under the Twin Vee 2021 Plan to the limited extent that there are available shares of Twin Vee Common Stock to do so.

Summary of the Twin Vee 2021 Plan

The principal provisions of the Twin Vee 2021 Plan are summarized below.

Administration

The Twin Vee 2021 Plan vests broad powers in a committee to administer and interpret the Twin Vee 2021 Plan. The Twin Vee Board of Directors has initially designated the Twin Vee Compensation Committee to administer the Twin Vee 2021 Plan. Except when limited by the terms of the Twin Vee 2021 Plan, the Twin Vee Compensation Committee has the authority to, among other things: select the persons to be granted awards; determine the type, size and term of awards; establish performance objectives and conditions for earning awards; determine whether such performance objectives and conditions have been met; and accelerate the vesting or exercisability of an award. In its discretion, the Twin Vee Compensation Committee may delegate all or part of its authority and duties with respect to granting awards to one or more of Twin Vee’s officers, subject to certain limitations and provided applicable law so permits.

The Twin Vee Board of Directors may amend, alter or discontinue the Twin Vee 2021 Plan and the Twin Vee Compensation Committee may amend any outstanding award at any time; provided, however, that no such amendment or termination may adversely affect awards then outstanding without the holder’s permission. In addition, any amendments seeking to increase the total number of shares reserved for issuance under the Twin Vee 2021 Plan or modifying the classes of participants eligible to receive awards under the Twin Vee 2021 Plan will require ratification by Twin Vee’s stockholders in accordance with applicable law. Additionally, as described more fully below, neither the Twin Vee Compensation Committee nor the Twin Vee Board of Directors is permitted to reprice outstanding options or stock appreciation rights without shareholder consent.

Eligibility

Any of Twin Vee’s employees, directors, consultants, and other service providers, or those of its affiliates, are eligible to participate in the Twin Vee 2021 Plan and may be selected by the Twin Vee Compensation Committee to receive an award.

Vesting

The compensation committee determines the vesting conditions for awards. These conditions may include the continued employment or service of the participant, the attainment of specific individual or corporate performance goals, or other factors as determined in the compensation committee’s discretion (collectively, “Vesting Conditions”).

Shares of Stock Available for Issuance

Subject to certain adjustments, the maximum number of shares of Twin Vee Common Stock that initially could be issued under the Twin Vee 2021 Plan in connection with awards was 2,000,000, which has been increased to 2,171,800 shares pursuant to the evergreen provision hereinafter described. In addition, the maximum number of shares of Twin Vee Common Stock that may be issued under the Twin Vee 2021 Plan will automatically increase on January 1 of each calendar year for a period of ten years commencing on January 1, 2022 and ending on (and including) January 1, 2031, in a number of shares of Twin Vee Common Stock equal to 4.5% of the total number of shares of Twin Vee Common Stock outstanding on December 31 of the preceding calendar year; provided, however that the Twin Vee Board of Directors may act prior to January 1 of a given calendar year to provide that the increase for such year will be a lesser number of shares of Twin Vee Common Stock. All available shares may be utilized toward the grant of any type of award under the Twin Vee 2021 Plan. The Twin Vee 2021 Plan imposes a $250,000 limitation on the total grant date fair value of awards granted to any non-employee director in his or her capacity as a non-employee director in any single calendar year. Twin Vee has issued options to purchase an aggregate of 1,271,016 shares of Twin Vee Common Stock.

In the event of any merger, consolidation, reorganization, recapitalization, stock split, reverse stock split, split up, spin-off, combination of shares, exchange of shares, stock dividend, dividend in kind, or other like change in capital structure (other than ordinary cash dividends), or other similar corporate event or transaction that affects Twin Vee Common Stock, the compensation committee shall make adjustments to the number and kind of shares authorized by the Twin Vee 2021 Plan and covered under outstanding Twin Vee 2021 Plan awards as it determines appropriate and equitable.

Shares subject to Twin Vee 2021 Plan awards that expire without being fully exercised or that are otherwise forfeited, cancelled or terminated may again be made available for issuance under the Twin Vee 2021 Plan. However, shares withheld in settlement of a tax withholding obligation, or in satisfaction of the exercise price payable upon exercise of an option, will not again become available for issuance under the Twin Vee 2021 Plan.

Types of Awards

The following types of awards may be granted to participants under the Twin Vee 2021 Plan: (i) incentive stock options, or ISOs; (ii) nonqualified stock options, or NQOs and together with ISOs, options, (iii) stock appreciation rights, (iv) restricted stock, or (v) restricted stock units.

Stock Options. An option entitles the holder to purchase from Twin Vee a stated number of shares of Twin Vee Common Stock. An ISO may only be granted to an employee of Twin Vee or its eligible affiliates. The Twin Vee Compensation Committee will specify the number of shares of Twin Vee Common Stock subject to each option and the exercise price for such option, provided that the exercise price may not be less than the fair market value of a share of Twin Vee Common Stock on the date the option is granted. Notwithstanding the foregoing, if ISOs are granted to any 10% stockholder, the exercise price shall not be less than 110% of the fair market value of Twin Vee Common Stock on the date the option is granted.

Generally, options may be exercised in whole or in part through a cash payment. The compensation committee may, in its sole discretion, permit payment of the exercise price of an option in the form of previously acquired shares based on the fair market value of the shares on the date the option is exercised, through means of  “net settlement,” which involves the cancellation of a portion of the option to cover the cost of exercising the balance of the option or by such other means as it deems acceptable.

All options shall be or become exercisable in accordance with the terms of the applicable award agreement. The maximum term of an option shall be determined by the Twin Vee Compensation Committee on the date of grant but shall not exceed 10 years (5 years in the case of ISOs granted to any 10% stockholder). In the case of ISOs, the aggregate fair market value (determined as of the date of grant) of Twin Vee Common Stock with respect to which such ISOs become exercisable for the first time during any calendar year cannot exceed $100,000. ISOs granted in excess of this limitation will be treated as non-qualified stock options.

Stock Appreciation Rights. A stock appreciation right represents the right to receive, upon exercise, any appreciation in a share of Twin Vee Common Stock over a particular time period. The base price of a stock appreciation right shall not be less than the fair market value of a share of Twin Vee Common Stock on the date the stock appreciation right is granted. This award is intended to mirror the benefit the participant would have received if the Twin Vee Compensation Committee had granted the participant an option. The maximum term of a stock appreciation right shall be determined by the Twin Vee Compensation Committee on the date of grant but shall not exceed 10 years. Distributions with respect to stock appreciation rights may be made in cash, shares of Twin Vee Common Stock, or a combination of both, at the compensation committee’s discretion.

Unless otherwise provided in an award agreement or determined by the Twin Vee Compensation Committee, if a participant terminates employment with Twin Vee (or its affiliates) due to death or disability, the participant’s unexercised options and stock appreciation rights may be exercised, to the extent they were exercisable on the termination date, for a period of twelve months from the termination date or until the expiration of the original award term, whichever period is shorter. If the participant terminates employment with Twin Vee (or its affiliates) for cause, (i) all unexercised options and stock appreciation rights (whether vested or unvested) shall terminate and be forfeited on the termination date, and (ii) any shares in respect of exercised options or stock appreciation rights for which we have not yet delivered share certificates will be forfeited and we will refund to the participant the option exercise price paid for those shares, if any. If the participant’s employment terminates for any other reason, any vested but unexercised options and stock appreciation rights may be exercised by the participant, to the extent exercisable at the time of termination, for a period of ninety days from the termination date (or such time as specified by the compensation committee at or after grant) or until the expiration of the original option or stock appreciation right term, whichever period is shorter. Unless otherwise provided by the compensation committee, any options and stock appreciation rights that are not exercisable at the time of termination of employment shall terminate and be forfeited on the termination date.

Restricted Stock. A restricted stock award is a grant of shares of Twin Vee Common Stock, which are subject to forfeiture restrictions during a restriction period. The compensation committee will determine the price, if any, to be paid by the participant for each share of Twin Vee Common Stock subject to a restricted stock award. The restricted stock may be subject to Vesting Conditions. If the specified Vesting Conditions are not attained, the participant will forfeit the portion of the restricted stock award with respect to which those conditions are not attained, and the underlying Twin Vee Common Stock will be forfeited to us. At the end of the restriction period, if the Vesting Conditions have been satisfied, the restrictions imposed will lapse with respect to the applicable number of shares. Unless otherwise provided in an award agreement or determined by the compensation committee, upon termination a participant will forfeit all restricted stock that then remains subject to forfeiture restrictions.

Restricted Stock Units. Restricted stock units are granted in reference to a specified number of shares of Twin Vee Common Stock and entitle the holder to receive, on the achievement of applicable Vesting Conditions, shares of Twin Vee Common Stock. Unless otherwise provided in an award agreement or determined by the Compensation committee, upon termination a participant will forfeit all restricted stock units that then remain subject to forfeiture.

Change in Control

In the event of a change in control, the compensation committee may, on a participant-by-participant basis: (i) cause any or all outstanding awards to become vested and immediately exercisable (as applicable), in whole or in part; (ii) cause any outstanding option or stock appreciation right to become fully vested and immediately exercisable for a reasonable period in advance of the change in control and, to the extent not exercised prior to that change in control, cancel that option or stock appreciation right upon closing of the change in control; (iii) cancel any unvested award or unvested portion thereof, with or without consideration; (iv) cancel any award in exchange for a substitute award; (v) redeem any restricted stock or restricted stock unit for cash and/or other substitute consideration with value equal to the fair market value of an unrestricted share on the date of the change in control; (vi) cancel any outstanding option or stock appreciation right with respect to all Twin Vee Common Stock for which the award remains unexercised in exchange for a cash payment equal to the excess (if any) of the fair market value of the Twin Vee Common Stock subject to the option or stock appreciation right over the exercise price of the option or stock appreciation right; (vii) impose vesting terms on cash or substitute consideration payable upon cancellation of an award that are substantially similar to those that applied to the cancelled award immediately prior to the change in control, and/or earn-out, escrow, holdback or similar arrangements, to the extent such arrangements are applicable to any consideration paid to stockholders in connection with the change in control; (viii) take such other action as the compensation committee shall determine to be reasonable under the circumstances; and/or (ix) in the case of any award subject to Section 409A of the Code, the compensation committee shall only be permitted to use discretion to alter the settlement timing of the award to the extent that such discretion would be permitted under Section 409A of the Code.

Repricing

Neither the Twin Vee Board of Directors nor the compensation committee may, without obtaining prior approval of Twin Vee’s stockholders: (i) implement any cancellation/re-grant program pursuant to which outstanding options or stock appreciation rights under the Twin Vee 2021 Plan are cancelled and new options or stock appreciation rights are granted in replacement with a lower exercise per share; (ii) cancel outstanding options or stock appreciation rights under the Twin Vee 2021 Plan with an exercise price per share in excess of the then current fair market value per share for consideration payable in Twin Vee’s equity securities; or (iii) otherwise directly reduce the exercise price in effect for outstanding options or stock appreciation rights under the Twin Vee 2021 Plan.

Miscellaneous

Generally, awards granted under the Twin Vee 2021 Plan shall be nontransferable except by will or by the laws of descent and distribution. No participant shall have any rights as a stockholder with respect to shares covered by options or restricted stock units, unless and until such awards are settled in shares of Twin Vee Common Stock. Twin Vee’s obligation to issue shares or to otherwise make payments in respect of Twin Vee 2021 Plan awards will be conditioned on Twin Vee’s ability to do so in compliance with all applicable laws and exchange listing requirements. The awards will be subject to Twin Vee’s recoupment and stock ownership policies, as may be in effect from time to time. The Twin Vee 2021 Plan will expire 10 years after it became effective.

New Plan Benefits

The grant of options and other awards under the Twin Vee 2021 Plan is discretionary, and Twin Vee cannot determine now the number or type of options or other awards to be granted in the future to any particular person or group other than the anticipated annual director grants.

Since it is not possible to determine the exact number of awards that will be granted under the Twin Vee 2021 Plan, the awards granted during fiscal 2023 under the Twin Vee 2021 Plan to its Named Executive Officers and certain groups of individuals are set forth in the following table.

Name and position	Number of RSUs Granted	Number of Shares Underlying Options Granted
Joseph Visconti, Twin Vee’s Chief Executive Officer	—	—
Preston Yarborough, Twin Vee’s Vice President	—	25,000
Carrie Gunnerson, Twin Vee’s Former Chief Financial Officer	—	25,000
All Current Executive Officers as a Group(3)	—	25,000
All Current Non-employee Directors as a Group(7)	—	—
All Current Non-Executive Officer Employees as a Group(2)	53,663	—

Material U.S. Federal Income Tax Consequences

The following is a brief description of the principal federal income tax consequences, as of the date of this proxy statement, associated with the grant of awards under the Twin Vee 2021 Plan. This summary is based on Twin Vee’s understanding of present United States federal income tax law and regulations. The summary does not purport to be complete or applicable to every specific situation. Furthermore, the following discussion does not address foreign, state or local tax consequences.

Options

Grant. There is generally no United States federal income tax consequence to the participant solely by reason of the grant of incentive stock options or nonqualified stock options under the Twin Vee 2021 Plan, assuming the exercise price of the option is not less than the fair market value of the shares on the date of grant.

Exercise. If certain requirements are satisfied, including the requirement that the participant generally must exercise the incentive stock option no later than three months following the termination of the participant’s employment with Twin Vee, the exercise of an incentive stock option is not a taxable event for regular federal income tax purposes. However, such exercise may give rise to alternative minimum tax liability on the part of the participant (see “Alternative Minimum Tax” below). Upon the exercise of a nonqualified stock option, the participant will generally recognize ordinary income in an amount equal to the excess of the fair market value of the shares at the time of exercise over the amount paid by the participant as the exercise price. The ordinary income recognized in connection with the exercise by a participant of a nonqualified stock option will be subject to both wage and employment tax withholding, and Twin Vee generally will be entitled to a corresponding deduction.

The participant’s tax basis in the shares acquired pursuant to the exercise of an option will be the amount paid upon exercise plus, in the case of a nonqualified stock option, the amount of ordinary income, if any, recognized by the participant upon exercise thereof.

Qualifying Dispositions of Incentive Stock Option Shares. If a participant disposes of shares of Twin Vee Common Stock acquired upon exercise of an incentive stock option in a taxable transaction, and such disposition occurs more than two years from the date on which the option was granted and more than one year after the date on which the shares were transferred to the participant pursuant to the exercise of the incentive stock option, the participant will realize long-term capital gain or loss equal to the difference between the amount realized upon such disposition and the participant’s adjusted basis in such shares (generally the option exercise price).

Disqualifying Dispositions of Incentive Stock Option Shares. If a participant disposes of shares of Twin Vee Common Stock acquired upon the exercise of an incentive stock option (other than in certain tax free transactions) within two years from the date on which the incentive stock option was granted or within one year after the transfer of shares to the participant pursuant to the exercise of the incentive stock option, at the time of disposition the participant will generally recognize ordinary income equal to the lesser of: (i) the excess of each such share’s fair market value on the date of exercise over the exercise price paid by the participant or (ii) the participant’s actual gain. Any gain in excess of that amount will be recognized as a capital gain. If the participant incurs a loss on the disposition (the total amount realized is less than the exercise price paid by the participant), the loss will be a capital loss. Any capital gain or loss recognized on a disqualifying disposition of shares of Twin Vee Common Stock acquired upon exercise of incentive stock will be short-term or long-term depending on whether the shares of Twin Vee Common Stock were held for more than one year from the date such shares were transferred to the participant.

Dispositions of Nonqualified Stock Option Shares. If a participant disposes of shares of Twin Vee Common Stock acquired upon exercise of a nonqualified stock option in a taxable transaction, the participant will recognize capital gain or loss in an amount equal to the difference between the participant’s basis (as discussed above) in the shares sold and the total amount realized upon disposition. Any such capital gain or loss will be short-term or long-term depending on whether the shares of Twin Vee Common Stock were held for more than one year from the date such shares were transferred to the participant.

Alternative Minimum Tax. Alternative minimum tax is payable if and to the extent the amount thereof exceeds the amount of the participant’s regular tax liability, and any alternative minimum tax paid generally may be credited against future regular tax liability (but not future alternative minimum tax liability).

Alternative minimum tax applies to alternative minimum taxable income. Generally, regular taxable income as adjusted for tax preferences and other items is treated differently under the alternative minimum tax.

For alternative minimum tax purposes, the spread upon exercise of an incentive stock option (but not a nonqualified stock option) will be included in alternative minimum taxable income, and the taxpayer will receive a tax basis equal to the fair market value of the shares of Twin Vee Common Stock at such time for subsequent alternative minimum tax purposes. However, if the participant disposes of the incentive stock option shares in the year of exercise, the alternative minimum tax income cannot exceed the gain recognized for regular tax purposes, provided that the disposition meets certain third-party requirements for limiting the gain on a disqualifying disposition. If there is a disqualifying disposition in a year other than the year of exercise, the income on the disqualifying disposition is not considered alternative minimum taxable income.

There are no federal income tax consequences to Twin Vee by reason of the grant of incentive stock options or nonqualified stock options or the exercise of an incentive stock option (other than disqualifying dispositions). At the time the participant recognizes ordinary income from the exercise of a nonqualified stock option, Twin Vee will be entitled to a federal income tax deduction in the amount of the ordinary income so recognized (as described above), provided that it satisfies its reporting obligations described below. To the extent the participant recognizes ordinary income by reason of a disqualifying disposition of the stock acquired upon exercise of an incentive stock option, and subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation, Twin Vee generally will be entitled to a corresponding deduction in the year in which the disposition occurs. Twin Vee is required to report to the Internal Revenue Service any ordinary income recognized by any participant by reason of the exercise of a nonqualified stock option or by reason of a disqualifying disposition of shares acquired pursuant to the exercise of an incentive stock option. Twin Vee is required to withhold income and employment taxes (and pay the employer’s share of the employment taxes) with respect to ordinary income recognized by the participant upon exercise of nonqualified stock options.

Stock Appreciation Rights

There are generally no tax consequences to the participant or Twin Vee by reason of the grant of stock appreciation rights. In general, upon exercise of a stock appreciation rights award, the participant will recognize taxable ordinary income equal to the excess of the stock’s fair market value on the date of exercise over the stock appreciation rights’ base price, or the amount payable. Twin Vee is required to withhold income and employment taxes (and pay the employer’s share of the employment taxes) with respect to ordinary income realized upon the exercise of a stock appreciation right. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation, Twin Vee generally will be entitled to a business expense deduction equal to the taxable ordinary income realized by the participant.

Restricted Stock

Unless a participant makes a Section 83(b) election, as described below, with respect to restricted stock granted under the Twin Vee 2021 Plan, a participant receiving such an award will not recognize U.S. taxable ordinary income until an award is vested and Twin Vee will not be entitled to a deduction at the time such award is granted. While an award remains unvested or otherwise subject to a substantial risk of forfeiture, a participant will recognize compensation income equal to the amount of any dividends received by the participant, if any, with respect to the award, and Twin Vee will be allowed a deduction in a like amount. When an award vests or otherwise ceases to be subject to a substantial risk of forfeiture, the excess of the fair market value of the award on the date of vesting or the cessation of the substantial risk of forfeiture over the amount paid, if any, by the participant for the award will be ordinary income to the participant and will be claimed as a deduction for federal income tax purposes by Twin Vee. Twin Vee is required to withhold income and employment taxes (and pay the employer’s share of the employment taxes) with respect to the ordinary realized upon the vesting of a restricted stock grant. Upon disposition of the restricted stock shares, the gain or loss recognized by the participant will be treated as capital gain or loss, and the capital gain or loss will be short-term or long-term depending upon whether the participant held the shares for more than one year following the vesting or cessation of the substantial risk of forfeiture.

In the case of a participant who receives a restricted stock award that is unvested or otherwise subject to a substantial risk of forfeiture, if the participant files a Section 83(b) election with the Internal Revenue Service within 30 days after the date of grant, the participant’s ordinary income and commencement of holding period, and Twin Vee’s deduction, will be determined as of the date of grant. In such a case, the amount of ordinary income recognized by such a participant and deductible by Twin Vee will be equal to the excess of the fair market value of the award as of the date of grant over the amount paid, if any, by the participant for the award. Twin Vee is required to withhold income and employment taxes (and pay the employer’s share of the employment taxes) with respect to the ordinary realized upon the filing of a Section 83(b) election. If such election is made and a participant thereafter forfeits his or her award, no refund or deduction will be allowed for the amount previously included in such participant’s income.

Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation and any tax withholding condition, Twin Vee generally will be entitled to a business expense deduction equal to the taxable ordinary income realized by the recipient.

Section 409A

If an award under the Twin Vee 2021 Plan is subject to Section 409A of the Code but does not comply with the requirements of Section 409A of the Code, the taxable events as described above (including the requirement to withhold income taxes) could apply earlier than described and could result in the imposition of additional taxes, interest and penalties.

Potential Limitation on Company Deductions

Section 162(m) of the Code generally disallows a tax deduction for compensation in excess of $1 million paid in a taxable year by a publicly held corporation to its chief executive officer and certain other “covered employees”. The Twin Vee Board of Directors and the Twin Vee Compensation Committee intend to consider the potential impact of Section 162(m) on grants made under the Twin Vee 2021 Plan but reserve the right to approve grants of options and other awards for an executive officer that exceeds the deduction limit of Section 162(m).

Market Price of Shares

The closing price of Twin Vee Common Stock, as reported on Nasdaq on August [●], 2024, was $[●].

The following table provides information with respect to the Twin Vee 2021 Plan, as of December 31, 2023, with respect to options outstanding under the Twin Vee 2021 Plan.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Equity Compensation Plan Options*	Weighted- Average Exercise Price of Outstanding Equity Compensation Plan Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in the first column)(1)
Equity compensation plans approved by security holders	1,271,016	3.99	291,734
Equity compensation plans not approved by security holders	—
Total	1,271,016	3.99	291,734

(1) The maximum number of shares of Twin Vee Common Stock that may be issued under the Twin Vee 2021 Plan will automatically increase on January 1 of each calendar year for a period of ten years commencing on January 1, 2022 and ending on (and including) January 1, 2031, in a number of shares of Twin Vee Common Stock equal to 4.5% of the total number of shares of Twin Vee Common Stock outstanding on December 31 of the preceding calendar year; provided, however that the Twin Vee Board of Directors may act prior to January 1 of a given calendar year to provide that the increase for such year will be a lesser number of shares of Twin Vee Common Stock.

Interests of Directors and Executive Officers

Twin Vee’s directors and executive officers have substantial interests in the matters set forth in this proposal since equity awards may be granted to them under the Twin Vee 2021 Plan.

Vote Required

To be approved, the Twin Vee 2021 Plan Amendment must receive the affirmative vote of the holders of shares of Twin Vee Common Stock having a majority in voting power of the votes cast by the holders of all of the shares of stock present or represented at the Annual Meeting and voting affirmatively or negatively on such matter. Abstentions and broker non-votes are not considered votes cast and, accordingly, will have no effect on the vote with respect to this proposal.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE AMENDMENT TO THE TWIN VEE POWERCATS CO. 2021 STOCK INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE THEREUNDER BY 1,000,000 SHARES TO 3,171,800 SHARES.

TWIN VEE PROPOSAL NO. 6—ADJOURNMENT OF THE TWIN VEE ANNUAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE INSUFFICIENT VOTES IN FAVOR OF TWIN VEE PROPOSAL NO. 3, TWIN VEE PROPOSAL NO. 4 AND/OR TWIN VEE PROPOSAL NO. 5

If Twin Vee fails to receive a sufficient number of votes to approve Twin Vee Proposal No. 3, Twin Vee Proposal No. 4 and/or Twin Vee Proposal No. 5, Twin Vee may propose to adjourn the Twin Vee Annual Meeting, if a quorum is present, for the purpose of soliciting additional proxies to approve Twin Vee Proposal No. 3, Twin Vee Proposal No. 4 and/or Twin Vee Proposal No. 5. Twin Vee currently does not intend to propose adjournment of the Twin Vee Annual Meeting if there are sufficient votes to approve Twin Vee Proposal No. 3, Twin Vee Proposal No. 4 and/or Twin Vee Proposal No. 5. If Twin Vee’s stockholders approve this proposal, the Twin Vee Board of Directors could adjourn the Twin Vee Annual Meeting and any adjourned session of the Twin Vee Annual Meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from Twin Vee’s stockholders that have previously voted. Among other things, approval of this proposal could mean that, even if Twin Vee had received proxies representing a sufficient number of votes to defeat Twin Vee Proposal No. 3, Twin Vee Proposal No. 4 and/or Twin Vee Proposal No. 5, it could adjourn the Twin Vee Annual Meeting without a vote on such proposal and seek to convince its stockholders to change their votes in favor of such proposals.

Vote Required

Approval of the proposal to adjourn the Twin Vee Annual Meeting for the purpose of soliciting additional proxies requires the affirmative vote of the holders of a majority of the votes present, in person or by proxy, and entitled to vote on the matter at the Twin Vee Annual Meeting.

Twin Vee Board of Directors Recommendation

THE TWIN VEE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ADJOURNMENT OF THE TWIN VEE ANNUAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF TWIN VEE PROPOSAL NO. 3, TWIN VEE PROPOSAL NO. 4 AND/OR TWIN VEE PROPOSAL NO. 5.

FORZA ANNUAL MEETING PROPOSALS

FORZA PROPOSAL NO. 1—APPROVAL OF THE MERGER AND THE MERGER AGREEMENT

At the Forza Annual Meeting, Forza stockholders will be asked to approve the Merger and the Merger Agreement. Immediately following the Merger, it is expected that the stockholders of Twin Vee and Forza would own approximately 64% and 36% , respectively of the Twin Vee Common Stock then outstanding and the security holders would own on a fully diluted basis % and % , respectively of the Twin Vee securities then outstanding on a fully diluted basis . The terms, reasons for and other aspects of the Merger Agreement, the issuance of the Twin Vee Common Stock pursuant to the Merger Agreement and additional information are described elsewhere in this Joint Proxy Statement/Prospectus

Vote Required to Approve the Merger and The Merger Agreement

The affirmative vote of the holders of a majority of the outstanding shares of Forza Common Stock on the Forza Record Date is required for the approval of the Merger and the Merger Agreement under the DGCL. In addition, Forza is requiring that the holders of a majority of the voting power of the shares of Forza Common Stock present in person or represented by proxy at the Forza Annual Meeting and entitled to vote on this matter, excluding Twin Vee, will be required to approve the Merger and the Merger Agreement.

Forza Board of Directors’ Recommendation

THE FORZA BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE MERGER, THE MERGER AGREEMENT, AND THE TRANSACTIONS CONTEMPLATED THEREIN.

FORZA PROPOSAL NO. 2—ELECTION OF DIRECTORS

At the Forza Annual Meeting, Forza stockholders will vote on the election of one Class II director to serve for a three-year term. The Forza Board of Directors has unanimously nominated Marcia Kull, whose term of office expires in 2024, upon the recommendation of Forza’s nominating and corporate governance committee for re-election to the Forza Board of Directors as a Class II director. If elected at the Forza Annual Meeting, the nominee would serve until the 2027 annual meeting of Forza’s stockholders and until her successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. The nominee has indicated that she is willing and able to continue to serve as a director. If the nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for the nominee will instead be voted for the election of a substitute nominee proposed by Forza. It is Forza’s policy to encourage directors and nominees for director to attend the Forza Annual Meeting.

Forza stockholders should understand, however, that if the Merger with Twin Vee is completed, it is anticipated that Marcia Kull will be appointed as a director of the combined company and all Forza directors, other than Joseph Visconti, will resign as Forza board members.

Required Vote; Recommendation of Forza Board of Directors

The Class II director will be elected by a plurality of the affirmative votes cast in person or by proxy and entitled to vote on the election of directors at the Forza Annual Meeting. Accordingly, the nominee receiving the highest number of affirmative votes will be elected. Forza stockholders do not have cumulative voting rights in the election of directors. If you “WITHHOLD” authority to vote with respect to the director nominee, your vote will have no effect on the election of such nominee. Broker non-votes will have no effect on the election of the nominee.

THE FORZA BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF MARCIA KULL AS A CLASS II DIRECTOR PURSUANT TO THIS FORZA ELECTION OF DIRECTORS PROPOSAL.

Unless otherwise instructed, it is the intention of the persons named in the accompanying Forza proxy card to vote shares represented by properly executed proxy cards “FOR” the election of Marcia Kull.

FORZA PROPOSAL NO. 3—

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Forza’s independent registered public accounting firm for the fiscal year ended December 31, 2023 was the firm of Grassi & Co., CPAs, P.C. The Forza Audit Committee has selected Grassi & Co., CPAs, P.C. as Forza’s independent registered public accounting firm for fiscal 2024.

A representative of Grassi & Co., CPAs, P.C.is expected to be present either in person or via teleconference at the Forza Annual Meeting and be available to respond to appropriate questions, and will have the opportunity to make a statement if he or she desires to do so.

Vote Required

The affirmative vote of the holders of a majority of the voting power of the shares of Forza Common Stock present in person or represented by proxy at the Forza Annual Meeting and entitled to vote on this matter will be required to approve the ratification of the appointment of Forza’s independent registered public accounting firm. Abstentions will be counted and will have the same effect as a vote against the proposal. Because this proposal is a routine matter for which brokers have discretion, broker non-votes are not expected for this matter. Ratification of the appointment of Grassi & Co., CPAs, P.C. by Forza’s stockholders is not required by law, Forza’s Bylaws or other governing documents. As a matter of policy, however, the appointment is being submitted to Forza’s stockholders for ratification at the Forza Annual Meeting. If Forza’s stockholders fail to ratify the appointment, the Forza Audit Committee will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Forza Audit Committee, in its discretion, may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in Forza’s best interest and the best interests of its stockholders.

THE FORZA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE SELECTION OF GRASSI & CO., CPAS, P.C. AS ITS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR ITS FISCAL YEAR ENDING ON DECEMBER 31, 2024.

FORZA AUDIT COMMITTEE REPORT1

The Forza Audit Committee has reviewed and discussed Forza’s audited consolidated financial statements as of and for the year ended December 31, 2023 with the management of Forza and Grassi & Co., CPAs, P.C., Forza’s independent registered public accounting firm. Further, the Forza Audit Committee has discussed with Grassi & Co., CPAs, P.C. the matters required by applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC, and other applicable regulations, relating to the firm’s judgment about the quality, not just the acceptability, of Forza’s accounting principles, the reasonableness of significant judgments and estimates, and the clarity of disclosures in the consolidated financial statements.

The Forza Audit Committee also has received the written disclosures and the letter from Grassi & Co., CPAs, P.C. required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, which relate to Grassi & Co., CPAs, P.C.’s independence from Forza, and has discussed with Grassi & Co., CPAs, P.C. its independence from Twin Vee. The Forza Audit Committee has also considered whether the independent registered public accounting firm’s provision of non-audit services to Forza is compatible with maintaining the firm’s independence. The Forza Audit Committee has concluded that the independent registered public accounting firm is independent from Forza and its management. The Forza Audit Committee also considered whether, and determined that, the independent registered public accounting firm’s provision of other non-audit services to us was compatible with maintaining Grassi & Co., CPAs, P.C.’s independence. The Forza Audit Committee also reviewed management’s report on its assessment of the effectiveness of Forza’s internal control over financial reporting. In addition, the Forza Audit Committee reviewed key initiatives and programs aimed at strengthening the effectiveness of Forza’s internal and disclosure control structure. The members of the Forza Audit Committee are not Forza’s employees and are not performing the functions of auditors or accountants. Accordingly, it is not the duty or responsibility of the Forza Audit Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures or to set auditor independence standards. Members of the Forza Audit Committee necessarily rely on the information provided to them by management and the independent auditors. Accordingly, the Forza Audit Committee’s considerations and discussions referred to above do not constitute assurance that the audit of Forza’s consolidated financial statements has been carried out in accordance with the standards of the PCAOB or that Forza’s auditors are in fact independent.

Based on the reviews, reports and discussions referred to above, the Forza Audit Committee recommended to the Forza Board of Directors, and the Forza Board of Directors approved, that Forza’s audited consolidated financial statements for the year ended December 31, 2023 and management’s assessment of the effectiveness of Forza’s internal control over financial reporting be included in Forza’s Annual Report on Form 10-K for the year ended December 31, 2023, for filing with the SEC. The Forza Audit Committee has recommended, and the Forza Board of Directors has approved, subject to stockholder ratification, the selection of Grassi & Co., CPAs, P.C.as Forza’s independent registered public accounting firm for the year ending December 31, 2024.

Submitted by the Forza Audit Committee. Kevin Schuler Bard Rockenbach James Melvin Neil Ross
Members of the Forza Audit Committee

1 The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not incorporated by reference in any filing of Forza under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Forza stockholders should understand, however, that if the Merger with Twin Vee is completed, it is anticipated that Forza will no longer retain a separate auditor.

Fees Paid to the Forza Independent Registered Public Accounting Firm

The following table sets forth the aggregate fees including expenses billed to Forza for the years ended December 31, 2023 and 2022 by its auditors:

	Year ended	Year ended
	December 31,	December 31,
	2023	2022

Audit Fees	$97,613	$57,272
Audit Related Fees	59,595	—
Tax Fees	—	—
All Other Fees	—	—
	$157,208	$57,272

(1) These fees consist of services provided with regard to the Merger as well as certain technology and travel expenses.

The Forza Audit Committee has adopted procedures for pre-approving all audit and non-audit services provided by the independent registered public accounting firm, including the fees and terms of such services. These procedures include reviewing detailed back-up documentation for audit and permitted non-audit services. The documentation includes a description of, and a budgeted amount for, particular categories of non-audit services that are recurring in nature and therefore anticipated at the time that the budget is submitted. Forza Audit Committee approval is required to exceed the pre-approved amount for a particular category of non-audit services and to engage the independent registered public accounting firm for any non-audit services not included in those pre-approved amounts. For both types of pre-approval, the Forza Audit Committee considers whether such services are consistent with the rules on auditor independence promulgated by the SEC and the PCAOB. The Forza Audit Committee also considers whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service, based on such reasons as the auditor’s familiarity with our business, people, culture, accounting systems, risk profile, and whether the services enhance our ability to manage or control risks, and improve audit quality. The Forza Audit Committee may form and delegate pre-approval authority to subcommittees consisting of one or more members of the Forza Audit Committee, and such subcommittees must report any pre-approval decisions to the Forza Audit Committee at its next scheduled meeting. All of the services provided by the independent registered public accounting firm in 2022 and 2023 were pre-approved by the Forza Audit Committee.

FORZA PROPOSAL NO. 4—ADOPTION AND APPROVAL OF THE FORZA REVERSE STOCK SPLIT PROPOSAL

The Forza Board of Directors has adopted a resolution setting forth a proposed amendment to Forza’s Amended and Restated Certificate of Incorporation to effect a reverse stock split of the issued and outstanding shares of Forza Common Stock, a copy of which is set forth in the certificate of amendment annexed to this proxy statement as Annex B-2 (the “Forza Reverse Stock Split Amendment”), declared such amendment advisable, and is recommending that Forza’s stockholders approve, such proposed amendment. Such amendment will be effected after stockholder approval thereof only in the event the Merger is not completed and the Forza Board of Directors still deems it advisable. Holders of Forza Common Stock are being asked to approve the proposal that Article IV of Forza’s Amended and Restated Certificate of Incorporation be amended to effect a reverse stock split of the Forza Common Stock at a ratio in the range of one (1) share of Forza Common Stock for every two (2) shares of Forza Common Stock to one (1) share of Forza Common Stock for every twenty (20) shares of Forza Common Stock. If the Forza Reverse Stock Split is approved by Forza’s stockholders and if the Forza Reverse Stock Split Amendment is filed with the Secretary of State of the State of Delaware, Forza’s Amended and Restated Certificate of Incorporation will be amended to effect the Forza Reverse Stock Split by reducing the outstanding number of shares of Forza Common Stock. If the Forza Board of Directors does not implement an approved Forza Reverse Stock Split prior to the one-year anniversary of this meeting or the Merger is not completed by then, this vote will be of no further force and effect and the Forza Board of Directors will again seek stockholder approval before implementing any reverse stock split after that time. The Forza Board of Directors may abandon the proposed amendment to effect the Forza Reverse Stock Split at any time prior to its effectiveness, whether before or after stockholder approval thereof and will not effect the Forza Reverse Stock Split if the Merger is completed.

As of the Forza Record Date, Forza had [●] shares of Forza Common Stock outstanding. For purposes of illustration, if the Forza Reverse Stock Split is effected at a ratio of 1-for-10, the number of issued and outstanding shares of Forza Common Stock after the Forza Reverse Stock Split would be approximately [●] shares. The Forza Board of Directors’ decision as to whether and when to effect the Forza Reverse Stock Split will be based on a number of factors, including market conditions, existing and expected trading prices for the Forza Common Stock, and the continued listing requirements of the Nasdaq Capital Market. See below for a discussion of the factors that the Forza Board of Directors considered in determining the Forza Reverse Stock Split Ratio range, some of which included, but was not limited to, the following: the historical trading price and trading volume of the Forza Common Stock; the expected impact of the Forza Reverse Stock Split on the trading market for the Forza Common Stock in the short-term and long-term, and general market, economic conditions, and other related conditions prevailing in our industry.

The Forza Reverse Stock Split, if effected, will not change the number of authorized shares of Forza Common Stock or Preferred Stock, or the par value of Forza Common Stock or Preferred Stock; however, effecting the Forza Reverse Stock Split will provide for additional shares of authorized but unissued shares of Forza Common Stock. As of the date of this Joint Proxy Statement/ Prospectus, Forza’s current authorized number of shares of Forza Common Stock is sufficient to satisfy all of our share issuance obligations and current share plans and we do not have any current plans, arrangements or understandings relating to the issuance of the additional shares of authorized Forza Common Stock that will become available for issuance following the Forza Reverse Stock Split.

Purpose and Background of the Forza Reverse Stock Split

The Forza Board of Directors’ primary objective in asking for authority to effect a reverse split is to increase the per-share trading price of Forza Common Stock. If the Forza Board of Directors does not implement the Forza Reverse Stock Split prior to the one-year anniversary of the date on which the Forza Reverse Stock Split is approved by our stockholders at the Forza Annual Meeting, the authority granted in this proposal to implement the Forza Reverse Stock Split will terminate and the Forza Reverse Stock Split will be abandoned.

As background, Forza received notice on October 4, 2024 from the Nasdaq Listing Qualifications Department (the “Staff”) of Nasdaq notifying it that for the preceding 30 consecutive business days (August 22, 2023 through October 3, 2023), Forza Common Stock did not maintain a minimum closing bid price of $1.00 (“Minimum Bid Price Requirement”) per share as required by Nasdaq Listing Rule 5550(a)(2). The notice has no immediate effect on the listing or trading of Forza Common Stock and the Forza Common Stock will continue to trade on The Nasdaq Capital Market under the symbol “FRZA.”

Forza was originally given 180 days, or until April 1, 2024, to regain compliance with the Minimum Bid Price Requirement which was extended to September 30, 2024. In the event that Forza is unable to cure the deficiency, and ultimately receives notice that Forza Common Stock is being delisted, Nasdaq listing rules permit Forza to appeal the delisting determination by the Staff to a Nasdaq hearings panel. Accordingly, Forza is hereby asking its stockholders to approve a reverse split to, among other things, give it the option to seek to regain compliance with the Minimum Bid Price Requirement if the Merger is not completed.

The Forza Board of Directors believes that the failure of stockholders to approve the Forza Reverse Stock Split Proposal could prevent Forza from maintaining compliance with the Minimum Bid Price Requirement and could inhibit its ability to conduct capital raising activities, among other things. If Nasdaq delists the Forza Common Stock and the Merger is not completed, then the Forza Common Stock would likely become traded on an over-the-counter market such as those maintained by OTC Markets Group Inc., which do not have the substantial corporate governance or quantitative listing requirements for continued trading that Nasdaq has. In that event, interest in Forza Common Stock may decline and certain institutions may not have the ability to trade in the Forza Common Stock, all of which could have a material adverse effect on the liquidity or trading volume of the Forza Common Stock. If the Forza Common Stock becomes significantly less liquid due to delisting from Nasdaq, Forza stockholders may not have the ability to liquidate their investments in the Forza Common Stock as and when desired and Forza believes its ability to maintain analyst coverage, attractive investor interest, and have access to capital may become significantly diminished as a result.

If the stockholders approve the Forza Reverse Stock Split Proposal and the Forza Board of Directors determines to implement the Forza Reverse Stock Split, Forza will file the Forza Reverse Stock Split Amendment to amend the existing provision of the Amended and Restated Certificate of Incorporation to effect the Forza Reverse Stock Split. The text of the form of proposed amendment is set forth in the Forza Reverse Stock Split Amendment, which is annexed to this Joint Proxy Statement/Prospectus as Annex B-2.

The Forza Reverse Stock Split will be effected simultaneously for all issued and outstanding shares of Forza Common Stock and the Forza Reverse Stock Split Ratio will be the same for all issued and outstanding shares of Forza Common Stock. The Forza Reverse Stock Split will affect all of its stockholders uniformly and will not affect any stockholder’s percentage ownership interests in Forza, except those stockholders who would have otherwise received fractional shares will receive cash in lieu of such fractional shares determined in the manner set forth below under the heading “Fractional Shares.” After the Forza Reverse Stock Split, each share of the Forza Common Stock will have the same voting rights and rights to dividends and distributions and will be identical in all other respects to the Forza Common Stock now authorized. The Forza Reverse Stock Split will not affect Forza continuing to be subject to the periodic reporting requirements of the Exchange Act. The Forza Reverse Stock Split is not intended to be, and will not have the effect of, a “going private transaction” covered by Rule 13e-3 under the Exchange Act.

The Forza Reverse Stock Split may result in some stockholders owning “odd-lots” of less than 100 shares of the Forza Common Stock. Brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions in “round-lots” of even multiples of 100 shares. In addition, we will not issue fractional shares in connection with the Forza Reverse Stock Split, and stockholders who would have otherwise been entitled to receive such fractional shares will receive an amount in cash determined in the manner set forth below under the heading “Fractional Shares.”

Following the effectiveness of the Forza Reverse Stock Split, if approved by the stockholders and implemented by Forza, current stockholders will hold fewer shares of Forza Common Stock.

If the Forza Board of Directors decides to implement the Forza Reverse Stock Split, Forza would communicate to the public, prior to the effective time of the Forza Reverse Stock Split, additional details regarding the Forza Reverse Stock Split (including the final Forza Reverse Stock Split Ratio, as determined by the Forza Board of Directors). By voting in favor of the Forza Reverse Stock Split, stockholders are also expressly authorizing the Forza Board of Directors to determine not to proceed with, and to defer or to abandon, the Forza Reverse Stock Split, in the Forza Board of Directors’ sole discretion. In determining whether to implement the Forza Reverse Stock Split following receipt of stockholder approval of the Forza Reverse Stock Split, and which Forza Reverse Stock Split Ratio to implement, if any, the Forza Board of Directors may consider, among other things, various factors, such as:

●Forza’s ability to maintain its listing on the Nasdaq Capital Market;

● the historical trading price and trading volume of the Forza Common Stock;

● the then-prevailing trading price and trading volume of the Forza Common Stock and the expected impact of the Forza Reverse Stock Split on the trading market for the Forza Common Stock in the short and long term;

● which Forza Reverse Stock Split Ratio would result in the greatest overall reduction in its administrative costs; and

● prevailing general market and economic conditions.

Reasons for the Forza Reverse Stock Split

To increase the per share price of Forza Common Stock. As discussed above, the primary objective for effecting the Forza Reverse Stock Split, should the Forza Board of Directors choose to effect one, would be to increase the per share price of Forza Common Stock and regain compliance with the Nasdaq Minimum Bid Price Requirement. The Forza Board of Directors believes that, should the appropriate circumstances arise, effecting the Forza Reverse Stock Split, could, among other things, help it to appeal to a broader range of investors, generate greater investor interest in Forza, and improve the perception of Forza Common Stock as an investment security. Forza Common Stock is listed on the Nasdaq Capital Market and the failure to comply with the $1.00 minimum bid price requirement may be cured by effecting the Forza Reverse Stock Split.

To potentially improve the liquidity of the Forza Common Stock. A Forza Reverse Stock Split could allow a broader range of institutions to invest in the Forza Common Stock (namely, funds that are prohibited from buying stocks whose price is below certain thresholds), potentially increasing trading volume and liquidity of the Forza Common Stock and potentially decreasing the volatility of the Forza Common Stock if institutions become long-term holders of the Forza Common Stock. A Forza Reverse Stock Split could help increase analyst and broker interest in the Forza Common Stock as their policies can discourage them from following or recommending companies with low stock prices. Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may make the processing of trades in low-priced stocks economically unattractive to brokers. Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, a low average price per share of Forza Common Stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were higher. Some investors, however, may view a Forza Reverse Stock Split negatively since it reduces the number of shares of Forza Common Stock available in the public market. If the Forza Reverse Stock Split Proposal is approved and the Forza Board of Directors believes that effecting the Forza Reverse Stock Split is in its best interest and the best interest of its stockholders, the Forza Board of Directors may effect the Forza Reverse Stock Split, regardless of whether its stock is at risk of delisting from Nasdaq Capital Market, for purposes of enhancing the liquidity of the Forza Common Stock and to facilitate capital raising.

To increase the number of additional shares issuable under Forza’s charter. A Forza Reverse Stock Split will reduce the nominal number of shares of Forza Common Stock outstanding and the number of shares of Forza Common Stock issuable on exercise or conversion, as applicable, of outstanding warrants or convertible debentures, while leaving the number of shares issuable under Forza’s charter unchanged. A Forza Reverse Stock Split will therefor effectively increase the number of shares of the Forza Common Stock that we are able to issue. This effective increase will facilitate future capital fundraising on Forza’s part. Some investors may find the Forza Common Stock more attractive if the Forza Reverse Stock Split is effected with additional assurance that we are unlikely to be limited in our ability to access needed capital by the number of shares of Forza Common Sock authorized for issuance. However, other investors may find the Forza Common Stock a less attractive investment with the knowledge that additional dilution of the Forza Common Stock is possible.

Certain Risks Associated with a Forza Reverse Stock Split

Reducing the number of outstanding shares of the Forza Common Stock through the Forza Reverse Stock Split Proposal is intended, absent other factors, to increase the per share market price of the Forza Common Stock. Other factors, however, such as Forza’s financial results, market conditions, the market perception of our business and other risks, including those set forth below and in Forza’s SEC filings and reports, may adversely affect the market price of the Forza Common Stock. As a result, there can be no assurance that the Forza Reverse Stock Split, if completed, will result in the intended benefits described above, that the market price of the Forza Common Stock will increase following the Forza Reverse Stock Split or that the market price of the Forza Common Stock will not decrease in the future.

The Forza Reverse Stock Split May Not Result in a Sustained Increase in the Price of the Forza Common Stock. As noted above, the principal purpose of the Forza Reverse Stock Split Proposal is to maintain a higher average per share market closing price of the Forza Common Stock of at least $1.00 per share in order to regain compliance with Nasdaq’s Minimum Bid Price Requirement. However, the effect of the Forza Reverse Stock Split upon the market price of the Forza Common Stock cannot be predicted with any certainty and Forza cannot assure that the Forza Reverse Stock Split will accomplish this objective for any meaningful period of time, or at all.

The Forza Reverse Stock Split May Decrease the Liquidity of the Forza Common Stock. The Forza Board of Directors believes that the Forza Reverse Stock Split may result in an increase in the market price of the Forza Common Stock, which could lead to increased interest in the Forza Common Stock and possibly promote greater liquidity for our stockholders. However, the Forza Reverse Stock Split will also reduce the total number of outstanding shares of Forza Common Stock, which may lead to reduced trading and a smaller number of market makers for the Forza Common Stock.

The Forza Reverse Stock Split May Result in Some Stockholders Owning “Odd Lots” That May Be More Difficult to Sell or Require Greater Transaction Costs per Share to Sell. If the Forza Reverse Stock Split is implemented, it will increase the number of Forza stockholders who own “odd lots” of less than 100 shares of Forza Common Stock. A purchase or sale of less than 100 shares of Forza Common Stock (an “odd lot” transaction) may result in incrementally higher trading costs through certain brokers, particularly “full service” brokers. Therefore, those stockholders who own less than 100 shares of Forza Common Stock following the Forza Reverse Stock Split may be required to pay higher transaction costs if they sell their Forza Common Stock.

The Forza Reverse Stock Split May Lead to a Decrease in the Overall Market Capitalization of Forza. The Forza Reverse Stock Split may be viewed negatively by the market and, consequently, could lead to a decrease in our overall market capitalization. If the per share market price of the Forza Common Stock does not increase in proportion to the Forza Reverse Stock Split Ratio, then Forza’s value, as measured by its market capitalization, will be reduced.

The Forza Reverse Stock Split May Lead to Further Dilution of the Forza Common Stock. Since the Forza Reverse Stock Split Proposal would reduce the number of shares of Forza Common Stock outstanding and the number of shares of Forza Common Stock issuable on exercise or conversion, as applicable, of outstanding warrants or convertible debentures, while leaving the number of shares authorized and issuable under Forza’s Amended and Restated Certificate of Incorporation unchanged, the Forza Reverse Stock Split would effectively increase the number of shares of the Forza Common Stock that we would be able to issue and could lead to dilution of the Forza Common Stock in future financings.

Potential Anti-takeover Effects of the Forza Reverse Stock Split

Release No. 34-15230 of the staff of the SEC requires disclosure and discussion of the effects of any action, including the proposals discussed herein, that may be used as an anti-takeover mechanism. The relative increase in the number of shares of Forza Common Stock available for issuance vis-à-vis the outstanding shares of Forza Common Stock, could, under certain circumstances, have an anti-takeover effect, although this is not the purpose or intent of the Forza Board of Directors. It could potentially deter takeovers, including takeovers that the Forza Board of Directors has determined are not in the best interest of Forza’s stockholders, in that additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover more difficult. For example, Forza could issue additional shares so as to dilute the stock ownership or voting rights of persons seeking to obtain control without its agreement. Similarly, the issuance of additional shares of Forza Common Stock to certain persons allied with Forza’s management could have the effect of making it more difficult to remove its current management by diluting the stock ownership or voting rights of persons seeking to cause such removal. The increase in the number of shares of authorized and unissued shares of Forza Common Stock therefore may have the effect of discouraging unsolicited takeover attempts. By potentially discouraging initiation of any such unsolicited takeover attempts, the Forza Reverse Stock Split may limit the opportunity for Forza’s stockholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal.

Impact of a Forza Reverse Stock Split If Implemented

A Forza Reverse Stock Split would affect all holders of Forza Common Stock uniformly and would not affect any stockholder’s percentage ownership interests or proportionate voting power. The other principal effects of the Forza Reverse Stock Split will be that:

● the number of issued and outstanding shares of Forza Common Stock (and treasury shares), if any, will be reduced proportionately based on the final Forza Reverse Stock Split Ratio, as determined by the Forza Board of Directors;

● based on the final Forza Reverse Stock Split Ratio, the per share exercise price or conversion price, as applicable, of all outstanding warrants and convertible debentures will be increased proportionately and the number of shares of Forza Common Stock issuable upon the exercise or conversion, as applicable, of all outstanding warrants and convertible debentures will be reduced proportionately; and

● the number of shares reserved for issuance pursuant to any outstanding equity awards and any maximum number of shares with respect to which equity awards may be granted will be reduced proportionately based on the final Forza Reverse Stock Split Ratio.

The following table sets forth the approximate number of shares of the Forza Common Stock that would be outstanding immediately after the Forza Reverse Stock Split based on the current authorized number of shares of Forza Common Stock at various exchange ratios, based on [●] shares of Forza Common Stock actually issued and outstanding as of August [●], 2024. The table does not account for fractional shares that will be paid in cash.

	Estimated Number of Shares of Forza Common Stock Before Forza Reverse Stock Split	Estimated Number of Shares of Forza Common Stock After Forza Reverse Stock Split on a 1-for-10 basis	Estimated Number of Shares of Forza Common Stock After Forza Reverse Stock Split on a 1-for-20 basis
Authorized Forza Common Stock	100,000,000	100,000,000	100,000,000
Shares of Forza Common Stock issued and outstanding
Shares of Forza Common Stock issuable under outstanding options, warrants, or reserved for issuance under existing plans
Shares of Forza Common Stock authorized but unissued (Authorized Forza Common Stock minus issued and outstanding shares, shares issuable upon outstanding options warrants, and shares reserved for issuance under existing incentive plans)

Forza is currently authorized to issue a maximum of 100,000,000 shares of Forza Common Stock. As of the Forza Record Date, there were [●] shares of Forza Common Stock issued and outstanding. Although the number of authorized shares of Forza Common Stock will not change as a result of the Forza Reverse Stock Split, the number of shares of Forza Common Stock issued and outstanding will be reduced in proportion to the ratio selected by the Forza Board of Directors. Thus, the Forza Reverse Stock Split will effectively increase the number of authorized and unissued shares of Forza Common Stock available for future issuance by the amount of the reduction effected by the Forza Reverse Stock Split.

Following the Forza Reverse Stock Split, the Forza Board of Directors will have the authority, subject to applicable securities laws, to issue all authorized and unissued shares without further stockholder approval, upon such terms and conditions as the Forza Board of Directors deems appropriate. Although Forza considers financing opportunities from time to time, it does not currently have any plans, proposals or understandings to issue the additional shares that would be available if the Forza Reverse Stock Split is approved and effected, but some of the additional shares underlie warrants and convertible debentures, which could be exercised or converted after the Forza Reverse Stock Split is effected.

Effects of the Forza Reverse Stock Split

Management does not anticipate that Forza’s financial condition, the percentage ownership of Forza Common Stock by management, the number of Forza stockholders or any aspect of Forza’s business will materially change as a result of the Forza Reverse Stock Split. Because the Forza Reverse Stock Split will apply to all issued and outstanding shares of Forza Common Stock and outstanding rights to purchase Forza Common Stock or to convert other securities into Forza Common Stock the proposed Forza Reverse Stock Split will not alter the relative rights and preferences of existing stockholders, except to the extent the Forza Reverse Stock Split will result in fractional shares, as discussed in more detail below.

The Forza Common Stock is currently registered under Section 12(b) of the Exchange Act, and Forza is subject to the periodic reporting and other requirements of the Exchange Act. The Forza Reverse Stock Split will not affect the registration of the Forza Common Stock under the Exchange Act or the listing of the Forza Common Stock on Nasdaq Capital Market (other than to the extent it facilitates compliance with Nasdaq Capital Market continued listing standards). Following the Forza Reverse Stock Split, the Forza Common Stock will continue to be listed on the Nasdaq Capital Market, although it will be considered a new listing with a new Committee on Uniform Securities Identification Procedures, or CUSIP number.

The rights of the holders of the Forza Common Stock will not be affected by the Forza Reverse Stock Split, other than as a result of the treatment of fractional shares as described below. For example, a holder of 2% of the voting power of the outstanding shares of the Forza Common Stock immediately prior to the effectiveness of the Forza Reverse Stock Split will generally continue to hold 2% of the voting power of the outstanding shares of the Forza Common Stock immediately after effecting the Forza Reverse Stock Split. The number of stockholders of record will not be affected by the Forza Reverse Stock Split (except to the extent any are cashed out as a result of holding fractional shares). If approved and implemented, the Forza Reverse Stock Split may result in some stockholders owning “odd lots” of less than 100 shares of the Forza Common Stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally higher than the costs of transactions in “round lots” of even multiples of 100 shares. The Forza Board of Directors believes, however, that these potential effects are outweighed by the benefits of the Forza Reverse Stock Split.

Effectiveness of the Forza Reverse Stock Split. The Forza Reverse Stock Split, if approved by Forza’s stockholders, would become effective upon the filing and effectiveness of an amendment to its Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, which would take place at the Forza Board of Directors’ discretion. The exact timing of the filing of the Forza Reverse Stock Split Amendment, if filed, would be determined by the Forza Board of Directors based on its evaluation as to when such action would be the most advantageous to Forza and its stockholders. In addition, the Forza Board of Directors reserves the right, notwithstanding stockholder approval and without further action by the stockholders, to elect not to proceed with the Forza Reverse Stock Split at any time prior to filing the Forza Reverse Stock Split Amendment with the Secretary of State of the State of Delaware, if the Forza Board of Directors, in its sole discretion, determines that it is no longer in Forza’s best interests or the best interests of its stockholders to proceed with the Forza Reverse Stock Split. If the Forza Board of Directors does not implement the Forza Reverse Stock Split prior to the one-year anniversary of the date on which the Forza Reverse Stock Split is approved by Forza stockholders at the Forza Annual Meeting, the authority granted in this proposal to implement the Forza Reverse Stock Split will terminate and the Forza Reverse Stock Split will be abandoned. In addition, if the Merger is completed, the Forza Reverse Stock Split will be abandoned.

Effect on Par Value; Reduction in Stated Capital. The proposed Forza Reverse Stock Split will not affect the par value of Forza’s stock, which will remain at $0.001 per share of Forza Common Stock and $0.001 per share of Preferred Stock. As a result, the stated capital on Forza’s balance sheet attributable to Forza Common Stock, which consists of the par value per share of Forza Common Stock multiplied by the aggregate number of shares of Forza Common Stock issued and outstanding, will be reduced in proportion to the Forza Reverse Stock Split Ratio selected by the Forza Board of Directors. Correspondingly, Forza’s additional paid-in capital account, which consists of the difference between its stated capital and the aggregate amount paid to Forza upon issuance of all currently outstanding shares of the Forza Common Stock, will be increased by the amount by which the stated capital is reduced. Forza’s stockholders’ equity, in the aggregate, will remain unchanged.

Book-Entry Shares. If the Forza Reverse Stock Split is effected, stockholders, either as direct or beneficial owners, will have their holdings electronically adjusted by Forza’s transfer agent (and, for beneficial owners, by their brokers or banks that hold in “street name” for their benefit, as the case may be) to give effect to the Forza Reverse Stock Split. Banks, brokers, custodians or other nominees will be instructed to effect the Forza Reverse Stock Split for their beneficial holders holding Forza Common Stock in street name. However, these banks, brokers, custodians or other nominees may have different procedures than registered stockholders for processing the Forza Reverse Stock Split and making payment for fractional shares. If a stockholder holds shares of Forza Common Stock with a bank, broker, custodian or other nominee and has any questions in this regard, stockholders are encouraged to contact their bank, broker, custodian or other nominee. Forza does not issue physical certificates to stockholders.

No Appraisal Rights. Under the Delaware General Corporation Law, Forza stockholders are not entitled to dissenters’ rights or appraisal rights with respect to the Forza Reverse Stock Split described in the Forza Reverse Stock Split Proposal, and Forza will not independently provide Forza stockholders with any such rights.

Fractional Shares. Forza does not intend to issue fractional shares in connection with the Forza Reverse Stock Split. And, in lieu thereof, any person who would otherwise be entitled to a fractional share of Forza Common Stock as a result of the reclassification and combination following the effective time of the Forza Reverse Stock Split (after taking into account all fractional shares of Forza Common Stock otherwise issuable to such holder) shall be entitled to receive a cash payment equal to the number of shares of the Forza Common Stock held by such stockholder before the Forza Reverse Stock Split that would otherwise have been exchanged for such fractional share interest multiplied by the average closing sales price of the Forza Common Stock as reported on the Nasdaq Capital Market for the ten days preceding the effective time of the Forza Reverse Stock Split. After the Forza Reverse Stock Split is effected, a stockholder will have no further interest in Forza with respect to its fractional share interest and persons otherwise entitled to a fractional share will not have any voting, dividend or other rights with respect thereto, except to receive the above-described cash payment. Stockholders should be aware that under the escheat laws of various jurisdictions, sums due for fractional interests that are not timely claimed after the effective time of the Forza Reverse Stock Split may be required to be paid to the designated agent for each such jurisdiction. Stockholders otherwise entitled to receive such funds, who have not received them, will have to seek to obtain such funds directly from the jurisdiction to which they were paid.

Material U.S. Federal Income Tax Considerations Related to the Forza Reverse Stock Split

The following is a general summary of the material U.S. federal income tax considerations to U.S. holders (as defined below) of the Forza Reverse Stock Split. This discussion is based upon current provisions of the Code, existing and proposed Treasury Regulations and judicial authority and administrative interpretations, all as of the date of this document, and all of which are subject to change, possibly with retroactive effect, and are subject to differing interpretations. Changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Forza has not sought and will not seek an opinion of counsel or any rulings from the IRS with respect to any of the tax considerations discussed below. As a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below.

This discussion is limited to U.S. holders (except to the extent such discussion explicitly addresses non-U.S. holders) that hold Forza Common Stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address any tax consequences arising under the tax on net investment income or the alternative minimum tax, nor does it address any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction, U.S. federal estate or gift tax laws, or any tax treaties. Furthermore, this discussion does not address all aspects of U.S. federal income taxation that may be applicable to U.S. holders in light of their particular circumstances or to U.S. holders that may be subject to special rules under U.S. federal income tax laws, including, without limitation:

● a bank, insurance company or other financial institution;

● a tax-exempt or a governmental organization;

● a real estate investment trust;

● an S corporation or other pass-through entity (or an investor in an S corporation or other pass-through entity);

● a regulated investment company or a mutual fund;

● a dealer or broker in stocks and securities, or currencies;

● a trader in securities that elects mark-to-market treatment;

● a holder of Forza Common Stock that received such stock through the exercise of an employee option, pursuant to a retirement plan or otherwise as compensation;

● a person who holds Forza Common Stock as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction;

● a corporation that accumulates earnings to avoid U.S. federal income tax;

● a person whose functional currency is not the U.S. dollar;

● a U.S. holder who holds Forza Common Stock through non-U.S. brokers or other non-U.S. intermediaries;

● a U.S. holder owning or treated as owning 5% or more of Forza Common Stock;

●a person subject to Section 451(b) of the Code; or

● a former citizen or long-term resident of the United States subject to Section 877 or 877A of the Code.

If a partnership, or any entity (or arrangement) treated as a partnership for U.S. federal income tax purposes, holds Forza Common Stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership and upon certain determinations made at the partner level. Partnerships holding Forza Common Stock and partners in such partnerships should consult their own tax advisors about the U.S. federal income tax consequences of the Forza Reverse Stock Split.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of shares of Forza Common Stock that is for U.S. federal income tax purposes:

● an individual citizen or resident of the United States;

● a corporation (or any other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

● an estate, whose income is subject to U.S. federal income tax regardless of its source; or

● a trust (i) the administration of which is subject to the primary supervision of a U.S. court and that has one or more United States persons that have the authority to control all substantial decisions of the trust or (ii) that has made a valid election under applicable Treasury Regulations to be treated as a domestic trust.

A “non-U.S. holder” is, for U.S. federal income tax purposes, a beneficial owner of shares of Forza Common Stock that is a not a U.S. holder or a partnership for U.S. federal income tax purposes.

Tax Consequences of the Forza Reverse Stock Split Generally

The Forza Reverse Stock Split should constitute a “recapitalization” for U.S. federal income tax purposes. As a result, a U.S. holder of Forza Common Stock generally should not recognize gain or loss upon the Forza Reverse Stock Split, except with respect to cash received in lieu of a fractional share of Forza Common Stock, as discussed below. A U.S. holder’s aggregate tax basis in the shares of Forza Common Stock received pursuant to the Forza Reverse Stock Split should equal the aggregate tax basis of the shares of Forza Common Stock surrendered (excluding any portion of such basis that is allocated to any fractional share of Forza Common Stock), and such U.S. holder’s holding period in the shares of Forza Common Stock received should include the holding period in the shares of Forza Common Stock surrendered. Treasury Regulations provide detailed rules for allocating the tax basis and holding period of the shares of Forza Common Stock surrendered to the shares of Forza Common Stock received in a recapitalization pursuant to the Forza Reverse Stock Split. U.S. holders of shares of Forza Common Stock acquired on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares.

Cash in Lieu of Fractional Shares

A U.S. holder of Forza Common Stock that receives cash in lieu of a fractional share of Forza Common Stock pursuant to the Forza Reverse Stock Split and whose proportionate interest in us is reduced (after taking into account certain constructive ownership rules) should generally recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the U.S. holder’s tax basis in the shares of Forza Common Stock surrendered that is allocated to such fractional share of Forza Common Stock. Such capital gain or loss should be long-term capital gain or loss if the U.S. holder’s holding period for Forza Common Stock surrendered exceeds one year at the effective time of the Forza Reverse Stock Split. The deductibility of capital losses is subject to limitations. A U.S. holder that receives cash in lieu of a fractional share of Forza Common Stock pursuant to the Forza Reverse Stock Split and whose proportionate interest in us is not reduced (after taking into account certain constructive ownership rules) should generally be treated as having received a distribution that will be treated first as dividend income to the extent paid out of Forza’s current or accumulated earnings and profits, and then as a tax-free return of capital to the extent of the U.S. holder’s tax basis in Forza Common Stock, with any remaining amount being treated as capital gain. U.S. holders should consult their tax advisors regarding the tax effects to them of receiving cash in lieu of fractional shares based on their particular circumstances.

Non-U.S. Holders

Generally, non-U.S. holders will not recognize any gain or loss as a result of the Forza Reverse Stock Split. In particular, gain or loss will not be recognized with respect to a non-U.S. holder that receives cash in lieu of a fractional share of Forza Common Stock and whose proportionate interest in us is reduced (after taking into account certain constructive ownership rules) provided that (a) such gain or loss is not effectively connected with the conduct of a trade or business by such non-U.S. holder in the United States (or, if certain income tax treaties apply, is not attributable to a non-U.S. holder’s permanent establishment in the United States), (b) with respect to a non-U.S. holder who is an individual, such non-U.S. holder is present in the United States for less than 183 days in the taxable year of the Forza Reverse Stock Split and other conditions are met, and (c) such non-U.S. holder complies with certain certification requirements. If such gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the U.S., and if an applicable income tax treaty so provides, the gain is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States, the non-U.S. holder will be taxed on a net income basis at the regular tax rates and in the manner applicable to U.S. holders, and if the non-U.S. holder is a corporation, an additional branch profits tax at a rate of 30%, or a lower rate as may be specified by an applicable income tax treaty, may also apply. If the non-U.S. holder is an individual present in the United States for 183 days or more in the taxable year of the Forza Reverse Stock Split and certain other requirements are met, the non-U.S. holder will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence) on the net gain from the exchange of the shares of Forza Common Stock, which may be offset by certain U.S.-source capital losses of the non-U.S. holder, if any.

Notwithstanding the foregoing, with respect to a non-U.S. holder that receives cash in lieu of a fractional share of Forza Common Stock pursuant to the Forza Reverse Stock Split and whose proportionate interest in Forza is not reduced (after taking into account certain constructive ownership rules), the gain will be treated as a dividend rather than capital gain to the extent of the non-U.S. holder’s ratable share of Forza’s current or accumulated earnings and profits as calculated for U.S. federal income tax purposes, then as a tax-free return of capital to the extent of (and in reduction of) the non-U.S. holder’s aggregate adjusted tax basis in the shares, and any remaining amount will be treated as capital gain.

Forza will withhold U.S. federal income taxes equal to 30% of any cash payments made to a non-U.S. holder as a result of the Forza Reverse Stock Split that may be treated as a dividend, unless such holder properly demonstrates that a reduced rate of U.S. federal income tax withholding or an exemption from such withholding is applicable. For example, an applicable income tax treaty may reduce or eliminate U.S. federal income tax withholding, in which case a non-U.S. holder claiming a reduction in (or exemption from) such tax must provide us with a properly completed IRS Form W-8BEN (or other appropriate IRS Form W-8) claiming the applicable treaty benefit. Alternatively, an exemption generally should apply if the non-U.S. holder’s gain is effectively connected with a U.S. trade or business of such holder, and such holder provides us with an appropriate statement to that effect on a properly completed IRS Form W-8ECI.

Non-U.S. holders should consult their own tax advisors regarding possible dividend treatment and should consult their own tax advisor regarding the U.S. federal, state, local, and foreign income and other tax consequences of the Forza Reverse Stock Split.

Information Reporting and Backup Withholding

Cash payments received by a U.S. holder of Forza Common Stock pursuant to the Forza Reverse Stock Split may be subject to information reporting and may be subject to U.S. backup withholding (currently at 24%) unless such holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with the applicable requirements of the backup withholding rules. In general, backup withholding and information reporting will not apply to payment of cash in lieu of a fractional share of Forza Common Stock to a non-U.S. holder pursuant to the Forza Reverse Stock Split if the non-U.S. holder certifies under penalties of perjury that it is a non-U.S. holder, and the applicable withholding agent does not have actual knowledge to the contrary. In certain circumstances the amount of cash paid to a non-U.S. holder in lieu of a fractional share of Forza Common Stock, the name and address of the beneficial owner and the amount, if any, of tax withheld may be reported to the IRS. Any amount withheld under the U.S. backup withholding rules is not an additional tax and will generally be allowed as a refund or credit against the holder’s U.S. federal income tax liability provided that the required information is timely furnished to the IRS.

FATCA

Under the Foreign Account Tax Compliance Act (‘‘FATCA’’), withholding taxes may apply to certain types of payments made to ‘‘foreign financial institutions’’ (as specially defined in the Code) and certain other non-United States entities. Specifically, a 30% withholding tax may be imposed on dividends on stock paid to a foreign financial institution or to a non-financial foreign entity, unless (1) the foreign financial institution undertakes certain diligence and reporting, (2) the non-financial foreign entity either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (1) above, then, pursuant to an agreement between it and the U.S. Treasury or an intergovernmental agreement between, generally, the jurisdiction in which it is resident and the U.S. Treasury, it must, among other things, identify accounts held by certain United States persons or United States-owned foreign entities, annually report certain information about such accounts and withhold 30% on payments to non-compliant foreign financial institutions and certain other account holders.

Any cash paid to a non-U.S. holder as a result of the Forza Reverse Stock Split that is treated as dividend may be subject to withholding under FATCA unless the requirements set forth above are satisfied (if applicable) and appropriate certifications are made. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of Forza Common Stock on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

Interests of Directors and Executive Officers

Forza directors and executive officers have no substantial interests, directly or indirectly, in the matters set forth in this proposal except to the extent of their ownership of shares of Forza Common Stock.

Vote Required

The affirmative vote of a majority of the votes cast by the holders of all shares of Forza Common Stock present or represented and voting on the Forza Reverse Stock Split Proposal at the Forza Annual Meeting is required to approve the Forza Reverse Stock Split Proposal. Since abstentions are not considered votes cast, they will have no effect on this proposal. Broker non-votes are not expected for this proposal because Forza believes this matter is a routine matter.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF
THE FORZA REVERSE STOCK SPLIT PROPOSAL.

Forza stockholders should understand, however, that if the Merger with Twin Vee is completed, the Forza Reverse Stock Split will not be effected.

FORZA PROPOSAL NO. 5—ADJOURNMENT OF THE FORZA ANNUAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE INSUFFICIENT VOTES IN FAVOR OF PROPOSAL NO. 3 AND/OR PROPOSAL NO. 4

If Forza fails to receive a sufficient number of votes to approve Forza Proposal No. 3 and/or Forza Proposal No. 4, Forza may propose to adjourn the Forza Annual Meeting, if a quorum is present, for the purpose of soliciting additional proxies to approve Forza Proposal No. 3 and/or Forza Proposal No. 4. Forza currently does not intend to propose adjournment of the Forza Annual Meeting if there are sufficient votes to approve Forza Proposal No. 3 and/or Forza Proposal No. 4. If Forza’s stockholders approve this proposal, the Forza Board of Directors could adjourn the Forza Annual Meeting and any adjourned session thereof and use the additional time to solicit additional proxies, including the solicitation of proxies from Forza’s stockholders that have previously voted. Among other things, approval of this proposal could mean that, even if Forza had received proxies representing a sufficient number of votes to defeat Forza Proposal No. 3 or Forza Proposal No. 4, it could adjourn the Forza Annual Meeting without a vote on such proposal and seek to convince its stockholders to change their votes in favor of such proposal.

Vote Required

Approval of the proposal to adjourn the Forza Annual Meeting for the purpose of soliciting additional proxies requires the affirmative vote of the holders of a majority of the votes present, in person or by proxy, and entitled to vote on the matter at the Forza Annual Meeting.

Board Recommendation

THE FORZA BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ADJOURNMENT OF THE FORZA ANNUAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF FORZA PROPOSAL NO. 3 AND/OR FORZA PROPOSAL NO. 4.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Twin Vee

Each of the related party transactions described below was negotiated on an arm’s length basis. Twin Vee believes that the terms of such agreements are as favorable as those it could have obtained from parties not related to it. The following are summaries of certain provisions of Twin Vee’s related party agreements and are qualified in their entirety by reference to all of the provisions of such agreements. Because these descriptions are only summaries of the applicable agreements, they do not necessarily contain all of the information that you may find useful. We therefore urge you to review the agreements in their entirety. Copies of the forms of the agreements have been filed as exhibits to the Twin Vee 2023 Annual Report and are available electronically on the website of the SEC at www.sec.gov.

In addition to the compensation arrangements, including employment, termination of employment and change in control arrangements, with Twin Vee’s directors and executive officers, including those discussed in “Twin Vee Executive Compensation” the following is a description of each transaction since January 1, 2022 or any currently proposed transaction in which:

●	Twin Vee has been or is to be a party to;

●	the amount involved exceeded or exceeds $120,000 or 1% of the average of Twin Vee’s total assets as of the end of the last two completed fiscal years; and

●	any of Twin Vee’s directors, executive officers or holders of more than 5% of Twin Vee’s outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

For information on Twin Vee’s compensation arrangements, including employment, termination of employment and change in control arrangements, with its directors and executive officers, see “Twin Vee Executive Compensation”.

On December 5, 2022, pursuant to the terms of the Agreement and Plan of Merger, dated as of September 8, 2022, by and between Twin Vee and Twin Vee PowerCats, Inc. (“Twin Vee Inc.”), Twin Vee’s then parent corporation and owner of 4,000,000 shares of Twin Vee Common Stock, representing 76% of Twin Vee Common Stock, Twin Vee Inc. was merged with and into Twin Vee (the “Twin Vee Merger”). The Twin Vee Merger became effective on December 5, 2022 at which time (a) the holders of Twin Vee Inc. Common Stock received in the Twin Vee Merger one share of Twin Vee Common Stock in exchange for each 41.7128495 shares of Twin Vee Inc. Common Stock that they owned, for a maximum of 4,000,000 shares of Twin Vee Common Stock (no fractional shares of Twin Vee Common Stock were issued) and (b) the 4,000,000 shares of Twin Vee Common Stock held by Twin Vee Inc. were cancelled and retired. Each holder of shares of Twin Vee Inc. Common Stock who would otherwise be entitled to a fraction of a share of Twin Vee Common Stock (after aggregating all fractional shares of Twin Vee Common Stock that otherwise would be received by such holder) received in lieu of such fraction of a share cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by $2.09, which was equal to the volume weighted average closing trading price of a share of Twin Vee Common Stock for the five consecutive trading days ending immediately prior to December 5, 2022. After the Twin Vee Merger, Twin Vee had approximately 9,520,000 shares of Twin Vee Common Stock outstanding, which is substantially the same as it was immediately prior to the Twin Vee Merger. Joseph Visconti, Twin Vee’s Chief Executive Officer and Chairman of the Board, was the largest stockholder of Twin Vee Inc. and received 2,243,916 shares of Twin Vee Common Stock upon consummation of the Twin Vee Merger in exchange for the shares of Common Stock of Twin Vee Inc. that he owned, representing approximately 22% of Twin Vee’s outstanding shares of Common Stock, and Preston Yarbrough, Twin Vee’s Vice President and Director of Product Development, was issued 38,357 shares of Twin Vee Common Stock upon consummation of the Twin Vee Merger in exchange for the shares of Common Stock of Twin Vee Inc. that he owned.

Twin Vee leases its facility from Visconti Holdings, LLC, (“Visconti Holdings”) an entity owned and controlled by Twin Vee’s Chief Executive Officer, President and Director, Joseph Visconti, pursuant to a lease agreement (the “Lease Agreement”), dated January 1, 2021, by and among Twin Vee, Visconti Holdings, LLC and Twin Vee Powercats, Inc., Twin Vee’s former majority shareholder company. The Lease Agreement currently has a 5-year term, with an option to renew for an additional 5-year term. Twin Vee currently pays Visconti Holdings $33,075 per month plus applicable sales and use tax, which is currently 7% in St. Lucie County.

During the year ended December 31, 2023 and 2022, Twin Vee received cash of $0 and $14,549 from its affiliate companies, and paid $57,659 and $303,250 to its affiliate companies, respectively.

During the year ended December 31, 2022, Twin Vee issued 20,000 shares valued at $52,400 for payment on behalf of its former majority shareholder company.

During the year ended December 31, 2023 and 2022 respectively, Twin Vee received a monthly fee of $6,800 and 5,850 to provide management services and facility utilization to Forza.

During the year ended December 31, 2023 and 2022, Twin Vee recorded management fees of $0 and $54,000 respectively, paid to Twin Vee, Inc. pursuant to a management agreement, dated January 1, 2021, with Twin Vee’s former majority shareholder company for various management services. The agreement provided for a monthly $4,500 management fee, there was a term of one year that expired on December 31, 2022.

During the year ended December 31, 2023, Twin Vee recorded $15,000 of professional fees, for consulting work for Twin Vee performed by Jim Leffew, the former Chief Executive Officer of Forza.

In connection with the closing of Forza’s initial public offering, Twin Vee entered into a transition services agreement (the “Transition Services Agreement”) with Forza, pursuant to which Twin Vee agreed to provide Forza, at Twin Vee’s cost, with certain services, such as procurement, shipping, receiving, storage and use of Twin Vee’s facility until Forza’ s new planned facility is completed. Forza’s ability to utilize Twin Vee’s manufacturing capacity pending completion of its own facility will be subject to its availability as determined by Twin Vee. The Transition Services Agreement operates on a month-to-month basis.

During the years ended December 31, 2023 and 2022, respectively, Twin Vee recorded $36,000 and $24,225 of professional fees, for consulting work for Twin Vee performed by Jim Leffew, the former Chief Executive Officer of Forza. Additionally, during the years ended December 31, 2023 and 2022, respectively, Aqua Sport recorded an expense of $50,000 and $0, for compensation for Mr. Leffew’s work to start up the Tennessee facility.

In August of 2022, Forza signed a six-month lease for a duplex on a property in Black Mountain, NC, to be used by its traveling employees during the construction of its new manufacturing facility, for $2,500 per month. After the initial term of the lease, it was extended on a month-to-month basis. In August of 2023, the former Chief Executive Officer of Forza, James Leffew, purchased the property, and Forza executed a new lease agreement with Mr. Leffew on the same month-to-month terms. For the years ended December 31, 2023 and 2022, the lease expense was $12,500 and $0, respectively, paid to Mr. Leffew.

Indemnification

The information included under the heading “Information Regarding Committees of the Twin Vee Board of Directors—Limitation of Liability and Indemnification” is hereby incorporated by reference.

Twin Vee’s Policy Regarding Related Party Transactions

The Twin Vee Board of Directors recognizes the fact that transactions with related persons present a heightened risk of conflicts of interest and/or improper valuation (or the perception thereof). The Twin Vee Board of Directors has adopted a written policy on transactions with related persons that is in conformity with the requirements for issuers having publicly held Common Stock that is listed on the Nasdaq Stock Market. Under the policy:

●	any related person transaction, and any material amendment or modification to a related person transaction, must be reviewed and approved or ratified by the Twin Vee Audit Committee; and

●	any employment relationship or transaction involving an executive officer and any related compensation must be approved by the Twin Vee Compensation Committee or recommended by the Twin Vee Compensation Committee to the Twin Vee Board of Directors for its approval.

In connection with the review and approval or ratification of a related person transaction:

●	management must disclose to the committee or disinterested directors, as applicable, the name of the related person and the basis on which the person is a related person, the material terms of the related person transaction, including the approximate dollar value of the amount involved in the transaction, and all the material facts as to the related person’s direct or indirect interest in, or relationship to, the related person transaction;

●	management must advise the committee or disinterested directors, as applicable, as to whether the related person transaction complies with the terms of Twin Vee’s agreements governing its material outstanding indebtedness that limit or restrict Twin Vee’s ability to enter into a related person transaction;

●	management must advise the committee or disinterested directors, as applicable, as to whether the related person transaction will be required to be disclosed in Twin Vee’s applicable filings under the Securities Act or the Exchange Act, and related rules, and, to the extent required to be disclosed, management must ensure that the related person transaction is disclosed in accordance with the Securities Act and the Exchange Act and related rules; and

●	management must advise the committee or disinterested directors, as applicable, as to whether the related person transaction constitutes a “personal loan” for purposes of Section 402 of the Sarbanes-Oxley Act.

In addition, Twin Vee’s related person transaction policy provides that the committee or disinterested directors, as applicable, in connection with any approval or ratification of a related person transaction involving a non-employee director, should consider whether such transaction would compromise the director’s status as an “independent,” “outside,” or “non-employee” director, as applicable, under the rules and regulations of the SEC, the Nasdaq Stock Market, and the Code.

Director Independence

The information included under the heading “Information Regarding the Twin Vee Board of Directors and Corporate Governance—Director Independence” is hereby incorporated by reference.

Forza

Each of the related party transactions described below was negotiated on an arm’s length basis. Forza believes that the terms of such agreements are as favorable as those it could have obtained from parties not related to Forza. The following are summaries of certain provisions of Forza’s related party agreements and are qualified in their entirety by reference to all of the provisions of such agreements. Because these descriptions are only summaries of the applicable agreements, they do not necessarily contain all of the information that you may find useful. Forza therefore urges you to review the agreements in their entirety. Copies of the forms of the agreements have been filed as exhibits to the Forza 2023 Annual Report and are available electronically on the website of the SEC at www.sec.gov.

In addition to the compensation arrangements, including employment, termination of employment and change in control arrangements, with Forza’s directors and executive officers, including those discussed in the sections titled “Forza Executive Compensation,” the following is a description of each transaction since January 1, 2022 or any currently proposed transaction in which:

●	Forza has been or is to be a party to;

●	the amount involved exceeded or exceeds $120,000 or 1% of the average of Forza’s total assets as of the end of the last two completed fiscal years; and

●	any of Forza’s directors, executive officers or holders of more than 5% of Forza’s outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

For information on Forza’s compensation arrangements, including employment, termination of employment and change in control arrangements, with our directors and executive officers, see the section titled “Forza Executive Compensation”.

Joseph Visconti, Forza’s Executive Chairman and Chief of Product Development is also the Chairman of the Board and Chief Executive Officer of Forza’s controlling shareholder, Twin Vee. These shares are owned directly by Twin Vee. Mr. Visconti owns 24.455% of the outstanding stock of Twin Vee. Twin Vee. is the owner of 7,000,000 shares of Forza Common Stock. As a controlling shareholder of Twin Vee, Mr. Visconti is deemed to have control over the shares of Forza Common Stock owned by Twin Vee. Mr. Visconti disclaims beneficial ownership of these securities.

As of June 30, 2024, Forza had $18,384 due from affiliates and at December 31, 2023, Forza had $201,848 due to affiliates. . Twin Vee funded Forza’s working capital needs, primarily for prototyping, consulting services and payroll, prior to their $2,000,000 investment. On May 25, 2022, Twin Vee provided an additional $500,000 for ongoing operating costs of Forza.

Pursuant to a management agreement with Twin Vee, dated October 2021, and a subsequent agreement dated September 2022, for various management services, Forza paid $5,000 monthly through August of 2021, and $6,800 monthly thereafter for management fee associated with the use of shared management resources. For the years ended December 31, 2023 and 2022, Forza recorded management fees of $81,600 and $67,125, respectively, pursuant to this management agreement.

Forza’s corporate headquarters is located at Twin Vee’s premises. In addition to the above management fee, Forza has a month-to-month arrangement and pays rent to Twin Vee monthly, based on the square footage Forza requires. For the year ended December 31, 2023, Forza recorded rent expense of $40,800, associated with its month-to-month arrangement to utilize certain space at Twin Vee’s facility.

During the year ended December 31, 2023, Forza received advances from affiliates of $542,553 and Forza repaid advancements to affiliates of $510,556.

Indemnification

The information included under the heading “Information Regarding Committees of the Forza Board of Directors—Limitation of Liability and Indemnification” is hereby incorporated by reference.

Assignment of Assets Agreement; Assignment of Intellectual Property

Forza and Twin Vee have entered into an agreement pursuant to which Twin Vee has assigned to Forza (i) certain technology, assets and property rights, and (ii) certain intellectual property related to Twin Vee’s EV business.

Assignment of Land Contract

Forza and Twin Vee had entered into an assignment of land contract pursuant to which Twin Vee had assigned to Forza a land purchase agreement that provides Forza with an option to acquire 14.5 acres of undeveloped land in Fort Pierce, Florida for $750,000. On December 6, 2021, Forza paid the $50,000 refundable deposit on the land purchase agreement from Forza’s working capital. The land purchase agreement provided that Forza must diligently pursue zoning change and site plan approval with St. Lucie County for the manufacturing facility within two hundred ten (210) days of the effective date of the contract (the “Site Plan Contingency”). In the event Forza could not obtain the Site Plan Contingency by the 210-day deadline, within three (3) business days after the expiration of the deadline, Forza could either (i) elect to terminate the land purchase contract or (ii) waive the Site Plan Contingency and proceed to the closing. It was subsequently determined that the cost associated with building Forza’s factory on the Fort Pierce, Florida site is prohibitive. As a result, on April 28, 2022, Twin Vee and Forza requested, and were granted, a release and termination of the land purchase agreement for this vacant parcel of land.

Transition Services Agreement

Following the completion of Forza’s IPO, Forza transitioned the management agreement with Twin Vee from an agreement providing management services to a transition services agreement under which Twin Vee provides Forza, at Twin Vee’s cost, with certain services, such as procurement, shipping, receiving, storage and use of Twin Vee’s facility until Forza’s new planned facility is completed. In addition, Forza began using the services of Ms. Gunnerson for its accounting needs pursuant to the agreement. There is limited additional manufacturing capacity at Twin Vee’s current facility for the manufacture of Forza’s electric boats. As such, Forza’s ability to utilize Twin Vee’s manufacturing capacity pending completion of Forza’s own facility will be subject to its availability as determined by Twin Vee. The transition services agreement operates on a month-to-month basis.

Forza’s Policy Regarding Related Party Transactions

The Forza Board of Directors recognizes the fact that transactions with related persons present a heightened risk of conflicts of interest and/or improper valuation (or the perception thereof). The Forza Board of Directors has adopted a written policy on transactions with related persons that is in conformity with the requirements for issuers having publicly held Common Stock that is listed on the Nasdaq Stock Market. Under the policy:

●	any related person transaction, and any material amendment or modification to a related person transaction, must be reviewed and approved or ratified by the Forza Audit Committee; and

●	any employment relationship or transaction involving an executive officer and any related compensation must be approved by the Forza Compensation Committee or recommended by the Forza Compensation Committee to the Forza Board of Directors for its approval.

In connection with the review and approval or ratification of a related person transaction:

●	management must disclose to the committee or disinterested directors, as applicable, the name of the related person and the basis on which the person is a related person, the material terms of the related person transaction, including the approximate dollar value of the amount involved in the transaction, and all the material facts as to the related person’s direct or indirect interest in, or relationship to, the related person transaction;

●	management must advise the committee or disinterested directors, as applicable, as to whether the related person transaction complies with the terms of Forza’s agreements governing its material outstanding indebtedness that limit or restrict Forza’s ability to enter into a related person transaction;

●	management must advise the committee or disinterested directors, as applicable, as to whether the related person transaction will be required to be disclosed in Forza’s applicable filings under the Securities Act or the Exchange Act, and related rules, and, to the extent required to be disclosed, management must ensure that the related person transaction is disclosed in accordance with the Securities Act and the Exchange Act and related rules; and

●	management must advise the committee or disinterested directors, as applicable, as to whether the related person transaction constitutes a “personal loan” for purposes of Section 402 of the Sarbanes-Oxley Act.

In addition, Forza’s related person transaction policy provides that the committee or disinterested directors, as applicable, in connection with any approval or ratification of a related person transaction involving a non-employee director, should consider whether such transaction would compromise the director’s status as an “independent,” “outside,” or “non-employee” director, as applicable, under the rules and regulations of the SEC, the Nasdaq Stock Market, and the Code.

Director Independence

The information included under the heading “Information Regarding the Forza Board of Directors and Corporate Governance—Director Independence” is hereby incorporated by reference.

CONFLICTS OF INTEREST

Any future transactions with officers, directors or 5% stockholders will be on terms no less favorable to Twin Vee than could be obtained from independent parties. Any affiliated transactions must be approved by a majority of Twin Vee’s independent and disinterested directors who have access to Twin Vee’s counsel or independent legal counsel at Twin Vee’s expense.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost.

This year, a number of brokers with account holders who are Twin Vee’s and Forza stockholders will be “householding” Twin Vee’s and Forza’s proxy materials, as applicable. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to Twin Vee PowerCats Co., 3101 S. U.S. Highway 1, Fort Pierce, Florida 34982, Attention: Investor Relations or Forza X1, Inc., 3101 S. U.S. Highway 1, Fort Pierce, Florida 34982, Attention: Investor Relations, as applicable.

OTHER MATTERS

The Twin Vee Board of Directors knows of no other matters that will be presented for consideration at the Twin Vee Annual Meeting. The Forza Board of Directors knows of no other matters that will be presented for consideration at the Forza Annual Meeting. If any other matters are properly brought before the meetings, it is the intention of the persons named in the accompanying proxies to vote on such matters in accordance with their best judgment.

APPRAISAL RIGHTS

No appraisal rights are available to holders of Twin Vee Common Stock or Forza Common Stock in connection with the Merger in accordance with Section 262 of the DGCL.

FUTURE TWIN VEE STOCKHOLDER PROPOSALS

Stockholders who intend to present proposals for inclusion in next year’s proxy materials at the Twin Vee 2025 Annual Meeting of Stockholders (the “Twin Vee 2025 Annual Meeting”) under SEC Rule 14a-8 must ensure that such proposals are received by the Corporate Secretary of Twin Vee not later than [●], 2025. Such proposals must meet the requirements of the SEC to be eligible for inclusion in Twin Vee’s proxy materials for the Twin Vee 2025 Annual Meeting.

Generally, timely notice of any director nomination or other proposal that any stockholder intends to present at the Twin Vee 2025 Annual Meeting, but does not intend to have included in the proxy materials prepared by Twin Vee in connection with the Twin Vee 2025 Annual Meeting, must be delivered in writing to the Corporate Secretary at Twin Vee PowerCats Co., 3101 S US Hwy 1, Fort Pierce, Florida 34982 not later than 45th day nor earlier than 75th day before the first anniversary of the date Twin Vee first mails its proxy materials or notice of availability of proxy materials for the preceding year’s annual meeting. Therefore, to be timely, Twin Vee must receive such notice no earlier than [●], 2025 and no later than [●], 2025. However, if the date of the Twin Vee 2025 Annual Meeting is advanced by more than 30 days or delayed by more than 60 days from the date of the previous year’s annual meeting, Twin Vee must receive the notice not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of the Twin Vee 2025 Annual Meeting is first made. In addition, the stockholder must comply with the requirements set forth in Twin Vee’s Bylaws and the stockholder’s notice must set forth the information required by Twin Vee’s Bylaws with respect to each stockholder making the proposal or nomination and each proposal or nomination that such stockholder intends to present at the Twin Vee 2025 Annual Meeting. In addition, the stockholder’s notice must set forth the information required by Twin Vee’s Bylaws with respect to each stockholder making the proposal and each proposal and nomination that such stockholder intends to present at the Twin Vee 2025 Annual Meeting. All proposals should be addressed to the Corporate Secretary, Twin Vee PowerCats Co., 3101 S US Hwy 1, Fort Pierce, Florida 34982. In addition, to satisfying the foregoing requirements, to comply with the universal proxy rules, Twin Vee stockholders who intend to solicit proxies in support of director nominees other than Twin Vee’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than [●], 2025. If such meeting date is changed by more than 30 days before or after [●], 2025, then notice must be provided by the later of 60 calendar days prior to the date of the Twin Vee 2025 Annual Meeting or the 10th calendar day following the day on which public announcement of the date of the Twin Vee 2025 Annual Meeting is first made.

FUTURE FORZA STOCKHOLDER PROPOSALS

Stockholders who intend to present proposals for inclusion in next year’s proxy materials at the Forza 2025 Annual Meeting of Stockholders (the “Forza 2025 Annual Meeting”) under SEC Rule 14a-8 must ensure that such proposals are received by the Corporate Secretary of Forza not later than [●], 2025. Such proposals must meet the requirements of the SEC to be eligible for inclusion in the proxy materials for the Forza 2025 Annual Meeting.

Generally, timely notice of any director nomination or other proposal that any stockholder intends to present at the Forza 2025 Annual Meeting, but does not intend to have included in the proxy materials prepared by Forza in connection with the Forza 2025 Annual Meeting, must be delivered in writing to the Corporate Secretary at Forza X1, Inc., 3101 S US Hwy 1, Fort Pierce, Florida 34982 not later than 45th day nor earlier than 75th day before the first anniversary of the date Forza first mails its proxy materials or notice of availability of proxy materials for the preceding year’s annual meeting. Therefore, to be timely, Forza must receive such notice no earlier than [●], 2025 and no later than [●], 2025. However, if the date of the Forza 2025 Annual Meeting is advanced by more than 30 days or delayed by more than 60 days from the date of the previous year’s annual meeting, we must receive the notice not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of the Forza 2025 Annual Meeting is first made. In addition, the stockholder must comply with the requirements set forth in Forza’s Bylaws and the stockholder’s notice must set forth the information required by Forza’s Bylaws with respect to each stockholder making the proposal or nomination and each proposal or nomination that such stockholder intends to present at the Forza 2025 Annual Meeting. In addition, the stockholder’s notice must set forth the information required by Forza’s Bylaws with respect to each stockholder making the proposal and each proposal and nomination that such stockholder intends to present at the Forza 2025 Annual Meeting. All proposals should be addressed to the Corporate Secretary, Forza X1, Inc, 3101 S US Hwy 1, Fort Pierce, Florida 34982. In addition, to satisfying the foregoing requirements, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than Forza’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than [●], 2025. If such meeting date is changed by more than 30 days before or after [●], 2025, then notice must be provided by the later of 60 calendar days prior to the date of the Forza 2025 Annual Meeting or the 10th calendar day following the day on which public announcement of the date of the Forza 2025 Annual Meeting is first made.

LEGAL MATTERS

The validity of the Twin Vee Common Stock to be issued to Forza stockholders pursuant to the Merger will be passed upon by Blank Rome LLP, New York, New York. In addition, certain U.S. federal income tax consequences of the Merger will be passed upon by Blank Rome LLP, New York, New York.

EXPERTS

The consolidated financial statements of Twin Vee as of December 31, 2023 and 2022 and for the two years ended December 31, 2023 and 2022 incorporated by reference in this Joint Proxy Statement/Prospectus and the Registration Statement have been so incorporated in reliance on the report of Grassi & Co., CPAs P.A., an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Forza as of December 31, 2023 and 2022 and for the two years ended December 31, 2023 and 2022 included in this Joint Proxy Statement/Prospectus and the Registration Statement have been so included in reliance on the reports of Grassi & Co., CPAS, P.A., an independent registered public accounting firm appearing elsewhere herein given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows Twin Vee and Forza to incorporate certain information into this joint proxy statement/prospectus statement by reference to other information that has been filed with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus/information statement. The documents that are incorporated by reference contain important information about Twin Vee and Forza and you should read this proxy statement/prospectus/information statement together with any other documents incorporated by reference in this proxy statement/prospectus/information statement. This proxy statement/prospectus/information statement incorporates by reference the following documents that have previously been filed with the SEC by Twin Vee (other than, in each case, documents and information deemed to have been furnished and not filed in accordance with SEC rules):

SEC Filings (File No. 001-40623)	Period
Annual Reports on Form 10-K	Fiscal year ended December 31, 2023, filed on March 17, 2024.
Quarterly Report on Form 10-Q	Quarterly period ended March 31, 2024, filed on May 15, 2024 and quarterly period ended June 30, 2024 filed on August 14, 2024.
Current Reports on Form 8-K and Form 8-K/A	Filed on January 10, 2024, March 8, 2024, April 5, 2024, July 2, 2024, July 12, 2024 , July 15, 2024 and August 12, 2024.

In addition, Twin Vee and Forza are incorporating by reference any documents they may file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this proxy statement/prospectus/information statement and prior to the date of the Twin Vee Annual Meeting and Forza Annual Meeting, respectively, provided, however, that Twin Vee and Forza are not incorporating by reference any information therein that is furnished rather than filed. Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference will be deemed to be modified or superseded for the purposes of this proxy statement/prospectus/information statement to the extent that a statement contained in any subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus/information statement.

WHERE YOU CAN FIND MORE INFORMATION

Twin Vee has filed a registration statement with the SEC under the Securities Act that registers the shares of Twin Vee Common Stock to be issued in the Merger to Forza stockholders and includes this Joint Proxy Statement/Prospectus. The Registration Statement, including the attached exhibits and schedules, contains additional relevant information about Twin Vee and Twin Vee Common Stock, Forza and the combined company. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this Joint Proxy Statement/Prospectus.

In addition, Twin Vee and Forza file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. The SEC maintains an Internet site that contains reports, proxy statements and other information about issuers, including Twin Vee and Forza, that file electronically with the SEC. The address of that site is www.sec.gov.

You may obtain copies of the documents that Twin Vee files with the SEC, free of charge, by going to Twin Vee’s website (www.twinvee.com) or by written or oral request to Investor Relations, at 3101 S. U.S. Highway 1, Fort Pierce, Florida 34982, telephone: (772) 429-2525.

You may obtain copies of the documents that Forza files with the SEC, free of charge, by going to Forza’s website (www.forzax1.com) or by written or oral request to Investor Relations, at 3101 S. U.S. Highway 1, Fort Pierce, Florida 34982, telephone: (772) 429-2525.

Neither Twin Vee nor Forza have authorized anyone to give any information or make any representation about the Merger or the companies that is different from, or in addition to, that contained in this Joint Proxy Statement/Prospectus or in any of the materials that have been incorporated into this Joint Proxy Statement/Prospectus. Therefore, if anyone distributes this type of information, you should not rely upon it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this Joint Proxy Statement/Prospectus or the solicitation of proxies is unlawful, or you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this Joint Proxy Statement/Prospectus does not extend to you. The information contained in this Joint Proxy Statement/Prospectus speaks only as of the date of this Joint Proxy Statement/Prospectus unless the information specifically indicates that another date applies.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that the person acted in good faith and in a manner the person reasonably believed to be in Twin Vee’s best interests, and, with respect to any criminal action, had no reasonable cause to believe the person’s actions were unlawful. The Delaware General Corporation Law further provides that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s bylaws, any agreement, a vote of stockholders or otherwise. The certificate of incorporation of the registrant provides for the indemnification of the registrant’s directors and officers to the fullest extent permitted under the Delaware General Corporation Law. In addition, the bylaws of the registrant to be in effect upon the completion of this offering require the registrant to fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the registrant, or is or was a director or officer of the registrant serving at the registrant’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, to the fullest extent permitted by applicable law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for payments of unlawful dividends or unlawful stock repurchases or redemptions; or (iv) for any transaction from which the director derived an improper personal benefit. The registrant’s certificate of incorporation to be in effect upon the completion of this offering provides that the registrant’s directors shall not be personally liable to it or its stockholders for monetary damages for breach of fiduciary duty as a director and that if the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the registrant’s directors shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

As permitted by the Delaware General Corporation Law, the registrant has entered into separate indemnification agreements with each of the registrant’s directors and certain of the registrant’s officers which require the registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status as directors, officers or certain other employees.

The registrant maintains insurance policies under which its directors and officers are insured, within the limits and subject to the limitations of those policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been directors or officers. The coverage provided by these policies may apply whether or not the registrant would have the power to indemnify such person against such liability under the provisions of the Delaware General Corporation Law.

Item 21. Exhibits and Financial Statement Schedules

(a)

Exhibits

Exhibit No.	Description of Exhibit
2.1++	Agreement and Plan of Merger, dated September 8, 2022, by and between Twin Vee PowerCats Co. and Twin Vee PowerCats, Inc. (Incorporated by reference to the Exhibit 2.1 to the Company’s Form 8-K, File No. 001-40623, filed with the Securities and Exchange Commission on September 9, 2022)
2.2	Form of Support Agreement, by and between Twin Vee PowerCats Co. and Twin Vee PowerCats, Inc.’s directors, officers and certain stockholders (Incorporated by reference to the Exhibit 2.2 to the Company’s Form 8-K, File No. 001-40623, filed with the Securities and Exchange Commission on September 9, 2022)
2.3++	Agreement and Plan of Merger, dated August 12, 2024, by and between Twin Vee PowerCats Co., Forza X1, Inc. and Twin Vee Merger Sub, Inc. (Incorporated by reference to the Exhibit 2.1 to the Company’s Form 8-K, File No. 001-40623, filed with the Securities and Exchange Commission on August 12, 2024)
3.1	Articles of Incorporation filed with the Secretary of State of the State of Florida, dated December 1, 2009 (Incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1, File No. 333- 255134, filed with the Securities and Exchange Commission on April 8, 2021)
3.2	Articles of Amendment to the Articles of Incorporation, filed with the Secretary of State of the State of Florida on January 22, 2016 (Incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-1, File No. 333-255134, filed with the Securities and Exchange Commission on April 8, 2021)
3.3	Articles of Amendment to the Articles of Incorporation, filed with the Secretary of State of the State of Florida on April 12, 2016 (Incorporated by reference to Exhibit 3.3 to the Company’s Registration Statement on Form S-1, File No. 333-255134, filed with the Securities and Exchange Commission on April 8, 2021)
3.4	Article of Conversion filed with the Secretary of State of the State of Florida, dated April 7, 2021 (Incorporated by reference to Exhibit 3.4 to the Company’s Registration Statement on Form S-1, File No. 333-255134, filed with the Securities and Exchange Commission on April 8, 2021)
3.5	Certificate of Conversion filed with the Secretary of State of the State of Delaware on April 7, 2021 (Incorporated by reference to Exhibit 3.5 to the Company’s Registration Statement on Form S-1, File No. 333-255134, filed with the Securities and Exchange Commission on April 8, 2021)
3.6	Certificate of Incorporation filed with the Secretary of State of the State of Delaware on April 7, 2021 (Incorporated by reference to Exhibit 3.6 to the Company’s Registration Statement on Form S-1, File No. 333-255134, filed with the Securities and Exchange Commission on April 8, 2021)
3.7	Bylaws (Incorporated by reference to Exhibit 3.7 to the Company’s Registration Statement on Form S-1, File No. 333-255134, filed with the Securities and Exchange Commission on April 8, 2021)
4.1	Specimen Common Stock Certificate (Incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1/A, File No. 333-255134, filed with the Securities and Exchange Commission on July 2, 2021)
4.2	Form of Representative’s Warrant Agreement (Incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-1/A, File No. 333-255134, filed with the Securities and Exchange Commission on July 2, 2021)
4.3	Description of Securities of Twin Vee PowerCats Co. (Incorporated by reference to the Exhibit 4.3 to the Company’s Annual Report on Form 10-K, File No. 001-40623, filed with the Securities and Exchange Commission on March 31, 2022)
5.1**	Opinion of Blank Rome LLP
10.1†	Twin Vee PowerCats Co. 2021 Stock Incentive Plan and form of Incentive Plan Option Agreement, Non- Qualified Stock Option Agreement, and Restricted Stock Unit Agreement (Incorporated by reference to Exhibit 10.1 the Company’s Registration Statement on Form S-1, File No. 333-255134, filed with the Securities and Exchange Commission on April 8, 2021)

10.2+	Repurchase Agreement, by and among Twin Vee PowerCats, Inc., Twin Vee Catamarans, Inc. and Northpoint Commercial Finance LLC, dated May 18, 2016 (Incorporated by reference to Exhibit 10.2 to the Company’s Registration Statement on Form S-1/A, File No. 333-255134, filed with the Securities and Exchange Commission on June 2, 2021)
10.3	Inventory Blanket Repurchase Agreement by and between Twin Vee Catamarans, Inc. and Bank of the West, dated January 12, 2017 (Incorporated by reference to Exhibit 10.2 to the Company’s Registration Statement on Form S-1, File No. 333-255134, filed with the Securities and Exchange Commission on April 8, 2021)
10.4+	Inventory Financing Agreement, between GE Commercial Distribution Finance Corporation and Twin Vee Catamarans, Inc., dated January 28, 2010 (Incorporated by reference to Exhibit 10.4 to the Company’s Registration Statement on Form S-1/A, File No. 333-255134, filed with the Securities and Exchange Commission on June 2, 2021)
10.5	Lease Agreement, by and among Visconti Holdings, LLC, Twin Vee Catamarans, Inc. and Twin Vee PowerCats, Inc., dated January 1, 2021 (Incorporated by reference to Exhibit 10.3 to the Company’s Registration Statement on Form S-1, File No. 333-255134, filed with the Securities and Exchange Commission on April 8, 2021)
10.6	SBA Loan Authorization and Agreement, dated April 21, 2020, with Twin Vee PowerCats, Inc. (Incorporated by reference to Exhibit 10.4 to the Company’s Registration Statement on Form S-1, File No. 333-255134, filed with the Securities and Exchange Commission on April 8, 2021)
10.7†	Twin Vee PowerCats Co. Amended and Restated 2021 Stock Incentive Stock Plan (Incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form S-1/A, File No. 333-255134, filed with the Securities and Exchange Commission on June 2, 2021)
10.8†	Employment Agreement, dated June 9, 2021, with Joseph Visconti (Incorporated by reference to Exhibit 10.7 to the Company’s Registration Statement on Form S-1/A, File No. 333-255134, filed with the Securities and Exchange Commission on June 17, 2021)
10.9†	Employment Agreement, dated June 9, 2021, with Preston Yarborough (Incorporated by reference to Exhibit 10.8 to the Company’s Registration Statement on Form S-1/A, File No. 333-255134, filed with the Securities and Exchange Commission on June 17, 2021)
10.10†	Paycheck Protection Program Second Draw Promissory Note, dated March 19, 2021 (Incorporated by reference to Exhibit 10.9 to the Company’s Registration Statement on Form S-1/A, File No. 333-255134, filed with the Securities and Exchange Commission on June 17, 2021)
10.11†	Employment Agreement dated as of October 1, 2021 by and between Twin Vee PowerCats Co. and Carrie Gunnerson, Effective October 1, 2021 (Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K (File No. 001-40623) filed with the Securities and Exchange Commission on October 4, 2021)
10.12	Transition Services Agreement, dated August 16, 2022, by and between Forza X1, Inc. and Twin Vee PowerCats Co. (Incorporated by referenced to Exhibit 10.2 to the Company’s Current Report on Form 8-K, File No. 001-40623, filed with the Securities and Exchange Commission on August 18, 2022)
10.14	Agreement, dated August 17, 2022, by and between Forza X1, Inc. and OneWater Marine, Inc. (Incorporated by referenced to Exhibit 10.1 to the Company’s Current Report on Form 8-K, File No. 001-40623, filed with the Securities and Exchange Commission on August 18, 2022)
10.15†	Amendment, dated August 22, 2022, to Employment Agreement, dated October 1, 2021, by and between Twin Vee PowerCats Co. and Carrie Gunnerson (Incorporated by referenced to Exhibit 10.1 to the Company’s Current Report on Form 8-K, File No. 001-40623, filed with the Securities and Exchange Commission on August 22, 2022)
10.16†	Amendment to Employment Agreement between Twin Vee PowerCats Co. and Joseph Visconti, effective as of October 20, 2022 (Incorporated by referenced to Exhibit 10.1 to the Company’s Current Report on Form 8-K, File No. 001-40623, filed with the Securities and Exchange Commission on October 21, 2022)
10.17	Commercial Lease Agreement (with Option to Purchase), dated May 5, 2023, by and between, AquaSport Co., Ebbtide Corporation and Twin Vee PowerCats Co. (Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, File No. 001-40623, filed with the Securities and Exchange Commission on May 9, 2023)
10.18	Employment Agreement effective as of April 4, 2024 by and between Twin Vee PowerCats Co. and Michael Dickerson (Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, File No. 001-40623, filed with the Securities and Exchange Commission on April 5, 2024)

10.19	Amendment to Employment Agreement by and between Twin Vee PowerCats Co. and Preston Yarsborough, dated June 27, 2024 (Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, File No. 001-40623, filed with the Securities and Exchange Commission on July 2, 2024)
10.20	Employment Agreement by and between Twin Vee PowerCats Co. and Karl J. Zimmer, dated July 12, 2024 (Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, File No. 001-40623, filed with the Securities and Exchange Commission on July 15, 2024)
21.1	Subsidiaries of Registrant (Incorporated by reference to Exhibit 21.1 of the to the Current Report on Form 8-K, File No. 001-40623, filed with the Securities and Exchange Commission on July 15, 2024)
23.1*	Consent of Independent Registered Public Accounting Firm
23.2*	Consent of Independent Registered Public Accounting Firm
23.3**	Consent of Blank Rome, LLP (contained in Exhibit 5.1)
24.1*	Power of Attorney (included on the signature page of this initial Registration Statement)
99.1*	Consent of Houlihan
99.2*	Consent of InteleK
99.3*	Form of Twin Vee Proxy Card
99.4*	Form of Forza Proxy Card
97.1	Clawback Policy adopted on November 10, 2023 ((Incorporated by reference to the Exhibit 97.1 to the Company’s Annual Report on Form 10-K, File No. 001-40623, filed with the Securities and Exchange Commission on March 27, 2024)
107*	Filing fee table

*	Filed herewith.
**	To be filed by amendment.
†	Management contract or compensatory plan or arrangement required to be identified pursuant to Item 15(a)(3) of this Annual Report.
+	Certain portions of this exhibit indicated therein by [**] have been omitted in accordance with Item 601(b)(10) of Regulation S-K.
++	Exhibits and Schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant hereby undertakes to furnish copies of any omitted exhibits and schedules upon request by the Securities and Exchange Commission.

Item 22.	Undertakings

(a)	The undersigned registrant hereby undertakes

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933, to any purchaser: if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however , that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes as follows:

(1) That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) That, every prospectus (i) that is filed pursuant to paragraph (c)(1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into this prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ft. Pierce in the State of Florida on August 27, 2024.

Twin Vee PowerCats Co.
(Registrant)

Dated: August 27, 2024	/s/ Joseph C. Visconti
Joseph C. Visconti
Chairman of the Board and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joseph C. Visconti as his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments and any related registration statements filed pursuant to Rule 462 and otherwise), and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent and full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent, or any substitute or resubstitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant, Twin Vee PowerCats Co., in the capacities and on the date indicated.

Signature	Title	Date

/s/ Joseph C. Visconti	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	August 27, 2024
Joseph C. Visconti

/s/ Michael Dickerson	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 27, 2024
Michael Dickerson

/s/ Preston Yarborough	Vice President and Director	August 27, 2024
Preston Yarborough

/s/ Bard Rockenbach	Director	August 27, 2024
Bard Rockenbach

/s/ James Melvin	Director	August 27, 2024
James Melvin

/s/ Neil Ross	Director	August 27, 2024
Neil Ross

/s/ Kevin Schuyler	Director	August 27, 2024
Kevin Schuyler

ANNEX A - Merger Agreement

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

FORZA XI, INC.,

TWIN VEE POWERCATS CO.,

and

TWIN VEE MERGER SUB, INC.

Dated as of August 12, 2024

TABLE OF CONTENTS

Exhibits:		Page:

Exhibit A	Definitions	280
Exhibit B	Surviving Corporation COI	292
Exhibit C	Surviving Corporation By-Laws	293

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of August 12, 2024, by and among FORZA XI, INC., a Delaware corporation (“Forza”), TWIN VEE POWERCATS CO., a Delaware corporation (the “Company” or
“Twin Vee”) and TWIN VEE MERGER SUB, INC., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A.       Forza and the Company intend to effect a merger of Merger Sub with and into Forza (the “Merger”) in accordance with this Agreement and the DGCL. Upon consummation of the Merger, Merger Sub will cease to exist, and Forza will become a wholly owned subsidiary of
Twin Vee.

B.       The Parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the United States Treasury Regulations promulgated thereunder (the “Treasury Regulations”). By executing this Agreement, the Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3, and the Parties intend to file the statement required by Treasury Regulations Section 1.368-3(a).

C.       The Forza Board of Directors has (i) received an opinion from Intelek Business Valuations & Advisory concluding that the Contemplated Transactions are fair to the stockholders of Forza from a financial point of view and that the consideration to be issued to the stockholders of Forza in the Merger is fair, from a financial point of view, to Forza stockholders, (ii) has determined that the Contemplated Transactions, including the Merger, are fair to, advisable and in the best interests of Forza and its stockholders, (iii) has approved and advised that this Agreement, the Merger and the other actions contemplated by this Agreement are deemed advisable; and (iv) has determined to recommend that the stockholders of Forza vote to approve this Agreement and the Merger and such other actions as contemplated by this Agreement.

D.       The Board of Directors of Merger Sub (i) has determined that the Contemplated Transactions, including the Merger, are fair to, advisable and in the best interests of Merger Sub and its sole stockholder, (ii) has adopted this Agreement and approved the Merger and the other transactions contemplated by this Agreement and has deemed this Agreement advisable, and (iii) has determined to recommend that the sole stockholder of Merger Sub vote to approve this Agreement and thereby approve the Merger and such other actions as contemplated by this Agreement.

E.       The Company Board of Directors (i) received an opinion from Houlihan Capital, LLC concluding that the Contemplated Transactions are fair to the stockholders of the Company from a financial point of view and that the consideration to be issued to the stockholders of Forza in the Merger is fair, from a financial point of view, to the Company stockholders (ii) has determined that the Contemplated Transactions, including the Merger, are fair to, advisable and in the best interests of the Company and its stockholders, (iii) has adopted this Agreement and approved and advised that the Merger and the other transactions contemplated by this Agreement, including the issuance of shares of Company Common Stock to the stockholders of Forza pursuant to the terms of this Agreement, are deemed advisable, , and (v) has determined to recommend that the stockholders of the Company vote to approve the issuance of shares of Company Common Stock to the stockholders of Forza pursuant to the terms of this Agreement.

ARTICLE 1

DESCRIPTION OF TRANSACTION

1.1     Structure of the Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into Forza, and the separate existence of Merger Sub shall cease, pursuant to Section 251 of the DGCL. Forza will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2      Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

1.3     Closing; Effective Time. Unless this Agreement is earlier terminated pursuant to the provisions of Section 9.1, and subject to the satisfaction or waiver of the conditions set forth in ARTICLE 6, ARTICLE 7 and ARTICLE 8, the consummation of the Merger (the “Closing”) shall take place at the offices of Blank Rome LLP, as promptly as practicable (but in no event later than the second Business Day following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in ARTICLE 6, ARTICLE 7 and ARTICLE 8, other than those conditions that by their nature are to be satisfied at’ the Closing, but subject to the satisfaction or waiver of each of such conditions), or at such other time, date and place as Forza and the Company may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.” At the Closing, the Parties hereto shall cause the Merger to be consummated by executing and filing with the Secretary of State of the State of Delaware a Certificate of Merger with respect to the Merger (the “Certificate of Merger”), satisfying the applicable requirements of the DGCL and in a form reasonably acceptable to Forza and the Company. The Merger shall become effective at the time specified in such Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as may be specified in such Certificate of Merger with the consent of Forza and the Company (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

1.4      Certificate of Incorporation and Bylaws; Directors and Officers. At the Effective Time:

(a)      the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as set forth on Exhibit B (“Surviving Corporation COI”), until thereafter amended as provided by the DGCL and such articles of incorporation;

(b)      the Company Board will take all necessary action such that, at the Effective Time, the bylaws of the Surviving Corporation shall be amended and restated in its entirety to read as set forth on Exhibit C (“Surviving Corporation Bylaws”), until thereafter amended as provided by the DGCL and such bylaws; and

(c)      the directors and officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected and qualified or until their earlier death, resignation or removal, shall be the directors and officers as set forth in Section 5.17, after giving effect to the provisions of

Section 5.17.

1.5      Conversion of Forza Stock, Options, Warrants and Other Convertible Securities.

(a)       At the Effective Time, by virtue of the Merger and without any further action on the part of Forza, Merger Sub, the Company or any stockholder of Forza or stockholder of the Company:

(i)       any Forza Capital Stock held as treasury stock or held or owned by Forza, Merger Sub or any Subsidiary of Forza immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

(ii)      subject to Section 1.5(c), each share of Forza Common Stock outstanding immediately prior to the Effective Time (excluding shares to be canceled pursuant to Section 1.5(a)(i) shall be converted solely into the right to receive a number of shares of Company Common Stock equal to the Exchange Ratio; and

(b)       If any share of Forza Common Stock outstanding immediately prior to the Effective Time are shares of Forza Restricted Stock, then the shares of Company Common Stock issued in exchange for such Forza Restricted Stock will to the same extent be unvested and subject to the same repurchase option or risk of forfeiture, and the transfer agent shall be instructed to note that such Company Common Stock shall accordingly be marked with appropriate legends. The Company shall take all actions that may be necessary to ensure that, from and after the Effective Time, Company is entitled to exercise any such repurchase option or other right set forth in the applicable agreement governing such Forza Restricted Stock.

(c)       No fractional shares of Company Common Stock shall be issued in connection with the Merger, and no certificates for any such fractional shares shall be issued. If the product of the number of shares a Forza stockholder holds immediately prior to the Effective Time multiplied by the Exchange Ratio would result in the issuance of a fractional share of Company Common Stock, that product will be rounded down to the nearest whole number of shares of Company Common Stock.

(d)      All Forza Options outstanding immediately prior to the Effective Time under the Equity Incentive Plan and all Forza Warrants outstanding immediately prior to the Effective Time shall be exchanged for options or warrants to purchase Company Common Stock, or warrants to purchase Company Common Stock, as applicable, in accordance with Section(a). The parties shall take all lawful actions to effect the provisions of this Section 1.5(d).

(e)      At the Effective Time, by virtue of the Merger and without any further action on the part of Forza, Merger Sub, the Company or any stockholder of Forza or stockholder of the Company, each share of common stock, $0.001 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, $0.001 par value per share, of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall, as of the Effective Time, evidence ownership of such shares of Common Stock of the Surviving Corporation.

(f)       If, between the date of this Agreement and the Effective Time, the outstanding Forza Common Stock or Company Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend or any subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio shall be correspondingly adjusted to provide the holders of Forza Capital Stock, Forza Options, Forza Warrants, and any other convertible securities, the same economic effect as contemplated by this Agreement prior to such event.

1.6     Closing of the Company’s Transfer Books. At the Effective Time: (a) all Forza Common Stock outstanding immediately prior to the Effective Time shall be treated in accordance with Section 1.5(a), and all holders of certificates representing Forza Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of Forza; and (b) the stock transfer books of Forza shall be closed with respect to all Forza Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such Forza Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any Forza Common Stock outstanding immediately prior to the Effective Time (a “Company Share Certificate”) is presented to the Exchange Agent or to the Surviving Corporation, such Forza Share Certificate shall be canceled and shall be exchanged as provided in Sections 1.5.

1.7      Surrender of Certificates.

(a)       On or prior to the Closing Date, Forza and the Company shall mutually agree upon and select a reputable bank, transfer agent or trust company to act as exchange agent in the Merger (the “Exchange Agent”). At the Effective Time, the Company shall deposit with the Exchange Agent any certificates representing Company Common Stock or non-certificated shares of Company Common Stock represented by book entry that are issuable pursuant to Section 1.5(a) (or make appropriate alternative arrangements if uncertificated shares of Company Common Stock represented by book-entry shares will be issued). The shares of Company Common Stock so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the “Exchange Fund.”

(b)      At or before the Effective Time, Forza will deliver to the Company a true, complete and accurate listing of all record holders of Forza Common Stock at the Effective Time, including the number and class of Forza Capital Stock held by such record holder, all shares of Forza Common Stock represented by book-entry shares (“Forza Book-Entry Shares”), all shares held by certificates (“Forza Share Certificates”) and the number of shares of Company Common Stock such holder is entitled to receive pursuant to Section 1.5 (the “Forza Allocation Schedule”). Promptly after the Effective Time, the Company shall cause the Exchange Agent to mail to the Persons who were record holders of Forza Common Stock immediately prior to the Effective Time: (i) a letter of transmittal in customary form and containing such provisions as the Company may reasonably specify (including a provision confirming that delivery of Forza Share Certificates shall be effected, and risk of loss and title to Forza Share Certificates shall pass, only upon delivery of such Forza Share Certificates to the Exchange Agent); and (ii) instructions for effecting the surrender of Forza Share Certificates or Forza Book-Entry Shares in exchange for certificated or non-certificated book entry shares representing shares of Company Common Stock. Upon (i) surrender of a Forza Share Certificate to the Exchange Agent for exchange; or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of Forza Book-Entry Shares; in each case, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or the Company: (A) the holder of such Forza Common Stock shall be entitled to receive in exchange therefor a certificate or book entry representing the number of whole shares of Company Common Stock that such holder has the right to receive pursuant to the provisions of Section 1.5(a); and (B) Forza Share Certificate so surrendered or Forza Book-Entry Share shall be canceled. Until surrendered as contemplated by this Section 1.7(b), each share of Forza Common Stock shall be deemed, from and after the Effective Time, to represent only the right to receive shares of Company Common Stock. If any Forza Share Certificate shall have been lost, stolen or destroyed, Forza shall, in its discretion and as a condition precedent to the delivery of any certificate or book entry representing shares of Company Common Stock, require the owner of such lost, stolen or destroyed Forza Share Certificate to provide an applicable affidavit and indemnification agreement with respect to such Forza Share Certificate and post any bond required by the Transfer Agent.

(c)      No dividends or other distributions declared or made with respect to Company Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered share of Forza Common Stock with respect to Company Common Stock that such holder has the right to receive in the Merger until such holder surrenders such share of Forza Common Stock or an affidavit of loss or destruction in lieu thereof in accordance with this Section 1.7(c) (at which time such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar laws, to receive all such dividends and distributions, without interest).

(d)      Any portion of the Exchange Fund that remains undistributed to holders of shares of Forza Common Stock as of the first anniversary of the Closing Date shall be delivered to the Company upon demand, and any holders of Forza Common Stock who have not theretofore surrendered their Forza Common Stock in accordance with this Section 1.7 (d) shall thereafter look only to the Company for satisfaction of their claims for Company Common Stock and any dividends or distributions with respect to shares of Company Common Stock.

(e)       Each of the Parties, the Exchange Agent, and their respective Affiliates shall be entitled to deduct and withhold from any consideration deliverable or payable pursuant to this Agreement to any holder of any Forza Common Stock or any other Person such amounts as are required to be deducted or withheld from such consideration under the Code or under any other applicable Legal Requirement and shall be entitled to request any reasonably appropriate Tax forms, including IRS Form W-9 (or the appropriate IRS Form W-8, as applicable) from any recipient of payments hereunder. To the extent such amounts are so deducted or withheld, and timely remitted to the appropriate taxing authority in accordance with applicable Law, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f)        No party to this Agreement shall be liable to any holder of any Forza Common Stock or to any other Person with respect to any shares of Company Common Stock (or dividends or distributions with respect thereto) or for any cash amounts delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

1.8     Further Action. If, at any time after the Effective Time, any further action is determined by the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Forza, then the officers and directors of the Surviving Corporation shall be fully authorized, and shall use their commercially reasonable efforts (in the name of Forza, Merger Sub and otherwise) to take such action.

1.9    Tax Consequences. For U.S. federal income Tax purposes, the Merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder. The Parties hereby adopt this Agreement as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a), to which Forza, Merger Sub and the Company are parties under Section 368(b) of the Code.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND MERGER SUB

The Company and Merger Sub jointly and severally represent and warrant to Forza as follows, except as set forth in the written disclosure schedule delivered by the Company to Forza (the “Company Disclosure Schedule”). The Company Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this ARTICLE 2. The disclosures in any section or subsection of the Company Disclosure Schedule shall qualify other sections and subsections in this ARTICLE 2 to the extent it is reasonably clear from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. The inclusion of any information in the Company Disclosure Schedule (or any update thereto) shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Company Material Adverse Effect, or is outside the Ordinary Course of Business.

2.1      Subsidiaries; Due Organization; Etc.

(a)      The Company has no Subsidiaries, except for Merger Sub, the Entities identified in Part 2.1(a) of the Company Disclosure Schedule, and Forza (the “Company Subsidiaries”); and neither the Company, Merger Sub nor any of the Company Subsidiaries owns any capital shares of, or any equity interest of any nature in, any other Entity, other than Merger Sub and the Company Subsidiaries. The Company has not agreed nor is obligated to make, nor is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. The Company has not, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

(b)      Each of the Company, Merger Sub and the Company Subsidiaries is a corporation or limited liability company, as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which such assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(c)       Each of the Company, Merger Sub and the Company Subsidiaries is qualified to do business as a foreign corporation or limited liability company, as applicable, and is in good standing (or the equivalent thereof, if applicable, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof), under the laws of all jurisdictions where the nature of its business requires such qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Company Material Adverse Effect.

2.2      Certificate of Incorporation; Bylaws; Charters and Codes of Conduct. Each of the Company and Merger Sub has made available to Forza accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents, including all amendments thereto, for the Company, Merger Sub and each Company Subsidiary. Neither the Company, Merger Sub nor any Company Subsidiary has taken any action in breach or violation in any material respect of any of the material provisions of its certificate of incorporation, bylaws and other charter and organizational documents nor is in breach or violation in any material respect of any of the material provisions of its certificate of incorporation, bylaws and other charter and organizational documents.

2.3      Capitalization, Etc.

(a)      The authorized capital stock of the Company as of the date of this Agreement consists of (i) 50,000,000 shares of Company Common Stock, par value $0.001 per share, of which 9,520,000 shares have been issued and are outstanding, and (ii) undesignated preferred stock, par value $0.001 per share, of which no shares are issued or outstanding as of the date of this Agreement. The Company does not hold any shares of its capital stock in its treasury. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. There is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any Company Capital Stock. The Company is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Capital Stock or other securities. Part 2.3(a)(ii) of the Company Disclosure Schedule accurately and completely describes all repurchase rights held by the Company with respect to shares of Company Capital Stock (including shares issued pursuant to the exercise of stock options) and specifies which of those repurchase rights are currently exercisable.

(b)      Except for the Company’s 2021 Equity Incentive Plan the “Equity Incentive Plan”), the Company does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. As of the date hereof, the Company has reserved 2,171,800 shares of the Company Common Stock for issuance under the Equity Incentive Plan. Of such reserved shares of the Company Common Stock, as of the date hereof, no shares of Company Common Stock have been issued pursuant to the exercise of outstanding options, 2,152,729 shares of the Company Common Stock have been granted and are subject to currently outstanding awards under the Equity Incentive Plan, and 19,071 shares of Company Common Stock remain available for future issuance pursuant to the Equity Incentive Plan. Part 2.3(b) of the Company Disclosure Schedule sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (A) the name of the optionee; (B) the number of shares of the Company Common Stock subject to such Company Option at the time of grant; (C) the number of shares of the Company Common Stock subject to such Company Option as of the date of this Agreement; (D) the exercise price of such Company Option; (E) the date on which such Company Option was granted; (F) the applicable vesting schedule, including the number of vested and unvested shares subject to such Company Option; (G) the date on which such Company Option expires; and (H) whether such Company Option is intended to be an “incentive stock option” (as defined in Section 422(b) of the Code) or a non-qualified stock option; and (I) whether or not such Company Option is an “early exercise” stock option. The Company has made available to Forza an accurate and complete copy of the Equity Incentive Plan and all forms of Company award agreements approved for use thereunder. No vesting of any awards under the Equity Incentive Plan will accelerate in connection with the closing of the Contemplated Transactions.

(c)      Except for the outstanding Company Options as set forth in Section 2.3(b), and the warrants identified the Company’s most recent Annual Report on Form 10-K filed with the SEC as of the date hereof (the “Company Warrants”) or as set forth in Part 2.3(c) of the Company Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital shares or other securities of the Company or any of the Company Subsidiaries; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company or any Company Subsidiary; (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which the Company or any of the Company Subsidiaries is or may become obligated to sell or otherwise issue any shares of its capital shares or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital shares or other securities of the Company or any of the Company Subsidiaries. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company or any of the Company Subsidiaries.

(d)      All outstanding shares of Company Common Stock, as well as all options, warrants and other securities of the Company, have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements and (ii) all requirements set forth in applicable Contracts. The Company has made available to Forza accurate and complete copies of all Company Warrants. Except as identified on Part 2.3(c) of the Company Disclosure Schedule, there are no warrants to purchase capital shares of the Company outstanding on the date of this Agreement.

2.4      Absence of Changes. Except as set forth in Part 2.4 of the Company Disclosure Schedule and in the Company SEC Documents, between January 1, 2022 and the date of this Agreement and except as otherwise expressly contemplated by this Agreement, the Company has conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been (a) any material loss, damage or destruction to, or any material interruption in the use of, any of the material assets or business of the Company or any Company Subsidiary (whether or not covered by insurance), (b) any Company Material Adverse Effect or an event of development that would individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, or (c) any event or development that would, if occurring following the execution of this Agreement, require the consent of Forza pursuant to Section 4.4(b).

2.5      Title to Assets. Each of the Company and the Company Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all material tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it, including the Owned Real Property. All such assets are owned by the Company or a Company Subsidiary free and clear of any Encumbrances, except for: (i) any lien for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on the Company’s unaudited balance sheet for the quarter ended March 31, 2024 (the “Company Unaudited Interim Balance Sheet”) in accordance with United States generally accepted accounting principles (“GAAP”); (ii) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company or any Company Subsidiary; and (iii) liens listed in Part 2.5 of the Company Disclosure Schedule (the “Permitted Encumbrances”).

2.6      Real Property; Leasehold. Part 2.6(i) of the Company Disclosure Schedule sets forth all of the real property owned by the Company and any Company Subsidiary (the “Owned Real Property”). Part 2.6(ii) of the Company Disclosure Schedule sets forth sets forth all service, maintenance, supply, leasing, subleasing, brokerage, listing or other contracts (along with all amendments and modifications thereof, the “Owned Real Property Contracts”) affecting the Owned Real Property. Except for the Owned Real Property Contracts listed Part 2.6(ii) of the Company Disclosure Schedule, there are no service, management, maintenance or other similar type agreements or contracts relating to the operation, management or maintenance of the Owned Real Property which shall survive the Closing. All of the Owned Real Property Contracts are in full force and effect and, to Company’s Knowledge, free from default. Neither the Company nor any Company Subsidiary has received notice of any pending or threatened condemnation with respect to the Owned Real Property or any portion thereof and the Company has no Knowledge of any condemnation proceedings. Part 2.6(iii) of the Company Disclosure Schedule sets forth all of the real property leased by the Company and any Company Subsidiary (the “Company Real Property Leases”). Each of the Company Real Property Leases and Owned Real Property Contract is in full force and effect, and there are no existing defaults under any Company Real Property Lease or any Owned Real Property Contract. A copy of each Company Real Property Lease and Owned Real Property Contract (including, without limitation, all amendments and modifications thereto) has been made available to Forza. All of the land, buildings, structures and other improvements used by the Company and the Company Subsidiaries in the conduct of its business are included in the property leased pursuant to the Company Real Property Leases and the Company Owned Real Property.

2.7      Intellectual Property.

(a)      Part 2.7(a) of the Company Disclosure Schedule lists all Company Registered Intellectual Property, including the jurisdictions in which each such item of Intellectual Property has been issued or registered, in which any application for such issuance and registration has been filed, or in which any other filing or recordation has been made. The Company has taken reasonable actions to maintain and protect the Company Registered Intellectual Property. As of the date hereof, all registration, maintenance and renewal fees currently due in connection with the Company Registered Intellectual Property have been paid and all documents, recordations and certificates in connection with the Company Registered Intellectual Property currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Company Registered Intellectual Property and recording the Company’s ownership interests therein.

(b)      The Company and each of the Company Subsidiaries own each item of Company-Owned IP Rights, free and clear of any Encumbrances.

2.8      Agreements, Contracts and Commitments. All Company Contracts that are required to be filed as an exhibit to a Form 10-K filed by the Company were filed. The Company has made available to Forza accurate and complete copies of all Company Material Contracts, including all amendments thereto. There are no Company Material Contracts that are not in writing. Except as set forth in Part 2.8 of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries nor, to the Company’s Knowledge, as of the date of this Agreement any other party to a Company Material Contract, has breached, violated or defaulted under, or received written notice that it has breached, violated or defaulted under, any of the terms or conditions of any of the agreements, contracts or commitments to which the Company or any Company Subsidiaries is a party or by which it is bound of the type described in clauses (a) through (l) above (any such agreement, contract or commitment, a “Company Material Contract”) in such manner as would permit any party to cancel or terminate any Company Material Contract or would permit any other party to seek damages which would reasonably be expected to be material. The consummation of the Contemplated Transactions shall not (either alone or upon the occurrence of additional acts or events) result in any material payment or payments becoming due from the Company, any Company Subsidiary or the Surviving Corporation to any Person under any Company Material Contract. The Company has not received any written notice of termination of any such Company Material Contract.

2.9      Liabilities. As of the date hereof, neither the Company nor any Company Subsidiary has any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any kind, whether accrued, absolute, contingent, matured, unmatured or other (required to be reflected in the financial statements of the Company or any Company Subsidiary in accordance with GAAP) (each a “Liability”), except for: (a) Liabilities identified as such in the Company Unaudited Interim Balance Sheet; (b) normal and recurring current Liabilities that have been incurred by the Company or the Company Subsidiaries since the date of the Company Unaudited Interim Balance Sheet in the Ordinary Course of Business; (c) Liabilities for performance in the Ordinary Course of Business of obligations of the Company or any Company Subsidiary under Company Contracts, including the reasonably expected performance of such Company Contracts in accordance with their terms (which would not include, for example, any instances of breach or indemnification); (d) Liabilities incurred in connection with the Contemplated Transactions; and (e) Liabilities described in Part 2.9 of the Company Disclosure Schedule.

2.10    Compliance; Permits; Restrictions. The Company and each Company Subsidiary are, and since January 1, 2022 have been, in compliance in all material respects with all applicable Legal Requirements. No investigation, claim, suit, proceeding, audit, action or other Legal Proceeding by any Governmental Body is pending or, to the Knowledge of the Company, threatened in writing against the Company or any Company Subsidiary. There is no agreement, judgment, injunction, order or decree binding upon the Company or any Company Subsidiary which (i) has or would be reasonably expected to have the effect of prohibiting or materially impairing any business practice of the Company or any Company Subsidiary, any acquisition of material property by the Company or any Company Subsidiary or the conduct of business by the Company or any Company Subsidiary as currently conducted, (ii) is reasonably likely to have a material adverse effect on the Company’s ability to comply with or perform any covenant or obligation under this Agreement, or (iii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions.

2.11     Anti-Corruption Compliance; Trade Control Laws and Sanctions.

(a)     For the past three years, Company and its directors, officers and employees, and, to the Knowledge of Company, its distributors, agents, representatives, sales intermediaries and or other Persons acting on behalf of Company have been in compliance in all material respects with all applicable Anti-Corruption Laws and Trade Control Laws.

(b)     For the past three years, Company has had in place policies, procedures, controls and systems reasonably designed to ensure compliance with all applicable Anti-Corruption Laws and Trade Control Laws.

(c)      None of Company, or any director, officer, employee or, to the Company’s Knowledge, agent of Company is a Sanctioned Person.

(d)      There are no pending, or, to the Knowledge of the Company, threatened in writing, actions, suits, proceedings, inquiries or investigations by any Governmental Body against the Company with respect to any Anti-Corruption Laws or Trade Control Laws. In the past three years, the Company has not been subject to any such actions, suits, proceedings, inquiries or investigations or made, nor, as of the date hereof, is aware of any reason to or intends to make any disclosure (voluntary or otherwise) to any Governmental Body with respect to any violation, potential violation, or Liability arising under or relating to any Anti-Corruption Laws or Trade Control Laws.

2.12    Tax Matters.

(a)      All income and other material Tax Returns required to have been filed by the Company and each Company Subsidiary under applicable Law have been timely filed (taking into account any extension of time within which to file) with the applicable Governmental Body. All such Tax Returns were correct and complete in all material respects and have been prepared in material compliance with all applicable Laws. No written claim has been made in the last three (3) years by any Governmental Body in a jurisdiction where the Company or any Company Subsidiary does not file income or other material Tax Returns that it is subject to taxation by that jurisdiction in respect of Taxes that would be the subject of such Tax Returns.

(b)      All material Taxes due and owing by the Company or any Company Subsidiary (whether or not shown on any Tax Return) have been paid. The unpaid Taxes of the Company and any Company Subsidiary for Tax periods ending on and including the date of the Company Unaudited Interim Balance Sheet have been accrued and reserved for on the Company Unaudited Interim Balance Sheet in accordance with GAAP. Since the date of the Company Unaudited Interim Balance Sheet, neither the Company nor any Company Subsidiary has incurred any material Liability for Taxes outside the Ordinary Course of Business.

(c)      The Company and each Company Subsidiary have withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(d)      There are no material Encumbrances for Taxes (other than Taxes not yet due and payable or Taxes that are being contested in good faith and for which adequate reserves have been made on Company’s Unaudited Interim Balance Sheet in accordance with GAAP) upon any of the assets of the Company or any Company Subsidiary.

(e)      No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar written agreements or rulings have been entered into or issued by any Governmental Body with respect to the Company or any Company Subsidiary which agreement or ruling would be effective after the Closing Date.

(f)      No material deficiencies for Taxes with respect to the Company or any Company Subsidiary have been claimed, proposed or assessed by any Governmental Body in writing, other than any such deficiencies that have since been resolved. There are no pending (or, based on written notice, threatened) audits, assessments or other Legal Proceedings for or relating to any liability in respect of material Taxes of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has waived any statute of limitations in respect of Taxes, agreed to any extension of time with respect to a Tax assessment or deficiency or for filing any Tax Return which has not since been resolved or filed, or consented to extend the period in which Tax may be assessed or collected by any Tax authority (in each case, other than such extensions of time entered into in the Ordinary Course of Business).

(g)      The Company has not at any time been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(h)      Neither the Company nor any Company Subsidiary is a party to any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, or other similar agreement or arrangement (other than customary commercial Contracts the principal subject matter of which is not Taxes).

(i)       Neither the Company nor any Company Subsidiary has ever been a member of an affiliated group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which is the Company). Neither the Company nor any Company Subsidiary has any Liability for the Taxes of any Person (other than the Company and any Company Subsidiary) under Treasury Regulations section 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by Contract, or otherwise (other than customary commercial Contracts the principal subject matter of which is not Taxes).

(j)       Neither the Company nor any Company Subsidiary (nor any predecessor of the foregoing) has distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code (or any similar provision of state, local, or non-U.S. Law).

(k)      Neither the Company nor any Company Subsidiary has entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations
Sections 1.6011-4(b)(2).

(l)       Neither the Company nor any Company Subsidiary (i) is or owns stock in a “controlled foreign corporation” as defined in Section 957 of the Code, (ii) is or owns stock in a “passive foreign investment company” within the meaning of Section 1297 of the Code, (iii) has been subject to Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment (within the meaning of an applicable Tax treaty) or other place of business in such other country, or (iv) is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) or is a foreign corporation that is treated as a U.S. corporation under Section 7874(b) of the Code.

(m)    Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for Tax purposes for a Tax period (or portion thereof) ending on or prior to the Closing Date; (ii) use of an improper or change in a method of accounting for a Tax period (or portion thereof) ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) consummated or created on or prior to the Closing Date; (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; or (vii) election under Section 108(i) of the Code (or any similar provision of state, local or foreign Law). Neither the Company nor any Company Subsidiary has made any election under Section 965(h) of the Code.

(n)      Neither the Company nor any Company Subsidiary has taken or agreed to take any action, or has any Knowledge of any fact or circumstance, that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(o)      Neither the Company nor any Company Subsidiary has been, is, or immediately prior to the Effective Time will be, treated as an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.

(p)      Neither the Company nor any Company Subsidiary has deferred the payment of any employer payroll Taxes pursuant to the CARES Act.

2.13    Employee Benefit Plans.

(a)      Part 2.13(a) of the Company Disclosure Schedule lists all material Company Employee Plans. “Company Employee Plans” shall mean: (i) all employee benefit plans (as defined in Section 3(3) of ERISA whether or not subject to ERISA) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other material benefit plans, programs or arrangements, employment agreements, and all termination or severance Contracts to which the Company or any of the Company Subsidiaries is a party (except for offer letters or employment agreements that provide for employment that is terminable at will and without material cost or liability to the Company or any of the Company Subsidiaries), with respect to which the Company or any Company Affiliate has or could reasonably be expected to have any obligation or that are maintained, contributed to or sponsored by the Company or any Company Affiliate for the benefit of any current or former employee, officer or director of the Company or any Company Affiliate and (ii) and any material consulting contracts, arrangements or understandings between the Company or any Company Affiliate and any natural person consultant of the Company or any Company Affiliate.

(b)      The Company has made available to Forza with respect to each material Company Employee Plan a true and complete copy of each material governing plan document (or, for any unwritten Company Employee Plan, a written description of the material terms of such Company Employee Plan) (except for individual written Company Option agreements, in which case only forms of such agreements have been made available, unless such individual agreements materially differ from such forms), including as applicable (i) a copy of each trust or other funding arrangement and (ii) the most recent summary plan description and summary of material modifications. The Company has made available to Forza with respect to each material Company Employee Plan: (i) annual reports on Form 5500 for the most recent plan year (if required), (ii) the most recent IRS determination, opinion, or advisory letter for any Company Employee Plan regarding the qualified status of the form of such Company Employee Plan, if applicable, (iii) the most recently prepared actuarial report and financial statement in connection with each such Company Employee Plan for each of the prior three (3) years (if required to be prepared and filed with Form 5500), and (iv) any material non-routine correspondence received from or submitted to any Governmental Body within the prior three (3) years. Neither the Company nor any Company Subsidiary has any express or implied commitment to: (i) create, enter into, incur liability with respect to or cause to exist any other material employee benefit plan, program or arrangement, (ii) enter into any Contract to provide compensation or benefits to any individual other than in the Ordinary Course of Business, or (iii) modify, change or terminate any Company Employee Plan, other than with respect to a modification, change or termination required by ERISA, the Code or other applicable law.

(c)       No Company Employee Plan is, and neither the Company nor any of the Company Subsidiaries or Company Affiliates has ever maintained, contributed to, or had any liability or obligation to contribute to: (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”), (ii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code) (a “Multiple Employer Plan”), (iii) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), (iv) a funded welfare benefit plan (within the meaning of Section 210 of ERISA or Section 413(c) of the Code (a “Funded Welfare Plan”), or (v) any plan that is subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA.

(d)       None of the Company Employee Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or any Company Subsidiary, except as required by Section 4980B of the Code, Part 6 of Title I of ERISA or similar applicable law.

(e)       Except as provided in this Agreement or as set forth in Part 2.13(e) of the Company Disclosure Schedule, the execution of this Agreement and the consummation of the Contemplated Transactions (alone or together with any other event which, standing alone, would not by itself trigger such entitlement or acceleration) will not (i) entitle any person to any payment, forgiveness of indebtedness, vesting, distribution, or increase in benefits under or with respect to any Company Employee Plan, (ii) otherwise trigger any acceleration (of vesting or payment of benefits or otherwise) under or with respect to any Company Employee Plan, (iii) trigger any obligation to fund any Company Employee Plan, (iv) limit the right to merge, amend or terminate any Company Employee Plan or (v) result in the receipt or retention by any person who is a “disqualified individual” (within the meaning of Code Section 280G) with respect to the Company and any of the Company Subsidiaries of any payment or benefit that is or could be characterized as a “parachute payment” (within the meaning of Section 280G of the Code), determined without regard to the application of Section 280G(b)(5) of the Code.

(f)       No current or former director, employee, or consultant of the Company is entitled to receive a tax gross-up or “make-whole” payment from the Company with respect to any taxes that may be imposed upon such individual pursuant to Section 409A of the Code, Section 4999 of the Code, or otherwise.

(g)      Each Company Employee Plan has been established and operated in all material respects in accordance with its terms and the requirements of all applicable Laws including ERISA and the Code. The Company and Company’s Subsidiaries have performed all material obligations required to be performed by them under and are not in material default under or in material violation of, and, to the Knowledge of the Company, there is no material default or material violation by any party to, any Company Employee Plan. No Legal Proceeding is pending or, to the Knowledge of the Company, threatened with respect to any Company Employee Plan (other than routine claims for benefits in the Ordinary Course of Business), and to the Knowledge of the Company, there is no reasonable basis for any such Legal Proceeding.

(h)      The Company, with respect to each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code, has received a favorable determination, notification or advisory letter with respect to such qualification, if a determination letter has been applied for, or may rely upon an opinion letter for a pre-approved plan, and to the Knowledge of the Company, no event or omission has occurred that would cause any Company Employee Plan to lose such qualification or require corrective action under the IRS Employee Plans Compliance Resolution System to maintain such qualification.

(i)       To the Knowledge of the Company, there has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and not otherwise exempt under Section 408 of ERISA) with respect to any Company Employee Plan that would reasonably be expected to result in material Liability to the Company or any of the Company Subsidiaries. All contributions, premiums or payments required to be made by the Company or any of the Company Subsidiaries with respect to any Company Employee Plan have been made on or before their due dates, except as would not result in material Liability to the Company or any of the Company Subsidiaries. There are no claims pending or threatened, other than routine claims for benefits. All reports, returns and similar documents required to be filed with any Governmental Body or distributed to any Plan participant have been timely filed or distributed.

(j)       Each Company Employee Plan that is in any part a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code) subject to
Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder. No Company Employee Plan or Company Option (whether currently outstanding or previously exercised) is, has been or would be, as applicable, subject to any tax, penalty or interest under Section 409A of the Code.

(k)      No Company Employee Plan is subject to the laws of any jurisdiction outside the United States.

2.14    Labor and Employment.

(a)       The Company and the Company Subsidiaries are in compliance in all material respects with all applicable Laws relating to the employment of labor, including but not limited to those related to wages, hours, collective bargaining, equal employment opportunity, occupational health and safety, immigration, individual and collective consultation, notice of termination, and redundancy, and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. There is no charge or other Legal Proceeding pending or, to the Knowledge of the Company, threatened or reasonably anticipated before the U.S. Equal Employment Opportunity Commission (the “EEOC”), any court, or any other Governmental Authority of competent jurisdiction with respect to the employment practices of the Company or any Company Subsidiary, except as described on Part 2.14(a) of the Company Disclosure Schedule. Neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, the EEOC or any other Governmental Authority of competent jurisdiction relating to employees or employment practices. Neither the Company nor any Company Subsidiary has received any notice of intent by the EEOC or any other Governmental Authority of competent jurisdiction responsible for the enforcement of labor or employment Laws to conduct an investigation or inquiry relating to the Company or any Company Subsidiary, and to the Knowledge of the Company, no such investigation or inquiry is in progress. The employment of all employees of the Company and the Company Subsidiaries is terminable at will without cost or liability to the Company or any of the Company Subsidiaries, except for amounts earned prior to the time of termination and except identified in the Company’s most recent Annual Report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K filed with the SEC as of the date hereof as well as set forth in Part 2.14(a) of the Company Disclosure Schedule).

(b)      The Company has made available to Forza a list of each employee and consultant that provides services to the Company or any Company Subsidiary and the location in which each such employee and consultant is based and primarily performs his or her duties or services. No Key Employee has advised the Company or any Company Subsidiary in writing of his or her intention to terminate his or her relationship as an employee of the Company or such Subsidiary for any reason, including because of the consummation of the Contemplated Transactions and, except as set forth in Part 2.14(b) of the Company Disclosure Schedule, the Company and the Subsidiary have no plans or intentions to terminate any such Key Employee. Part 2.14(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all offers of employment that are outstanding to any person from the Company or any Company Subsidiary.

(c)      To the Knowledge of the Company, no employee, officer or director of the Company or any Company Subsidiary is a party to, or is otherwise bound by, any Contract with a former employer, including any confidentiality, non-competition or proprietary rights agreement, that affects (i) the performance of his or her duties as an employee, officer or director of the Company or the Company Subsidiary, or (ii) the ability of the Company or any Company Subsidiary to conduct its business, in each case in any manner that would have a Company Material Adverse Effect. To the Knowledge of the Company, no employee, officer or director of the Company is in violation, in any material respect, of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement or restrictive covenant to a former employer, which violation would have a Company Material Adverse Effect.

(d)      There are no material controversies pending or, to the Knowledge of the Company, threatened between the Company or any Company Subsidiary and any of their respective present or former employees or independent contractors.

(e)      Neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement, work council agreement, work force agreement or any other labor union Contract applicable to persons employed by the Company or any Company Subsidiary; to the Knowledge of the Company, none of the employees or independent contractors of the Company or any Company Subsidiary is represented by any union, works council, or any other labor organization; and, to the Knowledge of the Company, there are no activities or proceedings of any labor union to organize any such employees or independent contractors.

(f)       There are no grievances pursuant to any collective bargaining agreement, work council agreement or other labor contract currently pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary. There are no unfair labor practice complaints pending, or, to the Knowledge of Company, threatened, against the Company or any Company Subsidiary before the National Labor Relations Board or any court, tribunal or other Governmental Authority of competent jurisdiction, or any current union representation questions involving employees of the Company or any Company Subsidiary. There is no strike, slowdown, work stoppage lockout, or similar labor disputes pending, or, to the Knowledge of the Company, threatened, by or with respect to any employees of the Company or any Company Subsidiary.

(g)      Except as would not result in material liability to the Company, all individuals who are or were performing consulting or other services for the Company or any Company Subsidiary have been correctly classified by the Company or the Company Subsidiary in all material respects as either “independent contractors” or “employees” as the case may be. Except as would not result in material liability to the Company or the Company Subsidiaries, all individuals who are classified as “exempt” and are or were performing services for the Company or any Company Subsidiary have been correctly classified by the Company or the Company Subsidiary in all material respects as “exempt” from all applicable wage and hour Laws, including but not limited to Laws governing minimum wage, overtime compensation, meal periods and rest breaks.

(h)      The Company and each Company Subsidiary is in compliance with all Laws applicable to employment and employment practices, including all Laws respecting terms and conditions of employment, wages, hours, equal employment opportunity, employment discrimination, worker classification (including the proper classification of workers as independent contractors and consultants and exempt or non-exempt), immigration, work authorization, occupational health and safety, workers’ compensation, the payment of social security and other employment taxes, disability rights or benefits, plant closures and layoffs, affirmative action and affirmative action plans, labor relations, employee leave issues and unemployment insurance.

2.15   Environmental Matters. Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and each Company Subsidiary is in compliance with all applicable Environmental Laws, which compliance includes the possession by the Company of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof. Except as would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary has released, stored, generated, disposed of or arranged for the disposal of, transported, handled, marketed, distributed, or exposed any Person to, any Hazardous Materials, or owned or operated any property or facility contaminated by any Hazardous Materials, in each case so as to create any Liability under any Environmental Law. Except as set forth in Part 2.15 of the Company Disclosure Schedule and for matters that not reasonably be expected to have a Company Material Adverse Effect, (i) neither the Company nor any Company Subsidiary has received since January 1, 2023 any written notice or other communication (in writing or otherwise), whether from a Governmental Body or employee, that alleges that the Company or any Company Subsidiary is not in compliance with any Environmental Law or has Liability under any Environmental Law, and, (ii) to the Knowledge of the Company, there are no circumstances that may prevent or interfere with the Company’s or any of the Company Subsidiaries’ compliance with any Environmental Law (or that could reasonably be expected to result in Liability under any Environmental Law) in the future. To the Knowledge of the Company and except as set forth in Part 2.15 of the Company Disclosure Schedule: (i) no current or prior owner of any property currently or then leased or controlled by the Company or any of the Company Subsidiaries has received since January 1, 2023 any written notice or other communication (in writing or otherwise) relating to property owned or leased by the Company or any of the Company Subsidiaries, whether from a Governmental Body or employee, that alleges that such current or prior owner or the Company or any of the Company Subsidiaries is not in compliance with or has violated any Environmental Law relating to such property and (ii) neither the Company nor any of the Company Subsidiaries has any material liability under any Environmental Law that would reasonably be expected to have a Company Material Adverse Effect.

2.16    Insurance.

(a)       The Company has made available to Forza accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of the Company and each Company Subsidiary. Each of the insurance policies is in full force and effect and the Company and each Company Subsidiary are in material compliance with the terms thereof. Other than customary end of policy notifications from insurance carriers, since January 1, 2022, neither the Company nor any Company Subsidiary has received any written notice or other written communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy; or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy. Except as set forth in Part 2.16 of the Company Disclosure Schedule, to the Knowledge of the Company, there are no pending workers’ compensation or other claim under or based upon any insurance policy of the Company or any Company Subsidiary. All information provided to insurance carriers (in applications and otherwise) on behalf of the Company and each Company Subsidiary is accurate and complete in all material respects. The Company and each Company Subsidiary have provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending or threatened in writing against the Company or any Company Subsidiary, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or, to the Knowledge of the Company, informed the Company or any Company Subsidiary of its intent to do so.

(b)      The Company has made available to Forza accurate and complete copies of the existing policies (primary and excess) of directors’ and officers’ liability insurance maintained by the Company and each Company Subsidiary as of the date of this Agreement (the “Existing Company D&O Policies”). Part 2.16(b) of the Company Disclosure Schedule accurately sets forth the most recent annual premiums paid by the Company and each Company Subsidiary with respect to the Existing Company D&O Policies.

2.17    Legal Proceedings; Orders.

(a)      Except as set forth in Part 2.17(a) of the Company Disclosure Schedule, there is no pending Legal Proceeding, and, to the Knowledge of the Company, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves the Company or any of the Company Subsidiaries, any Company Associate (in his or her capacity as such) or any of the material assets owned or used by the Company or any of the Company Subsidiaries; or (ii) that challenges or may have the effect or preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions. To the Knowledge of the Company, no event has occurred and no claim, dispute or other condition or circumstance exists, that will give rise to or serve as the basis for the commencement of any meritorious Legal Proceeding.

(b)     There is no order, writ, injunction, judgment or decree to which the Company or any Company Subsidiary, or any of the material assets owned or used by the Company or any Company Subsidiary, is subject. To the Knowledge of the Company, no officer or other Key Employee of the Company or any Company Subsidiary is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company or any Company Subsidiary or to any material assets owned or used by the Company or any Company Subsidiary.

2.18    Authority; Binding Nature of Agreement. The Company, Merger Sub and each Company Subsidiary have all necessary corporate power and authority to enter into and to perform its respective obligations under this Agreement. The Company Board of Directors and the Merger Sub Board of Directors (at one or more meetings duly called and held) has: (a) determined that the Contemplated Transactions are advisable and fair to and in the best interests of the Company and its stockholders; (b) duly authorized and approved by all necessary corporate action, this Agreement and the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including the Contemplated Transactions, subject to the Required Company Stockholder Vote and the adoption of this Agreement by the Company in its capacity as sole stockholder of Merger Sub, performance of this Agreement and the transactions contemplated hereby, including the Contemplated Transactions; and (c) recommended the adoption and approval the issuance of the Merger consideration to the Forza stockholders, and the Company Board of Directors has directed that the issuance of shares of Company Common Stock to the stockholders of Forza pursuant to the terms of this Agreement be submitted to the Company’s stockholders for consideration at the Company’s Stockholders’ Meeting. This Agreement has been duly executed and delivered by the Company and Merger Sub and, assuming the due authorization, execution and delivery by Merger Sub, constitutes the legal, valid and binding obligation of the Company and Merger Sub (as applicable), enforceable against the Company or Merger Sub (as applicable) in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Merger Sub was formed solely to facilitate the Merger and has no assets, liabilities or operations except in connection therewith.

2.19   Vote Required. The affirmative vote of the holders of a majority of voting power of shares of Company Common Stock present in person or represented by proxy shares (the “Required Company Stockholder Vote”) is the only vote of the holders of any class or series of Company Capital Stock necessary to adopt or approve the matters set forth in Section 2.18.

2.20    Non-Contravention; Consents. Subject to Part 2.20 of the Company Disclosure Schedule, and subject to obtaining the Required Company Stockholder Vote, the filing of the Certificate of Merger required by the DGCL and any filings or notifications that may be required in connection with the Contemplated Transactions under any US or non-US antitrust, merger control, or competition laws, neither (x) the execution, delivery or performance of this Agreement by the Company, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(a)     contravene, conflict with or result in a violation of (i) any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of the Company or (ii) any resolution adopted by the Company stockholders, the Company Board of Directors or any committee of the Company Board of Directors;

(b)      contravene, conflict with or result in a material violation of, or give any Governmental Body or, to the Knowledge of the Company, other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which the Company or the Company Subsidiaries, or any of the assets owned or used by the Company or the Company Subsidiaries, is subject;

(c)       contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or the Company Subsidiaries or that otherwise relates to the business of the Company or the Company Subsidiaries or to any of the material assets owned or used by the Company or the Company Subsidiaries;

(d)      contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any Company Contract; (ii) a rebate, chargeback, penalty or change in any delivery schedule under any such Company Contract; (iii) accelerate the maturity or performance of any Company Contract; or (iv) cancel, terminate or modify any material term of any Company Contract, except, in the case of any Company Contract, any non-material breach, default, penalty or modification;

(e)       result in the imposition or creation of any Encumbrance upon or with respect to any material asset owned or used by the Company or the Company Subsidiaries (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Company); or

(f)        result in the transfer of any material asset of the Company or the Company Subsidiaries to any Person.

Except (i) for any Consent set forth in Part 2.20 of the Company Disclosure Schedule under any Company Contract, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, and (iii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, neither the Company nor any of the Company Subsidiaries was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or (y) the consummation of the Contemplated Transactions.

2.21    No Financial Advisor. Except as set forth in Part 2.21 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Company, Merger Sub or any of the Company Subsidiaries.

2.22    Privacy. The Company has complied in all material respects with all privacy obligations “Privacy Obligations”) and its respective internal and external privacy policies relating to the use, collection, storage, disclosure and transfer of any Personal Information collected by the Company or by third parties having authorized access to the records of by the Company. The execution, delivery and performance of this Agreement will comply in all material respects with all Privacy Obligations and with by the Company’s privacy policies. The Company has not received a written complaint regarding by the Company’s collection, use or disclosure of Personal Information. There has been no (i) unauthorized acquisition of, access to, loss of, misuse (by any means) of any Sensitive Data, or (ii) unauthorized or unlawful processing of any Sensitive Data used or held for use by or on behalf of by the Company. No Person has, in the last three (3) years, threatened to bring any proceeding pursuant to any written notice, or commenced any proceeding with respect to by the Company’s privacy, security or data protection practices, including any loss, damage or unauthorized access, use, disclosure, modification or other misuse of any Personal Information maintained by, or on behalf of, by the Company and, to the Company’s Knowledge, there is no reasonable basis for such proceeding.

2.23    Disclosure. The information supplied by the Company and each Company Subsidiary for inclusion in the Form S-4 and the Joint Proxy Statement (including any financial statements of the Company) will not, as of the date of the Form S-4 or as of the date such information is prepared or presented (i) contain any statement that is inaccurate or misleading with respect to any material facts or (ii) omit to state any material fact necessary in order to make such information, in the light of the circumstances under which such information is provided, not false or misleading.

2.24    SEC Filings; Financial Statements.

(a)      The Company has made available to Forza accurate and complete copies of all annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, registration statements, proxy statements, Company Certifications (as defined below) and other statements, reports, schedules, forms and other documents filed by the Company with the SEC since January 1, 2022 (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “Company SEC Documents”), other than such documents that can be obtained on the SEC’s website at www.sec.gov. Except as set forth in Part 2.24(a) of the Company Disclosure Schedule, all material statements, reports, schedules, forms and other documents required to have been filed by the Company or its officers with the SEC have been so filed on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and, to the Company’s Knowledge, as of the time they were filed, none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent that the information in such Company SEC Document has been amended or superseded by a later Company SEC Document filed prior to the date hereof. The certifications and statements required by (A) Rule 13a-14 under the Exchange Act and (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Company SEC Documents (collectively, the “Company Certifications”) are accurate and complete and comply as to form and content with all applicable Legal Requirements. As used in this ARTICLE 2, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b)      The financial statements (including any related notes) contained or incorporated by reference in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated; and (iii) fairly present in all material respects the consolidated financial position of the Company as of the respective dates thereof and the results of operations and cash flows of the Company for the periods covered thereby. Other than as expressly disclosed in the Company SEC Documents filed prior to the date hereof, there has been no material change in the Company’s accounting methods or principles that would be required to be disclosed in the Company’s financial statements in accordance with GAAP. The books of account and other financial records of the Company and each of the Company Subsidiaries are true and complete in all material respects.

(c)       The Company’s auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) to the Knowledge of the Company, “independent” with respect to the Company within the meaning of Regulation S-X under the Exchange Act; and (iii) to the Knowledge of the Company, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.

(d)       Except as set forth in Part 2.24(d) of the Company Disclosure Schedule, from January 1, 2022, through the date hereof, the Company has not received any comment letter from the SEC or the staff thereof. The Company has not disclosed any unresolved comments in the Company SEC Documents.

(e)       Since January 1, 2022, there have been no informal or formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer or chief financial officer of the Company, the Company Board of Directors or any committee thereof, or any regulatory agency other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act.

(f)       The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

(g)      Except as set forth in the Company SEC Documents, the Company maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance (i) that the Company maintains records that in reasonable detail accurately and fairly reflect the Company’s transactions and dispositions of assets, (ii) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (iii) that receipts and expenditures are made only in accordance with authorizations of management and the Company Board of Directors, and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the Company’s financial statements. The Company has evaluated the effectiveness of the Company’s internal control over financial reporting and, to the extent required by applicable law, presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q (or any amendment thereto) its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. The Company has disclosed to the Company’s auditors and the Audit Committee of the Company’s Board of Directors (and made available to the Forza a summary of the significant aspects of such disclosure) (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Except as disclosed in the Company SEC Documents filed prior to the date hereof, the Company has not identified any material weaknesses in the design or operation of the Company’s internal control over financial reporting. Since January 1, 2022, there have been no material changes in the Company’s internal control over financial reporting.

(h)      Except as set forth in the Company’s SEC Documents, the Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the Certifications.

(i)       Since January 1, 2022, (i) the Company has not received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company’s internal accounting controls relating to periods after January 1, 2022, including any material complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices (except for any of the foregoing after the date of this Agreement which have no reasonable basis), and (ii) no attorney representing the Company , whether or not employed by the Company, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation, relating to periods after January 1, 2022, by the Company or agents to the Company Board of Directors or any committee thereof or, to the Knowledge of the Company, to any director or officer of the Company.

2.25   Valid Issuance. The Company Common Stock to be issued in connection with the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

2.26   No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Agreement, neither the Company, the Merger Sub nor any other Person on behalf of the Company or Merger Sub makes any express or implied representation or warranty with respect to the Company, the Merger Sub, the Company Subsidiaries or with respect to any other information provided to Forza in connection with the transactions contemplated hereby.

2.27   Disclaimer of Other Representations and Warranties. Each of the Company and Merger Sub acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement (a) Forza is not making and has not made any representations or warranties relating to itself or its business or otherwise in connection with the transactions contemplated by this Agreement, including the Merger, and none of the Company, Merger Sub or their respective Representatives is relying on any representation or warranty of Forza except for those expressly set forth in this Agreement, (b) no Person has been authorized by Forza to make any representation or warranty relating to Forza or its businesses, and if made, such representation or warranty must not be relied upon by the Company or Merger Sub as having been authorized by Forza and (c) any estimates, projections, forecasts, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to the Company, Merger Sub or any of their respective Representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information are the subject of any express representation or warranty set forth in this Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF FORZA

Forza represents and warrants to the Company and Merger Sub as follows, except as set forth in the written disclosure schedule delivered by Forza to the Company (the “Forza Disclosure Schedule”). The Forza Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this ARTICLE 3. The disclosures in any section or subsection of the Forza Disclosure Schedule shall qualify other sections and subsections in this ARTICLE 3 to the extent it is reasonably clear from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. The inclusion of any information in the Forza Disclosure Schedule (or any update thereto) shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Forza Material Adverse Effect, or is outside the Ordinary Course of Business.

3.1      Subsidiaries; Due Organization; Etc.

(a)      Forza has no Subsidiaries, except for the Entities identified in Part 3.1(a) of the Forza Disclosure Schedule; and neither Forza nor any of the Forza Subsidiaries owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Forza Subsidiaries. Forza has not agreed nor is obligated to make, nor is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Forza has not, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

(b)      Each of Forza and the Forza Subsidiaries is a corporation or limited liability company, as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its material assets in the manner in which such material assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(c)      Each of Forza, and the Forza Subsidiaries is qualified to do business as a foreign corporation or company, as applicable, and is in good standing (or the equivalent thereof, if applicable, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof), under the laws of all jurisdictions where the nature of its business requires such qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Forza Material Adverse Effect.

3.2     Certificate of Incorporation; Bylaws; Charters and Codes of Conduct. Forza has made available to the Company accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents, including all amendments thereto, for Forza and each Forza Subsidiary. Neither Forza nor any Forza Subsidiary has taken any action in breach or violation in any material respect of any of the material provisions of its certificate of incorporation, bylaws and other charter and organizational documents nor is in breach or violation in any material respect of any of the material provisions of its certificate of incorporation, bylaws and other charter and organizational documents.

3.3      Capitalization, Etc.

(a)      The authorized capital stock of Forza as of the date of this Agreement consists of (i) 100,000,000 shares of Forza Common Stock, par value $0.001 per share, of which 15,754,774 shares have been issued and are outstanding (the “Capitalization Date”) and (ii) undesignated preferred stock, par value $0.001 per share, of which no shares are issued and outstanding as of the Capitalization Date. Forza has 29,226 shares of its capital stock held in treasury. All of the outstanding shares of Forza Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. None of the outstanding shares of Forza Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right. None of the outstanding shares of Forza Capital Stock is subject to any right of first refusal in favor of Forza. There is no Forza Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Forza Capital Stock. Forza is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Forza Capital Stock or other securities. Part 3.3(a)(ii) of the Forza Disclosure Schedule accurately and completely describes all repurchase rights held by Forza with respect to shares of Forza Capital Stock (including shares issued pursuant to the exercise of stock options) and specifies which of those repurchase rights are currently exercisable.

(b)       Except for the Forza 2022 Stock Incentive Plan (the “Forza Plan”) or except as set forth in Part 3.3(b) of the Forza Disclosure Schedule, Forza does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. As of the date hereof, Forza has reserved 2,679,214 shares of Forza Common Stock for issuance under the Forza Plan. As of the date hereof, of such reserved shares of Forza Common Stock, 980,500 shares of Forza Common Stock may be issued upon the exercise of outstanding stock options and the vesting of outstanding restricted stock units as of the Capitalization Date, 1,698,714 shares remain available for future issuance pursuant to the Forza Plan. Part 3.3(b)(i) of the Forza Disclosure Schedule sets forth the following information with respect to each Forza Option outstanding as of the date of this Agreement: (A) the name of the optionee; (B) the number of shares of Forza Common Stock subject to such Forza Option at the time of grant; (C) the number of shares of Forza Common Stock subject to such Forza Option as of the date of this Agreement; (D) the exercise price of such Forza Option; (E) the date on which such Forza Option was granted; (F) the applicable vesting schedule, including the number of vested and unvested shares subject to such Forza Option; (G) the date on which such Forza Option expires; (H) whether such Forza Option is intended to be an “incentive stock option” (as defined in Section 422(b) of the Code) or a non-qualified stock option; and (I) whether or not such Forza Option is an “early exercise” stock option. Forza has made available to the Company an accurate and complete copy of the Forza Plan and the forms of all equity awards approved for use thereunder. Except as provided in this Agreement, no vesting of Forza Options will accelerate in connection with the closing of the Contemplated Transactions

(c)       Except for the outstanding Forza Options as set forth in Section 3.3(b), for the warrants identified in Forza’s most recent Annual Report on Form 10-K filed with the SEC as of the date hereof (the “Forza Warrants”) or as set forth in Part 3.3(c) of the Forza Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Forza or any of its Subsidiaries; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Forza or any of its Subsidiaries; (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which Forza or any of its Subsidiaries is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Forza or any of its Subsidiaries. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Forza or any of its Subsidiaries.

(d)     All outstanding shares of Forza Capital Stock, as well as all options, warrants and other securities of Forza have been issued and granted in material compliance with (i) all applicable securities laws and other applicable Legal Requirements and (ii) all requirements set forth in applicable Contracts. Forza has made available to the Company accurate and complete copies of all Forza Warrants. Except as identified on Part 3.3(c) of the Forza Disclosure Schedule, there are no warrants to purchase capital stock of Forza outstanding on the date of this Agreement.

3.4      Absence of Changes. Except as set forth in Part 3.4 of the Forza Disclosure Schedule and in the Forza SEC Documents,, between January 1, 2022 and the date of this Agreement and except as otherwise expressly contemplated by this Agreement, Forza has conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been (a) any material loss, damage or destruction to, or any material interruption in the use of, any of the material assets or business of Forza or any Forza Subsidiary (whether or not covered by insurance), (b) any Forza Material Adverse Effect or an event or development that would, individually or in the aggregate, reasonably be expected to have a Forza Material Adverse Effect, or (c) any event or development that would, if occurring following the execution of this Agreement require the consent of the Company pursuant to Section 4.4(a).

3.5      Title to Assets. Each of Forza and the Forza Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all material tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it. All such assets are owned by Forza or a Forza Subsidiary free and clear of any Encumbrances, except for: (i) any lien for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on the Forza Unaudited Interim Balance Sheet in accordance with GAAP; (ii) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of Forza or any Forza Subsidiary; and (iii) liens listed in Part 3.5 of the Forza Disclosure Schedule.

3.6      Real Property; Leasehold. Part 3.6 of the Forza Disclosure Schedule sets forth all of the real property owned (or ever owned) by Forza or any Forza Subsidiary Additionally, it sets forth the leaseholds created under the real property leases identified in Part 3.6 of the Forza Disclosure Schedule (the “Forza Real Property Leases”). Each of the Forza Real Property Leases is in full force and effect, and there are no existing defaults under any Forza Real Property Lease. A copy of the deeds and each Forza Real Property Lease (including, without limitation, all amendments and modifications thereto) has been made available to the Company. All of the land, buildings, structures and other improvements used by Forza and the Forza Subsidiaries in the conduct of its business are included in the property leased pursuant to the Forza Real Property Leases.

3.7      Intellectual Property.

(a)      Part 3.7(a) of the Forza Disclosure Schedule lists: (i) all Forza Registered Intellectual Property, including the jurisdictions in which each such item of Intellectual Property has been issued or registered, in which any application for such issuance and registration has been filed, or in which any other filing or recordation has been made and (ii) all actions that are required to be taken by Forza within 60 days of the date hereof with respect to Such Forza Owned IP Rights in order to avoid prejudice to, impairment or abandonment of such Forza Owned IP Rights. Forza has taken reasonable actions to maintain and protect the Forza Registered Intellectual Property. As of the date hereof, all registration, maintenance and renewal fees currently due in connection with the Forza Registered Intellectual Property have been paid and all documents, recordations and certificates in connection with the Forza Registered Intellectual Property currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Forza Registered Intellectual Property and recording Forza’s ownership interests therein.

(b)       Forza and the Forza Subsidiaries own each item of Forza-Owned IP Rights, free and clear of any Encumbrances.

3.8      Agreements, Contracts and Commitments. All Forza Contracts that are required to be filed as an exhibit to a Form 10-K filed by Forza were filed.

Forza has made available to the Company accurate and complete (except for applicable redactions thereto) copies of all Forza Material Contracts, including all amendments thereto. There are no Forza Material Contracts that are not in written form. Except as set forth in Part 3.8 of the Forza Disclosure Schedule, neither Forza nor any of the Forza Subsidiaries nor, to Forza’s Knowledge, as of the date of this Agreement, any other party to a Forza Material Contract has breached, violated or defaulted under, or received written notice that it has breached, violated or defaulted under, any of the terms or conditions of any of the agreements, contracts or commitments to which Forza or the Forza Subsidiaries is a party or by which it is bound of the type described in clauses (a) through (m) above (any such agreement, contract or commitment, an “Forza Material Contract”) in such manner as would permit any party to cancel or terminate any Forza Material Contract or would permit any other party to seek damages which would reasonably be expected to be material. The consummation of the Contemplated Transactions shall not (either alone or upon the occurrence of additional acts or events) result in any material payment or payments becoming due from Forza or any Forza Subsidiary to any Person under any Forza Material Contract. Forza has not received any written notice of termination of any such Forza Material Contract.

3.9     Liabilities. As of the date hereof, neither Forza nor any Forza Subsidiary has any Liability except for: (a) Liabilities identified as such in the Forza’s unaudited balance sheet for the quarter ended March 31, 2024 (the “Forza Unaudited Interim Balance Sheet”); (b) normal and recurring current Liabilities that have been incurred by Forza or its Subsidiaries since the date of the Forza Unaudited Interim Balance Sheet in the Ordinary Course of Business; (c) Liabilities for performance in the Ordinary Course of Business of obligations of Forza or any Forza Subsidiary under Forza Contracts, including the reasonably expected performance of such Forza Contracts in accordance with their terms (which would not include, for example, any instances of breach or indemnification); (d) Liabilities incurred in connection with the Contemplated Transactions; and (e) Liabilities described in Part 3.9 of the Forza Disclosure Schedule.

3.10    Compliance; Permits; Restrictions. Forza and each Forza Subsidiary are, and since January 1, 2022 have been, in compliance in all material respects with all applicable Legal Requirements. No investigation, claim, suit, proceeding, audit or other Legal Proceeding by any Governmental Body is pending or, to the Knowledge of Forza, threatened in writing against Forza or any Forza Subsidiary. There is no agreement, judgment, injunction, order or decree binding upon Forza or any Forza Subsidiary which (i) has or would be reasonably expected to have the effect of prohibiting or materially impairing any business practice of Forza or any Forza Subsidiary, any acquisition of material property by Forza or any Forza Subsidiary or the conduct of business by Forza or any Forza Subsidiary as currently conducted, (ii) is reasonably likely to have a material adverse effect on Forza’s ability to comply with or perform any covenant or obligation under this Agreement or (iii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions.

3.11     Anti-Corruption Compliance; Trade Control Laws and Sanctions.

(a)       For the past three years, Forza and its directors, officers and employees and, to the Knowledge of Forza, its respective distributors, agents, representatives, sales intermediaries and other Persons acting on behalf of Forza have been in compliance in all material respects with all applicable Anti-Corruption Laws and Trade Control Laws.

(b)       For the past three years, Forza has had in place policies, procedures, controls and systems reasonably designed to ensure compliance with all applicable Anti-Corruption Laws and Trade Control Laws.

(c)       None of Forza, or any director, officer, employee or, to Forza’s Knowledge, agent of Forza is a Sanctioned Person.

(d)      There are no pending, or, to the knowledge of Forza, threatened in writing, actions, suits, proceedings, inquiries or investigations by any Governmental Body against Forza with respect to any Anti-Corruption Laws or Trade Control Laws. In the past three years Forza has not been subject to any such actions, suits, proceedings, inquiries or investigations or made, nor, as of the date hereof, is aware of any reason to or intends to make any disclosure (voluntary or otherwise) to any Governmental Body with respect to any violation, potential violation, or Liability arising under or relating to any Anti-Corruption Laws or Trade Control Laws.

3.12    Tax Matters.

(a)      All income and other material Tax Returns required to have been filed by Forza and each Forza Subsidiary under applicable Law have been timely filed (taking into account any extension of time within which to file) with the applicable Governmental Body. All such Tax Returns were correct and complete in all material respects and have been prepared in material compliance with all applicable Laws. No written claim has ever been made by any Governmental Body in a jurisdiction where Forza or any Forza Subsidiary does not file income or other material Tax Returns that it is subject to taxation by that jurisdiction in respect of Taxes that would be the subject of such Tax Returns.

(b)     All material Taxes due and owing by Forza or any Forza Subsidiary (whether or not shown on any Tax Return) have been paid. The unpaid Taxes of Forza and any Forza Subsidiary for Tax periods ending on and including the date of the Forza Unaudited Interim Balance Sheet have been accrued and reserved for on the Forza Unaudited Interim Balance Sheet in accordance with GAAP. Since the date of the Forza Unaudited Interim Balance Sheet, neither Forza nor any Forza Subsidiary has incurred any Liability for Taxes outside the Ordinary Course of Business.

(c)      Forza and each Forza Subsidiary have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(d)      No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar written agreements or rulings have been entered into or issued by any Governmental Body with respect to Forza or any Forza Subsidiary which agreement or ruling would be effective after the Closing Date.

(e)      There are no material Encumbrances for Taxes (other than Taxes not yet due and payable or Taxes that are being contested in good faith and for which adequate reserves have been made on Forza Unaudited Interim Balance Sheet in accordance with GAAP) upon any of the assets of Forza or any Forza Subsidiary.

(f)      No material deficiencies for Taxes with respect to Forza or any Forza Subsidiary have been claimed, proposed or assessed by any Governmental Body in writing, other than any such deficiencies that have since been resolved. There are no pending (or, based on written notice, threatened) audits, assessments or other Legal Proceedings for or relating to any liability in respect of material Taxes of Forza or any Forza Subsidiary. Neither Forza nor any Forza Subsidiary has waived any statute of limitations in respect of Taxes, agreed to any extension of time with respect to a Tax assessment or deficiency or for filing any Tax Return which has not since been resolved or filed, or consented to extend the period in which Tax may be assessed or collected by any Tax authority (in each case, other than such extensions of time entered into in the Ordinary Course of Business).

(g)      Forza has not at any time been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(h)      Neither Forza nor any Forza Subsidiary is a party to any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, or other similar agreement or arrangement, other than customary commercial Contracts the principal subject matter of which is not Taxes.

(i)      Neither Forza nor any Forza Subsidiary has ever been a member of an affiliated group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which is Forza). Neither Forza nor any Forza Subsidiary has any Liability for the Taxes of any Person (other than Forza and any Forza Subsidiary) under Treasury Regulations section 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by Contract or otherwise (other than customary commercial Contracts the principal subject matter of which is not Taxes).

(j)       Neither Forza nor any Forza Subsidiary (nor any predecessor of the foregoing) has distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code (or any similar provision of state, local, or non-U.S. Law).

(k)     Neither Forza nor any Forza Subsidiary has entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Section 1.6011-4(b)(2).

(l)       Neither Forza nor any Forza Subsidiary (i) is or owns stock in a “controlled foreign corporation” as defined in Section 957 of the Code, (ii) is or owns stock in a “passive foreign investment company” within the meaning of Section 1297 of the Code, (iii) has been subject to Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment (within the meaning of an applicable Tax treaty) or other place of business in such other country, or (iv) is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) or is a foreign corporation that is treated as a U.S. corporation under Section 7874(b) of the Code.

(m)    Neither Forza nor any Forza Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for Tax purposes for a Tax period (or portion thereof) ending on or prior to the Closing Date; (ii) use of an improper or change in a method of accounting for a Tax period (or portion thereof) ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) consummated or created on or prior to the Closing Date; (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; or (vii) election under Section 108(i) of the Code (or any similar provision of state, local or foreign Law). Neither Forza nor any Forza Subsidiary has made any election under Section 965(h) of the Code.

(n)      Neither Forza nor any Forza Subsidiary has taken or agreed to take any action, or has any Knowledge of any fact or circumstance, that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(o)      Neither Forza nor any Forza Subsidiary has been, is, or immediately prior to the Effective Time will be, treated as an “investment company” within the meaning of
Section 368(a)(2)(F) of the Code.

(p)      Neither Forza nor any Forza Subsidiary has deferred the payment of any employer payroll Taxes pursuant to the CARES Act.

3.13    Employee Benefit Plans.

(a)      Part 3.13(a) of the Forza Disclosure Schedule lists all material Forza Employee Plans. “Forza Employee Plans” shall mean: (i) all employee benefit plans (as defined in Section 3(3) of ERISA whether or not subject to ERISA) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other material benefit plans, programs or arrangements, employment agreements, and all termination or material severance Contracts to which Forza or any of its Subsidiaries is a party (except for offer letters or employment agreements that provide for employment that is terminable at will and without material cost or liability to Forza or its Subsidiaries), with respect to which Forza or any Forza Affiliate has or could reasonably be expected to have any obligation or that are maintained, contributed to or sponsored by Forza or any Forza Affiliate for the benefit of any current or former employee, officer or director of Forza or any Forza Affiliate and (ii) any material consulting contracts, arrangements or understandings between Forza or any Forza Affiliate and any natural person consultant of Forza or any Forza Affiliate.

(b)      Forza has made available to the Company with respect to each material Forza Employee Plan a true and complete copy of each material governing plan document (or, for any material unwritten Forza Employee Plan, a written description of the material terms of such Forza Employee Plan) (except for individual written Forza Option agreements, in which case only forms of such agreements have been made available, unless such individual agreements materially differ from such forms), including as applicable (i) a copy of each trust or other funding arrangement and (ii) the most recent summary plan description and summary of material modifications. Forza has made available to the Company with respect to each material Forza Employee Plan: (i) annual reports on Form 5500 for the most recent plan year (if required), (ii) the most recent IRS determination, opinion, or advisory letter for any Forza Employee Plan regarding the qualified status of the form of such Forza Employee Plan, if applicable, (iii) the most recently prepared actuarial report and financial statement in connection with each such Forza Employee Plan for each of the prior three (3) years (if required to be prepared and filed with Form 5500), and (iv) any material non-routine correspondence received from or submitted to any Governmental Body within the prior three (3) years. Neither Forza nor any Forza Affiliate has any express or implied commitment to: (i) create, enter into, incur liability with respect to or cause to exist any other material employee benefit plan, program or arrangement, (ii) enter into any Contract to provide compensation or benefits to any individual other than in the Ordinary Course of Business, or (iii) modify, change or terminate any Forza Employee Plan, other than with respect to a modification, change or termination required by ERISA, the Code or other applicable law.

(c)       No Forza Employee Plan is, and neither Forza nor any Forza Affiliate has ever maintained, contributed or had any liability or obligation to contribute to, (i) a Multiemployer Plan, (ii) a Multiple Employer Plan, (iii) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), (iv) a Funded Welfare Plan, or (v) any plan that is subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA.

(d)      None of the Forza Employee Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of Forza or any Forza Subsidiary, except as required by Section 4980B of the Code, Part 6 of Title I of ERISA or similar applicable law.

(e)      Except as provided in this Agreement or as set forth in Part 3.13(e) of the Forza Disclosure Schedule, the execution of this Agreement and the consummation of the Contemplated Transactions (alone or together with any other event which, standing alone, would not by itself trigger such entitlement or acceleration) will not (i) entitle any person to any payment, forgiveness of indebtedness, vesting, distribution, or increase in benefits under or with respect to any Forza Employee Plan, (ii) otherwise trigger any acceleration (of vesting or payment of benefits or otherwise) under or with respect to any Forza Employee Plan, (iii) trigger any obligation to fund any Forza Employee Plan (iv) limit the right to merge, amend or terminate any Forza Employee Plan or (v) result in the receipt or retention by any person who is a “disqualified individual” (within the meaning of Code Section 280G) with respect to Forza and any of its Subsidiaries of any payment or benefit that is or could be characterized as a “parachute payment” (within the meaning of Section 280G of the Code), determined without regard to the application of Section 280G(b)(5) of the Code.

(f)       No current or former director, employee, or consultant of Forza is entitled to receive a tax gross-up or “make-whole” payment from Forza with respect to any taxes that may be imposed upon such individual pursuant to Section 409A of the Code, Section 4999 of the Code, or otherwise.

(g)      Each Forza Employee Plan has been established and operated in all material respects in accordance with its terms and the requirements of all applicable Laws including ERISA and the Code. Forza and Forza’s Subsidiaries have performed all material obligations required to be performed by them under and are not in material default under or in material violation of, and, to the Knowledge of Forza, there is no material default or material violation by any party to, any Forza Employee Plan. No Legal Proceeding is pending or, to the Knowledge of Forza, threatened with respect to any Forza Employee Plan (other than routine claims for benefits in the Ordinary Course of Business) and to the Knowledge of Forza, there is no reasonable basis for any such Legal Proceeding.

(h)      Forza, with respect to each Forza Employee Plan that is intended to be qualified under Section 401(a) of the Code, has received a favorable determination, notification or advisory letter with respect to such qualification, if a determination letter has been applied for, or may rely upon an opinion letter for a pre-approved plan, and to the Knowledge of Forza, no event or omission has occurred that would cause any Forza Employee Plan to lose such qualification or require material corrective action under the IRS Employee Plans Compliance Resolution System to maintain such qualification.

(i)       To the Knowledge of Forza, there has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and not otherwise exempt under Section 408 of ERISA) with respect to any Forza Employee Plan that would reasonably be expected to result in material Liability to Forza or any of its Subsidiaries. All contributions, premiums or payments required to be made by Forza or its Subsidiaries with respect to any Forza Employee Plan have been made on or before their due dates, except as would not result in material Liability to Forza or its Subsidiaries. There are no claims pending or threatened, other than routine claims for benefits. All reports, returns and similar documents required to be filed with any Governmental Body or distributed to any Plan participant have been timely filed or distributed in all material respects.

(j)       Each Forza Employee Plan that is in any part a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder. No Forza Employee Plan or Forza Option (whether currently outstanding or previously exercised) is, has been or would be, as applicable, subject to any tax, penalty or interest under Section 409A of the Code.

(k)       No Forza Employee Plan is subject to the laws of any jurisdiction outside of the United States.

3.14    Labor and Employment.

(a)     Forza and the Forza Subsidiaries are in compliance in all material respects with all applicable Laws relating to the employment of labor, including but not limited to those related to wages, hours, collective bargaining, equal employment opportunity, occupational health and safety, immigration, individual and collective consultation, notice of termination, and redundancy, and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. There is no charge or other Legal Proceeding pending or, to the Knowledge of Forza, threatened before the EEOC, any court, or any other Governmental Authority of competent jurisdiction with respect to the employment practices of Forza or any Forza Subsidiary, except as described on Part 3.14(a) of the Forza Disclosure Schedule. Neither Forza nor any Forza Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, the EEOC or any other Governmental Authority of competent jurisdiction relating to employees or employment practices. Neither Forza nor any Forza Subsidiary has received any notice of intent by the EEOC or any other Governmental Authority of competent jurisdiction responsible for the enforcement of labor or employment Laws to conduct an investigation or inquiry relating to Forza or any Forza Subsidiary, and to the knowledge of Forza, no such investigation or inquiry is in progress. The employment of all employees of Forza and the Forza Subsidiaries is terminable at will without cost or liability to Forza or its Subsidiaries, except for amounts earned prior to the time of termination and except as set forth in Part 3.14(a) of the Forza Disclosure Schedule).

(b)      Forza has made available to the Company a list of each employee and consultant that provides services to Forza or any Forza Subsidiary and the location in which each such employee and consultant is based and primarily performs his or her duties or services. No Key Employee has advised Forza or any Forza Subsidiary in writing of his or her intention to terminate his or her relationship as an employee of Forza or such Subsidiary for any reason, including because of the consummation of the Contemplated Transactions and, except as set forth in Part 3.14(b) of the Forza Disclosure Schedule, Forza and the Subsidiary have no plans or intentions to terminate any such Key Employee. Part 3.14(b) of the Forza Disclosure Schedule sets forth a complete and accurate list of all offers of employment that are outstanding to any person from Forza or any Forza Subsidiary.

(c)      To the Knowledge of Forza, no employee, officer or director of Forza or any Forza Subsidiary is a party to, or is otherwise bound by, any Contract with a former employer, including any confidentiality, non-competition or proprietary rights agreement, that affects (i) the performance of his or her duties as an employee, officer or director of Forza or the Forza Subsidiary, or (ii) the ability of Forza or any Forza Subsidiary to conduct its business, in each case in any manner that would have a Forza Material Adverse Effect. To the Knowledge of Forza, no employee, officer or director of Forza is in violation, in any material respect, of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement or restrictive covenant to a former employer, which violation would have a Forza Material Adverse Effect.

(d)       There are no material controversies pending or, to the Knowledge of Forza, threatened between Forza or any Forza Subsidiary and any of their respective present or former employees or independent contractors.

(e)      Neither Forza nor any Forza Subsidiary is a party to any collective bargaining agreement, work council agreement, work force agreement or any other labor union Contract applicable to persons employed by Forza or any Forza Subsidiary; to the Knowledge of Forza, none of the employees or independent contractors of Forza or any Forza Subsidiary is represented by any union, works council, or any other labor organization; and, to the Knowledge of Forza, there are no activities or proceedings of any labor union to organize any such employees or independent contractors.

(f)       There are no grievances pursuant to any collective bargaining agreement, work council agreement or other labor contract currently pending, or the Knowledge of Forza threatened, against Forza or any Forza Subsidiary. There are no unfair labor practice complaints pending, or, to the Knowledge of Forza, threatened, against Forza or any Forza Subsidiary before the National Labor Relations Board or any court, tribunal or other Governmental Authority of competent jurisdiction, or any current union representation questions involving employees of Forza or any Forza Subsidiary. There is no strike, slowdown, work stoppage, lockout, or similar labor disputes pending or, to the Knowledge of Forza, threatened, by or with respect to any employees of Forza or any Forza Subsidiary.

(g)      Except as would not result in material liability to Forza, all individuals who are or were performing consulting or other services for Forza or any Forza Subsidiary have been correctly classified by Forza or the Forza Subsidiary in all material respects as either “independent contractors” or “employees” as the case may be. Except as would not result in material liability to Forza or its Subsidiaries, all individuals who are classified as exempt from wage and hour Laws and are or were performing services for Forza or any Forza Subsidiary have been correctly classified by Forza or the Forza Subsidiary in all material respects as “exempt” from wage and hour Laws, including but not limited to Laws governing minimum wage, overtime compensation, meal periods and rest breaks.

(h)      Forza and each Forza Subsidiary is in compliance with all Laws applicable to employment and employment practices, including all Laws respecting terms and conditions of employment, wages, hours, equal employment opportunity, employment discrimination, worker classification (including the proper classification of workers as independent contractors and consultants and exempt or non-exempt), immigration, work authorization, occupational health and safety, workers’ compensation, the payment of social security and other employment taxes, disability rights or benefits, plant closures and layoffs, affirmative action and affirmative action plans, labor relations, employee leave issues and unemployment insurance.

3.15    Environmental Matters. Except as would not reasonably be expected to have a Forza Material Adverse Effect, Forza and each Forza Subsidiary is in compliance with all applicable Environmental Laws, which compliance includes the possession by Forza of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof. Except as would not reasonably be expected to have a Forza Material Adverse Effect, neither Forza nor any Forza Subsidiary has released, stored, generated, disposed of or arranged for the disposal of, transported, handled, marketed, distributed, or exposed any Person to, any Hazardous Materials, or owned or operated any property or facility contaminated by any Hazardous Materials, in each case so as to create any Liability under any Environmental Law. Except for matters that not reasonably be expected to have a Forza Material Adverse Effect, (i) neither Forza nor any Forza Subsidiary has received since January 1, 2022 any written notice or other communication (in writing or otherwise), whether from a Governmental Body or employee, that alleges that Forza or any Forza Subsidiary is not in compliance with any Environmental Law or has Liability under any Environmental Law, and (ii), to the Knowledge of Forza, there are no circumstances that may prevent or interfere with Forza’s or any Forza Subsidiary’s compliance with any Environmental Law (or that could reasonably be expected to result in Liability under any Environmental Law) in the future. To the Knowledge of Forza: (i) no current or prior owner of any property currently or then leased or controlled by Forza or any Forza Subsidiaries has received since January 1, 2022 any written notice or other communication (in writing or otherwise) relating to property owned or leased by Forza or any of its Subsidiaries, whether from a Governmental Body or employee, that alleges that such current or prior owner or Forza or any of the Forza Subsidiaries is not in compliance with or violated any Environmental Law relating to such property and (ii) neither Forza nor any of its Subsidiaries has any material liability under any Environmental Law that would reasonably be expected to have a Forza Material Adverse Effect.

3.16    Insurance.

(a)       Forza has made available to the Company accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of Forza and each Forza Subsidiary. Each of the insurance policies is in full force and effect and Forza and each Forza Subsidiary is in material compliance with the terms thereof. Other than customary end of policy notifications from insurance carriers, since January 1, 2022, neither Forza nor any Forza subsidiary has received any written notice or other written communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy; or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy. To the Knowledge of Forza, there is no pending workers’ compensation or other claim under or based upon any insurance policy of Forza or any Forza Subsidiary. All information provided to insurance carriers (in applications and otherwise) on behalf of Forza and each Forza Subsidiary is accurate and complete in all material respects. Forza and each Forza Subsidiary have provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending or threatened in writing against Forza or any Forza Subsidiary, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or, to the Knowledge of the Company, informed Forza or any Forza Subsidiary of its intent to do so.

(b)      Forza has made available to the Company accurate and complete copies of the existing policies (primary and excess) of directors’ and officers’ liability insurance maintained by Forza and each Forza Subsidiary as of the date of this Agreement (the “Existing Forza D&O Policies”). Part 3.16(b) of the Forza Disclosure Schedule accurately sets forth the most recent annual premiums paid by Forza and each Forza Subsidiary with respect to the Existing Forza D&O Policies.

3.17    Legal Proceedings; Orders.

(a)      Except as set forth in Part 3.17 of the Forza Disclosure Schedule, there is no pending Legal Proceeding, and, to the Knowledge of Forza, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves Forza, any of the Forza Subsidiaries, any Forza Associate (in his or her capacity as such) or any of the material assets owned or used by Forza or the Forza Subsidiaries; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions. To the Knowledge of Forza, no event has occurred and no claim, dispute or other condition or circumstance exists, that will give rise to or serve as the basis for the commencement of any meritorious Legal Proceeding.

(b)      There is no order, writ, injunction, judgment or decree to which Forza or any Forza Subsidiary, or any of the material assets owned or used by Forza or any Forza Subsidiary is subject. To the Knowledge of Forza, no officer or other Key Employee of Forza is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of Forza or any Forza Subsidiary or to any material assets owned or used by Forza or any Forza Subsidiary.

3.18  Authority; Binding Nature of Agreement. Each of Forza and each Forza Subsidiary have all necessary corporate power and authority to enter into and to perform its obligations under this Agreement. The Forza Board of Directors (at a meeting duly called and held) has: (a) determined that the Contemplated Transactions are advisable and fair to and in the best interests of the Company and its stockholders; (b) duly authorized and approved by all necessary corporate action, the execution, delivery and, subject to receiving the Required Forza Stockholder Vote, performance of this Agreement and the transactions contemplated hereby, including the Contemplated Transactions; and (c) recommended the adoption and approval of this Agreement by the holders of Forza Common Stock and the Forza Board of Directors has directed that the following be submitted to the Forza’s stockholders for consideration at the Forza Stockholders Meeting: (1) the approval of this Agreement and the Contemplated Transactions and (2) such other actions as contemplated by this Agreement. This Agreement has been duly executed and delivered by Forza and, assuming the due authorization, execution and delivery by the Company and Merger Sub, constitutes the legal, valid and binding obligation of Forza, enforceable against Forza in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.19   Vote Required. The affirmative vote of (i) the holders of a majority in voting power of the outstanding shares of Forza Common Stock entitled to vote thereon, and (ii) the holders of a majority of the of the shares present in person or represented by proxy shares excluding shares of Forza Common Stock held by Company are the only votes of the holders of any class or series of Forza’s capital stock necessary to approve the Forza Stockholder Proposals (the “Required Forza Stockholder Vote”).

3.20   Non-Contravention; Consents. Subject to Part 3.20 of the Forza Disclosure Schedule, and subject to obtaining the Required Forza Stockholder Vote for the Forza Stockholder Proposals the filing of the Certificate of Merger required by the DGCL and any filings or notifications that may be required in connection with the Contemplated Transactions under any US or non-US antitrust, merger control, or competition laws, neither (x) the execution, delivery or performance of this Agreement by Forza, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(a)     contravene, conflict with or result in a violation of (i) any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of Forza or any of the Forza Subsidiaries, or (ii) any resolution adopted by the stockholders, the Forza Board of Directors or any committee of the Forza Board of Directors or the Board of Directors of any of the Forza Subsidiaries;

(b)      contravene, conflict with or result in a material violation of, or give any Governmental Body or, to the Knowledge of Forza, other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which Forza or any of its Subsidiaries or any of the assets owned or used by Forza or any of the Forza Subsidiaries is subject;

(c)      contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Forza or any of its Subsidiaries or that otherwise relates to the business of Forza or any of the Forza Subsidiaries or to any of the material assets owned or used by Forza or any of the Forza Subsidiaries;

(d)      contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Forza Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any Forza Contract; (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Forza Contract; (iii) accelerate the maturity or performance of any Forza Contract; or (iv) cancel, terminate or modify any term of any Forza Contract; except, in the case of any Forza Material Contract, any non-material breach, default, penalty or modification and in the case of all other Forza Contracts, any breach, default, penalty or modification that would not result in a Forza Material Adverse Effect;

(e)       result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by Forza (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the material assets subject thereto or materially impair the operations of Forza); or

(f)       result in the transfer of any material asset of Forza or any Forza Subsidiaries to any Person.

Except (i) for any Consent set forth in Part 3.20 of the Forza Disclosure Schedule under any Forza Contract, (ii) the approval of the Forza Stockholder Proposals and the issuance of shares of Forza Common Stock, (iii) Forza’s adoption of this Agreement and the Merger in its capacity as sole stockholder of Merger Sub, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (v) the filing of an amendment to Forza’s certificate of incorporation to effect matters related to the transaction, and (vi) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, Forza was not, is not, nor will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement, or (y) the consummation of the Contemplated Transactions.

3.21   No Financial Advisor. Except as set forth in Part 3.21 of the Forza Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Forza or any of the Forza Subsidiaries.

3.22   Privacy. Forza has complied in all material respects with all Privacy Obligations and its respective internal and external privacy policies relating to the use, collection, storage, disclosure and transfer of any Personal Information collected by Forza or by third parties having authorized access to the records of Forza. The execution, delivery and performance of this Agreement will comply in all material respects with all Privacy Obligations and with Forza’s privacy policies. Forza has not received a written complaint regarding Forza’s collection, use or disclosure of Personal Information. There has been no (i) unauthorized acquisition of, access to, loss of, misuse (by any means) of any Sensitive Data, or (ii) unauthorized or unlawful processing of any Sensitive Data used or held for use by or on behalf of Forza. No Person has, in the last three (3) years, threatened to bring any proceeding pursuant to any written notice, or commenced any proceeding with respect to Forza’s privacy, security or data protection practices, including any loss, damage or unauthorized access, use, disclosure, modification or other misuse of any Personal Information maintained by, or on behalf of, Forza and, to Forza’s Knowledge, there is no reasonable basis for such proceeding.

3.23    Disclosure. The information supplied by the Forza and each Forza Subsidiary for inclusion in the Form S-4 and the Joint Proxy Statement (including any financial statements of Forza) will not, as of the date of the Form S-4 or as of the date such information is prepared or presented (i) contain any statement that is inaccurate or misleading with respect to any material facts or (ii) omit to state any material fact necessary in order to make such information, in the light of the circumstances under which such information is provided, not false or misleading.

3.24     SEC Filings; Financial Statements.

(a)      Forza has made available to the Company accurate and complete copies of all registration statements, proxy statements, Forza Certifications (as defined below) and other statements, reports, schedules, forms and other documents filed by Forza with the SEC since January 1, 2022 (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “Forza SEC Documents”), other than such documents that can be obtained on the SEC’s website at www.sec.gov. Except as set forth in Part 3.4(a) of the Forza Disclosure Schedule, all material statements, reports, schedules, forms and other documents required to have been filed by Forza or its officers with the SEC have been so filed on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the Forza SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and, to Forza’s Knowledge, as of the time they were filed, none of the Forza SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent that the information in such Forza SEC Document has been amended or superseded by a later Forza SEC Document filed prior to the date hereof. The certifications and statements required by (A) Rule 13a-14 under the Exchange Act and (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Forza SEC Documents (collectively, the “Forza Certifications”) are accurate and complete and comply as to form and content with all applicable Legal Requirements. As used in this ARTICLE 3, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b)      The financial statements (including any related notes) contained or incorporated by reference in the Forza SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated; and (iii) fairly present in all material respects the consolidated financial position of Forza as of the respective dates thereof and the results of operations and cash flows of Forza for the periods covered thereby. Other than as expressly disclosed in the Forza SEC Documents filed prior to the date hereof, there has been no material change in Forza’s accounting methods or principles that would be required to be disclosed in Forza’s financial statements in accordance with GAAP. The books of account and other financial records of Forza and each of its Subsidiaries are true and complete in all material respects.

(c)       Forza’s auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) to the Knowledge of Forza, “independent” with respect to Forza within the meaning of Regulation S-X under the Exchange Act; and (iii) to the Knowledge of Forza, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.

(d)       Except as set forth in Part 3.24(d) of the Forza Disclosure Schedule, from January 1, 2022, through the date hereof, Forza has not received any comment letter from the SEC or the staff thereof or any correspondence from The Nasdaq Stock Market, LLC or the staff thereof relating to the delisting or maintenance of listing of the Forza Common Stock on The Nasdaq Stock Market, LLC. Forza has not disclosed any unresolved comments in its Forza SEC Documents.

(e)      Since January 1, 2022, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer or chief financial officer of Forza, the Forza Board of Directors or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act.

(f)        Forza is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and governance rules and regulations of The Nasdaq Stock Market, LLC.

(g)      Except as set forth in the Forza SEC Documents, Forza maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance (i) that Forza maintains records that in reasonable detail accurately and fairly reflect Forza’s transactions and dispositions of assets, (ii) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (iii) that receipts and expenditures are made only in accordance with authorizations of management and the Forza Board of Directors, and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Forza’s assets that could have a material effect on Forza’s financial statements. Forza has evaluated the effectiveness of Forza’s internal control over financial reporting and, to the extent required by applicable law, presented in any applicable Forza SEC Document that is a report on Form 10-K or Form 10-Q (or any amendment thereto) its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. Forza has disclosed to Forza’s auditors and the Audit Committee of the Forza Board of Directors (and made available to the Company a summary of the significant aspects of such disclosure) (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Forza’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Forza’s internal control over financial reporting. Except as disclosed in the Forza SEC Documents filed prior to the date hereof, Forza has not identified any material weaknesses in the design or operation of Forza’s internal control over financial reporting. Since January 1, 2022, there have been no material changes in Forza’s internal control over financial reporting.

(h)      Except as set forth in the Forza SEC Documents, Forza’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Forza in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Forza’s management as appropriate to allow timely decisions regarding required disclosure and to make the Certifications.

(i)       Since January 1, 2022, (i) Forza has not received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Forza’s internal accounting controls relating to periods after January 1, 2022, including any material complaint, allegation, assertion or claim that Forza has engaged in questionable accounting or auditing practices (except for any of the foregoing after the date of this Agreement which have no reasonable basis), and (ii) no attorney representing Forza, whether or not employed by Forza, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation, relating to periods after January 1, 2022, by Forza or agents to the Forza Board of Directors or any committee thereof or, to the Knowledge of Forza, to any director or officer of Forza.

3.25   No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Agreement, neither Forza nor any other Person on behalf of Forza makes any express or implied representation or warranty with respect to Forza or any of its Subsidiaries or with respect to any other information provided to the Company in connection with the transactions contemplated hereby.

3.26   Disclaimer of Other Representations and Warranties. Forza acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement (a) neither the Company nor Merger Sub is making and neither the Company not Merger Sub has made any representations or warranties relating to itself or its business or otherwise in connection with the transactions contemplated by this Agreement, including the Merger, and none of Forza or its Subsidiaries respective Representatives is relying on any representation or warranty of the Company or Merger Sub except for those expressly set forth in this Agreement, (b) no Person has been authorized by the Company or Merger Sub to make any representation or warranty relating to the Company, Merger Sub or their respective businesses, and if made, such representation or warranty must not be relied upon by Forza as having been authorized by the Company or Merger Sub and (c) any estimates, projections, forecasts, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Forza, its Subsidiaries or any of their Representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information are the subject of any express representation or warranty set forth in this Agreement.

3.27   Bank Accounts. Part 3.27 of the Forza Disclosure Schedule provides accurate information with respect to each account maintained by or for the benefit of Forza or any of the Forza Subsidiaries at any bank or other financial institution, including the name of the bank or financial institution, the account number, the balance as of August 09, 2024 and the names of all individuals authorized to draw on or make withdrawals from such accounts

ARTICLE 4

CERTAIN COVENANTS OF THE PARTIES

4.1      Access and Investigation. Each Party shall, and shall use commercially reasonable efforts to cause such Party’s Representatives to: (a) provide the other Party and such other Party’s Representatives with reasonable access during normal business hours to such Party’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party and its Subsidiaries; (b) provide the other Party and such other Party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries as the other Party may reasonably request; and (c) permit the other Party’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of such Party responsible for such Party’s financial statements and the internal controls of such Party to discuss such matters as the other Party may deem necessary or appropriate in order to enable the other Party to satisfy its obligations under the Sarbanes-Oxley Act and the rules and regulations relating thereto. Any investigation conducted by either Forza or the Company pursuant to this Section 4.1 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other Party. Without limiting the generality of any of the foregoing, during the Pre-Closing Period, each Party shall promptly make available to the other Party copies of:

(i)       the unaudited monthly consolidated balance sheets of such Party as of the end of each calendar month and the related unaudited monthly consolidated statements of operations, statements of stockholders’ equity and statements of cash flows for such calendar month, which shall be delivered within thirty (30) days after the end of such calendar month, or such longer periods as the Parties may agree to in writing;

(ii)      any written materials or communications sent by or on behalf of a Party to its stockholders;

(iii)     any material notice, document or other communication sent by or on behalf of a Party to any party to any Forza Material Contract or Company Material Contract, as applicable, or sent to a Party by any party to any Forza Material Contract or Company Material Contract, as applicable (other than any communication that relates solely to routine commercial transactions between such Party and the other party to any such Forza Material Contract or Company Material Contract, as applicable, and that is of the type sent in the Ordinary Course of Business and consistent with past practices);

(iv)     any notice, report or other document filed with or otherwise furnished, submitted or sent to any Governmental Body on behalf of a Party in connection with the Contemplated Transactions;

(v)      any non-privileged notice, document or other communication sent by or on behalf of, or sent to, a Party relating to any pending or threatened Legal Proceeding involving or affecting such Party; and

(vi)     any material notice, report or other document received by a Party from any Governmental Body.

Notwithstanding the foregoing, any Party may restrict the foregoing access to the extent that such access would require such Party to waive the attorney-client privilege or attorney work product privilege, or violate any Legal Requirements applicable to such Party; provided, that such Party or its Subsidiary (i) shall be entitled to withhold only such information that may not be provided without causing such violation or waiver, (ii) shall provide to the other Party all related information that may be provided without causing such violation or waiver (including, to the extent permitted, redacted versions of any such information) and (iii) shall enter into such effective and appropriate joint-defense agreements or other protective arrangements as may be reasonably requested by the other Party in order that all such information may be provided to the other Party without causing such violation or waiver.

4.2      Operation of Forza’s Business.

(a)      Except as set forth in Part 4.2(a) of the Forza Disclosure Schedule, as expressly contemplated by this Agreement, as required by applicable Law or unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, delayed or conditioned), during the Pre-Closing Period: (i) each of Forza and the Forza Subsidiaries shall (i) work to execute and, subject to the closing of the Contemplated Transactions; and (ii) promptly notify the Company of: (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; (B) any Legal Proceeding against, relating to, involving or otherwise affecting Forza or any of its Subsidiaries that is commenced, or, to the Knowledge of Forza, threatened against, Forza or any of its Subsidiaries after the date of this Agreement; and (C) any written notice or, to the Knowledge of Forza, other communication from any Person alleging that any material payment or other material obligation is or will be owed to such Person at any time before or after the date of this Agreement, except for invoices or other communications related to agreements or dealings in the Ordinary Course of Business, payments or obligations related to the Contemplated Transactions or payments or obligations identified in this Agreement, including the Forza Disclosure Schedule.

(b)      During the Pre-Closing Period, Forza shall promptly notify the Company in writing, by delivery of an updated Forza Disclosure Schedule, of: (i) the discovery by Forza of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by Forza in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by Forza in this Agreement if: (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of Forza; and (iv) any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in ARTICLE 6, ARTICLE 7 and ARTICLE 8 impossible or materially less likely. Without limiting the generality of the foregoing, Forza shall promptly advise the Company in writing of any Legal Proceeding or material, written claim threatened, commenced or asserted against or with respect to, or otherwise affecting, Forza or its Subsidiaries or, to the Knowledge of Forza, any director, officer or Key Employee of Forza. No notification given to the Company pursuant to this Section 4.2(b) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of Forza or any of its Subsidiaries contained in this Agreement or the Forza Disclosure Schedule for purposes of Section 8.1.

4.3      Operation of the Company’s Business.

(a)       Except as set forth in Part 4.3(a) of the Company Disclosure Schedule, as expressly contemplated by this Agreement, as required by applicable Law or unless Forza shall otherwise consent in writing (such consent not to be unreasonably withheld, delayed or conditioned), during the Pre-Closing Period: (i) each of the Company and its Subsidiaries shall (i) work to execute and, subject to the closing of the Contemplated Transactions; and (iii) promptly notify Forza of: (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; (B) any Legal Proceeding against, relating to, involving or otherwise affecting the Company or any of its Subsidiaries that is commenced, or, to the Knowledge of the Company, threatened against, the Company or any of its Subsidiaries after the date of this Agreement; and (C) any written notice or, to the Knowledge of the Company, other communication from any Person alleging that any material payment or other material obligation is or will be owed to such Person at any time before or after the date of this Agreement, except for invoices or other communications related to agreements or dealings in the Ordinary Course of Business, payments or obligations related to the Contemplated Transactions or payments or obligations identified in this Agreement, including the Company Disclosure Schedule.

(b)      During the Pre-Closing Period, the Company shall promptly notify Forza in writing, by delivery of an updated Company Disclosure Schedule, of: (i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by the Company in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by the Company in this Agreement if: (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of the Company; and (iv) any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in ARTICLE 6, ARTICLE 7 and ARTICLE 8 impossible or materially less likely. Without limiting the generality of the foregoing, the Company shall promptly advise Forza in writing of any Legal Proceeding or material, written claim threatened in writing, commenced or asserted against or with respect to, or otherwise affecting, the Company or any of its Subsidiaries or, to the Knowledge of the Company, any director, officer or Key Employee of the Company or any of its Subsidiaries. No notification given to Forza pursuant to this
Section 4.3(b) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement or the Company Disclosure Schedule for purposes of Section 7.1.

4.4      Negative Obligations.

(a)       Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Part 4.4(a) of the Forza Disclosure Schedule, (iii) as required by applicable Law, or (iv) with the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to ARTICLE 9 and the Effective Time, Forza shall not, nor shall it cause or permit any of its Subsidiaries to, do any of the following:

(i)       declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock other than for shares of Forza Capital Stock issuable as a dividend that have accrued pursuant to the Forza’s certificate of incorporation;

(ii)     amend the certificate of incorporation, bylaws or other charter or organizational documents of Forza, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except as expressly contemplated by this Agreement;

(iii)     lend money to any Person; incur or guarantee any indebtedness for borrowed money; issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities; guarantee any debt securities of others; or make any capital expenditure or commitment;

(iv)    make, rescind, change or revoke any material Tax election; file any material amendment to any income or other material Tax Return; adopt or change (or request to adopt or change) any material accounting method in respect of Taxes; change (or request to change) any annual Tax accounting period; enter into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement (other than commercial Contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes); enter into any closing agreement with respect to any material amount of Tax; settle or compromise any claim, notice, audit report or assessment in respect of a material amount of Tax; apply for or enter into any ruling from any Tax authority with respect to Taxes; surrender any right to claim a material Tax refund; or consent to or request any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(v)       enter into any material transaction outside the Ordinary Course of Business;

(vi)     enter into, amend or terminate any Forza Material Contract other than in the Ordinary Course of Business;

(vii)    terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy unless replaced with a commercially reasonable new policy that is approved by the Board of Directors of Forza;

(viii)   other than as required by Law or GAAP, take any action to change Forza’s accounting policies or procedures;

(ix)     issue any shares of Forza Common Stock or other securities of Forza, or incur any indebtedness for borrowed money; or

(x)      agree, resolve or commit to do any of the foregoing.

(b)      Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Part 4.4(b) of the Company Disclosure Schedule, (iii) as required by applicable Law, or (iv) with the prior written consent of Forza (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article 9 and the Effective Time, the Company shall not, nor shall it cause or permit any of its Subsidiaries to, do any of the following:

(i)       declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock other than for shares of Company Capital Stock issuable as a dividend that have accrued pursuant to the Company’s certificate of incorporation;

(ii)      amend the certificate of incorporation, bylaws or other charter or organizational documents of the Company;

(iii)     lend money to any Person; incur or guarantee any indebtedness for borrowed money; issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities; guarantee any debt securities of others; or make any capital expenditure or commitment;

(iv)    make, rescind, change or revoke any material Tax election; file any material amendment to any income or other material Tax Return; adopt or change (or request to adopt or change) any material accounting method in respect of Taxes; change (or request to change) any annual Tax accounting period; enter into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement (other than commercial Contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes); enter into any closing agreement with respect to any material amount of Tax; settle or compromise any claim, notice, audit report or assessment in respect of a material amount of Tax; apply for or enter into any ruling from any Tax authority with respect to Taxes; surrender any right to claim a material Tax refund; or consent to or request any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(v)       enter into any material transaction outside the Ordinary Course of Business;

(vi)      enter into, amend or terminate any Company Material Contract other than in the Ordinary Course of Business;

(vii)    terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy unless replaced with a commercially reasonable new policy that is approved by the Board of Directors of the Company;

(viii)   other than as required by Law or GAAP, take any action to change the Company’s accounting policies or procedures; or

(ix)      agree, resolve or commit to do any of the foregoing.

4.5      No Solicitation.

(a)      From and after the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Article 9, each Party agrees that neither it nor any of its Subsidiaries shall, and each Party will use its reasonable best efforts to cause each of its officers, directors, employees, investment bankers, attorneys, accountants, Representatives, consultants or other agents retained by it or any of its Subsidiaries not to, directly or indirectly: (i) solicit, initiate, knowingly encourage, induce or knowingly facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) furnish any nonpublic information regarding such Party to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (iii) engage in discussions (other than to inform any Person of the existence of the provisions contained in this Section 4.5(a) or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (iv) approve, endorse or recommend any Acquisition Proposal (subject to Section 5.6 and Section 5.7); or (v) execute or enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction (other than a confidentiality agreement permitted as provided below; provided, however, that, notwithstanding anything contained in this Section 4.5(a), prior to (x) in the case of the Company, the Required Company Stockholder Vote and (y) in the case of Forza, the Required Forza Stockholder Vote, such Party may furnish nonpublic information regarding such Party to, and enter into discussions or negotiations with, any Person in response to a bona fide written Acquisition Inquiry or Acquisition Proposal, which such Party’s Board of Directors determines in good faith, after consultation with its independent financial advisor, if any, and its outside legal counsel, constitutes, or would reasonably be expected to result in, a Superior Offer (and is not withdrawn) if: (A) neither such Party nor any Representative of such Party shall have materially breached this Section 4.5 with respect to such Acquisition Inquiry or Acquisition Proposal, (B) the Board of Directors of such Party concludes in good faith, after consulting with outside legal counsel, that the failure to take such action would reasonably be expected to be result in a breach of the fiduciary duties of the Board of Directors of such Party under applicable Legal Requirements; (C) prior to furnishing any such nonpublic information to, or entering into discussions with, such Person, such Party gives the other Party written notice of the identity of such Person, copies of any written correspondence from such Person relating to such Acquisition Inquiry or Acquisition Proposal, and of such Party’s intention to furnish nonpublic information to, or enter into discussions with, such Person; (D) such Party receives from such Person an executed confidentiality agreement containing provisions at least as favorable to such Party (and not less restrictive in the aggregate to the counterparty thereto); provided that a standstill provision shall be not be required to the extent the Board of Directors determines that such standstill provision is likely to be inconsistent with the fiduciary duties of the Board of Directors of such Party under applicable Legal Requirements; and (E) at least two (2) Business Days prior to furnishing any such nonpublic information to such Person, such Party furnishes such nonpublic information to the other Party (to the extent such nonpublic information has not been previously furnished by such Party to the other Party). Without limiting the generality of the foregoing, each Party acknowledges and agrees that, in the event any Representative of such Party (whether or not such Representative is purporting to act on behalf of such Party) takes any action that, if taken by such Party, would constitute a breach of this
Section 4.5 by such Party, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 4.5 by such Party for purposes of this Agreement.

(b)       If any Party or any Representative of such Party receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then such Party shall promptly (and in no event later than 24 hours after such Party becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise the other Party orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the terms thereof, including copies of all documentation submitted to such Party reasonably relevant to evaluating such Acquisition Proposal or Acquisition Inquiry). Such Party shall keep the other Party reasonably informed on a timely basis in all material respects with respect to the status and material terms of any such Acquisition Proposal or Acquisition Inquiry and any material modification or proposed modification thereto.

(c)        Each Party shall immediately cease and cause to be terminated any existing discussions, negotiations and communications with any Person that relate to any Acquisition Proposal or Acquisition Inquiry as of the date of this Agreement.

ARTICLE 5

ADDITIONAL AGREEMENTS OF THE PARTIES

5.1     Joint Proxy Statement and Form S-4. In connection with the Forza Stockholders Meeting and Company Stockholders Meeting, as soon as reasonably practicable following the date of this Agreement, the Company and Forza shall prepare and file with the SEC the Joint Proxy Statement and the Company shall prepare and file with the SEC the Form S-4 (which shall include the Joint Proxy Statement). The Company and Forza shall each use its reasonable best efforts to: (i) cause the Form S-4 to be declared effective under the Securities Act as promptly as practicable after its filing; (ii) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Securities Act and the Exchange Act; and (iii) keep the Form S-4 effective for so long as necessary to complete the Merger. The Company shall notify Forza promptly of the time when the Form S-4 has become effective or any supplement or amendment to the Form S-4 has been filed, and of the issuance of any stop order or suspension of the qualification of the shares of Company Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction. Each of the Company and Forza shall use its reasonable best efforts to: (A) cause the Joint Proxy Statement to be mailed to the Company’s stockholders and Forza’s stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act, and (B) ensure that the Joint Proxy Statement complies in all material respects with the applicable provisions of the Securities Act and Exchange Act. The Company shall also take any other action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws, and the rules and regulations thereunder in connection with the issuance of Company Common Stock in the Merger, and Forza shall furnish to the Company all information concerning Forza as may be reasonably requested in connection with any such actions.

5.2      Furnishing of Information. The Company and Forza shall furnish to the other party all information concerning such Person and its Affiliates required by the Securities Act or the Exchange Act to be set forth in the Form S-4 or the Joint Proxy Statement. Each of the Company and Forza shall promptly correct any information provided by it for use in the Form S-4 or the Joint Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect. Each of the Company and Forza shall take all steps necessary to amend or supplement the Form S-4 or the Joint Proxy Statement, as applicable, and to cause the Form S-4 or Joint Proxy Statement, as so amended or supplemented, to be filed with the SEC and disseminated to the holders of Company Common Stock and/or Forza Common Stock, in each case as and to the extent required by applicable Law.

5.3     SEC Comments. The Company and Forza shall promptly provide the other party and their counsel with any comments or other communications, whether written or oral, that Forza or the Company, or their counsel may receive from the SEC or its staff with respect to the Form S-4 or the Joint Proxy Statement promptly after the receipt of such comments. Prior to the filing of the Form S-4 or the Joint Proxy Statement with the SEC (including in each case any amendment or supplement thereto, except with respect to any amendments filed in connection with a Company Adverse Recommendation Change or Forza Adverse Recommendation Change or the dissemination thereof to the holders of Company Common Stock or Forza Common Stock, or responding to any comments of the SEC with respect to the Form S-4 or Joint Proxy Statement, each of Forza and the Company shall provide the other party and their counsel a reasonable opportunity to review and comment on such Form S-4, Joint Proxy Statement, or response (including the proposed final version thereof), and each of Forza and the Company shall give reasonable and good faith consideration to any comments made by the other party or their counsel.

5.4      Company Stockholders Meeting; Approval of Sole Stockholder of Merger Sub.

(a)       The Company shall take all action necessary to duly call, give notice of, convene, and hold the Company Stockholders Meeting as soon as reasonably practicable after the Form S-4 is declared effective, and, in connection therewith, the Company shall mail the Joint Proxy Statement to the holders of Company Common Stock in advance of such meeting. Except to the extent that the Company Board shall have effected a Company Adverse Recommendation Change as permitted by Section 5.6 hereof, the Joint Proxy Statement shall include the Company Board Recommendation. Subject to Section 5.6 hereof, the Company shall use reasonable best efforts to: (a) solicit from the holders of Company Common Stock proxies in favor of the approval of the Company Stockholder Proposals; and (b) take all other actions necessary or advisable to secure the vote or consent of the holders of Company Common Stock required by applicable Law to obtain such approval. The Company shall keep Forza updated with respect to proxy solicitation results as requested by Forza. Once the Company Stockholders Meeting has been called and noticed, the Company shall not postpone or adjourn the Company Stockholders Meeting without the consent of Forza (other than: (i) in order to obtain a quorum of its stockholders; or (ii) as reasonably determined by the Company to comply with applicable Law). The Company shall use its reasonable best efforts to cooperate with Forza to hold the Company Stockholders Meeting on the same day and at the same time as the Forza Stockholders Meeting as soon as reasonably practicable after the date of this Agreement, and to set the same record date for each such meeting. If the Company Board makes a Company Adverse Recommendation Change, it will not alter the obligation of the Company to submit the Stock Issuance approval to the holders of Company Common Stock at the Company Stockholders Meeting to consider and vote upon, unless this Agreement shall have been terminated in accordance with its terms prior to the Company Stockholders Meeting.

(b)      Approval by Sole Stockholder. Immediately following the execution and delivery of this Agreement, the Company, as sole stockholder of Merger Sub, shall adopt this Agreement and approve the Merger, in accordance with the DGCL.

5.5     Forza Stockholders Meeting. Forza shall take all action necessary to duly call, give notice of, convene, and hold the Forza Stockholders Meeting as soon as reasonably practicable after the Form S-4 is declared effective, and, in connection therewith, Forza shall mail the Joint Proxy Statement to the holders of Forza Common Stock in advance of the Forza Stockholders Meeting. Except to the extent that the Forza Board shall have effected a Forza Adverse Recommendation Change as permitted by Section 5.7 hereof, the Joint Proxy Statement shall include the Forza Board Recommendation. Subject to Section 5.7 hereof, Forza shall use reasonable best efforts to: (i) ) solicit from the holders of Forza Common Stock proxies in favor of the adoption of this Agreement and approval of the Merger; and (ii) take all other actions necessary or advisable to secure the vote or consent of the holders of Forza Common Stock required by applicable Law to obtain such approval. Forza shall keep the Company and Merger Sub updated with respect to proxy solicitation results as requested by the Company and Merger Sub. Once the Forza Stockholders Meeting has been called and noticed, Forza shall not postpone or adjourn the Forza Stockholders Meeting without the consent of Company and Merger Sub (other than: (A) in order to obtain a quorum of its stockholders; or (B) as reasonably determined by Forza to comply with applicable Law). Forza shall use its reasonable best efforts to cooperate with Company and Merger Sub to hold the Forza Stockholders Meeting on the same day and at the same time as the Company Stockholders Meeting as soon as reasonably practicable after the date of this Agreement, and to set the same record date for each such meeting. If the Forza Board makes a Forza Adverse Recommendation Change, it will not alter the obligation of Forza to submit the adoption of this Agreement and the approval of the Merger to the holders of Forza Common Stock at the Forza Stockholders Meeting to consider and vote upon, unless this Agreement shall have been terminated in accordance with its terms prior to the Forza Stockholders Meeting.

5.6      Company Board Recommendation.

(a)      The Company agrees that, subject to Section 5.6(b) and Section 5.6(c): (i) the Company Board of Directors shall recommend that the Company’s Stockholders vote to approve the Company Stockholder Proposals and the Company shall use its reasonable best efforts to solicit such approval (the recommendation of the Company Board of Directors that the Company’s stockholders vote to approve the issuance of the Common Stock contemplated by this Agreement to the Forza stockholders being referred to as the “Company Board Recommendation”); and (ii) the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to Forza, and no resolution by the Company Board of Directors or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Forza shall be adopted or proposed.

(b)       Notwithstanding anything to the contrary contained in Section 5.6(a), if at any time prior to the approval of this Agreement by the Company Stockholders, the Company receives a bona fide written Acquisition Proposal (which Acquisition Proposal did not arise out of a material breach of Section 4.5) from any Person that has not been withdrawn and, after consultation with outside legal counsel and outside financial advisor(s), the Company Board of Directors shall have determined, in good faith, that such Acquisition Proposal is a Superior Offer, the Company Board of Directors may withhold, amend, withdraw or modify the Company Board Recommendation in a manner adverse to Forza or, if applicable, recommend such Superior Offer (collectively a “Company Board Adverse Recommendation Change”) if, but only if, the Company’s Board of Directors determines in good faith, based on such matters as it deems relevant following consultation with its outside legal counsel, that the failure to effect a Company Board Adverse Recommendation Change, in light of such Superior Offer, would reasonably be expected to be result in a breach of the fiduciary duties of the Company Board of Directors under applicable Legal Requirements; provided, that, before making a Company Board Adverse Recommendation Change, (i) Forza receives written notice from the Company confirming that the Company Board of Directors intends to change its recommendation at least five (5) Business Days in advance of effecting a Company Board Adverse Recommendation Change (the “Company Recommendation Determination Notice”), but such notice shall not be deemed to constitute a Company Board Adverse Recommendation Change; (ii) such notice describes in reasonable detail the material terms and conditions of such Superior Offer, including the identity of the Person making such offer (and attaching the most current and complete version of any written agreement or other documents reflecting the material terms relating thereto); (iii) if requested by Forza, the Company shall, during such five (5) Business Day period, negotiate with Forza in good faith to make such adjustments to the terms and conditions of this Agreement so that the Company Board Adverse Recommendation Change is no longer necessary and such Acquisition Proposal no longer constitutes a Superior Offer and (iv) after considering the results of any such negotiations and giving effect to any new proposals made by Forza, if any, and, after consultation with outside legal counsel and outside financial advisor(s), the Company Board of Directors shall have determined, in good faith, that such Acquisition Proposal continues to be a Superior Offer and that the failure to effect a Company Board Adverse Recommendation Change or terminate this Agreement under Section 9.1(k) below in light of such Superior Offer, would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board of Directors under applicable Legal Requirements. The requirements and provisions of this Section 5.6(b) shall also apply in the event of any material change to the terms of any such Acquisition Proposal and each such material change shall require a new Company Recommendation Determination Notice, except that the references to five (5) Business Days shall be deemed to be four (4) Business Days.

(c)       Notwithstanding anything to the contrary contained in Section 5.6(a), if at any time prior to the approval of this Agreement by the Company Stockholders, the Company Board of Directors may, if an event, fact, development, circumstance or occurrence that affects or would be reasonably likely to affect the business, assets or operations of the Company that occurs or arises after the date of this Agreement, was neither known nor reasonably foreseeable by the Company Board of Directors as of, or prior to, the date of this Agreement and becomes known by the Company Board of Directors after the date of this Agreement (a “Company Intervening Event”), effect a Company Board Adverse Recommendation Change if it determines in good faith, following consultation with its outside legal counsel, that the failure to effect a Company Board Adverse Recommendation Change in light of such Company Intervening Event would reasonably be expected to materially breach the fiduciary duties of the Company Board of Directors under applicable Legal Requirements; provided, however, that the Company Board of Directors may not effect a Company Board Adverse Recommendation Change due to a Company Intervening Event unless (i) the Company shall have provided prior written notice to Forza (the “Company Intervening Event Recommendation Determination Notice”) at least five (5) Business Days in advance of its intention to effect such Company Board Adverse Recommendation Change, (ii) such notice describes in reasonable detail the facts and reasons for such intention, (iii) if requested by Forza, the Company shall, during such five (5) Business Day period, negotiate with Forza in good faith to make such adjustments to the terms and conditions of this Agreement so that the Company Board Adverse Recommendation Change in connection with the Company Intervening Event is no longer necessary, and (iv) after considering the results of any such negotiations and giving effect to any new proposals made by Forza, if any, and, after consultation with outside legal counsel, the Company Board of Directors shall have determined, in good faith, that the failure to make the Company Board Adverse Recommendation Change in connection with such Company Intervening Event would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board of Directors under applicable Legal Requirements. The provisions of this Section 5.6(c) shall also apply to any material change to the facts and circumstances relating to any such Company Intervening Event and each such material change shall require a new Company Intervening Event Recommendation Determination Notice, except that the references to five (5) Business Days shall be deemed to be four (4) Business Days. For further clarity, the Company Board of Directors shall not be permitted to effect a Company Board Adverse Recommendation Change pursuant to this Section 5.6(c) with respect to or in connection with any Acquisition Proposal (which shall be covered by and subject in all respects to Section 5.6(b).

(d)       Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from (i) taking and disclosing to the stockholders of the Company a position as contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 under the Exchange Act (other than Rule 14d-9(f) under the Exchange Act), and (ii) making a “stop, look and listen” communication to the stockholders of Forza pursuant to Rule 14d-9(f) under the Exchange Act; provided, however, that this Section 5.6(d) shall not be deemed to affect whether any such disclosure, other than such a “stop, look and listen” communication, would otherwise be deemed to be a Company Board Adverse Recommendation Change; provided, further, that any such disclosures permitted pursuant to this Section 5.7(c) (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) shall be deemed to be a Company Board Adverse Recommendation Change unless the Board of Directors of the Company expressly publicly reaffirms the Company Board Recommendation (x) in such communication or (y) within three (3) Business Days after being requested in writing to do so by Forza. For clarity, a factually accurate public statement that describes the Company’s receipt of an Acquisition Proposal, that no position has been taken by the Company Board of Directors as to the advisability or desirability of such Acquisition Proposal and the operation of this Agreement with respect thereto will not be deemed a Company Board Adverse Recommendation Change.

5.7      Forza Board Recommendation.

(a)      Forza agrees that, subject to Section 5.7(b) and Section 5.7(c): (i) the Forza Board of Directors shall recommend that Forza’s stockholders vote to approve the Forza Stockholder Proposals (the recommendation of the Forza Board of Directors that Forza’s stockholders vote to approve the Forza Stockholder Proposals being referred to as the “Forza Board Recommendation”); and (ii) the Forza Board Recommendation shall not be withdrawn or modified in a manner adverse to the Company or the Merger Sub, and no resolution by the Forza Board of Directors or any committee thereof to withdraw or modify the Forza Board Recommendation in a manner adverse to the Company or the Merger Sub shall be adopted or proposed.

(b)       Notwithstanding anything to the contrary contained in Section 5.7(a), if at any time prior to the approval of the Forza Stockholder Proposals by the Forza Stockholders, Forza receives a bona fide written Acquisition Proposal (which Acquisition Proposal did not arise out of a material breach of Section 4.5) from any Person that has not been withdrawn and, after consultation with outside legal counsel and outside financial advisor(s), the Forza Board of Directors shall have determined, in good faith, that such Acquisition Proposal is a Superior Offer, the Forza Board of Directors may withhold, amend, withdraw or modify the Forza Board Recommendation in a manner adverse to Forza or, if applicable, recommend such Superior Offer (collectively a “Forza Board Adverse Recommendation Change”) if, but only if, the Forza Board of Directors determines in good faith, based on such matters as it deems relevant following consultation with its outside legal counsel, that the failure to effect a Forza Board Adverse Recommendation Change, in light of such Superior Offer, would reasonably be expected to be a breach of the fiduciary duties of the Forza Board of Directors under applicable Legal Requirements; provided, that, before making a Forza Board Adverse Recommendation Change, (i) the Company and Merger Sub receive written notice from Forza confirming that the Forza Board of Directors intends to change its recommendation at least five (5) Business Days in advance of effecting the Forza Board Adverse Recommendation Change (the “Forza Recommendation Determination Notice”), but such notice shall not be deemed to constitute a Forza Board Adverse Recommendation Change; (ii) such notice describes in reasonable detail the material terms and conditions of such Superior Offer, including the identity of the Person making such offer (and attaching the most current and complete version of any written agreement or other documents reflecting the material terms relating thereto); (iii) if requested by the Company, Forza shall, during such five (5) Business Day period, negotiate with the Company in good faith to make such adjustments to the terms and conditions of this Agreement so that the Forza Board Adverse Recommendation Change is no longer necessary and such Acquisition Proposal no longer constitutes a Superior Offer; and (iv) after considering the results of any such negotiations and giving effect to any new proposals made by the Company, if any, and, after consultation with outside legal counsel and outside financial advisor(s), the Forza Board of Directors shall have determined, in good faith, that such Acquisition Proposal continues to be a Superior Offer and that the failure to effect a Forza Board Adverse Recommendation Change or terminate this Agreement under Section 9.1(i) below, in light of such Superior Offer, would reasonably be expected to result in a breach of the fiduciary duties of the Forza Board of Directors under applicable Legal Requirements. The requirements and provisions of this Section 5.7(b) shall also apply in the event of any material change to the terms of any such Acquisition Proposal and each such material change shall require a new Forza Recommendation Determination Notice, except that the references to five (5) Business Days shall be deemed to be four (4) Business Days.

(c)      Notwithstanding anything to the contrary contained in Section 5.7(a)5.7(a), at any time prior to the approval of the Forza Stockholder Proposals, the Forza Board of Directors may, if an event, fact, development, circumstance or occurrence that affects or would be reasonably likely to affect the business, assets or operations of Forza that occurs or arises after the date of this Agreement, was neither known nor reasonably foreseeable by the Forza Board of Directors as of, or prior to, the date of this Agreement and becomes known by the Forza Board of Directors after the date of this Agreement (a “Forza Intervening Event”), effect the Forza Board Adverse Recommendation Change if it determines in good faith, following consultation with its outside legal counsel, that the failure to effect a Forza Board Adverse Recommendation Change in light of such Forza Intervening Event would reasonably be expected to be inconsistent with the fiduciary duties of the Forza Board of Directors under applicable Legal Requirements; provided, however, that the Forza Board of Directors may not effect a Forza Board Adverse Recommendation Change due to a Forza Intervening Event unless (i) Forza shall have provided prior written notice to the Company and Merger Sub (the “Forza Intervening Event Recommendation Determination Notice”) at least five (5) Business Days in advance of its intention to effect such Forza Board Adverse Recommendation Change, (ii) such notice describes in reasonable detail the facts and reasons for such intention, (iii) if requested by the Company, Forza shall, during such five (5) Business Day period, negotiate with the Company in good faith to make such adjustments to the terms and conditions of this Agreement so that the Forza Board Adverse Recommendation Change in connection with the Forza Intervening Event is no longer necessary, and (iv) after considering the results of any such negotiations and giving effect to any new proposals made by the Company, if any, and, after consultation with outside legal counsel, the Forza Board of Directors shall have determined, in good faith, that the failure to make the Forza Board Adverse Recommendation Change in connection with such Forza Intervening Event would reasonably be expected to be inconsistent with the fiduciary duties of the Forza Board of Directors under applicable Legal Requirements. The provisions of this Section 5.7(c) shall also apply to any material change to the facts and circumstances relating to any such Company Intervening Event and each such material change shall require a new Company Intervening Event Determination Notice, except that the references to five (5) Business Days shall be deemed to be four (4) Business Days. For further clarity, the Company Board of Directors shall not be permitted to effect a Company Board Adverse Recommendation Change pursuant to this Section 5.7(c) with respect to or in connection with any Acquisition Proposal (which shall be covered by and subject in all respects to Section 5.7(b)).

5.8    Regulatory Approvals. The Parties shall use reasonable best efforts to consummate the Contemplated Transactions. Without limiting the generality of the foregoing, each Party shall use reasonable best efforts to file or otherwise submit, within five (5) Business Days after the date of this Agreement, all applications, notices, reports and other documents reasonably required to be filed by such Party with or otherwise submitted by such Party to any Governmental Body with respect to the Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Body. The Company and Forza shall respond as promptly as is practicable to respond in compliance with: (a) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for information or documentation; and (b) any inquiries or requests received from any state attorney general, foreign antitrust or competition authority or other Governmental Body in connection with antitrust or competition matters.

5.9      Options, Warrants.

(a)       Forza Options and Warrants.

(i)       At the Effective Time, each Forza Option that is outstanding and unexercised immediately prior to the Effective Time under the Forza Plan, whether or not vested, shall automatically and without any action on the part of the holder thereof, be converted into and become an option to purchase Company Common Stock, and the Company shall assume the Forza Plan and each such Forza Option in accordance with the terms of the Forza Plans and the terms of the stock option agreement by which such Forza Option is evidenced. All rights with respect to Forza Common Stock under Forza Options assumed by the Company shall thereupon be converted into rights with respect to Company Common Stock. Accordingly, from and after the Effective Time: (i) each Forza Option assumed by the Company may be exercised solely for Company Common Stock; (ii) the number of shares of Company Common Stock subject to each Forza Option assumed by the Company shall be determined by multiplying (A) the number of Forza Common Stock that were subject to such Forza Option, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of Company Common Stock; (iii) the per share exercise price for the Company Common Stock issuable upon exercise of each Forza Option assumed by the Company shall be determined by dividing (A) the per share exercise price of the Forza Common Stock subject to such Forza Option, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on the exercise of any Forza Option assumed by the Company shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Forza Option shall otherwise remain unchanged; provided, however, that: (A) to the extent provided under the terms of a Forza Option, such Forza Option assumed by the Company in accordance with this Section 5.9(a)(i) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Company Common Stock subsequent to the Effective Time; and (B) the Company Board of Directors or a committee thereof shall succeed to the authority and responsibility of the Forza Board of Directors or any committee thereof with respect to the Forza Plan. Notwithstanding anything to the contrary in this Section 5.9(a)(i), the conversion of each Forza Option (regardless of whether such option qualifies as an “incentive stock option” within the meaning of Section 422 of the Code) into an option to purchase shares of Company Common Stock shall be made in a manner consistent with Treasury Regulation Section 1.424-1, such that the conversion of a Forza Option would not be intended to constitute a “modification” of such Forza Option for purposes of Section 409A or Section 424 of the Code.

(ii)      Subject to Section 5.9(a)(iii), at the Effective Time, each Forza Warrant that is outstanding and unexercised immediately prior to the Effective Time (for the avoidance of doubt, excluding Forza Warrants that are deemed to have been automatically exercised pursuant to their terms as a result of the consummation of the Merger), if any, shall be converted into and become a warrant to purchase shares of Company Common Stock and Company shall assume each such Forza Warrant in accordance with its terms. All rights with respect to Forza Common Stock under Forza Warrants assumed by the Company shall thereupon be converted into rights with respect to shares of Company Common Stock. Accordingly, from and after the Effective Time: (i) each Forza Warrant assumed by the Company may be exercised solely for shares of Company Common Stock; (ii) the number of shares of Company Common Stock subject to each Forza Warrant assumed by the Company shall be determined by multiplying (A) the number of Forza Common Stock, or the number of Forza Common Stock issuable upon exercise of the Forza Warrants, that were subject to such Forza Warrant immediately prior to the Effective Time by (B) the Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of Company Common Stock; (iii) the per share exercise price for the shares of Company Common Stock issuable upon exercise of each Forza Warrant assumed by the Company shall be determined by dividing the per share exercise price of Forza Common Stock subject to such Forza Warrant, as in effect immediately prior to the Effective Time, by the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on any Forza Warrant assumed by the Company shall continue in full force and effect and the term and other provisions of such Forza Warrant shall otherwise remain unchanged.

(iii)     Prior to the Effective Time, Forza shall take all actions that may be necessary (under the Forza Plan, the Forza Warrants and otherwise) to effectuate the provisions of this Section 5.9(a)(i) and (ii) and to ensure that, from and after the Effective Time, holders of Forza Options and Forza Warrants have no rights with respect thereto other than those specifically provided in this Section 5.9(a)(iii).

5.10    Indemnification of Officers and Directors.

(a)       From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, the Company shall continue to indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of Forza or the Company (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of Forza or the Company, whether asserted or claimed prior to, at or after the Effective Time, in each case as and to the same extent as such D&O Indemnified Party is entitled to advancement of expenses as of the date of this Agreement by Forza or the Company pursuant to the certificate of incorporation and bylaws of Forza and of the Company in effect on the date of this Agreement or any applicable indemnification agreement disclosed in Forza’s or the Company’s most recent Form 10-K. Each D&O Indemnified Party will be entitled to advancement of reasonable and documented expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from the Company to the same extent as such D&O Indemnified Party is entitled to advancement of expenses as of the date of this Agreement by Forza or the Company pursuant to the certificate of incorporation and bylaws of Forza and of the Company in effect on the date of this Agreement or any applicable indemnification agreement disclosed in Forza’s or the Company’s most recent Form 10-K, upon receipt by the Company or the Surviving Corporation from the D&O Indemnified Party of a request therefor; provided, that any person to whom expenses are advanced provides a written undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

(b)      The certificate of incorporation and bylaws of the Company and the certificate of incorporation and bylaws of the Surviving Corporation shall contain, and the Company shall cause the certificate of incorporation and bylaws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of each of Forza and the Company than are presently set forth in the certificate of incorporation and bylaws of Forza and of the Company, which provisions shall not be amended, modified or repealed for a period of six years’ time from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of Forza and the Company, as applicable.

(c)      From and after the Effective Time, the Company shall, at the expense of the Surviving Corporation, maintain directors’ and officers’ liability insurance policies, with an effective date as of the Closing Date, on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Forza and no less than the Company’s current policy coverage. In addition, the Company shall purchase, prior to the Effective Time, a six-year prepaid “D&O tail policy” for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies as of the date of this Agreement with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the Contemplated Transactions).

(d)      The Company shall pay all expenses, including reasonable attorneys’ fees, that are incurred by the persons referred to in this Section 5.10(d) in connection with their successful enforcement of their rights provided in this Section 5.10(d).

(e)      The provisions of this Section 5.10(e) are intended to be in addition to the rights otherwise available to the current and former officers and directors of Forza and the Company, as applicable, by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their Representatives. In addition to the rights provided by this Agreement, to the extent that current and former officers and directors of Forza and the Company have existing rights under any agreement between such officer or director and Forza or the Company, as applicable, with respect to indemnification, the Surviving Corporation will take all good faith efforts necessary to maintain in place such other agreement and to indemnify such officer or director to the maximum extent possible under this Agreement as well as such other agreement.

(f)       In the event Forza or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 5.10(f).

5.11    Additional Agreements.

(a)      The Parties shall use commercially reasonable efforts to cause to be taken all actions necessary to consummate the Contemplated Transactions. Without limiting the generality of the foregoing, each Party to this Agreement: (i) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Contemplated Transactions; (ii) shall use commercially reasonable efforts to obtain each Consent (if any) reasonably required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such Party in connection with the Contemplated Transactions or for such Contract to remain in full force and effect; (iii) shall use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Contemplated Transactions; and (iv) shall use commercially reasonable efforts to satisfy the conditions precedent to the consummation of this Agreement.

(b)     Notwithstanding anything to the contrary contained in this Agreement, no Party shall have any obligation under this Agreement: (i) to dispose of or transfer or cause any of its Subsidiaries to dispose of or transfer any assets; (ii) to discontinue or cause any of its Subsidiaries to discontinue offering any product or service; (iii) to license or otherwise make available, or cause any of its Subsidiaries to license or otherwise make available to any Person any Intellectual Property; (iv) to hold separate or cause any of its Subsidiaries to hold separate any assets or operations (either before or after the Closing Date); (v) to make or cause any of its Subsidiaries to make any commitment (to any Governmental Authority or otherwise) regarding its future operations; or (vi) to contest any Legal Proceeding or any order relating to the Merger or any of the other Contemplated Transactions if such Party determines in good faith that contesting such Legal Proceeding or order might not be advisable.

5.12   Disclosure. Each Party shall not, and shall not permit any of its Subsidiaries or any Representative of such Party to, issue any press release or make any disclosure (to any customers or employees of such Party, to the public or otherwise) regarding the Contemplated Transactions unless: (a) the other Party shall have approved such press release or disclosure in writing, such approval not to be unreasonably conditioned, withheld or delayed; or (b) such Party shall have determined in good faith, upon the advice of outside legal counsel, that such disclosure is required by applicable Legal Requirements and, to the extent practicable and legally permitted, before such press release or disclosure is issued or made, such Party advises the other Party of, and consults with the other Party regarding, the text of such press release or disclosure; provided, however, that each of the Company and Forza may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are consistent with previous press releases, public disclosures or public statements made by the Company or Forza in compliance with this Section 5.12. Notwithstanding the foregoing, a Party need not consult with any other Parties in connection with such portion of any press release, public statement or filing to be issued or made with respect to any Acquisition Proposal, Forza Board Adverse Recommendation Change or Company Board Adverse Recommendation Change, as applicable.

5.13   Listing. At or prior to the Effective Time, the Company shall use its commercially reasonable efforts to (a) cause the shares of Company Common Stock being issued in the Merger to be approved for listing (subject to notice of issuance) on The Nasdaq Stock Market, LLC and (b) maintain its existing listing on until the Effective Time and to obtain approval of the listing of the combined corporation on The Nasdaq Stock Market, LLC. Forza will cooperate with the Company as reasonably requested by the Company with respect to the listing application for the Company Common Stock (the “Nasdaq Listing Application”) and promptly furnish to the Company all information concerning Forza and its stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.13.

5.14    Tax Matters.

(a)      Forza, Merger Sub and the Company shall use their respective commercially reasonable efforts to cause the Merger to qualify, and agree not to, and not to permit or cause any Affiliate or any Subsidiary to, take any actions or cause any action to be taken which would reasonably be expected to prevent the Merger from qualifying, as a “reorganization” under Section 368(a) of the Code and the Treasury Regulations.

(b)      This Agreement is intended to constitute, and the Parties hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). Each of the Parties intends that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations. The Parties shall treat and shall not take (and shall cause their respective Affiliates to treat and not take) any Tax reporting position inconsistent with the treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income (and applicable state and local) Tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, and the Parties will attach the statement described in Treasury Regulations Section 1.368-3(a) on or with their Tax Return for the taxable year of the Merger. The Company and Forza will reasonably cooperate with each other to document and support the intentions of the Parties that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations, including by providing to each other (and any applicable advisors thereto) on or prior to the Closing Date customary representation letters typically provided as the basis for (and as may be required by) a legal opinion with respect thereto.

(c)      On or prior to the Closing Date, Forza shall deliver to the Company (i) a signed statement from Forza that Forza is not, and has not been at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation,” as defined in Section 897(c)(2) of the Code, conforming to the requirements of Treasury Regulations Section 1.1445-2(c)(3) and 1.897-2(h), and (ii) a signed notice to be delivered to the IRS in accordance with the requirements of Treasury Regulations Section 1.897-2(h)(2), together with written authorization for the Company to deliver such notice to the IRS on behalf of Forza following the Closing, each dated as of the Closing Date, duly executed by an authorized officer of Forza.

5.15   Legends. The Company shall be entitled to place appropriate legends on the certificated and non-certificated book entries evidencing any Company Common Stock to be received by equity holders of Forza who may be considered “affiliates” of the Company for purposes of Rules 144 and 145 under the Securities Act reflecting the restrictions set forth in Rules 144 and 145 and to issue appropriate stop transfer instructions to the transfer agent for Company Common Stock.

5.16   Cooperation. Each Party shall cooperate reasonably with the other Party and shall provide the other Party with such assistance as may be reasonably requested for the purpose of facilitating the performance by each Party of its respective obligations under this Agreement, to cause the Closing to occur as promptly as reasonably possible and to enable the combined entity to continue to meet its obligations following the Closing.

5.17   Directors and Officers. Forza and the Company shall obtain and deliver to the other Party at or prior to the Effective Time the resignation of each officer and director of Forza or the Company who is not continuing as an officer or director of Forza or the Company following the Effective Time as contemplated by this Section 5.17. Prior to the Effective Time, but to be effective at the Effective Time, the Forza Board of Directors shall appoint Board designees selected by the Company as contemplated by this Section 5.17. Immediately after the Effective Time, the Company Board of Directors shall consist of five (5) members, four (4) of whom shall be designated by the Company and one (1) of whom shall be designated by members of the Forza Board of Directors existing as of the date hereof (provided, such designation shall be subject to prior approval and consent by the Company, not to be unreasonably withheld conditioned or delayed). Immediately following the Effective Time, a majority of the members of the Company Board of Directors (including the director designated by members of the Forza Board of Directors) shall meet the requisite independence requirements of The Nasdaq Stock Market, LLC’s listing standards. The Parties shall further take all necessary action so that the Persons listed in Schedule 5.17 are elected or appointed, as applicable, to the positions of officers and directors of Forza and the Surviving Corporation, as set forth therein, to serve in such positions effective as of the Effective Time. If it is determined prior to the Effective Time that any Person named above as a director is unable or unwilling to serve as a director of Forza after the Effective Time, as set forth therein, the Party appointing such Person shall designate a successor.

5.18   Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause any acquisitions of Company Common Stock and any options to purchase Company Common Stock resulting from the Merger, by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.19   Certificates.

(a)       Forza will prepare and deliver to the Company at least two (2) Business Days prior to the Closing Date a certificate signed by the Chief Executive Officer and President of Forza, on behalf of Forza, and not in their personal capacities, in a form reasonably acceptable to the Company which sets forth a true and complete list of the holders of Forza Common Stock, Forza Option and Forza Warrants as of immediately prior to the Effective Time and the number of Forza Common Stock owned and/or underlying the Forza Options or Forza Warrants held by such holders (the “Allocation Certificate”).

5.20    Litigation. From and after the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to ARTICLE 9, Forza or the Company, as applicable, shall as promptly as reasonably practicable (but no later than within two (2) Business Days of receipt of learning about potential Transaction Litigation) notify the Company, or Forza, as applicable, in writing of, shall keep the other party informed on a reasonably prompt basis regarding any such Transaction Litigation, and shall give the Company, or Forza, as applicable, the opportunity to participate in the defense and settlement of, any Transaction Litigation (including by allowing the other party to offer comments or suggestions with respect to such Transaction Litigation, which the receiving party shall consider in good faith). Forza or the Company, as applicable, shall give the Company or Forza, as applicable, the opportunity to consult with counsel to the party’s regarding the defense and settlement of any such Transaction Litigation, and in any event no party shall settle or compromise or agree to settle or compromise any Transaction Litigation without the other party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Without otherwise limiting the D&O Indemnified Parties’ rights with regard to the right to counsel, and notwithstanding anything to the contrary in any indemnification agreements Forza has entered into, following the Effective Time, the D&O Indemnified Parties shall be entitled to retain counsel selected by such D&O Indemnified Parties prior to the Effective Time to defend any Transaction Litigation on behalf of, and to the extent such Transaction Litigation is against, the D&O Indemnified Parties.

ARTICLE 6

CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY

The obligations of each Party to effect the Contemplated Transactions and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable law, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:

6.1      Effectiveness of Registration Statement. The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and shall not be subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Form S-4 Registration Statement.

6.2      No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Contemplated Transactions shall have been issued by any court of competent jurisdiction or other Governmental Body of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement which has the effect of making the consummation of the Contemplated Transactions illegal.

6.3      Stockholder Approval. This Agreement, the Merger and the other transactions contemplated by this Agreement shall have been duly approved by the Required Forza Stockholder Vote, and the Company Stockholder Proposals shall have been duly approved by the Required Company Stockholder Vote.

6.4      No Governmental Proceedings Relating to Contemplated Transactions or Right to Operate Business. There shall not be any Legal Proceeding pending by an official of a Governmental Body in which such Governmental Body indicates that it intends to take any action challenging or seeking to restrain or prohibit the consummation of the Contemplated Transactions.

6.5     Listing. The existing shares of Company Common Stock shall have been continually listed on The Nasdaq Stock Market, LLC as of and from the date of this Agreement through the Closing Date and the approval of the listing of the additional shares of Company Common Stock on The Nasdaq Stock Market, LLC shall have been obtained and the shares of Company Common Stock to be issued in the Merger pursuant to this Agreement shall have been approved for listing (subject to official notice of issuance) on The Nasdaq Stock Market, LLC.

ARTICLE 7

ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY AND MERGER SUB

The obligations of the Company and Merger Sub to effect the Contemplated Transactions and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by the Company, at or prior to the Closing, of each of the following conditions:

7.1      Accuracy of Representations. The representations and warranties of Forza contained in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (A) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a Forza Material Adverse Effect (except for the representations and warranties of Forza set forth in Section 2.3(a) of the Agreement), (B) the representations and warranties of Forza set forth in Section 2.3(a) of the Agreement shall have been true and correct in all respects as of the date of the Agreement and shall be true and correct in all respects at and as of the Closing Date as if made on and as of such time except for such inaccuracies which are de minimis, individually or in the aggregate, or (C) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clauses (A)-(B), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Forza Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

7.2      Performance of Covenants. Each of the covenants and obligations in this Agreement that Forza is required to comply with or to perform at or prior to the Closing shall have been complied with and performed by Forza in all material respects.

7.3      Documents. The Company shall have received the following agreements and other documents, each of which shall be in full force and effect:

(a)       a certificate executed by the Chief Executive Officer and President of Forza, on behalf of Forza and not in his or her personal capacity, confirming that the conditions set forth in Sections 7.1, 7.2, and 7.4, and have been duly satisfied;

(b)      certificates of good standing (or equivalent documentation) of Forza in its jurisdiction of organization and the various foreign jurisdictions in which it is qualified, certified charter documents, a certificate as to the incumbency of officers and the adoption of resolutions of the Forza Board of Directors authorizing the execution of this Agreement and the consummation of the Contemplated Transactions to be performed by Forza hereunder;

(c)      written resignations in forms reasonably satisfactory to the Company and Merger Sub, dated as of the Closing Date and effective as of the Closing, executed by the officers and directors of Forza who will not be officers or directors of the Surviving Corporation pursuant to Section 5.17 hereof;

(d)      the Forza Closing Financial Certificate, which certificate shall be accompanied by such supporting documentation, information and calculations as are reasonably requested by the Company to verify and determine the information contained therein;

(e)       the Allocation Certificate;

(f)       the Forza Allocation Schedule; and

(g)      (i) an original signed statement from the Company that the Company is not, and has not been at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation,” as defined in Section 897(c)(2) of the Code, conforming to the requirements of Treasury Regulations Section 1.1445-2(c)(3) and 1.897-2(h), and (ii) an original signed notice to be delivered to the IRS in accordance with the requirements of Treasury Regulations Section 1.897-2(h)(2), together with written authorization for Forza to deliver such notice to the IRS on behalf of the Company following the Closing, each dated as of the Closing Date, duly executed by an authorized officer of the Company.

7.4     No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect that is continuing.

ARTICLE 8

ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF FORZA

The obligations of Forza to effect the Contemplated Transactions and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by Forza, at or prior to the Closing, of each of the following conditions:

8.1      Accuracy of Representations. The representations and warranties of the Company and Merger Sub contained in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (A) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a Company Material Adverse Effect (except for the representations and warranties of the Company set forth in Section 3.3(a) of the Agreement), (B) the representations and warranties of the Company set forth in Section 3.3(a) of the Agreement shall have been true and correct in all respects as of the date of the Agreement and shall be true and correct in all respects at and as of the Closing Date as if made on and as of such time except for such inaccuracies which are de minimis, individually or in the aggregate, or (C) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clauses (A)-(B), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

8.2     Performance of Covenants. All of the covenants and obligations in this Agreement that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

8.3      Documents. Forza shall have received the following documents, each of which shall be in full force and effect:

(a)      a certificate executed by the Chief Executive Officer and Chief Financial Officer of the, on behalf of the Company and Merger Sub and not in their personal capacities, confirming that the conditions set forth in Sections 8.1, 8.2, and 8.5, have been duly satisfied;

(b)      certificates of good standing of the Company and Merger Sub in its jurisdiction of organization and the various foreign jurisdictions in which it is qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of resolutions of its board of directors authorizing the execution of this Agreement and the consummation of the Contemplated Transactions to be performed by the Company and Merger Sub hereunder;

8.4      Board of Directors. The Company shall have caused the Company Board of Directors to be constituted as set forth in Section 5.17 of this Agreement effective as of the Effective Time.

8.5      No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect that is continuing.

ARTICLE 9

TERMINATION

9.1      Termination. This Agreement may be terminated prior to the Effective Time (whether before or after approval of the Company Stockholder Proposals by the Required Company Stockholder Vote or before or after approval of the Merger by the Required Forza Stockholder Vote, unless otherwise specified below):

(a)       by mutual written consent duly authorized by the Boards of Directors of Forza and the Company;

(b)      by either Forza or the Company if the Contemplated Transactions shall not have been consummated by December 1, 2024 (subject to possible extension as provided in this Section 9.1(b), the “End Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to the Company, on the one hand, or to Forza, on the other hand, if such Party’s action or failure to act has been a principal cause of the failure of the Contemplated Transactions to occur on or before the End Date and such action or failure to act constitutes a breach of this Agreement; and provided, further, that, in the event that the SEC has not declared effective under the Securities Act the Form S-4 Registration Statement by the date which is sixty (60) days prior to the End Date, then the Company shall be entitled to extend the End Date for an additional thirty (30) days;

(c)      by either Forza or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Contemplated Transactions;

(d)      by either Forza or the Company if (i) the Company Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company’s stockholders shall have taken a final vote on the Company Stockholder Proposals and (ii) the Company Stockholder Proposals shall not have been approved at the Company Stockholders’ Meeting (or any adjournment or postponement thereof) by the Required Company Stockholder Vote; provided, however, that the right to terminate this Agreement under this
Section 9.1(d) shall not be available to the Company where the failure to obtain the Required Company Stockholder Vote shall have been caused by the action or failure to act of the Company and such action or failure to act constitutes a material breach by the Company of this Agreement;

(e)      by Forza (at any time prior to the approval of the Company Stockholder Proposals by the Required Company Stockholder Vote) if a Company Triggering Event shall have occurred;

(f)       by the Company (at any time prior to the approval of the Merger by the Required Forza Stockholder Vote) if a Forza Triggering Event shall have occurred;

(g)      by Forza, upon a breach of any representation, warranty, covenant or agreement on the part of the Company or Merger Sub set forth in this Agreement, or if any representation or warranty of the Company or Merger shall have become inaccurate, in either case such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, provided, that Forza is not then in material breach of any representation, warranty, covenant or agreement under this Agreement so as to cause any of the conditions under Section 7.1 or 7.2 not to be satisfied; provided, further, that if such inaccuracy in representations and warranties or breach by the Company or Merger Sub is curable by the Company or Merger Sub, then this Agreement shall not terminate pursuant to this Section 9.1(g) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a thirty (30) day period commencing upon delivery of written notice from Forza to the Company of such breach or inaccuracy and of its intention to terminate pursuant to this Section 9.1(g) and (ii) the Company or Merger Sub ceasing to exercise commercially reasonable efforts to cure such breach after the notice contemplated in clause (i) (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(g) as a result of such particular breach or inaccuracy if such breach by the Company or Merger Sub a is cured prior to such termination becoming effective);

(h)      by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Forza set forth in this Agreement, or if any representation or warranty of Forza shall have become inaccurate, in either case such that the conditions set forth in Section 7.1 or Section 7.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, provided, that the Company or the Merger Sub is not then in material breach of any representation, warranty, covenant or agreement under this Agreement so as to cause any of the conditions under Section 8.1 or 8.2 not to be satisfied; provided, further, that if such inaccuracy in representations and warranties or breach by Forza is curable by Forza then this Agreement shall not terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a thirty (30) day period commencing upon delivery of written notice from the Company to Forza of such breach or inaccuracy and of its intention to terminate pursuant to this Section 9.1(h) and (ii) Forza ceasing to exercise commercially reasonable efforts to cure such breach after the notice contemplated in clause (i) above (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy if such breach by Forza is cured prior to such termination becoming effective);

(i)       by the Company if Forza’s stockholders do not adopt and approve this Agreement by the Required Forza Stockholder Vote at the Forza Stockholder Meeting;

(j)      by the Company, at any time prior to the approval of the Company Stockholder Proposals by the Required Company Stockholder Vote if the Company has received an Acquisition Proposal that the Company Board of Directors deems is a Superior Offer in accordance with Section 5.6(b), the Company has complied with its obligations under Section 4.5 and Section 5.7 in order to accept such Superior Offer, the Company both concurrently terminates this Agreement and enters into a definitive agreement that provides for the consummation of such Superior Offer; or

(k)      by Forza, at any time prior to the Required Forza Stockholder Vote is obtained, if Forza has received an Acquisition Proposal that the Forza Board of Directors deems is a Superior Offer in accordance with Section 5.6(b), Forza has complied with its obligations under Section 4.5 and Section 5.7 in order to accept such Superior Offer, Forza concurrently terminates this Agreement and enters into a definitive agreement that provides for the consummation of such Superior Offer and Forza concurrently pays to the Company the amount set forth in Section 9.3.

The Party desiring to terminate this Agreement pursuant to this Section 9.1 (other than pursuant to Section 9.1(a)) shall give a notice of such termination to the other Party specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail.

9.2     Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect; provided, however, that (i) Section 5.12, this Section 9.2, Section 9.3, and ARTICLE 10 shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) the termination of this Agreement shall not relieve any Party for its fraud or from any liability for any Willful Breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement. “Willful Breach” means a deliberate act or deliberate failure to act, taken with the actual knowledge that such act or failure to act would result in or constitute a material breach of this Agreement.

9.3      Expenses; Termination Fees.

(a)      Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the Contemplated Transactions are consummated; provided, that the Company and Forza shall each pay one half of the fees and expenses incurred in relation to (i) the printing (e.g., paid to a financial printer) and filing with the SEC of the Form S-4 Registration Statement (including any financial statements and exhibits) and any amendments or supplements thereto and (ii) the filing and application fees payable to The Nasdaq Stock Market, LLC in connection with the Nasdaq Listing Application and the listing of the Forza Common Stock to be issued in the Merger on The Nasdaq Stock Market, LLC (such fees, “Filing Fees”).

(b)      Forza shall pay to the Company via wire transfer of same-day funds, within two (2) Business Days after termination (or, if applicable, upon such earlier entry into a definitive agreement and/or consummation of a Subsequent Transaction), a nonrefundable fee in an amount equal to for all Third Party Expenses incurred by the Company up to a maximum of $250,000 (the “Forza Termination Fee”):

(i)       if this Agreement is terminated by the Company pursuant to Section 9.1(f);

(ii)      if this Agreement is terminated by Forza pursuant to Section 9.1(k); or

(iii)    if this Agreement is terminated by the Company pursuant to Section 9.1(h) , or Forza or the Company pursuant to Section 9.1(b) and (x) an Acquisition Proposal with respect to Forza shall have been publicly announced, disclosed or otherwise communicated to the Forza Board of Directors prior to such termination (and not withdrawn) and (y) within twelve (12) months after the date of such termination, Forza enters into a definitive agreement with respect to a Subsequent Transaction that is subsequently consummated or consummates a Subsequent Transaction whether or not in respect of the Acquisition Proposal referred to in clause (x).

(c)       If this Agreement is terminated by the Company pursuant to Section 9.1(i), then Forza shall reimburse the Company for all Third Party Expenses incurred by the Company up to a maximum of $250,000, by wire transfer of same-day funds within two (2) Business Days following the date on which the Company submits to Forza true and correct copies of reasonable documentation supporting such Third Party Expenses.

(d)       If either Party fails to pay when due any amount payable by such Party under this Section 9.3, then (i) such Party shall reimburse the other Party for reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other Party of its rights under this Section 9.3, and (ii) such Party shall pay to the other Party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other Party in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

(e)       The Parties agree that the payment of the fees and expenses set forth in this Section 9.3, shall be the sole and exclusive remedy following a termination of this Agreement under the circumstances described in this Section 9.3, it being understood that in no event shall the Company or Forza be required to pay fees or damages payable pursuant to this Section 9.3 on more than one occasion (other than in the case of payments required under Section 9.3(c) following a reimbursement of Third Party Expenses under Section 9.3(d) respectively. Subject to any liability or damage for fraud or Willful Breach as provided in Section 9.2, the payment of the fees and expenses set forth in this Section 9.3, and the provisions of Section 10.10, each of the Parties and their respective Affiliates shall have no liability, shall not be entitled to bring or maintain any other claim, action or proceeding against the other, shall be precluded from any other remedy against the other, at law or in equity or otherwise, and shall not seek to obtain any recovery, judgment or damages of any kind against the other (or any Subsidiary, Affiliate, or Representative of such Party) in connection with or arising out of the termination of this Agreement, any breach by any Party giving rise to such termination or the failure of the Contemplated Transactions to be consummated. Each of the Parties acknowledges that (i) the agreements contained in this Section 9.3 are an integral part of the Contemplated Transactions, (ii) without these agreements, the Parties would not enter into this Agreement and (iii) any amount payable pursuant to this Section 9.3 is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Parties in the circumstances in which such amount is payable.

ARTICLE 10

MISCELLANEOUS PROVISIONS

10.1    Non-Survival of Representations and Warranties. The representations and warranties of the Company, Merger Sub and Forza contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this ARTICLE 10 shall survive the Effective Time.

10.2    Amendment. This Agreement may be amended with the approval of the respective Boards of Directors of the Company, Merger Sub and Forza at any time (whether before or after the approval of the Contemplated Transactions or issuance of shares of Company Common Stock in the Contemplated Transactions); provided, however, that after any such adoption and approval of this Agreement by the Company’s stockholders, no amendment shall be made which by law requires further approval of the Company stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Company, Merger Sub and Forza.

10.3    Waiver.

(a)      No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)      Any provision hereof may be waived (or the time for performance extended) by the waiving Party solely on such Party’s own behalf, without the consent of any other Party. No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.4     Entire Agreement; Counterparts; Exchanges by Facsimile. This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by facsimile or electronic transmission in .PDF format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

10.5    Applicable Law; Jurisdiction. This Agreement and all claims and causes of action arising hereunder, including with respect to the Contemplated Transactions, shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or suit between any of the Parties arising out of or relating to this Agreement or any of the Contemplated Transactions: (a) each of the parties (i) irrevocably submits itself to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, (ii) to the extent such court does not have jurisdiction, the United States District Court of the District of Delaware, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, in any suit, action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated herein, (b) agrees that every such suit, action or proceeding shall be brought, heard and determined exclusively in such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (d) agrees not to bring any suit, action or proceeding arising out of or relating to this Agreement or the Contemplated Transactions in any other court, and (e) waives any defense of inconvenient forum to the maintenance of any suit, action or proceeding so brought.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE DOCUMENTS RELATED HERETO IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING ANY CONTROVERSY INVOLVING ANY REPRESENTATIVE OF FORZA OR THE COMPANY UNDER THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.5.

10.6    Assignability; No Third-Party Beneficiaries. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Parties, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Parties’ prior written consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto and the D&O Indemnified Parties to the extent of their respective rights pursuant to Section 5.10 any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.7    Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered by hand, by registered mail, by courier or express delivery service, by facsimile to the address or facsimile telephone number or sent by electronic mail (notice deemed given on the date of receipt) prior to 6:00 p.m. New York City time, otherwise on the next succeeding Business Day, set forth beneath the name of such Party below (or to such other address, facsimile telephone number or electronic mail as such Party shall have specified in a written notice given to the other parties hereto):

if to Forza:

Forza X1, Inc.
101 S. US-1
Ft. Pierce, FL 34982
Attention: Mike Dickerson, CFO
Email:

with a copy (which shall not constitute notice) to:

Glenn Sonoda, Esq.

General Counsel

c/o Forza X1, Inc.

101 S. US-1
Ft. Pierce, FL 34982

Email: if to the Company or Merger Sub:

Twin Vee Power Cats Co.

101 S. US-1

Ft. Pierce, FL 34982

Attention: Joseph Visconti, CEO
Email:

with a copy (which shall not constitute notice) to:

Blank Rome LLP
1271 Avenue of the Americas
New York, NY 10020
Telephone: 212-885-5000
Attention: Leslie Marlow, Esq.
Email:

10.8     Cooperation. Each Party agrees to cooperate fully with the other Parties and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

10.9    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

10.10  Other Remedies; Specific Performance.

(a)       Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity, and each of the Parties hereto waives any bond, surety or other security that might be required of any other Party with respect thereto.

(b)      Rules of Construction. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(i)       The Parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(ii)      As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(iii)     Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement, respectively.

(iv)     The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(v)      Each of “delivered” or “made available” means, with respect to any documentation, that prior to 11:59 p.m. (New York time) on the date that is one (1) Business Day prior to the date of this Agreement (i) a copy of such material has been posted to and made available by a Party to the other Party and its Representatives in the electronic data room maintained by such disclosing Party or (ii) such material is disclosed in the Forza SEC Documents filed with the SEC prior to the date hereof and publicly made available on the SEC’s Electronic Data Gathering Analysis and Retrieval system.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

FORZA XI, INC.

By:	/s/ Joseph C. Visconti
Name:	Joseph C. Visconti
Title:	Interim Chief Executive Officer

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

TWIN VEE POWER CATS CO., INC.

By:	/s/ Joseph C. Visconti
Name:	Joseph C. Visconti
Title:	Chief Executive Officer

TWIN VEE MERGER SUB, INC.

By:	/s/ Joseph C. Visconti
Name:	Joseph C. Visconti
Title:	President and Chief Executive Officer

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“Acquisition Inquiry” shall mean, with respect to a Party, an inquiry, indication of interest or request for nonpublic information (other than an inquiry, indication of interest or request for information made or submitted by the Company, on the one hand, or Forza, on the other hand, to the other Party) that would reasonably be expected to lead to an Acquisition Proposal with such Party.

“Acquisition Proposal” shall mean, with respect to a Party, any offer or proposal, whether written or oral (other than an offer or proposal made or submitted by or on behalf of the Company or any of its Affiliates, on the one hand, or by or on behalf of Forza or any of its Affiliates, on the other hand, to the other Party) contemplating or otherwise relating to any Acquisition Transaction with such Party.

“Acquisition Transaction” shall mean any transaction or series of transactions involving:

any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which a Party or any of its Subsidiaries is a constituent corporation; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of a Party or any of its Subsidiaries; or (iii) in which a Party or any of its Subsidiaries issues securities representing more than 20% of the outstanding securities of any class of voting securities of such Party or any of its Subsidiaries; or

any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the fair market value of the consolidated assets of a Party and its Subsidiaries, taken as a whole.

“Affiliates” of a Person shall mean any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise

“Agreement” shall mean the Agreement and Plan of Merger to which this Exhibit A is attached, as it may be amended from time to time.

“Allocation Certificate” shall have the meaning set forth in Section 5.20(a).

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act, as amended (15 U.S.C. §78 dd-1 et seq.), the UK Bribery Act of 2010, or any other applicable anti-bribery or anti-corruption Laws.

“Business Day” shall mean any day other than a day on which banks in the State of New York are authorized or obligated to be closed.

“Capitalization Date” shall have the meaning set forth in Section 3.3(a).

“CARES Act” shall mean the Coronavirus Aid, Relief, and Economic Security Act (Public Law 116-136) and all rules, any regulations and guidance issued by any Governmental Authority with respect thereto, in each case as in effect from time to time.

“Certificate of Merger” shall have the meaning set forth in Section 1.3.

“Certifications” shall have the meaning set forth in Section 3.24(a).

“Closing” shall have the meaning set forth in Section 1.3.

“Closing Date” shall have the meaning set forth in Section 1.3.

“Code” shall have the meaning set forth in the Preamble.

“Company” shall have the meaning set forth in the Preamble.

“Company Affiliate” shall mean any Person that is (or at any relevant time was) under common control with the Company within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.

“Company Associate” shall mean any current or former employee, independent contractor, officer or director of the Company or any Company Affiliate.

“Company Board Adverse Recommendation Change” shall have the meaning set forth in Section 5.6(b).

“Company Board of Directors” shall mean the Board of Directors of the Company.

“Company Board Recommendation” shall have the meaning set forth in Section 5.6(a) 5.6.

“Company Capital Stock” shall mean the Company Common Stock and Company Preferred Stock.

“Company Common Stock” shall mean the shares of the Company’s Common Stock, par value $0.001 per share.

“Company Contract” shall mean any Contract: (a) to which the Company or any of the Company Subsidiaries is a Party; (b) by which the Company or any Company Subsidiary or any Company IP Rights or any other asset of the Company or the Company Subsidiaries is or may become bound under which the Company or any Company Subsidiary has, or may become subject to, any obligation or (c) under which the Company or Company Subsidiary has or may acquire any right or interest.

“Company Certifications” shall have the meaning set forth in Section 2.24(a).

“Company Disclosure Schedule” shall have the meaning set forth in ARTICLE 2.

“Company Employee Plan” shall have the meaning set forth in Section 2.13(a).

“Company IP Rights” shall mean (A) any and all Intellectual Property used in the conduct of the business of Company; and (B) any and all Company-Owned IP Rights.

“Company Intervening Event” shall have the meaning set forth in Section 5.6(b).

“Company Intervening Event Recommendation Determination Notice” shall have the meaning set forth in Section 5.6(b).

“Company IT Assets” shall mean all software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches, and all other information technology and communications equipment, and all associated documentation, in each case, used or held for use by the Company in connection with conducting the business of the Company.

“Company Material Adverse Effect” shall mean any Effect that considered together with all other Effects that have occurred prior to the date of determination of the occurrent of the Company Material Adverse Effect, is or would reasonably be expected to be materially adverse to: (a) the business, financial condition, assets (including Intellectual Property), operations or financial performance of Company and the Company Subsidiaries, taken as a whole; or (b) the ability of Company to timely consummate the Contemplated Transactions or to perform any of its covenants or obligations under the Agreement in all material respects; provided, however, that Effects from the following shall not be deemed to constitute (nor shall Effects from any of the following be taken into account in determining whether there has occurred) a Company Material Adverse Effect: (i) conditions generally affecting the industries in which the Company and the Company Subsidiaries participate or the United States or global economy or capital markets as a whole, to the extent that such conditions do not have a materially disproportionate impact on the Company and the Company Subsidiaries taken as a whole; (ii) any failure by the Company or any of the Company Subsidiaries to meet internal projections or forecasts or third party revenue or earnings predictions for any period ending on or after the date of this Agreement (it being understood, however, that any Effect causing or contributing to any such failure to meet projections or predictions may constitute a Company Material Adverse Effect and may be taken into account in determining whether a Company Material Adverse Effect has occurred); (iii) the execution, delivery, announcement or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the Contemplated Transactions; (iv) any natural disaster, any public health event (including any epidemic, pandemic, or disease outbreak (including the COVID-19 virus)), or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof to the extent they do not disproportionately affect the Company and the Company Subsidiaries taken as a whole; (v) any specific action taken at the written request of Forza or Merger Sub or expressly required by this Agreement; or (vi) any changes in (after the date of this Agreement) GAAP or applicable Legal Requirements.

“Company Material Contract” shall have the meaning set forth in Section 2.8.

“Company Options” shall mean options to purchase Company Common Stock issued or granted by the Company.

“Company-Owned IP Rights” shall mean any and all Intellectual Property owned (or purported to be owned) by the Company or any of its Subsidiaries.

“Company Preferred Stock” shall mean the preferred stock, $0.001 par value, of the Company.

“Company Real Property Leases” shall have the meaning set forth in Section 2.6.

“Company Recommendation Determination Notice” shall have the meaning set forth in Section 5.6(b).

“Company Registered Intellectual Property” shall mean all United States, international and foreign: (A) patents and patent applications (including provisional applications), (B) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks, (C) registered Internet domain names, (D) registered copyrights and applications for copyright registration and (E) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any governmental authority owned by, registered or filed in the name of, Company or any of its Subsidiaries.

“Company SEC Documents” shall have the meaning set forth in Section 2.24(a).

“Company Stockholders Meeting” means a meeting of the holders of the Company Common Stock to vote on the Company Stockholder Proposals.

“Company Stockholder Proposals” mean the stockholder approval including Nasdaq vote requirements for issuance of Company Common Stock in the Merger and possible change of control vote.

“Company Subsidiaries” shall have the meaning set forth in Section 2.1(a).

A “Company Triggering Event” shall be deemed to have occurred if: (i) the Company Board of Directors shall have failed to recommend that the Company’s stockholders vote to approve the Company Stockholder Proposals or shall for any reason have withdrawn or shall have modified in a manner adverse to Forza the Company Board Recommendation, including pursuant to a Company Board Adverse Recommendation Change; (ii) the Company shall have failed to include in the Joint Proxy Statement the Company Board Recommendation; (iii) the Company shall have failed to hold the Company Stockholders’ Meeting within sixty (60) days after the Form S-4 Registration Statement is declared effective under the Securities Act (other than to the extent that the Form S-4 Registration Statement is subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Form S-4 Registration Statement, in which case such sixty (60) day period shall be tolled for so long as such stop order remains in effect or proceeding or threatened proceeding remains pending); provided that, the Company shall have the right to postpone or adjourn the Company Stockholders’ Meeting as permitted in accordance with Section 5.4; or (iv) the Company Board of Directors shall have publicly approved, endorsed or recommended any Acquisition Proposal; (v) the Company Board of Directors shall have failed to publicly reaffirm the Company Board Recommendation within ten (10) days after Forza so requests in writing; or (vi) the Company or any of the Company’s Representatives shall have breached the provisions set forth in Section 4.5.

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contemplated Transactions” shall mean the Merger and the other transactions and actions contemplated by the Agreement.

“Contract” shall, with respect to any Person, mean any written agreement, contract, subcontract, lease (whether real or personal property), mortgage, understanding, arrangement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature that is currently in force and to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable law.

“Costs” shall have the meaning set forth in Section 5.10(a).

“D&O Indemnified Parties” shall have the meaning set forth in Section 5.10(a).

“Deferred Payroll Taxes” shall mean any payroll Taxes with respect to any Pre-Closing Period deferred to any taxable period beginning on or after the date immediately following the Closing Date under the CARES Act, the Families First Coronavirus Response Act, the Coronavirus Preparedness and Response Supplemental Appropriations Act or any similar Law enacted or promulgated in response to or in connection with COVID-19.

“DGCL” shall mean the General Corporation Law of the State of Delaware.

“EEOC” shall have the meaning set forth in Section 2.14(a).

“Effect” shall mean any effect, change, condition, event, circumstance, occurrence, result, state of facts, or development.

“Effective Time” shall have the meaning set forth in Section 1.3.

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, lease, license, easement, reservation, servitude, adverse title, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“End Date” shall have the meaning set forth in Section 9.1(b).

“Entity” shall mean any corporation (including any non-profit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity, and each of its successors.

“Environmental Law” means any federal, state, local or foreign Legal Requirement relating to pollution, compensation for damage or injury caused by pollution or the protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“Equity Incentive Plan” shall have the meaning set forth in Section 2.3(b).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall have the meaning set forth in Section 1.7(a).

“Exchange Fund” shall have the meaning set forth in Section 1.7(a).

“Exchange Ratio” shall mean 0.611666275 per share of stock such that 5,355,000 shares of Company Common Stock are issued in the Merger to the Forza stockholders such that immediately after the Merger the Forza stockholders immediately prior to the Effective Time (excluding the Company) will own immediately after the Merger 36% of the Company’s Common Stock and the stockholders of the Company immediately prior to the Effective Time will own immediately after the Merger 64% of the Company outstanding Common Stock

“Existing Company D&O Policies” shall have the meaning set forth in Section 2.16(b).

“Existing Forza D&O Policies” shall have the meaning set forth in Section 3.16(b).

“Form S-4 Registration Statement” shall mean the registration statement on Form S-4 to be filed with the SEC by the Company registering the public offering and sale of Company Common Stock to some or all holders of Forza Common Stock in the Contemplated Transactions, including all shares of Company Common Stock to be issued in exchange for all other Forza Common Stock in the Contemplated Transactions, as said registration statement may be amended prior to the time it is declared effective by the SEC.

“Forza” shall have the meaning set forth in the Preamble.

“Forza Affiliate” shall mean any Person that is (or at any relevant time was) under common control with Forza within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.

“Forza Allocation Schedule” shall have the meaning set forth in Section 1.7(b).

“Forza Associate” shall mean any current or former employee, independent contractor, officer or director of Forza or any Forza Affiliate.

“Forza Board of Directors” shall mean the board of directors of Forza.

“Forza Board Recommendation” shall have the meaning set forth in Section 5.7(a).

“Forza Board Adverse Recommendation Change” shall have the meaning set forth in Section 5.7(b).

“Forza Capital Stock” shall mean the Forza Common Stock and Forza Preferred Stock.

“Forza Certifications” shall have the meaning set forth in Section 3.24(a).

“Forza Common Stock” shall mean the Common Stock, $0.001 par value per share, of Forza.

“Forza Contract” shall mean any Contract: (a) to which Forza or any of its Subsidiaries is a party; (b) by which Forza or any of its Subsidiaries or any Forza IP Rights or any other asset of Forza or any of its Subsidiaries is or may become bound or under which Forza has, or may become subject to, any obligation; or (c) under which Forza or any of its Subsidiaries has or may acquire any right or interest.

“Forza Disclosure Schedule” shall have the meaning set forth in ARTICLE 3.

“Forza Employee Plan” shall have the meaning set forth in Section 3.13(a).

“Forza Intervening Event” shall have the meaning set forth in Section 5.7(c).

“Forza Intervening Event Recommendation Determination Notice” shall have the meaning set forth in Section 5.7(c).

“Forza IP Rights” shall mean (A) any and all Intellectual Property used in the conduct of the business of Forza; and (B) any and all Forza-Owned IP Rights.

“Forza Material Adverse Effect” shall mean any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of the Forza Material Adverse Effect, is or would reasonably be expected to be materially adverse to: (a) the business, financial condition, assets (including Intellectual Property), operations or financial performance of Forza and the Forza Subsidiaries taken as a whole; or (b) the ability of Forza to timely consummate the Contemplated Transactions or to perform any of its covenants or obligations under the Agreement in all material respects; provided, however, that Effects from the following shall not be deemed to constitute (nor shall Effects from any of the following be taken into account in determining whether there has occurred) a Forza Material Adverse Effect: (i) conditions generally affecting the industries in which Forza and the Forza Subsidiaries participate or the United States or global economy or capital markets as a whole, to the extent that such conditions do not have a materially disproportionate impact on Forza and the Forza Subsidiaries taken as a whole; (ii) any failure by Forza or any of its Subsidiaries to meet internal projections or forecasts or third party revenue or earnings predictions for any period ending on or after the date of this Agreement (it being understood, however, that any Effect causing or contributing to any such failure to meet projections or predictions may constitute a Forza Material Adverse Effect and may be taken into account in determining whether a Forza Material Adverse Effect has occurred); (iii) the execution, delivery, announcement or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the Contemplated Transactions; (iv) any natural disaster, any public health event (including any epidemic, pandemic, or disease outbreak (including the COVID-19 virus)), or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof to the extent they do not disproportionately affect Forza and the Forza Subsidiaries taken as a whole; (v) any specific action taken at the written request of the Company or expressly required by this Agreement; or (vi) any changes (after the date of this Agreement) GAAP or applicable Legal Requirements.

“Forza Material Contract” shall have the meaning set forth in Section 3.8.

“Forza Options” shall mean options to purchase shares of Forza Common Stock issued or granted by Forza.

“Forza-Owned IP Rights” shall mean any and all Intellectual Property owned (or purported to be owned) by Forza or any of its Subsidiaries.

“Forza Plan” means the 2022 Forza Equity Incentive Plan.

“Forza Preferred Stock” means the undesignated preferred stock, par value $0.001 per share.

“Forza Recommendation Determination Notice” shall have the meaning set forth in Section 5.7(b).

“Forza Registered Intellectual Property” shall mean all United States, international and foreign: (A) patents and patent applications (including provisional applications), (B) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks, (C) registered Internet domain names, (D) registered copyrights and applications for copyright registration and (E) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any governmental authority owned by, registered or filed in the name of, Forza or any of its Subsidiaries.

“Forza SEC Documents” shall have the meaning set forth in Section 3.24(a).

“Forza Stockholder Proposals” means proposals to (i) adopt this Agreement and (ii) to adjourn the special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of the preceding proposals.

“Forza Stockholders Meeting” means a meeting of the holders of the holders of the Forza Common Stock to vote on the Forza Stockholder Proposals.

“Forza Subsidiaries” means any Subsidiary of Forza.

“Forza Termination Fee” shall have the meaning set forth in Section 9.3(b).

“Forza Transaction Expenses” means all fees and expenses incurred by Forza in connection with the Contemplated Transactions and this Agreement and the transactions contemplated by this Agreement, including as set forth in Section 9.39.3(a)(i-ii) and including the Filing Fees, whether or not billed or accrued (including any documented fees and expenses of legal counsel and accountants, the maximum amount of fees and expenses payable to financial advisors, investment bankers, brokers, consultants and other advisors of Forza and the Forza Subsidiaries notwithstanding any contingencies for earn outs or escrows and any unpaid amounts payable by Forza in satisfaction of its obligations under Section 5.10(c) for the period after the Closing).

A “Forza Triggering Event” shall be deemed to have occurred if: (i) the Forza Board of Directors shall have failed to recommend that Forza’s stockholders vote to approve the Forza Stockholder Proposals or shall for any reason have withdrawn or shall have modified in a manner adverse to the Company the Forza Board Recommendation, including pursuant to a Forza Board Adverse Recommendation Change; (ii) Forza shall have failed to include in the Joint Proxy Statement the Forza Board Recommendation; (iii) Forza shall have failed to hold the Forza Stockholders’ Meeting within sixty (60) days after the Form S-4 Registration Statement is declared effective under the Securities Act (other than to the extent that the Form S-4 Registration Statement is subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Form S-4 Registration Statement, in which case such sixty (60) day period shall be tolled for so long as such stop order remains in effect or proceeding or threatened proceeding remains pending); provided that, Forza shall have the right to postpone or adjourn the Forza Stockholders’ Meeting as permitted in accordance with Section 5.5; (iv) the Forza Board of Directors shall have publicly approved, endorsed or recommended any Acquisition Proposal; (v) the Forza Board of Directors shall have failed to publicly reaffirm the Forza Board Recommendation within ten (10) days after the Company so requests in writing; or (vi) Forza or any of Forza’s Representatives shall have breached the provisions set forth in Section 4.5 that is adverse to the Company.

“Forza Unaudited Interim Balance Sheet” shall mean the unaudited consolidated balance sheet of Forza prepared in accordance with GAAP and included in Forza’s Report on Form 10-Q filed with the SEC for the period ended March 31, 2024.

“Forza Warrants” shall have the meaning set forth in Section 3.3(c).

“Funded Welfare Plan” shall have the meaning set forth in Section 2.13(c).

“GAAP” shall have the meaning set forth in Section 2.5.

“Governmental Authority” shall mean any court or tribunal, governmental, quasi-governmental or regulatory body, administrative agency or bureau, commission or authority or other body entitled to exercise similar powers or authority.

“Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, exceptions, orders, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

“Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) Governmental Authority or quasi-Governmental Authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any Taxing authority); or (d) self-regulatory organization (including The Nasdaq Stock Market, LLC).

“Hazardous Materials” shall mean any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including crude oil or any fraction thereof, and petroleum products or by-products.

“Intellectual Property” shall mean any and all industrial and intellectual property rights and other similar proprietary rights, and all rights associated therewith, throughout the world, including all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, all inventions (whether patentable or not), all rights in invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data, proprietary processes and formulae, algorithms, specifications, customer lists and supplier lists, all designs and any registrations and applications therefor, all trade names, logos, trade dress, trademarks and service marks, trademark and service mark registrations, trademark and service mark applications, and any and all goodwill associated with and symbolized by the foregoing items, Internet domain name registrations, all copyrights, copyright registrations and applications therefor (including copyrights in computer software, source code, object code, firmware, development tools, files, records, data, schematics and reports), and all other rights corresponding thereto, all rights in databases and data collections, all moral rights of authors and inventors, however denominated, and any similar or equivalent rights to any of the foregoing and, including in each case any and all (1) rights of action arising from the foregoing, including all claims for damages by reason of present, past and future infringement, misappropriation, violation misuse or breach of contract in respect of the foregoing, and present, past and future rights to sue and collect damages or seek injunctive relief for any such infringement, misappropriation, violation, misuse or breach; and (2) income, royalties and any other payments now and hereafter due and/or payable in respect of the foregoing.

“IRS” shall mean the United States Internal Revenue Service.

“Joint Proxy Statement” shall mean the joint proxy statement of Forza and the Company in connection with the approval of this Agreement and the Contemplated Transactions to be sent to the Company’s and Forza’s stockholders in connection with the Forza Stockholders Meeting and the Company Stockholders Meeting.

“Key Employee” shall mean, with respect to the Company or Forza, an executive officer or any employee that reports directly to the Board of Directors or Chief Executive Officer or Chief Operating Officer, as applicable.

“Knowledge” shall mean actual knowledge of the Key Employees after reasonable inquiry of such Key Employee’s personal files and of the direct reports of such Key Employees charged with administrative or operational responsibility for such matter.

“Laws” means applicable laws, statutes, by-laws, rules, regulations, orders, ordinances, protocols, codes, treaties, policies, notices, directions, decrees, judgements, awards or requirements, in each case of any Governmental Authority.

“Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” shall mean any federal, state, foreign, material local or municipal or other treaty, law, statute, constitution, resolution, ordinance, code, edict, decree, rule, regulation, code, ordinance, ruling or other requirement having the force of law issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of The Nasdaq Stock Market, LLC or the Financial Industry Regulatory Authority).

“Liability” shall have the meaning set forth in Section 2.09.

“Merger” shall have the meaning set forth in the Recitals.

“Merger Sub” shall have the meaning set forth in the Preamble.

“Multiemployer Plan” shall have the meaning set forth in Section 2.13(c).

“Multiple Employer Plan” shall have the meaning set forth in Section 2.13(c).

“Nasdaq Listing Application” shall have the meaning set forth in Section 5.13.

“Ordinary Course of Business” shall mean, in the case of each of the Company and Forza and for all periods, such actions taken in the ordinary course of its normal operations and consistent with its past practices and for period following the date of this Agreement, consistent with the operating plans delivered to the other party.

“Owned Real Property” has the meaning set forth in Section 2.7.

“Owned Real Property Contracts” has the meaning set forth in Section 2.7.

“Party” or “Parties” shall mean the Company, Merger Sub and Forza.

“Person” shall mean any individual, Entity or Governmental Body.

“Personal Information” means any data or information that identifies, relates to, describes, is capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular natural person or household or any other data or information that constitutes “personal data,” “Personal information,” “protected health information,” or “personally identifiable information” under any Privacy Obligation.

“Pre-Closing Period” shall have the meaning set forth in Section 4.1.

“Privacy Obligation” means any applicable Law, contractual obligation, self-regulatory standard, industry standard the Company, or any consent obtained that is related to privacy, security, data protection, transfer, or other processing of Personal Information.

“Representatives” shall mean directors, officers, other employees, agents, attorneys, accountants, advisors and representatives.

“Required Company Stockholder Vote” shall have the meaning set forth in Section 2.19.

“Required Forza Stockholder Vote” shall have the meaning set forth in Section 3.19.

“Sanctioned Person” means any Person that is the target of Sanctions, including, without limitation, (i) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, by the United Nations Security Council, Her Majesty’s Treasury of the United Kingdom, the European Union, or any EU member state, (ii) any Person operating, organized or resident in a Sanctioned Territory, or (iii) any Person owned or controlled by any such Person or Persons.

“Sanctioned Territory” means, at any time, a country or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, the Crimea region of Ukraine, Cuba, the so-called Donetsk People’s Republic, Iran, the so-called Luhansk People’s Republic, North Korea, and Syria).

“Sanctions” means those trade, economic and financial sanctions laws, regulations, embargoes, and restrictive measures administered, enacted or enforced from time to time by (a) the United States (including the U.S. Commerce Department, the U.S. Department of Treasury, and the U.S. Department of State), (b) the European Union or any of its member states, (c) the United Nations Security Council, or (d) Her Majesty’s Treasury of the United Kingdom.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Sensitive Data” shall mean any: (a) Personal Information or (b) trade secret or confidential or proprietary business information.

“Subsequent Transaction” shall mean any Acquisition Transaction (with all references to 20% in the definition of Acquisition Transaction being treated as references to 50% for these purposes).

“Subsidiary” An entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities or other interests in such entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.

“Superior Offer” shall mean an unsolicited bona fide Acquisition Proposal (with all references to “more than twenty percent (20%)” or “twenty percent (20%) or more” in the definition of Acquisition Transaction being treated as references to “fifty percent (50%)” for these purposes), that was not obtained or made as a direct or indirect result of a breach of (or in violation of) this Agreement, made by a third party that the Board of Directors of the Company or Forza, as applicable, determines in good faith, after consultation with its outside legal counsel and financial advisor(s), and after taking into account all financial, legal, regulatory, and other aspects of such Acquisition Proposal (including the financing terms, the ability of such third party to finance such Acquisition Proposal and the likelihood of consummation thereof), (1) is more favorable from a financial point of view to the Company or Forza stockholders, as applicable, than as provided hereunder (including any changes to the terms of this Agreement proposed by either Party in response to such Superior Offer pursuant to and in accordance with the provisions of this Agreement), (2) is reasonably capable of being completed on the terms proposed without unreasonable delay and (3) includes termination rights exercisable by the Party on terms that are not materially less favorable to such Party than the terms set forth in this Agreement, all from a third party capable of performing such terms.

“Surviving Corporation” shall have the meaning set forth in Section 1.1.

“Tax” (and with correlative meaning, “Taxes”) shall mean federal, state, local, non-U.S. or other tax, including any income, capital gain, gross receipts, capital stock, profits, transfer, estimated, registration, stamp, premium, ad valorem, occupancy, occupation, alternative, add-on, windfall profits, value added, severance, property, business, production, sales, use, license, excise, franchise, employment, payroll, social security (or similar), disability, unemployment, workers’ compensation, national health insurance, withholding or other taxes, duties (including customs duties), escheat, abandoned and unclaimed property obligations, fees, assessments or governmental charges or deficiencies thereof of any kind whatsoever in the nature of a tax, however denominated, and including any fine, penalty, addition to tax or interest imposed by a Governmental Body with respect thereto.

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Third Party Expenses” shall mean all reasonable fees and expenses incurred by the Company or Forza, as applicable, in connection with this Agreement and the transactions contemplated hereby, including (x) all fees and expenses incurred in connection with the preparation, printing and filing, as applicable, of the Form S-4 Registration Statement (including any preliminary materials related thereto and all amendments and supplements thereto, as well as any financial statements and schedules thereto) and (y) all fees and expenses incurred in connection with the preparation and filing under any filing requirement of any Governmental Authority applicable to this Agreement and the transactions contemplated hereby.

“Trade Control Laws” means those Laws regulating the export, reexport, transfer, disclosure or provision of commodities, software, technology, defense articles or defense services, or imposing trade control sanctions or restrictions on countries or Persons, including: the Export Administration Act of 1979 (Public Law 96-72, as amended); the Export Administration Regulations (15 C.F.R. Parts 730-774); Laws authorizing or implementing Sanctions, including the International Emergency Economic Powers Act (Public Law 95-223), the Trading with the Enemy Act (50 U.S.C. App. §§ 1-44) and 31 C.F.R. Part 500 et seq.; the Arms Export Control Act (Public Law 90-629); ITAR (22 C.F.R. Parts 120-130); export and import Laws and regulations administered by the Bureau of Alcohol, Tobacco, Firearms and Explosives (27 C.F.R. Chapter II); the Foreign Trade Regulations (15 C.F.R. Part 30); U.S. and non-U.S. customs Laws; and any other export controls and customs Laws administered by a U.S. Governmental Body, or by any foreign Governmental Body to the extent compliance with such Laws is not prohibited or penalized by applicable U.S. Law.

“Transaction Litigation” means any Legal Proceeding (including any class action or derivative litigation) asserted, threatened in writing or commenced by, on behalf of or in the name of, against or otherwise involving the Company, Forza, the Board of Directors of the Company or Forza, any committee thereof or any of the Company’s or Forza’s directors or officers, in each case to the extent relating directly or indirectly to this Agreement, the Merger or any of the Contemplated Transactions or disclosures of a party relating to the Contemplated Transactions (including any such Legal Proceeding based on allegations that the Company’s or Forza’s entry into this Agreement or the terms and conditions of this Agreement or any of the Contemplated Transactions constituted a breach of the fiduciary duties of any member of the Board of Directors of the Company or Forza or any officer of the Company or Forza).

“Treasury Regulations” shall have the meaning set forth in the Preamble.

“Willful Breach” shall have the meaning set forth in Section 9.2.

ANNEX B - Twin Vee’s Certificate of Incorporation

CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF INCORPORATION OF

TWIN VEE POWERCATS CO.

TWIN VEE POWERCATS CO., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware DOES HEREBY CERTIFY:

FIRST:  Article FOURTH of the Certificate of Incorporation is hereby amended to add the following paragraph immediately after the third paragraph of Article Fourth:

“Effective at 12:01 a.m. Eastern Time, on the day immediately following the filing of this Certificate of Amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), the shares of the Corporation’s Common Stock, par value $0.001 per share, issued and outstanding immediately prior to the Effective Time and the shares of Common Stock issued and held in the treasury of the Corporation immediately prior to the Effective Time shall be reclassified as and combined into a smaller number of shares such that each [two (2) to twenty (20) shares] of issued and outstanding Common Stock immediately prior to the Effective Time are combined into one (1) validly issued, fully paid and nonassessable share of Common Stock, par value $0.001 per share (the “Reverse Stock Split”). Notwithstanding the immediately preceding sentence, no fractional shares shall be issued and, in lieu thereof, any person who would otherwise be entitled to a fractional share of Common Stock as a result of the reclassification and combination following the Effective Time (after taking into account all fractional shares of Common Stock otherwise issuable to such holder) shall be entitled to receive a cash payment equal to the number of shares of the Common Stock held by such stockholder before the Reverse Stock Split that would otherwise have been exchanged for such fractional share interest multiplied by the average closing sales price of the Common Stock as reported on the Nasdaq Capital Market for the ten trading days preceding the Effective Time.

Each stock certificate that, immediately prior to the Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified and combined (as well as the right to receive cash in lieu of fractional shares of Common Stock after the Effective Time), provided however, that each person of record holding a certificate that represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time may receive, upon surrender of such certificate, a new certificate evidencing and representing the number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been combined.”

SECOND: That the foregoing amendment was duly adopted in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware.

THIRD: This Certificate of Amendment shall become effective at upon its filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to the Certificate of Incorporation to be signed by Joseph C. Visconti, its Chief Executive Officer, this _____ day of ________, 2024.

TWIN VEE POWERCATS CO.

By:
Name:	Joseph C. Visconti
Title:	Chief Executive Officer

ANNEX B-1 - Forza’s Amended and Restated Certificate of Incorporation

CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF INCORPORATION OF

FORZA X1, INC.

FORZA X1, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware DOES HEREBY CERTIFY:

FIRST:  Article IV of the Amended and Restated Certificate of Incorporation is hereby amended to add the following paragraph immediately after the third paragraph of Article IV:

“Effective at 12:01 a.m. Eastern Time, on the day immediately following the filing of this Certificate of Amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), the shares of the Corporation’s Common Stock, par value $0.001 per share, issued and outstanding immediately prior to the Effective Time and the shares of Common Stock issued and held in the treasury of the Corporation immediately prior to the Effective Time shall be reclassified as and combined into a smaller number of shares such that each [two (2) to twenty (20) shares] of issued and outstanding Common Stock immediately prior to the Effective Time are combined into one (1) validly issued, fully paid and nonassessable share of Common Stock, par value $0.001 per share (the “Reverse Stock Split”). Notwithstanding the immediately preceding sentence, no fractional shares shall be issued and, in lieu thereof, any person who would otherwise be entitled to a fractional share of Common Stock as a result of the reclassification and combination following the Effective Time (after taking into account all fractional shares of Common Stock otherwise issuable to such holder) shall be entitled to receive a cash payment equal to the number of shares of the Common Stock held by such stockholder before the Reverse Stock Split that would otherwise have been exchanged for such fractional share interest multiplied by the average closing sales price of the Common Stock as reported on the Nasdaq Capital Market for the ten trading days preceding the Effective Time.

Each stock certificate that, immediately prior to the Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified and combined (as well as the right to receive cash in lieu of fractional shares of Common Stock after the Effective Time), provided however, that each person of record holding a certificate that represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time may receive, upon surrender of such certificate, a new certificate evidencing and representing the number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been combined.”

SECOND: That the foregoing amendment was duly adopted in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware.

THIRD: This Certificate of Amendment shall become effective at upon its filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to the Certificate of Incorporation to be signed by Joseph C. Visconti, its Interim Chief Executive Officer, this _____ day of ________, 2024.

FORZA X1, INC.

By:
Name:	Joseph C. Visconti
Title:	Interim Chief Executive Officer

ANNEX C-1 - Houlihan’s Opinion

Investment Banking | Valuation & Financial Advisory | Special Situations

July 31, 2024	PRIVATE & CONFIDENTIAL

Twin Vee PowerCats Co.

Board of Directors

3101 South US Highway 1

For Pierce, Florida 34982

Ladies and Gentlemen:

Houlihan Capital, LLC (“Houlihan Capital”) understands that Twin Vee PowerCats Co. and/or its affiliates (collectively, the “Client”, or “Company”) is contemplating a transaction whereby it will merge with its subsidiary company, Forza X1, Inc. (“Forza” or the “Target”) in a transaction that acquires the assets held by Forza X1, Inc. in exchange for the distribution of shares of Company common stock to Forza X1, Inc. shareholders (the “Transaction”). All of the outstanding shares of capital stock, including restricted stock, of the Target are exchanged for a total consideration determined by the Company and the Target, which such consideration is expected to consist of

5,355,000 shares of the Company at an approximate exchange ratio of 0.6117 (the “Exchange Ratio”) after the forfeiture of the 7.0 million Forza shares held by the Company. Forza shareholders’ options and warrants will convert into options and warrants of the Company based on the Exchange Ratio. Post transaction, legacy Forza shareholders, excluding shares forfeited by Twin Vee, will own 36% of the Company’s common stock.

Pursuant to an engagement letter dated June 21, 2024, the Board of Directors of the Company (the “Board”) engaged Houlihan Capital as its financial advisor to render a written opinion (the “Opinion”), whether or not favorable, to the Board as to whether, as of the date of such Opinion, that the consideration to be issued or paid in the Transaction is fair from a financial point of view to the Company and the shareholders of the Company.

In completing our analysis for purposes of the Opinion set forth herein, Houlihan Capital’s investigation included, among other things, the following:

●	Held discussions with certain members of Company management (“Company Management”) and Target management (“Target Management”) regarding the Transaction, the historical performance, and the future outlook for the Target;

●	Reviewed information provided by Client and Target, including, but not limited to:

o	The Company’s latest reports on Form 10-Q and 10-K and other relevant public documents as filed with the Securities and Exchange Commission;

o	Forza’s unaudited 2Q 2024 10-Q;

o	the draft of the Agreement and Plan of Merger by and among Forza X1, Inc., Twin Vee PowerCats Co., and Twin Vee Merger Sub, Inc. dated July 22, 2024;

o	the audited financial statements for the period October 15, 2021, through December 31, 2021, and the years ended December 31, 2022, and December 31, 2023; o the unaudited last twelve months period ended June 30, 2024; o Various Investor Presentations outlining the Target’s business; o Forza’s intellectual property tracking list;

o	the appraisal of the College Dr, Marion, Forza property conducted by Hawkins Appraisal dated June 25, 2024;

●	Reviewed the industry in which Target operates, which included a review of (i) certain industry research, (ii) certain comparable publicly traded companies and (iii) certain mergers and acquisitions of comparable businesses;

●	Developed indications of value for Target using generally accepted valuation methodologies; and

●	Reviewed certain other relevant, publicly available information, including economic, industry, and Target specific information.

Our analyses contained herein are confidential. The Opinion may be used (i) by the Board in evaluating the Transaction, (ii) in disclosure materials to shareholders of the Company, (iii) in filings with the U.S. Securities and Exchange Commission (including the filing of the Opinion and the data and analysis presented by Houlihan Capital to the Board), and (iv) in any litigation pertaining to matters relating to the Transaction and covered in the Opinion.

No opinion, counsel, or interpretation was intended or should be inferred with respect to matters that require legal, regulatory, accounting, insurance, tax, or other similar professional advice.

Furthermore, the Opinion does not address any aspect of the Board’s recommendation to its shareholders with respect to the adoption of the Transaction or how any shareholder of the Company should vote with respect to such adoption or the statutory or other method by which the Company is seeking such vote in accordance with the terms of the Transaction, applicable law, and the Company’s organizational instruments.

This Opinion is delivered to each recipient subject to the conditions, scope of engagement, limitations and understandings set forth in the Opinion and subject to the understanding that the obligations of Houlihan Capital and any of its affiliates in the Transaction are solely corporate obligations, and no officer, director, principal, employee, affiliate, or member of Houlihan Capital or their successors or assigns shall be subjected to any personal liability whatsoever (other than for intentional misconduct, bad faith, fraud, or gross negligence), nor will any such claim be asserted by or on behalf of the Company or its affiliates against any such person with respect to the Opinion other than Houlihan Capital.

We have relied upon and assumed, without independent verification, the accuracy, completeness and reasonableness of the financial, legal, tax, and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering an opinion. In addition, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or Target, nor, except as stated herein, have we been furnished with any such evaluation or appraisal. We have further relied upon the assurances and representations from Company Management that they are unaware of any facts that would make the information provided to us to be incomplete or misleading in any material respect for the purposes of the Opinion. We have not assumed responsibility for any independent verification of this information, nor have we assumed any obligation to verify this information. Nothing has come to our attention in the course of this engagement which would lead us to believe that (i) any information provided to us or assumptions made by us are insufficient or inaccurate in any material respect or (ii) it is unreasonable for us to use and rely upon such information or make such assumptions.

Several analytical methodologies were considered, and a subset of those were employed, in arriving at the Opinion. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. Houlihan Capital did not attribute any particular weight to any single analysis or factor, but instead, made certain qualitative and subjective judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by us and in the context of the circumstances of the Transaction. Accordingly, Houlihan Capital believes that its analyses must be considered as a whole, because considering any portion of such analyses and factors, without considering all analyses and factors in their entirety, could create a misleading or incomplete view of the process underlying, and used by Houlihan Capital as support for, the conclusion set forth in the Opinion.

In our analysis and in connection with the preparation of the Opinion, Houlihan Capital has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Transaction. Houlihan Capital’s Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of the Opinion. Houlihan Capital is under no obligation, to update, revise, reaffirm or withdraw the Opinion, or otherwise comment on or consider events occurring after the date of the Opinion.

The Opinion is our only formal written opinion as to whether, as of the date of such Opinion, whether or not favorable, to the Board as to whether, that the consideration to be issued or paid in the Transaction is fair from a financial point of view to the Company and the shareholders of the Company. The Opinion does not constitute a recommendation to proceed with the Transaction. Houlihan Capital was not requested to opine as to, and the Opinion does not address, the (i) underlying business decision of Company, its shareholders, or any other party to proceed with or effect the proposed Transaction, (ii) financial fairness of any aspect of the proposed Transaction not expressly addressed in the Opinion, (iii) terms of the Transaction (except as expressly addressed herein), including, without limitation, the closing conditions and any of the other provisions thereof, (iv) fairness of any portion or aspect of the proposed Transaction to the holders of any securities, creditors, or other constituencies of the Company, or any other party, other than those set forth in the Opinion, (v) relative corporate or other merits of the proposed Transaction as compared to any alternative business strategies that might exist for the Company, or (vi) tax, accounting, or legal consequences of the proposed Transaction to either the Company, its shareholders, or any other party.

Houlihan Capital, a Financial Industry Regulatory Authority (FINRA) member, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, private placements, bankruptcy, capital restructuring, solvency analyses, stock buybacks, and valuations for corporate and other purposes. Neither Houlihan Capital, nor any of its principals, has any ownership or other beneficial interests in the Company or Target and has provided no previous investment banking or consulting services to the Company or Target.

Houlihan Capital has received and is receiving a fee from the Company relating to its services in providing the Opinion that is not contingent on the consummation of the proposed Transaction.

In an engagement letter dated June 21, 2024, Client has agreed to indemnify Houlihan Capital for certain specified matters in connection with Houlihan Capital’s services relating to the Opinion.

Subject to the foregoing qualifications, assumptions, and limitations, as of the date hereof, it is

Houlihan Capital’s opinion that the consideration to be issued or paid in the Transaction is fair from a financial point of view to the Company and the shareholders of the Company. The Opinion was unanimously approved by the Fairness Opinion Committee of Houlihan Capital.

Respectfully submitted,

Houlihan Capital, LLC

ANNEX C-2 - InteleK’s Opinion

FAIRNESS OPINION LETTER

110 North Wacker Drive, Chicago, Illinois, 60606

Tel: +1 312 800 1924 | intelekbusinessvaluations.com

PRIVILEGED AND CONFIDENTIAL

August 7, 2024

Marcia Kull

Special Committee of the Board of Directors

FORZA X1, INC.

3101 S. US-1 Ft.

Pierce, Florida

Ladies and Gentlemen:

Fairness Opinion.

At your request and pursuant your authorization, InteleK Business Valuations & Advisory Pty Ltd (“InteleK”) has been engaged in connection with a proposed transaction (the “Proposed Transaction”) to render an opinion regarding the fairness from a financial point of view (the “Fairness Opinion” letter) of a potential business combination transaction (the “Transaction” and/or “Merger”), to the shareholders of Forza X1, Inc. as of August 7, 2024.

The Proposed Transaction is intended to combine:

(i)	Forza X1, Inc., a Delaware corporation listed on the Nasdaq Capital Market under the symbol FRZA (“Forza”), and

(ii)	Twin Vee Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Twin Vee Powercats Co (“Merger Sub”).

InteleK Business Valuations & Advisory Pty Ltd (“InteleK”) has determined that the Merger (as defined in the Agreement) is fair from a financial point of view to Forza X1, Inc. and its respective shareholders. Rendering the Fairness Opinion is based on the closing of the Proposed Transaction (the “Closing”) on or before September 16, 2024.

The Transaction.

Forza and Twin Vee intend to effect a merger of Merger Sub with and into Forza. Upon consummation of the Merger, Merger Sub will cease to exist, and Forza will become a wholly owned subsidiary of Twin Vee Powercats Co (“Twin Vee”).

The Transaction is based on an Agreement and Plan of Merger, wherein Forza is entering into the agreement to merge with Merger Sub and Forza shareholders will be issued common shares in Twin Vee in return for ownership of 100% of Forza (collectively the “Agreement”), and upon the terms and subject to the conditions set forth in the Agreement, and in accordance with the Delaware General Corporation Law (the “Delaware Law”), a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

Twin Vee currently owns 7,000,000 shares of common stock of Forza. The holders of Forza common stock will receive in the merger 0.611666275 shares of Twin Vee common stock in exchange for every share of Forza common stock they own, such that 5,355,000 shares of Twin Vee Common Stock are issued in the Merger to Forza stockholders such that immediately after the Merger, Forza stockholders will own 36% of Twin Vee’s Common Stock and the stockholders of Twin Vee immediately prior to the Effective Time will own immediately after the Merger 64% of Twin Vee´s outstanding Common Stock (no fractional shares of Twin Vee Common Stock shall be issued in connection with the Merger).

All Forza Options outstanding immediately prior to the Effective Time under the Equity Incentive Plan and all Forza Warrants outstanding immediately prior to the Effective Time shall be exchanged for options to purchase Twin Vee Common Stock, or warrants to purchase Twin Vee Common Stock, as applicable.

The capital stock of Forza consists of:

(i)	authorized stock of 100,000,000 shares of common stock. There are 15,754,774 shares of outstanding Forza common stock,

(ii)	there are 29,226 shares of Forza Common Stock held in treasury by Forza X1, Inc.,

(iii)	no shares of Preferred Stock were issued and outstanding,

(iv)	Forza had outstanding warrants to purchase 172,500 shares of common stock issuable at a weighted-average exercise price of $6.25 per share that were issued to the representative of the underwriters on August 16, 2022 in connection with Forza’s IPO. The Company also had outstanding warrants to purchase 306,705 shares of common stock issuable at a weighted-average exercise price of $1.88 per share that were issued to the representative of the underwriters on June 14, 2023 in connection with Forza’s secondary offering,

(v)	Forza has outstanding options to purchase 1,105,500 shares of common stock at a weighted-average exercise price of $2.53 in connection with its Stock Incentive Plan,

(vi)	Forza has reserved 2,679,214 shares of Forza Common Stock for issuance under the Stock Incentive Plan.

Financial Analyses.

The following is a summary of the material financial analyses delivered by InteleK to the Forza Board of Directors in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by InteleK, nor does the order of analyses described represent relative importance or weight given to those analyses by InteleK. Some of the summaries of the financial analyses include information presented in tabular and graphic format. The tables and graphs must be read together with the full text of each summary and are alone not a complete description of InteleK’s financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market information, is based on market data as it existed on or before August 7, 2024, and is not necessarily indicative of current market conditions.

Historical Exchange Ratio Analysis. InteleK reviewed the historical trading prices for Twin Vee common stock and Forza common stock for the 1-month and 3-month periods prior to August 7, 2024. InteleK calculated historical average exchange ratios over the 1-month and 3-month periods by first dividing the closing price per share of Forza common stock on each trading day during the period by the closing price per share of Twin Vee common stock on the same trading day, and subsequently analyzing the descriptive statistics of these daily historical exchange ratios over such periods. The following section presents the results of this analysis:

Source: Prepared by InteleK using data from Yahoo Finance.

Source: InteleK analysis.

Price Evolution Twin Vee
0.95
0.85
0.75
0.65
0.55
0.45
0.35
0.25
5/13/2024
5/20/2024
5/27/2024
6/3/2024
6/10/2024
6/17/2024
6/24/2024
7/1/2024
7/8/2024
7/15/2024
7/22/2024
7/29/2024
8/5/2024
Close

Source: Prepared by InteleK using data from Yahoo Finance.

Source: InteleK analysis.

Source: InteleK analysis and Yahoo Finance.

The evolution of the historical exchange ratios and relevant statistics are presented below:

Source: InteleK analysis.

Source: InteleK analysis.

This analysis indicated that the implied price per share to be paid to Forza stockholders based on the exchange ratio of 0.611666275 shares of Twin Vee for one share of Forza pursuant to the Merger Agreement is fair from a financial point of view. The proposed exchange ratio accurately approximates the average observed exchange ratios over the multiple, relevant periods of analysis.

In accordance with the Business Valuation Standards of the American Society of Appraisers (“ASA”), “fair market value,” as used herein, represents the price at which the property would change hands between a hypothetical willing and able buyer and a hypothetical willing and able seller, acting at arm’s length in an open and unrestricted market, when neither is under compulsion to buy or sell and when both have reasonable knowledge of the relevant facts.

Relatedly and as discussed in the Statement of Financial Accounting Standard No. 820 Fair Value Measurement (“FASB 820”), a fair value hierarchy exists to evaluate and rank the reliability of inputs that reflect assumptions used as a basis for determining fair value. FASB 820 emphasizes that valuation approaches (income, market, and cost) used to measure the fair value of an asset or liability should maximize the use of observable inputs, that is, inputs that reflect the assumptions market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the reporting entity. The FASB 820 also requires companies to use actual market data, when available, or models, when unavailable. For example, Section 820-10-35-6 states that “if there is a principal market for the asset or liability, the fair value shall represent the price in that market, even if the price in a different market is potentially more advantageous at the measurement date.”

Based on our analysis of Forza’s financial performance and position, there is no basis to deviate from the fair value hierarchy when determining the fair value/fair market value of Forza’s common stock. As a result, a quoted price in an active market provides the most reliable evidence of fair value and should be used to measure fair value/fair market value, as evidenced below.

Income Approach Analysis. Forza is in a pre-revenue stage of development and has exhibited operating losses in recent years. The high level of uncertainty surrounding Forza’s expected financial performance makes it impossible to estimate its level of sustainable economic income with reasonable confidence. As a result, any estimation of fair market value under the income approach is less reliable than the use of quoted prices in active markets.

Market Approach Analysis. Forza is in a pre-revenue stage of development and has exhibited operating losses in recent years. The market approach requires the existence of a positive base on which to apply observed market multiples. In the absence of such a positive base, either sales or profits, and in the absence of truly comparable companies or transactions in the public or private markets, any estimation of fair market value under the market approach is less reliable than the use of quoted prices in active markets.

Asset Approach Analysis. The asset approach provides an indication of value by developing an “economic balance sheet”. All the assets of the business are identified and listed on the balance sheet and all the business’s liabilities are brought to their current value as of the relevant date of analysis. The difference between the economic values of the assets and the economic values of the liabilities is an indication of the equity value under this valuation approach. Forza’s economic value is mainly comprised of cash and real estate. InteleK relied upon a property appraisal developed by an independent party who concluded that the fair market value of the Company’s real estate was approximately $4.80 million. This method was deemed less reliable than the use of quoted prices in active markets given the material amount of operating losses over multiple periods and the illiquid nature of Forza’s property which implies an extended timeframe for liquidation and higher costs that cannot be easily calculated beforehand.

Since the end of 2023 to August 7, 2024, 16.80 million shares of Forza have been traded; this is more than double the shares owned by Forza´s controlling shareholder. The trading volume for shares not yet owned by Twin Vee is considered significant to incorporate relevant information, as demonstrated by the stock price behavior.

In addition to the above, Forza’s shareholders should note that the outright sell of a large block of common stock may carry a significant market impact. The Average Daily Volume (“ADV”) of Forza shares was 59,745 in the 1-month period and 217,428 in the 3-month period. While there is liquidity in the stock, it is variable and volatile. Therefore, such a type of liquidity of Forza’s stock implies that any shareholders trying to sell a significant stake could experience material price discounts (liquidity risk) and given the extended time necessary for the market to absorb a large block of common stock they may be subject to heightened volatility and changes in market conditions (market risk).

The preparation of a Fairness Opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying InteleK’s opinion. In arriving at its fairness determination, InteleK considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, InteleK made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. InteleK prepared these analyses to provide its opinion to the Forza Board of Directors as to the fairness from a financial point of view of the transaction consideration to be paid to the holders of Forza common stock (other than Twin Vee and its affiliates) taken in the aggregate, pursuant to the Merger Agreement.

These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Forza, Twin Vee, InteleK, or any other person assumes responsibility if future results are materially different from those forecasts.

The transaction consideration was determined through arm’s-length negotiations between Forza and Twin Vee. InteleK provided advice to Forza during these negotiations. InteleK did not, however, recommend any specific amount of transaction consideration to Forza Board of Directors or that any specific amount of transaction consideration constituted the only appropriate transaction consideration for the contemplated transaction.

As described above, InteleK’s opinion to the Forza Board of Directors was one of many factors taken into consideration by the Forza Board of Directors in making its determination to approve the Merger Agreement. The summary herein does not purport to be a complete description of the analyses performed by InteleK in connection with the Fairness Opinion and is qualified in its entirety by reference to the written opinion of InteleK herein.

InteleK’s Opinion.

InteleK provides fairness opinions to boards of directors, special committees, and other fiduciaries in connection with mergers, acquisitions, divestitures, and other material transactions. By analyzing the financial aspects of a transaction, we assist in the fulfillment of fiduciary duties and decision-making.

In connection with this opinion, we have reviewed, among other things,

●	The Merger Agreement;

●	Annual Reports on Form 10-K of Forza X1, Inc. for the fiscal years ended December 31, 2022 and December 31, 2023;

●	Form 10-Q Quarterly Reports on Form 10-Q of Forza X1, Inc. for the first quarter of 2024

●	Form 8K filings of material events of Forza X1, Inc.; and

●	Certain internal financial analyses and forecasts for Forza X1, Inc. pro-forma for the Transaction, as prepared by the management of Forza and approved for our use by Forza X1, Inc.

We have also held discussions with members of the senior management of Forza X1, Inc. regarding their:

●	Assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations, financial condition, and future prospects of Forza X1, Inc.;

●	Reviewed the reported price and trading activity for the common stock of Forza and Twin Vee;

●	Performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of:

●	All of the financial, legal, regulatory, tax, accounting, and other information provided to, discussed with, or reviewed by, us, without assuming any responsibility for independent verification thereof, and

●	In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Forza X1, Inc.

We have assumed that:

●	All governmental, regulatory, or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on Forza, Twin Vee, or on the expected benefits of the Transaction in any way meaningful to our analysis.

●	The Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

What we have not done:

●	Our opinion does not address the underlying business decision of the Company to engage in the Transaction or the relative merits of the Transaction as compared to any strategic alternatives that may be available to Forza and Twin Vee; nor does it address any legal, regulatory, tax, or accounting matters.

●	We were not requested to solicit and did not solicit interest from other parties with respect to an acquisition of, or other business combination with, Forza, Twin Vee, or any other alternative transaction.

●	We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, any allocation of the consideration payable pursuant to the Agreement, including among the holders of common stock, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of Forza.

●	We do not express any view on the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors, or employees of Forza and Twin Vee, or class of such persons, in connection with the Transaction, whether relative to the Consideration to be paid to the holders of Shares, taken in the aggregate, pursuant to the Agreement or otherwise.

●	We are not expressing any opinion as to the prices at which shares of Forza and Twin Vee will trade at any time or as to the impact of the Transaction on the solvency or viability of Forza, Merger Sub, or Twin Vee, or the ability of Forza, Merger Sub, or Twin Vee to pay their respective obligations when they come due.

●	Our opinion is necessarily based on economic, monetary, market, and other conditions as in effect on and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising, or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof.

●	Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of Forza in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to whether or not any shareholders should tender such Shares in connection with the Transaction or how any holder of Shares should vote with respect to the Merger or any other matter.

●	We did not perform any analysis as to the tax consequences of the Transaction and nothing contained herein should be construed as advice or an opinion with regard to tax matters.

●	Furthermore, no opinion, counsel, or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax, or other similar professional advice. It is assumed that such opinions, counsel, or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with your consent, upon Forza and their respective advisers, as to all legal, regulatory, accounting, insurance, and tax matters with respect to Forza and the Transaction.

●	This Opinion is not intended to be, and does not constitute, a recommendation to the Board of Directors to proceed with the Transaction. This Opinion relates solely to the question of the fairness of the Transaction, from a financial point of view, to Forza shareholders. This Opinion should not be construed as creating any fiduciary duty on our part to any person.

InteleK Qualifications.

This Opinion was prepared by an appraiser with significant experience valuing assets of various types. The appraiser is a Chartered Financial Analyst (“CFA”) as granted by the CFA Institute, an Accredited Senior Appraiser (“ASA”) as granted by the American Society of Appraisers, a Chartered Alternative Investment Analyst (“CAIA”) as granted by the CAIA Association, and a Professional Risk Manager (“PRM”) as granted by the Professional Risk Managers’ International Association. The appraiser’s statements and conclusions contained in this report are subject to both the Code of Ethics of the American Society of Appraisers, and to the Uniform Standards of Professional Appraisal Practices (“USPAP”) guide as administrated by The Appraisal Foundation and authorized by the United States Congress as the source of appraisal standards and appraiser qualifications. This Opinion was prepared with consideration and application of applicable federal or state statutes and appraisal rules.

Mikhail Munenzon is the Managing Director of InteleK. He is an expert in finance with a broad range of academic and professional experience gained over more than 20 years in the industry and global markets. His focus is on complex valuations and valuation of complex instruments for property tax, M&A, litigation, partnership disputes, portfolio investment valuation and fair value measurements (e.g., ASC 820) and other purposes, including public and private securities, complex securities, and Monte Carlo simulations. His clients included multiple members of the Fortune 500 list who faced complex compliance and litigation risks, including multi-million dollar valuation disputes with city and state tax authorities. He also serves as Professor of Finance at Illinois Wesleyan University (one of the top liberal arts universities in the Midwest), where he brings his practitioner perspective to his teaching and mentoring of students on financial statement analysis, investments, portfolio management, valuation, and other topics. He received his undergraduate degree in engineering with the highest honors (GPA: 4.0) from Columbia University and his graduate degree in international finance and economics with the highest honors (GPA: 4.0) from Columbia University. Before InteleK, he worked at startups, boutique firms and established financial institutions such as JP Morgan and the Federal Reserve Bank of New York. He has also successfully conducted and published his research, ranking him in the top 2% of authors of the Social Science Research Network (SSRN), the largest research publishing platform for the social sciences.

Conclusion.

The SEC requires that Form S-4 contain information regarding the terms of the transaction, risk factors, ratios, pro-forma financial information, and material contracts with the company being acquired. This opinion may be included in Form S-4.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the consideration to be paid to the holders of shares in Forza, taken in the aggregate, pursuant to the Agreement, is fair from a financial point of view to such holders. This opinion addresses only the fairness from a financial point of view to the holders of shares, as of the date hereof, of the consideration to be paid to such holders, taken in the aggregate, pursuant to the Agreement.

Respectfully,

Mikhail Munenzon

InteleK Business Valuations & Advisory Pty Ltd

ANNEX D - Twin Vee 2021 Plan Amendment

AMENDMENT NO. 1 TO THE

TWIN VEE POWERCATS CO.

AMENDED AND RESTATED 2021 STOCK INCENTIVE PLAN

This Amendment No. 1 (the “Amendment”) to the Twin Vee PowerCats Co. Amended and Restated Stock Incentive Plan (the “Plan”), is hereby adopted this day of [●], 2024, by the Board of Directors (the “Board”) of Twin Vee PowerCats Co. (the “Company”). All capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings set forth in the Plan.

WITNESETH:

WHEREAS, the Company adopted the Plan for the purposes set forth therein; and

WHEREAS, pursuant to Section 17.2 of the Plan, the Board has the right to amend the Plan with respect to certain matters, provided that any increase in the number of shares of Common Stock available under the Plan shall be subject to the approval of the Company’s stockholders; and

WHEREAS, the Board has approved and authorized this Amendment to the Plan and has recommended that the stockholders of the Company approve this Amendment.

NOW, THEREFORE, BE IT RESOLVED, that the Plan is hereby amended, subject to and effective as of the date of stockholder approval hereof, in the following particulars:

The first sentence of Section 4.1(a) of the Plan is hereby amended so it reads in its entirety as follows:

“Subject to adjustment pursuant to Section 4.3 hereof, the maximum aggregate number of shares of Common Stock which may be issued under all Awards granted to Participants under the Plan shall be 3,171,800 shares (the “Initial Limit”), all of which may, but need not, be issued in respect of Incentive Stock Options.”

Except as specifically set forth herein, the terms of the Plan shall be and remain unchanged, and the Plan as amended shall remain in full force and effect.

The foregoing is hereby acknowledged as being Amendment No. 1 to the Twin Vee PowerCats Co. Amended and Restated Stock Incentive Plan, as adopted by the Board on [●], 2024, and approved by the Company’s stockholders on [●], 2024.

TWIN VEE POWERCATS CO.

By:	/s/ Joseph C. Visconti
Name:	Joseph C. Visconti
Title:	Chief Executive Officer